Filed Pursuant to Rule 424(b)(3)

Registration No. 333-197985

Joint Proxy Statement/Prospectus

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On March 18, 2014, Salisbury Bancorp, Inc. (“SAL”), Salisbury Bank and Trust Company (“SBT”) and Riverside Bank (“Riverside”), entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the merger of Riverside into SBT (which we refer to as the “merger”). Based on financial results as of June 30, 2014, the combined institution would have approximately $847 million in total assets, $648 million in net loans, and $705 million in total deposits. In addition, upon consummation of the merger, the combined institution will have thirteen (13) full service branch offices across Connecticut, Massachusetts, and New York.

In the merger, each share of Riverside common stock (except for specified shares of Riverside common stock held by Riverside) will be converted into the right to receive 1.35 shares of SAL common stock (which we refer to as the “exchange ratio”). Although the number of shares of SAL common stock that Riverside shareholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of SAL common stock and will not be known at the time Riverside shareholders vote on the merger. Based on the closing price of SAL’s common stock on the NASDAQ Capital Market on March 18, 2014, the last trading day before public announcement of the merger, the exchange ratio represented approximately $36.86 in value for each share of Riverside common stock and on September 11, 2014, the latest practicable trading day before the date of this document, the exchange ratio represented approximately $39.42 in value for each share of Riverside common stock. We urge you to obtain current market quotations for SAL (trading symbol “SAL”).

Based on the current number of shares of Riverside common stock outstanding and reserved for issuance under employee benefit plans, SAL expects to issue approximately 1.1 million shares of common stock to Riverside shareholders in the aggregate upon completion of the merger. The Riverside shareholders as a group will own approximately 37% of the combined institution following the merger.

Riverside and SAL will each hold a special meeting of its shareholders. Each company’s shareholders will be asked to vote to approve matters related to the merger, as described in the attached joint proxy statement/prospectus. Approval of the merger agreement requires the affirmative vote of at least two-thirds outstanding shares of Riverside common stock.

The special meeting of Riverside shareholders will be held on October 29, 2014 at The Poughkeepsie Grand Hotel, 40 Civic Center Plaza, Poughkeepsie, New York, 12601 at 10:30 a.m. local time.

Riverside’s board of directors unanimously recommends a vote “FOR” the approval of the merger agreement and “FOR” the other matters to be considered at the Riverside special meeting.

The special meeting of SAL shareholders will be held on October 29, 2014 at Hotchkiss School (Griswold Science Building, located off Route 41), 11 Interlaken Road, Lakeville, Connecticut 06039, at 4:00 p.m. local time.

SAL’s board of directors unanimously recommends a vote “FOR” the merger agreement, including the issuance of SAL common stock as merger consideration; “FOR” the approval of the amendment to its certificate of incorporation to increase its shares of authorized common stock and increase the number of directors; and “FOR” the other matters to be considered at the SAL special meeting.

This joint proxy statement/prospectus describes the special meetings of Riverside and SAL, the merger, the documents related to the merger and other related matters. Please carefully read this entire joint proxy statement/prospectus, including “Risk Factors,” beginning on page 20, for a discussion of the risks relating to the proposed merger. You also can obtain information about SAL from documents that it has filed with the Securities and Exchange Commission.

Richard J. Cantele, Jr.	John M. Davies
President and CEO	President and CEO
Salisbury Bancorp, Inc.	Riverside Bank

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either SAL or Riverside, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is September 12, 2014, and it is first being mailed or otherwise delivered to the shareholders of SAL and Riverside on or about September 19, 2014.

5 Bissell Street, P.O. Box 1868, Lakeville, CT 06039

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON

October 29, 2014

To the Shareholders of Salisbury Bancorp, Inc.:

Salisbury Bancorp, Inc. will hold a special meeting of shareholders at 4:00 p.m. local time, on Wednesday, October 29, 2014, at Hotchkiss School (Griswold Science Building, located off Route 41), 11 Interlaken Road, Lakeville, Connecticut 06039 to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger dated as of March 18, 2014, by and among Salisbury Bank and Trust Company, Salisbury Bancorp, Inc., and Riverside Bank, pursuant to which Riverside will merge with and into SBT and pursuant to which SAL will issue shares of SAL common stock as merger consideration, as more fully described in the attached joint proxy statement/prospectus (which we refer to as the “SAL merger proposal”);
•	a proposal to approve the amendment to SAL’s certificate of incorporation to increase SAL’s authorized common stock and to eliminate the minimum and maximum number of directors on the SAL board (which we refer to as the “SAL certificate of amendment proposal”);
•	a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to adopt and approve the merger agreement (which we refer to as the “SAL adjournment proposal”); and
•	such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

We have fixed the close of business on September 5, 2014 as the record date for the special meeting. Only SAL common shareholders of record at that time are entitled to notice of, and to vote at, the SAL special meeting, or any adjournment or postponement of the SAL special meeting. Approval of the SAL merger proposal and the SAL certificate of amendment proposal require the affirmative vote of at least a majority of the outstanding shares of SAL common stock. Approval of the SAL adjournment proposal also requires the affirmative vote of a majority of the shares present or represented at the special meeting and entitled to vote on the matter.

SAL’s board of directors has unanimously adopted the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of SAL common stock as merger consideration, are advisable and in the best interests of SAL and its shareholders, and unanimously recommends that SAL shareholders vote “FOR” the SAL merger proposal, “FOR” the SAL adjournment proposal, and “FOR” the SAL certificate of amendment proposal.

Your vote is very important. We cannot complete the merger unless SAL’s common shareholders approve the SAL merger proposal and approve the amendment to SAL’s certificate of incorporation to increase SAL’s authorized common stock. If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank or broker with respect to the SAL merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Regardless of whether you plan to attend the SAL special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of SAL, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

The enclosed joint proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

Shelly L. Humeston

Secretary

Lakeville, Connecticut

September 12, 2014

11 Garden Street, Poughkeepsie, NY 12601

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON

October 29, 2014

To the Shareholders of Riverside Bank:

Riverside Bank will hold a special meeting of shareholders at 10:30 a.m. local time, on Wednesday, October 29, 2014, at The Poughkeepsie Grand Hotel, 40 Civic Center Plaza, Poughkeepsie, New York, 12601 to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger dated as of March 18, 2014, by and among Salisbury Bank and Trust Company, Salisbury Bancorp, Inc., and Riverside Bank, pursuant to which Riverside will merge with and into SBT, as more fully described in the attached joint proxy statement/prospectus (which we refer to as the “Riverside merger proposal”);
•	a proposal to adjourn the Riverside special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Riverside merger proposal (which we refer to as the “Riverside adjournment proposal”);
•	to transact such other business as may properly come before the meeting or any adjournment thereof.

We have fixed the close of business on September 5, 2014 as the record date for the special meeting. Only Riverside common shareholders of record at that time are entitled to notice of, and to vote at, the Riverside special meeting, or any adjournment or postponement of the Riverside special meeting.

Riverside’s board of directors has adopted the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Riverside and its shareholders, and unanimously recommends a vote “FOR” the Riverside merger proposal, and “FOR” the Riverside adjournment proposal.

Your vote is very important. We cannot complete the merger unless Riverside’s common shareholders approve the merger agreement. If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank or broker with respect to the Riverside merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Regardless of whether you plan to attend the Riverside special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of Riverside, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

The enclosed joint proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

John M. Davies

President and Chief Executive Officer

Poughkeepsie, New York

September 12, 2014

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus provides a detailed description of the merger, the merger agreement and related matters, as well as important business and financial information about Salisbury Bancorp, Inc. and Riverside Bank. We urge you to read the joint proxy statement/prospectus, including any documents incorporated by reference from other documents filed with or furnished to the SEC by SAL into the proxy statement/prospectus, and its appendices carefully and in their entirety. You can obtain any of the documents filed with or furnished to the SEC by SAL at no cost from the SEC’s website at www.sec.gov. You may also request copies of such documents at no cost by contacting the appropriate company at the address and telephone numbers provided below. If you have any questions concerning the merger, the other meeting matters or the proxy statement/prospectus, or need assistance voting your shares, please contact the appropriate company at the following address or telephone number listed below:

Riverside Bank 11 Garden Street Poughkeepsie, NY 12601 Attn: John M. Davies, President and CEO Telephone: 845-454-5511	Salisbury Bancorp, Inc. 5 Bissell Street P.O. Box 1868 Lakeville, CT 06039 Attn: Shelly L. Humeston, Secretary Telephone: 860-435-9801

Please do not send your stock certificates at this time. Riverside shareholders will be sent separate instructions regarding the surrender of their stock certificates.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated September 12, 2014, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Riverside shareholders or SAL shareholders, nor the issuance by SAL of shares of SAL common stock in connection with the merger, will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Riverside has been provided by Riverside and information contained in this document regarding SAL has been provided by SAL.

See “Where You Can Find More Information” for more details.

TABLE OF CONTENTS
		Page
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS		1

SUMMARY		7
The Companies		7
The Special Meeting of Shareholders of Riverside		7
The Special Meeting of Shareholders of SAL		8
The Merger and the Merger Agreement		9

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION		13

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS		19

RISK FACTORS		20

INFORMATION ABOUT THE COMPANIES		24
Salisbury Bancorp, Inc. and Salisbury Bank and Trust Company		24
Riverside Bank		24

SPECIAL MEETING OF SHAREHOLDERS OF RIVERSIDE		25
Date, Time and Place of the Special Meeting		25
Purpose of the Special Meeting		25
Recommendation of the Board of Directors of Riverside		25
Record Date; Outstanding Shares; Shares Entitled to Vote		25
Quorum; Vote Required		25
Share Ownership of Management; Voting Agreements		26
Voting of Proxies		26
How to Revoke Your Proxy		26
Voting in Person		27
Abstentions and Broker Non-Votes		27
Proxy Solicitation		27
Stock Certificates		27

RIVERSIDE PROPOSALS		28
Proposal No. 1 - To Approve the Riverside Merger Proposal		28
Proposal No. 2 - To Approve the Riverside Adjournment Proposal		28

SPECIAL MEETING OF THE SHAREHOLDERS OF SAL		29
Date, Time and Place of the Special Meeting		29
Purpose of the Special Meeting		29
Recommendation of the Board of Directors of SAL		29
Record Date; Outstanding Shares; Shares Entitled to Vote		29
Quorum; Vote Required		29
Share Ownership of Management		30
Voting of Proxies		30
How to Revoke Your Proxy		30
Voting in Person		31
Abstentions and Broker Non-Votes		31
Proxy Solicitation		31

SAL PROPOSALS		32
Proposal No. 1 - To Approve the SAL Merger Proposal		32
Proposal No. 2 - To Approve the SAL Certificate of Amendment Proposal		32
Proposal No. 3 - To Approve the SAL Adjournment Proposal		32

THE MERGER		34
General		34
Background of the Merger		34
Riverside's Reasons for the Merger		37
SAL's Reasons for the Merger		38
Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Riverside		39
Opinion of Sterne, Agee & Leach, Financial Advisor to SAL		51
Interests of Riverside's Directors and Executive Officers		59
New Employment Agreements with Certain Riverside Officers		60
Other Employment and Change in Control Agreements		64
Riverside Stock Options		64
Material U.S. Federal Income Tax Consequences of the Merger		65
Accounting Treatment		67
Regulatory Approvals		67
Dissenters' Rights of Riverside Shareholders		68
Restrictions on Sale of Shares by Certain Affiliates		70
Stock Exchange Listing		70

THE MERGER AGREEMENT		71
Structure		71
Effective Time and Timing of Closing		71
Consideration to be Received in the Merger		71
Exchange of Certificates; Dividends		71
Treatment of Riverside Stock Options		72
Representations and Warranties		72
Conduct of Business Pending the Merger		73
Riverside Shareholders' Meeting		76
SAL Shareholders' Meeting		76
No Solicitation		76
Employee Matters		77
Indemnification and Insurance		77
Voting Agreements		77
Additional Agreements		78
Conditions to the Merger		78
Termination of the Merger Agreement		80
Termination Fee and Termination Expenses		80
Amendment, Waiver and Extension of the Merger Agreement		81
Expenses		81
Specific Performance		81

MARKET PRICES AND DIVIDEND INFORMATION OF SAL AND RIVERSIDE		82
Market Prices		82
Dividends		83
Securities Authorized for Issuance Under Equity Compensation Plans		83

INFORMATION ABOUT RIVERSIDE		84
Business		84
General		84
New York Banking Laws and Supervision		84
Federal Regulations		85

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF RIVERSIDE		91
Employees		103
Properties		104
Legal Proceedings		104
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure		104

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		105
Riverside		105
SAL		105

BOARD OF DIRECTORS AND MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER		107
Directors and Executive Officers of the Combined Company Following the Merger		107
SAL's Board of Directors Independence		110
Executive Compensation of SAL		114
Supplemental Retirement Agreement		118
Executive Compensation of Riverside		118
Board of Directors Compensation - SAL		120
Directors' Fees - SAL		120
Board of Directors Compensation - Riverside		121
Directors' Fees - Riverside		121
Transactions with Management and Others - SBT and SAL		121
Transactions with Management and Others - Riverside		121
Indebtedness of Management and Others - SBT and SAL		121
Indebtedness of Management and Others - Riverside		121

DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS		122
SAL's Common Stock		122
Riverside's Common Stock		122
Certificate of Incorporation and Bylaw Provisions		123
Applicable Law		128

LEGAL MATTERS		130

EXPERTS		130

WHERE YOU CAN FIND MORE INFORMATION		131

FUTURE SHAREHOLDER PROPOSALS		132

INDEX TO RIVERSIDE'S FINANCIAL STATEMENTS		FS-1

INDEPENDENT AUDITOR'S REPORT		FS-2

RIVERSIDE FINANCIAL STATEMENTS		FS-3

Appendix A	Agreement and Plan of Merger	A-1
Appendix B	Sections 604 and 6022 of the New York Banking Law - Rights of Dissenting Shareholders and Procedure to Enforce Shareholder’s Right to Receive Payment for Shares	B-1
Appendix C	Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Riverside	C-1
Appendix D	Opinion of Sterne, Agee & Leach, Inc., Financial Advisor to SAL	D-1
Appendix E	Form of Certificate of Amendment to SAL Certificate of Incorporation	E-1
Appendix F	Form 10-K for Fiscal Year Ended December 31, 2013	F-1
Appendix G	Form 10-Q for Quarter Ended June 30, 2014	G-1

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the SAL and Riverside special meetings. These questions and answers may not address all questions that may be important to you as a shareholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire joint proxy statement/prospectus, including the appendices, as well as the documents that have been incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information”.

Unless otherwise required by context, references in this joint proxy statement/prospectus to “SAL” refer to Salisbury Bancorp, Inc., references to “SBT” refer to Salisbury Bank and Trust Company, and references made to “Riverside” refer to Riverside Bank.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	SAL and Riverside have signed an agreement and plan of merger that is described in this joint proxy statement/prospectus pursuant to which Riverside will merge with and into SBT with SBT being the surviving bank. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A. In order to complete the merger, Riverside shareholders must vote to approve the merger agreement and SAL shareholders must vote to approve the merger agreement, including the issuance of SAL common stock as merger consideration, and to amend SAL’s certificate of incorporation to increase its shares of authorized common stock and to eliminate the minimum and maximum number of directors on the SAL board, and to provide that the number of directors shall be fixed from time to time by the board of directors. A copy of the certificate of amendment to the SAL certificate of incorporation is attached as Appendix E hereto. Riverside and SAL will each hold a special meeting of their respective shareholders to obtain such approvals. This joint proxy statement/prospectus contains important information about the merger, the merger agreement, the special meetings of Riverside and SAL shareholders, and other related matters, and you should read it carefully. The enclosed voting materials for the special meetings allow you to vote your shares of Riverside or SAL common stock without attending the special meeting in person.

We are delivering this joint proxy statement/prospectus to you as both a proxy statement of Riverside, a proxy statement of SAL, and a prospectus of SAL. It is a proxy statement because the board of directors of Riverside is soliciting proxies from its shareholders to vote on the approval of the merger agreement, including the issuance of shares of SAL common stock as merger consideration at a special meeting of shareholders, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. In addition, the board of directors of SAL is soliciting proxies from its shareholders to vote on the amendment to SAL’s certificate of incorporation to increase shares of authorized SAL common stock and to increase its number of directors contingent upon the merger. It is also a prospectus because SAL will issue SAL common stock to Riverside shareholders as consideration in the merger, and this prospectus contains information about that common stock.

Q:	What will I receive in the merger?

A:	Riverside Shareholders. If the merger agreement is approved and the merger is subsequently completed, Riverside shareholders will be entitled to receive 1.35 shares of SAL common stock for each outstanding share of Riverside common stock (other than stock held by Riverside or SAL) held at the time of the merger.

The value of the stock consideration is dependent upon the value of SAL common stock and therefore will fluctuate with the market price of SAL common stock.  Accordingly, any change in the price of SAL common stock prior to the merger will affect the market value of the stock consideration that Riverside shareholders will receive as a result of the merger.

SAL Shareholders.  SAL shareholders will continue to hold their existing shares, which will not change as a result of the merger.

Q:	What am I being asked to vote on?

A:	Riverside shareholders are being asked to vote on the following proposals:
	•	to approve the merger agreement by and among SBT, SAL and Riverside; and
	•	to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting

SAL shareholders are being asked to vote on the following proposals:
	•	to approve the merger agreement by and among SBT, SAL and Riverside and to approve the issuance of shares of SAL common stock as merger consideration;
	•	to approve the amendment to SAL’s certificate of incorporation to increase SAL’s authorized common stock and to eliminate the minimum and maximum number of directors on the SAL board;
	•	to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to adopt and approve the merger agreement; and
	•	such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

Q:	What will happen in the merger?

A:	In the proposed merger, Riverside will merge with and into Salisbury Bank and Trust Company, with Salisbury Bank and Trust Company being the surviving entity.

Q:	Will Riverside shareholders receive any fractional shares of SAL common stock as part of the merger consideration?

A:	No. SAL will not issue any fractional shares of SAL common stock in the merger. Instead, SAL will pay you the cash value of a fractional share measured by the average of the daily closing prices of SAL common stock on The NASDAQ Capital Market, or NASDAQ, for the five consecutive trading days ending on the third business day immediately prior to the closing date, rounded to the nearest whole cent.

Q:	What will happen to my shares of SAL common stock in the merger?

A:	Nothing. Each share of SAL common stock outstanding will remain outstanding as a share of SAL common stock.

Q:	What are the conditions to completion of the merger?

A:	The obligations of SAL and Riverside to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including, but not limited to, the receipt of required regulatory approvals, legal opinions delivered by tax counsel to SAL and Riverside, respectively, and approval of the merger agreement by Riverside shareholders and approval of the stock issuance by SAL shareholders to Riverside shareholders.

Q:	When do you expect the merger to be completed?

A:	We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining customary regulatory approvals and the approval of the merger agreement by Riverside shareholders at its special meeting and the approval of an increase in SAL’s authorized common stock and the issuance of SAL common stock as merger consideration by SAL shareholders at its special meeting. While we expect the merger to be completed in the fourth quarter of 2014, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:	What shareholder approvals are required to complete the merger?

A:	The merger cannot be completed unless two-thirds of the shares of Riverside common stock outstanding and entitled to vote at the company’s special meeting approve the merger agreement and a majority of the shares of SAL common stock outstanding and entitled to vote at SAL’s special meeting approve the merger agreement, the issuance of SAL common stock as merger consideration and the amendment of SAL’s certificate of incorporation.

Q:	Are there any shareholders already committed to voting in favor of the merger agreement?

A:	Yes. Each of the executive officers, directors and director nominees of Riverside individually have entered into an agreement with SAL to vote their shares of Riverside common stock in favor of the merger agreement and against any competing proposal. These shareholders held approximately 52.3% of Riverside’s outstanding common stock as of the date the merger agreement and voting agreements were executed and held 52.3% as of the record date for the special meeting of Riverside shareholders.

Q:	When and where are the special meetings?

A:	The special meeting of shareholders of Riverside will be held at The Poughkeepsie Grand Hotel, 40 Civic Center Plaza, Poughkeepsie, New York 12601 on October 29, 2014, at 10:30 a.m., local time.

The special meeting of shareholders of SAL will be held at Hotchkiss School (Griswold Science Building, located off Route 41), 11 Interlaken Road, Lakeville, Connecticut 06039 on October 29, 2014, at 4:00 p.m., local time.

Q:	Who is entitled to vote at the special meetings?

A:	You are entitled to receive notice of and to vote at the Riverside special meeting if you owned Riverside common stock at the close of business on September 5, 2014, which is the record date for the special meeting of Riverside shareholders. You will be entitled to one vote for each share of Riverside common stock that you owned as of the record date.

You are entitled to receive notice of and to vote at the SAL special meeting if you owned SAL common stock at the close of business on September 5, 2014, which is the record date for the special meeting of SAL shareholders.  You will be entitled to one vote for each share of SAL common stock that you owned as of the record date.

Q:	What constitutes a quorum for the special meetings?

A:	The quorum requirement for both the Riverside and SAL special meetings are the presence in person or by proxy of a majority of the total number of outstanding shares of common stock entitled to vote. Abstentions will be included in determining the number of shares present for determining the presence of a quorum. Broker non-votes will be counted for this purpose only if the beneficial owner of such shares has instructed the bank or broker how to vote with respect to at least one matter before the meeting.

Q:	How does the board of directors of Riverside recommend I vote?

A:	After careful consideration, Riverside’s board of directors unanimously recommends that Riverside shareholders vote “FOR” approval of the Riverside merger proposal and “FOR” the Riverside adjournment proposal, if necessary.

Q:	How does the board of directors of SAL recommend I vote?

A:	After careful consideration, SAL’s board of directors unanimously recommends that SAL shareholders vote “FOR” approval of the SAL merger proposal; “FOR” approval of the SAL certificate of amendment proposal; and “FOR” the SAL adjournment proposal, if necessary.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement?

A:	Yes. You should read and carefully consider the risk factors set forth in the section in this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 20 as well as the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section of this joint proxy statement/prospectus titled “Cautionary Note Concerning Forward-Looking Statements” on page 19.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained and incorporated by reference in this joint proxy statement/prospectus, including its appendices. It contains important information about the merger, the merger agreement, SAL and Riverside. After you have read and considered this information, you should complete and sign your proxy card and return it in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the appropriate special meeting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. Your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this joint proxy statement/prospectus.

Q:	How will my shares be represented at the special meeting?

A:	At the appropriate special meeting, the proxies named in your proxy card will vote your shares in the manner you requested if you properly signed and submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the board of directors recommends, which for Riverside, is (1) “FOR” the approval of the Riverside merger proposal and (2) “FOR” the approval of the Riverside adjournment proposal; and for SAL is “FOR” the approval of the SAL merger proposal; “FOR” approval of the SAL certificate of amendment proposal; and “FOR” the SAL adjournment proposal, if necessary.

Q:	What if I fail to submit my proxy card or to instruct my broker, bank or other nominee?

A:	If you fail to properly submit your proxy card or to instruct your broker, bank or other nominee to vote your shares of common stock and you do not attend the special meeting and vote your shares in person, your shares will not be voted.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. Although the boards of directors request that you return the proxy card accompanying this joint proxy statement/prospectus, all shareholders are invited to attend the respective special meetings. For Riverside, shareholders of record on September 5, 2014, can vote in person at the special meeting. For SAL, shareholders of record on September 5, 2014, can vote in person at the special meeting. If your shares are held by a broker, bank or other nominee, then you are not the shareholder of record and you must bring to the appropriate special meeting appropriate documentation from your broker, bank or other nominee to enable you to vote at such special meeting.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Riverside shareholders:

Yes. You can change your vote at any time after you have submitted your proxy card and before your proxy is voted at the special meeting.

• you may deliver a written notice bearing a date later than the date of your proxy card to Riverside’s CEO at the address listed below, stating that you revoke your proxy;
• you may submit a new signed proxy card bearing a later date (any earlier proxies will be revoked automatically); or
• you may attend the special meeting and vote in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to Riverside at the following address:

Riverside Bank 11 Garden Street Poughkeepsie, NY 12601 Attn: John M. Davies, President and CEO

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your voting instructions.

SAL shareholders:

Yes. You can change your vote at any time after you have submitted your proxy card and before your proxy is voted at the special meeting.

• you may deliver a written notice bearing a date later than the date of your proxy card to SAL’s Secretary at the address listed below, stating that you revoke your proxy;
• you may submit a new signed proxy card bearing a later date (any earlier proxies will be revoked automatically); or
• you may attend the special meeting and vote in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to SAL at the following address:

Salisbury Bancorp, Inc. 5 Bissell Street P.O. Box 1868 Lakeville, CT 06039 Attn: Shelly L. Humeston, Secretary

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your voting instructions.

Q:	What happens if I sell my Riverside shares after the record date but before the special meeting?

A:	The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by Riverside shareholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates of Riverside now?

A:	No. Riverside shareholders will receive a letter of transmittal and instructions for surrendering of their stock certificates. In the meantime, you should retain your stock certificates because they are still valid. Please do not send in your stock certificates with your proxy card.

Q:	Where can I find more information about SAL and Riverside?

A:	You can find more information about SBT, SAL and Riverside from the various sources described under “Where You Can Find More Information” beginning on page 131.

Q:	Whom can I call with questions?

A:	You may contact SAL or Riverside at the telephone numbers listed under “Where You Can Find More Information” on page 131. In each case, please ask to speak with the persons identified in that section.

SUMMARY

The following is a summary of information located elsewhere in this document. It does not contain all of the information that is important to you. Before you vote, you should give careful consideration to all of the information contained in this document and the information incorporated into this document by reference to fully understand the merger. See “Where You Can Find More Information” on page 131. Each item in this summary refers to the page where that subject is discussed in more detail.

The Companies (Page 24)

Salisbury Bancorp, Inc.

SAL is a Connecticut corporation that owns all of the outstanding shares of common stock of SBT. At June 30, 2014, SAL had on a consolidated basis, assets of $621 million, deposits of $507 million, and shareholders’ equity of approximately $75 million. SAL’s stock is traded on the NASDAQ Capital Market under the symbol “SAL”. SBT, which is headquartered in Lakeville, CT, is a nine (9) branch community bank serving Litchfield County, Connecticut, Dutchess County, New York, and Berkshire County, Massachusetts. SBT offers a full range of deposit, loan and related banking and financial products and services to retail and commercial customers.

Riverside Bank

Riverside is a New York State chartered commercial bank headquartered in Poughkeepsie, New York. Riverside provides a full range of banking products and services through its main office in Poughkeepsie and three branch offices located in Red Oaks Mill, Fishkill and Newburgh, New York. Riverside’s primary business focus is serving the banking needs of small and medium sized businesses. Riverside focuses almost exclusively on commercial lending. At June 30, 2014, Riverside had assets of approximately $224 million and deposits of approximately $197 million.

The Special Meeting of Shareholders of Riverside

Date, Time and Place of the Special Meeting (Page 25)

Riverside will hold its special meeting of shareholders at The Poughkeepsie Grand Hotel, 40 Civic Center Plaza, Poughkeepsie, New York 12601 on October 29, 2014, at 10:30 a.m., local time.

Actions to be Taken at the Riverside Special Meeting (Page 25)

At the Riverside special meeting Riverside shareholders will be asked to approve the merger agreement and, if necessary, approve one or more adjournments of the special meeting.

Recommendation of Riverside Board of Directors (Page 25)

The Riverside board of directors has determined that the merger and the transactions contemplated by the merger agreement are advisable and in the best interests of Riverside and its shareholders, and the directors in attendance at the March 18, 2014 board meeting voted unanimously to adopt the merger agreement. Riverside’s board of directors unanimously recommends that Riverside shareholders vote “FOR” approval of the merger agreement and “FOR” approval of the proposal to adjourn the special meeting.

Riverside’s board of directors believes that the merger will provide value to its shareholders, customers and employees and strengthen the ability of the combined institution to support the communities in which it will operate. For additional factors considered by Riverside’s board of directors in reaching its decision to adopt the merger agreement, see “The Merger - Riverside’s Reasons for the Merger.”

Record Date; Outstanding Shares; Shares Entitled to Vote (Page 25)

Only holders of record of Riverside common stock at the close of business on the record date of September 5, 2014, are entitled to notice of and to vote at the special meeting. As of the record date, there were 741,876 shares of Riverside common stock outstanding, held of record by approximately 329 shareholders.

Quorum; Vote Required (Page 25)

A quorum of Riverside shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of Riverside common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Riverside will include proxies marked as abstentions and broker non-votes in determining the presence of a quorum at the special meeting.

The affirmative vote of the holders of at least two-thirds of the shares of Riverside common stock outstanding and entitled to vote is required to approve the merger agreement. The affirmative vote of the holders of at least a majority of the shares present and entitled to vote at the special meeting is required to approve the proposal to adjourn the special meeting.

Share Ownership of Management; Voting Agreements (Page 26)

As of the record date, the directors and executive officers of Riverside and their affiliates collectively owned 303,045 shares of Riverside common stock, or approximately 39.52% of Riverside’s outstanding shares. Each Riverside director and executive officer has entered into a voting agreement with SAL, which requires each person to vote all of the shares of Riverside common stock beneficially owned by him or her “FOR” approval of the merger agreement and the other proposals described in the notice for the special meeting. None of the directors or executive officers were paid any additional consideration in connection with the execution of the voting agreement.

Proxies, Voting and Revocation (Page 26)

The Riverside board of directors requests that you return the proxy card accompanying this document for use at the special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement.

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the President and CEO of Riverside, stating that you revoke your proxy;
•	signing and delivering to the CEO of Riverside a new proxy card relating to the same shares and bearing a later date; or
•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

The Special Meeting of Shareholders of SAL

Date, Time and Place of the SAL Special Meeting (Page 29)

SAL will hold its special meeting of shareholders at Hotchkiss School (Griswold Science Building, located off Route 41), 11 Interlaken Road, Lakeville, Connecticut 06039 on October 29, 2014, at 4:00 p.m., local time.

Actions to be Taken at the Special Meeting (Page 29)

At the SAL special meeting SAL shareholders will be asked to vote to approve the merger agreement including issuance of shares as merger consideration, to approve the amendment to the certificate of incorporation to increase SAL’s authorized stock and to eliminate the minimum and maximum number of directors on the SAL board and provide that the number of directors shall be fixed from time to time by the board of directors, and, if necessary, to approve one or more adjournments of the special meeting.

Recommendation of SAL Board of Directors (Page 29)

The SAL board of directors has determined that the merger, the merger agreement and the transactions contemplated thereby are advisable and in the best interests of SAL and its shareholders and has unanimously adopted the merger agreement. SAL’s board of directors unanimously recommends that SAL shareholders vote “FOR” approval of the SAL merger proposal, “FOR” approval of the SAL certificate of amendment proposal, and “FOR” approval of the SAL adjournment proposal.

SAL’s board of directors believes that Riverside’s business and operations complement those of SAL and that the transaction will enhance SAL’s franchise and create value for its shareholders, customers and employees. For additional factors considered by SAL’s board of directors in reaching its decision to adopt the merger agreement, see “The Merger - SAL’s Reasons for the Merger.”

Record Date; Outstanding Shares; Shares Entitled to Vote (Page 29)

Only holders of record of SAL common stock at the close of business on the record date of September 5, 2014, are entitled to notice of and to vote at the special meeting. As of the record date, there were 1,713,281 shares of SAL common stock outstanding, held of record by approximately 1,739 shareholders.

Quorum; Vote Required (Page 29)

A quorum of SAL shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of SAL common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. SAL will include proxies marked as abstentions and broker non-votes in determining the presence of a quorum at the special meeting.

The affirmative vote of the holders of at least a majority of the shares of SAL common stock outstanding and entitled to vote is required to approve the SAL merger proposal, the SAL certificate of amendment proposal, and the SAL adjournment proposal, if necessary.

Share Ownership of Management (Page 30)

As of the record date, the directors and executive officers of SAL and their affiliates collectively owned 127,240 shares of SAL common stock, or approximately 7.43% of SAL’s outstanding shares.

Proxies, Voting and Revocation (Page 30)

SAL’s board of directors requests that you return the proxy card accompanying this document for use at the special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement.

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the Secretary of SAL, stating that you revoke your proxy;
•	signing and delivering to the Secretary of SAL a new proxy card relating to the same shares and bearing a later date; or
•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

The Merger and the Merger Agreement

The proposed merger is of Riverside with and into SBT, with SBT as the surviving institution in the merger. The merger agreement is attached to this joint proxy statement/prospectus as Appendix A. Please carefully read the merger agreement as it is the legal document that governs the merger.

Structure of the Merger (Page 71)

Subject to the terms and conditions of the merger agreement, and in accordance with Connecticut Banking Law, at the completion of the merger, Riverside will merge with and into SBT. SBT will be the surviving institution in the merger and will continue its corporate existence under the laws of the State of Connecticut. Upon completion of the merger, the separate corporate existence of Riverside will terminate.

Consideration to be Received in the Merger (Page 71)

Upon completion of the merger, each outstanding share of Riverside common stock (other than any Riverside stock held by Riverside, which will be cancelled) will be converted into the right to receive 1.35 shares of SAL common stock.

No fractional shares of SAL common stock will be issued to any holder of Riverside common stock upon completion of the merger. For each fractional share that would otherwise be issued, SAL will pay each shareholder cash (without interest) in an amount equal to the fractional share interest to which such shareholder would otherwise be entitled multiplied by the average of the daily closing prices of SAL common stock during the regular session of SAL common stock on NASDAQ for the five consecutive trading days ending on the third business day immediately prior to the closing date, rounded to the nearest whole cent.

Treatment of Riverside’s Stock Options (Page 72)

At the effective time of the merger, SAL will assume each validly issued stock option granted under Riverside’s stock option plan, whether vested or unvested, and which has not been previously exercised or cancelled, subject to adjustment such that options granted under Riverside’s stock option plan will be exercisable for shares of SAL common stock. Of the 41,000 options granted in 2013, 21,000 options will not be assumed by SAL, and will be terminated by Riverside prior to the effective time.

Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Riverside (Page 39)

On March 18, 2014, Riverside’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), rendered to the Riverside board of directors its opinion as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio in the proposed merger. The full text of KBW’s written opinion, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW, is included as Appendix C to this joint proxy statement/prospectus. Riverside shareholders are urged to read the opinion in its entirety. KBW’s opinion speaks only as of the date of the opinion. The opinion was directed to the Riverside board of directors (in its capacity as such) in its consideration of the financial terms of the merger and addressed only the fairness, from a financial point of view, of the exchange ratio to the holders of Riverside common stock. It did not address the underlying business decision of Riverside to engage in the merger and does not constitute a recommendation to any Riverside shareholder as to how to vote in connection with the merger or any other matter.

Opinion of Sterne, Agee & Leach, Financial Advisor to SAL (Page 51)

On March 18, 2014, Sterne, Agee & Leach (“Sterne Agee”) rendered to the SAL board of directors its opinion that, as of such date, the consideration to be paid to the Riverside shareholders by SAL in the merger was fair, from a financial point of view, to SAL shareholders. The full text of Sterne Agee’s written opinion, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sterne Agee, is included as Appendix D to this joint proxy statement/prospectus. SAL shareholders are urged to read the opinion in its entirety. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Sterne Agee’s opinion speaks only as of the date of the opinion. The opinion is directed to the SAL board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be paid to the holders of SAL common stock. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any SAL shareholder as to how the shareholder should vote at the SAL special meeting.

Interests of Riverside’s Directors and Executive Officers in the Merger (Page 59)

Riverside’s executive officers and directors may have financial interests in the merger that are different from, or in addition to, the interests of Riverside shareholders. These interests include continued indemnification and insurance coverage by SAL after the merger for acts or omissions occurring before the merger, severance payments due certain executive officers in connection with the merger under pre-existing employment agreements, the entry into employment agreements with SAL and two (2) executive officers of Riverside, the appointment of five (5) individuals to the board of directors of both SAL and SBT following the effective date of the merger and the invitation of those Riverside directors who will not join the SAL or SBT boards of directors to serve on an advisory board of SAL and the assumption of outstanding Riverside stock options by SAL. Riverside’s board of directors was aware of these interests and considered them in its decision to approve the merger agreement.

SAL and Salisbury Bank and Trust Company Management and Boards of Directors After the Merger (Page 107)

SBT has agreed to appoint John M. Davies, the current Chief Executive Officer and President of Riverside to the position of President of the New York Region of SBT and to appoint Todd Rubino, the current Executive Vice President and Senior Lending Officer of Riverside, to be the Vice President, Senior Lender of the New York Region pursuant to employment agreements to be effective upon consummation of the merger. In addition, SAL has agreed to appoint five (5) representatives of Riverside, Rudolph P. Russo, Charles M. Andola, George E. Banta, Michael D. Gordon and P. Diane Hoe, to the board of directors of SAL effective immediately following the effective date of the merger.

No Solicitation of Alternative Transactions (Page 76)

While the merger agreement is in effect, Riverside has agreed not to initiate, solicit, encourage or knowingly facilitate the submission of any proposals from third parties regarding acquiring Riverside or its businesses. In addition, Riverside has agreed not to engage in discussions or negotiations with or provide confidential information to a third party regarding acquiring Riverside or its businesses. However, if Riverside receives an acquisition proposal from a third party that did not result from solicitation in violation of its obligations under the merger agreement prior to the date of the special meeting of Riverside shareholders, Riverside may participate in discussions with, or provide confidential information to, such third party if, among other steps, Riverside’s board of directors concludes in good faith that the failure to take such actions would result in a violation of its fiduciary duties under applicable law.

Conditions to Completion of the Merger (Page 78)

As more fully described in this joint proxy statement/prospectus and the merger agreement, the completion of the merger depends on a number of mutual conditions being satisfied or waived, including approval of the merger agreement by Riverside and SAL shareholders, approval of an amendment to the SAL certificate of incorporation, approval of the issuance of SAL shares as merger consideration by the SAL shareholders, and receipt of required regulatory approvals.

Termination of the Merger Agreement (Page 80)

The merger agreement specifies a number of situations when SAL and Riverside may terminate the merger agreement. For example, the merger agreement may be terminated at any time prior to the effective time by mutual consent and by either party under specified circumstances, including if the merger is not consummated by December 31, 2014, unless the delay is due to a material breach of the merger agreement by the party seeking to terminate the merger agreement.

Termination Fee and Termination Expenses (Page 80)

Riverside has agreed to pay to SAL a termination fee of $1,200,000 plus certain termination expenses of up to $500,000, if the merger agreement is terminated under certain circumstances as specified in “The Merger Agreement - Termination Fee and Termination Expense” beginning on page 80.

Waiver or Amendment of Merger Agreement Provisions (Page 81)

At any time prior to the completion of the merger, a provision of the merger agreement may be waived by the party intended to benefit by the provision, or may be amended or modified by a written action taken or authorized by the parties’ respective boards of directors. However, after the approval of the merger agreement by the Riverside shareholders, no amendment will be made which by law requires further approval by Riverside shareholders without such further approval.

Material U.S. Federal Income Tax Consequences of the Merger (Page 65)

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and counsel for each of SAL and Riverside has provided an opinion to that effect. Such opinions have been filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part. Accordingly, Riverside shareholders generally will not recognize any gain or loss on the conversion of shares of Riverside common stock solely into shares of SAL common stock. However, a Riverside shareholder generally will be subject to tax on cash received in lieu of any fractional share of SAL common stock that a Riverside shareholder would otherwise be entitled to receive.

Tax matters are very complicated and your tax consequences will depend on your individual situation. You should consult your tax advisor for a full explanation of the tax consequences of the merger to you.

Regulatory Approvals Required for the Merger (Page 67)

To complete the merger, SBT and Riverside need the prior approval of the Federal Deposit Insurance Corporation (“FDIC”) and the Connecticut Department of Banking (“CT DOB”). In addition, SAL must receive a waiver from the Federal Reserve Bank of Boston (“FRB”). The United States Department of Justice (the “DOJ”) is able to provide input into the approval process of federal banking agencies to challenge the approval on antitrust grounds. Prior to the date of the Riverside and SAL special meetings, SBT and Riverside will have filed all necessary applications and notices with regulators. Approval by the FDIC and CT DOB and the issuance of a waiver by the FRB is required prior to the merger of Riverside into SBT. SAL and Riverside cannot predict, however, whether or when the required regulatory approval will be obtained or whether any such approval and waiver will impose any burdensome condition upon SAL.

Accounting Treatment of the Merger (Page 67)

The merger will be accounted for using the purchase method of accounting with SBT treated as the acquiror. Under this method of accounting, Riverside’s assets and liabilities will be recorded by SBT at their respective fair values as of the closing date of the merger and added to those of SBT. Any excess of purchase price over the net fair values of Riverside’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of Riverside’s net assets over the purchase price will be recognized in earnings by SBT on the closing date of the merger.

Dissenters’ Rights (Page 68)

Under New York law, holders of Riverside common stock have the right to dissent from, and obtain payment of the fair value of their shares of Riverside common stock in connection with, the merger. To perfect such dissenters’ rights, a Riverside shareholder must not vote for the approval of the merger agreement and must strictly comply with all of the procedures required under the New York law. These procedures are described more fully beginning on page 68.

The relevant provisions of the New York law are included as Appendix B to this joint proxy statement/prospectus.

Listing of SAL Common Stock to be Issued in the Merger (Page 70)

SAL’s common stock is quoted on the NASDAQ Capital Market under the trading symbol “SAL.” The SAL shares to be issued to the shareholders of Riverside will also be included for quotation on the NASDAQ Capital Market.

Comparison of Shareholders’ Rights (Page 122)

As a result of the merger, some or all of the holders of Riverside common stock will become holders of SAL common stock. Following the merger, Riverside shareholders will have different rights as shareholders of SAL than as shareholders of Riverside due to the different provisions of the governing documents of SAL and Riverside and differences between the New York Law, which governs the rights of Riverside shareholders, and the Connecticut Business Corporation Act, which governs the rights of SAL shareholders. For additional information regarding the different rights as shareholders of SAL than as shareholders of Riverside, see “Comparison of Shareholders’ Rights” beginning on page 122.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to the merger of SAL and Riverside based on the assumptions set forth below. The unaudited pro forma condensed combined financial information reflects the impact of the merger on the combined balance sheets and on the combined statements of income under the acquisition method of accounting under generally accepted accounting principles with SAL treated as the acquirer. Under the acquisition method of accounting, Riverside’s assets and liabilities are recorded by SAL at their estimated fair values as of the date that the merger is completed. However, no pro forma adjustments have been included that reflect potential effects of cost savings or synergies that may be obtained by combining the operations of SAL and Riverside, or the costs of combining the companies and their operations.

The unaudited pro forma condensed combined balance sheet as of June 30, 2014 assumes the merger was completed on that date. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2013 assume the merger was completed on January 1, 2013.

The unaudited pro forma information is provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the merger been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements and related notes of SAL, which are incorporated into this document by reference, and the historical consolidated financial statements and related notes of Riverside, which are included in this document.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2014 combines the June 30, 2014 balance sheets of SAL and Riverside assuming the merger was completed on June 30, 2014.

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2014

	Salisbury Bancorp, Inc.	Riverside Bank	Adjustments		Unaudited Pro Forma
	(in thousands)
Cash and cash equivalents and certificates of deposit	$34,908	$8,557	$(1,980)	(1)	$41,485
Securities available for sale, at fair value	88,456	16,548	(138)	(2)	104,866
Loans, net and loans held for sale	456,627	191,949	(869)	(3)	647,707
Premises and equipment, net	13,013	1,122	(129)	(4)	14,006
Goodwill	9,829	—	5,112	(5)	14,941
Identifiable intangible assets	946	—	1,574	(6)	2,520
Cash surrender value of life insurance policies	7,641	4,322	—		11,963
Other assets	10,056	1,573	631	(7)	12,260
Total assets	$621,476	$224,071	$4,201		$849,748

Deposits	$507,361	$196,892	$720	(8)	$704,973
Borrowings	34,388	—	—		34,388
Other liabilities	4,727	1,027	535	(9)	6,289
Shareholders’ equity	75,000	26,152	2,946	(10)	104,098
Total liabilities and shareholders’ equity	$621,476	$224,071	$4,201		$849,748

Common Shares	1,712	742	999	(11)	2,711

_______________________

(1)	Cash component of transaction, which includes transaction expenses and costs.
(2)	Acquisition accounting fair value adjustment on securities portfolio.
(3)	Calculated to reflect fair value adjustments on loans of ($3,729), net of eliminated Riverside allowance for loan losses of $2,860.
(4)	Acquisition accounting fair value adjustment on bank premises. Purchase discount is accreted over a 15-year period.
(5)	Calculated as the fair value of consideration paid in the acquisition of Riverside, less amounts allocated to the fair value of identifiable assets acquired and liabilities assumed. The purchase price, purchase price allocation, and financing of the transaction are as follows:

(6)	Calculated to reflect the recognition of the estimated fair value of core deposit intangible, or CDI. The estimated intangibles represent the estimated future economic benefit resulting from the acquired customer balances and relationships. These values were derived from similar transactions. The final values will be determined based upon independent appraisals at the date of acquisition.
(7)	Calculated to reflect estimated deferred income tax assets of $631 arising from the purchase and fair value adjustments of assets and liabilities.
(8)	Calculated to reflect fair value adjustments on deposits at current market rates.
(9)	Calculated to reflect estimated deferred tax liabilities of $535 arising from the core deposit intangible.
(10)	Calculated to reflect the elimination of Riverside shareholders' equity as part of the acquisition accounting adjustments and represents the conversion of 100% of Riverside shares into SAL shares at an exchange ratio of 1.35 of SAL shares (assuming a stock price of $30.01).
(11)	Reflects newly issued SAL shares.

Purchase Price for Riverside paid as:
Conversion of 100% of Riverside’s outstanding shares of common stock and in the money options into 1.35 shares of SAL stock (based upon the closing SAL’s stock price of $30.01 at June 30, 2014)	$30,648
Allocated to:
Historical net book value of Riverside assets and liabilities	$26,152
Adjustment to Riverside equity resulting from transaction related to expenses attributable to Riverside and SAL	$(430)
Adjustments to step-up assets and liabilities to fair value:
Securities available for sale	$(138)
Loans, net	$(869)
Premises and equipment	$(129)
Other assets (Net tax deferred asset)	$96
Deposits	$(720)
Core deposit intangible	$1,574
Excess purchase price over fair value of identifiable assets and liabilities (goodwill)	$5,112

The following unaudited pro forma condensed combined statement of income for the six months ended June 30, 2014 combines the statements of income of SAL and Riverside assuming the merger was completed on January 1, 2014.

Unaudited Pro Forma Condensed Combined Statement of Income for the

Six Months Ended June 30, 2014

	Salisbury Bancorp, Inc.	Riverside Bank		Adjustments		Unaudited Pro Forma
	(in thousands, except per share data)
Interest and dividend income:
Interest and fees on loans	$9,327	$4,813		$199	(1)	$14,339
Interest and dividends on securities	1,623	91		—		1,714
Interest on cash equivalents and certificates of deposit	45	—		—		45
Total interest and dividend income	10,995	2,435		199		16,098

Interest expense:
Interest on deposits	700	541		(35)	(2)	1,206
Interest on borrowed funds	615	—		—		615
Total interest expense	1,315	541		(35)		1,821
Net interest and dividend income	9,680	4,363		234		14,277
Provision for loan losses	651	420		—		1,071
Net interest and dividend income, after provision for loan losses	9,029	3,943		234		13,206

Non-interest income:
Service charges on deposits	1,168	95		—		1,263
Income from fiduciary activities	1,718	—		—		1,718
Net gain on sales of securities	—	2		—		2
Net increase in cash surrender value of bank-owned life insurance	113	—		—		113
Other operating income	121	256		—		377
Total non-interest income	3,120	353		—		3,473

Non-interest expenses:
Salaries and employee benefits	5,275	1,685		—		6,960
Occupancy and equipment expenses	1,374	325		4	(3)	1,703
Deposit insurance expense	221	63		—		284
Other operating expense	3,308	757		185	(4)	4,250
Total non-interest expenses	10,178	2,830		189		13,197
Income before income taxes	1,971	1,466		45		3,482

Provision for income taxes	454	532		15	(5)	1,001

Net income	$1,517	$934		$30		$2,481
Net income available to common shareholders	$1,431	$934		$30		$2,395

Weighted-average shares outstanding:
Basic	1,712	999	(6)	—		2,711
Diluted	1,712	1,000	(6)	20		2,732

Earnings per share
Basic	$0.83	$0.93				$0.88
Diluted	$0.83	$0.93				$0.88

 _________________

(1)	Amount represents accretion of loan discount of approximately $1.2 million, over an estimated weighted average life of 3.4 years. $0.77 million is the portion of the fair value adjustment on loans which is due to changes in the interest rate environment and not the portion that reflects the credit quality fair value adjustment on the loans.
(2)	Amount represents amortization of deposit fair value adjustment of $0.72 million, over the estimated life of the deposits.
(3)	Amounts represents amortization of fair value adjustment on fixed assets over estimated life of 15 years.
(4)	Amount represents CDI amortization of $1.6 million over an estimated life of 10 years using an accelerated method based on anticipated life of deposits.
(5)	Amount represents a change in taxes from adjustments at an assumed tax rate of 34%.
(6)	Weighted-average shares outstanding used in the computation of Riverside earnings per share reflect the conversion of such shares into SAL shares at an exchange ratio of 1.35 SAL shares.

The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2013 combines the statements of income of SAL and Riverside assuming the merger was completed on January 1, 2013.

Unaudited Pro Forma Condensed Combined Statement of Income for the

Year Ended December 31, 2013

	Salisbury Bancorp, Inc.	Riverside Bank		Adjustments		Unaudited Pro Forma
	(in thousands, except per share data)
Interest and dividend income:
Interest and fees on loans	$17,978	$9,686		$235	(1)	$27,899
Interest and dividends on securities	3,705	143		—		3,848
Interest on cash equivalents and certificates of deposit	67	1		—		68
Total interest and dividend income	21,750	9,830		235		31,815

Interest expense:
Interest on deposits	1,813	1,263		(75)	(2)	3,001
Interest on borrowed funds	1,249	—		—		1,249
Total interest expense	3,062	1,263		(75)		4,250
Net interest and dividend income	18,688	8,567		310		27,565
Provision for loan losses	1,066	820		—		1,886
Net interest and dividend income, after provision for loan losses	17,622	7,747		310		25,679

Non-interest income:
Service charges on deposits	2,298	547		—		2,845
Income from fiduciary activities	3,074	—		—		3,074
Net gain on sales of securities	—	—		—		—
Net increase in cash surrender value of bank-owned life insurance	234	117		—		351
Other operating income	699	164		—		863
Total non-interest income	6,305	828		—		7,133

Non-interest expenses:
Salaries and employee benefits	10,271	3,524		—		13,795
Occupancy and equipment expenses	2,398	696		9	(3)	3,103
Deposit insurance expense	470	142		—		612
Other operating expense	5,796	1,338		360	(4)	7,494
Total non-interest expenses	18,935	5,700		369		25,004
Income before income taxes	4,992	2,875		(59)		7,808

Provision (benefit) for income taxes	909	1,069		(21)	(5)	1,957

Net income	$4,083	$1,806		$(38)		$5,851

Net income available to common shareholders	$3,922	$1,806		$(38)		$5,690

Weighted-average shares outstanding:
Basic	1,691	999	(6)	—		2,690
Diluted	1,691	1,000	(6)	14		2,705

Earnings per share
Basic	$2.30	$1.81	$2.12
Diluted	$2.30	$1.81	$2.10

______________

(1)	Amount represents accretion of loan discount of approximately $1.2 million, over an estimated weighted average life of 3.4 years. $0.77 million is the portion of the fair value adjustment on loans which is due to changes in the interest rate environment and not the portion that reflects the credit quality fair value adjustment on the loans.
(2)	Amount represents amortization of deposit fair value adjustment of $0.72 million, over the estimated life of the deposits.
(3)	Amount represents amortization of fair value adjustment on fixed assets over estimated life of 15 years
(4)	Amount represents CDI amortization of $1.9 million over an estimated life of 10 years using an accelerated method based on anticipated life of deposits.
(5)	Amount represents a change in taxes from adjustments at an assumed tax rate of 34.0%.
(6)	Weighted-average shares outstanding used in the computation of Riverside earnings per share reflect the conversion of such shares into SAL shares at an exchange ratio of 1.35 SAL shares.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between SAL and Riverside, including future financial and operating results and performance; statements about SAL and Riverside’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of SAL and Riverside’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of SAL and Riverside. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

In addition to the items discussed under “Risk Factors” elsewhere in this joint proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	difficulties related to the consummation of the merger and the integration of the businesses of SBT and Riverside;
•	the level and timeliness of realization, if any, of expected cost savings from the merger;
•	lower than expected revenues following the merger;
•	difficulties in obtaining required shareholder and regulatory approvals for the merger;
•	limitations imposed by the merger agreement on Riverside’s ability to pursue alternatives to the merger;
•	local, regional, national and international economic conditions and the impact they may have on SBT or Riverside and their customers;
•	continued volatility and disruption in national and international financial markets;
•	changes in the level of non-performing assets and charge-offs;
•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;
•	adverse conditions in the securities markets that lead to impairment in the value of securities in SAL’s or Riverside’s investment portfolio;
•	inflation, interest rate, securities market and monetary fluctuations;
•	the timely development and acceptance of new products and services and perceived overall value of these products and services by users;
•	changes in consumer spending, borrowings and savings habits;
•	technological changes;
•	the ability to increase market share and control expenses;
•	changes in the competitive environment among banks, financial holding companies and other financial service providers;
•	the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which SBT, SAL and Riverside must comply;
•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;
•	the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews;
•	a possible change in SAL’s ability to pay dividends in the future in accordance with past practice, due to dependence on SBT’s earnings and certain legal and regulatory restrictions; and
•	SAL’s and Riverside’s success at managing the risks involved in the foregoing items.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to SAL and Riverside or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, SAL and Riverside undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus (including the matters addressed in “Cautionary Note Concerning Forward-Looking Statements”) and incorporated by reference into this document, you should carefully consider the matters described below in determining how to vote for the proposal presented in this joint proxy statement/prospectus. Any of these risks could have an adverse effect on SAL’s business, financial condition, results of operations or prospects, which could in turn affect the price of its shares.

The value of the merger consideration will vary with changes in SAL’s stock price.

Upon completion of the merger, all of the outstanding shares of Riverside common stock will be converted into shares of SAL common stock. The ratio at which the shares will be converted is fixed at 1.35 shares of SAL common stock for each share of Riverside common stock. Any change in the price of SAL common stock will affect the aggregate value Riverside shareholders will receive in the merger. Stock price changes may result from a variety of factors that are beyond the control of SAL and Riverside, including changes in businesses, operations and prospects, regulatory considerations, and general market and economic conditions. Accordingly, at the time of the special meeting, you will not know the exact value of the stock consideration to be received by Riverside shareholders in the merger. In addition, there will be a time period between the completion of the merger and the time at which former Riverside shareholders actually receive their shares of SAL common stock. Until shares are received, former Riverside shareholders may not be able to sell their SAL shares in the open market and, therefore, will not be able to avoid losses resulting from any decrease, or secure gains resulting from any increase, in the trading price of SAL common stock during this period.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include:

•	approval of the merger agreement by Riverside and SAL shareholders;
•	approval by SAL shareholders of an amendment to SAL’s certificate of incorporation to increase SAL’s authorized stock and eliminate the minimum and maximum number of directors on its board and the issuance of SAL common stock as merger consideration pursuant to the merger agreement;
•	the receipt of required regulatory approvals;
•	absence of orders prohibiting the completion of the merger;
•	effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;
•	the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements; and
•	the receipt by both parties of tax opinions from their respective counsels.

If these conditions are not satisfied or waived (to the extent legally waivable), we will not be able to consummate the merger and the merger agreement will be terminated. In addition, under the merger agreement, each of SAL and Riverside have the right to terminate the merger agreement under certain circumstances. We can give you no assurance that the merger will actually be completed.

The need for regulatory approvals may delay the date of completion of the merger or may diminish the benefits of the merger.

SBT, SAL and Riverside are required to obtain the approvals or nonobjections of bank regulatory agencies prior to completing the merger. Satisfying any requirements of these regulatory agencies may delay the date of completion of the merger. In addition, it is possible that, among other things, restrictions on the combined operations of the two companies, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. Any regulatory restriction may diminish the benefits of the merger to Riverside and SAL. SAL is not required to complete the merger if a governmental agency, as part of its authorization or approval, imposes any condition, restriction or requirement upon SAL that SAL reasonably determines in good faith would individually or in the aggregate, materially reduce the benefits of the merger to such a degree that SAL would not have entered into the merger agreement had such a condition, restriction or requirement been known at the time the merger agreement was entered into.

If the merger is not completed, Riverside and SAL will have incurred substantial expenses without their respective shareholders realizing the expected benefits.

Riverside and SAL have each incurred substantial expenses in connection with the transactions described in this joint proxy statement/prospectus. If the merger is not completed, Riverside expects that it will have incurred approximately $430,000 (after tax) in merger-related expenses and SAL expects that it will have incurred approximately $1,550,000 (after tax) in merger-related expenses. These expenses would likely have a material adverse impact on the operating results of Riverside and SAL, respectively, because they would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed.

Riverside and SAL will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, suppliers and customers may have an adverse effect on Riverside or SAL. These uncertainties may impair Riverside’s or SAL’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers, suppliers and others who deal with Riverside to seek to change existing business relationships with Riverside or SAL. Riverside or SAL employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect the financial results of Riverside or SAL and, following the merger, the combined company. In addition, the merger agreement requires that Riverside and SAL operate in the ordinary course of business consistent with past practice and restricts Riverside or SAL from taking certain actions prior to the effective time of the merger or termination of the merger agreement. This may limit the ability of Riverside or SAL to engage in new lines of business or take advantage of other business opportunities while the merger is pending.

The merger agreement limits Riverside’s ability to pursue alternatives to the merger.

The merger agreement contains terms and conditions that make it more difficult for Riverside to sell its business to a party other than SAL. Riverside has agreed to take action necessary to convene and to hold a meeting of shareholders of Riverside to consider and vote upon the approval of the merger agreement and the merger as promptly as practicable following the execution of the merger agreement. Subject to certain limited exceptions, Riverside’s board of directors is required to recommend such approval.

SAL required Riverside to agree to these provisions as a condition to SAL’s willingness to enter into the merger agreement. However, these provisions might discourage a third party that might have an interest in acquiring all or a significant part of Riverside from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire Riverside than it might otherwise have proposed to pay.

SAL may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on the combined company’s ability to realize the anticipated benefits from combining the businesses of SAL and Riverside. However, to realize these anticipated benefits, the businesses of SBT and Riverside must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

SAL and Riverside have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any or all of which could adversely affect SAL’s ability to maintain relationships with clients, customers, depositors and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of SAL and Riverside.

Riverside’s executive officers and directors have interests in the merger that are different from the interests of the Riverside shareholders.

Riverside executive officers negotiated the merger agreement with SBT and SAL, and the board of directors approved the agreement and is recommending that Riverside shareholders who are entitled to vote, vote for the merger agreement. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that Riverside’s executive officers and directors have interests in the merger in addition to the interests that they share with the Riverside shareholders. These interests include continued indemnification and insurance coverage by SAL after the merger for acts or omissions occurring before the merger, severance payments due certain executive officers in connection with the merger under pre-existing employment contracts, the continuation of employment and employment agreements with SBT for two officers following the effective date of the merger, the assumption of certain Riverside stock options by SAL, and the invitation of five other Riverside directors to serve on the boards of SBT and SAL. In addition, those non-officer Riverside directors who will not join the SAL board will be asked to serve on an advisory board of SAL. For a detailed discussion of these interests, see the section in this joint proxy statement/prospectus titled “Interests of Riverside’s Directors and Executive Officers in the Merger” beginning on page 59.

Unanticipated costs relating to the merger could reduce SAL’s future earnings per share.

SAL believes that it has reasonably estimated the likely costs of integrating the operations of SBT and Riverside, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If unexpected costs are incurred, the merger could have a dilutive effect on the combined company’s earnings per share. In other words, if the merger is completed, the earnings per share of SAL common stock could be less than it would have been if the merger had not been completed.

Both Riverside and SAL shareholders will have a reduced ownership and voting percentage interest after the merger and will exercise less influence over management of the combined organization.

Each of Riverside and SAL shareholders currently have the right to vote in the election of their respective boards of directors and on various other matters affecting their respective companies. After the merger, each Riverside shareholder will hold a percentage ownership of the combined organization that is much smaller than such shareholder’s current percentage ownership of Riverside. Specifically, Riverside shareholders will hold in the aggregate approximately 37% of the outstanding shares of SAL common stock. Furthermore, because shares of SAL common stock will be issued to existing Riverside shareholders, current SAL shareholders will have their ownership and voting interests diluted to reflect the new ownership of 37% of SAL by the former shareholders of Riverside. In addition, the tangible book value dilution to shareholders of SAL at June 30, 2014 was approximately 7.50%. Accordingly, both Riverside and SAL shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of their respective companies.

The opinions of the respective financial advisors to Riverside and SAL do not reflect changes in circumstances subsequent to the date of the financial advisors’ opinions.

In connection with the proposed merger, KBW, Riverside’s financial advisor, delivered an opinion dated March 18, 2014 as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio in the proposed merger. Sterne Agee, SAL’s financial advisor also delivered an opinion dated March 18, 2014 in connection with the proposed merger as to the fairness, from a financial point of view, and as of the date of such opinion, of the merger consideration. The opinions do not reflect changes that may occur or may have occurred after the date of the opinions, including changes to the operations and prospects of SAL or Riverside, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of SAL and Riverside.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of SAL and Riverside.

If the merger is not completed, the ongoing businesses of SAL and Riverside may be adversely affected and SAL and Riverside will be subject to several risks, including the following:

•	Riverside may be required, under certain circumstances, to pay SAL a termination fee of $1,200,000 and potential reimbursement for certain expenses of up to $500,000 under the merger agreement;
•	SAL and Riverside will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;
•	under the merger agreement, Riverside is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and
•	matters relating to the merger may require substantial commitments of time and resources by SAL and Riverside management, which could otherwise have been devoted to other opportunities that may have been beneficial to SAL and Riverside as independent companies, as the case may be.

In addition, if the merger is not completed, SAL and/or Riverside may experience negative reactions from the financial markets and from their respective customers and employees. SAL and/or Riverside also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against SAL or Riverside to perform their respective obligations under the merger agreement. If the merger is not completed, SAL and Riverside cannot assure their shareholders that the risks described above will not materialize and will not materially affect their business, financial results and stock prices.

After the merger is completed, Riverside shareholders will become SAL shareholders and will have different rights that may be less advantageous than their current rights.

Upon completion of the merger, Riverside shareholders will become SAL shareholders. Differences in Riverside’s organization certificate and bylaws and SAL’s certificate of incorporation and bylaws and the laws governing Riverside and SAL will result in changes to the rights of Riverside shareholders who become SAL shareholders. See the section of this joint proxy statement/prospectus titled “Comparison of Rights of Shareholders of Riverside and SAL,” beginning on page 122 for more information.

INFORMATION ABOUT THE COMPANIES

Salisbury Bancorp, Inc. and Salisbury Bank and Trust Company

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, Dover Plains and Millerton, New York and Great Barrington, South Egremont and Sheffield, Massachusetts. At June 30, 2014, SAL has, on a consolidated basis, assets of $621 million, deposits of $507 million and shareholders’ equity of $75 million. SAL’s stock trades on the NASDAQ Capital Market under the symbol “SAL”. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services. Additional information about SAL and its subsidiary, SBT, is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find Additional Information”.

SBT is committed to providing high quality community banking services in the geographic markets in which it conducts business. SBT’s products and services include a wide array of credit services, such as consumer loans, credit cards, commercial loans, small business loans, automobile loans, real estate mortgages, community development loans, HELOCs, SBA loans, and several other forms of credit; deposit services, such as personal and business checking accounts, savings accounts, money market accounts, certificates of deposit, HSAs, IRAs, SEPs, repurchase agreements, IOLTA accounts, CDARS, holiday and vacation club accounts, school savings programs and other similar deposit services and products; additional services such as safe deposit boxes, debit cards, wire transfers, telephone, on-line and mobile banking, and notary public and signature guarantee services; and, as noted above, trust and wealth advisory services.

Riverside Bank

Riverside Bank is a New York State chartered commercial bank serving small and medium sized businesses, professionals and individuals in the Hudson Valley with branches in Poughkeepsie, Red Oaks Mill, Newburgh and Fishkill, New York. Since opening for business in 1988, Riverside Bank has been committed to providing outstanding products and service to its customers focusing on serving small to medium sized businesses and professionals within its markets.

SPECIAL MEETING OF SHAREHOLDERS OF RIVERSIDE

This joint proxy statement/prospectus is being furnished to holders of Riverside common stock for use at a special meeting of shareholders of Riverside and any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

The special meeting of shareholders of Riverside will be held at The Poughkeepsie Grand Hotel, 40 Civic Center Plaza, Poughkeepsie, New York 12601 on October 29, 2014, at 10:30 a.m., local time.

Purpose of the Special Meeting

At the special meeting, Riverside shareholders as of the record date will be asked to consider and vote on the following proposals (which are discussed in more detail below under “Riverside Proposals” on page 28):

1.	to approve the Agreement and Plan of Merger by and among Riverside, SBT and SAL, dated as of March 18, 2014, pursuant to which Riverside will merge with and into SBT with SBT surviving;
2.	to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to adopt and approve the merger agreement; and
3.	such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

Recommendation of the Board of Directors of Riverside

The Riverside board of directors has approved the merger agreement and unanimously recommends that you vote your shares as follows:

•	“FOR” adoption and approval of the merger agreement; and
•	“FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of Riverside common stock at the close of business on the record date of September 5, 2014, are entitled to notice of and to vote at the special meeting of shareholders of Riverside. As of the record date, there were 741,876 shares of Riverside common stock outstanding, held of record by approximately 329 shareholders. Each holder of Riverside common stock is entitled to one vote for each share of Riverside common stock owned as of the record date.

A list of Riverside shareholders as of the record date will be available for review by any Riverside shareholder at Riverside’s principal executive offices during regular business hours beginning 10 days prior to the date of the special meeting and continuing through the special meeting.

Quorum; Vote Required

A quorum of Riverside shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of Riverside common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Riverside will include proxies marked as abstentions in determining the number of shares present at the special meeting.

The affirmative vote of the holders of at least two-thirds of the shares of Riverside common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement. The affirmative vote of the holders of at least a majority of the shares present and entitled to vote at the special meeting is required to approve the proposal to adjourn the special meeting.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, but broker non-votes will have no effect on that proposal.

Share Ownership of Management; Voting Agreements

As of the record date, the directors and executive officers of Riverside and their affiliates collectively owned 303,045 shares of Riverside common stock, or approximately 39.52% of Riverside’s outstanding shares. Each Riverside director and executive officer has entered into a voting agreement with SAL, which requires each person to vote all of the shares of Riverside common stock beneficially owned by him or her “FOR” approval of the merger agreement and the other proposals described in the notice for the special meeting. None of the directors or executive officers were paid any additional consideration in connection with the execution of the voting agreement.

When considering the recommendation of the board of directors of Riverside that you vote in favor of the approval of the merger agreement, you should be aware that the executive officers and directors of Riverside have financial interests in the merger that may be different from, or in addition to, the interests of shareholders of Riverside. See “The Merger - Interests of Riverside’s Directors and Executive Officers in the Merger” beginning on page 59.

Voting of Proxies

If you are a Riverside shareholder, the board of directors of Riverside requests that you return the proxy card accompanying this document for use at the special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed postage-paid envelope.

All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” approval of the merger agreement and “FOR” an adjournment of the special meeting to solicit additional proxies, if necessary.

If you hold your shares of Riverside common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, you must either direct the record holder of your shares of Riverside common stock how to vote your shares or obtain a proxy from the record holder to vote your shares in person at the special meeting. If you fail to properly submit your proxy card or to instruct your broker, bank or other nominee to vote your shares of Riverside common stock and you do not attend the special meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote “AGAINST” adoption and approval of the merger agreement.

How to Revoke Your Proxy

If you are a Riverside shareholder, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to Riverside’s President and CEO at the address listed below, stating that you revoke your proxy;
•	submitting a new signed proxy card bearing a later date (any earlier proxies will be revoked automatically); or
•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation to John M. Davies, President and CEO, at the following address:

Riverside Bank

11 Garden Street

Poughkeepsie, New York 12601

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Voting in Person

If you are a Riverside shareholder and plan to attend the special meeting of Riverside shareholders and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the broker, bank or other nominee in order to vote your shares.

Whether or not you plan to attend the special meeting, Riverside requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for approval of the merger agreement, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” approval of the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary.

Brokers who hold shares of Riverside common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as broker non-votes. If your broker holds your Riverside common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus.

Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, or fill out the voter instruction form, if applicable.

Abstentions will be included in determining the presence of a quorum at the special meeting. Broker non-votes will be counted in determining the presence of a quorum at the special meeting, only if the beneficial owner of such shares has instructed the bank or broker how to vote with respect to at least one matter before the meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, but broker non-votes will have no effect on that proposal.

Proxy Solicitation

If you are a Riverside shareholder, the enclosed proxy is solicited by and on behalf of the board of directors of Riverside. Riverside will pay the expenses of soliciting proxies to be voted at the special meeting. Following the original mailing of the proxies and other soliciting materials, Riverside and its agents also may solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to directors, officers or other employees of Riverside for making these solicitations.

This joint proxy statement/prospectus and the proxy card are first being sent to Riverside shareholders on or about September 19, 2014.

Stock Certificates

If you are a Riverside shareholder, you should not send in any certificates representing Riverside common stock. You will receive separate instructions from the exchange agent for the exchange of your certificates representing Riverside common stock.

RIVERSIDE PROPOSALS

Proposal No. 1 - To Approve the Riverside Merger Proposal

Riverside is asking its shareholders to approve the merger agreement and the transactions contemplated thereby. Holders of Riverside common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

After careful consideration, the Riverside board of directors adopted the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Riverside and the shareholders of Riverside. See “The Merger—Riverside’s Reasons for the Merger; Recommendation of Riverside’s Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the Riverside board of directors’ recommendation.

The Riverside board of directors unanimously recommends a vote “FOR” the Riverside Merger Proposal.

Proposal No. 2 - To Approve the Riverside Adjournment Proposal

The Riverside special meeting may be adjourned to another time or place, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Riverside special meeting to adopt and approve the merger agreement.

If at the Riverside special meeting the number of shares of Riverside common stock present or represented and voting in favor of the Riverside merger proposal is insufficient to approve such proposal, Riverside intends to move to adjourn the Riverside special meeting to solicit additional proxies for approval of the merger agreement. In that event, Riverside will ask its shareholders to vote upon the Riverside adjournment proposal, but not the Riverside merger proposal.

In this proposal, Riverside is asking its shareholders to authorize the holder of any proxy solicited by the Riverside board of directors on a discretionary basis to vote in favor of adjourning the Riverside special meeting to another time and place to solicit additional proxies, including the solicitation of proxies from Riverside shareholders who have previously voted.

The Riverside board of directors unanimously recommends a vote “FOR” the Riverside Adjournment Proposal.

SPECIAL MEETING OF SHAREHOLDERS OF SAL

This joint proxy statement/prospectus is being furnished to holders of SAL common stock for use at a special meeting of shareholders of SAL and any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

The special meeting of shareholders of SAL will be held at Hotchkiss School (Griswold Science Building, located off Route 41), 11 Interlaken Road, Lakeville, Connecticut 06039, on Wednesday, October 29, 2014, at 4:00 p.m., local time.

Purpose of the Special Meeting

At the special meeting, SAL shareholders as of the record date will be asked to consider and vote on the following proposals (which are discussed in more detail below under “SAL Proposals” on page 32):

•	to approve the SAL merger proposal;
•	to approve the SAL certificate of amendment proposal;
•	to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to adopt and approve the merger agreement; and
•	such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

Recommendation of the Board of Directors of SAL

The SAL board of directors has approved the merger agreement and the transactions contemplated thereby and unanimously recommends that you vote your shares as follows:

•	“FOR” approval of the SAL merger proposal;
•	“FOR” approval of the SAL certificate of amendment proposal; and
•	“FOR” the SAL adjournment proposal.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of SAL common stock at the close of business on the record date of September 5, 2014, are entitled to notice of and to vote at the special meeting of shareholders of SAL. As of the record date, there were 1,713,281 shares of SAL common stock outstanding, held of record by 1,739 shareholders. Each holder of SAL common stock is entitled to one vote for each share of SAL common stock owned as of the record date.

A list of SAL shareholders as of the record date will be available for review by any SAL shareholder at SAL’s principal executive offices during regular business hours beginning 10 days prior to the date of the special meeting and continuing through the special meeting.

Quorum; Vote Required

A quorum of SAL shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of SAL common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. SAL will include proxies marked as abstentions in determining the number of shares present at the special meeting.

The affirmative vote of the holders of at least a majority of the shares of SAL common stock outstanding and entitled to vote at the special meeting is required to approve the merger proposal, the SAL certificate of amendment proposal, and the SAL adjournment proposal. Abstentions and broker non-votes are counted “AGAINST” the SAL merger proposal, the proposal to amend SAL’s certificate of incorporation and the proposal to issue SAL common stock as merger consideration, but will have no effect on the SAL adjournment proposal.

Share Ownership of Management

As of the record date, the directors and executive officers of SAL and their affiliates collectively owned 127,240 shares of SAL common stock, or approximately 7.43% of SAL’s outstanding shares.

When considering the recommendation of the board of directors of SAL that you vote in favor of the approval of the merger agreement, including the issuance of SAL common stock as merger consideration, and the approval of the amendment to SAL’s certificate of incorporation, you should be aware that the executive officers and directors of SAL have financial interests in the merger that may be different from, or in addition to, the interests of shareholders of SAL. See “The Merger - Interests of SAL’s Directors and Executive Officers in the Merger” beginning on page 59.

Voting of Proxies

If you are a SAL shareholder, the board of directors of SAL requests that you return the proxy card accompanying this document for use at the special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed postage-paid envelope.

All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” approval of the SAL merger proposal, “FOR” approval of the SAL certificate of amendment proposal, and “FOR” the SAL adjournment proposal, if necessary.

If you hold your shares of SAL common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, you must either direct the record holder of your shares of SAL common stock how to vote your shares or obtain a proxy from the record holder to vote your shares in person at the special meeting.

If you fail to properly submit your proxy card or to instruct your broker, bank or other nominee to vote your shares of SAL common stock and you do not attend the special meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote “AGAINST” adoption and approval of the proposals to approve the merger agreement, to amend SAL’s certificate of incorporation and to issue shares as consideration for the merger, but will have no effect on the SAL adjournment proposal. However, if you mark “ABSTAIN” on your proxy card with respect to any proposal, it will have the same effect as a vote “AGAINST” such proposal.

How to Revoke Your Proxy

If you are a SAL shareholder, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to SAL’s Secretary at the address listed below, stating that you revoke your proxy;
•	submitting a new signed proxy card bearing a later date (any earlier proxies will be revoked automatically); or
•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation to Shelly L. Humeston, Secretary, at the following address:

Salisbury Bank and Trust Company

5 Bissell Street

P.O. Box 1868

Lakeville, CT 06039-1868

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Voting in Person

If you are a SAL shareholder and plan to attend the special meeting of SAL shareholders and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the broker, bank or other nominee in order to vote your shares.

Whether or not you plan to attend the special meeting, SAL requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for approval, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the approval of the SAL merger proposal; “FOR” approval of the amendment to SAL’s certificate of incorporation to increase SAL’s authorized common stock and to increase the number of directors on SAL’s board; and “FOR” the SAL adjournment proposal, if necessary.

Brokers who hold shares of SAL common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as broker non-votes. If your broker holds your SAL common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus.

Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, or fill out the voter instruction form, if applicable.

Abstentions will be included in determining the presence of a quorum at the special meeting, but will be counted as a vote “AGAINST” any of the proposals for which a shareholder marks “ABSTAIN”. Broker non-votes will only be included in determining the presence of a quorum at the special meeting, if the beneficial owner of such shares has instructed the bank or broker how to vote with respect to at least one matter before the meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the SAL merger proposal, and the SAL certificate of amendment proposal, except that broker non-votes will have no effect on the SAL adjournment proposal.

Proxy Solicitation

If you are a SAL shareholder, the enclosed proxy is solicited by and on behalf of the board of directors of SAL. SAL will pay the expenses of soliciting proxies to be voted at the special meeting. Following the original mailing of the proxies and other soliciting materials, SAL and its agents also may solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to directors, officers or other employees of SAL for making these solicitations. SAL has retained a proxy solicitation firm, Morrow & Co., LLC to aid in its solicitation process. SAL will pay Morrow & Co., LLC a fee of approximately $5,000, plus reasonable disbursements in connection with the solicitation. SAL intends to reimburse persons who hold SAL common stock of record but not beneficially, such as brokers, custodians, nominees, and fiduciaries, for their reasonable expense in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold shares.

This joint proxy statement/prospectus and the proxy card are first being sent to SAL shareholders on or about September 19, 2014.

SAL PROPOSALS

Proposal No. 1 - To Approve the SAL Merger Proposal

SAL is asking its shareholders to approve the merger agreement and the transactions contemplated thereby. Holders of SAL common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

In connection with the merger agreement, SAL is also asking its shareholders to approve the issuance of SAL common stock as merger consideration proposal. Pursuant to the merger agreement, upon completion of the merger, holders of Riverside common stock will be entitled to receive, for each share of Riverside common stock that is issued and outstanding, 1.35 shares of SAL common stock.

After careful consideration, the SAL board of directors unanimously adopted the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger and the issuance of SAL common stock as merger consideration, to be advisable and in the best interests of SAL and the shareholders of SAL. See “The Merger—SAL’s Reasons for the Merger; Recommendation of SAL’s Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the SAL board of directors’ recommendation.

The SAL board of directors unanimously recommends a vote “FOR” the approval of the SAL Merger Proposal, including the issuance of SAL common stock as merger consideration.

Proposal No. 2 - To Approve the SAL Certificate of Amendment Proposal

SAL is asking its shareholders to approve the SAL certificate of amendment proposal. This proposal would increase the number of authorized common shares of SAL from 3,000,000 to 5,000,000 shares. In addition, the certificate of incorporation would be amended to eliminate the minimum and maximum number of directors of SAL to provide that the board of directors may fix the number of directors from time to time. Currently, the certificate of incorporation provides that the SAL board should consist of no more than twelve (12) directors. At the effective time of the merger, pursuant to the merger agreement, SAL’s board will consist of fifteen (15) directors (its ten (10) current directors and the five (5) Riverside representatives who will become directors of SAL and SBT). A copy of the form of the SAL certificate of amendment is attached to this joint proxy statement/prospectus as Appendix E. Approval of this proposal is necessary in order for SAL to have sufficient shares to issue to the former Riverside shareholders as consideration in the merger, and, therefore, SAL cannot complete the merger unless this proposal is approved.

After careful consideration, the SAL board of directors, by a unanimous vote of all directors, adopted the SAL certificate amendment proposal. The increase in the number of authorized shares will provide sufficient shares to be issued as merger consideration in connection with the merger and provided sufficient shares for outstanding options, as well as provide shares for future issuance. The larger board size will allow all current SAL directors and the five Riverside representatives to serve on the board of directors of SAL as of the effective time.

The SAL board of directors unanimously recommends a vote “FOR” the SAL Certificate of Amendment Proposal.

Proposal No. 3 - To Approve the SAL Adjournment Proposal

The SAL special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the SAL merger proposal.

If, at the SAL special meeting, the number of shares of SAL common stock present or represented and voting in favor of the SAL merger proposal is insufficient to approve such proposal, SAL intends to move to adjourn the SAL special meeting to solicit additional proxies for the approval of the merger agreement. In that event, SAL will ask its shareholders to vote upon the SAL adjournment proposal, but not the SAL merger proposal.

In this proposal, SAL is asking its shareholders to authorize the holder of any proxy solicited by the SAL board of directors on a discretionary basis to vote in favor of adjourning the SAL special meeting to another time and place to solicit additional proxies, including the solicitation of proxies from SAL shareholders who have previously voted.

The SAL board of directors unanimously recommends a vote “FOR” the SAL Adjournment Proposal.

THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement and other documents attached as appendices to this joint proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement and other documents attached as appendices to this joint proxy statement/prospectus, for a more complete understanding of the merger.

General

On March 18, 2014, the SBT and SAL boards of directors and board of directors of Riverside approved the merger agreement. The merger agreement provides for the merger of Riverside with and into SBT, with SBT as the surviving corporation.

Upon completion of the merger, holders of Riverside common stock (other than stock held by Riverside or SAL) will be entitled to receive, for each share of Riverside common stock that is issued and outstanding, 1.35 shares of SAL common stock.

See “The Merger Agreement” beginning on page 71, for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

The board of Riverside, as part of its ongoing strategic planning, has historically reviewed alternatives available to Riverside on an ongoing basis. The board concluded that in order for Riverside to remain as an independent organization, it would need to raise additional capital. Although Riverside’s regulatory capital ratios have consistently exceeded the regulatory minimums required for it to be considered “well capitalized”, Riverside’s ability to grow its loan portfolio and customer base has been constrained by its relatively low legal lending limit, which is 15% of capital for most loans. This has meant that in order to originate larger credits, and serve the needs of growing or larger customers, Riverside has needed to share the credit with a participating institution. Riverside has therefore run the risk of its customers outgrowing the bank. In addition, the board of Riverside believed that in the current regulatory environment, it has been and would continue to be difficult for a small institution to absorb all of the increasing costs of regulatory compliance. Therefore, to remain independent, the board believed that Riverside would need to continue to grow, and Riverside would, therefore, require additional capital to support that growth.

The Riverside board also concluded that for a number of reasons, including the difficulty incurred by small, illiquid banks in accessing the capital markets, Riverside would have difficulty raising additional capital on terms that would benefit its existing shareholders.

As an outgrowth of these planning sessions, in May of 2012, George Banta, then a director of Riverside, suggested that John Davies, the President and CEO of Riverside, reach out to Richard J. Cantele, Jr., President and CEO of SAL and SBT. Mr. Banta is a shareholder of SAL, and believed that SAL was interested in expanding further in New York.

Mr. Davies met with Mr. Cantele in May of 2012 to discuss whether there was any basis for the two companies to engage in a transaction. No terms were discussed at this meeting. Both Messrs. Davies and Cantele believed that a deal between Riverside and SAL could be beneficial to the shareholders of both and agreed to keep speaking.

Messrs. Davies and Cantele met again in June and in October of 2012 to informally discuss a potential transaction. Economic terms of a transaction were not discussed at either meeting. At the October 2012 meeting, Mr. Davies agreed to provide Mr. Cantele with publicly available financial information for Riverside, including financial results through September 30, 2012. Over the next several weeks, Mr. Davies provided the requested information to Mr. Cantele.

In January 2013, SAL retained Sterne Agee to produce a pro forma model showing a combination of SAL and Riverside, assuming a stock for stock exchange with an exchange ratio of 1.22 shares of SAL common stock for each share of Riverside common stock. In late January 2013, Mr. Davies met with Mr. Cantele, and Mr. Cantele reviewed the Sterne Agee model with Mr. Davies. Both Mr. Davies and Mr. Cantele agreed that the model represented a basis on which to move forward with a possible combination of SBT and Riverside.

The board of directors of Riverside received and reviewed the Sterne Agree model at its February 26, 2013 board meeting, and concluded that the model represented terms on which the board would be willing to negotiate a combination with SAL, and directed the executive committee of the board to meet with representatives of SAL and further explore the terms of a possible transaction.

On March 5, 2013, members of the executive committee of the Riverside board met with Mr. Cantele and a delegation of the board members of SAL. At that meeting, the parties discussed social and structural aspects of the proposed transaction, but did not discuss financial terms. The Riverside executive committee reported the results of that meeting to the full board of Riverside at its meeting on March 26, 2013. As a result, the board authorized the Riverside executive committee to have a second meeting with representatives of SAL, and authorized management to contact KBW about acting as a financial advisor to Riverside. Mr. Davies thereafter contacted a representative of KBW.

On April 8, 2013 members of the executive committee of the Riverside board again met with Mr. Cantele, and a designated board committee of SAL to discuss a potential transaction. In addition, representatives of Sterne Agee attended the meeting, and reviewed their model with the members of Riverside’s executive committee. As a result of that meeting, the Riverside executive committee determined that Riverside should move forward with discussions with SAL.

At approximately the same time in April, Mr. Davies was contacted by a senior executive of another financial institution and asked whether he would have lunch with the executive and the institution’s CEO. Mr. Davies knew both from professional activities, and agreed to meet. He was not told the purpose of the meeting.

Mr. Davies met with the two executives, and they expressed an interest in purchasing Riverside in an all cash transaction. No proposed price was discussed at that meeting.

Mr. Davies then contacted KBW and requested that KBW provide assistance with assessing the financial ability of SAL and the other financial institution to purchase Riverside through a stock for stock exchange in the case of SAL and through an all cash transaction in the case of the other institution. At a meeting held on April 23, 2013, the board authorized Mr. Davies to have further discussions with the other financial institution to ascertain the potential terms of their interest in Riverside.

At the request of the other financial institution, Mr. Davies in late April and early May of 2013 provided the other financial institution with publicly available financial information regarding Riverside.

On May 24, 2013, the other financial institution presented an indication of interest valuing Riverside at $35.00 per share in a proposed all cash purchase. At a meeting on May 28, 2013, the board discussed the indication of interest and determined that the indication inadequately valued Riverside and that the bank should continue with its efforts to negotiate a merger with SAL. Riverside management communicated the board’s decision to the other financial institution.

Riverside management and KBW continued to discuss the terms of the proposed transaction with SAL management and Sterne Agee. During these discussions, SAL proposed an exchange ratio of 1.245 SAL shares for each Riverside share. In addition, the other financial institution continued discussions with Riverside management and KBW, and continued to express interest in acquiring Riverside in an all cash transaction.

On June 25, 2013, the Riverside board held a meeting at which representatives of KBW were present to review the current terms of the proposed transaction with SAL and the continued interest of the other financial institution. The board concluded that KBW should reach out to each of SAL and the other institution and direct them to present their best and final indication of interest for a proposed transaction with Riverside.

Both SAL and the other institution presented indications of interest. SAL proposed a stock for stock exchange with an exchange ratio of 1.25 SAL shares for each Riverside share. The other financial institution proposed an all cash transaction valuing Riverside at $43.00 per share.

On July 12, 2013, the board of Riverside held a meeting, which representatives of KBW attended, and which Windels Marx Lane & Mittendorf, Riverside’s counsel, also attended, to review the indications. Counsel reviewed with the board its fiduciary duties and the obligations it owed to Riverside’s shareholders. The representatives of KBW discussed with the board the financial terms and financial aspects of each indication. After further discussions, the board elected to proceed with the proposed transaction with SAL, and authorized and directed management, working with counsel and KBW, to negotiate a definitive agreement with SAL.

Over the next few days, certain shareholders with knowledge of the two proposed transactions, including emeritus members of the board, expressed reservations about turning down the all-cash deal, based in part on the liquidity it offered. The Riverside board became concerned about Riverside’s ability to obtain a two-thirds vote in favor of the SAL transaction in light of the concerns expressed by these shareholders.

On July 19, 2013, the Riverside board met with counsel to again review the two indications of interest and the concerns expressed by the emeritus members of the board. After further discussion, the Riverside board authorized and directed management, working with counsel and KBW, to negotiate a definitive merger agreement providing for an all cash transaction at $43.00 per share with the other financial institution.

During August and September of 2013, the other financial institution undertook a detailed diligence review of Riverside, and during September of 2013, counsel for the other financial institution began to negotiate the definitive agreements with counsel for Riverside. By late September and early October of 2013, several issues had arisen in the negotiations which were proving difficult to resolve. The purchasing financial institution had imposed a condition to the transaction that certain shareholders who were not members of the Riverside board of directors agree to vote in favor of the transaction. One or more of these shareholders were unwilling to so agree. In addition, the purchasing financial institution required senior management of Riverside to waive their current employment and/or change in control agreements and enter into new agreements with the acquirer. However, the parties were unable to come to agreement on the terms of the new agreements.

As a result of these issues, in early October 2013, the other financial institution notified Riverside that is was ending the negotiations to acquire Riverside, and that it would not move forward with the transaction.

The executive committee of the Riverside board then held a meeting also attended by KBW to discuss Riverside’s alternatives, and elected to approach SAL to gauge its interest in a possible transaction with Riverside. On or about October 8, 2013, Mr. Davies called Mr. Cantele, who indicated that SAL remained interested in a potential transaction with Riverside. On October 22, 2013, Mr. Davies informed the Riverside board of SAL’s continued interest and on October 25, 2013, Mr. Cantele informed the SAL board that discussions with Riverside have been revived.

SAL then provided an updated indication of interest on November 4, 2013. The indication provided for a stock for stock exchange in a merger with an exchange ratio of 1.35 SAL shares for each Riverside share. Mr. Davies presented the new SAL indication of interest to the Riverside board, which concluded that it represented the basis on which the board was willing to negotiate a definitive agreement with SAL.

SAL engaged an independent consultant to assist with due diligence and during December of 2013 and January of 2014, SAL undertook a detailed diligence review of Riverside, and counsel for SAL began to prepare drafts of the definitive transaction documents.

During February and March of 2014, counsel for SAL and counsel for Riverside negotiated the definitive transaction documents, including the merger agreement and employment related agreements for Riverside management. In addition, Riverside undertook a diligence review of SAL.

On March 18, 2014, the respective boards of Riverside and SAL met and approved the definitive merger agreement. At the Riverside board meeting, representatives of Windels Marx Lane & Mittendorf and KBW made presentations prior to the vote being taken by the Riverside board. The presentation by Windels, Marx, Lane & Mittendorf covered the terms of the merger agreement and the fiduciary duties of board members. At this meeting, KBW reviewed the financial aspects of the proposed transaction, and, at the request of the Riverside board of directors, rendered its opinion to the Riverside board of directors as to the fairness, from a financial point of view and as of the date of its opinion, to the holders of Riverside common stock of the exchange ratio in the proposed merger pursuant to the merger agreement. At the SAL meeting, representatives of Cranmore, FitzGerald & Meaney and Sterne Agee made presentations prior to the vote being taken by the SAL board. Sterne Agee reviewed and discussed its financial analyses of the merger and the merger consideration with the SAL board based on materials previously provided to the directors. Sterne Agee delivered its written opinion that, as of March 18, 2014, and subject to the limitations and qualifications set forth in the opinion, the proposed merger consideration was fair to SAL’s shareholders, from a financial point of view.

After the respective meetings were concluded, the merger agreement and various ancillary documents were signed by the parties, after the close of the financial markets for the trading day. Prior to the opening of trading in the financial markets on March 19, a joint press release announcing the execution of the definitive merger agreement was disseminated by the parties.

Riverside’s Reasons for the Merger

In the course of its deliberations on the proposed transaction with SAL, the Riverside board consulted with its legal counsel with respect to its legal duties and the terms of the merger agreement. The Riverside board consulted with Riverside’s financial advisor with respect to the financial aspects of the transaction and with senior management regarding, among other things, operational and diligence matters.

The following discussion of the information and factors considered by the Riverside board is not intended to be exhaustive; it does, however, include all material factors considered by the board.

In reaching its decision to approve the merger agreement, the Riverside board considered the following:

•	the ability to create a combined institution with over $800 million in assets, a higher lending limit and the infrastructure for growth in small and middle-market lending;
•	the fact that SAL’s stock was traded on the NASDAQ Capital Market, providing liquidity to Riverside shareholders for the first time;
•	the benefits of combining Riverside’s focus on small business customers with SAL’s full suite of consumer products;
•	the terms of the merger agreement, including the exchange ratio and the fact that the Riverside shareholders would have substantial representation on the board of directors of the resulting entity;
•	the compatibility of the business cultures of the two organizations,
•	the financial condition, results of operations and prospects of the two companies, as well as SAL’s history of paying cash dividends; and
•	the opinion dated March 18, 2014 of KBW provided to the Riverside board of directors as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of Riverside common stock of the exchange ratio in the proposed merger pursuant to the merger agreement.

All business combinations, including the merger, also include certain risks and disadvantages. The material potential risks and disadvantages to Riverside’s shareholders identified by Riverside’s board and management include the following material matters, the order of which does not necessarily reflect their relative significance:

•	there can be no assurance that the combined company will attain the type of revenue enhancements and cost savings necessary to cause the trading markets to consider the transaction a success, increasing the value of the combined company’s stock received by the shareholders of Riverside;
•	since the exchange ratio is fixed, Riverside shareholders will receive less value if the SAL common stock price declines prior to the closing;
•	although the SAL stock is traded on the NASDAQ Capital Market, it is not highly liquid, and Riverside shareholders looking to sell a large position could be required to sell over a prolonged time period, and
•	the fact that the termination fee provided for in the merger agreement and certain other provisions of the merger agreement might discourage third parties from seeking to acquire Riverside, in light of the fact that SAL was unwilling to enter into the merger agreement absent such provisions.

In reaching the determination to approve the merger agreement and the related transactions, the Riverside board of directors did not quantify or otherwise attempt to assign any relative weight to the various factors it considered, and individual directors may have viewed certain factors more positively or negatively than others. In addition, as in any business combination, there can be no assurances that the benefits of the merger perceived by the Riverside board of directors and described above will be realized or will outweigh the risks and uncertainties.

SAL’s Reasons for the Merger

In reaching its decision to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the SAL board of directors consulted with SAL management, as well as its financial and legal advisors, and considered a number of factors.

The SAL board of directors considered its view that Riverside’s business and operations complement those of SAL and that the branch networks are a natural extension of each company’s stand-alone footprint. The SAL board considered that the merger would result in a premier community bank franchise in the combined institution’s four counties of operation, which would rank #10 in deposit market share in such four counties. In addition, the SAL Board believes that the scale of the combined companies, which would result in over $800 million in assets, would allow for greater size and product breadth to compete effectively. The SAL board also considered that the combined company would have the ability to deliver new and existing customers quality banking products and services and provide them with more locations to do their banking.

The board of directors further considered a number of strategic benefits, including the following:

•	Each of SAL’s and Riverside’s business, operations, financial condition, asset quality, earnings and prospects.
•	The significant cross-sale opportunities through SAL’s established residential lending and wealth management platform and Riverside’s higher commercial/commercial real estate concentration;
•	The increased market capitalization and liquidity;
•	The complementary nature of the cultures and product mix of the two companies, including with respect to strategic focus, target markets, client service and strong community orientation, which management believes should facilitate integration and implementation of the transaction;
•	The expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital and geographic footprint;
•	Its understanding of the current and prospective environment in which SAL and Riverside operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on SAL both with and without the proposed transaction;
•	That the transaction is financially compelling. The SAL board, in consultation with its financial advisors considered the following, in addition to other factors, as compelling reasons for the transaction:

º	The EPS accretion for both sets of shareholders;

º	The manageable tangible book value dilution to SAL;

º	The opportunity to improve operating efficiency and grow earnings by spreading costs over a larger asset base; and

º	The upside from revenue synergies identified through increased lending capacity and cross-sales;

•	The continued participation of some of Riverside’s board of directors and management in the combined company, which enhances the likelihood that the strategic benefits that SAL expects to achieve as a result of the merger will be realized and that the benefits and talents that Riverside brings to the combined institution will be appropriately valued and effectively utilized; in particular, SAL’s board of directors considered the following:

º	That John M. Davies, Riverside’s current President and Chief Executive Officer, would serve as the President of the New York Region of SBT as the surviving bank;

º	That Todd Rubino, Riverside’s current Executive Vice President and Senior Lending Officer, would serve as Vice President, Senior Lender of the New York Region of SBT as the surviving bank;

•	Its review and discussions with SAL’s management concerning the extensive due diligence of Riverside;
•	Management’s expectation that the combined company will have a strong capital position upon completion of the transaction;
•	The opinion of Sterne Agee, dated March 18, 2014, to SAL’s board of directors as to the fairness to SAL, from a financial point of view and as of the date of the opinion, of the merger consideration provided for in the merger, as more fully described below in the section entitled “Opinion of Sterne Agee”;
•	The financial and other terms of the merger agreement, including the fixed exchange ratio, expected tax treatment and deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors; and
•	The expectation that all necessary regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

In addition to the foregoing benefits of the merger, the board of directors of SAL considered a number of risks associated with the merger, including:

•	The potential risk of diverting management attention and resources from the operation of SAL’s business and towards the completion of the merger; and
•	The potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Riverside’s business, operations and workforce with those of SAL.

The foregoing discussion of the factors considered by the SAL board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the SAL board of directors. In reaching its decision to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, the SAL board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The SAL board of directors considered all these factors as a whole, including discussions with, and questioning of, SAL’s management and SAL’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. There can be no assurance that the potential synergies or opportunities considered by the SAL board will be achieved through completion of the merger. See the section of this document titled “Risk Factors—Risks Relating to the Merger” beginning on page 20.

Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Riverside

Riverside engaged KBW to render financial advisory and investment banking services to Riverside, including an opinion to the Riverside board of directors as to the fairness, from a financial point of view, to the holders of Riverside common stock, of the exchange ratio in the proposed merger. Riverside selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

At the meeting held on March 18, 2014 at which the Riverside board evaluated the proposed merger, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Riverside common stock. The Riverside board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Riverside board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of Riverside common stock. It did not address the underlying business decision of Riverside to engage in the merger or enter into the merger agreement. KBW’s opinion did not and does not constitute a recommendation to the Riverside board in connection with the merger, and it did not and does not constitute a recommendation to any Riverside shareholder or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation on whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Riverside and SAL and the merger, including, among other things:

•	a draft, dated March 15, 2014, of the merger agreement (the most recent draft then made available to KBW);
•	the audited financial statements and Annual Reports on Form 10-K for the three years ended December 31, 2012 of SAL;
•	the audited financial statements and Annual Reports for the two years ended December 31, 2012 of Riverside;
•	the draft financial statements and Annual Reports for the year ended December 31, 2013 for Riverside and SAL;
•	the quarterly call reports for the three year period ended December 31, 2013 of Riverside, SAL and SBT;
•	the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 of SAL;
•	certain other interim reports and other communications of Riverside and SAL to their respective shareholders; and
•	other financial information concerning the businesses and operations of Riverside and SAL furnished to KBW by Riverside and SAL for purposes of KBW’s analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Riverside and SAL;
•	the assets and liabilities of Riverside and SAL;
•	the nature and terms of certain other merger transactions and business combinations in the banking industry;
•	a comparison of certain financial information of Riverside and certain financial and stock market information for SAL with similar information for certain other companies the securities of which are publicly traded;
•	financial and operating forecasts and projections of Riverside that were prepared by, and provided to and discussed with KBW by, Riverside management and that were relied upon by KBW with the consent of the Riverside board; and
•	financial and operating forecasts and projections of SAL and estimates regarding certain pro forma financial effects of the merger on SAL (including, without limitation, the cost savings, revenue enhancements and related expenses expected to result from the merger) that were prepared by, and provided to and discussed with KBW by SAL management and that were used and relied upon by KBW with the consent of the Riverside board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of Riverside and SAL regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the respective management teams of Riverside and SAL as to the reasonableness and achievability of the financial and operating forecasts and projections of Riverside and SAL (and the assumptions and bases therefor) that were prepared by such management teams and KBW assumed, at the direction of Riverside, that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management teams and that such forecasts and projections would be realized in the amounts and time periods estimated by such management teams. KBW further relied upon SAL management as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the merger on SAL that were prepared by and provided to KBW by such management, and that were discussed with KBW by such management (and the assumptions and bases therefor, including but not limited to the financial and operating projections of Riverside that were prepared by SAL in connection therewith and used by KBW at the direction of the Riverside board and any potential cost savings and operating synergies and other potential pro forma effects assumed or estimated by SAL with respect to the merger), and KBW assumed, with the consent of Riverside, that all such estimates were reasonably prepared on a basis reflecting the best available estimates and judgments of SAL management and that such estimates would be realized in the amounts and in the time periods estimated.

The forecasts, projections and estimates of Riverside and SAL that were provided to KBW were not prepared with the expectation of public disclosure. All such information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. KBW assumed, based on discussions with the respective management teams of Riverside and SAL, that such forecasts, projections and estimates referred to above, provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Riverside or SAL since the date of the last financial statements made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Riverside’s consent, that the aggregate allowances for loan and lease losses for Riverside and SAL were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Riverside or SAL, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Riverside or SAL under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed that, in all respects material to its analyses:

•	the merger would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the latest draft of the merger agreement that had been reviewed by KBW) with no adjustments to the exchange ratio or additional forms of consideration;
•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;
•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;
•	there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger and that all conditions to the completion of the merger would be satisfied without any waivers or modifications to the merger agreement; and
•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Riverside, SAL, the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements, and related expenses expected to result from the merger.

KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW further assumed that Riverside relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Riverside, SAL, SBT, the merger and any related transaction, and the merger agreement. KBW did not provide and is not providing advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to the holders of Riverside common stock. KBW expressed no view or opinion as to any terms or other aspects of the merger or any related transaction, including without limitation, the form or structure of the merger or any related transaction, any consequences of the merger to Riverside, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Riverside to engage in the merger or enter into the merger agreement;
•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Riverside or the Riverside board;
•	the fairness of the amount or nature of any compensation to any of Riverside’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Riverside common stock;
•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Riverside other than Riverside common stock (solely with respect to the exchange ratio), or of any class of securities of SAL, SBT or any other party to any transaction contemplated by the merger agreement;
•	the actual value of the SAL common stock to be issued in the merger;
•	the prices, trading range or volume at which the common stock of Riverside or SAL would trade following the public announcement of the merger or the consummation of the merger;
•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or
•	any legal, regulatory, accounting, tax or similar matters relating to Riverside, SAL, SBT, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Riverside and SAL. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Riverside board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Riverside board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Riverside and SAL and the decision to enter into the merger agreement was solely that of the Riverside board.

The following is a summary of the material financial analyses performed by KBW in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion, but summarizes the material analyses performed in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Selected Companies Analyses. Using publicly available information, KBW compared the financial performance and, financial condition of Riverside to 20 selected publicly traded banks and thrifts headquartered in the New England region (defined as Connecticut Massachusetts, New Hampshire, Rhode Island and Vermont) or the Mid-Atlantic region (defined as Delaware, Maryland, New Jersey, New York and Pennsylvania) of the United States with total assets between $150 million and $300 million, loans / deposits ratios greater than 50% and nonperforming assets / (loans + OREO) ratios less than 4.0%. KBW also reviewed the market performance of the selected companies.

The selected companies included in Riverside’s “peer” group were:

Farmers and Merchants Bank	First Suffield Financial, Inc.
PSB Holding Corporation	Fleetwood Bank Corporation
Grand Bank Corporation	Highlands Bancorp, Inc.
Community Bankers’ Corporation	Elmer Bancorp, Inc.
Peoples Limited	Rockport National Bancorp, Inc.
Damascus Community Bank	Harmony Bank
First Colebrook Bancorp, Inc.	GNB Financial Services, Inc.
Landmark Bancorp, Inc.	JTNB Bancorp, Inc.
National Bank of Coxsackie	First Resource Bank
Bank of Akron	ES Bancshares, Inc.

To perform this analysis, KBW used last-twelve-months (“LTM”) and other financial information as of or for the most recent completed quarter available and market price information as of March 17, 2014. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in Riverside’s historical financial statements, or the data prepared by Sterne Agee presented under the section “Opinion of SAL’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Riverside and the selected companies in its “peer” group:

		Peer Group
		25th			75th
	Riverside	Percentile	Average	Median	Percentile
LTM Core Return on Average Assets (1)	0.83%	0.48%	0.65%	0.61%	0.84%
LTM Core Return on Average Equity (1)	7.49%	6.11%	6.76%	6.73%	8.41%
LTM Net Interest Margin	4.13%	3.33%	3.67%	3.73%	3.96%
LTM Fee Income / Revenue Ratio (2)	8.2%	10.9%	13.4%	12.7%	16.5%
LTM Efficiency Ratio	60.6%	79.1%	73.9%	75.8%	67.9%

_________________

(1)	Core income excludes extraordinary items, gain/loss on sale of securities and nonrecurring revenues/expenses.
(2)	Excludes gain/loss on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Riverside and the selected companies in its “peer” group:

		Peer Group
		25th			75th
	Riverside	Percentile	Average	Median	Percentile
Tangible Common Equity / Tangible Assets	11.34%	6.86%	8.36%	8.14%	9.79%
Total Risk-Based Capital / Risk-Weighted Assets	14.08%	13.03%	15.18%	14.00%	17.04%
Loans / Deposits	95.6%	74.2%	78.7%	79.1%	85.0%
Loan Loss Reserve / Gross Loans	1.40%	0.97%	1.23%	1.18%	1.34%
Nonperforming Assets / Loans + OREO	1.26%	2.84%	1.92%	1.83%	0.98%
LTM Net Charge-Offs / Average Loans	0.34%	0.36%	0.18%	0.13%	0.04%

In addition, KBW’s analysis showed the following concerning the market performance of the selected companies in Riverside’s “peer” group (excluding the impact of certain selected company LTM earnings per share (“EPS”) multiples considered to be not meaningful because they were negative or greater than 30.0x):

	Peer Group
	25th						75th
	Percentile		Average		Median		Percentile
One - Year Stock Price Change	0.0%		5.2%		2.3%		10.0%
One - Year Total Return	1.0%		7.3%		5.3%		11.0%
YTD Stock Price Change	(1.4%)		0.2%		0.0%		2.2%
Stock Price / Book Value per Share	0.78	x	0.98	x	0.93	x	1.13	x
Stock Price / Tangible Book Value per Share	0.79	x	0.99	x	0.93	x	1.13	x
Stock Price / LTM EPS	9.3	x	12.3	x	11.9	x	13.0	x
Dividend Yield	0.9%		2.1%		2.2%		3.2%
LTM Dividend Payout	13.9%		25.6%		27.4%		38.9%

Using publicly available information, KBW compared the financial performance, financial condition and market performance of SAL to 21 selected banks and thrifts traded on NASDAQ or the New York Stock Exchange and headquartered in the New England region or the Mid-Atlantic region of the United States with total assets between $400 million and $750 million and nonperforming assets / loans + OREO ratios less than 4.0%.

The selected companies included in SAL’s “peer” group were:

Oneida Financial Corp.	Union Bankshares, Inc.
1st Constitution Bancorp	Patriot National Bancorp, Inc.
Northeast Bancorp	Emclaire Financial Corp.
Mid Penn Bancorp, Inc.	Prudential Bancorp, Inc.
Norwood Financial Corp.	Elmira Savings Bank
Hampden Bancorp, Inc.	Howard Bancorp, Inc.
DNB Financial Corporation	First Bank
Bancorp of New Jersey, Inc.	Wellesley Bancorp, Inc.
Malvern Bancorp, Inc.	Bay Bancorp, Inc.
Peoples Federal Bancshares, Inc.	Alliance Bancorp, Inc. of Pennsylvania
Chicopee Bancorp, Inc.

To perform this analysis, KBW used LTM and other financial information as of or for the most recent completed quarter available and market price information as of March 17, 2014. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in SAL’s historical financial statements, or the data prepared by Sterne Agee presented under the section “Opinion of SAL’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of SAL and the selected companies in its “peer” group:

		Peer Group
		25th			75th
	SAL	Percentile	Average	Median	Percentile
LTM Core Return on Average Assets (1)	0.69%	0.43%	0.40%	0.54%	0.72%
LTM Core Return on Average Equity (1)	5.67%	2.88%	3.93%	5.01%	8.31%
LTM Net Interest Margin	3.57%	3.23%	3.48%	3.40%	3.60%
LTM Fee Income / Revenue Ratio (2)	25.2%	8.2%	16.5%	14.7%	18.1%
LTM Efficiency Ratio	71.3%	81.2%	75.7%	72.9%	68.8%

___________________

(1)	Core income excludes extraordinary items, gain/loss on sale of securities and nonrecurring revenues/expenses.
(2)	Excludes gain/loss on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of SAL and the selected companies in its “peer” group:

		Peer Group
		25th			75th
	SAL	Percentile	Average	Median	Percentile
Tangible Common Equity / Tangible Assets	8.04%	7.45%	11.20%	10.20%	12.56%
Total Risk-Based Capital / Risk-Weighted Assets	16.46%	13.88%	18.50%	15.97%	19.43%
Loans / Deposits	92.8%	84.5%	89.6%	89.0%	98.1%
Loan Loss Reserve / Gross Loans	1.06%	0.92%	1.04%	1.09%	1.22%
Nonperforming Assets / Loans + OREO	3.62%	2.32%	1.84%	1.69%	1.48%
LTM Net Charge-Offs / Average Loans	0.18%	0.32%	0.36%	0.17%	0.05%

In addition, KBW’s analysis showed the following concerning the market performance of SAL and the selected companies in its peer group (excluding the impact of certain selected company LTM EPS multiples considered to be not meaningful because they were negative or greater than 30.0x):

			Peer Group
			25th						75th
	SAL		Percentile		Average		Median		Percentile
One - Year Stock Price Change	7.9%		0.5%		9.7%		7.3%		20.4%
One - Year Total Return	12.3%		2.9%		11.5%		11.2%		21.2%
YTD Stock Price Change	1.1%		(3.4%)		1.1%		(1.4%)		1.6%
Stock Price / Book Value per Share	0.82	x	0.96	x	1.12	x	1.04	x	1.21	x
Stock Price / Tangible Book Value per Share	1.00	x	0.98	x	1.19	x	1.05	x	1.27	x
Stock Price / LTM EPS	11.8	x	14.0	x	16.9	x	15.2	x	19.3	x
Dividend Yield	4.1%		0.0%		1.6%		1.4%		3.5%
LTM Dividend Payout	48.7%		0.0%		30.6%		27.6%		52.6%

Using publicly available information, KBW reviewed the financial performance, financial condition and market performance of 17 selected banks and thrifts traded on NASDAQ or the New York Stock Exchange and headquartered in the New England region or the Mid-Atlantic region of the United States with total assets between $750 million and $1.25 billion and nonperforming assets / loans + OREO ratios less than 4.0%.

The selected companies included in this third group were:

Citizens & Northern Corporation	ACNB Corporation
Penns Woods Bancorp, Inc.	Community Financial Corporation
Orrstown Financial Services, Inc.	Ocean Shore Holding Co.
Old Line Bancshares, Inc.	Republic First Bancorp, Inc.
Codorus Valley Bancorp, Inc.	Unity Bancorp, Inc.
Fox Chase Bancorp, Inc.	TF Financial Corporation
Cape Bancorp, Inc.	Evans Bancorp, Inc.
AmeriServ Financial, Inc.	Two River Bancorp
BSB Bancorp, Inc.

To perform this analysis, KBW used LTM and other financial information of the selected companies as of or for the most recent completed quarter available and market price information of the selected companies as of March 17, 2014.

KBW’s analysis showed the following concerning the financial performance of the selected companies in the third group and certain corresponding pro forma combined information of SAL and Riverside:

		Peer Group
	Pro Forma	25th			75th
	SAL-Riverside	Percentile	Average	Median	Percentile
LTM Core Return on Average Assets (1)(2)	0.83%	0.52%	0.72%	0.69%	0.90%
LTM Core Return on Average Equity (1)(2)	6.91%	4.36%	6.91%	7.37%	9.47%
LTM Net Interest Margin	—	3.48%	3.61%	3.59%	3.83%
LTM Fee Income / Revenue Ratio (3)	—	12.4%	19.1%	17.0%	25.8%
LTM Efficiency Ratio	—	73.3%	69.8%	67.5%	63.2%

______________

(1)	Core income excludes extraordinary items, gain/loss on sale of securities and nonrecurring revenues/expenses.
(2)	Pro forma SAL and Riverside ratios based on projected pro forma financial data for the 2015 fiscal year provided by SAL management and include impact of purchase accounting adjustments provided by SAL management.
(3)	Excludes gain/loss on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of the selected companies in the third group and certain corresponding pro forma combined information of SAL and Riverside:

		Peer Group
	Pro Forma	25th			75th
	SAL-Riverside	Percentile	Average	Median	Percentile
Tangible Common Equity / Tangible Assets (1)	8.57%	7.71%	9.63%	9.13%	10.71%
Total Risk-Based Capital / Risk-Weighted Assets (1)	14.61%	13.21%	15.96%	15.00%	16.30%
Loans / Deposits (1)	93.0%	87.5%	90.6%	91.6%	95.9%
Loan Loss Reserve / Gross Loans	—	1.06%	1.39%	1.28%	1.57%
Nonperforming Assets / Loans + OREO	—	2.96%	2.44%	2.63%	1.87%
LTM Net Charge-Offs / Average Loans	—	0.21%	0.15%	0.10%	0.04%

______________

(1)	Pro forma SAL and Riverside ratios based on pro forma financials as of September 30, 2014 provided by SAL management and include impact of purchase accounting adjustments provided by SAL management.

In addition, KBW’s analysis showed the following concerning the market performance of the selected companies in the third group (excluding the impact of certain selected company LTM EPS multiples considered to be not meaningful because they were negative or greater than 30.0x) and certain corresponding pro forma combined information of SAL and Riverside:

			Peer Group
	Pro Forma		25th						75th
	SAL-Riverside		Percentile		Average		Median		Percentile
One - Year Stock Price Change	—		13.5%		21.9%		23.6%		28.8%
One - Year Total Return	—		13.5%		23.9%		25.1%		30.5%
YTD Stock Price Change	—		(0.2%)		9.8%		8.4%		12.2%
Stock Price / Book Value per Share (1)	0.88	x	1.01	x	1.20	x	1.19	x	1.38	x
Stock Price / Tangible Book Value per Share (1)	1.05	x	1.09	x	1.29	x	1.19	x	1.41	x
Stock Price / LTM EPS (1)	11.6	x	12.8	x	14.8	x	13.5	x	15.5	x
Dividend Yield	4.1%		1.0%		1.9%		1.7%		2.4%
LTM Dividend Payout	—		15.1%		29.6%		21.3%		48.7%

______________

(1)	Pro forma SAL and Riverside book value per share and tangible book value per share multiples based on the closing price of SAL common stock on March 17, 2014 and pro forma financials as of September 30, 2014 provided by SAL management and include impact of purchase accounting adjustments provided by SAL management. Pro forma SAL and Riverside LTM EPS multiple based on 2013 reported earnings of Riverside and SAL and include impact of purchase accounting adjustments and other merger adjustments provided by SAL management.

No company used as a comparison in the above selected companies analyses is identical to Riverside or SAL. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analyses. KBW reviewed publicly available information related to 15 selected bank and thrift transactions announced since June 30, 2012 with acquired companies in the New England region or the Mid-Atlantic region of the United States, transaction values of between $10 million and $50 million. Terminated transactions, mergers of equals and mutual-to-mutual transactions were excluded from the selected transactions. The selected transactions included in the group were:

Acquiror:	Acquired Company:
Southern National Bancorp of Virginia, Inc.	Prince George’s Federal Savings Bank
Mascoma Mutual Financial Services Corporation	Connecticut River Bancorp, Inc.
ESSA Bancorp, Inc.	Franklin Security Bancorp, Inc.
1st Constitution Bancorp	Rumson-Fair Haven Bank & Trust Co.
Wilshire Bancorp, Inc.	BankAsiana
Haven Bancorp, MHC	Hilltop Community Bancorp, Inc.
Independent Bank Corp.	Mayflower Bancorp, Inc.
New Hampshire Thrift Bancshares, Inc.	Central Financial Corporation
Riverview Financial Corporation	Union Bancorp, Inc.
Liberty Bank	Southern Connecticut Bancorp, Inc.
TF Financial Corporation	Roebling Financial Corp, Inc.
Penns Woods Bancorp, Inc.	Luzerne National Bank Corporation
Old Line Bancshares, Inc.	WSB Holdings, Inc.
New Hampshire Thrift Bancshares, Inc.	Nashua Bank
Hana Financial Group Inc.	BNB Financial Services Corporation

For each selected transaction, KBW derived the ratio of the transaction consideration value per common share paid for the acquired company to the following, in each case based on the acquired company’s then latest publicly available financial statements of the acquired company available prior to the announcement of the acquisition:

•	tangible book value per share of the acquired company;
•	tangible equity premium to core deposits (total deposits less time deposits greater than $100,000); and
•	LTM EPS for the acquired company.

The above transaction multiples and premium for the selected transactions were compared with the corresponding transaction multiples and premium for the proposed merger based on the implied value of the merger consideration of $36.71 per share of Riverside common stock (which implied value was based on the exchange ratio of 1.35 shares of SAL common stock to be exchanged in the merger for each share of Riverside common stock and the closing price of SAL common stock on March 17, 2014) and using historical financial information for Riverside as of December 31, 2013. KBW also reviewed the price per common share paid for the acquired company for each selected transaction involving a publicly traded acquired company as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium).

The results of the analysis (excluding the impact of certain selected transaction LTM EPS multiples and the one-day premium for one of the selected transactions, which LTM EPS multiples and one-day premium were considered to be not meaningful) are set forth in the following table:

	SAL /		Selected Transactions
	Riverside		25th						75th
Transaction Price to:	Merger		Percentile		Average		Median		Percentile
Tangible Book Value per Share	1.08	x	0.89	x	1.13	x	1.07	x	1.33	x
Core Deposit Premium	1.6%		(1.9%)		0.9%		0.7%		5.1%
LTM EPS	15.1	x	24.0	x	30.2	x	30.5	x	32.6	x
One-Day Market Premium	NA		50.3%		54.1%		56.5%		67.8%

Additionally, KBW reviewed publicly available information related to 14 selected nationwide bank and thrift transactions announced since January 1, 2011 with transaction values of between $10 million and $100 million, 100% stock consideration and acquired company total assets / acquiror total assets percentages greater than 30%. Terminated transactions, mergers of equals and mutual-to-mutual transactions were excluded from the selected transactions. The selected transactions included in the group were:

Acquiror:	Acquired Company:
New Century Bancorp, Inc.	Select Bancorp, Inc.
Riverview Financial Corporation	Union Bancorp, Inc.
Nicolet Bankshares, Inc.	Mid-Wisconsin Financial Services, Inc.
Coronado First Bank	San Diego Private Bank
Old Florida Bancshares, Inc.	New Traditions National Bank
Crescent Financial Bancshares, Inc.	ECB Bancorp, Inc.
HaleCo Bancshares, Incorporated	LubCo Bancshares, Inc.
Equity Bancshares, Inc.	First Community Bancshares, Inc.
United Financial Bancorp, Inc.	New England Bancshares, Inc.
First Priority Financial Corp.	Affinity Bancorp, Inc.
Tompkins Financial Corporation	VIST Financial Corp.
California United Bank	Premier Commercial Bancorp
AltaPacific Bancorp	Stellar Business Bank
FNB United Corp.	Bank of Granite Corporation

For each selected transaction, KBW derived the ratio of the transaction consideration value per common share paid for the acquired company to the following, in each case based on the acquired company’s then latest publicly available financial statements of the acquired company available prior to the announcement of the acquisition:

•	tangible book value per share of the acquired company;
•	tangible equity premium to core deposits; and
•	LTM EPS for the acquired company.

The above transaction multiples and premium for the selected transactions were compared with the corresponding transaction multiples and premium for the proposed merger based on the implied value of the merger consideration of $36.71 per share of Riverside common stock and using historical financial information for Riverside as of December 31, 2013. KBW also reviewed the one-day market premium for each selected transaction.

The results of the analysis, excluding the impact of certain selected transaction LTM EPS multiples considered to be not meaningful, are set forth in the following table:

	SAL /		Selected Transactions
	Riverside		25th						75th
Transaction Price to:	Merger		Percentile		Average		Median		Percentile
Tangible Book Value per Share	1.08	x	0.95	x	1.04	x	1.00	x	1.13	x
Core Deposit Premium	1.6%		(0.8%)		0.1%		(0.1%)		1.1%
LTM EPS	15.1	x	12.9	x	18.9	x	14.4	x	23.9	x
One-Day Market Premium	NA		49.6%		55.1%		55.0%		62.8%

No company or transaction used as a comparison in the above selected transaction analyses is identical to Riverside or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative stand-alone contribution of SAL and Riverside to various pro forma balance sheet and income statement items to derive implied exchange ratios of shares of SAL common stock for each share of Riverside common stock. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used (i) reported balance sheet data for SAL and Riverside as of December 31, 2013 and 2013 reported net income for SAL and Riverside, and (ii) 2014 and 2015 net income estimates for SAL and Riverside per SAL’s and Riverside’s respective managements. Implied exchange ratios were derived by dividing the implied share price for Riverside common stock based on the Riverside contribution to the applicable pro forma item, taking into account the dilutive impact of Riverside stock options, by the closing share price of SAL common stock on March 17, 2014. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of SAL and Riverside shareholders in the combined company based on the 1.35 exchange ratio in the proposed merger:

	SAL	Riverside	Implied
	as a %	as a %	Exchange
	of Total	of Total	Ratio (1)
Balance Sheet
Assets	73%	27%	0.868	x
Gross Loans Held for Investment	70%	30%	0.968	x
Deposits	71%	29%	0.940	x
Tangible Common Equity	65%	35%	1.233	x

Net Income to Common
2013 GAAP Net Income	68%	32%	1.055	x
2014 Estimated GAAP Net Income	64%	36%	1.286	x
2015 Estimated GAAP Net Income	64%	36%	1.286	x

Pro Forma Ownership at 1.350x Exchange Ratio	63%	37%	1.350	x

______________

(1)	Implied exchange ratio calculates the implied price per Riverside share based on Riverside contribution to the total company (including dilutive impact of Riverside options) divided by SAL’s closing price of $27.19 as of 3/17/2014.

Discounted Cash Flow Analyses. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Riverside. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of Riverside prepared, and provided to KBW, by Riverside management and assumed discount rates ranging from 13.0% to 17.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that SAL could generate over the period from September 30, 2014 to December 31, 2018 as a stand-alone company, and (ii) the present value of Riverside’s implied terminal value at the end of such period. KBW assumed that Riverside would maintain a tangible common equity ratio of 8.00% and would retain sufficient earnings to maintain that level based on these assumptions. Any free cash flows in excess of what would need to be retained represented dividendable cash flows for Riverside. KBW derived implied terminal multiples using two methodologies, one based on 2019 earnings multiples and the other based on 2018 tangible book value multiples. Using implied terminal values for Riverside calculated by applying a range of 10.0x and 14.0x estimated 2019 earnings, KBW derived a range of implied values per share of Riverside common stock of approximately $34.34 to $46.41. Using implied terminal values for Riverside calculated by applying a range of 0.80x to 1.10x estimated 2018 tangible book value, KBW derived a range of implied values per share of Riverside common stock of approximately $28.58 to $36.67.

KBW also performed a discounted cash flow analysis to estimate a range for the implied equity value of SAL. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of SAL prepared, and provided to KBW, by SAL management and assumed discount rates ranging from 13.0% to 17.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that SAL could generate over the period from September 30, 2014 to December 31, 2018 as a stand-alone company, and (ii) the present value of SAL’s implied terminal value at the end of such period. KBW assumed that SAL would maintain a tangible common equity ratio of 8.00% and would retain sufficient earnings to maintain that level based on these assumptions. Any free cash flows in excess of what would need to be retained represented dividendable cash flows for SAL. KBW derived implied terminal multiples using two methodologies, one based on 2019 earnings multiples and the other based on 2018 tangible book value multiples. Using implied terminal values for SAL calculated by applying a range of 13.0x and 17.0x estimated 2019 earnings, KBW derived a range of implied values per share of SAL common stock of approximately $23.24 to $33.60 and a range of implied values for 1.35 shares of SAL common stock of approximately $31.38 to $45.36. Using implied terminal values for SAL calculated by applying a range of 0.95x and 1.25x estimated 2018 tangible book value, KBW derived a range of implied values per share of SAL common stock of approximately $19.91 to $28.69 and a range of implied values for 1.35 shares of SAL common stock of approximately $26.88 to $38.74.

Additionally KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of the pro forma combined company. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of Riverside and SAL prepared, and provided to KBW, by the respective managements of Riverside and SAL and pro forma assumptions (including purchase accounting assumptions, cost savings and related expenses) provided by SAL management and assumed discount rates ranging from 13.0% to 17.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that the pro forma combined company could generate over the period from September 30, 2014 to December 31, 2018, and (ii) the present value of the pro forma combined company’s implied terminal value at the end of such period. KBW assumed that the pro forma combined company would maintain a tangible common equity ratio of 8.00% and would retain sufficient earnings to maintain that level based on these assumptions. Any free cash flows in excess of what would need to be retained represented dividendable cash flows for the pro forma combined company. KBW derived implied terminal multiples using two methodologies, one based on 2019 earnings multiples and the other based on 2018 tangible book value multiples. Using implied terminal values for the pro forma combined company calculated by applying a range of 13.0x and 17.0x estimated 2019 earnings, KBW derived a range of implied values for 1.35 shares of SAL common stock of approximately $37.50 to $52.87. Using implied terminal values for the pro forma combined company calculated by applying a range of 1.10x and 1.40x estimated 2018 tangible book value, KBW derived a range of implied values for 1.35 shares of SAL common stock of approximately $31.19 to $42.40.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Riverside, SAL or the pro forma combined company.

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of SAL and Riverside. Using closing balance sheet estimates as of September 30, 2014 for SAL and Riverside based on long-term balance sheet growth rate assumptions provided by the respective managements of SAL and Riverside, financial forecasts and projections for SAL and Riverside provided by the respective managements of SAL and Riverside and pro forma assumptions (including purchase accounting assumptions, cost savings and related expenses) provided by SAL management, KBW analyzed the potential financial impact of the merger on certain projected financial results of SAL. This analysis indicated the merger could be accretive to SAL’s 2015 estimated EPS and dilutive to SAL’s estimated tangible book value per share as of September 30, 2014. Furthermore, the analysis indicated that, pro forma for the proposed merger, SAL’s tangible common equity to tangible assets ratio as of September 30, 2014 could be higher and that SAL’s leverage ratio, Tier 1 Risk Based Capital Ratio and Total Risk Based Capital Ratio as of September 30, 2014 could be lower. For all of the above, the actual results achieved by SAL following the merger may vary from the projected results, and the variations may be material.

Miscellaneous. KBW acted as financial advisor to Riverside in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. Further to ongoing sales and trading relationships between KBW and each of Riverside and SAL, from time to time KBW has, in the ordinary course of its business as a broker-dealer, purchased securities from, or sold securities to, Riverside and SAL. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Riverside and SAL for its own account and for the accounts of its customers. To the extent KBW held any such positions as of the date of its opinion, it was disclosed to the Riverside board.

Pursuant to the KBW engagement agreement, Riverside agreed to pay KBW a cash fee equal to 1.50% of the aggregate merger consideration, of which $50,000 and $100,000 became payable upon the entry into the engagement agreement and the rendering of KBW’s opinion, respectively, and the balance of which is contingent upon the consummation of the merger. Riverside also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Riverside. In the past two years, KBW has not provided investment banking and financial advisory services to SAL. KBW may in the future provide investment banking and financial advisory services to Riverside or SAL and receive compensation for such services.

Opinion of Sterne, Agee & Leach, Financial Advisor to SAL

SAL retained Sterne Agee to act as its financial advisor in connection with its proposed merger with Riverside. Sterne Agee agreed to assist SAL in analyzing, structuring, and negotiating the merger and was also engaged to render a written opinion to SAL’s board of directors as to whether the merger consideration pursuant to the merger agreement was fair, from a financial point of view, to SAL. Sterne Agee is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with SAL and its business. As part of its investment banking business, Sterne Agee is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of Sterne Agee attended the meeting of the SAL board of directors, held on March 18, 2014, at which the SAL board of directors evaluated the proposed merger with Riverside. At this meeting, Sterne Agee reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the merger consideration pursuant to the merger agreement was fair, from a financial point of view, to SAL. Following extensive review and discussion, the SAL board of directors approved the merger agreement at this meeting.

The full text of Sterne Agee’s written opinion is attached as Appendix D to this document and is incorporated herein by reference. SAL shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sterne Agee. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Sterne Agee has consented to the inclusion of its opinion and a summary thereof in this joint proxy statement/prospectus and in the registration statement on Form S-4, which includes this joint proxy statement/prospectus. The issuance of Sterne Agee’s opinion was approved by a fairness opinion committee of Sterne Agee. Sterne Agee provided its opinion to the SAL board of directors in connection with and for the purposes of its evaluation of the merger.

Sterne Agee’s opinion speaks only as of the date of the opinion. The opinion is directed to the SAL board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be paid by SAL in the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any SAL shareholder as to how the shareholder should vote at the SAL special meeting on the merger or any related matter.

In rendering its opinion, Sterne Agee reviewed, among other things:

•	certain publicly-available financial and business information of SAL, Riverside and their affiliates which it deemed to be relevant;
•	certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of SAL and Riverside;
•	certain information detailing the merger prepared by SAL, Riverside and their affiliates and by their legal and accounting advisors including the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger (the “Synergies”);
•	a comparison of certain financial metrics of SAL and Riverside to other selected banks and thrifts that it deemed to be relevant;
•	the terms of the merger relative to selected prior mergers and acquisitions involving a depository institution as the selling entity;
•	the projected pro forma impact of the merger on the projected balance sheet, capital ratios, tangible book value per share and estimated earnings per share of SAL;
•	the recent price performance of the common stock of SAL and compared it to other selected banks and thrifts that it deemed relevant;
•	the overall environment for depository institutions in the United States;
•	the merger agreement dated March 18, 2014; and
•	such other financial studies, analyses and investigations and took into account such other matters as it deemed appropriate for purposes of its opinion, including its assessment of general economic, market and monetary conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally.

 Sterne Agee also held several discussions with members of senior management and representatives of both SAL and Riverside with respect to certain aspects of the merger, as well as their respective businesses and prospects before and after giving effect to the merger and certain other matters Sterne Agee believed necessary or appropriate to its inquiry.

Sterne Agee, in conducting its review and arriving at its opinion, relied upon, without independent verification, the accuracy and completeness of the information provided to it by SAL, Riverside and their affiliates. In addition, where appropriate, Sterne Agee relied upon publicly available information, without independent verification, that Sterne Agee believes to be reliable, accurate and complete; however, Sterne Agee cannot guarantee the reliability, accuracy, or completeness of any such publicly available information. Sterne Agee was not engaged to express, and is not expressing, any opinion with respect to any other transaction, including any alternative transaction between SAL and Riverside. Sterne Agee prepared its opinion using internal projections for SAL and Riverside provided by and discussed with senior management of SAL and Riverside. With respect to the financial forecasts, including the synergies and restructuring charges, supplied to Sterne Agee, Sterne Agee assumed, with SAL’s consent, that they were reasonably prepared and reflected, as of the date of Sterne Agee’s opinion, the best currently available estimates and judgments of SAL and Riverside as to the future operating and financial performance of SAL, Riverside and the combined company.

Sterne Agee did not make an independent evaluation or appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of SAL, Riverside or their affiliates, including, but not limited to, any derivative or off-balance sheet assets or liabilities nor did Sterne Agee conduct any review of individual credit files of SAL or Riverside, evaluate the adequacy of the loan or lease loss reserves of SAL or Riverside or evaluate the solvency of SAL or Riverside under any state or federal laws relating to bankruptcy, insolvency or similar matters. Sterne Agee rendered no opinion or evaluation on the collectability of any asset or the future performance of any loan of SAL or Riverside. Sterne Agee was not retained to evaluate loan or lease portfolios for the purpose of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, Sterne Agee did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of SAL or Riverside or on the credit mark assumed taken in the merger, and Sterne Agee has assumed, with SAL’s consent, that the respective allowances for loan and lease losses for both SAL and Riverside, respectively, as well as the credit mark are adequate to cover such losses and will be adequate on a pro forma basis for the combined company. Sterne Agee has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Sterne Agee.

For purposes of rendering its opinion, Sterne Agee assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;
•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;
•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;
•	all conditions to the completion of the merger will be satisfied without any waiver; and
•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the synergies and restructuring charges expected to result from the merger.

Sterne Agee further assumed, without assuming any responsibility for independent verification, that the merger will be accounted for as a purchase transaction under GAAP, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Sterne Agee’s opinion is not an expression of an opinion as to the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the price at which the shares of common stock of the combined company will trade following the completion of the merger.

The merger consideration was determined through negotiations between SAL and Riverside and was approved by SAL’s board of directors. Sterne Agee provided advice to SAL during these negotiations; Sterne Agee did not recommend that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Summary of Analyses by Sterne Agee

In accordance with customary investment banking practice, Sterne Agee employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by Sterne Agee in connection with rendering its opinion to the SAL board of directors on March 18, 2014. The summary is not a complete description of the analyses underlying the Sterne Agee opinion or the presentation made by Sterne Agee to the SAL board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sterne Agee did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Sterne Agee believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposal

Pursuant to the terms of the merger agreement, each outstanding share of Riverside common stock not owned by SAL or Riverside other than shares owned in a fiduciary or agency capacity or as a result of debts previously contracted, will be converted into the right to receive 1.350 shares of SAL common stock (the “merger consideration”). Based on SAL’s closing price on March 14, 2014, of $26.90, the exchange ratio represented a price of $36.32 per share to Riverside’s shareholders.

Demographic and Branch Analysis

Sterne Agee reviewed and compared selected demographic information on SAL’s and Riverside’s markets where they have one or more active branch offices and conduct business. On a weighted average basis, based on data provided by a nationally recognized consolidator of this information, SNL Financial, Riverside’s franchise was found to have a projected household income change from 2013 to 2018 of 17.4% and 2013 median household income of $72,345. SAL’s franchise was found to have a projected household income change from 2013 to 2018 of 14.9% and 2013 median household income of $67,823. Sterne Agee also prepared a pro forma map combining SAL branch offices with Riverside’s branch offices. The map revealed the complementary nature of each institution’s branch footprint, with a total of 25,386 businesses with less than 500 employees, based on the latest U.S. Census Bureau data, operating in the combined four counties of operation.

Riverside Publicly Traded Companies Analysis

Using publicly available information, Sterne Agee compared the financial performance and financial condition of Riverside to the following publicly traded banks and bank holding companies and thrifts and thrift holding companies headquartered in the state of either New York, Connecticut, Massachusetts, Maine, New Hampshire or Rhode Island, excluding mutual holding companies and pending merger targets, with assets between $100 million and $400 million and nonperforming assets to assets less than 4.0%. Companies in this group were:

• Greater Hudson Bank, National Association	• Bank of Akron
• VSB Bancorp, Inc.	• First Suffield Financial, Inc.
• Grand Bank Corporation	• Rockport National Bancorp, Inc.
• Delhi Bank Corp.	• Damariscotta Bankshares, Inc.
• National Bank of Coxsackie	• Island Bancorp, Inc.
• First Colebrook Bancorp, Inc.	• ES Bancshares, Inc.
• Georgetown Bancorp, Inc.	• First National Bank of Groton
• CMS Bancorp, Inc.	• Patriot Federal Bank
• Delaware Bancshares, Inc.

To perform this analysis, Sterne Agee used financial information for the three months ended December 31, 2013 (or as of the most recently available quarter) and market price information as of March 14, 2014. Certain financial data prepared by Sterne Agee, and as referenced in the tables presented below, may not correspond to the data presented in Riverside’s historical financial statements, or to the data prepared by KBW, presented under the section “Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Riverside,” as a result of the different periods, assumptions and methods used by Sterne Agee to compute the financial data presented. No company used as a comparison in the analysis below is identical to Riverside. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

The following table summarizes the relevant data items for Riverside and the peer group:

Riverside Peer Group
Riverside	Minimum	Median	Mean	Maximum
Balance Sheet (Most Recent Quarter)
Total Assets ($ millions)	$221	$107	$262	$231	$336
Loan / Deposits	95.6%	27.2%	79.6%	75.0%	126.3%
Securities / Assets	9.2%	8.5%	19.5%	25.9%	51.6%
Tangible Common Equity / Tangible Assets	11.3%	6.9%	9.8%	9.6%	13.5%
Tier 1 Capital Ratio	12.8%	11.7%	15.9%	17.1%	27.6%
Total Risk Based Capital Ratio	14.1%	12.8%	17.1%	18.3%	28.9%
Income Analysis (Most Recent Quarter)
Return on Average Assets	1.03%	0.16%	0.45%	0.51%	1.33%
Return on Average Equity	9.1%	1.6%	4.8%	5.0%	9.9%
Return on Average Tangible Common Equity	9.1%	1.6%	5.2%	5.3%	9.9%
Net Interest Margin	4.24%	2.83%	3.52%	3.58%	4.84%
Efficiency Ratio	60.4%	57.0%	77.4%	76.3%	88.2%
Fee Income / Operating Revenue	8.8%	3.6%	12.4%	13.6%	26.9%
Asset Quality (Most Recent Quarter)
Non-Performing Assets / Total Assets	1.06%	0.15%	1.10%	1.09%	2.65%
Loan Loss Reserves / Total Loans	1.4%	0.3%	1.1%	1.2%	2.0%
Net Charge-Offs / Total Loans	0.27%	(0.71%)	0.08%	0.23%	1.45%
Trading Multiples & Market Statistics (1)(2)
Stock Price / Tangible Book Value	NA	54.7%	87.3%	96.4%	179.9%
Stock Price / Last Quarter Annualized EPS	NA	8.1	x	12.4	x	13.3	x	18.8	x
Stock Price / Last Twelve Months EPS	NA	8.8	x	12.9	x	13.9	x	18.3	x
Stock Price / Core Deposit Premium (3)	NA	(6.4%)	(2.0%)	(0.7%)	10.6%
Current Dividend Yield	NA	0.0%	2.0%	2.0%	5.7%

______________________________

(1)	As of 3/14/2014
(2)	Riverside is not a public company
(3)	Core deposits defined as total deposits less time deposits over $100,000. The core deposit premium is calculated by taking the market capitalization less tangible book value, divided by core deposits

Riverside Comparable Transaction Analysis

Sterne Agee reviewed publicly available information related to selected acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies with headquarters in the state of either New York, Connecticut, Massachusetts, Maine, New Hampshire or Rhode Island announced after December 31, 2010, where deal value was available and the buyer was a bank or bank holding company or a thrift or thrift holding company, the seller had assets between $100 million and $500 million and nonperforming assets to assets less than 4.0%. The transactions included in the groups were:

Acquiror	Acquiree
Mascoma Mutual Financial Services Corporation	Connecticut River Bancorp, Inc.
Independent Bank Corp.	Mayflower Bancorp, Inc.
SI Financial Group, Inc.	Newport Bancorp, Inc.
New Hampshire Thrift Bancshares, Inc.	Nashua Bank
Commerce Bancshares Corp.	Mercantile Capital Corp
Provident New York Bancorp	Gotham Bank of New York
NBT Bancorp Inc.	Hampshire First Bank
Berkshire Hills Bancorp, Inc.	Connecticut Bank and Trust Company

Transaction multiples for the merger were derived from an offer price of $36.32 per share for Riverside, based on SAL’s March 14, 2014 closing price of $26.90. For each precedent transaction, Sterne Agee derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	tangible book value per share of the acquired company based on the latest public financial statements of the company available prior to the announcement of the acquisition;
•	tangible equity premium to core deposits (core deposits defined as total deposits less time deposits over $100,000) based on the financial statements of the company available prior to the announcement of the acquisition and;
•	the last twelve months earnings per share based on the financial statements of the company available prior to the announcement of the acquisition

The results of the analysis are set forth in the following table:

	Salisbury /		Comparable		Comparable		Comparable		Comparable
	Riverside		Transactions		Transactions		Transactions		Transactions
Transaction Price to:	Merger		Minimum		Median		Mean		Maximum
Tangible Book Value	107%		116%		142%		144%		194%
Core Deposit Premium	1.2%		2.0%		5.7%		5.9%		10.8%
LTM Earnings Per Share	14.9	x	16.3	x	29.1	x	31.9	x	51.2	x

Riverside Dividend Discount Analysis with Synergies

Sterne Agee performed an analysis that estimated the present value per share of Riverside common stock through December 31, 2019. Sterne Agee based the analysis on Riverside’s projected earnings stream as derived from the internal financial projections provided by Riverside’s management for full year 2014 and 2015 and a 6.0% growth rate thereafter provided by SAL’s management as well as synergies and restructuring charges as projected by management of SAL and calculated the assumed potential after-tax distributions to common shareholders such that Riverside’s tangible common equity ratio would remain 8.0% of tangible assets. To approximate the terminal value of Riverside’s common stock at December 31, 2019, Sterne Agee applied price to forward earnings multiples of 12.0x to 14.0x of 2019 forecasted earnings. The income streams and terminal values were then discounted to present values using different discount rates ranging from 12.0% to 14.0% (based on a capital asset pricing model, and certain stock market estimated return information as calculated by Ibbotson Associates, a financial research firm). This discounted dividend analysis resulted in a net present value per share range of $51.81 to $61.03 per share of Riverside common stock as illustrated below.

	Terminal Earnings Multiple
Discount Rate	12.0x	13.0x	14.0x
12.0%	$54.86	$57.94	$61.03
13.0%	$53.30	$56.27	$59.24
14.0%	$51.81	$54.67	$57.53

The dividend discount analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Riverside.

SAL Stock Price Performance

Sterne Agee reviewed the history of the publicly reported trading prices of SAL’s common stock for the one year period ended March 14, 2014. SAL’s common stock traded as low as $25.20 per share and as high as $29.95 per share, as compared to the closing price of SAL’s common stock on March 14, 2014 of $26.90 per share.

SAL Publicly Traded Companies Analysis

Using publicly available information, Sterne Agee compared the financial performance, financial condition and market performance of SAL to the following publicly traded banks and bank holding companies and thrifts and thrift holding companies headquartered in the states of New York, Connecticut, Massachusetts, Maine, New Hampshire or Rhode Island, excluding mutual holding companies and pending merger targets, with assets between $400 million and $750 million and nonperforming assets to assets less than 4.0%. Companies in this group were:

• Oneida Financial Corp.	• Elmira Savings Bank
• Lyons Bancorp, Inc.	• Naugatuck Valley Financial Corporation
• Northeast Bancorp	• Empire Bancorp Inc.
• Hampden Bancorp, Inc.	• Wellesley Bancorp, Inc.
• Solvay Bank Corporation	• Steuben Trust Corporation
• Orange County Bancorp, Inc.	• SBT Bancorp, Inc.
• Katahdin Bankshares Corporation	• Glenville Bank Holding Company, Inc.
• Peoples Federal Bancshares, Inc.	• Ballston Spa Bancorp, Inc.
• Chicopee Bancorp, Inc.	• Citizens National Bancorp, Inc.
• Patriot National Bancorp, Inc.

To perform this analysis, Sterne Agee used financial information for the three months ended December 31, 2013 (or as of the most recently available quarter) and market price information as of March 14, 2014. Certain financial data prepared by Sterne Agee, and as referenced in the tables presented below, may not correspond to the data presented in SAL’s historical financial statements, or to the data prepared by KBW, presented under the section “Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Riverside,” as a result of the different periods, assumptions and methods used by Sterne Agee to compute the financial data presented. No company used as a comparison in the analysis below is identical to SAL. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

The following table summarizes the relevant data items for SAL and the peer group:

Salisbury Peer Group
Salisbury	Minimum	Median	Mean	Maximum
Balance Sheet (Most Recent Quarter)
Total Assets ($ millions)	$587	$403	$541	$560	$742
Loan / Deposits	92.8%	42.6%	91.9%	85.1%	112.3%
Securities / Assets	17.0%	7.0%	18.7%	22.9%	64.1%
Tangible Common Equity / Tangible Assets	8.0%	4.4%	8.9%	9.9%	17.9%
Tier 1 Capital Ratio	15.2%	10.2%	15.3%	15.8%	24.3%
Total Risk Based Capital Ratio	16.5%	11.4%	16.0%	17.0%	25.0%
Income Analysis (Most Recent Quarter)
Return on Average Assets	0.67%	(1.97%)	0.59%	0.50%	1.20%
Return on Average Equity	5.5%	(16.4%)	5.1%	5.1%	12.9%
Return on Average Tangible Common Equity	8.6%	(16.4%)	6.2%	5.7%	13.0%
Net Interest Margin	3.72%	3.11%	3.40%	3.53%	5.21%
Efficiency Ratio	73.6%	59.6%	77.1%	77.0%	104.8%
Fee Income / Operating Revenue	24.7%	6.3%	16.5%	18.3%	62.0%
Asset Quality (Most Recent Quarter)
Non-Performing Assets / Total Assets	2.62%	0.22%	1.23%	1.32%	3.50%
Loan Loss Reserves / Total Loans	1.1%	0.3%	1.1%	1.3%	2.7%
Net Charge-Offs / Total Loans	0.15%	(0.02%)	0.11%	0.21%	1.00%
Trading Multiples & Market Statistics (1)
Stock Price / Tangible Book Value	99.2%	47.8%	100.3%	105.9%	191.1%
Stock Price / Last Quarter Annualized EPS	12.2	x	7.2	x	11.6	x	12.4	x	19.0	x
Stock Price / Last Twelve Months EPS	11.7	x	7.0	x	11.5	x	12.8	x	19.3	x
Stock Price / Core Deposit Premium (2)	(0.1%)	(4.8%)	0.0%	0.5%	9.0%
Current Dividend Yield	4.2%	0.0%	2.5%	2.3%	4.0%

_____________________

(1)	As of 3/14/2014
(2)	Core deposits defined as total deposits less time deposits over $100,000. The core deposit premium is calculated by taking the market capitalization less tangible book value, divided by core deposits

SAL Dividend Discount Analysis

Sterne Agee performed an analysis that estimated the present value per share of SAL’s common stock through December 31, 2019. Sterne Agee based the analysis on SAL’s projected earnings stream as derived from the internal financial projections provided by SAL’s management for full year 2014 and 2015 and a 6.0% growth rate thereafter provided by SAL’s management and calculated the assumed potential after-tax distributions to common shareholders such that SAL’s tangible common equity ratio would remain 8.0% of tangible assets. To approximate the terminal value of SAL’s common stock at December 31, 2019, Sterne Agee applied price to forward earnings multiples of 12.0x to 14.0x of 2019 forecasted earnings. The income streams and terminal values were then discounted to present values using different discount rates ranging from 12.0% to 14.0% (based on a capital asset pricing model, and certain stock market estimated return information as calculated by Ibbotson Associates). This discounted dividend analysis resulted in a net present value per share range of $22.22 to $27.51 per share of SAL’s common stock as illustrated below.

	Terminal Earnings Multiple
Discount Rate	12.0x	13.0x	14.0x
12.0%	$23.95	$25.73	$27.51
13.0%	$23.07	$24.78	$26.49
14.0%	$22.22	$23.87	$25.52

Relative Contribution Analysis

Sterne Agee analyzed the relative contribution of SAL and Riverside to the pro forma balance sheet and income statement items of the combined entity, including pro forma ownership, assets, loans, deposits, equity, tangible common equity, trailing twelve months earnings, quarter ended December 31, 2013 annualized earnings, and projected 2014 and 2015 earnings estimates. This analysis excluded all purchase accounting adjustments. Sterne Agee compared the pro forma ownership interests of SAL and Riverside of approximately 63% and 37%, respectively, to the select financial information shown in the following table.

	Salisbury	Riverside
Assets	72.6%	27.4%
Net Loans	70.4	29.6
Deposits	71.0	29.0
Equity	74.4	25.6
Tangible Common Equity	64.9	35.1
Last Twelve Months Earnings	69.3	30.7
Most Recent Quarter Annualized Earnings	63.6	36.4
Estimated 2014 Earnings	63.9	36.1
Estimated 2015 Earnings	63.9	36.1
Median	69.3	30.7
Estimated Pro Forma Ownership	62.7	37.3

Financial Impact Analysis

Sterne Agee performed pro forma merger analyses that combined the projected income statement and balance sheet information of SAL and Riverside. In performing this analysis, Sterne Agee used internal earnings estimates for Riverside and SAL for full year 2014 and 2015 provided by SAL management. Sterne Agee also used synergies estimates, purchase accounting adjustments, and restructuring charges provided by SAL and Riverside management to calculate the financial impact that the merger would have on certain projected financial results of Riverside and SAL. This analysis indicated that the merger is expected to be accretive to Riverside’s and SAL’s estimated earnings per share in 2014 and 2015. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for SAL; however, SAL is estimated to earn back its tangible book value dilution in approximately 5 years and maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by SAL and Riverside, following the merger, will vary from the projected results and the variations may be material.

Value Creation Analysis

In addition, Sterne Agee performed a dividend discount analysis to estimate a range of the present values of after-tax cash flows that SAL (pro forma for the merger) could provide to equity holders through December 31, 2019. In performing this analysis, Sterne Agee used earnings estimates, synergies estimates, purchase accounting adjustments, and restructuring charges provided by SAL’s and Riverside’s management. To approximate the terminal value of SAL’s common stock (pro forma for the merger) at December 31, 2019, Sterne Agee applied earnings multiples ranging from 12.0x to 14.0x. The income stream and terminal value was then discounted to present value using a range of 12% to 14% discount rate (based on a capital asset pricing model and certain stock market estimated return information as calculated by Ibbotson Associates). Based on these assumptions, the following table sets forth the respective valuation ranges for SAL on a standalone and pro forma basis.

Net Present Value Per Share - Stand Alone	Terminal Earnings Multiple
Discount Rate	12.0x	13.0x	14.0x
12.0%	$23.95	$25.73	$27.51
13.0%	$23.07	$24.78	$26.49
14.0%	$22.22	$23.87	$25.52

Net Present Value Per Share - Pro Forma for Riverside	Terminal Earnings Multiple
Discount Rate	12.0x	13.0x	14.0x
12.0%	$29.67	$31.61	$33.55
13.0%	$28.68	$30.55	$32.42
14.0%	$27.74	$29.54	$31.34

General

In performing its analyses, Sterne Agee made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Sterne Agee, SAL and Riverside. Any estimate contained in the analyses performed by Sterne Agee is not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Sterne Agee opinion was among several factors taken into consideration by the SAL board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described above should not be viewed as determinative of the decision of the SAL board of directors with respect to the fairness of the merger consideration, from a financial point of view, to SAL. Further, events and developments occurring after the date of the Sterne Agee opinion could materially affect the assumptions used in preparing the opinion, and Sterne Agee does not have any obligation to update, revise or reaffirm its opinion.

SAL and Sterne Agee have entered into an agreement relating to the services to be provided by Sterne Agee in connection with the merger. SAL paid Sterne Agee $25,000 upon signing of its engagement letter to serve as financial advisor in connection with the proposed merger and $100,000 with the rendering of the fairness opinion relating to the merger. Additionally, SAL has agreed to pay to Sterne Agee $500,000 at the time of closing of the merger (the “Success Fee”). The fees paid prior to the Success Fee payment will be credited against the Success Fee. Pursuant to the Sterne Agee engagement agreement, SAL also agreed to reimburse Sterne Agee for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Other than Sterne Agee’s engagement by SAL in connection with the merger, Sterne Agee has not provided any other material investment banking services to SAL, Riverside or their affiliates during the past two years; however, Sterne Agee may do so in the future. In the ordinary course of Sterne Agee’s business as a broker-dealer, Sterne Agee may, from time to time, purchase securities from and sell securities to SAL, Riverside or their affiliates.

Interest of Riverside’s Directors and Executive Officers

As described below, Riverside’s directors and executive officers have interests in the merger that are in addition to, or different from, the interests of Riverside’s shareholders generally. Riverside’s board of directors was aware of these interests and considered them, among other matters, when it approved the merger agreement.

Share Ownership

On September 5, 2014, the record date for the special meeting of Riverside’s shareholders, Riverside’s directors and executive officers beneficially owned, in the aggregate, 303,045 shares of Riverside’s common stock, representing approximately 39.52% of the outstanding shares of Riverside common stock. See the section of this joint proxy statement/prospectus titled “The Voting Agreements” beginning on page 77 for further information regarding the voting agreements between SAL and directors and executive officers and certain principal shareholders of Riverside.

Certain Riverside Directors and Affiliates to be Appointed to the Board of Directors of SAL and SBT

Effective immediately after the consummation of the merger, SBT and SAL shall have no less than fourteen (14) and no more than sixteen (16) directors, and will include five (5) individuals who are current directors or affiliates of Riverside: Rudolph P. Russo, Charles M. Andola, George E. Banta, Michael D. Gordon and P. Diane Hoe. These nominees will be appointed and elected to the SAL and SBT boards of directors to serve in the classes as follows: Rudolph P. Russo - Class of 2015 (to be nominated for re-election at the 2015 Annual Meeting of Shareholders of SAL for the Class of 2018); Charles M. Andola - Class of 2017; George E. Banta - Class of 2017; Michael D. Gordon - Class of 2016; and P. Diane Hoe - Class of 2016 (provided such individuals do not have any material conflict of interest with SBT or involve a risk that would necessitate an adverse disclosure); provided, however, that subject to the exercise by SAL board of directors of its fiduciary duties, the Riverside nominee whose term would expire at SAL’s 2015 annual meeting of shareholders will be nominated for re-election at SAL’s 2015 annual meeting of shareholders in a manner consistent with SAL’s certificate of incorporation and by-laws. All other directors of SAL and SBT prior to the effective time shall remain directors of SAL and SBT following the effective time, subject to shareholder approval at SAL and SBT annual meetings. John M. Davies shall be appointed as President of the New York Region of SBT and Todd Rubino will be appointed Vice President and Senior Lender of the New York Region of SBT. All other officers of SAL and SBT prior to the effective time shall remain officers of SAL and SBT following the effective time, subject to board approval.

Advisory Board

The merger agreement provides that SBT and SAL will invite all of the non-officer directors of Riverside, excluding those that will serve on the boards of directors of SBT and SAL, to serve as members of an advisory board.

New Employment Agreements with Certain Riverside Officers

Compensation that may be paid or become payable to Riverside’s executive officers in connection with the merger pursuant to agreements solely between such executive officers and SAL is not subject to a non-binding advisory vote but is described below.

New Employment Agreement with John M. Davies

SBT and Mr. Davies have entered into an employment agreement, which is effective upon consummation of the merger and which supersedes his existing employment agreement with Riverside. Pursuant to such agreement, Mr. Davies, currently the Chief Executive Officer and President of Riverside will become President of the New York Region of SBT.

Mr. Davies’ initial base salary will be $225,000 per year, payable in installments in accordance with SBT’s normal payroll practices, less such deductions or withholdings as are required by law. Such base salary will be subject to at least annual evaluations and shall be not less than $225,000. SBT shall pay, or shall direct Riverside to pay immediately prior to the effective time of the merger, Mr. Davies an initial cash success bonus of $70,000, contingent upon (i) the closing of the merger at or prior to December 31, 2014, and (ii) as of the effective time, the dollar amount of the gross loan portfolio of Riverside equaling at least 90% of the dollar amount of the gross loan portfolio of Riverside as of December 31, 2013.

In addition, Mr. Davies shall be entitled to receive the following cash payments, subject to the vesting requirements set forth below. Upon the vesting of each award, the cash award shall be paid to Mr. Davies:

•	$100,000 awarded in 2015 on the anniversary of the effective date and fully vested and paid to Mr. Davies in 2016 on the anniversary of the effective date;
•	$100,000 awarded in 2016 on the anniversary of the effective date and fully vested and paid to Mr. Davies in 2018 on the anniversary of the effective date; and
•	$100,000 awarded in 2017 on the anniversary of the effective date and fully vested and paid to Mr. Davies in 2018 on the anniversary of the effective date.

In order for the foregoing awards to vest and be paid over to Mr. Davies, Mr. Davies must be employed by SBT on both the award date and the vesting date; provided however, that (i) in the event Mr. Davies’ employment is terminated by SBT for any reason other than “cause”, (ii) Mr. Davies terminates his employment with SBT for “good reason” (as defined in the employment agreement), or (iii) there occurs a change in control, then in that case (x) any award set forth above which has not yet been awarded to Mr. Davies shall be awarded to Mr. Davies, and (y) all such awards shall be deemed fully vested and paid to Mr. Davies, all as of his termination date or the effective date of such change in control, whichever is applicable.

Pursuant to the employment agreement, SBT shall also grant to Mr. Davies 3,000 shares of restricted SAL common stock on the effective time of the merger, which shall vest at a rate of 750 shares on the effective date and on each of the subsequent three anniversaries of the effective date, provided Mr. Davies is still employed by SBT on such anniversary date; provided however, that (i) in the event Mr. Davies’ employment is terminated by SBT for any reason other than “cause”, (ii) Mr. Davies terminates his employment with SBT for good reason, or (iii) there occurs a change in control, then in that case any unvested shares of restricted stock then held by Mr. Davies shall be deemed fully vested as of his termination date or the effective date of such change in control, whichever is applicable.

The agreement also provides for change in control protection. In the event of Mr. Davies’ involuntary termination of employment for reasons other than cause or a voluntary termination of employment for good reason occurring on or after a change in control, he shall be entitled to the following:

(a)	A lump sum cash payment equal to two (2.0) times his annual rate of base salary in effect on the date of termination or, if greater, his average annual base salary rate for the twelve (12) month period ending on the last day of the calendar month immediately prior to the date of such termination. Such amount shall be paid to Mr. Davies within sixty (60) days following his separation from service.

(b)	Life insurance coverage and non-taxable medical and dental coverage, at no cost to Mr. Davies, that is substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by SBT for Mr. Davies immediately prior to his date of termination. Such life insurance and non-taxable medical and dental coverage shall be provided by SBT to the Mr. Davies for two (2) years following his separation from service and subject to the same terms and conditions as other benefits provided under the employment agreement. If, as the result of any change in, or interpretation of, the laws applicable to the continued welfare benefits to be provided under the employment agreement, such benefits are deemed illegal or subject to penalties, then SBT shall, to the extent permitted under such laws, pay to Mr. Davies a cash lump sum payment reasonably estimated to be equal to the amount of welfare benefits (or the remainder of such amount) that Mr. Davies is no longer permitted to receive in-kind. Such lump sum payment shall be required to be within sixty (60) days following Mr. Davies’ separation from service, or if later, within sixty (60) days following a determination that such payment would be illegal or subject to penalties.

(c)	Unpaid compensation and benefits, and unused vacation, accrued through the date of his termination of employment. Mr. Davies shall also be entitled to be reimbursed by SBT for final expenses that he reasonably and necessarily incurred on behalf of SBT prior to his termination of employment, provided that Mr. Davies submits expense reports and supporting documentation of such expenses in accordance with SBT’s expense reimbursement policies in effect at that time. Such reimbursement payment(s) shall be made no later than the time required by applicable law (or, if earlier, by SBT or SAL policy, practice, or rule), but in no event later than the sixtieth (60th) day following Mr. Davies’ date of termination.

“Change in control” shall mean (i) a change in the ownership of SAL or SBT, (ii) a change in the effective control of SAL or SBT, or (iii) a change in the ownership of a substantial portion of the assets of SAL or SBT, as described below.

(i)	A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation §1.409A-3(i)(5)(v)(B)), acquires ownership of stock of SAL or SBT that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of such corporation. For these purposes, a change in ownership will not be deemed to have occurred if no stock of SAL or SBT is outstanding.

(ii)	A change in the effective control of SAL or SBT occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation §1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of SAL or SBT possessing thirty (30) percent or more of the total voting power of the stock of SAL or SBT, or (B) a majority of the members of SAL’s or SBT’s board of directors is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of SAL’s or SBT’s board of directors prior to the date of the appointment or election, provided that this definition of a change in control is inapplicable where a majority shareholder of the entity that experiences the change in control is another corporation.

(iii)	A change in a substantial portion of SAL’s or SBT’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation §1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from SAL or SBT that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of (A) all of the assets of SAL or SBT, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

The employment agreement also includes typical confidentiality and non-compete and non-solicitation provisions.

New Employment Agreement with Todd Rubino

Upon consummation of the merger, Todd Rubino, currently the Executive Vice President and Senior Lending Officer of Riverside will become Vice President and Senior Lender of the New York Region of SBT. Mr. Rubino has entered into an employment agreement with SBT, which supersedes his existing change in control agreement with Riverside, and which is effective upon consummation of the merger.

Mr. Rubino’s initial base salary will be $147,000 per year. Such base salary shall be evaluated at least annually and shall be not less than $147,000. The Bank shall pay, or shall direct Riverside Bank to pay immediately prior to the effective time of the merger, Mr. Rubino an initial cash success bonus of $40,000, contingent upon (i) the closing of the merger at or prior to December 31, 2014, and (ii) as of the effective time, the dollar amount of the gross loan portfolio of Riverside equaling at least 90% of the dollar amount of the gross loan portfolio of Riverside as of December 31, 2013.

Mr. Rubino will also be entitled to receive the following cash payments, subject to the vesting requirements set forth below:

•	$43,334 awarded on the effective date and fully vested and paid to Mr. Rubino in 2015 on the anniversary of the effective date;
•	$43,334 awarded in 2015 on the anniversary of the effective date and fully vested and paid to Mr. Rubino in 2016 on the anniversary of the effective date; and
•	$43,334 awarded in 2016 on the anniversary of the effective date and fully vested and paid to Mr. Rubino in 2017 on the anniversary of the effective date.

In order for the foregoing awards to vest and be paid over to Mr. Rubino, Mr. Rubino must be employed by SBT on both the award date and the vesting date; provided however, that (i) in the event Mr. Rubino’s employment is terminated by SBT for any reason other than “Cause”, (ii) Mr. Rubino terminates his employment with SBT for “good reason” (as defined in the employment agreement), or (iii) there occurs a Change in Control, then in that case (x) any award set forth above which has not yet been awarded to Mr. Rubino shall be awarded to Mr. Rubino, and (y) all such awards shall be deemed fully vested and paid to Mr. Rubino, all as of his termination date or the effective date of such Change in Control, whichever is applicable.

SBT shall grant to Mr. Rubino 2,000 shares of restricted Company common stock on the Effective Time of the Merger, which shall vest at a rate of 500 shares on the effective date and on each of the subsequent three anniversaries of the effective date, provided Mr. Rubino is still employed by SBT on such anniversary date; provided however, that (i) in the event Mr. Rubino’s employment is terminated by SBT for any reason other than “Cause”, (ii) Mr. Rubino terminates his employment with SBT for “good reason”, or (iii) there occurs a change in control, then in that case any unvested shares of restricted stock then held by Mr. Rubino shall be deemed fully vested as of his termination date or the effective date of such change in control, whichever is applicable.

The agreement also provides for change in control protection. In the event of Mr. Rubino’s involuntary termination of employment for reasons other than Cause or a voluntary termination of employment for Good Reason occurring on or after a Change in Control, Mr. Rubino shall be entitled to the following:

(a)	A lump sum cash payment equal to Mr. Rubino’s annual rate of base salary in effect on Mr. Rubino’s date of termination or, if greater, Mr. Rubino’s average annual base salary rate for the twelve (12) month period ending on the last day of the calendar month immediately prior to the date of such termination. Such amount shall be paid to Mr. Rubino within sixty (60) days following Mr. Rubino’s separation from service.

(b)	Life insurance coverage and non-taxable medical and dental coverage, at no cost to Mr. Rubino, that is substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Mr. Rubino immediately prior to his date of termination. Such life insurance and non-taxable medical and dental coverage shall be provided by SBT to Mr. Rubino for one year following Mr. Rubino’s separation from service and subject to the same terms and conditions as the benefits provided under the employment agreement. If as the result of any change in, or interpretation of, the laws applicable to the continued welfare benefits to be provided under the employment agreement, such benefits are deemed illegal or subject to penalties, then SBT shall, to the extent permitted under such laws, pay to Mr. Rubino a cash lump sum payment reasonably estimated to be equal to the amount of welfare benefits (or the remainder of such amount) that Mr. Rubino is no longer permitted to receive in-kind. Such lump sum payment shall be required to be within sixty (60) days following Mr. Rubino’s separation from service, or if later, within sixty (60) days following a determination that such payment would be illegal or subject to penalties.

(c)	Unpaid compensation and benefits, and unused vacation, accrued through the date of Mr. Rubino’s termination of employment. Mr. Rubino shall also be entitled to be reimbursed by SBT for final expenses that Mr. Rubino reasonably and necessarily incurred on behalf of SBT prior to Mr. Rubino’s termination of employment, provided that Mr. Rubino submits expense reports and supporting documentation of such expenses in accordance with SBT’s expense reimbursement policies in effect at that time. Such reimbursement payment or payments shall be made no later than the time required by applicable law (or, if earlier, by SBT or SAL policy, practice or rule), but in no event later than the sixtieth (60th) day following Mr. Rubino’s date of termination.

“Change in control” under Mr. Rubino’s agreement is defined in the same manner as under Mr. Davies’ employment agreement described above.

Other Employment and Change in Control Agreements

Riverside maintains a change in control agreement with Gilbert Dilg, its Chief Financial Officer. Such agreement becomes effective as of the date on which a change in control, as defined in the agreement, occurs and continues for 24 months thereafter (referred to as the “Coverage Period”). If, following a change in control within the Coverage Period Mr. Dilg were to voluntarily terminate his employment (except as provided below), or leave due to a Constructive Discharge (as defined in the agreement), within 5 business days after termination, Riverside must pay or cause to be paid to Mr. Dilg (i) accrued but unpaid salary; (ii) accrued, unused vacation and sick time; and (iii) a lump sum equal to 1.5 times his annual base salary at the time of his termination. In addition, any outstanding stock options would immediately become vested and exercisable. Riverside must also provide a continuation of certain benefits for 18 months for Mr. Dilg and his dependents. If Riverside were to terminate Mr. Dilg’s employment for any reason other than cause, death or disability (as defined in the agreement), Mr. Dilg would also be entitled to such benefits and payments. If Mr. Dilg were to voluntarily terminate his employment for any reason during the first full calendar month following the one year anniversary of the consummation of the change in control (unless Riverside has already given him notice that it intends to terminate him for cause), within 5 business days after termination, Riverside must pay or cause to be paid to Mr. Dilg: (i) accrued but unpaid salary; (ii) accrued, unused vacation and sick time; and (iii) a lump sum equal to two-thirds times his annual base salary at the time of his termination and any outstanding stock options would immediately become vested and exercisable.

Employee Severance Payments

Pursuant to the merger agreement, each person who is an employee of Riverside as of the closing date, and who is terminated by SAL for a reason other than “cause” within six (6) months subsequent to the closing date, or is not offered employment with SAL as of the effective date, or resigns for good reason, excluding those employees who are entitled to benefits under employment arrangements, shall be entitled to severance benefits pursuant to Riverside’s current severance plan or policy; provided, however, that if such benefits pursuant to Riverside’s plan or policy will result in an excise tax under Code Section 4980D, such plan or policy shall be modified to the extent necessary so as to avoid the imposition of such excise tax.

With respect to severance payments, Riverside’s Human Resources Policy Manual provides that non-officer employees with 0-2 years of service shall receive 2 weeks’ salary; non-officer employees with 2-4 years of service shall receive 4 weeks’ salary; and non-officer employees with over 4 years of service shall receive 6 weeks’ salary. In addition, officer employees with 0-3 years of service shall receive 2 months’ salary; officer employees with 3-5 years of service shall receive 2 months’ salary, plus 1 week for each year of service; and officer employees with over 5 years of service shall receive 3 months’ salary, plus 1 week for each year of service. Severance pay will also include medical, dental and life insurance premiums during the employee’s compensation period with a minimum of one month paid benefits.

Riverside Stock Options

At the effective time of the merger, SAL will assume each validly issued stock option granted under Riverside’s stock option plan, whether vested or unvested, and which has not been previously exercised or cancelled, subject to adjustment such that options granted under Riverside’s stock option plan will be exercisable for shares of SAL common stock. Of the 41,000 options granted in 2013, 21,000 options will not be assumed by SAL, and will be terminated by Riverside prior to the effective time.

The table below sets forth the outstanding stock options held by Riverside directors and officers and employees that will be converted to options to purchase SAL common stock at the effective time of the merger.

Name	Number of Shares Subject to Riverside Stock Options	Number of Shares Subject to Option to Purchase SAL Common Stock
David MacFarland (retired employee)	16,000	21,600
Gil Dilg	7,500	10,125
Liliana Guarino	7,000	9,450
Todd Rubino	6,500	8,775
Roxie Geramita	6,000	8,100
John Davies	4,000	5,900
Bonnie Brocco	4,000	5,900
George Harnen (retired employee)	4,000	5,900
Total	55,000	74,250

Indemnification

Pursuant to the merger agreement, SAL has agreed that, after the effective date of the merger, it will indemnify, defend and hold harmless, for a period of six years from the effective time of the merger, each present and former officer or director of Riverside against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments and amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Riverside if such action or proceeding pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under SAL’s bylaws.

Directors’ and Officers’ Insurance

SAL has further agreed to ensure that, for a six-year period following the effective time of the merger, the persons serving as officers and directors of Riverside immediately prior to the effective date continue to be covered by Riverside’s current directors’ and officers’ liability insurance policies, or by a policy which is not materially less advantageous than such policy, or by single premium tail coverage with policy limits equal to Riverside’s existing coverage limits, with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. However, in no event will SAL be required to expend in any one year more than 150% of the current annual cost currently expended by Riverside with respect to such insurance.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of material United States federal income tax consequences of the merger of SBT and Riverside. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. The following discussion is based upon current provisions of the Code, existing temporary and final regulations under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to Riverside shareholders. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular Riverside shareholder.

The following discussion may not apply to particular categories of holders of shares of Riverside common stock subject to special treatment under the Code, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, individual retirement and other tax-deferred accounts, banks, persons subject to the alternative minimum tax, persons who hold Riverside capital stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is other than the United States dollar, persons eligible for tax treaty benefits, foreign corporations, foreign partnerships and other foreign entities, individuals who are not citizens or residents of the United States and holders whose shares were acquired pursuant to the exercise of an employee stock option or otherwise as compensation. This discussion assumes that holders of shares of Riverside common stock hold their shares as capital assets. The following discussion does not address state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors to determine the specific tax consequences of the merger, including any state, local or foreign tax consequences of the merger.

Tax Consequences of the Merger Generally

SAL will receive an opinion from Cranmore, FitzGerald & Meaney and Riverside will receive an opinion from Windels Marx Lane & Mittendorf, LLP, each dated as of the closing date, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code. Such opinions are filed as exhibits to the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part. The tax opinions received by SAL and Riverside are based on certain representations, covenants, and assumptions, as described below, all of which must continue to be true and accurate in all material respects as of the effective time of the merger. It is a condition to the obligation of each of SAL and Riverside to complete the merger that their respective tax counsel confirms its opinion as of the closing date of the merger. Neither SAL nor Riverside intends to waive this condition. If any of the representations, covenants, or assumptions relied upon by tax counsel is inaccurate, tax counsel may not be able to provide the required closing date opinions or the tax consequences of the merger could differ from those described below. An opinion of counsel neither binds the Internal Revenue Service (the “IRS”) nor precludes the IRS or the courts from adopting a contrary position. Neither SAL nor Riverside intends to obtain a ruling from the IRS regarding the tax consequences of the merger.

Based on the tax opinions described above, the anticipated material United States federal income tax consequences of the merger are as follows:

•	no gain or loss will be recognized by SAL or Riverside as a result of the merger;
•	no gain or loss will be recognized by a Riverside shareholder on the exchange, except to the extent the shareholder receives cash in lieu of a fractional share of SAL common stock;
•	the aggregate tax basis in the SAL common stock received by a Riverside shareholder pursuant to the merger will equal that shareholder’s aggregate tax basis in the shares of Riverside common stock being exchanged, reduced by any amount allocable to a fractional share of SAL common stock for which cash is received;
•	the holding period of SAL common stock received by a Riverside shareholder in the merger will include the holding period of the shares of Riverside common stock being exchanged; and
•	although no fractional shares of SAL common stock will be issued in the merger, a Riverside shareholder who receives cash in lieu of such a fractional share will be treated as having received that fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by SAL. A Riverside shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the shareholder’s tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the Riverside common stock was held for more than one year.

For purposes of the above discussion of the bases and holding periods for shares of Riverside common stock and SAL common stock, Riverside shareholders who acquired different blocks of Riverside common stock at different times for different prices must calculate their basis, gains and losses, and holding periods separately for each identifiable block of such stock exchanged, converted, cancelled or received in the merger.

Backup Withholding

Payments of cash to a Riverside shareholder pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding unless such shareholder provides SAL with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a Riverside shareholder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the Riverside shareholders’ federal income tax liability, provided that the Riverside shareholder timely furnishes the required information to the Internal Revenue Service.

Reporting Requirements

Riverside shareholders who receive SAL common stock as a result of the merger will be required to retain records pertaining to the merger, and Riverside shareholders who hold at least 5% of the outstanding Riverside common stock immediately before the merger will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

This summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the merger.

Accounting Treatment

The merger will be accounted for using the purchase method of accounting with SAL treated as the acquiror. Under this method of accounting, Riverside’s assets and liabilities will be recorded by SAL at their respective fair values as of the closing date of the merger and added to those of SAL. Any excess of purchase price over the net fair values of Riverside’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of Riverside’s net assets over the purchase price will be recognized in earnings by SAL on the closing date of the merger. Financial statements of SAL issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Riverside prior to the merger. The results of operations of Riverside will be included in the results of operations of SAL beginning on the effective date of the merger.

Regulatory Approvals

General

SAL and Riverside have agreed to use their reasonable best efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities that are necessary to consummate the merger. This includes the approval of the CT DOB, the FDIC and the approval or nonobjection of the FRB. SAL and Riverside have filed the applications or waiver requests necessary to obtain these regulatory approvals and nonobjections. SAL and Riverside have also submitted a copy of such regulatory applications to the New York Department of Financial Services (“NYFS”). The merger cannot be completed without such approvals and non-objections. SAL and Riverside cannot assure you that all required regulatory approvals and nonobjections will be obtained, when they will be received or whether they will be subject to any conditions.

CT DOB

SAL filed an application with the Connecticut Banking Commissioner for approval of the merger of Riverside with and into SBT on May 6, 2014. In reviewing the application, the CT DOB will review and consider, among other things, whether the investment and lending policies of SBT and Riverside, if applicable, and whether the services or proposed services are consistent with safe and sound banking practices and will benefit the economy of the state, and the financial and managerial resources and future prospects of SBT, the effectiveness of the institutions in combatting money laundering, and the effect of the transaction on the convenience and needs of the communities to be served. The Connecticut Banking Commissioner must also determine whether the merger will promote public convenience, whether benefits to the public clearly outweigh possible adverse effects, and whether the terms of the merger are reasonable and in accordance with law and sound public policy. The Connecticut Banking Commissioner also will review the records of SBT and Riverside under the Community Reinvestment Act of 1977 (the “CRA”) to assess whether SBT and Riverside meet the credit needs of the communities to be served.

FDIC

The Bank Merger Act requires the prior written approval of the FDIC before any insured depository institution may merge or consolidate with another insured depository institution, if the resulting institution will be a state bank. As a state chartered bank, SAL’s subsidiary, SBT, filed its application for approval of the bank merger with the FDIC on May 6, 2014.

The Bank Merger Act prohibits the FDIC from approving any proposed bank merger transaction that would result in a monopoly, or would further a combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. Similarly, the Bank Merger Act prohibits the FDIC from approving a proposed bank merger transaction whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade.

In every proposed bank merger transaction, the FDIC must also consider the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the community to be served (including performance of each bank under the CRA), and the effectiveness of each insured depository institution involved in the proposed bank merger transaction in combating money-laundering activities. Further, the FDIC must consider the extent to which the proposed transaction would result in greater or more concentrated risks to the stability of the United States banking or financial system. Applicable regulations require publication of notice of an application for approval of the bank merger and an opportunity for the public to comment on the application in writing and to request a hearing.

Any transaction approved by the FDIC may not be completed until 30 days after such approval. With the concurrence of the DOJ, the waiting period may be reduced to 15 days.

FRB

Unless the application is waived, the merger is subject to the prior approval of the FRB, which may not approve the merger if:

•	such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or
•	the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless in each case the FRB finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In every case, the FRB is required to consider the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served. Under the CRA, the FRB also must take into account the record of performance of each bank in meeting the credit needs of the entire community, including low and moderate-income neighborhoods. In addition, the FRB must consider the effectiveness of the companies in combating money laundering activities. Further, the FRB must consider the extent to which the proposed transaction would result in greater or more concentrated risks to the stability of the United States banking or financial system. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

If a waiver is not granted, and application is thereafter made to the FRB, any transaction approved by the FRB may not be completed until 30 days after such approval, during which time the DOJ may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the concurrence of the DOJ, the waiting period may be reduced to 15 days.

SAL intends to file a request for a waiver of the required application with the FRB.

Dissenters’ Rights of Riverside Shareholders

Dissenters’ rights are statutory rights that enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the merger.

Shareholders of Riverside, but not of SAL, are entitled to exercise their rights as dissenting shareholders under Section 604 of the New York Banking Law, but only if they comply strictly with all procedural and other requirements of Section 604 and Section 6022 of the New York Banking Law, copies of which are attached to this document as Appendix B.

The following is intended as a brief summary of the material provisions of the New York statutory procedures that a Riverside shareholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of Riverside common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Sections 604 and 6022 of the New York Banking Law, the full text of which appears in Appendix B of this joint proxy statement/prospectus.

In the event you wish to dissent, you must deliver to Riverside written notice of your intent to demand payment. If you intend to demand payment of the fair value of your shares of Riverside common stock, you must deliver, before the special meeting of shareholders at which the merger is submitted to a vote, or at such meeting but before the vote, a written notice of intent to demand payment for your shares if the proposed merger is completed. This written notice of intent must be separate from the proxy card. A vote against the merger agreement alone will not constitute a written notice of intent to demand payment. Riverside shareholders who elect to exercise dissenters’ rights should mail or deliver a written notice of intent to demand payment to: Riverside Bank, 11 Garden Street, Poughkeepsie, New York 12601, Attention: John M. Davies.

In the event you wish to dissent, you must NOT vote for approval of the merger agreement. If you intend to demand payment of the fair value of your shares of Riverside common stock, you must not vote for approval of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to demand payment for your shares under Section 604 and Section 6022 of the New York Banking Law. You will also terminate your right to demand payment if you submit a signed proxy card and (1) fail to vote against approval of the merger agreement or (2) fail to note that you are abstaining from voting. If you do either of these two things, your dissenters’ rights will terminate, even if you previously filed a written notice of intent to demand payment. However, you will not terminate your right to demand payment if you do not submit a proxy card.

In the event you wish to dissent, you must demand payment for your shares of Riverside common stock and deposit certificates for certificated shares. If the merger agreement is approved by Riverside shareholders within ten (10) days after the special meeting, Riverside shall give notice of the approval of the merger by registered mail to each shareholder who filed a written objection excepting any who voted for or consented in writing to the proposed action. Within twenty (20) days thereafter, any shareholder to whom Riverside was required to give such notice, and who elects to dissent shall file with Riverside further written notice of such election to dissent, stating his or her name and residence address, the number and classes of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares.

You must demand payment for your shares of Riverside common stock using the form provided with Riverside’s written dissenters’ notice and, on or within thirty (30) days of such demand, submit the certificates representing your shares to Riverside which shall conspicuously note thereon that a notice of election has been filed and shall return the certificate to the shareholder. If you do not demand payment or deposit your certificates for certificated shares as required by the written dissenters’ notice, and do not submit your stock certificates for notation in each instance in the time period provided above, you will not be entitled to payment for your shares under Sections 604 and 6022 of the New York Banking Law.

If you fail to strictly comply with any of the conditions of the New York Banking Law and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares. If the merger is completed, each holder of shares of Riverside common stock who perfected dissenters’ rights in accordance with Sections 604 and 6022 of the New York Banking Law, shall receive from SAL (as the surviving corporation) within seven (7) days of the consummation of the merger, a written offer to pay for his or her shares at a specified price which SAL considers to be their fair value. Such offer shall be accompanied by SAL’s balance sheet as of the latest available date, which shall not be earlier than twelve (12) months before the making of such offer, and a profit and loss statement for not less than a twelve (12) month period ended on the date of such balance sheet. If within thirty (30) days after the making of such offer, SAL and any shareholder agree upon the price to be paid for such shareholder’s shares, payment therefore shall be made within sixty (60) days after the making of such offer upon the surrender of the certificates representing such shares.

If SAL fails to make such offer within such period of seven days, or if it makes the offer and any dissenting shareholder fails to agree with it within the period of thirty (30) days thereafter upon the price to be paid for their shares:

•	SAL shall, within twenty (20) days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of Riverside is located to determine the rights of dissenting shareholders and to fix the fair value of their shares.
•	If SAL fails to institute such proceeding within such period of twenty (20) days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty (30) days after the expiration of such twenty (20) day period. If such proceeding is not instituted within such thirty (30) day period, all dissenters’ rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

If you are considering dissenting and demanding payment of the fair value of your shares, you should note that the fair value of your shares determined under the New York Banking Law could be more than, the same as, or less than the consideration you would receive under the terms of the merger agreement if you did not demand payment of the fair value of your shares. Investment banking opinions as to the fairness from a financial point of view of consideration payable in a transaction such as the merger are not opinions as to, and do not address in any way, fair value under New York Banking Law. If a dissenting shareholder petitions the court to determine the fair value of the shares, the court will assess costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts in amounts the court finds equitable against Riverside if the court finds that Riverside did not substantially comply with the requirements of Sections 604 and 6022 of the New York Banking Law, or against either Riverside or the dissenters.

If you fail to comply strictly with the procedures described in Sections 604 and 6022 of the New York Banking Law and summarized above, you will lose your dissenters’ rights. Consequently, if you wish to exercise your dissenters’ rights, you are strongly urged to consult with your legal advisor before attempting to do so.

Restrictions on Sales of Shares by Certain Affiliates

The shares of SAL common stock to be issued in the merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who is an “affiliate” of SAL as defined by Rule 144 under the Securities Act. Affiliates consist of individuals or entities that control, are controlled by, or are under common control with SAL and include the executive officers and directors of SAL and may include significant shareholders of SAL.

Stock Exchange Listing

Following the merger, the shares of SAL common stock will continue to trade on the NASDAQ Capital Market under the symbol “SAL.”

THE MERGER AGREEMENT

The information in this section is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Appendix A beginning on page A-1 and which is incorporated by reference into this document.

Structure

Under the merger agreement, Riverside will be merged with and into SBT, with SBT as the surviving entity. Each share of SAL common stock that is issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of SAL, and each share of Riverside common stock issued and outstanding at the effective time of the merger (other than stock held by Riverside or SAL) will be converted into the right to receive 1.35 shares of SAL common, as described below. See “Consideration to be Received in the Merger.”

The articles of incorporation of SBT will be the articles of incorporation of the combined bank, and the bylaws of SBT will be the bylaws of the combined institution.

The merger agreement provides that SAL may change the method of effecting the business combination between SBT and Riverside. However, no such change may (A) alter or change the amount of merger consideration to be issued to Riverside shareholders under the merger agreement, (B) reasonably be expected to materially impede or delay consummation of the merger, (C) adversely affect the federal income tax treatment of the Riverside shareholders in connection with the merger, or (D) require submission to or approval by Riverside’s shareholders after such shareholders have approved the plan of merger as set forth in the merger agreement.

Effective Time and Timing of Closing

SAL and Riverside anticipate that the merger will be completed in the fourth quarter of 2014. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, SBT and Riverside will obtain the required approvals or complete the merger.

Consideration to be Received in the Merger

Upon completion of the merger, each outstanding share of Riverside common stock (other than stock held by Riverside) will be converted into the right to receive 1.35 shares of SAL common stock.

No fractional shares of SAL common stock will be issued to any holder of Riverside common stock upon completion of the merger. For each fractional share that would otherwise be issued, SAL will pay each shareholder cash (without interest) in an amount equal to the fractional share interest to which such shareholder would otherwise be entitled multiplied by the average of the daily closing prices of SAL common stock during the regular session of SAL common stock on NASDAQ for the five consecutive trading days ending on the third business day immediately preceding the closing date, rounded to the nearest whole cent.

Exchange of Certificates; Dividends

On or before the closing date of the merger, SAL will cause to be delivered to the exchange agent certificates representing the shares of SAL common stock to be issued in the merger and cash to be paid in lieu of fractional shares of Riverside common stock.

Not later than five (5) Business Days following the effective time of the merger, the exchange agent will mail to each Riverside shareholder of record at the effective time of the merger a letter of transmittal and instructions for use in surrendering the shareholder’s Riverside stock certificates. When such Riverside shareholders deliver their Riverside stock certificates to the exchange agent along with a properly completed and duly executed letter of transmittal and any other required documents, their Riverside stock certificates will be cancelled and in exchange they will receive, as allocated to them:

•	a SAL stock certificate representing the number of whole shares of SAL common stock that they are entitled to receive under the merger agreement; and
•	a check representing the amount of cash that they are entitled to receive in lieu of any fractional shares.

Riverside shareholders are not entitled to receive any dividends or other distributions on SAL common stock with a record date after the merger until they have surrendered their Riverside stock certificates in exchange for a SAL stock certificate. After the surrender of their Riverside stock certificates, Riverside shareholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their SAL common stock.

SAL will issue a stock certificate for SAL common stock or a check for cash in lieu of a fractional share in a name other than the name in which a surrendered Riverside stock certificate is registered only if the exchange agent is presented with all documents required to show and effect the unrecorded transfer of ownership, together with evidence that any applicable stock transfer taxes have been paid.

Treatment of Riverside Stock Options

At the effective time, each Riverside stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time shall cease to represent a right to acquire shares of Riverside common stock and shall be, converted automatically into an option to purchase shares of SAL common stock for a number of shares and at an exercise price determined as provided below, with such converted option to continue to be subject to the same terms and conditions as were applicable to the Riverside stock option under the Riverside stock option plan and the applicable award agreement thereunder (but taking into account any acceleration or vesting thereof provided for in the Riverside stock option plan, or in the related award agreement, by reason of the consummation of the transactions contemplated hereby). With regard to the options to purchase 41,000 Riverside shares granted in 2013, options to purchase 21,000 Riverside shares will not be assumed by SAL and will be terminated by Riverside prior to the effective time. The remaining options to purchase 20,000 shares will only be converted to purchase SAL shares to the extent that SAL receives, prior to the effective time, an opinion in writing from Riverside’s legal counsel that such valid 2013 options are enforceable.

The number of shares of SAL common stock to be subject to the new option shall be equal to the product of the number of shares of Riverside common stock subject to the Riverside stock option and the exchange ratio; provided, that any fractional shares of SAL common stock resulting from such multiplication shall be rounded down to the nearest whole share, and the exercise price per share of SAL common stock under the new option shall be equal to the exercise price per share of Riverside common stock subject to the Riverside stock option divided by the exchange ratio; provided, that such exercise price shall be rounded up to the nearest whole cent.

Representations and Warranties

The merger agreement contains representations and warranties made by and to SAL, SBT and Riverside. The statements embodied in those representations and warranties were made for purposes of the contract among SAL, SBT and Riverside and are subject to important qualifications and limitations agreed to by SAL, SBT and Riverside in connection with negotiating its terms. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between SAL, SBT and Riverside rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of fact. Third parties are not entitled to the benefits of the representations and warranties in the merger agreement.

Each of SAL, SBT and Riverside has made representations and warranties to the other regarding, among other things:

•	due organization, good standing and authority;
•	capitalization;
•	subsidiaries;
•	corporate power;
•	corporate authority;
•	no violation or breach of certain organizational documents, agreements and governmental orders;
•	SEC documents and/or financial or regulatory reports;
•	tax matters;
•	absence of certain changes or events;
•	legal proceedings and regulatory action;
•	compliance with laws;
•	brokers;
•	employee benefit matters;
•	environmental matters;
•	risk management instruments;
•	deposits and deposit insurance;
•	internal controls;
•	related party transactions;
•	CRA, anti-money laundering and customer information security compliance;
•	issuance of the SAL’s common stock in accordance with the merger agreement;
•	loans and nonperforming and classified assets;
•	property and insurance coverage;
•	fiduciary accounts;
•	the receipt of the opinion of its financial advisor;
•	material contracts, leases, and defaults;
•	labor matters;
•	intellectual property; and
•	preparation of this joint proxy statement/prospectus.

The representations and warranties of each of SAL, SBT and Riverside will expire upon the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles IV and V of the merger agreement attached to this joint proxy statement/prospectus as Appendix A.

Conduct of Business Pending the Merger

Conduct of Business of Riverside Pending the Merger

Under the merger agreement, Riverside has agreed that, until the effective time of the merger or the termination of the merger agreement, Riverside will not, except as expressly permitted by the merger agreement or with the prior written consent of SAL:

•	conduct its business other than in the usual, regular and ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with applicable laws and regulations;
•	fail to use reasonable best efforts to preserve intact its business organization and assets, and maintain its rights and franchises;
•	change the number of authorized or issued shares of its capital stock, issue any shares of common stock that are held as Treasury Stock as of the date of the merger agreement, or issue or grant any right or agreement relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Riverside Stock Option Plan or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend in cash, stock or property or other distribution in respect of capital stock, or redeem stock, except that Riverside may issue shares upon the valid exercise of presently outstanding Riverside Stock Options issues under the Riverside Stock Option Plan;
•	change or waive any provision of its certificate of incorporation or bylaws, except as required by law;

•	enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $10,000 except as contemplated by the merger agreement;
•	make application for the opening or closing of any, or open or close any, branch or automated banking facility;
•	grant or agree to pay any bonus (discretionary or otherwise), severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to commitments existing on the date of the merger agreement and disclosed to SAL, (ii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed three percent (3%) in the aggregate, (iii) performance bonuses for calendar year 2014 in accordance with Riverside’s 2014 budget and in such amounts as have been accrued by Riverside up to the effective time; provided, however, that such bonuses shall be prorated by multiplying the amount of the bonus by a fraction, the numerator of which shall be the number of months in 2014 which have occurred prior to the effective time of the merger and the denominator of which shall be twelve (12), or (iv) as otherwise contemplated by the merger agreement. Riverside shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $30,000; provided, however, that Riverside shall not hire any new employee without first seeking to fill any position internally;
•	enter into or, except as may be required by law or any such plan or agreement or by the terms of the merger agreement and the transactions contemplated therein, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;
•	merge or consolidate Riverside with any other person; sell or lease all or any substantial portion of the assets or business of Riverside; make any acquisition of all or any substantial portion of the business or assets of any other person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Riverside or Riverside and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by Riverside of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;
•	sell or otherwise dispose of any asset of Riverside other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Riverside to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;
•	change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any bank regulator responsible for regulating Riverside;
•	waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Riverside is a party;
•	purchase any securities except securities: (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Services, (ii) purchased in accordance with Riverside’s existing investment policy, (iii) having a face amount in the aggregate of not more than $500,000, (iv) having a duration of not more than three (3) years and (v) otherwise in the ordinary course of business consistent with past practice;
•	except as specifically provided for in the merger agreement, and except for commitments issued prior to the date of the merger agreement which have not yet expired and which have been disclosed to SAL, and except for the renewal of existing lines of credit, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) other than in the ordinary course of business consistent with past practice or (ii) make or acquire any new loan or issue any commitment for any new loan with a principal amount of $1,000,000 or more without the prior consent of SAL or SBT; provided that such consent shall be deemed to have been granted if SAL or SBT does not object within three (3) business days of receipt of written notice from Riverside of its intent to make such loan;

•	enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;
•	enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;
•	except for the execution of the merger agreement, and actions taken or which will be taken in accordance with the merger agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;
•	make any change in policies with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a bank regulator;
•	except for the execution of the merger agreement, and the transactions contemplated therein and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any Riverside benefit plan;
•	make any capital expenditures in excess of $5,000 individually or $20,000 in the aggregate, other than pursuant to binding commitments existing on the date of the merger agreement;
•	purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;
•	except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless SBT has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from SBT; provided, that in the event Riverside proposes to sell any such participation interest, it will provide the chief lending officer of SBT with notice of such intent, including underwriting information for such loan. In the event that SBT has not elected within six (6) business days to purchase such participation interests, Riverside shall be free to sell such participation interest to a third party;
•	undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by Riverside of more than $10,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date of the merger agreement;
•	pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $5,000 individually or $20,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;
•	foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, in the event such Phase I environmental assessment of the property indicates the presence of materials of environmental concern, providing notice to SAL thereof prior to final sale;
•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;
•	issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with SAL and, to the extent relating to post-closing employment, benefit or compensation information without the prior consent of SAL (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of SAL (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger or other transactions contemplated hereby;
•	make, change or rescind any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling; or
•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Conduct of Business of SAL Pending the Merger

SAL has agreed that, except with the prior written consent of Riverside, it will and will cause SBT to, among other things, to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) materially adversely affect the ability of the parties to obtain the regulatory approvals or materially increase the period of time necessary to obtain such approvals; (ii) materially adversely affect its ability to perform its covenants and agreements under the merger agreement; or (iii) result in the representations and warranties contained in Article V of the merger agreement not being true and correct on the date of the merger agreement or at any future date on or prior to the closing date or in any of the conditions set forth in Article IX thereof not being satisfied.

Riverside Shareholders’ Meeting

Riverside has agreed to call, hold and convene a meeting of its shareholders as promptly as practicable after the registration statement of which this joint proxy statement/prospectus is a part becomes effective, subject to extension with the consent of the other party to consider and vote upon the approval of the merger agreement and any other matter required to be approved by the Riverside shareholders in order to consummate the merger. Riverside has also agreed to ensure that the Riverside shareholders’ meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the meeting are solicited, in compliance with law, Riverside’s articles of association and bylaws and all other applicable legal requirements.

Additionally, the board of directors of Riverside has agreed to recommend that Riverside shareholders vote to approve the merger agreement and the transactions contemplated thereby (including the merger) and any other matters required to be approved by their shareholders for consummation of the merger.

SAL Shareholders’ Meeting

SAL has agreed to call, hold and convene a meeting of its shareholders as promptly as practicable after the registration statement of which this joint proxy statement/prospectus is a part becomes effective, subject to extension with the consent of the other party to consider the amendments to SAL’s certificate of incorporation to authorize additional shares of common stock, and to take such other actions as are contemplated pursuant to the merger agreement.

No Solicitation

Until the merger is completed or the merger agreement is terminated, Riverside has agreed that it and its officers and directors will not:

•	solicit, initiate or encourage, or take any other action designed to facilitate any inquiries or the making of any proposal to acquire Riverside, whether by merger, consolidation, business combination, tender offer or exchange offer for 25% or more of Riverside’s stock or otherwise;
•	enter into or participate in any discussions or negotiations regarding any such acquisition proposal; or
•	make or authorize any statement in support of any such other acquisition proposal.

Riverside may, however, furnish information regarding Riverside to, or enter into discussions or negotiations with, any person or entity in response to, or authorize any statement or recommendation in support of an unsolicited acquisition proposal if:

•	Prior to the shareholder vote, Riverside’s board of directors determines in good faith, after consultation with its financial advisers that the acquisition proposal is a superior proposal, and after receiving a written opinion from its outside legal counsel, that such actions would be required in order for Riverside’s directors to comply with their fiduciary obligations under applicable law;
•	Riverside promptly notifies SAL of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer; and
•	during the three day period following notification to SAL, Riverside negotiates in good faith with SAL to make adjustments to the merger agreement such that the other acquisition proposal is not reasonably likely to result in a transaction more favorable from a financial point of view to Riverside’s shareholders than the merger with SAL, and such negotiations fail to result in the necessary adjustments to the merger agreement.

Employee Matters

After the closing date of the merger, except to the extent SAL continues in effect any Riverside benefit plan providing benefits of a similar type, continuing employees of Riverside will be eligible for the employee benefits that SAL provides to its similarly-situated employees generally and on substantially the same terms and basis as is applicable to such employees. SAL has the right in its sole discretion to terminate, merge or continue any of Riverside’s employee benefit plans, except that SAL will maintain Riverside’s plans (other than stock-based or incentive plans) until the employees of Riverside and Riverside Bank are permitted to participate in comparable SAL plans. To the extent permitted under applicable law and SAL’s benefit plans, each Riverside employee will be given credit with respect to the satisfaction of limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage equal to the credit that such employee had received as of the effective time of the merger under the comparable Riverside benefit plans.

Indemnification and Insurance

Indemnification

Pursuant to the merger agreement, SAL has agreed that, after the effective date of the merger, it will indemnify, defend and hold harmless, for a period of six years from the effective time of the merger, each present and former officer or director of Riverside against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments and amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Riverside if such action or proceeding pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under SAL’s bylaws.

Directors’ and Officers’ Insurance

SAL has further agreed to ensure that, for a six-year period following the effective time of the merger, the persons serving as officers and directors of Riverside immediately prior to the effective date continue to be covered by Riverside’s current directors’ and officers’ liability insurance policies, or by a policy which is not materially less advantageous than such policy, or by single premium tail coverage with policy limits equal to Riverside’s existing coverage limits, with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. However, in no event will SAL be required to expend in any one year more than 150% of the current annual cost currently expended by Riverside with respect to such insurance.

Voting Agreements

Riverside’s directors, executive officers and certain principal shareholders of Riverside who will become directors of SBT and SAL (referred to as “designated nominees”) have entered into voting agreements with SAL. In the voting agreements, each director, executive officer and designated nominee agreed to vote, and granted SAL an irrevocable proxy and power of attorney to vote, all of his or her shares of Riverside common stock:

•	in favor of adoption and approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger; and
•	against approval of any other agreement providing for a merger, consolidation, sale of assets, or other business combination of Riverside with any person or entity other than SAL.

Under the voting agreements, each director, executive officer and designated nominee agreed not to, and not to permit any of their affiliates, to:

•	solicit or encourage or initiate any communication with any other person or entity with respect to, any proposal for a merger, consolidation, sale of assets, or other business combination involving Riverside, or for the acquisition of Riverside stock; or encourage any person, firm, corporation, group or other entity to engage in any such action;
•	solicit proxies or become a participant in a solicitation with respect to another acquisition proposal (other than the merger agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the merger in accordance with the terms of the merger agreement;
•	initiate a shareholders’ vote or action by consent of Riverside’s shareholders with respect to another acquisition proposal; or
•	except by reason of the voting agreement, become a member of a group with respect to any voting securities of Riverside that takes any action in support of another acquisition proposal.

In addition, except under limited circumstances, each director, executive officer and designated nominee also agreed not to sell, assign, transfer or otherwise dispose of or encumber his or her shares of Riverside common stock while the voting agreement is in effect. The voting agreements terminate immediately upon the earlier of the effective time of the merger, the termination of the merger agreement in accordance with its terms, or mutual written agreement of SAL and the director, executive officer, or designated nominee.

As of the record date, the directors, executive officers and designated nominees of Riverside and their affiliates collectively owned 303,045 shares of Riverside common stock, or approximately 39.52% of Riverside’s outstanding shares. None of the directors, executive officers or designated nominees were paid any additional consideration in connection with the execution of the voting agreements.

Additional Agreements

SAL and Riverside have also agreed to use their reasonable best efforts to:

•	take all actions necessary, proper or advisable under the merger agreement and applicable law to consummate the merger as soon as practicable; and
•	promptly prepare and file all necessary documentation to obtain the consent, approval and authorization of all third parties and governmental entities which are necessary or advisable to consummate the merger.

The merger agreement also contains covenants relating to cooperation in the preparation of this joint proxy statement/prospectus and additional agreements relating to, among other things, access to information, notice of certain matters and the listing of SAL common stock on NASDAQ.

Conditions to the Merger

The respective obligations of SAL and Riverside to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	approval of the merger by all applicable federal and state regulatory authorities and the expiration or termination of all applicable waiting periods;
•	effectiveness of the registration statement filed with the SEC with respect to the common stock to be issued by SAL in accordance with the merger agreement;
•	the shares of SAL common stock to be issued in the merger being approved for listing on the NASDAQ;
•	no judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the merger or any of the other transactions contemplated by the merger agreement from taking place is in effect, and no statute, rule, regulation, order, injunction or decree is enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger; and
•	the receipt of legal opinions delivered by tax counsel to SAL and Riverside, respectively, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder and regulatory approvals may not be legally waived.

SAL is not obligated to complete the merger unless the following additional conditions are satisfied or waived:

•	the representations and warranties of Riverside contained in the merger agreement are true and correct in all material respects as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date, except where the failure to be so true and correct has not had, and would not reasonably be expected to result in, a material adverse effect on Riverside;
•	Riverside performs in all material respects all covenants and agreements contained in the merger agreement to be performed by Riverside at or prior to the closing date;
•	SAL having received a certificate from the chief executive officer of Riverside with respect to compliance with the foregoing conditions;
•	no required regulatory approval listed in the merger agreement contains any condition, restriction or requirement which the board of directors of SAL reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that SAL would not have entered into the merger agreement had such condition, restriction or requirement been known at the date hereof; and
•	the merger agreement and the merger are approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Riverside common stock entitled to vote at the special meeting.

Riverside is not obligated to complete the merger unless the following additional conditions are satisfied or waived:

•	the representations and warranties of SAL contained in the merger agreement are true and correct as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date, except where the failure to be so true and correct has not had, and would not reasonably be expected to result in, a material adverse effect on SAL;
•	SAL performs in all material respects all covenants and agreements contained in the merger agreement required to be performed by it at or prior to the closing date;
•	The shareholders of SAL have approved the amendment to SAL’s certificate of incorporation to increase the authorized number of SAL shares of common stock and to eliminate the minimum and maximum number of directors to provide SAL the ability to increase its number of directors pursuant to the merger agreement and approved the issuance of SAL common stock as consideration in the merger; and
•	Riverside having received a certificate from the chief executive officer and chief financial officer of SAL with respect to compliance with the foregoing conditions.

“Material adverse effect” means, with respect to Riverside, any effect that is material and adverse to the financial position, results of operations or business of Riverside or that would materially impair the ability of Riverside to perform its obligations under the merger agreement or otherwise materially impairs the ability of Riverside to consummate the transactions contemplated by the merger agreement; provided, however, that material adverse effect shall not be deemed to include the impact of:

•	changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities;
•	changes in GAAP or regulatory accounting requirements applicable to banks generally;
•	changes in general economic conditions (including interest rates) affecting banks generally or changes or events affecting the financial services industry generally;
•	changes in the value of Riverside’s securities or loan portfolio, or any change in the value of the deposits or borrowings of Riverside resulting from a change in interest rates generally, or the issuance in and of itself of any order or directive by any bank regulator (although, the underlying facts giving rise to such an issuance or the effects of such issuance may constitute a material adverse effect);
•	reasonable expenses incurred in connection with the transactions contemplated by the merger agreement; and
•	the effects of any action or omission taken with the prior consent of SAL or as otherwise expressly permitted or contemplated by the merger agreement.

With respect to SAL, the term “material adverse effect” means any effect that materially impairs the ability of SAL to make payment at the effective time of the aggregate merger consideration or otherwise materially impairs the ability of SAL to consummate the transactions contemplated by the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the closing, before or after approval by SAL’s or Riverside’s shareholders, as follows:

•	by mutual agreement of SAL and Riverside;
•	by either party, if any required regulatory approvals for consummation of the merger are not obtained or are denied in a final nonappealable action or are permanently withdrawn at the request of a governmental authority;
•	by either party, if the shareholders of SAL do not approve the increase in the number of SAL common shares and the issuance of shares as consideration in the merger or if the shareholders of SAL or Riverside do not approve the merger agreement;
•	by the non-breaching party, if the other party breaches any covenants, agreements, representations or warranties contained in the merger agreement such that the terminating party would not be obligated to complete the merger and such breach has not been cured within thirty days after notice from the terminating party;
•	by either party, if the closing of the merger has not occurred on or before December 31, 2014, or such later date as has been agreed upon in writing by SAL and Riverside, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;
•	by either party, if the other party fails to recommend in the proxy statement that its shareholders approve the transactions contemplated by the merger agreement or withdraws, modifies, or qualified such recommendation in a manner adverse to the other party or resolves to do so;
•	by SAL, if Riverside fails to recommend against acceptance of a tender offer or exchange offer for outstanding Riverside common stock that has been publicly disclosed within ten (10) business days after commencement of such tender or exchange offer, or if Riverside recommends or endorses an acquisition proposal or fails to issue a press release announcing its opposition to an acquisition proposal within ten (10) business days after an acquisition proposal is publicly announced or if Riverside breaches its obligations not to solicit another acquisition proposal, breaches its obligation to recommend approval of the merger with SAL to Riverside shareholders, recommends, proposes or publicly announces the intention to recommend or propose to engage in an acquisition transaction with any party other than SAL or SBT, or breaches its obligation to convene the meeting of Riverside shareholders to vote upon the merger agreement; or
•	by Riverside, if Riverside has received a superior proposal and in accordance with Section 6.10 of the merger agreement regarding acquisition proposals has entered into an acquisition agreement with respect to the superior proposal provided Riverside pays SAL the termination fee and termination expenses described below and delivers to SAL a release signed by the parties to the acquisition agreement and any controlling entity of the parties, which irrevocably waives any right the releasing parties may have to challenge the payment to SAL of the termination fee and termination expenses.

Termination Fee and Termination Expenses

Under the terms of the merger agreement, Riverside must pay SAL a termination fee of $1,200,000 (“Termination Fee”) and actual out-of-pocket expenses incurred by the other party (“Termination Expenses”) in an amount of up to $500,000, if:

•	SAL terminates the merger agreement as a result of Riverside’s board of directors withdrawing, qualifying, modifying its recommendation to its shareholders to vote in favor of the merger agreement or making any statement, filing or release that is inconsistent with the recommendation.

In addition, Riverside must pay SAL the Termination Fee and Termination Expenses if:

•	Riverside enters into an acquisition agreement with respect to a superior proposal prior to receipt of shareholder approval; or
•	Riverside fails to recommend against acceptance of a tender offer or exchange offer for outstanding Riverside common stock that has been publicly disclosed (other than by SAL or a SAL affiliate) within ten (10) business days after the commencement of such tender or exchange offer; or
•	Riverside recommends or endorses an acquisition proposal or fails to issue a press release announcing its opposition to such acquisition proposal within ten (10) business days after an acquisition proposal is publicly announced; or
•	Riverside fails to take all steps necessary to duly call, given notice of convene and hold a special meeting of its shareholders as promptly as is practicable after this registration statement is declared effective by the SEC, for the purpose of considering the merge and merger agreement.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties in writing at any time before or after approval of the matters presented in connection with merger by the shareholders of SAL and Riverside, except that after approval of the merger agreement by the shareholders of Riverside, there may not be, without further approval of Riverside shareholders, any amendment of the merger agreement that decreases or increases the amount or value or changes the form of the merger consideration to be delivered to Riverside shareholders.

At any time prior to the completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after approval of the matters presented herein by the respective shareholders of SAL or Riverside, there may not be, without further approval of such shareholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Expenses

Each party will pay all fees and expenses it incurs in connection with the merger agreement and the related transactions, except that SAL and Riverside will share equally any printing costs and SEC filing and registration fees.

Specific Performance

SAL and Riverside have agreed that they are each entitled to an injunction or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

MARKET PRICES AND DIVIDEND INFORMATION OF SAL AND RIVERSIDE

Market Prices

SAL common stock is listed on the NASDAQ Capital Market under the symbol “SAL.” The following table shows the high and low sales prices as reported on the NASDAQ Capital Market during the periods indicated, as well as any dividends declared on SAL common stock.

				Dividend
				Declared /
				Common
	Period	High	Low	Share
2014	First Quarter	$27.79	$25.80	$0.28
	Second Quarter	$32.10	$26.88	$0.28
	Third Quarter (through September 5, 2014)	$30.70	$27.50

2013	First Quarter	$26.00	$23.55	$0.28
	Second Quarter	$28.00	$25.18	$0.28
	Third Quarter	$29.95	$25.59	$0.28
	Fourth Quarter	$28.00	$25.50	$0.28

2012	First Quarter	$26.95	$22.51	$0.28
	Second Quarter	$26.48	$23.25	$0.28
	Third Quarter	$25.75	$23.50	$0.28
	Fourth Quarter	$28.40	$22.98	$0.28

As of September 5, 2014, SAL had approximately 1,739 shareholders of record. The number of shareholders does not reflect the number of persons or entities who held their stock in nominee or street name through various brokerage firms.

The Riverside common stock is not traded or quoted on any established exchange or broker’s market. Riverside has not paid cash dividends since it commenced operations.

The following table presents the closing sales prices of shares of SAL common stock, as reported on the NASDAQ Capital Market, on (i) March 18, 2014, the last trading day for which market information is available prior to the public announcement of the execution of the merger agreement and (ii) September 5, 2014, the latest practicable date prior to the date of this joint proxy statement/prospectus. The following table also presents the equivalent per share value of the SAL common stock that Riverside shareholders would receive for each share of their Riverside common stock if the merger was completed on those dates.

	SAL Common Stock	Riverside Common Stock Equivalent Per Share(1)
March 18, 2014	$27.30	$36.86
September 5, 2014	$28.09	$37.92

________________

(1)	Calculated by multiplying the closing price of SAL common stock as of the specified date by the merger exchange ratio of 1.35.

You are advised to obtain current market quotations for SAL common stock. The market price of SAL common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of SAL common stock.

Dividends

SAL has historically paid regular quarterly cash dividends on its common stock of $0.28 per quarter, and SAL’s board of directors presently intends to continue the payment of regular quarterly cash dividends, subject to the need for those funds for debt service and other purposes. However, because substantially all of the funds available for the payment of dividends are derived from SBT, future dividends will depend upon the earnings of SBT, its financial condition and its need for funds. Furthermore, there are a number of federal and state banking policies and regulations that potentially restrict SAL’s ability to pay dividends. In particular, because SBT is a depository institution whose deposits are insured by the FDIC, it may not pay dividends or distribute capital assets if it is in default on any assessment due the FDIC. In addition, under Federal Reserve policy, SAL is required to maintain adequate regulatory capital, and is expected to serve as a source of financial strength to SBT and to commit resources to support SBT. Furthermore, Connecticut law restricts a Connecticut bank from declaring, in any calendar year, dividends in excess of the bank’s total net profits of that year, combined with its retained net profits of the preceding two years, unless approved by the Connecticut Banking Commissioner. These policies and regulations may have the effect of reducing the amount of dividends that SAL can declare to its shareholders.

Riverside has not paid dividends in 2013, 2012, or 2011.

INFORMATION ABOUT RIVERSIDE

Business

Riverside is a New York State chartered commercial bank serving small and medium sized businesses, professionals and individuals in the Hudson Valley with branches in Poughkeepsie, Red Oaks Mill, Newburgh and Fishkill. Riverside’s primary business focus is serving the banking needs of small- and medium-size businesses. Riverside focuses almost exclusively on commercial lending. As of June 30, 2014, Riverside had total assets of approximately $224 million and deposit liabilities of approximately $197 million. Riverside has no subsidiaries. Since opening for business in 1988, Riverside has always been committed to providing outstanding products and service to its customers focusing on serving small to medium sized businesses and professionals within its markets.

General

Riverside is required to file reports and otherwise comply with the rules and regulations of the NYFS and the FDIC.

Riverside is subject to extensive regulation by the NYFS, as its chartering agency, and by the FDIC, as its deposit insurer. Riverside is required to file reports with, and is periodically examined by, the FDIC and the NYFS concerning its activities and financial condition. It must obtain regulatory approvals prior to entering into certain transactions.

The following discussion of the laws, regulations and policies material to the operations of Riverside is a summary and is qualified in its entirety by reference to such laws, regulations and policies. Such statutes, regulations and policies are continually under review by Congress and the New York State Legislature and federal and state regulatory agencies. Any change in such laws, regulations, or policies could have a material adverse impact on Riverside.

Financial Modernization

The Gramm-Leach Bliley Act (“GLBA”) permits greater affiliation among banks, securities firms, insurance companies, and other companies under a type of financial services company known as a “financial holding company”. A financial holding company essentially is a bank holding company with significantly expanded powers. Financial holding companies are authorized by statute to engage in a number of financial activities previously impermissible for bank holding companies, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; and merchant banking activities. The act also permits the FRB and the Treasury to authorize additional activities for financial holding companies if they are “financial in nature” or “incidental” to financial activities. A bank holding company may become a financial holding company if each of its subsidiary banks is “well capitalized” and “well managed” as defined in the FRB’s Regulation Y, and has at least a “satisfactory” Community Reinvestment Act rating. A financial holding company must provide notice to the FRB within 30 days after commencing activities previously determined to be permissible by statute or by the FRB and the Treasury.

All financial institutions are required to establish policies and procedures with respect to the ability to share nonpublic customer data with nonaffiliated parties and to protect customer data from unauthorized access. Riverside has developed policies and procedures, and believes it is in compliance with all privacy, information sharing, and notification provisions of GLBA and the Fair and Accurate Credit Transactions Act.

New York Banking Laws and Supervision

Riverside derives its lending, investment, and other authority primarily from the applicable provisions of the New York State Banking Law and the regulations of the NYFS, as limited by FDIC regulations. Under these laws and regulations, banks, such as Riverside, may invest in real estate mortgages, consumer and commercial loans, certain types of debt securities (including certain corporate debt securities, and obligations of federal, state, and local governments and agencies), certain types of corporate equity securities, and certain other assets. The lending powers of New York State-chartered savings banks and commercial banks are not subject to percentage-of-assets or capital limitations, although there are limits applicable to loans to individual borrowers.

The exercise by an FDIC-insured commercial bank of the lending and investment powers under the New York State Banking Law is limited by FDIC regulations and other federal laws and regulations. In particular, the applicable provisions of the New York State Banking Law and regulations governing the investment authority and activities of an FDIC-insured state-chartered savings bank and commercial bank have been effectively limited by the Federal Deposit Insurance Corporation Improvement Act (the “FDICIA”) and the FDIC regulations issued pursuant thereto.

With certain limited exceptions, a New York State-chartered bank may not make loans or extend credit for commercial, corporate, or business purposes (including lease financing) to a single borrower, the aggregate amount of which would be in excess of 15% of the bank’s net worth or up to 25% for certain loans. Riverside currently complies with all applicable loans-to-one-borrower limitations.

Under the New York State Banking Law, New York State-chartered stock-form banks and commercial banks may declare and pay dividends out of their net profits, unless there is an impairment of capital, but approval of the Superintendent is required if the total of all dividends declared by the bank in a calendar year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years less prior dividends paid.

The New York State Banking Law gives the New York Superintendent of Banking (“Superintendent”) authority to issue an order to a New York State-chartered banking institution to appear and explain an apparent violation of law, to discontinue unauthorized or unsafe practices, and to keep prescribed books and accounts. Upon a finding by the NYFS that any director, trustee, or officer of any banking organization has violated any law, or has continued unauthorized or unsafe practices in conducting the business of the banking organization after having been notified by the Superintendent to discontinue such practices, such director, trustee, or officer may be removed from office after notice and an opportunity to be heard. The Superintendent also has authority to appoint a conservator or a receiver for a commercial bank under certain circumstances.

Interstate Branching

Federal law allows the FDIC, and the New York State Banking Law allows the Superintendent, to approve an application by a state banking institution to acquire interstate branches by merger, unless, in the case of the FDIC, the state of the target institution has opted out of interstate branching. The New York State Banking Law authorizes commercial banks to open and occupy de novo branches outside the state of New York. Pursuant to the Dodd-Frank Act, the FDIC is authorized to approve a state bank’s establishment of a de novo interstate branch if the intended host state allows de novo branching by banks chartered by that state.

New York State Change in Control Restrictions

In addition to the Change in Bank Control Act and the Bank Holding Company Act (“BHCA”), the New York State Banking Law generally requires prior approval of the New York State Banking Board before any action is taken that causes any company to acquire direct or indirect control of a banking institution which is organized under New York law.

Federal Regulations

Capital Requirements

Under FDIC regulations, federally insured state-chartered banks, such as Riverside, that are not members of the Federal Reserve System (“state non-member banks”) are required to comply with minimum leverage capital requirements. For most institutions, the minimum leverage capital ratio is not less than 4%. Tier 1 capital is the sum of common shareholders’ equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

The FDIC regulations require state non-member banks to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of regulatory capital to regulatory risk-weighted assets is referred to as a bank’s “risk-based capital ratio”. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items (including recourse obligations, direct credit substitutes and residual interests) to four risk-weighted categories ranging from 0% to 100%, and in some instances 200% or assets subject to dollar-for-dollar capital requirements, with higher levels of capital being required for the categories perceived as representing greater risk.

To be considered “well capitalized”, banks are generally expected to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital. Banks that engage in specified levels of trading activities are subject to adjustments in their risk based capital calculation to ensure the maintenance of sufficient capital to support market risk.

In December 2010, the Basel Committee, a group of bank regulatory supervisors from around the world, released its final framework for strengthening international capital and liquidity regulation, now officially identified by the Basel Committee as “Basel III.” Basel III, when fully implemented by the U.S. bank regulatory agencies and fully phased-in, will require bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity.

In July 2013, the Federal Reserve Board, Office of the Comptroller of the Currency and Federal Deposit Insurance Corporation approved final rules to implement the Basel III capital framework. The rules will be effective on January 1, 2015 and phased-in over a multiple year period through 2019. The new capital rules call for greater reliance upon equity capital with higher minimum capital level requirements.

Prompt Corrective Regulatory Action

Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories:

•	Well capitalized – at least 5% leverage capital, 6% Tier 1 risk based capital and 10% total risk based capital.
•	Adequately capitalized – at least 4% leverage capital, 4% Tier 1 risk based capital and 8% total risk based capital.
•	Undercapitalized – less than 4% leverage capital, 4% Tier 1 risk based capital and less than 8% total risk based capital. “Undercapitalized” banks must adhere to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank’s compliance with such a plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized.
•	Significantly undercapitalized – less than 3% leverage capital, 3% Tier 1 risk based capital and less than 6% total risk-based capital. “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company.
•	Critically undercapitalized – less than 2% tangible capital. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

As of March 31, 2014, Riverside was “well capitalized”.

Transactions with Affiliates

Under federal law, transactions between depository institutions and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act (“FRA”). In a holding company context, at a minimum, the parent holding company of a bank and any companies which are controlled by such parent holding company are affiliates of the bank. Generally, Sections 23A and 23B are intended to protect insured depository institutions from suffering losses arising from transactions with non-insured affiliates, by limiting the extent to which a bank or its subsidiaries may engage in covered transactions with any one affiliate and with all affiliates of the bank in the aggregate, and by requiring that such transactions be on terms that are consistent with safe and sound banking practices.

The FRA and Regulation O restrict loans to directors, executive officers, and principal shareholders (“insiders”). Loans to insiders and their related interests may not exceed, together with all other outstanding loans to such persons and affiliated entities, the institution’s total capital and surplus. Loans to insiders above specified amounts must receive the prior approval of the board of directors and must be made on terms substantially the same as offered in comparable transactions to other persons. The FRA imposes additional limitations on loans to executive officers.

Enforcement

The FDIC has extensive enforcement authority over insured banks, including Riverside. This enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices.

Standards for Safety and Soundness

The FDIC, together with the other federal bank regulatory agencies, prescribe standards of safety and soundness by regulations or guidelines, relating generally to operations and management, asset growth, asset quality, earnings, stock valuation and compensation. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards, which establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. In addition, the federal bank regulatory agencies adopted regulations that authorize, but do not require, the agencies to order an institution that has been given notice that it is not satisfying the safety and soundness guidelines to submit a compliance plan. The federal bank regulatory agencies have also adopted guidelines for asset quality and earning standards. As a state-chartered bank, Riverside is also subject to state statutes, regulations and guidelines relating to safety and soundness, in addition to the federal requirements.

Insurance of Deposit Accounts

Riverside’s deposit accounts are insured by the Deposit Insurance Fund (“DIF”) of the FDIC up to applicable legal limits (generally, $250,000 per depositor for each account ownership category and $250,000 for certain retirement plan accounts) and are subject to deposit insurance assessments. The FDIC insurance coverage limit applies per depositor, per insured depository institution for each account ownership category.

The FDIC utilizes a risk-based assessment system that imposes insurance premiums based upon a risk matrix that takes into account a bank’s capital level and supervisory rating. The FDIC assigns an institution to one of the following capital categories based on the institution’s financial condition consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution’s primary federal regulator and information which the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds. An institution’s assessment rate depends on the capital category and supervisory category to which it is assigned.

FDIC insured institutions are required to pay assessments to the FDIC to fund the DIF. From time to time, the FDIC may impose a supplemental special assessment in addition to other special assessments and regular premium rates to replenish the deposit insurance funds during periods of economic difficulty. The amount of an emergency special assessment imposed on a bank will be determined by the FDIC if such amount is necessary to provide sufficient assessment income to repay amounts borrowed from the Treasury; to provide sufficient assessment income to repay obligations issued to and other amounts borrowed from insured depository institutions; or for any other purpose the FDIC may deem necessary.

The FDIC may terminate insurance of deposits, after notice and a hearing, if it finds that the institution is in an unsafe or unsound condition to continue operations, has engaged in unsafe or unsound practices, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of Riverside does not know of any practice, condition or violation that might lead to termination of deposit insurance.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)

The Dodd-Frank Act, enacted in July 2010, significantly changed the bank regulatory landscape and has impacted lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act revised the statutory authorities governing the FDIC’s management of the DIF. The Dodd-Frank Act granted the FDIC new DIF management tools: maintaining a positive Fund balance even during a banking crisis and maintaining moderate, steady assessment rates throughout economic and credit cycles.

Among other things, the Dodd-Frank Act: (1) raised the minimum Designated Reserve Ratio (DRR), which the FDIC must set each year, to 1.35% (from the former minimum of 1.15%) and removed the upper limit on the DRR (which was formerly capped at 1.5%) and therefore on the size of the DIF; (2) required that the DIF reserve ratio reach 1.35% by September 30, 2020 (rather than 1.15% by the end of 2016, as formerly required); (3) required that, in setting assessments, the FDIC offset the effect of requiring that the reserve ratio reach 1.35% by September 30, 2020 (rather than 1.15% by the end of 2016) on insured depository institutions with total consolidated assets of less than $10 billion; (4) eliminated the requirement that the FDIC provide dividends from the Fund when the reserve ratio is between 1.35% and 1.50%; and (5) continued the FDIC’s authority to declare dividends when the reserve ratio at the end of a calendar year is at least 1.50%, but granted the FDIC sole discretion in determining whether to suspend or limit the declaration or payment of dividends.

The Dodd-Frank Act also required that the FDIC amend its regulations to redefine the assessment base used for calculating deposit insurance assessments. Under the Dodd-Frank Act, the assessment base must, with some possible exceptions, equal average consolidated total assets minus average tangible equity.

The FDIC amended 12 CFR 327 to implement revisions to the Federal Deposit Insurance Act made by the Dodd-Frank Act by modifying the definition of an institution’s deposit insurance assessment base; to change the assessment rate adjustments; to revise the deposit insurance assessment rate schedules in light of the new assessment base and altered adjustments; to implement the Dodd-Frank Act’s dividend provisions; to revise the large insured depository institution assessment system to better differentiate for risk and better take into account losses from large institution failures that the FDIC may incur; and to make technical and other changes to the FDIC’s assessment rules. The FDIC Board of Directors adopted the final rule, which redefined the deposit insurance assessment base as required by the Dodd-Frank Act; made changes to assessment rates; implemented the Dodd-Frank Act’s DIF dividend provisions; and revised the risk-based assessment system for all large insured depository institutions, generally, those institutions with at least $10 billion in total assets. Nearly all of the 6,700-plus institutions with assets less than $10 billion, including SBT, have benefited from a reduction in their assessments as a result of this final rule.

The Dodd-Frank Act adopts various mortgage lending and predatory lending provisions and requires loan originators to retain 5% of any loan sold and securitized, unless it is a “qualified residential mortgage”, which includes standard 30 and 15-year fixed rate loans.

Consumer Protection and the Consumer Financial Protection Bureau

The Dodd-Frank Act created the Consumer Financial Protection Bureau (“CFPB”). As required by the Dodd-Frank Act, jurisdiction for all existing consumer protection laws and regulations has been transferred to the CFPB. In addition, the CFPB is granted authority to promulgate new consumer protection regulations for banks and nonbank financial firms offering consumer financial services or products to ensure that consumers are protected from “unfair, deceptive, or abusive” acts or practices.

Riverside is subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy and population. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, various state law counterparts, and the Consumer Financial Protection Act of 2010, which constitutes part of the Dodd-Frank Act and establishes the CFPB, as described above.

On January 10, 2013, the CFPB issued a final rule implementing the ability-to-repay and qualified mortgage (“QM”) provisions of the Truth in Lending Act, as amended by the Dodd-Frank Act (the “QM Rule”). The ability-to-repay provision requires creditors to make reasonable, good faith determinations that borrowers are able to repay their mortgages before extending the credit based on a number of factors and consideration of financial information about the borrower from reasonably reliable third-party documents. Under the Dodd-Frank Act and the QM Rule, loans meeting the definition of “qualified mortgage” are entitled to a presumption that the lender satisfied the ability-to-repay requirements. The presumption is a conclusive presumption/safe harbor for prime loans meeting the QM requirements and a rebuttable presumption for higher-priced/subprime loans meeting the QM requirements. The definition of a “qualified mortgage” incorporates the statutory requirements, such as not allowing negative amortization or terms longer than 30 years. The QM Rule also adds an explicit maximum 43% debt-to-income ratio for borrowers if the loan is to meet the QM definition.

Federal Reserve System

All depository institutions must hold a percentage of certain types of deposits as reserves. Reserve requirements currently are assessed on the depository institution’s net transaction accounts (mostly checking accounts). Depository institutions must also regularly submit deposit reports of their deposits and other reservable liabilities.

For net transaction accounts in 2013, the first $12.4 million (which may be adjusted by the FRB) will be exempt from reserve requirements. A 3% reserve ratio will be assessed on net transaction accounts over $12.4 million up to and including $79.5 million (which may be adjusted by the FRB). A 10% reserve ratio will be assessed on net transaction accounts in excess of $79.5 million (which may be adjusted by the FRB). Riverside is in compliance with these requirements.

USA PATRIOT Act

Under the USA PATRIOT Act, all financial institutions are required to take certain measures to identify their customers, prevent money laundering, monitor customer transactions and report suspicious activity to U.S. law enforcement agencies. Financial institutions also are required to respond to requests for information from federal banking regulatory authorities and law enforcement agencies. Information sharing among financial institutions for the above purposes is encouraged by an exemption granted to complying financial institutions from the privacy provisions of GLBA and other privacy laws. Financial institutions that hold correspondent accounts for foreign banks or provide private banking services to foreign individuals are required to take measures to avoid dealing with certain foreign individuals or entities, including foreign banks with profiles that raise money laundering concerns, and are prohibited from dealing with foreign “shell banks” and persons from jurisdictions of particular concern. The primary federal banking regulators and the Secretary of the Treasury have adopted regulations to implement several of these provisions. All financial institutions are also required to establish internal anti-money laundering programs. The effectiveness of a financial institution in combating money laundering activities is a factor to be considered in any application submitted by the financial institution under the Bank Merger Act or the BHCA. SBT has in place a Bank Secrecy Act and USA PATRIOT Act compliance program, and engages in very few transactions of any kind with foreign financial institutions or foreign persons.

Community Reinvestment Act and Fair Lending Laws

Riverside has a responsibility under the CRA to help meet the credit needs of our communities, including low and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. In connection with its examination, the FDIC assesses Riverside’s record of compliance with the CRA. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit discrimination in lending practices on the basis of characteristics specified in those statutes. Riverside’s failure to comply with the provisions of the CRA could, at a minimum, result in regulatory restrictions on our activities. Riverside’s failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions against Riverside by the FDIC as well as other federal regulatory agencies and the Department of Justice. Riverside’s most recent FDIC CRA rating was “satisfactory”.

Riverside is also subject to provisions of the New York State Banking Law referred to as the New York Community Reinvestment Act that impose continuing and affirmative obligations upon a banking institution organized in New York State to serve the credit needs of its local community (the “NYCRA”). Such obligations are substantially similar to those imposed by the CRA. The NYCRA requires the NYFS to make a periodic written assessment of an institution’s compliance with the NYCRA, utilizing a four-tiered rating system, and to make such assessment available to the public. The NYCRA also requires the Superintendent of the NYFS (the “Superintendent”) to consider the NYCRA rating when reviewing an application to engage in certain transactions, including mergers, asset purchases, and the establishment of branch offices or ATMs, and provides that such assessment may serve as a basis for the denial of any such application. The latest NYCRA rating received by Riverside was “satisfactory”.

The Electronic Funds Transfer Act, Regulation E and Related Laws

The Electronic Funds Transfer Act (the “EFTA”) provides a basic framework for establishing the rights, liabilities, and responsibilities of consumers who use electronic funds transfer (“EFT”) systems. The EFTA is implemented by the Federal Reserve’s Regulation E, which governs transfers initiated through ATMs, point-of-sale terminals, payroll cards, automated clearing house (“ACH”) transactions, telephone bill-payment plans, or remote banking services. Regulation E requires consumers to opt in (affirmatively consent) to participation in a bank’s overdraft service program for ATM and one-time debit card transactions before overdraft fees may be assessed on the consumer’s account. Notice of the opt-in right must be provided to all new customers who are consumers, and the customer’s affirmative consent must be obtained, before charges may be assessed on the consumer’s account for paying such overdrafts.

Regulation E also provides bank customers with an ongoing right to revoke consent to participation in an overdraft service program for ATM and one-time debit card transactions and prohibits banks from conditioning the payment of overdrafts for checks, ACH transactions, or other types of transactions that overdraw the consumer’s account on the consumer’s opting into an overdraft service for ATM and one-time debit card transactions. For customers who do not affirmatively consent to overdraft service for ATM and one-time debit card transactions, a bank must provide those customers with the same account terms, conditions, and features that it provides to consumers who do affirmatively consent, except for the overdraft service for ATM and one-time debit card transactions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF RIVERSIDE

You should read the following discussion and analysis of Riverside’s financial condition and results of operations in conjunction with its financial statements and notes thereto included elsewhere in this document.

The purpose of this discussion and analysis is to provide the reader with information pertinent to understanding and assessing Riverside’s results of operations and financial condition for each of the past two years, including the interim six months ended June 30, 2014, as well as selected data for the past five years. This section contains forward-looking statements with respect to Riverside’s financial condition, results of operations and business. These forward-looking statements involve certain risks and uncertainties. See “Cautionary Note Concerning Forward Looking Statements” located elsewhere in this document.

Overview

Riverside is a New York state-chartered commercial bank that began operations in February, 1988. Riverside is headquartered in Poughkeepsie in Dutchess County, New York, with total assets of $224.1 million, total deposits of $196.9 million and total stockholders’ equity of $26.2 million at June 30, 2014. Riverside provides a traditional set of lending, deposit and other financial products with an emphasis on commercial real estate and commercial and industrial loans to small- to mid-sized businesses and individuals. Its targeted markets are primarily in the Counties of Dutchess, Orange and Ulster, New York. As of June 30, 2014, Riverside operated four full-service branches, including its headquarters in Poughkeepsie.

Critical Accounting Policies and Estimates

Riverside’s consolidated financial statements have been prepared in accordance with U.S. GAAP. In the preparation of its consolidated financial statements Riverside is required to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Riverside’s significant accounting policies are fundamental to understanding management’s discussion and analysis of financial condition and results of operations. Riverside’s significant accounting policies are more fully described in Note 1 to its consolidated financial statements included elsewhere in this document.

Riverside defines its critical accounting policies as those accounting principles generally accepted in the United States of America that require Riverside to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on its financial condition and results of operations as well as the specific manner in which it applies those principles. Riverside believes its critical accounting policies governing the determination of the allowance for loan losses, assessment of other than temporary impairment of securities and the determination of income taxes are critical accounting policies. Riverside management has reviewed and approved these critical accounting policies and has discussed these policies with Riverside’s audit committee. Riverside believes the critical accounting policies used in the preparation of its financial statements that require significant estimates and judgments are as follows:

Allowance for Loan Losses. The allowance for loan losses represents Riverside’s best estimate of probable credit losses inherent in the loan portfolio. Riverside regularly evaluates the adequacy of its allowance for loan losses. The allowance for loan losses has been determined in accordance with U.S. GAAP, under which Riverside is required to maintain an adequate allowance for loan losses. The allowance for loan losses is based upon Riverside’s management’s assessment of several factors including an assessment of probable losses included in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of specific loans for which full collectability may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans, and current economic and market conditions. Although Riverside’s management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review Riverside’s allowance for loan losses. Such agencies may require Riverside to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of Riverside’s loans are secured by real estate in New York. Accordingly, the collectability of a substantial portion of the carrying value of its loan portfolio is susceptible to changes in local market conditions and may be adversely affected by declines in real estate values. Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond Riverside’s control. Riverside believes that its allowance for loan losses is adequate to cover probable loan losses which are specifically identifiable, as well as losses inherent in its portfolio which are probable but not specifically identifiable.

Assessment of Other than Temporary Impairment. Certain of Riverside’s assets are carried in the consolidated statements of financial condition at fair value or at the lower of cost or fair value. Valuation allowances are established when necessary to recognize impairment of such assets. Riverside periodically performs analyses to test for impairment of various assets. In addition to its impairment analyses related to loans and other real estate owned (“OREO”), another significant analysis relates to other than temporary declines in the value of Riverside’s securities. Riverside conducts a quarterly review and evaluation of the investment securities portfolio, restricted stocks and other investments to determine if the value of any security has declined below its carrying value and whether such decline is other than temporary. If such decline is deemed other than temporary Riverside would adjust the carrying value of the security by writing down the security to fair value through a charge to current period earnings. At June 30, 2014, Riverside has determined that all unrealized losses were temporary in nature.

Income Taxes. Riverside is subject to the income tax laws of the United States and New York where it conducts business. Riverside accounts for income taxes by recognizing the amount of taxes payable or refundable for the current year and deferred tax assets and liabilities for estimated future tax consequences, which require judgment with respect to events that have been recognized in Riverside’s consolidated financial statements or tax returns. Fluctuations in the actual outcome of future tax consequences, including the recoverability of deferred tax assets, could materially impact its consolidated financial condition or results of operations.

Overview of Results of Operations

Net income for the three months ended June 30, 2014 and 2013 was $470 thousand and $333 thousand, respectively, or $0.63 and $0.45 per diluted share. Net income for the first six months of 2014 and 2013 was $934 thousand and $726 thousand, respectively, or $1.26 and $0.98 per diluted share. The increase in net income for the three months ended June 30, 2014 and the first six months in 2014 reflect an increase in net interest income, a reduction in the provision for loan losses and a decrease in non-interest expense.

Net income for the years ended December 31, 2013 and 2012 was $1.8 million and $2.0 million, respectively, a decrease of 7.96%. Riverside’s diluted earnings per share for year-ended 2013 were $2.44, a decrease of $0.21 over diluted earnings per share of $2.65 for year-ended 2012. The decline in year over year income reflects a decline in non-interest income as service charges on deposit accounts and other service charges both declined. In addition, in 2012, Riverside recorded a $120 thousand gain on the sale of foreclosed assets, while it had no such gains in 2013. Other factors affecting the year to year comparisons included a decline in total interest income, reflecting the continuing low interest rate environment, offset by decreases in interest expense and the provision for loan losses. In addition, non-interest expense increased in 2013 due to higher employee related expenses, loan related expenses and other operating expenses, commensurate with growth, which have also contributed to the decline of net interest margin.

Net Interest Income

Net interest income for the three months ended June 30, 2014 was $2.2 million, an increase of $96 thousand, or 4.6%, compared to net interest income of $2.1 million for same time period in 2013. Net interest income for the six months ended June 30, 2014 was $4.4 million, an increase of $190 thousand, or 4.5%, compared to net interest income of $4.2 million for the first six months of 2013. Net interest income for the year ended December 31, 2013 was $8.6 million, an increase of $163 thousand, or 1.9%, compared to net interest income of $8.4 million in the year ended December 31, 2012.

The increase in net interest income was largely attributable to a decrease in Riverside’s interest expense, which was $275 thousand for the three months ended June 30, 2014, a decrease of $68 thousand compared to interest expense of $343 thousand in the same period in 2013. Interest expense was $541 thousand for the first six months of 2014, a decrease of $160 thousand compared to interest expenses of $701 thousand for the first six months of 2013, and $1.3 million for the year ended December 31, 2013, a decrease of $195 thousand compared to the year ended December 31, 2012. During 2013, Riverside’s total interest bearing deposits decreased to $139 million at December 31, 2013 from $154 million at December 31, 2012, while noninterest-bearing deposits increased from $46.1 million at December 31, 2012 to $55.4 million at December 31, 2013. The change in the composition of the deposit portfolio, combined with the continuing low interest rate environment, resulted in the decline in interest expense and the increase in net interest income.

Riverside’s total interest income increased by $29 thousand to $2.49 million for the three months ended June 30, 2014 from $2.44 million in the same time period of 2013. For the first six months of 2014 total interest income was $4.90 million, an increase of $30 thousand from $4.87 million in the same time period in 2013. For the year ended December 31, 2013, total interest income declined by $32 thousand to $9.8 million from $9.9 million for the prior year. The marginal increase in interest income in 2014 and the decline in 2013 reflects the continued low rate environment and its impact on both newly originated assets and assets which reprice. Riverside’s yield on earning assets was 4.71%, 5.04%, 5.00% and 5.47% for the first six months of 2014 and 2013 and for the years ended December 31, 2013 and 2012, respectively.

Provision for Loan Losses

Riverside provides for loan losses by a charge to current income to maintain the allowance for loan losses at an adequate level to absorb probable losses inherent in Riverside’s loan portfolio, determined according to Riverside’s documented allowance adequacy methodology.

The provision for loan losses was $210 thousand for the three months ended June 30, 2014, compared to $240 thousand for the same period in 2013.The provision for loan losses was $420 thousand for the six months ended June 30, 2014, compared to $540 thousand for the same period in 2013. For the year ended December 31, 2013, the provision for loan losses was $820 thousand compared to $1.0 million for 2012. The reduction in the provision for loan losses reflects the continued reduction in charged off loans during all periods as well as year over year improvement in loan portfolio credit quality. While non-performing assets increased over the first six months of 2014, management believes these loans are well collateralized and/or guaranteed by the SBA and Riverside’s loss exposure is limited. The allowance for loan losses to total loans ratio was 1.34% and 1.46% at June 30, 2014 and 2013, respectively. At December 31, 2013 and December 31, 2012, the allowance to total loans ratio was 1.40% and 1.37%, respectively.

Non-Interest Income

Non-interest income consists primarily of income on bank-owned life insurance (“BOLI”), service charges and related fees on deposit accounts, and other banking services. For the year ended December 31, 2013, non-interest income represented only 7.8% of Riverside’s total revenues. With Riverside’s focus on net interest income generation, non-interest income is expected to remain a minor portion of its total revenues.

Non-interest income amounted to $175 thousand for the three months ended June 30, 2014 versus $167 thousand for the same time period in 2013. Non-interest income amounted to $353 thousand for the first six months of 2014 versus $343 thousand for the first six months of 2013.

Non-interest income for the full year 2013 totaled $827 thousand compared to $1.0 million in 2012, a decrease of $173 thousand in 2013 compared to 2012. In 2012, Riverside recognized $120 thousand of gains on the sale of foreclosed assets, while Riverside did not recognize any gains on the sale of foreclosed assets during 2013. For the year ended December 31, 2013, income on bank-owned life insurance increased by $25 thousand, partially offsetting reduced service charges on deposit accounts and other services charges and fees, which decreased $46 thousand and $35 thousand, respectively. The increase in BOLI income during 2013 was due to the purchase of $1.5 million of BOLI in 2013. BOLI income is exempt from Federal and state income taxes.

Non-Interest Expense

Non-interest expense consists of salaries and employee benefits, occupancy, equipment and other expenses related to conducting Riverside’s operations and growing Riverside’s business. Other expenses include expenses associated with the management of problem assets, including OREO.

For the three months ended June 30, 2014, non-interest expense totaled $1.42 million, a decrease of $65 thousand from $1.49 million in the same time period of 2013. For the six months ended June 30, 2014, non-interest expense totaled $2.83 million, a decrease of $10 thousand from the $2.84 million in the prior year period. Non-interest expense for the six month period reflects a reduction of $74 thousand in salaries and employee benefit expense, to $1.7 million in the first six months of 2014, a reduction of $34 thousand in OREO expense to $4 thousand in the first six months of 2014, a reduction of $27 thousand in premises and equipment expense to $325 thousand in the first six months of 2014, and an increase in additional non-interest expenses, consisting of directors’ fees of $23 thousand and professional services, consultants, legal, and accounting expenses of $120 thousand.

For year-ended 2013, non-interest expense totaled $5.7 million, a 7.5% increase from $5.3 million in year-ended 2012. The year over year increase was primarily due to higher salaries and wages, OREO expense, and professional expenses. These categories were higher by $188 thousand, $95 thousand, and $68 thousand, respectively, for 2013 compared to 2012. The increase in salaries and employee benefits was due to normal raises for employees, additional staffing due to Riverside’s growth and the related benefits costs, which have also been increasing. The higher OREO expenses, net, for the yearly comparative period reflects property taxes and upkeep on the bank owned properties. The higher professional and legal expenses resulted primarily from consulting and compliance expense related to new and increasing regulations.

Riverside’s efficiency ratio, a non-U.S. GAAP financial measure that Riverside believes is a widely followed metric in the banking industry, measures operating expenses as a percentage of net revenue, and is computed by dividing total non-interest expense by the sum of net interest income and non-interest income less net gains or losses on sales of securities and loans held for sale. Riverside’s efficiency ratio was 60.1% for the three months ended June 30, 2014 and 60.00% for the first six months of 2014 compared to 65.73% and 62.88% for the comparable time periods in 2013. Riverside’s efficiency ratio for 2013 was 60.15% compared to 56.46% for 2012.

Income Taxes

Income tax expense was $235 thousand for the three months ended June 30, 2014 and $532 thousand for the first six months ended June 30, 2014 versus $203 thousand and $411 thousand for the same time periods in 2013, and $1.1 million for the year ended December 31, 2013 versus $1.1 million for the year ended December 31, 2012. The effective tax rate, which is derived from both federal and New York statutory income tax rates, is approximately 37.2% for 2013; an increase from 36.6% for 2012. The actual tax expense for the years ended December 31, 2013 and 2012 differs from the statutory Federal tax rate due principally to New York State taxes, tax-exempt investment income and income from BOLI.

Overview of Financial Condition

General

At June 30, 2014, Riverside’s total assets were $224.1 million, total loans were $191.9 million and total deposits were $196.9 million, compared to total assets of $221.3 million, total loans of $184.1 million and total deposits of $195.0 million at December 31, 2013 and total assets of $227.0 million, total loans of $173.0 million and total deposits of $201.0 million at December 31, 2012.

Loans

Riverside’s primary source of income is interest on loans. Riverside’s loan portfolio consists primarily of commercial real estate loans secured by commercial properties and commercial and industrial loans. Riverside’s loan portfolio is the highest yielding component of its interest earning asset base.

For the first six months of 2014, total (net) loans grew $7.9 million, or 4.3% to $191.9 million. Total (net) loans at December 31, 2013, were $184.1 million, an increase of 6.53% compared to $173 million at year end 2012. Growth for the comparative periods has been primarily in commercial real estate and commercial and industrial loans, and reflects an increase of new customers to Riverside through continued marketing and calling efforts by Riverside’s senior management.

Riverside is experiencing increased competition reflected in aggressive pricing and terms offered by its competitors. Riverside continues to focus its efforts on building new relationships and providing quality service to its established loan customers who value Riverside’s relationship banking philosophy.

The following table sets forth the classification of our gross loans by loan portfolio class as of the periods indicated:

	June 30, 2014	December 31, 2013	December 31, 2012
Commercial real estate	$113,131,244	$106,468,173	$99,056,158
Commercial and industrial	77,335,309	75,158,343	69,401,863
Commercial construction	3,958,285	4,688,008	6,420,700
Consumer	290,682	544,704	407,387
Total loans	194,715,520	186,859,228	175,286,108

Net deferred loan fees/costs	(157,203)	(151,507)	(81,764)
Allowance for loan losses	(2,603,387)	(2,622,811)	(2,409,979)
Loans receivable, net	$191,954,930	$184,084,910	$172,794,365

At June 30, 2014, total commercial loans represented 99.9% of total loans. Riverside manages risk associated with Riverside’s commercial portfolio through underwriting policies and procedures, diversification and loan monitoring efforts. Riverside’s underwriting standards include requiring independent third-party appraisals, periodic property inspections, analyses of the quality and experience of the organization or developer managing each property, and evaluations of the cash flow capability of borrowers to repay loans. In addition to real estate collateral, the majority of Riverside’s commercial loans are secured by business assets and many are supported by personal guarantees and other assets of the principals or the borrower.

Commercial and industrial loans are comprised of general purpose commercial and industrial lending including term loans, time notes and lines or credit. Commercial and industrial loans generally involve a higher degree of credit risk because the collateral underlying the loans may be in the form of intangible assets and/or inventory subject to market obsolescence. Commercial and industrial loans can also involve relatively large loan balances to single borrowers or groups or related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. Such risks can be significantly affected by economic conditions. Commercial and industrial loans increased $2.2 million, or 2.9%, to $77.3 million at June 30, 2014, compared to $75.2 million at December 31, 2013. Commercial and industrial loans grew $5.8 million, or 8.3%, in 2013 compared to 2012.

Commercial real estate primarily consists of mortgages to finance the purchase of commercial property. Commercial real estate lending generally involves a high degree of risk because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, and/or the collateral value of the real estate securing the loan. Repayment of such loans may be subject to adverse conditions in the real estate market or economic conditions in the local economy. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups or related borrowers. Commercial real estate loans increased by $6.7 million, or 6.3%, for the six months ended June 30, 2014, to $113.1 million compared to $106.5 million at December 31, 2013. Commercial real estate loans grew $7.4 million, or 7.4%, in 2013 compared to 2012.

Commercial construction primarily consists of loans to finance the construction of commercial property that normally convert to a permanent mortgage at the end of' the construction phase. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion compared to the estimated cost of construction. Commercial construction loans decreased by $730 thousand or 15.6%, for the six months ended June 30, 2014, to $4 million compared to $4.7 million at December 31, 2013. Commercial construction loans declined $1.8 million, or 27.0%, in 2013 compared to 2012.

Consumer loans consist of secured and unsecured personal loans and overdraft protection lines. Consumer loans tend to have a higher credit risk due to the loans being either unsecured or secured by rapidly depreciable assets. Furthermore, consumer loan payments are dependent on the borrower's continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Consumer loans decreased by $254 thousand, or 46.6%, for the six months ended June 30, 2014, to $290.7 thousand compared to $544.7 thousand at December 31, 2013. Consumer loans increased $137 thousand, or 33.7%, in 2013 compared to 2012.

For further discussion on the composition of Riverside’s loan portfolio, see Note 3 to its consolidated financial statements located elsewhere in this document.

Asset Quality

Extending credit to its borrowers exposes Riverside to credit risk, which is the risk that the principal balance of a loan and related interest will not be collected due to the inability of the borrower to repay the loan. Riverside seeks to manage credit risk by carefully analyzing both the debt service capacity of a borrower and the underlying collateral securing their loan. Riverside manages credit risk in its loan portfolio through written loan policies, which establish underwriting standards or limits deemed necessary or prudent. These guidelines are approved by Riverside’s board of directors.

Nonperforming assets totaled $1.85 million, or 0.83% of total assets, at June 30, 2014, an increase from nonperforming assets of $1.4 million, or 0.64% of total assets, at year-end 2013. The allowance for loan losses was $2.6 million, representing 1.34% of loans receivable and 141% of nonaccrual loans at June 30, 2014. At year-end 2013, the allowance was $2.6 million representing 1.40% of loans receivable and 1,873% of nonaccrual loans. There were $433 thousand in net charge-offs recorded during the first six months of 2014.

Asset Classification

Federal regulations and Riverside’s policies require that Riverside utilizes an internal asset classification system as a means of reporting and tracking problem and potential problem assets. Federal banking regulations set forth a classification grid for problem and potential problem assets as “substandard,” “doubtful” or “loss” assets. Loans classified as “substandard” have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. An asset is considered “substandard” if it is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly improbable. Assets classified as “loss” are those considered uncollectible and are charged to the allowance for loan losses. Assets which do not currently expose us to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated “other assets especially mentioned.” Loans not classified are rated pass.

Riverside formally reviews the ratings on all criticized and classified loans. The table below sets forth information on its classified assets and assets designated special mention at the dates indicated:

	June 30,	December 31,
	2014	2013	2012	2011
	(in thousands)
Classified Loans:
Substandard	$3,923	$4,328	$2,371	$3,975
Doubtful	134	59	215	182
Loss	—	—	—	—
Total classified loans	4,057	4,388	2,586	4,157
Special mention loans	2,239	1,909	2,769	3,703
Total classified and special mention loans	$6,296	$6,296	$5,355	$7,860

Delinquent Loans

The following tables show the delinquencies in Riverside’s loan portfolio as of the dates indicated.

	June 30, 2014
	Loans Delinquent 30-89 Days			Loans Delinquent 90 Days or More			Total Delinquent Loans
	Number	Amount	% of Total	Number	Amount	% of Total	Number	Amount	% of Total
Commercial real estate	—	—	—	2	$1,199,963	65%	2	$1,199,963	61.2%
Commercial & industrial	2	$109,150	100%	—	—		2	$109,150	5.6%
Commercial construction	—	—	—	1	$650,000	35%	1	$650,000	33.2%
Consumer	—	—	—	—	—	—	—	—	—
Total	2	$109,150	100%	3	$1,849,963	100%	5	$1,959,113	100%

December 31, 2013
	Loans Delinquent 30-89 Days			Loans Delinquent 90 Days or More			Total Delinquent Loans
	Number	Amount	% of Total	Number	Amount	% of Total	Number	Amount	% of Total
Commercial real estate	2	$1,557,654	100%	1	$140,000	100%	3	$1,697,654	100%
Commercial & industrial	—	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—	—	—
Total	2	$1,557,654	100%	1	$140,000	100%	3	$1,697,654	100%

Nonperforming Assets and Troubled Debt Restructured Loans (TDRs)

The following table sets forth information concerning Riverside’s nonperforming assets and troubled debt restructured loans as of the dates indicated:

	June 30,	December 31,
	2014	2013	2012	2011	2010	2009
Nonaccrual loans:
Commercial real estate	$1,199,963	$140,000	$1,458,342	$1,547,119	$241,653	$1,080,000
Commercial & industrial	—	—	—	$449,203	$330,841	—
Commercial construction	$650,000	—	—	$450,000	$185,000	—
Consumer	—	—	—	—	—	$75,000
Total nonaccrual loans	$1,849,963	$140,000	$1,458,342	$2,446,322	$757,494	$1,155,000
Loans past due 90 days or more and still accruing	—	—	—	—	$834,240	—
Total nonperforming loans	$1.849,963	$140,000	$1,458,342	$2,446,322	$1,591,734	$1,155,000
Other real estate owned	—	$375,000	—	—	—	—
Total non-performing assets	$1,849,963	$515,000	$1,458.342	$2,446,322	$1,591,734	$1,155,000
Performing troubled debt restructured loans	$924,063	$1,846,669	$1,845,763	$926,420	$2,353,000	$2,395,000
Nonaccural loans to total loans	.95%	.07%	.83%	1.58%	.52%	.81%
Non-performing loans to total loans	.96%	.07%	.83%	1.58%	1.08%	.81%
Non-performing assets to total assets	.83%	.23%	.64%	1.31%	.86%	.67%

Nonperforming assets include nonperforming loans and OREO. Nonperforming loans consist of loans on a nonaccrual basis and loans past due 90 days or more and still accruing. Nonperforming loans totaled $1.85 million, or 0.96% of total loans, at June 30, 2014, compared to $140 thousand, or .07% of total loans, at December 31, 2013, and $1.46 million, or 0.83% of total loans, at December 31, 2012.

The accrual of interest is discontinued on a loan, meaning the loan is placed on nonaccrual status, when the contractual payment of principal or interest has become 90 days past due or management has serious doubt about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest income is not accrued on these loans until the loan is brought current, is performing in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of principal and interest is no longer in doubt.

There were no loans 90 days or more past due and still accruing at June 30, 2014, December 31, 2013, or December 31, 2012.

Real estate that is acquired through foreclosure or deed in lieu of foreclosure in partial or total satisfaction of loans is classified as OREO. The properties are recorded at fair value less estimated costs to sell at the date acquired. When a property is acquired, the excess of the loan balance over the fair value is charged to the allowance for loan losses. Any subsequent write downs that may be required to the carrying value of the property are recorded in non-interest expense. Riverside had no OREO at June 30, 2014. At December 31, 2013, OREO totaled $375 thousand. Riverside had no OREO at December 31, 2012.

A loan is classified as a troubled debt restructuring ("TDR") when a concession that Riverside would not otherwise have considered is granted to a borrower experiencing financial difficulty. All of Riverside’s current TDRs involve the restructuring of loan terms to reduce the total payment. At June 30, 2014, Riverside had 2 TDRs totaling $924 thousand. At December 31, 2013, Riverside had three TDRs with a recorded balance of $1,846,669 and a specific reserve allocation of $390 thousand, all of which were performing pursuant to the terms of their modification. At December 31, 2012, Riverside had two performing TDRs with a recorded investment of $1,845,763 and a specific reserve allocation of $221 thousand. Through March 31, 2014, none of Riverside’s TDRs have subsequently defaulted.

Riverside accounts for its impaired loans in accordance with U.S. GAAP. An impaired loan generally is one for which it is probable, based on current information and events, that Riverside will not collect all the amounts due under the contractual terms of the loan agreement. Impairment is measured on a loan-by-loan basis for commercial and industrial loans and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral, if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Total impaired loans amounted to $3.6 million at June 30, 2014, compared to $2.8 million and $2.7 million at December 31, 2013 and 2012, respectively.

Allowance for Loan Losses (“ALL”)

The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Riverside maintains an allowance for loan losses at a level considered adequate to provide for all known and probable incurred losses in the portfolio. The level of the allowance is based on management’s evaluation of estimated losses in the portfolio, after consideration of risk characteristics of the loans and prevailing and anticipated economic conditions. Loan charge-offs (i.e., loans judged to be uncollectible) are charged against the reserve and any subsequent recovery is credited. Riverside’s officers analyze risks within the loan portfolio on a continuous basis and through an external independent loan review function, and the results of the loan review function are also reviewed by Riverside’s audit committee. A risk system, consisting of multiple grading categories for each portfolio class, is utilized as an analytical tool to assess risk and appropriate reserves. In addition to the risk system, management further evaluates risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrower, past and expected loss experience, and other factors which management feels deserve recognition in establishing an appropriate reserve. These estimates are reviewed at least quarterly and, as adjustments become necessary, they are recognized in the periods in which they become known. Although management strives to maintain an allowance it deems adequate, future economic changes, deterioration of borrowers’ creditworthiness, and the impact of examinations by regulatory agencies all could cause changes to Riverside’s allowance for loan losses.

 At June 30, 2014, the allowance for loan losses totaled $2.6 million, unchanged from $2.6 million at December 31, 2013. The allowance for loan losses at December 31, 2013 reflected an increase of $213 thousand, or 8.8%, from $2.4 million at December 31, 2012. The ratio of the allowance for loan losses to total loans was 1.52%, 1.40% and 1.38%, at March 31, 2014, December 31, 2013 and December 31, 2012, respectively.

The following table provides information regarding loans charged off, loan recoveries, the provision for loan losses and the allowance for loan losses for each of the periods presented:

	Six months ended June 30			Years ended December 31
	2014	2013	2012	2011	2010	2009
Balance – beginning of period	$2,622,811	$2,409,979	$2,624,518	$2,590,919	$2,190,794	$1,870,526
Loans charged off:
Commercial real estate	—	$430,764	$310,379	$379,732	$165,000	$432,825
Commercial & industrial	$218,227	$233,283	$1,191,893	$847,127	$544,693	$1,366,103
Commercial Construction	$257,900	—	—	—	—	—
Consumer	—	—	$204	$25,892	$6,471	$100,135
Total charge offs	$476,127	$664,047	$1,502,836	$1,252,751	$716,164	$1,901,063
Recoveries on loans previously charged off:
Commercial real estate	$17,000	$10,038	$241,000	$81,234	$2,933	$63,370
Commercial & industrial	$25,631	$46,588	$46,960	$154,355	$13,356	$350,661
Commercial construction	—	—	—	—	—	$7,300
Consumer	$72	$253	$337	$761	—
Total recoveries	$42,703	$56,879	$288,297	$236,350	$16,289	$421,331
Net charge offs	$433,424	$607,168	$1,214,539	$1,016,401	$699,875	$1,479,732
Provision for loan losses	$420,000	$820,000	$1,000,000	$1,050,000	$1,100,000	$1,800,000
Balance- end of period	$2,609,387	$2,622,811	$2,409,979	$2,624,518	$2,590,919	$2,190,794

Allocation of the Allowance for Loan Losses

The following tables describe the allocation of the allowance for loan losses among the various categories of loans and certain other information as of the dates indicated. The general allocation of the loan loss allowance is important to maintain the overall allowance at a level that is adequate to absorb credit losses inherent in the total loan portfolio. The allocation is made for analytical purposes only and is not necessarily indicative of the categories in which future loan losses may occur. The total allowance is available to absorb losses from any category of loans.

	June 30, 2014			December 31, 2013
	ALL Amount	% of Total ALL	% of Total loans	ALL Amount	% of Total ALL	% of Total loans
Commercial real estate	$1,534,221	58.8%	0.79%	$1,485,801	56.6%	0.01%
Commercial and industrial	1,000,117	38.3%	0.51%	1,002,508	38.2%	0.01%
Commercial construction	36,309	1.4%	02%	44,256	1.7%	—%
Consumer	1,720	.1%	—%	1,391	.1%	—%
Unallocated	37,020	1.4%	N/A	88,855	3.4%	N/A
Total	$2,609,387	100%	1.34%	$2,622,811	100%	1.4%

	December 31, 2012			December 31, 2011
	ALL Amount	% of Total ALL	% of Total loans	ALL Amount	% of Total ALL	% of Total loans
Commercial real estate	$1,356,140	56.3%	0.01%	$1,427,551	54.4%
Commercial and industrial	679,503	28.2%	—%	983,660	37.5%
Commercial construction	47,280	2.0%	—%	82,969	3.2%
Consumer	15,242	.6%	—%	3,051	.1%
Unallocated	311,814	12.9%	N/A	127,287	4.8%	N/A
Total	$2,409,979	100%	1.5%	$2,624,518	100%

Investment Securities

The investment securities portfolio is used principally to manage liquidity. The portfolio is generally structured to provide consistent cash flows to enhance liquidity and provide funding for loan growth. At June 30, 2014, the portfolio was composed of obligations of U.S. government agencies, agency mortgage-backed securities, and tax-exempt obligations of state and political subdivisions.

Investment securities are classified as “held to maturity” (“HTM”), “available for sale” (“AFS”), or “trading” at time of purchase. Securities are classified as HTM based upon Riverside’s intent and ability to hold them to maturity. Such securities are stated at amortized cost or book value and adjusted for unamortized purchase premiums and discounts. Securities which are bought and held principally for resale in the near term are classified as trading securities, which are carried at market value. Realized gains and losses as well as gains and losses from marking the portfolio to fair value are included in trading revenue. Riverside has no trading securities. Securities not classified as HTM are classified as AFS. AFS securities are those securities that Riverside intends to hold for an indefinite period of time but not necessarily to maturity and are carried at fair value. Unrealized gains and losses on AFS securities are reported as a component of accumulated other comprehensive income, net of tax, which is included in stockholders’ equity. Any decision to sell a security classified as AFS would be based on various factors, including significant movements in interest rates, changes in the maturity mix of assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. At both June 30, 2014 and December 31, 2013, all of Riverside’s securities were classified as AFS.

The carrying value of Riverside’s investment securities portfolio at June 30, 2014 was $16.5 million, a decrease of $3.9 million, or 19.1%, from $20.4 million at December 31, 2013. The securities portfolio at December 31, 2012 totaled $14.3 million. The decrease in Riverside’s securities portfolio in the first six months of 2014 reflects the conversion of securities to cash to fund the loan growth, while the year over year increase was primarily due to increased cash from deposits based on the continued marketing and calling efforts by Riverside’s senior management.

Deposits

Deposits are Riverside’s primary source of funds to support Riverside’s earning assets. Total deposits reached $196.9 million at June 30, 2014, an increase of 1.1% from $194.7 million at December 31, 2013. Total deposits were $201.0 million at December 31, 2012.

The increase in Riverside’s deposits over the first six months of 2014 reflects a combined $8.9 million increase in time deposits and money market accounts partially offset by a combined $7.2 million decline in demand and NOW accounts. The increase reflects an increase in deposits needed to fund first six months of 2014 loan demand. The year over year decline reflects declines of $10.3 million in money market accounts from $58.5 million at December 31, 2012 to $48.2 million at December 31, 2013, as well as of $7.5 million in total time deposits from $72.7 million at December 31, 2012 to $65.1 million at December 31, 2013, offset partially by gains in noninterest-bearing deposits of $9.3 million from $46.1 million at December 31, 2012 to $55.4 million at December 31, 2013. The decrease in money market accounts and time deposits was a result of one large deposit that was received in December and withdrawn in January, while the increase in noninterest-bearing deposits was a result of an increase in customers through the ongoing marketing and calling efforts by Riverside’s senior management.

Lines of Credit

Riverside has two overnight Fed Funds lines of credit. One is a $5.0 million secured line and the other is a $1.5 million unsecured line. Available for sale securities are pledged as collateral for the secured line. Riverside did not have any outstanding borrowings at June 30, 2014, and December 31, 2013 and 2012, respectively.

Liquidity

Liquidity is a measure of a bank’s ability to fund loans, withdrawals or maturities of deposits, and other cash outflows in a cost-effective manner. Riverside’s principal sources of funds include deposit growth, scheduled amortization and prepayments of loan principal, and funds provided by operations. While scheduled loan payments are relatively predictable sources of funds, deposit flow and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

At June 30, 2014, the amount of liquid assets remained at a level management deemed adequate to ensure that, on a short- and long-term basis, contractual liabilities, depositors’ withdrawal requirements, and other operational and customer credit needs could be satisfied. As of June 30, 2014, liquid assets (cash and due from banks, and federal funds sold) were $8.6 million, which represented 3.8% of total assets, compared to $9.4 million at December 31, 2013, which represented 4.3% of total assets on such date, or $34.2 million at December 31, 2012, which represented 15.1% of total assets on such date.

Riverside’s cash and cash equivalents decreased to $8.6 million at June 30, 2014 from $9.4 million at December 31, 2013, a decrease of 8.5%. Riverside’s cash and cash equivalents decreased by $24.8 million from $34.2 million at December 31, 2012, to $9.4 million at December 31, 2013. The year over year decline in Riverside’s cash and cash equivalents reflect the opportunity to invest cash in securities and loans to gain a higher interest rate return.

Off-Balance Sheet Arrangements

Riverside is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of Riverside’s customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Riverside’s exposure to credit loss in the event of non-performance by the counter party to these instruments is represented by the contractual amount of those instruments. Riverside uses the same credit analyses in making commitments and conditional obligations as it does for on-balance-sheet instruments. Commitments under performance standby letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon.

Asset and Liability Management

Asset and liability management involves the evaluation, monitoring, and managing of market risk, interest rate risk, liquidity risk and the appropriate use of capital, while maximizing profitability. Riverside’s Asset and Liability Committee (“ALCO”) provides oversight to the asset and liability management process. ALCO recommends policy guidelines regarding exposure to interest rates, and liquidity and capital limits for approval by Riverside’s board of directors.

The primary goals of Riverside’s interest rate risk management process are to control exposure to interest rate risk inherent in Riverside’s balance sheet, determine the appropriate risk level given Riverside’s strategic objectives, and manage the risk consistent with limits and guidelines approved by ALCO and Riverside’s board of directors. On a quarterly basis, Riverside provides a detailed review of Riverside’s interest rate risk position to ALCO and the Riverside board of directors.

Riverside manages and controls interest rate risk by identifying and quantifying interest rate risk exposures through the use of net interest income simulation and economic value at risk models. Various assumptions are used to produce these analyses, including, but not limited to, the level of new and existing business, loan and investment prepayment speeds, deposit flows, interest rate curves and competitive pricing.

Interest Rate Sensitivity Analysis

At June 30, 2014, and December 31, 2013 and 2012, the results of the models were within guidelines prescribed by Riverside’s board of directors. If model results were to fall outside prescribed ranges, action plans, including additional monitoring and reporting to the Riverside board, would be required by ALCO and management until guidelines were back within prescribed limits.

Riverside’s simulation model measures the volatility of net interest income to changes in market interest rates. Riverside measures the sensitivity of net interest income over 12- and 24-month time horizons. Policy guidelines have been established for rate shocks, positive and negative, ranging from -200 to +400 basis points. Rates are shocked immediately in year 1 with rates remaining stable in year 2. Yield curve shifts are parallel and instantaneous. For example, ALCO has established a policy that net interest income sensitivity is acceptable if net interest income in the +/- 200 basis points scenarios are within a 20% change in net interest income in the first twelve months and within a 20% change over the two year time frame. The net interest income simulation models for June 30, 2014 and December 31, 2013 show that over the next 12-month period, a +200 basis points rate shock will increase Riverside’s net interest income by 1% and 2%, respectively. For the -200 basis points rate shock net interest income over the next year is estimated to decrease -12% and -12%, respectively. As of June 30, 2014 and December 31, 2013, net interest income is projected over the next 24-month period in a +200 basis points rate to increase 3% and 4%, respectively. Riverside believes its interest rate risk position to be relatively balanced in an increasing or decreasing rate environment at June 30, 2014.

Riverside measures long-term interest rate risk through an Economic Value of Equity (“EVE”) model. This model involves projecting Riverside’s asset and liability cash flows to their maturity dates, discounting those cash flows at appropriate interest rates, and then aggregating the discounted cash flows. Riverside’s EVE is the estimated net present value of these discounted cash flows. The variance in the economic value of equity is measured as a percentage of the present value of equity. The sensitivity of EVE to changes in the level of interest rates is a measure of the sensitivity of long-term earnings to changes in interest rates. Riverside uses the sensitivity of EVE principally to measure the exposure of equity to changes in interest rates over a relatively long time horizon. Based on the underlying assumptions, Riverside was within its policy guidelines at June 30, 2014, and December 31, 2013. Riverside’s EVE as of June 30, 2014 would decline by -18% with a rate shock of +200 basis points and increase by 17% with a rate shock of -200 basis points. Riverside’s EVE as of December 31, 2013 would decline by 19% with a rate shock of +200 basis points and increase by 19% with a rate shock of -200 basis points. Riverside believes its EVE market risk at these dates is within acceptable ranges.

Modeling changes in the simulation and EVE analyses require the making of certain assumptions, which may or may not reflect the manner in which actual yields or costs respond to changes in market interest rates. Although the models discussed above provide an indication of Riverside’s interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on Riverside’s net interest income or economic value of equity and may differ from actual results.

Capital

Riverside’s capital management is designed to assure that Riverside always meets capital targets set by regulatory authorities and has the necessary capital for future growth. A significant measure of the strength of a financial institution is its capital base. The Federal regulators of Riverside have classified and defined capital into the following components: (1) Tier 1 capital, which includes tangible stockholders’ equity for common stock, qualifying preferred stock and certain qualifying hybrid instruments, and (2) Tier 2 capital, which includes a portion of the allowance for loan losses, certain qualifying long-term debt, and preferred stock which does not qualify for Tier 1 capital. Minimum capital levels are regulated by risk-based capital adequacy guidelines that require certain capital as a percent of Riverside’s assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-weighted assets). Risk-based capital standards require all banks to have Tier 1 capital as a percentage of risk-weighted assets of at least 4.0% and combined Tier 1 and Tier 2 capital as a percentage of risk-weighted assets of at least 8.0%.

In addition to the risk-based guidelines, the regulators require that an institution which meets the regulator’s highest performance and operation standards maintain a minimum leverage ratio (Tier 1 capital as a percentage of average tangible assets) of 4.0%. For those institutions with higher levels of risk or that are experiencing or anticipating significant growth, the minimum leverage ratio will be evaluated through the ongoing regulatory examination process.

The following table summarizes Riverside’s risk-based and leverage capital ratios as well as the required minimum regulatory capital ratios:

	Actual Ratio	Minimum Requirement	Well Capitalized Requirement
June 30, 2014
Tier 1 leverage capital	10.55%	4.00%	5.00%
Tier 1 risk based capital	12.91%	4.00%	6.00%
Total risk based capital	14.16%	8.00%	10.00%

December 31, 2013
Tier 1 leverage capital	11.53%	4.00%	5.00%
Tier 1 risk based capital	12.83%	4.00%	6.00%
Total risk based capital	14.08%	8.00%	10.00%

Impact of Inflation and Changing Prices

Riverside’s consolidated financial statements and notes thereto, located elsewhere in this document, have been prepared in accordance with U.S. GAAP which requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike most industrial companies, nearly all of Riverside’s assets and liabilities are monetary. Therefore, interest rates have a greater impact on Riverside’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Employees

At September 5, 2014, Riverside had a total of 37 full-time employees and 1 part-time employee. These employees are not represented by collective bargaining agents. Riverside believes that its relationship with its employees is good.

Properties

All properties held by Riverside are leased with the exception of the main office, which is owned by Riverside:

Description	Location	Square Feet	Owned/ Leased	Lease Expiration
Main Office	11 Garden Street, Poughkeepsie, NY		Owned	N/A
Red Oaks Mill Branch	2064 New Hackensack Road, Poughkeepsie, NY	1,220	Leased	February, 2023
Fishkill Branch	1004 Main Street, Fishkill, NY	2,000	Leased	December 31, 2020
Newburgh Branch	52 Route 17K, Suite 201, Newburgh, NY	2,550	Leased	December 31, 2018

Legal Proceedings

Other than routine litigation, incidental to its business, there are no material legal proceedings pending to which Riverside or its properties are subject.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Riverside has had no disagreements with its accountants on accounting or financial disclosures.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Riverside

The following table sets forth information as of September 5, 2014, regarding the number of shares of common stock beneficially owned by all directors, executive officers described in the compensation table, and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the Director or executive officer can vest title in himself at once or within sixty (60) days. Beneficially owned shares also include shares over which the named person has sole or shared voting or investment power, shares owned by corporations controlled by the named person, and shares owned by a partnership in which the named person is a partner.

Name	Shares of Common Stock Beneficially Owned(1)		Percent of Class
Charles M. Andola	18,255		2.46%
George E. Banta	72,393		9.76%
John Davies	4,500	(2)	0.60%
Thomas C. DeBenedictus	5,000		0.67%
Ira Effron	16,062		2.17%
Michael D. Gordon	25,697		3.46%
Austin E. Hodgkins, Jr.	22,542		3.04%
P. Diane Hoe	31,000		4.18%
Paul S. Hoffner	4,250		0.57%
Stephen P. Lumb	5,100		0.69%
David S. MacFarland	21,813	(3)	2.88%
John O'Shea	48,548		6.54%
David Petrovits	3,960		0.53%
Steven R. Turk	2,500		0.34%
Carl S. Wolfson	16,100		2.17%
Gil Dilg	5,125	(4)	0.69%
Todd Rubino	200		0.03%
Total Directors and Officers as a Group	303,045		39.52%

________________________

(1)	Beneficial ownership is based on 741,876 shares of common stock outstanding as of September 5, 2014. Unless otherwise indicated, includes shares held directly by the individual as well as by such individual's spouse, shares held in trust and in other forms of indirect ownership over which shares the individual effectively exercises sole voting and investment power.
(2)	Includes 4,000 vested options to purchase shares of common stock.
(3)	Includes 16,000 vested options to purchase shares of common stock.
(4)	Includes 5,000 vested options to purchase shares of common stock.

SAL

The table below sets forth information concerning beneficial ownership of SAL’s comon stock by each of SAL’s directors and named executive officers and all of SAL’s directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting and investment poewr with respect to their shares, except to the textent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. At the close of business on September 5, 2014, SAL had 1,713,281 shares of common stock outstanding. Management is not aware of any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who beneficially owns more than 5% of SAL’s common stock as of September 5, 2014.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(10)
Richard J. Cantele, Jr. (2), President and Chief Executive Officer	8,930.77	*
Donald E. White(3), Executive VP and Chief Financial Officer	2,400	*
Louis E. Allyn II	2,848.61	*
Arthur J. Bassin(4)	11,411	*
Louise F. Brown	3,798	*
Robert S. Drucker(5)	9,338	*
David B. Farrell	2,138.49	*
Nancy F. Humphreys(6)	3,910	*
Holly J. Nelson(7)	3,241.71	*
John F. Perotti(8)	11,867.01	*
Michael A. Varet(9)	67,356	3.93%
Total Directors and Officers as a Group	127,240	7.43%

_________________________

*	Percent ownership is less than 1%.
(1)	Information is provided based on information as of September 5, 2014. The shareholdings also include, in certain cases, shares owned by or in trust for the individual’s spouse and/or children or grandchildren, and in which all beneficial interest has been disclaimed. The shareholdings also include shares the individual has the right to acquire within sixty (60) days of September 5, 2014. The definition of beneficial owner includes any person who, directly or indirectly, through any contract, agreement or understanding, relationship or otherwise, has or shares voting power or investment power with respect to such security.
(2)	Includes 1,623 shares owned jointly by Richard J. Cantele, Jr. and his spouse, 6 shares owned by Richard J. Cantele, Jr. as custodian for his daughter, 5,000 shares of restricted stock granted in 2013 to Richard J. Cantele, Jr. in accordance with the 2011 Long Term Incentive Plan of Salisbury Bancorp, Inc., and 235.76 shares of ESOP.
(3)	Includes 2,000 shares of restricted stock granted in 2014 to Donald E. White in accordance with the 2011 Long Term Incentive Plan of Salisbury Bancorp, Inc.
(4)	Includes 10,791 shares owned jointly by Arthur J. Bassin and his spouse.
(5)	Includes 1,500 shares owned by Robert S. Drucker’s spouse.
(6)	Includes 2,200 shares owned jointly by Nancy F. Humphreys and her spouse.
(7)	Includes 7 shares owned by Holly J. Nelson as guardian for a minor child.
(8)	Includes 9,514 shares owned jointly by John F. Perotti and his spouse. Also includes 1,113 shares owned by his spouse with respect to which John F. Perotti has disclaimed beneficial ownership.
(9)	Includes 18,540 shares owned by Michael A. Varet’s spouse and 18,546 shares owned by his adult children, for which shares Michael A. Varet has disclaimed beneficial ownership.
(10)	Percentages are based upon the 1,713,281 shares of SAL common stock outstanding and entitled to vote on September 5, 2014.

BOARD OF DIRECTORS AND MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER

Directors and Executive Officers of the Combined Company Following the Merger

Pursuant to the terms of the merger agreement, the board of directors of the combined company will consist of all of the directors of SAL immediately prior to the effective time of the merger and five (5) other individuals who are currently directors or principal shareholders of Riverside. SAL’s current executive officers will serve as executive officers of the combined company along with John M. Davies, the current President and Chief Executive Officer of Riverside who will become the President of the New York Region of SBT.

The following tables list certain information regarding the individuals who are expected to serve as directors and executive officers of the combined company upon completion of the merger:

Executive Officers

The following table sets forth information regarding the executive officers of SAL followed by certain biographical information as of September 5, 2014.

Officer’s Name	Age	Title/Position with SBT and/or SAL	Years of Service
Richard J. Cantele, Jr.	55	President and Chief Executive Officer of SBT and SAL	33
Donald E. White	50	Executive Vice President and Chief Financial Officer of SBT and SAL	1

Mr. Cantele has been a director of SAL and SBT since 2005. Mr. Cantele graduated from Fairfield University in 1981 with a Bachelor of Science degree in Finance; and graduated from the Stonier Graduate School of Banking in 1997. Mr. Cantele became President and Chief Executive Officer of SAL and SBT in 2009, prior to which he served as President and Chief Operating Officer of SAL and SBT since 2005. Mr. Cantele has been an executive officer of SAL since 2001 and SBT since 1989, serving as Executive Vice President, Treasurer and Chief Operating Officer of SBT and SAL and Secretary of SAL.

Effective April 1, 2013, Donald E. White joined SAL and SBT as Executive Vice President and Chief Financial Officer. Mr. White is a graduate of the University of Connecticut, Storrs, CT with a Master of Business Administration and a Bachelor of Science in Finance. Mr. White previously served as a Managing Director of Sandler O’Neill + Partners, L.P., New York, NY, since January 2002. Prior to that time, Mr. White served as an officer of two other community-based depository institutions.

Directors

The following table sets forth certain information regarding the individuals who are expected to serve as directors of SAL upon completion of the merger:

Director’s Name	Age	Title/Position with SBT and SAL
Richard J. Cantele, Jr.	55	President and Chief Executive Officer of SBT and SAL
Louis E. Allyn II	66	President, Allyndale Corporation
Charles M. Andola	70	President, United Apple Sales
George E. Banta	79	Beekman Arms Properties
Arthur J. Bassin	69	Town Supervisor, Ancram, NY
Louise F. Brown	70	Attorney, Ackerly Brown, LLP
Robert S. Drucker	72	Owner, Barrington Outfitters
David B. Farrell	58	CEO, Nappi International and Founder, Farrell & Co., LLC
Michael D. Gordon	68	President, Zimmer Bros., Inc.
Polly Diane Hoe	69	President, Mardi-Bob Management, Inc.
Nancy F. Humphreys	72	Retired
Holly J. Nelson	60	Member and Tour Operator, Iceland Adventure, LLC; Sales and Marketing Director, Iceland Tours and Travel
John F. Perotti	67	Retired
Rudolph P. Russo	84	Attorney
Michael A. Varet	72	Senior Counsel, DLA Piper LLP (US)

Information About Directors

The board of directors of SAL is composed of a diverse group of persons with a variety of experience, qualifications, attributes and skills that enable it to meet the needs of SAL’s governance. In particular, the board of directors consists of a group of individuals who collectively bring a mix of skills and knowledge in the areas of banking, finance, accounting and business. All members of the board of directors have an understanding of finance and accounting, are able to read and understand fundamental financial statements and generally accepted accounting principles and their application to the accounting of SAL. Each of the director’s previous experience, analytical aptitude and leadership provide SAL with a wealth of knowledge from which it may draw. In addition, members of the board of directors are active in, and knowledgeable about, the local communities in which SAL and SBT operate. These are valuable skills and attributes for service as a director of SAL and SBT.

Class of 2017

Charles M. Andola was one of the fifteen founders of Riverside. He has served on the board of Riverside since 1988, and was elected chairman in August 2012. Mr. Andola graduated from Cornell University in 1965, returning to the Hudson Valley to become the Chief Operating Officer of Costa Apple Products, a family owned company. After purchasing Costa Apple from the family in 1974, he joined two others as a partner in United Apple Sales. Campbell Soup bought Costa Apple from United for its Pepperidge Farm division in 1982. Mr. Andola served as a consultant to Pepperidge Farm for three years. During this period he led United Apple’s efforts establishing direct routes for their export sales division worldwide. Mr. Andola founded the US Apple Export Council and served as the New York State representative from 1988 until 2004. He was elected chairman in 1996, and again in 2004. He has also served on the board of the Processed Apples Institute in Washington, DC, and on the board of Saint Francis Hospital in Poughkeepsie, NY. Mr. Andola’s extensive experience in business and corporate management, as well as his service on the Riverside board, provide him with qualifications and skills to serve as a director of SAL.

George E. Banta has over 25 years of experience in the restaurant, hotel, and real estate businesses. He serves as President of Banta Properties, Inc., which owns and operates three restaurants. Mr. Banta is also President of Banta Motel Co. Inc., which owns and operates 20 franchise hotels in New York, Connecticut, Pennsylvania, and New Jersey. He also is a partner in several real estate holdings. Mr. Banta, who owns the Beekman Arms Inn in Rhinebeck, New York, is a graduate of Cornell University, School of Hotel Administration. Mr. Banta’s expansive knowledge of real estate and related business experience are valuable to the SAL board’s overall capabilities.

Louise F. Brown has been a director of SBT since 1992. Mrs. Brown graduated from Harvard cum laude in 1965 with a B.A.; Columbia Teachers College in 1966 with an M.A.; and cum laude from Boston University School of Law in 1972. She is a partner in the Sharon, CT office of the law firm of Ackerly Brown, LLP. Mrs. Brown’s education and experience in real estate, as well as trust and estate administration, provide an additional set of skills to the board.

Richard J. Cantele, Jr. has been a director of SAL and SBT since 2005. Mr. Cantele graduated from Fairfield University in 1981 with a Bachelor of Science degree in Finance; and graduated from the Stonier Graduate School of Banking in 1997. Mr. Cantele became President and Chief Executive Officer of SAL and SBT in 2009, prior to which he served as President and Chief Operating Officer of SAL and SBT since 2005. Mr. Cantele has been an executive officer of SAL since 2001 and SBT since 1989, serving as Executive Vice President, Treasurer and Chief Operating Officer of SBT and SAL and Secretary of SAL. Mr. Cantele’s positions as President and Chief Executive Officer along with his extensive years of service to SAL and SBT provide him with thorough knowledge of SBT and the markets which it serves.

Nancy F. Humphreys has been a director of SBT since 2001. Mrs. Humphreys graduated from Chatham College in 1963 and from Syracuse University, Maxwell Graduate School in 1965. Mrs. Humphreys retired from Citigroup New York, Citibank, in February of 2000 as Managing Director and Treasurer of Global Corporate Investment Bank North America. Mrs. Humphreys’ finance and treasury knowledge and experience are great assets, particularly in the area of asset and liability management as well as with respect to the financial services industry generally.

Class of 2016

Louis E. Allyn, II has been a director of SBT since 2004. Mr. Allyn is a 1972 graduate of the University of Connecticut School of Business and has been President and General Manager of Allyndale Corporation, Canaan, CT since 1990. Allyndale Corporation mines and processes limestone into a variety of agricultural and lawn and garden products that are distributed throughout southern New England and New York state. Mr. Allyn was a Director of Canaan National Bank for approximately 13 years prior to its acquisition by SAL in 2004. Mr. Allyn has served as a member of the Board of Finance for the Town of North Canaan and previously served as its Chair. Mr. Allyn’s experience as a small business owner, as well as his service to the Board of Finance, brings a unique and valuable perspective to his position on the board.

Robert S. Drucker has been a director of SBT since 2004. Mr. Drucker studied Accounting at Pace College and has been in the retail business for more than 45 years. He is presently proprietor of Barrington Outfitters, Great Barrington, MA and former proprietor of Bob’s Clothing and Shoes, Canaan, CT. Mr. Drucker was a Director of Canaan National Bank for approximately 10 years prior to its acquisition by SAL in 2004. Mr. Drucker’s experience operating successful businesses in Connecticut and Massachusetts and his prior experience as a director of another financial institution provide valuable knowledge to the board.

David B. Farrell has been a director of SBT since June, 2012. Mr. Farrell graduated from St. Bonaventure University, NY, cum laude, in 1977 with a B.S. degree in Business and Accounting. Mr. Farrell is the Chief Executive Officer of NAPPI International, an organization providing behavioral training through customized counseling and support. Mr. Farrell is also Chief Executive Officer and Founder of Farrell & Company, LLC, a management consulting firm. Mr. Farrell previously served as President and Chief Executive Officer and member of the board of directors of Bob’s Stores (1999-2008) and previously served as an officer and director of Berkshire Hills Bancorp (2005-2009). Mr. Farrell’s education and experience in the retail and financial services industries as well as his prior experience as a director of another financial institution provides valuable knowledge and insight to SAL and SBT. In particular, his extensive background in accounting and financial oversight provides a unique set of skills to the board.

Michael D. Gordon attended Merrimack College and the Connecticut School of Broadcasting. Following his graduation from broadcasting school he joined radio station WKIP in Poughkeepsie and later WHVW in Hyde Park. In July 1970 he married Debby Zimmer and joined Zimmer Brothers Jewelers. Currently he is President of the firm. Michael is a founding director of Riverside Bank in Poughkeepsie and serves on the Director's Loan Committee, the Compensation Committee and is Chairman of the Marketing Committee. His is co-founder and past President of the Arlington Business Improvement District and a current board member. He is a ten year member of the Pleasant Valley Planning Board. He is a member of the Dutchess County Historical Society and is Chairman of the Society's two year endowment fund campaign. Mr. Gordon’s experience on Riverside’s board and board committees, as well as his community service, will bring valuable insight and experience to the board.

P. Diane Hoe has been a director of Riverside since 2000. Ms. Hoe graduated cum laude from Vassar College in 1966 and later from NYU School of Law, where she served as an editor of the Law Review. In the early 1990s, after practicing banking law with a prominent New York City firm, she returned to Dutchess County as president and chief executive officer of a family bowling and real estate business. Her experience as a lawyer and businesswoman, as well as her involvement in the local community, enables her to provide valuable insight into regulatory issues, corporate governance, customer and financial service, and business opportunities.

Michael A. Varet has been a director of SBT since 1997. Mr. Varet graduated with a B.S. in Economics from the University of Pennsylvania, Wharton School in 1962 and from Yale Law School with an LL.B. in 1965. Mr. Varet was elected Chairman of the Board in 2010 before which Mr. Varet had served as Presiding Director since 2007. Mr. Varet is a Senior Counsel to the law firm of DLA Piper LLP (US), New York, NY. Mr. Varet’s education and experience enables him to provide valuable knowledge to the board and his legal background and analytical skills provide insight into financial services and corporate governance matters.

Class of 2015

Arthur J. Bassin has been a director of SBT since June, 2010. Mr. Bassin has spent 25 years in consumer, commercial and mortgage banking at Citibank (1969-1983) and Dime Savings Bank of New York (1983-1992), followed by 10 years in private equity, most recently as President and Chief Executive Officer of TVData Technologies (1994-2001). He earned his MBA from Harvard Business School in 1969 and his AB from Harvard College in 1965. Mr. Bassin took office as Ancram Town Supervisor in January 2010. Mr. Bassin has served as a Director on several boards and currently serves on the Boards of Cricket Hill Farm, Inc. and Cricket Hill Academy, Inc. Mr. Bassin previously served on the Board of Amputee Coalition of America. Mr. Bassin also serves on the Ancram Town Board and the Columbia County Board of Supervisors. Mr. Bassin’s experience in board and community service, consumer, commercial and mortgage banking as well as in private equity, in addition to his demonstrated leadership skills, provide valuable insight and skills to SAL and SBT.

Holly J. Nelson has been a director of SBT since 1995. Ms. Nelson graduated from Cornell University with a B.A. in 1979. Ms. Nelson is a member of Iceland Adventure, LLC, a tour operator, and Sales and Marketing Director for Iceland Tours and Travel. Ms. Nelson has been involved in a variety of public government positions in the Town of North East, New York. Ms. Nelson’s education and experience in successfully operating small businesses in the New York market area served by SBT provide valuable perspective and leadership skills to the board.

John F. Perotti has been a director of SBT since 1985. Mr. Perotti attended University of Connecticut at Storrs; graduated from Hartford Institute of Accounting in 1972; and graduated from Williams College New England School of Banking and Bank Management. During 2009, he retired as Chairman and Chief Executive Officer of SAL and SBT, in which capacity he had served since 2005. Prior to that, he served as President and Chief Executive Officer of SAL and SBT, Executive Vice President and Chief Operating Officer of SBT and Vice President and Treasurer of SBT. Mr. Perotti’s lifetime of valuable experience with SBT and SAL, its shareholders, customers and communities served by SBT provide SBT and SAL with valuable experience.

Rudolph P. Russo graduated from Manhattan College with a B.A. in 1950 and from Columbia Law School in 1953 with an LLB. Since 1957, Mr. Russo has engaged in the general practice of law in Dutchess County. During that time, he has served at various times as a town judge, as a member of the Dutchess County Legislature, counsel to the Dutchess County Legislature, and counsel to Dutchess Community College, as well as Town Attorney to the Towns of Beekman and Pawling. From 1993 to 2003, Mr. Russo served as Chairman and CEO of Colorocs Information Technologies, Inc., a public company engaged in the color imaging business. Mr. Russo’s legal background, municipal government and public company experience will provide the board with valuable insight into corporate finances and governance.

SAL’s Board of Directors Independence

As required under the NASDAQ listing standards, a majority of the members of the SAL board of directors must qualify as “independent,” as affirmatively determined by the SAL board of directors. The SAL board of directors consults with SAL’s counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time. SAL has determined that all directors are considered “independent” within the meaning of the NASDAQ independent standards with the exception of Richard J. Cantele, Jr., who is an executive officer of SAL and SBT.

Meetings and Committees of the Board of Directors of SAL

The board of directors met thirteen (13) times during 2013, and has various committees including an Executive Committee, Human Resources and Compensation Committee, Nominating and Governance Committee and Audit Committee. The members of the committees are appointed by the board of directors at least annually.

During 2013, no director attended fewer than 75% of the aggregate of (1) the total number of meetings held by SAL’s board of directors during the period that the individual served; and (2) the total number of meetings held by all committees of SAL’s board of directors on which he/she served. SAL does not maintain a policy for directors’ attendance at SAL’s annual meetings of shareholders, but encourages all directors to attend. All directors of SAL attended SAL’s annual meeting of shareholders on May 14, 2014.

Executive Committee of SAL

The Executive Committee has general supervision over the affairs of SAL between meetings of the board of directors. The members of the Executive Committee are Louis E. Allyn, II, Louise F. Brown, Richard J. Cantele, Jr. and Michael A. Varet (Chair). The Executive Committee met one (1) time during 2013.

Nominating and Governance Committee of SAL

The Nominating and Governance Committee is responsible for assisting the board of directors in identifying and evaluating potential nominees for director and recommending qualified nominees to the board for consideration. The Nominating and Governance Committee selects the director nominees to stand for election at SAL’s annual meetings of shareholders. The Nominating and Governance Committee’s process for identifying and evaluating nominees for director, including nominees recommended by shareholders, has historically operated informally and without any differences in the manner in which nominees recommended by shareholders are evaluated. However, SAL’s bylaws provide that if the Nominating and Governance Committee or board of directors proposes a nominee age 72 or greater, then such nomination requires two-thirds approval by the full board of directors.

The Nominating and Governance Committee and the board of directors consider factors such as those summarized below in evaluating director candidates, including any nominee submitted by shareholders, and believe that SAL’s bylaws, Nominating and Governance Committee Charter and the qualifications and considerations such as those enumerated below provide adequate guidance and flexibility in evaluating candidates. The Nominating and Governance Committee does not have a policy with regard to the consideration of diversity in identifying director nominees.

•	Sound business judgment and financial sophistication in order to understand SAL’s financial and operating performance and to provide strategic guidance to management.
•	Business management experience.
•	Integrity, commitment, honesty and objectivity.
•	A general familiarity with (i) prudent banking principles; (ii) bank operations/technology; (iii) pertinent laws, policies and regulations; (iv) markets and trends affecting the financial services industry; and (v) local economic and business opportunities.
•	Strong communication skills in order to function effectively with SAL’s constituencies.
•	A financial interest in SAL as a shareholder. Generally, candidates should not have relationships with SAL or SBT which would disqualify the candidate from being considered independent.
•	Generally, candidates should be involved in philanthropic, education, business or civic leadership positions.
•	Generally, candidates should be familiar with the geographic areas served by SAL.
•	Candidates should evidence a willingness and commitment to devote sufficient time and energy to prepare for and attend board of director and committee meetings and to diligently perform the duties and responsibilities of service as a director.
•	Candidates should not have interests which conflict with those of SAL or SBT.

SAL has not paid a fee to any third party or parties to identify or assist in identifying or evaluating potential nominees. The board of directors and Nominating and Governance Committee do not discriminate on the basis of sex, race, color, gender, national origin, religion or disability in the evaluation of candidates.

A copy of SAL’s Nominating and Governance Committee Charter is available on SAL’s website at www.salisburybank.com under “Shareholder Relations.”

Any shareholder who wishes to recommend a nominee for director should send the required information, as set forth in SAL’s bylaws, to the attention of the Chair of the Nominating and Governance Committee at Salisbury Bancorp, Inc., 5 Bissell Street, P.O. Box 1868, Lakeville, CT 06039-1868. See also the information under “Deadline for Submission of Shareholder Proposals” below.

The members of the Nominating and Governance Committee are Louis E. Allyn, II, Louise F. Brown (Chair), Nancy F. Humphreys and Michael A. Varet. All such members are “independent” in accordance with the independence standards of the NASDAQ. The Nominating and Governance Committee met one (1) time during 2013. All nominees for directors at the 2014 Annual Meeting were nominated by the Nominating and Governance Committee and the board of directors.

Audit Committee of SAL

SAL has a separately-designated standing Audit Committee established by the board of directors in accordance with Section 3(a)(58)(A) of the Exchange Act for the purpose of overseeing the accounting and financial reporting process of SAL and audits of the financial statements of SAL. Subject to the Audit Committee Charter, the Audit Committee provides assistance to the board of directors in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices of SAL, and the quality and integrity of the financial reports of SAL. In so doing, it is the responsibility of the Audit Committee to appoint the independent auditors for SAL and to maintain free and open means of communication between the directors, the independent auditors, the internal auditors and the financial management of SAL.

The responsibilities of the Audit Committee are governed by SAL’s Audit Committee Charter which was adopted by SAL’s board of directors. Its members are Louis E. Allyn, II, Arthur J. Bassin, David B. Farrell, Nancy F. Humphreys, Holly J. Nelson (Chair) and Michael A. Varet. The Audit Committee met six (6) times during 2013. Each of the members of the Audit Committee is an “independent director” in accordance with the independence standards of the NASDAQ. The board of directors has determined that David B. Farrell qualifies as an “audit committee financial expert” as such term is defined by federal securities laws and regulations. Additionally, the board of directors believes the members of the Audit Committee bring diverse educational, business and professional experience that is beneficial to the Audit Committee function of SAL and SBT and enables the Audit Committee to fulfill its responsibility.

A copy of SAL’s Audit Committee Charter is available on SAL’s website at www.salisburybank.com under “Shareholder Relations”.

SAL’s Board Leadership Structure

Mr. Varet has served as chairman of the board of SAL and SBT since April 30, 2010, before which he served as presiding director of SAL and SBT, performing the functions of chair, since June 2007.

The board of directors regularly reviews and assesses the effectiveness of its leadership structure and will implement any changes as it deems appropriate. The current leadership structure is comprised of a ten-member board of directors consisting of: a chairman, who is independent; the Chief Executive Officer, who also serves as President; the former Chief Executive Officer; and seven other independent directors. SAL has established responsibilities for the chair and, if warranted, presiding director to ensure that the board of directors is adequately informed about the affairs of SAL and SBT. SAL believes that this leadership structure ensures appropriate and effective governance of SAL and SBT.

SAL’s bylaws provide that the board shall elect from among its members a chair of the board, who shall preside at all board meetings. If the chair is an officer of SAL or SBT, the board shall elect an independent presiding director and shall by resolution set forth the duties and responsibilities of the presiding director. The board will elect a chair, and, if warranted, a presiding director, at SAL’s organizational meeting following the annual meeting of shareholders.

Corporate governance guidelines describe responsibilities for the chair. The primary responsibilities of the chair are to be responsible for the leadership of the board meetings, preparing the agenda and presiding over meetings.

Further, to assess effective independent oversight, the board of directors has adopted several governance practices, including regular executive sessions of independent directors and annual performance evaluations of the chair and Chief Executive Officer by the independent directors.

SAL recognizes that no single leadership model is right for all companies at all times. The board of directors recognizes that, depending upon the circumstances, other leadership models might be appropriate at some point, and the board of directors periodically reviews its leadership structure in this regard.

SAL’s Board Role in Risk Oversight

The board oversees the risk management of SAL through its committees, management committees and the Chief Executive Officer. The Audit Committee monitors: (1) the effectiveness of SAL’s internal controls; (2) the integrity of its consolidated financial statements; and (3) compliance with legal and regulatory requirements. In addition, the Audit Committee coordinates with the internal audit function and the independent registered public accountant.

At the monthly meetings, the board receives the minutes from each committee meeting as well as various reports from key members of senior management. The board reviews and discusses these reports with senior managers. The board also reviews the policies and practices of SAL and SBT on a regular basis. In addition, the board reviews corporate strategies and objectives and evaluates business performance. Two separate individuals serve in the positions of chief executive officer and chairman of the board.

SAL’s Code of Ethics

SAL has adopted a Code of Ethics that applies to SAL’s Directors, officers and employees, including SAL’s Chief Executive Officer and Chief Financial Officer. A copy of such Code of Ethics is available upon request, without charge, by writing to Shelly L. Humeston, Secretary, Salisbury Bank and Trust Company, 5 Bissell Street, P. O. Box 1868, Lakeville, Connecticut 06039-1868.

SAL’s Board of Directors’ Communications with Shareholders

SAL’s board of directors does not have a formal process for shareholders to send communications to the board of directors. However, the volume of such communications has historically been de minimus. Accordingly, the board of directors considers SAL’s informal process to be adequate to address SAL’s needs. Historically, such informal process has functioned as follows: any shareholder communication is forwarded to the President and Chief Executive Officer for appropriate discussion by the board of directors and the formulation of an appropriate response. shareholders may forward written communications to the board of directors by addressing such comments to the Board of Directors of Salisbury Bancorp, Inc., 5 Bissell Street, P. O. Box 1868, Lakeville, Connecticut 06039-1868.

SAL’s Audit Committee Report

The Audit Committee has reviewed and discussed SAL’s audited financial statements for the fiscal year ended December 31, 2013 with management and has discussed the matters that are required to be discussed by Auditing Standard No. 16 as adopted by the Public Company Accounting Oversight Board, with Shatswell, MacLeod & Company, P.C. (“Shatswell”), SAL’s independent registered public accounting firm.

The Audit Committee has received the written disclosures and the letter from Shatswell required by applicable requirements of the Public Company Accounting Oversight Board for communications with Audit Committees concerning independence, and has discussed Shatswell’s independence with respect to SAL with Shatswell.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in SAL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission (the “SEC”).

SAL Audit Committee members are Louis E. Allyn, II, Arthur J. Bassin, David B. Farrell, Nancy F. Humphreys, Holly J. Nelson (Chair) and Michael A. Varet.

Executive Compensation of SAL

The Dodd-Frank Act requires publicly traded companies to give shareholders a non-binding vote on executive compensation at their first annual meeting taking place six months after the date of enactment and at least every three years thereafter and on so-called “golden parachute” payments in connection with approvals of mergers and acquisitions. At the SAL 2014 annual meeting of shareholders held on May 14, 2014, SAL’s shareholders voted on a non-binding, advisory basis to hold a non-binding, advisory vote on the compensation of the named executive officers of SAL annually. In light of the results, the board of directors determined to hold the vote annually and will do so at its 2015 annual meeting.

Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2013 and 2012, the compensation of the persons who served as Chief Executive Officer of SBT and Chief Financial Officer of SBT, who are the only executive officers of SBT. For purposes of this joint proxy statement/prospectus, these persons are referred to as our “Named Executive Officers.”

						All
Name and Principal				Stock	Option	Other
Position	Year	Salary(5)	Bonus	Awards	Awards	Compensation	Total
		($)	($)	($)	($)	($)	($)
(a)	(b)	(c)(4)	(d)(5)	(e)(6)	(f)	(g)(7)	(h)
Richard J. Cantele, Jr., President and Chief Executive Officer (1)	2013	308,102	75,000	124,900	—	21,792	529,794
	2012	305,973	60,400	—	—	8,390	374,763
B. Ian McMahon, Chief Financial Officer (2)	2013	57,644	—	—	—	12,721	70,365
	2012	235,182	33,000	—	—	15,064	283,246

Donald E. White, Executive Vice President and Chief Financial Officer (3)	2013	146,808	23,690	—	—	4,260	174,758
	2012	—	—	—	—	—	—

_________________________

(1)	Mr. Cantele assumed the additional role of Interim Chief Financial Officer upon Mr. McMahon’s resignation as Chief Financial Officer effective March 1, 2013 until Mr. White’s appointment, effective April 1, 2013.
(2)	Mr. McMahon resigned as Chief Financial Officer of SAL and SBT, effective March 1, 2013.
(3)	Donald E. White was appointed Executive Vice president and Chief Financial Officer of SAL and SBT, effective April 1, 2013.
(4)	Salary represents amounts reflected as compensation on IRS Forms W-2 for each calendar year, reduced by the amounts set forth as “All Other Compensation” in Column (g) of the Summary Compensation Table.
(5)	Bonuses are accrued in the year indicated and paid in the succeeding fiscal year. Thus, the bonus earned in 2013 will be paid in 2014 and the bonus earned in 2012 was paid in 2013.
(6)	Reflects the aggregate grant date fair value of restricted stock awards granted during the year. The value is the amount recognized for financial statement purposes in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.
(7)	Includes for 2013 and 2012, respectively: Mr. Cantele: $14,780 and $7,516 in 401(k) matching contributions and $996 and $874 in imputed income on life insurance benefits; Mr. McMahon: $12,192 and $13,806 in 401(k) matching contributions and $529 and $1,258 in imputed income on life insurance benefits; Mr. White: $4,125 and $0 in 401(k) matching contributions and $135 and $0 in imputed income on life insurance benefits. The imputed income on life insurance benefits for Mr. Cantele and Mr. McMahon reflects purchases by SBT of bank-owned life insurance (“BOLI”) policies on the lives of such officers. Includes for 2013, an ESOP contribution of $6,016 for Mr. Cantele.

Severance Agreement for Richard J. Cantele, Jr.

On February 11, 2013, the Bank and Richard J. Cantele, Jr., President and Chief Executive Officer of SBT (or the “Executive”), entered into a Severance Agreement, effective as of January 1, 2013, to provide benefits to Mr. Cantele in the event of his termination of employment for the reasons set forth in the agreement. The Severance Agreement has a two-year term and, thereafter, is automatically renewable annually. In the event of Mr. Cantele’s (i) involuntary termination of employment by SBT for reasons other than “cause” (as defined in the agreement) or his death or disability, or (ii) his voluntary termination of employment for “good reason” (as defined in the agreement). In either case, other than on or after a change in control, the Executive will be entitled to a severance benefit equal to two times the greater of his annual base salary rate in effect on the date of termination or his average annual base salary rate for the twelve-month period ending on the last day of the calendar month immediately before the date of termination. Such benefit will be paid in a lump sum within 60 days following Mr. Cantele’s separation from service. In addition, Mr. Cantele generally will be entitled to continued participation in SBT’s group health plan for two years following separation from service, subject to the Executive’s payment of a premium portion substantially equal to the premium portion paid by executive employees of SBT for comparable coverage. Payment of the severance benefits will be conditioned upon the execution by the Executive of a general release within 60 days of the date of termination of Mr. Cantele’s employment. The Severance Agreement requires Mr. Cantele to comply with non-compete, non-solicitation and non-disclosure provisions for a period of one year following his separation from service.

In the event of a change in control followed by Mr. Cantele’s involuntary termination of employment for reasons other than cause or voluntary termination of employment for good reason, he will be entitled to a lump sum cash payment equal to 2.9 times the greater of his annual base salary rate in effect on the date of termination or his average annual base salary rate for the twelve-month period ending on the last day of the month preceding the date of termination, payable within 60 days following termination. SBT will also provide him with life insurance coverage and non-taxable medical and dental coverage, at no cost to him, substantially comparable to the coverage maintained by SBT for the Executive prior to his date of termination, for a period of three years. In addition, Mr. Cantele will be entitled to the payment of unpaid compensation and benefits, unreimbursed expenses incurred on behalf of SBT and unused vacation accrued through the date of his termination of employment.

Change in Control Agreement for Donald E. White

SBT entered into a one year Change in Control Agreement with Mr. White (the “Agreement”) on April 1, 2013 which will automatically renew for additional one-year terms, unless either party elects not to renew the Agreement by providing notice of non-renewal to the other party at least thirty (30) days prior to the renewal date. In the event SAL or SBT at any time during the term of the Agreement effects a transaction which would be a “change in control” (as defined in the Agreement), then the Agreement shall be automatically extended for twelve (12) months following the date a change in control occurs.

Pursuant to the Agreement, Mr. White is eligible to receive benefits subject to certain conditions set forth in the Agreement in the event that Mr. White is involuntarily terminated on or after a change in control for reasons other than “cause” (as defined in the Agreement) (or due to his death or disability), or is voluntarily terminated for “good reason” (as defined in the Agreement) on or after a change in control. Such change in control benefits include a lump sum cash payment equal to one and one-half times Mr. White’s annual base salary in effect on his date of termination, or if greater, his average annual base salary rate for the twelve (12) months immediately prior to his termination date. In addition, Mr. White would be entitled to the continuation of current Bank-provided dental, medical and life insurance coverage and other benefits as set forth in the Agreement for eighteen (18) months. In no event will any compensation payable under the Agreement constitute an “excess parachute payment” under Section 280G or violate Section 409A of the Internal Revenue Code.

Payment of change in control benefits under the Agreement are conditioned upon Mr. White’s covenant to comply with non-compete, non-solicitation and non-disclosure provisions for a period of eighteen (18) months following his termination of employment. Notwithstanding any provision in the Agreement, Mr. White will serve as an employee-at-will.

New Employment Agreement with John M. Davies

SBT and Mr. Davies have entered into an employment agreement, which is effective upon consummation of the merger. Pursuant to such agreement, Mr. Davies, currently the Chief Executive Officer and President of Riverside will become President of the New York Region of SBT.

Mr. Davies’ initial base salary will be $225,000.00 per year, payable in installments in accordance with SBT’s normal payroll practices, less such deductions or withholdings as are required by law. Such base salary will be subject to at least annual evaluations and shall be not less than $225,000.00. SBT shall pay, or shall direct Riverside to pay immediately prior to the effective time of the merger, Mr. Davies an initial cash success bonus of $70,000.00, contingent upon (i) the happening of the effective time at or prior to December 31, 2014, and (ii) as of the effective time, the dollar amount of the gross loan portfolio of Riverside will equal at least 90% of the dollar amount of the gross loan portfolio of Riverside as of December 31, 2013.

In addition, Mr. Davies shall be entitled to receive the following cash payments, subject to the vesting requirements set forth below. Upon the vesting of each award, the cash award shall be paid to Mr. Davies:

•	$100,000 awarded in 2015 on the anniversary of the effective date and fully vested and paid to Mr. Davies in 2016 on the anniversary of the effective date;
•	$100,000 awarded in 2016 on the anniversary of the effective date and fully vested and paid to Mr. Davies in 2018 on the anniversary of the effective date; and
•	$100,000 awarded in 2017 on the anniversary of the effective date and fully vested and paid to Mr. Davies in 2018 on the anniversary of the effective date.

In order for the foregoing awards to vest and be paid over to Mr. Davies, Mr. Davies must be employed by SBT on both the award date and the vesting date; provided however, that (i) in the event Mr. Davies’ employment is terminated by SBT for any reason other than “cause”, (ii) Mr. Davies terminates his employment with SBT for “good reason” (as defined in the employment agreement), or (iii) there occurs a change in control, then in that case (x) any award set forth above which has not yet been awarded to Mr. Davies shall be awarded to Mr. Davies, and (y) all such awards shall be deemed fully vested and paid to Mr. Davies, all as of his termination date or the effective date of such change in control, whichever is applicable.

Pursuant to the employment agreement, SBT shall also grant to Mr. Davies 3,000 shares of restricted SAL common stock on the effective time of the merger, which shall vest at a rate of 750 shares on the effective date and on each of the subsequent three anniversaries of the effective date, provided Mr. Davies is still employed by SBT on such anniversary date; provided however, that (i) in the event Mr. Davies’ employment is terminated by SBT for any reason other than “cause”, (ii) Mr. Davies terminates his employment with SBT for “good reason”, or (iii) there occurs a change in control, then in that case any unvested shares of restricted stock then held by Mr. Davies shall be deemed fully vested as of his termination date or the effective date of such change in control, whichever is applicable.

The employment agreement also provides for change in control protection. In the event of Mr. Davies’ involuntary termination of employment for reasons other than cause or a voluntary termination of employment for good reason occurring on or after a change in control, he shall be entitled to the following:

(a)	A lump sum cash payment equal to two (2.0) times his annual rate of base salary in effect on the date of termination or, if greater, his average annual base salary rate for the twelve (12) month period ending on the last day of the calendar month immediately prior to the date of such termination. Such amount shall be paid to Mr. Davies within sixty (60) days following his separation from service.

(b)	Life insurance coverage and non-taxable medical and dental coverage, at no cost to Mr. Davies, that is substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by SBT for Mr. Davies immediately prior to his date of termination. Such life insurance and non-taxable medical and dental coverage shall be provided by SBT to the Mr. Davies for two (2) years following his separation from service and subject to the same terms and conditions as other benefits provided.

(c)	Unpaid compensation and benefits, and unused vacation, accrued through the date of his termination of employment. Mr. Davies shall also be entitled to be reimbursed by SBT for final expenses that he reasonably and necessarily incurred on behalf of SBT prior to his termination of employment.

 “Change in control” shall mean (i) a change in the ownership of SAL or SBT, (ii) a change in the effective control of SAL or SBT, or (iii) a change in the ownership of a substantial portion of the assets of SAL or SBT, as described below.

(i)	A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation §1.409A-3(i)(5)(v)(B)), acquires ownership of stock of SAL or SBT that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of such corporation. For these purposes, a change in ownership will not be deemed to have occurred if no stock of SAL or SBT is outstanding.

(ii)	A change in the effective control of SAL or SBT occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation §1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of SAL or SBT possessing thirty (30) percent or more of the total voting power of the stock of SAL or SBT, or (B) a majority of the members of SAL’s or SBT’s board of directors is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of SAL’s or SBT’s board of directors prior to the date of the appointment or election, provided that this definition of change in control is inapplicable where a majority shareholder of the entity that experiences the change in control is another corporation.

(iii)	A change in a substantial portion of SAL’s or SBT’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation §1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from SAL or SBT that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of (A) all of the assets of SAL or SBT, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

The employment agreement also includes typical confidentiality and non-compete and non-solicitation provisions.

Non-qualified Deferred Compensation Plan

On February 11, 2013, Mr. Cantele also entered into a participation agreement with SBT evidencing his participation in a non-qualified deferred compensation plan (the “NQDC Plan”). The NQDC Plan, which was approved by SBT’s Board of Directors on January 25, 2013, permits the Board of Directors to select certain key employees of SBT to participate in the NQDC Plan, provided that such employees also evidence their participation by execution of a participation agreement. The only Named Executive Officer participating in the NQDC Plan at this time is Mr. Cantele. The NQDC Plan was effective as of January 1, 2013.

At the end of each NQDC Plan year, if SBT’s Board of Directors has approved a discretionary contribution for Mr. Cantele, the NQDC Plan administrator will credit his account with such contribution. As of the last day of each NQDC Plan year, the NQDC Plan administrator will credit each account with interest on the account balance equal to SBT’s highest certificate of deposit rate for that year, compounded annually. Additional earnings may be credited based on the achievement of performance metrics established by the Board of Directors on the first business day of the calendar year. Mr. Cantele’s benefits under the NQDC Plan will be subject to the vesting schedule set forth in his participation agreement. Notwithstanding the vesting schedule, his account balance will become automatically 100% vested upon involuntary termination without cause, death, disability or a change in control.

In the event Mr. Cantele has a separation from service other than due to “cause” (as defined in the NQDC Plan), death, disability or a change in control, he will be entitled to the amount of his vested account balance under the NQDC Plan, payable within 60 days after his separation from service. In the event a change in control occurs and Mr. Cantele has an involuntary separation from service (other than for cause) or resigns for good reason, he will be entitled to benefits under the NQDC Plan, payable in a lump sum within 60 days after his termination of employment, subject to the requirements of Section 409A of the Internal Revenue Code. If Mr. Cantele dies while employed at SBT or after his termination but during the payout period, his beneficiary will be paid a death benefit in a lump sum payment within 30 days after his death. The death benefit will be equal to his account balance at such time. In the event Mr. Cantele becomes disabled while employed at SBT, he will be paid a disability benefit in a lump sum within 30 days after the determination of his disability unless Mr. Cantele elects another form of payment in his participation agreement. The disability benefit will be equal to his account balance as of the date of disability. Payment of benefits under the NQDC Plan are conditioned on Mr. Cantele’s covenant to comply with non-compete, non-solicitation and non-disclosure provisions for a period of one year following separation from service.

Outstanding Equity Awards at Fiscal Year End - SBT

The following table sets forth the outstanding equity awards held by SBT’s Named Executive Officers at its fiscal year ended December 31, 2013.

Outstanding Equity Awards at Fiscal Year End
	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercisable unearned options (#)	Option exercise price ($)	Option expiration price ($)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Richard J. Cantele, Jr.	—	—	—	—	—	5,000	134,450

_________________________

(1) Reflects the value of Mr. Cantele’s restricted stock award as of the fiscal year ended December 31, 2013.

Supplemental Retirement Agreement

As the former Chief Executive Officer of SAL and SBT, Mr. Perotti is receiving benefits under a supplemental retirement agreement that was established for his benefit during his employment. Following his retirement, Mr. Perotti commenced receiving monthly payments in January 2010 and these payments will continue through December 2019. The monthly payments are adjusted annually to reflect the lesser of a five percent (5%) increase or “The Monthly Consumer Price Index for All Urban Consumers, United States City Average, All Items” published by the Bureau of Labor Statistics and are paid for a period of ten (10) years. The aggregate monthly payments in 2013 were $23,637. The supplemental retirement agreement includes provisions that prevent Mr. Perotti from working for a competitor in the proximity of SBT.

Executive Compensation of Riverside

Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2013 and 2012, the compensation of the persons who served as Chief Executive Officer of Riverside and Chief Financial Officer of Riverside, who are the only executive officers of Riverside. For purposes of this joint proxy statement/prospectus, these persons are referred to as Riverside’s “Named Executive Officers”.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)

John M. Davies, President and Chief Executive Officer	2013	190,511	25,000	—	—	21,383	236,894
	2012	182,352	25,000	—	—	16,131	223,483
Gil Dilg, Chief Financial Officer	2013	125,064	17,000	—	—	—	142,064
	2012	120,692	14,000	—	—	—	134,692

Outstanding Equity Awards - Riverside

The following table sets forth the outstanding equity awards held by Riverside’s Named Executive Officers at its fiscal year ended December 31, 2013.

	Outstanding Equity Awards Option Awards
Name	Year Granted	Number of shares underlying unexercised options (#) exercisable	Number of shares underlying unexercised options (#) unexercisable	Incentive awards	Option exercise price	Option expiration price
John M. Davies, President and Chief Executive Officer	2007	2,000	0	0	$35.00	$35.00
	2008	2,000	0	0	$42.00	$42.00
Gil Dilg, Chief Financial Officer	2005	1,000	0	0	$25.00	$25.00
	2006	1,000	0	0	$29.00	$29.00
	2007	1,000	0	0	$35.00	$35.00
	2008	2,000	0	0	$42.00	$42.00
	2013	0	2,500	0	$23.00	$23.00

The following table sets forth the aggregate information of Riverside’s equity compensation plans in effect as of December 31, 2013:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	59,000	$29.27	41,000
Equity compensation plans not approved by security holders	0	0	0

Total	59,000	$29.27	41,000

Board of Directors Compensation - SAL

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2013. Directors who are employees receive no additional compensation for board service. The compensation received by Mr. Cantele, who is the only director employee of SBT, is reflected in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash		Stock Awards	Option Awards	All Other Compensation		Total
	($)		($)(6)	($)	($)		($)
Louis E. Allyn, II	23,275		3,975	—	—		27,250
Arthur J. Bassin	32,738	(1)	3,975	—			36,713
Louise F. Brown	17,300		3,975	—	—		21,275
Robert S. Drucker	20,650		3,975	—	—		24,625
David B. Farrell	23,225		3,445	—	—		26,670
Nancy F. Humphreys	27,400	(2)	3,975	—	—		31,375
Holly J. Nelson	27,725	(3)	3,975	—	—		31,700
John F. Perotti	24,000	(4)	3,975	—	23,637	(7)	51,966
Michael A. Varet	41,663	(5)	3,975	—	—		45,638

______________________

(1)	Includes a $3,958 retainer paid to Mr. Bassin for his services as Chairperson of the Compensation Committee.
(2)	Includes a $5,000 retainer paid to Mrs. Humphreys for her services as Chairperson of the ALCO/Investment Committee.
(3)	Includes a $5,000 retainer paid to Ms. Nelson for her services as Chairperson of the Audit Committee.
(4)	Includes a $2,500 retainer paid to Mr. Perotti for his services as Chairperson of the Trust Committee.
(5)	Includes a $18,458 retainer paid to Mr. Varet for his services as Chairman.
(6)	Represents the grant date fair value of 150 shares of SBT’s common stock issued on May 15, 2013 pursuant to the 2011 Long Term Incentive Plan, valued at $26.50 per share. Mr. Farrell received a pro-rata portion of 130 shares as he joined the Board on June 29, 2012.
(7)	Represents supplemental retirement payments paid to Mr. Perotti.

Directors’ Fees - SAL

During 2013, each non-employee director received an annual retainer of $7,500. In addition, non-employee directors received $500 for each Board of Directors meeting attended and $350 for each committee meeting attended. Effective May 2013, the annual retainer for the Chairman increased from $17,000 to $19,500 and the annual retainer for the Chairperson of the Compensation Committee increased from $2,500 to $5,000. The Chairman received an annual retainer of $18,458 (pro-rated), the Chairpersons of the Audit Committee and the ALCO/Investment Committee received an annual retainer of $5,000, the Chairperson of the Compensation Committee received an annual retainer of $3,958 (pro-rated) and the Chairperson of the Trust Committee received an annual retainer of $2,500.

Board of Directors Compensation - Riverside

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2013. Directors who are employees receive no additional compensation for board service. The compensation received by Mr. Davies, who is the only director employee of Riverside, is reflected in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash	Total
	($)	($)
Charles M. Andola	18,300	18,300
John M. Davies	0	0
Thomas DeBenedictus	15,700	15,700
P. Diane Hoe	13,200	13,200
Paul S. Hoffner	13,900	13,900
Michael D. Gordon	14,850	14,850
Steven R. Turk	9,900	9,900
Steven P. Lumb	18,800	18,800
David S. MacFarland	15,950	15,950
Austin E. Hodgkins	11,700	11,700
David Petrovits	15,950	15,950

Directors’ Fees - Riverside

During 2013, each non-employee director of Riverside received $600 for each Board of Directors meeting attended and $250 for each committee meeting attended. Non-employee directors also received $600 for attending Riverside’s annual meeting in 2013.

Transactions with Management and Others - SBT and SAL

SAL and SBT have had, and expect to have in the future, transactions in the ordinary course of business with certain directors, officers and their associates on substantially the same terms as those available for comparable transactions with others not related to SAL or SBT.

Transactions with Management and Others - Riverside

Riverside has had transactions in the ordinary course of business with certain directors, officers and their associates on substantially the same terms as those available for comparable transactions with others not related to Riverside.

Indebtedness of Management and Others - SBT and SAL

Some of the directors and executive officers of SAL and SBT, as well as firms and companies with which they are associated, are or have been customers of SBT and, as such, have had banking transactions with SBT. As a matter of policy, loans to directors and executive officers were, and in the future will be, made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons not related to SAL and SBT and did not, and in the future will not, involve more than the normal risk of collectability or present other unfavorable features.

Indebtedness of Management and Others - Riverside

Some of the directors and executive officers of Riverside, as well as firms and companies with which they are associated, are or have been customers of Riverside and, as such, have had banking transactions with Riverside. As a matter of policy, loans to directors and executive officers were, and in the future will be, made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons not related to Riverside and did not involve more than the normal risk of collectability or present other unfavorable features.

DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS

Set forth below is a description of SAL’s capital stock, as well as a summary of the material differences between the rights of holders of Riverside’s common stock and their prospective rights as holders of SAL’s common stock. If the merger agreement is approved and the merger takes place, the holders of Riverside’s common stock will become holders of SAL’s common stock. As a result, SAL’s certificate of incorporation and bylaws, as amended, and the applicable provisions of the Connecticut Business Corporation Act, referred to in this section as the “Connecticut corporation law,” will govern the rights of current holders of Riverside’s common stock. The rights of those shareholders are governed at the present time by the certificate of incorporation and the bylaws of Riverside and the applicable provisions of the New York Banking Law.

The following comparison is based on the current terms of the governing documents of SAL and Riverside and on the provisions of the Connecticut corporation law and the New York Banking Law. The discussion is intended to highlight important similarities and differences between the rights of holders of SAL’s common stock and Riverside’s common stock.

SAL’s Common Stock

SAL is authorized to issue 3,000,000 shares of common stock, par value $.10 per share. As of September 5, 2014, 1,713,281 shares of SAL’s common stock were outstanding. Each share of SAL’s common stock has the same relative rights and is identical in all respects to each other share of SAL’s common stock. SAL’s common stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity. In connection with the proposed merger, SAL proposes to increase its authorized common stock to 5,000,000 shares.

Holders of SAL’s common stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. SAL’s common stock is not subject to additional calls or assessments by SAL, and all shares of SAL’s common stock currently outstanding are fully paid and nonassessable. For a discussion of the voting rights of SAL’s common stock, its lack of preemptive rights, the classification of SAL’s Board of Directors and provisions of SAL’s certificate of incorporation and bylaws that may prevent a change in control of SAL or that would operate only in an extraordinary corporate transaction involving SAL or its subsidiaries, see “Certificate of Incorporation and Bylaw Provisions”.

Holders of SAL’s common stock and any class or series of stock entitled to participate with it are entitled to receive dividends declared by the Board of Directors of SAL out of any assets legally available for distribution. No dividends or other distributions may be declared or paid, however, unless all accumulated dividends and any sinking fund, retirement fund or other retirement payments have been paid, declared or set aside on any class of stock having preference as to payments of dividends over SAL’s common stock.

In the unlikely event of any liquidation, dissolution or winding up of SAL, the holders of SAL’s common stock and any class or series of stock entitled to participate with it would be entitled to receive all remaining assets of SAL available for distribution, in cash or in kind, after payment or provision for payment of all debts and liabilities of SAL and after the liquidation preferences of all outstanding shares of any class of stock having preference over SAL’s common stock have been fully paid or set aside.

Riverside’s Common Stock

The organization certificate of Riverside authorizes 1,500,000 shares of Riverside’s common stock, par value $1.00 per share, of which 741,876 shares were outstanding as of September 5, 2014. In addition, as of such date, there were outstanding options to purchase Riverside’s common stock granted to officers and other employees of Riverside for 55,000 shares of Riverside’s common stock.

Each share of Riverside’s common stock has the same relative rights and is identical in all respects with all other shares of Riverside’s common stock. As with SAL’s common stock, Riverside’s common stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

Holders of Riverside’s common stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. Holders of Riverside’s common stock have distribution and liquidation rights similar to those of holders of SAL’s common stock. All shares of Riverside’s common stock currently outstanding are fully paid and nonassessable. For a discussion of the voting rights of Riverside’s common stock, its lack of preemptive rights and provisions in Riverside’s organization certificate, which may prevent a change in control of Riverside, see “Certificate of Incorporation and Bylaw Provisions.”

Certificate of Incorporation and Bylaw Provisions

The following discussion is a general summary of provisions of SAL’s certificate of incorporation and bylaws, and a comparison of those provisions to similar types of provisions in the organization certificate and bylaws of Riverside. The discussion is necessarily general and, for provisions contained in SAL’s certificate of incorporation and bylaws or in Riverside’s certificate of incorporation and bylaws, reference should be made to the documents in question. Certain provisions in SAL’s certificate of incorporation and bylaws are intended to enhance the negotiating ability of the Board of Directors in order to serve the best interests of the shareholders and may make it more difficult for third parties to acquire or to exercise control of SAL, even if some shareholders consider an acquisition to be in their own interest. The Board of Directors is not aware at this time of any attempt by any person or entity to gain control of SAL.

Directors. Certain provisions of SAL’s certificate of incorporation and bylaws impede change in majority control of SAL’s Board of Directors. SAL’s certificate of incorporation provides that the Board of Directors will consist of not less than seven (7) members and not more than twelve (12) members and will be divided into three (3) classes, with directors in each class elected for three (3) year terms. The Board of Directors may increase the number of directors by no more than two (2) in each fiscal year, and may decrease the number of directors at any time (but to not less than seven (7) directors). No decrease in the number of directors will shorten the term of any incumbent director. SAL’s certificate of incorporation and bylaws also impose restrictions on the ability of shareholders to nominate candidates for the Board of Directors, requiring, in general, not less than thirty (30) nor more than fifty (50) days prior written notice of such nominations which contains specified information about the proposed nominee and about the person making the nomination. The certificate of incorporation and the bylaws provide that vacancies created by an increase in the number of directorships can be filled for the unexpired term by the Board of Directors. Vacancies occurring for any other reasons, such as death or resignation, would be filled by the remaining directors. The effect of these provisions would prevent a new majority shareholder from increasing the size of the Board of Directors and from then filling the vacancies created by such increase. They would also prevent a new majority shareholder from filling any vacancies on the Board of Directors arising by resignation, death or other reason.

SAL’s certificate of incorporation and bylaws provide that any director of SAL may be removed from office at any time with cause by the affirmative vote of at least two-thirds (⅔) of the Directors then in office.

Riverside’s bylaws provide that the Board of Directors shall consist of not less than seven (7) nor more than fifteen (15) members, with the exact number of directors to be fixed from time to time within the minimum and maximum limitations by resolution of a majority of the entire Board of directors. As with SAL, the Riverside directors are divided into three (3) classes, with directors in each class elected for three (3) year terms.

Riverside’s bylaws provide that any vacancy on the Board of Directors or a newly created directorship resulting from an increase in the number of directorships shall be filled by an election of shareholders, however, vacancies not exceeding one-third (⅓) of the entire board may be filled by a majority of the directors then in office, and the directors so elected shall hold office for the balance of the unexpired term.

Riverside’s bylaws provide that directors may be removed only for cause by a majority vote of the total votes eligible to be voted by shareholders at a meeting called for that purpose.

Call of Special Meetings

SAL’s certificate of incorporation provides that a special meeting of shareholders may be called at any time but only by the Chairman, the President or by the Board of Directors. Shareholders are not authorized to call a special meeting. Riverside’s bylaws provide that a special meeting of the shareholders may be called by the Chairman of the Board or the President or by the Board of Directors or by a majority of the outstanding shares entitled to vote at the meeting.

Shareholder Action without a Meeting

SAL’s certificate of incorporation provides that shareholders may act by written consent without a meeting but only if the consent is unanimous. Riverside’s bylaws are silent as to whether shareholder action may be taken by a consent in writing.

Limitation on Liability of Directors and Indemnification

SAL’s certificate of incorporation provides that to the fullest extent permitted by law, no director shall have any personal liability to the corporation or its shareholders for monetary damages for breach of their fiduciary duty as a director, provided that the provisions will not eliminate or limit the liability of a director in certain circumstances. Specifically, liability will not be eliminated or limited (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for any unlawful payment of dividends, unlawful stock purchase or unlawful redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

SAL’s certificate of incorporation and bylaws provide that the corporation shall indemnify its directors, officers, employees and agents to the maximum extent permitted by the Connecticut Business Corporation Act. The Connecticut Business Corporation Act provides for four (4) types of indemnification: permissible; mandatory; obligatory; and court ordered. Permissible indemnification for a director requires the director’s conduct to have been taken in good faith and in the reasonable belief that such conduct was in the best interest of SAL. Mandatory indemnification is required under the Connecticut Business Corporation Act regardless of the provisions of a corporation’s certificate of incorporation or bylaws only when the director has been “wholly successful on the merits or otherwise, in the defense of an action to which he was a party because he is or was a director.” Obligatory indemnification occurs by reason of specific provisions in a certificate of incorporation, bylaw, board resolution or contract. Court ordered indemnification arises when a court orders indemnification based upon its finding that mandatory indemnification or obligatory indemnification exists or because the court concludes that it would be fair and reasonable to indemnify the director. The indemnification provisions of SAL provide indemnification to directors, except with regard to the following five (5) exceptions: (a) knowing and culpable violations of law; (b) receipt of improper personal economic gain; (c) lack of good faith and conscious disregard for duty under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to SAL; (d) sustained and unexcused inattention that amounts to an abdication of duty; or (e) unlawful distributions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the corporation pursuant to the foregoing provisions, or otherwise, SAL has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SAL of expenses incurred or paid by a director, officer or controlling person of SAL in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SAL will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Likewise, Riverside’s bylaws provide for indemnification of directors and officers of Riverside in the event that the person is made a party to any action by or in the right of Riverside to procure judgment in its favor, by reason of the fact that he/she, his/her testator or intestate, is or was a director or officer of Riverside, against the reasonable expenses, (including attorneys’ fees), incurred by him/her in connection with the defense of such action unless such person is adjudged to have breached his/her fiduciary duty to Riverside under New York Banking Law.

Riverside will also indemnify any person made, or threatened to be made, a party to an action or proceeding other than one by or in the right of Riverside, whether civil or administrative, including an action by or in the right of any other corporation or any type or kind or partnership, join venture, trust, employee benefit plan or other enterprise, which any director or officer served in any capacity at the request of Riverside by reason of being a director or officer of Riverside, or served such other entity in any capacity if the person acted in good faith, for a purpose which he/she reasonably believed to be in, or, in the case of service to another entity, not opposed to, the best interest of Riverside and, in criminal proceedings, in addition, had no reasonable cause to believe his/her conduct was unlawful.

Cumulative Voting

Neither SAL nor Riverside shareholders have cumulative voting rights in the election of directors.

Preemptive Rights

SAL’s certificate of incorporation provides that shareholders do not have any preemptive rights regarding SAL’s securities. Similarly, Riverside shareholders do not have any preemptive rights regarding Riverside securities.

Notice of Meetings

SAL’s bylaws require that notice be given not less than ten (10) nor more than sixty (60) days prior to each annual or special meeting of shareholders. Riverside’s bylaws require that notice of an annual or special meeting be given not less than ten (10) nor more than fifty (50) days prior to a meeting.

Record Date

SAL’s bylaws provide that the record date for determination of shareholders entitled to notice of or to vote at a meeting and for other specified purposes may not be less than ten (10) nor more than sixty (60) days before the date of the meeting or other action. Riverside’s bylaws provide that the Board of Directors may set a record date for determination of shareholders entitled to notice of or to vote at a meeting and for other specified purposes which shall not be more than fifty (50) days before such meeting.

Quorum

SAL’s bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote at a meeting constitutes a quorum. Riverside’s bylaws provide that the presence of the holders of a majority of the issued and outstanding shares of stock of the company entitled to vote at a meeting constitutes a quorum.

General Vote

SAL’s bylaws provide that any matter brought before a meeting of shareholders will be decided by the affirmative vote of a majority of the votes cast on the matter except as otherwise required by law or SAL’s certificate of incorporation or bylaws. Riverside’s bylaws provide that any matter brought before any meeting of shareholders will be decided by the vote of the holders of a majority of the votes cast on the matter, except as otherwise required by law or Riverside’s certificate of incorporation or bylaws.

SAL - Fair Price Provision

SAL’s certificate of incorporation requires that, unless otherwise required by law, certain “business combinations” with a holder (hereinafter referred to as an “Interested Shareholder”) of ten percent (10%) or more of the voting power of common stock (hereinafter referred to as the “Voting Stock”) must be approved by “super-majority” votes of shareholders. The purpose of this provision is to discourage “front load” or two-tier acquisitions. In this type of acquisition, one price is offered in a tender offer for a controlling block of stock and then a much lower price and/or less desirable form of consideration is offered for the remainder of the outstanding stock.

Under the provisions of SAL’s certificate of incorporation, three (3) votes are necessary before a business combination with an Interested Shareholder can occur. First, the Board of Directors must approve the transaction. Second, the holders of at least eighty percent (80%) of the voting power of the outstanding Voting Stock must approve the transaction. Third, the holders of at least two-thirds (⅔) of the voting power of the outstanding Voting Stock other than that controlled by the Interested Shareholder must approve the transaction.

The term “business combination” encompasses six categories of transactions. The first includes any merger, consolidation or share exchange by SAL or any subsidiary with any Interested Shareholder or related persons. The second category includes any sale, lease, exchange, mortgage or other disposition of assets to an Interested Shareholder within any twelve month period which is not in the usual and regular course of business, if the assets have a book value of ten percent (10%) or more of either the total market value of the outstanding stock of SAL or SAL’s net worth as of the end of the most recent fiscal quarter. The third category is the issuance or transfer to an Interested Shareholder, on a non-pro rata basis, of stock having a market value equal to five percent (5%) or more of the total market value of all shares of stock of SAL. The fourth category is a liquidation or dissolution proposed by or on behalf of an Interested Shareholder or related person. The fifth category is any reclassification of securities or recapitalization which increases an Interested Shareholder’s proportionate ownership of SAL’s equity or convertible securities. The sixth category is the receipt by an Interested Shareholder of loans, advances, guarantees, pledges or other financial assistance from SAL.

SAL’s certificate of incorporation exempts from the super-majority voting requirements described above any business combination with an Interested Shareholder if the transaction is approved by SAL’s Board of Directors before the Interested Shareholder first becomes an Interested Shareholder.

SAL’s certificate of incorporation also exempts from the foregoing, super-majority voting requirements for business combinations described in the first category set forth above (that is, mergers, consolidations and share exchanges) which satisfy certain “fair price” and procedural provisions. Five (5) basic conditions must be met in order for this exemption to apply. The first condition requires that shareholders whose stock is acquired in the second or later stage of an acquisition must receive at least as much as the highest price the Interested Shareholder paid for shares within the prior two years, and in some cases a higher price, as determined by various formulas specified in the exemptive provision. These prices may bear no relation to the then-current market value of SAL’s stock. The second condition is that the consideration in the business combination must be cash or the same form of consideration as the Interested Shareholder previously paid. The requirement prevents the use of cash in the “first tier” of an acquisition and less valuable securities in the “second tier”. The third condition provides that prior to the business consolidation, there was no reduction in the annual rate of dividends paid on SAL’s stock and/or increase in the annual rate of dividends paid should there be a reverse stock split or any similar transaction unless the Interested Shareholder voted as a director of the corporation against such action. In addition, the third condition provides that the Interested Shareholder shall not have become the beneficial owner of any additional shares of stock. The fourth condition is designed to ensure that an Interested Shareholder has not, through the exercise of influence over SAL, enhanced his position or brought about actions detrimental to the other shareholders. Thus, any receipt by the Interested Shareholder of specified financial or tax benefits (such as loan, advances, pledges or guarantees provided by SAL), will prevent the use of the “fair price” exemption. The fifth condition requires that a proxy or information statement complying with the provisions of the Exchange Act be mailed to SAL’s shareholders at least thirty (30) days prior to the consummation of the business combination, whether or not such proxy or information statement is required under the Exchange Act.

In the event that the requisite approval of the Board of Directors was given or the “fair price” and procedural requirements were met with respect to a particular business combination, the normal voting requirements of law would apply. Under Connecticut law, a merger, consolidation, sale of all or substantially all of the assets of SAL or the adoption of a plan of dissolution of SAL would require the approval of the holders of a majority of the outstanding shares of SAL’s common stock. A reclassification of SAL’s securities involving an amendment to its certificate of incorporation would require the approval of the holders of a majority of SAL’s capital stock entitled to vote thereon. A sale of less than substantially all of the assets of SAL, a merger of SAL with a company in which it owns ninety percent (90%) of the outstanding capital stock, or a reclassification of SAL’s securities not involving an amendment to its certificate of incorporation would not require shareholder approval.

SAL - Board of Director Approval of a Business Combination or Stock Purchase

SAL’s certificate of incorporation prevents an Interested Shareholder from engaging in any “business combination” with SAL for a period of five (5) years following the date on which it first became an Interested Shareholder (i.e., the date on which it first acquired ten percent (10%) or more of the Voting Stock). A “business combination” is defined in the same way as for the purposes of the fair price provision discussed above. Nevertheless, a business combination with an Interested Shareholder may occur before the termination of the five (5) year period if the Board of Directors of SAL gives its approval, before the date on which the Interested Shareholder becomes an Interested Shareholder, to either the proposed business combination or the proposed acquisition of the Voting Stock. Moreover, the majority of the non-employee members of the Board of Directors (of which there must be at least two) must also give their prior approval. The purpose of this provision is to effectively require any potential acquiror of SAL to seek the approval of the Board of Directors of SAL before launching a takeover attempt.

In the event that the requisite prior Board of Director approval is obtained with respect to a particular business combination, the normal voting requirements of Connecticut law would apply. Under such law, a merger, consolidation, or sale of all or substantially all of the assets of SAL or the adoption of the plan of dissolution of SAL would require the approval of a majority of the outstanding shares of SAL’s capital stock. A reclassification of SAL’s securities involving an amendment to its certificate of incorporation would require the approval of the holders of a majority of SAL’s capital stock entitled to vote thereon.

SAL - Anti-Greenmail

SAL’s certificate of incorporation requires approval by the holders of a majority of the outstanding shares of voting stock before SAL may directly or indirectly purchase or otherwise acquire any voting stock beneficially owned by a holder of 5% or more of SAL’s voting stock, if the holder has owned the shares for less than two years. Any shares beneficially held by the person are required to be excluded in calculating majority shareholder approval. This provision would not apply to a pro rata offer made by SAL to all of its shareholders in compliance with the Securities Exchange Act of 1934 and the rules and regulations under that statute or a purchase of voting stock by SAL if the Board of Directors has determined that the purchase price per share does not exceed the fair market value of that voting stock.

Criteria for Evaluating Offers

SAL’s certificate of incorporation provides that the Board of Directors, when evaluating any acquisition offer, shall give due consideration to all relevant factors, including, without limitation, the economic effects of acceptance of the offer on depositors, borrowers and employees of its insured institution subsidiaries and on the communities in which its subsidiaries operate or are located, as well as on the ability of its subsidiaries to fulfill the objectives of insured institutions under applicable federal statutes and regulations.

Amendment to Certificate of Incorporation and Bylaws

Approval of an amendment to SAL’s certificate of incorporation requires the approval of the holders of only a majority of the outstanding shares of SAL’s capital stock entitled to vote thereon. However, Article Eighteenth of the certificate of incorporation requires that any amendment by the provisions of SAL’s certificate of incorporation relating to various board of director provisions, provisions relating to restrictions on the acquisition of ten percent (10%) or more of SAL’s common stock, business combinations with interested shareholders, meetings of shareholders, the removal of directors with cause, and the procedure for the amendment of the foregoing provisions be approved by eighty percent (80%) of the outstanding shares of SAL’s capital stock entitled to vote thereon. If there is an interested shareholder, the amendment must also be approved by sixty percent (60%) of voting power of SAL’s issued and outstanding shares of capital stock entitled to vote thereon held by shareholders other than the interested shareholder.

SAL’s bylaws provide that, except as otherwise provided by law or the bylaws, SAL’s bylaws may be amended or repealed by (i) the board by the affirmative vote of a majority of the directors then in office, or (ii) by the shareholders of SAL, at any annual meeting of shareholders or special meeting of shareholders called for such purpose, by the affirmative vote of at least a majority of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as class; provided, however, that in order to amend or repeal or to adopt any provision inconsistent with certain provisions of the bylaws regarding shareholder meetings, directors and bylaw amendments the affirmative vote of sixty percent (60%) of the voting power of all the issued and outstanding shares is required to effectuate such amendments.

New York law requires that any proposed amendment to Riverside’s organization certificate be approved by the affirmative vote of the holders of at least a majority of the shares entitled to vote thereon.

Riverside’s bylaws provide that the bylaws may be adopted, altered, amended or repealed by the vote of at least a majority of the directors then in office or by the affirmative vote of the holders of at least a majority of the shares eligible to be voted thereon at a meeting duly called for such purpose.

Applicable Law

The following discussion is a general summary of particular federal and state statutory and regulatory provisions that may be deemed to have an anti-takeover effect.

Connecticut Takeover Statute and Regulatory Restrictions on Acquisitions of Stock

Section 33-844 of the Connecticut Business Corporation Act applies to Connecticut corporations, such as SAL, with a class of voting stock registered on a national securities exchange and restricts transactions which may be entered into by the corporation and some of its shareholders. Section 844 provides, in general, that a shareholder acquiring more than 10% of the outstanding voting stock of a corporation subject to the statute and that person’s affiliates and associates, referred to in this section as an interested shareholder, may not engage in specified business combinations, as discussed below, with the corporation for a period of five years after the date on which the shareholder became an interested shareholder unless the business combination is approved by the corporation’s board of directors and a majority of the non-employee directors of the Company. Section 843 defines the term business combination to include a wide variety of transactions with or caused by an interested shareholder or its affiliates in which the interested shareholder receives or could receive a benefit on other than a pro rata basis with other shareholders, including mergers, consolidations, specified types of asset sales, specified issuances of additional shares to the interested stockholder, transactions with the corporation which increase the proportionate interest of the interested shareholder or transactions in which the interested shareholder receives specified other benefits.

Connecticut banking statutes prohibit any person from directly or indirectly offering to acquire or acquiring voting stock of a Connecticut-chartered bank, like SBT, or a holding company of that kind of entity, like SAL, that would result in the person becoming, directly or indirectly, the beneficial owner of more than ten percent (10)% of any class of voting stock of that entity unless the person had previously filed an acquisition statement with the Connecticut Commissioner of Banking and the offer or acquisition has not been disapproved by the Connecticut Commissioner.

New York Business Combinations Statute

New York corporation law restricts certain business combinations which may be entered into by New York banks, such as Riverside, and certain of its shareholders.

Federal Law

Federal law provides that, subject to some exemptions, no person acting directly or indirectly or through or in concert with one or more other persons may acquire control of an insured institution or holding company of an insured institution, without giving at least sixty (60) days prior written notice providing specified information to the appropriate federal banking agency. In the case of SAL and SBT, the appropriate federal banking agency is the FRB and the FDIC, respectively, and in the case of Riverside, the appropriate federal banking agency is the FDIC. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of an insured institution or to vote twenty-five percent (25%) or more of any class of voting securities of an insured institution. Control is presumed to exist where the acquiring party has voting control of at least ten percent (10%) of any class of the institution’s voting securities and other conditions are present. The FRB or the FDIC may prohibit the acquisition of control if the agency finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;
•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or
•	the competence, experience or integrity of any acquiring person or any of the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by that person.

Federal law also provides that, subject to some exceptions, a bank holding company may not acquire more than 5 percent of the voting stock of a bank, and a new holding company may not be formed to acquire control of a bank, without the prior approval of the FRB. Control is defined for this purpose in a similar manner as discussed in the preceding paragraph. The FRB may not approve the acquisition of control if it finds that the acquisition of control would result in a monopoly or would further an attempt to monopolize the business of banking in any part of the United States or if the acquisition of control would substantially lessen competition or tend to create a monopoly and the anticompetitive effects are not clearly outweighed by the public benefits of the proposed transaction. The FRB also may not approve the acquisition of control if the company fails to provide the FRB with adequate assurances regarding the availability of information concerning the operations or activities of the company and any affiliate of the company that the FRB determines to be appropriate. The FRB also must take into consideration:

•	the financial resources and future prospects of the companies and banks concerned, and the convenience and needs of the community to be served;
•	the managerial resources of a company or bank, including the competence, experience, and integrity of officers, directors, and principal shareholders;
•	the company’s record of meeting the credit needs of its entire community, including low-and moderate-income neighborhoods; and
•	the effectiveness of the company in combating money laundering activities.

LEGAL MATTERS

The validity of the SAL common stock to be issued in connection with the merger will be passed upon for SAL by Cranmore, FitzGerald & Meaney, 49 Wethersfield Avenue, Hartford, Connecticut 06114. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for SAL by Cranmore, FitzGerald & Meaney, 49 Wethersfield Avenue, Hartford, Connecticut 06114 and for Riverside by Windels Marx Lane & Mittendorf, LLP, 120 Albany Street Plaza, New Brunswick, NJ 08901.

EXPERTS

SAL

The consolidated financial statements of SAL as of December 31, 2013 and 2012 and each of the two years in the period ended December 31, 2013 have been incorporated by reference into this joint proxy statement/prospectus in reliance on the report of Shatswell, MacLeod & Company, P.C., an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing in giving said reports.

Riverside

The financial statements of Riverside as of December 31, 2013 and 2012 and each of the two years in the period ended December 31, 2013 are included in this joint proxy statement/prospectus in reliance on the report of Bonadio & Company, LLP, an independent certified public accounting firm, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

SAL files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial documents retrieval services. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, including SAL, that file electronically with the SEC. You can obtain any documents filed with the SEC at www.sec.gov.

SAL also makes available, free of charge through its website at www.salisburybank.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. The information contained on, or that can be accessed through, SAL’s website is not part of this prospectus. Additionally, you can obtain such documents, without charge, by requesting them in writing or by telephone from SAL at the following address and telephone number:

Salisbury Bancorp, Inc.

Salisbury Bank and Trust Company

5 Bissell Street

P.O. Box 1868

Lakeville, CT 06039

Attn: Shelly L. Humeston, Secretary

Telephone: 860-435-9801

FUTURE SHAREHOLDER PROPOSALS

SAL Deadline for Submission of Shareholder Proposals

Any proposal that a SAL shareholder wishes to have included in SAL’s proxy statement and form of proxy relating to SAL’s 2015 Annual Meeting of Shareholders under Rule 14a-8 of the SEC must be received by SAL’s Secretary at 5 Bissell Street, P.O. Box 1868, Lakeville, CT 06039-1868 by December 10, 2014. Nothing in this paragraph shall be deemed to require SAL to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

In addition, under SAL’s bylaws, shareholders who wish to nominate a director or bring other business before an annual meeting must comply with the following: You must be a shareholder of record and must have given notice in writing to the Secretary of SAL (a) not less than twenty (20) days nor more than one hundred thirty (130) days prior to the meeting with respect to matters other than the nomination of directors and (b) not less than thirty (30) days nor more than fifty (50) days prior to the meeting with respect to the nomination of directors.

Your notice must contain specific information required in SAL’s bylaws.

Neither SAL nor Riverside has authorized anyone to give any information or make any representation about the merger, the companies, or the special meetings that is different from, or in addition to, that contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to SAL was provided by SAL, and the information contained in this joint proxy statement/prospectus with respect to Riverside was provided by Riverside. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO RIVERSIDE’S FINANCIAL STATEMENTS

Page
1.	Report of Independent Auditor’s dated March 27, 2014 with Respect to Riverside Bank Financial Statements for Years Ended December 31, 2013 and December 31, 2012	FS-2
2.	Statements of Financial Condition for Years Ended December 31, 2013 and 2012	FS-3
3.	Statements of Income for Years Ended December 31, 2013 and December 31, 2012	FS-4
4.	Statements of Comprehensive Income for Years Ended December 31, 2013 and December 31, 2012	FS-5
5.	Statements of Change in Shareholders’ Equity for Years Ended December 31, 2013 and December 31, 2012	FS-6
6.	Statements of Cash Flows for Years Ended December 31, 2013 and December 31, 2012	FS-7
7.	Notes to Financial Statements for the Years Ended December 31, 2013 and December 31, 2012	FS-8
8.	Statements of Financial Condition for Periods Ended March 31, 2014 and March 31, 2013 (unaudited)	FS-28
9.	Statement of Income for Periods Ended March 31, 2014 and March 31, 2013 (unaudited)	FS-29
10.	Statements of Comprehensive Income for Periods Ended March 31, 2014 and March 31, 2013 (unaudited)	FS-30
11.	Statements of Change in Shareholders’ Equity for Periods Ended March 31, 2014 and March 31, 2013 (unaudited)	FS-31
12.	Statement of Cash Flows for Periods Ended March 31, 2014 and March 31, 2013 (unaudited)	FS-32

FS-1

INDEPENDENT AUDITOR’S REPORT

March 27, 2014

To the Board of Directors and Stockholders of

Riverside Bank:

Report on the Financial Statements

We have audited the accompanying financial statements of Riverside Bank, which comprise the statements of financial condition as of December 31, 2013 and 2012, and the related statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Riverside Bank as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

FS-2

RIVERSIDE FINANCIAL STATEMENTS

RIVERSIDE BANK
Statements of Financial Condition
December 31, 2013 and 2012

	2013	2012
Assets

Cash and due from banks	$9,207,906	$32,599,031
Federal funds sold	207,813	1,616,537
Cash and cash equivalents	9,415,719	34,215,568

Securities available for sale, at fair value	20,385,182	14,333,257
Loans receivable, net of allowance for loan losses	184,084,910	172,794,365
Accrued interest receivable	586,738	624,871
Bank premises and equipment, net	1,178,323	929,784
Bank-owned life insurance	4,322,489	2,705,694
Foreclosed assets	375,000	—
Other assets	994,252	1,371,903
Total assets	$221,342,613	$226,975,442

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$194,730,812	$200,959,469
Official bank checks	526,767	1,463,858
Other liabilities	974,812	1,271,491
Total liabilities	196,232,391	203,694,818

Stockholders' Equity:
Common stock, $1 par value; 1,500,00 shares authorized;
741,876 shares issued and outstanding in 2013 and
737,876 shares issued and outstanding in 2012	741,876	737,876
Additional paid in capital	6,458,856	6,306,400
Retained earnings	18,053,542	16,247,775
Accumulated other comprehensive loss	(144,052)	(11,427)
Total stockholders' equity	25,110,222	23,280,624
Total liabilities and stockholders' equity	$221,342,613	$226,975,442

See accompanying notes to financial statements

FS-3

RIVERSIDE BANK
Statements of Income
Years ended December 31, 2013 and 2012

	2013	2012
Interest, fee and dividend income:
Loans receivable	$9,685,739	$9,744,828
Securities available for sale, taxable	126,384	105,080
Securities available for sale, tax exempt	17,354	10,712
Federal funds sold and interest bearing deposits with banks	654	1,636

Total interest, fee and dividend income	9,830,131	9,862,256

Interest expense:
Deposits	1,263,258	1,458,138
Borrowings	2	4

Total interest expense	1,263,260	1,458,142

Net interest income	8,566,871	8,404,114
Provision for loan losses	820,000	1,000,000

Net interest income after provision for loan losses	7,746,871	7,404,114

Non interest income:
Service charges on deposit accounts	547,017	593,417
Other service charges and fees	163,831	199,327
Income on bank owned life insurance	116,795	91,994
Gain on sale of foreclosed assets	—	120,000

Total non interest income	827,643	1,004,738

Non interest expenses:
Salaries and wages	2,913,859	2,725,955
Other employee benefits	609,936	585,014
Occupancy	343,104	343,308
Furniture and equipment	353,008	359,395
Advertising and public relations	91,579	81,898
Professional and legal	266,966	198,561
FDIC Insurance	141,634	137,971
Other real estate owned expense	119,290	24,109
Other	860,371	855,748

Total non interest expenses	5,699,747	5,311,959

Income before income tax expense	2,874,767	3,096,893
Income tax expense	1,069,000	1,135,000

Net income	$1,805,767	$1,961,893

Earnings per share:
Basic:	$2.44	$2.66
Diluted:	$2.44	$2.65

See accompanying notes to financial statements.

FS-4

RIVERSIDE BANK
Statements of Comprehensive Income
Years ended December 31, 2013 and 2012

	2013	2012
Net Income	$1,805,767	$1,961,893

Other comprehensive (loss) income, before taxes:

Unrealized (losses) gains on available for sale securities
Unrealized holding (losses)/gains arising during the period	(228,664)	1,777

Other comprehensive (loss) income, before taxes	(228,664)	1,777

Income tax benefit (expense), net	96,039	(746)

Other comprehensive (loss) income, net of tax	(132,625)	1,031

Comprehensive Income	$1,673,142	$1,962,924

See accompanying notes to financial statements.

FS-5

RIVERSIDE BANK
Statements of Changes in Stockholders' Equity
Years ended December 31, 2013 and 2012

				Accumulated
		Additional		other	Total
	Common	paid in	Retained	comprehensive	stockholders'
	Stock	capital	earnings	(loss)	equity
Balance as of December 31, 2011	$737,876	$6,306,400	$14,285,882	$(12,458)	$21,317,700

Net income	—	—	1,961,893	—	1,961,893

Other comprehensive income	—	—	—	1,031	1,031

Balance as of December 31, 2012	737,876	6,306,400	16,247,775	(11,427)	23,280,624

Net income	—	—	1,805,767	—	1,805,767

Other comprehensive (loss)	—	—	—	(132,625)	(132,625)

Stock-based compensation	—	84,456	—	—	84,456

Stock options exercised	4,000	68,000	—	—	72,000

Balance as of December 31, 2013	$741,876	$6,458,856	$18,053,542	$(144,052)	$25,110,222

See accompanying notes to financial statements.

FS-6

RIVERSIDE BANK
Statements of Cash Flows
Years ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities:
Net income	$1,805,767	$1,961,893
Adjustments to reconcile net income to net cash flow from operating activities:
Provision for loan losses	820,000	1,000,000
Provision for loss on foreclosed assets	49,311	—
Net realized gain on sale of foreclosed assets	—	(120,000)
Net premium amortization on securities	130,304	127,392
Loss on the disposal of fixed assets	24,537	29,643
Income on bank-owned life insurance	(116,795)	(91,994)
Stock based compensation	84,456	—
Deferred tax (benefit) expense	(123,923)	132,744
Depreciation expense	140,733	157,270
Net decrease (increase) in accrued interest receivable	38,133	(29,113)
Net decrease (increase) in other assets	501,574	(17,787)
Net (decrease) increase in other liabilities	(296,679)	31,881
Net cash flow from operating activities	3,057,418	3,181,959

Cash flows from investing activities:
Net loans made to customers	(12,438,819)	(22,158,221)
Purchases of securities available for sale	(13,150,966)	(17,065,046)
Proceeds from calls, maturities and principal pay downs of securities available for sale	6,740,076	13,413,729
Purchase of bank owned life insurance	(1,500,000)	—
Purchases of bank premises and equipment	(413,810)	(103,339)
Proceeds from sale of foreclosed assets	—	420,000
Net cash flow from investing activities	(20,763,519)	(25,492,877)

Cash flows from financing activities:
Net (decrease) increase in deposits	(6,228,657)	38,919,486
Net decrease in official bank checks	(937,091)	(293,307)
Stock options exercised	72,000	—
Net cash flow from financing activities	(7,093,748)	38,626,179

Net change in cash and cash equivalents	(24,799,849)	16,315,261

Cash and cash equivalents at beginning of year	34,215,568	17,900,307

Cash and cash equivalents at end of year	$9,415,719	$34,215,568

Additional cash flow disclosures
Interest paid	$1,282,163	$1,458,535
Taxes paid	$1,352,767	$1,073,070

Non-cash disclosure:
Transfer from loans to foreclosed assets	$424,311	$300,000

See accompanying notes to financial statements.

FS-7

RIVERSIDE BANK

Notes to Financial Statements

December 31, 2013 and 2012

(1) Summary of Significant Accounting Policies

(a) Nature of Operations

Riverside Bank (the Bank) opened for business in February 1988 as a New York State chartered commercial bank. It is a publicly owned, Federal Deposit Insurance Corporation (FDIC) insured institution with an emphasis placed on providing services within a limited market area to small and medium sized businesses, professionals and individuals. The Bank’s operations are conducted at its main office location in the city of Poughkeepsie and three other branch offices located in the towns of Poughkeepsie, Newburgh and Fishkill. The Bank is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory agencies.

(b) Basis of Presentation

The accompanying financial statements of Riverside Bank conform, in all material respects, to accounting principles generally accepted in the United States of America (GAAP) and to general practice within the banking industry. The Bank utilizes the accrual method of accounting.

(c) Use of Estimates

Management of the Bank has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with GAAP. Actual results could differ from those estimates.

A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains appraisals on properties which secure significant loans.

A substantial portion of the Bank’s loans are secured by real estate located in the New York State counties of Dutchess, Orange, and Ulster. Accordingly, the ultimate collectability of a substantial portion of the Bank’s loan portfolio is dependent upon market conditions in these areas.

(d) Securities

Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities held to maturity and are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized gains and losses reflected in current earnings.

All other debt and marketable equity securities are classified as securities available for sale and reported at fair value, with net unrealized gains or losses, net of deferred income taxes, recorded in accumulated other comprehensive income (loss) (a component of stockholders’ equity). At December 31, 2013 and 2012 and during the years then ended, the Bank did not hold any securities considered to be trading or held to maturity.

Mortgage-backed securities, which are included in the available for sale portfolio, are guaranteed by Freddie Mac (FHLMC) or Fannie Mae (FNMA) (U.S. Government sponsored enterprises), and represent participating interests in direct pass-through pools of long-term first mortgage loans originated and serviced by the issuers of the securities. SBA securities which are included in the available for sale portfolio are guaranteed by the Small Business Administration (SBA), and represent participating interests in direct pass-through pools of the guaranteed portion of SBA business loans originated and serviced by the issuers of the securities.

FS-8

Gains or losses on the sale or call of securities are based on the net proceeds and the amortized cost of the securities sold or called, using the specific identification method. The gains or losses are determined as of the trade date. Unrealized losses on securities which reflect a decline in value which is other than temporary are split into two components. The first is the loss attributable to declining credit quality. Credit losses are recognized in earnings as realized losses in the period in which the impairment determination is made. The second component consists of all other losses, which are recognized in other comprehensive income (loss). Management evaluates securities for other-than-temporary impairment on a quarterly basis, and considers (1) the length of time and the extent to which fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether it is likely the Bank intends to sell or will have to sell the security prior to recovery. The cost of securities is adjusted for amortization of premiums and accretion of discounts, which is calculated using the effective interest method.

Securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain securities, it is at least reasonably possible that changes in the values of securities will occur in the near term and that such changes could materially affect the amounts reported in the accompanying financial statements.

(e) Loans Receivable

Loans receivable are reported at the principal amount outstanding, net of deferred loan origination fees and costs and the allowance for loan losses. Interest income on loans is not recognized when considered doubtful of collection by management (generally, when principal or interest payments are 90 days or more past due). For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. Interest received on nonaccrual loans including impaired loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Loans, including troubled debt restructurings, are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Fees received from loan originations and certain direct origination costs are deferred and amortized into interest income so as to provide for a level yield on the underlying loans.

(f) Allowance for Loan Losses

The allowance for loan losses (the allowance) is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Recoveries on loans previously charged off are credited to the allowance for loan losses when realized. The allowance is an amount that management believes is adequate to absorb probable losses inherent in the loan portfolio.

Management’s evaluation of the adequacy of the allowance for loan losses is performed on a periodic basis and takes into consideration such factors as the historical loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect borrowers’ ability to repay.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying amount of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative risk factors. These qualitative risk factors include:

1. Loan review risk analysis

2. Underwriting standards and concentrations

3. Experience of lending management

4. Economic trends and market conditions

FS-9

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when it is probable that the borrower will not make principal and interest payments according to the original contractual terms of the loan agreement, or the loan is restructured in a troubled debt restructuring. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. The allowance for loan losses related to impaired loans is based on the discounted cash flows using the loan’s initial effective rate or the fair value of the collateral for loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans). The Bank’s impaired loans are generally collateral dependent. The Bank considers estimated costs to sell, on a discounted basis, when determining the fair value of collateral in the measurement of impairment if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans.

Management believes that the allowance for loan losses is adequate. While management uses available information with respect to these estimates, changes in economic conditions and other factors may occur that would result in future additions to the allowance for loan losses. In addition, various regulatory agencies periodically review the Bank’s estimates in these areas. Such agencies may require the Bank to recognize additions to the allowance for loan losses, based on their judgments about information available to them at the time of their examination which may not be currently available to management.

(g) Bank Premises and Equipment

Bank premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed on a double declining basis over the estimated useful lives of the assets which are generally 10 to 39 years for buildings and 3 to 7 years for furniture, fixtures and equipment. Leasehold improvements are amortized on a double declining basis over the shorter of the term of the related leases or the estimated useful lives of the assets. Maintenance and repairs are typically charged to expenses when incurred.

(h) Other Real Estate Owned

Other real estate owned (“OREO”) consists of properties acquired through foreclosure or by acceptance of a deed in lieu of foreclosure. These assets are initially recorded at fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. Any subsequent valuation write-downs are recorded as a charge to operations.

After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed as incurred. The Bank had $375,000 and $0 in OREO at December 31, 2013 and 2012, respectively.

(i) Income Taxes

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Bank determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities. Enacted changes in tax rates and laws are recognized in the period in which they occur.

FS-10

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to “temporary differences” between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized subject to management’s judgment that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of the deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled.

Uncertain tax positions are recognized if it is more likely than not, based on technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. The Bank has not identified any income tax uncertainties at December 31, 2013 and 2012.

The Bank recognizes interest and penalties on income taxes as a component of income tax expense. Tax years subject to examination by Federal and New York State tax authorities are the years ended December 31, 2013, 2012, 2011 and 2010.

(j) Financial Instruments

In the normal course of business the Bank is a party to certain financial instruments with off balance sheet risk such as commitments to extend credit, unused lines of credit and standby letters of credit. The Bank’s policy is to record such instruments when funded.

(k) Cash and Cash Equivalents

Cash and cash equivalents consists of cash and due from banks, federal funds sold, and short-term interest-bearing deposits with banks with an original maturity of 3 months or less.

(l) Comprehensive Income

Comprehensive income represents the sum of net income and items of other comprehensive income or loss, which are reported, net of tax, directly in stockholders’ equity such as the change in the net unrealized gain or loss on securities available for sale. Accumulated other comprehensive income or loss, which is included in stockholders’ equity, represents the net unrealized gain or loss on securities available for sale, net of tax, at the end of each respective year.

(m) Bank-Owned Life Insurance (BOLI)

The investment in bank-owned life insurance is carried at the policies’ cash surrender value. Increases in the cash surrender value are recognized in non-interest income.

(n) Supplemental Executive Retirement Plan (SERP)

The Bank has two supplemental executive retirement plans. One entered into in 2013 covers the President and CEO of the Bank. The other entered into in 2004 covers the former President and CEO of the Bank. These benefits are unfunded. The details of the programs are described more fully in Note 8.

(o) Stock-Based Compensation

The Bank measures and records the cost of employee services received in exchange for stock compensation based on the vesting terms and grant-date fair value of the employee stock options. Incremental compensation costs arising from subsequent modifications of awards after the grant date are recognized.

FS-11

(p) Advertising

The Bank follows the policy of charging the costs of advertising to expense as incurred. Advertising expense amounted to approximately $30,000 and $29,000 for the years ended December 31, 2013 and 2012, respectively.

(2) Securities Available for Sale

The amortized cost and estimated fair value of securities available for sale at December 31 are as follows:

	2013
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
U.S. Treasury securities	$1,228,516	$3,359	$—	$1,231,875
U.S. Government Sponsored
Enterprise obligations	14,259,647	1,058	(279,360)	13,981,345
SBA securities	3,596,058	40,480	(11,496)	3,625,042
Residential mortgage-backed securities	112,609	2,975	—	115,584
State and municipal obligations	1,437,845	5,655	(12,164)	1,431,336
	$20,634,675	$53,527	$(303,020)	$20,385,182

	2012
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
U.S. Treasury securities	$1,248,607	$3,518	$—	$1,252,125
U.S. Government Sponsored
Enterprise obligations	7,897,934	5,465	(3,256)	7,900,143
SBA securities	4,178,885	—	(39,981)	4,138,904
Residential mortgage-backed securities	121,525	4,757	—	126,282
State and municipal obligations	907,139	9,298	(634)	915,803
Total debt securities	$14,354,090	$23,038	$(43,871)	$14,333,257

Information on temporarily impaired securities at December 31, 2013 and 2012, segregated according to the length of time such securities have been in a continuous unrealized loss position, is summarized as follows:

	2013
	Less than 12 months		12 months or longer		Total
	Estimated		Estimated		Estimated
	fair	Unrealized	fair	Unrealized	fair	Unrealized
	value	losses	value	losses	value	losses
U.S. Government Sponsored
Enterprise obligations	$10,736,857	$(273,533)	$744,174	$(5,827)	$11,481,031	$(279,360)
SBA securities	316,450	(6,056)	1,214,153	(5,440)	1,530,603	(11,496)
State and municipal obligations	747,385	(11,521)	50,560	(643)	797,945	(12,164)
	$11,800,692	$(291,110)	$2,008,887	$(11,910)	$13,809,579	$(303,020)

	2012
	Less than 12 months		12 months or longer		Total
	Estimated		Estimated		Estimated
	fair	Unrealized	fair	Unrealized	fair	Unrealized
	value	losses	value	losses	value	losses
U.S. Government Sponsored
Enterprise obligations	$1,745,564	$(3,256)	$—	$—	$1,745,564	$(3,256)
SBA securities	951,180	(4,069)	3,187,724	(35,912)	4,138,904	(39,981)
State and municipal obligations	105,139	(634)	—	—	105,139	(634)
	$2,801,883	$(7,959)	$3,187,724	$(35,912)	$5,989,607	$(43,871)

FS-12

The above table for 2013 includes 36 securities that have been in a continuous loss position for less than 12 months and five securities that have been in loss position more than 12 months. The unrealized losses on securities at December 31, 2013 were caused by increases in market interest rates. Because the Bank does not intend to sell or will not be required to sell the securities until a market price recovery, or possibly to maturity, these investments are not considered other-than-temporarily impaired at December 31, 2013.

 The amortized cost and estimated fair value of debt securities available for sale as of December 31, 2013, by contractual maturity (mortgage backed securities are included by final contractual maturity), are as follows (actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties):

	Amortized cost	Estimated fair value

Over one to five years	$9,123,570	$9,060,654
Over five to ten years	11,075,990	10,892,494
Over ten years	435,115	432,034
	$20,634,675	$20,385,182

During the years ended December 31, 2013 and 2012, the Bank did not have any sales of securities available for sale. The carrying value of securities available for sale that were pledged to secure public deposits was approximately $6,678,000 and $4,940,000 at December 31, 2013 and 2012, respectively.

(3) Loans Receivable, net

The Bank’s loan portfolio is disaggregated into portfolio segments, commercial and consumer, to a level that allows management to monitor risk and performance. Commercial loans consist of the following classes: real estate, commercial and industrial, and construction. Commercial real estate primarily consists of mortgages to finance the purchase of commercial property. Commercial real estate lending generally involves a high degree of risk because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, and/or the collateral value of the real estate securing the loan. Repayment of such loans may be subject to adverse conditions in the real estate market or economic conditions in the local economy. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. Commercial and industrial is comprised of general purpose commercial and industrial lending including term loans, time notes and lines of credit. Commercial and industrial loans generally involve a higher degree of credit risk because the collateral underlying the loans may be in the form of intangible assets and/or inventory subject to market obsolescence. Commercial and industrial loans can also involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. Such risks can be significantly affected by economic conditions. Commercial construction primarily consists of loans to finance the construction of commercial property that normally convert to a permanent mortgage at the end of the construction phase. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion compared to the estimated cost of construction. Consumer loans consist of secured and unsecured personal loans and overdraft protection lines. Consumer loans tend to have a higher credit risk due to the loans being either unsecured or secured by rapidly depreciable assets. Furthermore, consumer loan payments are dependent on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Classification of loan receivable, net at December 31 is as follows:

	2013	2012

Commercial real estate	$106,468,173	$99,056,158
Commercial and industrial	75,158,343	69,401,863
Commercial construction	4,688,008	6,420,700
Consumer	544,704	407,387
Total loans	186,859,228	175,286,108

Net deferred loan fees/costs	(151,507)	(81,764)
Allowance for loan losses	(2,622,811)	(2,409,979)
Loans receivable, net	$184,084,910	$172,794,365

Loans serviced for others consist of commercial loan participations which are not included in the accompanying statements of financial condition. The amount of loans serviced for others were $7,157,589 and $3,376,332 at December 31, 2013 and 2012, respectively.

FS-13

Credit Quality

The Bank uses several credit quality indicators to assess credit risk on an ongoing basis. Measurement of delinquency and past due status are based on the contractual terms of each. The Bank’s primary credit quality indicator for its entire loan portfolio is an internal credit risk rating system that categorizes loans as “pass”, “special mention”, “substandard”, “doubtful” or “loss”. Credit risk ratings are applied individually to each loan in the portfolio. The following are the definitions of the Bank’s credit quality indicators:

•	Pass – in general, the condition of the borrower and the performance of the loans are satisfactory or better;
•	Special Mention – does not currently expose the Bank to a sufficient degree of risk but does possess credit deficiencies or potential weaknesses deserving the Bank’s close attention;
•	Substandard - has one or more well defined weaknesses and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected;
•	Doubtful - has all the weaknesses inherent in substandard loans with the additional characteristic that the weaknesses present make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss; and
•	Loss - loan is considered uncollectible and of such little value that their continuance as a loan of the institution is not warranted.

The following tables present the classes of the loan portfolio summarized by the Bank’s internal risk rating system as of December 31:

	2013
	Pass	Special Mention	Substandard	Doubtful	Total
Commercial real estate	$102,729,066	$497,691	$3,241,416	$—	$106,468,173
Commercial & industrial	72,601,459	1,411,299	1,086,948	58,637	75,158,343
Commercial construction	4,688,008	—	—	—	4,688,008
Consumer	544,704	—	—	—	544,704
Total	$180,563,237	$1,908,990	$4,328,364	$58,637	$186,859,228

At December 31, 2013 the Bank did not have any loans classified as loss.

	2012
	Pass	Special Mention	Substandard	Doubtful	Total
Commercial real estate	$95,568,609	$1,116,844	$2,370,705	$—	$99,056,158
Commercial & industrial	67,555,603	1,651,870	—	194,390	69,401,863
Commercial construction	6,420,700	—	—	—	6,420,700
Consumer	387,316	—	—	20,071	407,387
Total	$169,932,228	$2,768,714	$2,370,705	$214,461	$175,286,108

At December 31, 2012 the Bank did not have any loans classified as loss.

FS-14

Non-accrual and Past Due Loans

Management monitors the credit quality of its loan portfolio on an ongoing basis.  Measurement of delinquency and past due status are based on the contractual terms of each loan.  Past due loans are reviewed on a monthly basis to identify loans for non-accrual status.  The following is an aged analysis of the Bank’s past due loans, by classes as of December 31:

	2013
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable
Commercial real estate	$497,691	$1,059,963	$140,000	$1,697,654	$104,770,519	$106,468,173
Commercial & industrial	—	—	—	—	75,158,343	75,158,343
Commercial construction	—	—	—	—	4,688,008	4,688,008
Consumer	—	—	—	—	544,704	544,704
Total	$497,691	$1,059,963	$140,000	$1,697,654	$185,161,574	$186,859,228

	2012
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable
Commercial real estate	$—	$—	$1,458,342	$1,458,342	$97,597,816	$99,056,158
Commercial & industrial	52,855	113,880	—	166,735	69,235,128	69,401,863
Commercial construction	—	—	—	—	6,420,700	6,420,700
Consumer	—	—	—	—	407,387	407,387
Total	$52,855	$113,880	$1,458,342	$1,625,077	$173,661,031	$175,286,108

The Bank did not have any loans receivable more than 90 days past due and still accruing interest at December 31, 2013 and 2012, respectively.

All the non-accrual loans in the loan portfolio were commercial real estate as of December 31:

	2013	2012
Commercial real estate	$140,000	$1,458,342

Interest on non-accrual loans that would have been earned in accordance with the original contractual terms of the loans was approximately $52,000 in 2013 and $156,000 in 2012. Interest income recognized on non-accrual loans for the years ended December 31, 2013 and 2012 was $0 and $9,536, respectively.

Impaired Loans

The following tables summarize information in regards to impaired loans by loan portfolio class as of December 31:

			2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial real estate	$567,558	$567,558	$—	$575,606	$34,380

With an allowance recorded:
Commercial real estate	$1,240,746	$1,290,700	$135,000	$1,295,963	$74,989
Commercial and industrial	971,637	971,637	314,046	988,569	54,913
Total	$2,212,383	$2,262,337	$449,046	$2,284,532	$129,902
Total
Commercial real estate	$1,808,304	$1,858,258	$135,000	$1,871,569	$109,369
Commercial and industrial	971,637	971,637	314,046	988,569	54,913
Total	$2,779,941	$2,829,895	$449,046	$2,860,138	$164,282

FS-15

			2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial real estate	$2,370,705	$2,481,015	$547,000	$2,465,532	$74,994
Commercial and industrial	194,389	194,389	136,072	336,044	15,696
Consumer	20,701	20,071	14,050	20,071	3,910
Total	$2,585,165	$2,695,475	$697,122	$2,821,647	$94,600

All impaired loans as of December 31, 2012 have a related allowance recorded.

Troubled Debt Restructuring

A loan is classified as a troubled debt restructuring (“TDR”) when a concession that the Bank would not otherwise have considered is granted to a borrower experiencing financial difficulty. All of the Bank’s TDRs involve the restructuring of loan terms to reduce the total payment amount in order to assist those borrowers who are experiencing temporary financial difficulty.

The following is a summary of troubled debt restructurings as of December 31:

	2013
	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investments
Troubled Debt Restructurings
Commercial real estate	1	$929,878	$897,064
Commercial and industrial	2	1,001,500	949,605

As of December 31, 2013, the Bank had $389,624 allocated in specific reserves on the above TDRs with a recorded investment of $1,846,669. All loans were not past due 90 days or more and were still accruing interest. The loans are performing according to modified terms, which include a reduction in interest rate.

	2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investments
Troubled Debt Restructurings
Commercial real estate	1	$929,878	$912,363
Commercial and industrial	1	964,000	933,400

As of December 31, 2012, the Bank had $221,336 allocated in specific reserves on the above TDRs with a recorded investment of $1,845,763. Both loans were not past due 90 days or more and were still accruing interest. The loans are performing according to modified terms, which include a reduction in interest rate.

For the years ended December 31, 2013 and 2012, respectively, there were no TDRs considered to be in default for loans restructured in the preceding twelve months.

FS-16

Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 were as follows:

	2013
	Commercial Real Estate	Commercial & Industrial	Commercial Construction	Consumer	Unallocated	Total
Allowance for credit losses:

Beginning Balance	$1,356,140	$679,503	$47,280	$15,242	$311,814	$2,409,979
Charge-offs	(430,764)	(233,283)	—	—	—	(664,047)
Recoveries	10,038	46,588	—	253	—	56,879
Provisions	550,387	509,700	(3,024)	(14,104)	(222,959)	820,000
Ending balance	$1,485,801	$1,002,508	$44,256	$1,391	$88,855	$2,622,811
Ending balance related to loans individually evaluated for impairment	$135,000	$314,046	$—	$—	$—	$449,046
Ending balance related to loans collectively evaluated for impairment	$1,350,801	$688,462	$44,256	$1,391	$88,855	$2,173,765

Loans receivables:
Ending balance	$106,468,173	$75,158,343	$4,688,008	$544,704		$186,859,228
Ending balance: individually evaluated for impairment	$1,808,304	$971,637	$—	$—		$2,779,941
Ending balance: collectively evaluated for impairment	$104,659,869	$74,186,706	$4,688,008	$544,704		$184,079,287

Despite the above allocation, the allowance for loan losses is general in nature and is available to absorb losses from any loan type.

	2012
	Commercial Real Estate	Commercial & Industrial	Commercial Construction	Consumer	Unallocated	Total
Allowance for credit losses:

Beginning Balance	$1,427,551	$983,660	$82,969	$3,051	$127,287	$2,624,518
Charge-offs	(310,739)	(1,191,893)	—	(204)	—	(1,502,836)
Recoveries	241,000	46,960	—	337	—	288,297
Provisions	(1,672)	840,776	(35,689)	12,058	184,527	1,000,000
Ending balance	$1,356,140	$679,503	$47,280	$15,242	$311,814	$2,409,979
Ending balance related to loans individually evaluated for impairment	$547,000	$136,072	$—	$14,050	$—	$697,122
Ending balance collectively evaluated for impairment	$809,140	$543,431	$47,280	$1,192	$311,814	$1,712,857

Loans receivables:
Ending balance	$99,056,158	$69,401,863	$6,420,700	$407,387		$175,286,108
Ending balance: related to loans individually evaluated for impairment	$2,370,705	$194,389	$—	$20,071		$2,585,165
Ending balance: collectively evaluated for impairment	$96,685,453	$69,207,474	$6,420,700	$387,316		$172,700,943

Despite the above allocations, the allowance for loan losses is general in nature and is available to absorb losses from any loan type.

(4) Accrued Interest Receivable

Accrued interest receivable consists of the following at December 31:

	2013	2012
Loans	$524,597	$573,424
Securities available for sale	62,141	51,447
	$586,738	$624,871

FS-17

(5) Bank Premises and Equipment

Bank premises and equipment consists of the following at December 31:

	2013	2012
Land	$40,000	$40,000
Leasehold and land improvement	476,170	298,256
Bank buildings	1,224,057	1,208,388
Furniture, fixtures, and equipment	1,217,709	1,169,044
	2,957,936	2,715,688
Less accumulated depreciation and amortization	(1,779,613)	(1,785,904)
	$1,178,323	$929,784

Depreciation and amortization included in occupancy and furniture and equipment expense amounted to approximately $141,000 and $157,000 for the years ended December 31, 2013 and 2012, respectively.

(6) Deposits

Deposit account balances and interest rates thereon as of December 31 are summarized as follows:

	2013	2012

Money market accounts (.25% to .40% at December 31, 2013 and 2012)	$48,235,760	$58,496,362

NOW accounts (.25% at December 31, 2013 and 2012)	25,924,512	23,695,219
	74,160,272	82,191,581
Time deposits:
0.00 - 0.99%	25,104,998	16,589,793
1.00 - 1.99%	33,517,854	33,450,734
2.00 - 2.99%	6,366,659	22,358,335
3.00 - 3.99%	131,872	137,790
4.00 - 4.99%	—	133,329
Total Time Deposits	65,121,383	72,669,981

Demand accounts, non-interest bearing	55,449,157	46,097,907

Total	$194,730,812	$200,959,469

Time deposits $100,000 and greater amounted to approximately $40.5 million and $45.3 million at December 31, 2013 and 2012, respectively.

The amounts of contractual maturities of time deposits at December 31, 2013 are as follows:

Year ending December 31:
2014	$35,942,304
2015	12,448,705
2016	9,633,861
2017	4,002,136
2018	3,094,377
$65,121,383

FS-18

(7) Lines of Credit

The Bank has two overnight Fed Funds lines of credit. One is a $5.0 million secured line and the other is a $1.5 million unsecured line. Available for sale securities are pledged as collateral for the secured line. The Bank did not have any outstanding borrowings at December 31, 2013 and 2012, respectively.

(8) Employee Benefit Plans

The Bank maintains a defined contribution 401(k) profit-sharing plan covering substantially all employees meeting certain requirements. Employees who complete three months of service and have attained the age of 21 are eligible to participate in the plan. Eligible employees may elect to defer a portion of their annual compensation, up to statutory limits. Employer contributions are discretionary. For 2013 and 2012, the Bank matched 75% of each employee’s contribution up to 6% of the employee’s compensation. The amount of 401(k) plan contribution expense was approximately $96,000 and $92,000 for the years ended December 31, 2013 and 2012, respectively.

In 2013, the Bank purchased a Bank Owned Life Insurance policy (BOLI) on the President and CEO of the Bank. The Bank now has three BOLI policies with split-dollar arrangements. The BOLI was invested in the general account of three insurance companies. Standard and Poor’s rated these companies AA+ or better in 2013. Interest earnings increase the cash surrender value of the policies. These interest earnings are reset each year, subject to minimum interest rates. The increase in cash surrender value is recognized in income and is not subject to income taxes. Borrowing on or surrendering the policy may subject the Bank to income tax expense on the increase in cash surrender value. For these reasons, management does not consider BOLI a liquid asset.

In February 2013, the Bank entered into a Supplemental Executive Retirement Program (SERP) with the President and CEO of the Bank. The SERP vests over five years and upon his retirement will pay the President/CEO or his beneficiaries $60,000 per year for fifteen years. The Bank also has a SERP with its former President and CEO which vested over five years and upon his retirement in July 2011 pays him $60,000 per year for fifteen years. The expense recorded for the SERPs was approximately $85,000 and $49,000 for the years ended December 31, 2013 and 2012, respectively. As of December 31, 2013 and 2012, the Bank has recorded a liability of $718,000 and $692,000, respectively, to provide for the actuarial present value of vested payments expected to be made under the SERPs. The discount rate used to compute the present value obligation of the 2013 issued SERP was 5.50%. The discount rate used to compute the present value obligation of the 2004 issued SERP was 4.50% in 2013 and 2012.

(9) Stock Compensation Plans

In 2003, the Bank established an incentive stock option plan with a ten year life. The plan was approved by the stockholders, authorizing grants of options to officers and employees for up to 100,000 shares of common stock. Options are generally granted at the fair value of the underlying stock on the date on which such options are granted, and generally expire ten years from the date of grant. The options cliff vest after a three year period. There are no shares vested prior to the end of the three years. However, earlier vesting may be applicable if a change in control of the Bank occurs. The Bank’s policy is to issue new shares of common stock for options exercised. There are no shares remaining available for grant at December 31, 2013 as the plan terminated on May 16, 2013, the date which is ten years from its adoption.

The Bank recognizes compensation costs for new grants of share-based awards and awards modified after the original grant date based on their fair values and vesting provisions. The amount of stock based compensation expense was $84,456 and $0 for the years ended December 31, 2013 and 2012, respectively. The Bank granted 20,000 options in 2013. There were no options granted in 2012.

The fair value of options granted in 2013 was $6.18. The fair value of each option grant is estimated on the day of the grant using the Black-Scholes option pricing model with the following assumptions:

Dividend yield:	0.00%
Expected life:	10 years
Risk-free rate:	1.85%
Expected volatility:	15.00%

FS-19

The dividend yield is based on the Bank’s history and expectation of dividend payouts. The expected life is based on the expectation that, in general, option holders will exercise options near the end of the contractual term. The risk free rates are based on the U.S. Treasury yield curve in effect at the time of the option grant. The expected volatility is based on historical volatility.

In 2012, the Bank engaged legal counsel to review the Bank’s stock option plan. This review determined that 8,000 options granted to the Bank’s former president in 2001 and 2002 had expired.

The following tables summarize all activity with respect to stock options granted under the Bank’s stock option plan for the years ended December 31:

	2013

		Average	Average	Aggregate
		Exercise	Remaining	Intrinsic
	Shares	Price	Term	Value

Outstanding at Jan. 1, 2013	43,000	$31.14
Granted	20,000	23.00	9.01 years
Exercised	4,000	18.00
Outstanding at Dec. 31, 2013	59,000	$29.27	4.84 years	$16,000

Options exercisable at Dec. 31, 2013	39,000	$32.49	2.70 years	$16,000

	2012

		Average	Average	Aggregate
		Exercise	Remaining	Intrinsic
	Shares	Price	Term	Value

Outstanding at Jan. 1, 2012	51,000	$28.37
Granted	—	—
Exercised	8,000	13.50
Outstanding at Dec. 31, 2012	43,000	$31.14	3.41 years	$36,000

Options exercisable at Dec. 31, 2012	43,000	$31.14	3.41 years	$36,000

The intrinsic value of a stock option is the pre-tax amount by which the current fair value of the underlying stock exceeds the exercise price of the option. The aggregate intrinsic value of stock options in the above tables represents the total pre-tax intrinsic value the option holders would have received had all the option holders exercised their options on December 31, 2013 and 2012.

Information pertaining to options outstanding at December 31, 2013 is as follows:

	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price

$19.00 - $23.00	24,000	7.54	23.33	4,000	19.00
$25.00 - $29.00	14,000	1.81	27.57	14,000	27.57
$35.00 - $42.00	21,000	3.77	38.33	21,000	38.33

At year-end	59,000	4.84	$29.27	39,000	$32.49

FS-20

As of December 31, 2013 and 2012, there was approximately $40,000 and $0 unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan.

(10) Income Taxes

The components of income tax expense for the years ended December 31, 2013 and 2012 were as follows:

	2013	2012
Current tax expense:
Federal	$980,803	$851,713
State	212,120	150,513
Deferred tax expense (benefit)	(123,923)	132,774
	$1,069,000	$1,135,000

The actual tax expense for the years ended December 31, 2013 and 2012 differs from the statutory Federal tax rate due principally to New York State taxes, tax-exempt investment income and income from BOLI.

The tax effects that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2013 and 2012 are presented below:

	2013	2012
Deferred tax assets:
Allowance for loan losses	$413,840	$307,372
Supplemental executive retirement plan	284,310	267,861
Non accrual interest	5,731	19,345
Total gross deferred tax assets	703,881	594,578

Deferred tax liabilities:
Depreciation	33,466	28,413
Loan origination expenses	42,472	34,300
Prepaid expenses	23,903	51,748
Total gross deferred tax liabilities	99,841	114,461
Net deferred tax asset	$604,040	$480,117

In addition to the deferred tax assets and liabilities described above, the Bank also had a deferred tax asset of $105,441 and $9,406 at December 31, 2013 and 2012, respectively, related to the net unrealized losses on securities available for sale.

Management determines the need for a deferred tax asset valuation allowance based upon an evaluation of the realizability of tax benefits from the reversal of temporary differences creating the deferred tax assets. Based on historical and anticipated future pre tax earnings, management believes it is more likely than not that the Bank will realize its deferred tax assets, and thus no deferred tax asset valuation allowance was considered necessary at December 31, 2013 or 2012.

(11) Related Party Transactions

In the ordinary course of business, the Bank has and expects to continue to have transactions, including loans and deposit accounts with the Bank’s executive officers and directors, and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectability or present any other unfavorable features. The aggregate amount of loans to such related parties at December 31, 2013 and 2012 was approximately $10,603,000 and $9,999,000, respectively. During 2013, new loans to such related parties amounted to approximately $2,765,000 and repayments amounted to approximately $2,161,000. The Bank held deposits of approximately $2,989,000 and $3,202,000 for related parties at December 31, 2013 and 2012, respectively.

FS-21

(12) Restrictions on Dividends

Banking regulations place certain restrictions on dividends paid by the Bank. The total amount of dividends which may be paid at any date is generally limited to retained net income of the Bank for the current and preceding two years.

At December 31, 2013, the Bank’s retained earnings available for the payment of dividends was approximately $5.2 million.

(13) Commitments and Contingent Liabilities

(a) Off Balance Sheet Financing

The Bank is a party to certain financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include the Bank’s commitments to extend credit, including unused lines of credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the statement of financial condition.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit, including unused lines of credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on balance sheet instruments.

At December 31, 2013 and 2012, financial instruments whose contract amounts represent credit risk consist of the following:

	2013
	Fixed Rate	Variable Rate	Total
Construction loans	$—	$2,013,200	$2,013,200
Commercial loans and lines of credit	650,000	41,057,922	41,707,922
Overdraft lines of credit	356,702	—	356,702
	1,006,702	43,071,122	44,077,824
Standby letters of credit	2,706,650	—	2,706,650
	$3,713,352	$43,071,122	$46,784,474

	2012
	Fixed Rate	Variable Rate	Total
Construction loans	$275,789	$1,075,564	$1,351,353
Commercial loans and lines of credit	—	33,679,448	33,679,448
Overdraft lines of credit	387,351	—	387,351
	663,140	34,755,012	35,418,152
Standby letters of credit	1,674,376	—	1,674,376
	$2,337,516	$34,755,012	$37,092,528

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case by case basis. The amount of collateral, if any, required by the Bank upon the extension of credit is based on management’s credit evaluation of the customer.

FS-22

Commitments to extend credit may be written on a fixed rate basis thus exposing the Bank to interest rate risk, given the possibility that market rates may change between commitment and actual extension of credit.

Standby letters of credit are conditional commitments issued by the Bank to guarantee payment on behalf of a customer or guarantee the performance of a customer to a third party. The credit risk involved in issuing these instruments is essentially the same as that involved in extending loans to customers. Since a portion of these instruments will expire unused, the total amounts do not necessarily represent future cash requirements. Each customer is evaluated individually for creditworthiness under the same underwriting standards used for commitments to extend credit and on-balance-sheet instruments. Bank policies governing loan collateral apply to standby letters of credit at the time of credit extension. The current amount of the liability as of December 31, 2013 and 2012 for guarantees under standby letters of credit issued is not material.

(b) Concentrations of Credit

The Bank primarily grants commercial and consumer loans to customers located in the New York State counties of Dutchess, Orange, and Ulster. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the real estate and construction-related sectors of the economy.

(c) Leases

The Bank leases certain branches, equipment, and automobiles under various noncancelable operating leases. The future minimum payments by year and the aggregate, under all significant noncancelable operating leases with initial or remaining terms of one year or more, are as follows:

Year ending December 31:

2014	$136,787
2015	138,690
2016	137,540
2017	136,430
2018	101,156
Thereafter	273,200
$923,803

The leases contain options to extend for additional periods which are not included above. Total rent expense was approximately $155,000 and $162,000 for the years ended December 31, 2013 and 2012, respectively.

(d) Cash Reserve Requirement

The Bank is required to maintain certain reserves of cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement was approximately $1.1 million and $624 thousand at December 31, 2013 and 2012, respectively.

(14) Fair Value Measurements

Management uses its best judgment in estimating the fair value of the Bank’s assets and liabilities; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all assets and liabilities, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these assets and liabilities subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Valuation based on quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Level 1 assets and liabilities generally include securities traded in an active market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets and liabilities.

FS-23

Level 2: Valuation based on prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity). Level 3 assets and liabilities include those whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Assets Measured at Fair Value on a Recurring Basis

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2013 and 2012 are as follows:

		(Level 1)
		Quoted Prices	(Level 2)
		in Active	Significant	(Level 3)
		Markets for	Other	Significant
		Identical	Observable	Unobservable
Description	Balance	Assets	Inputs	Inputs

December 31, 2013
Securities available for sale:
U.S. Treasury securities	$1,231,875	$—	$1,231,875	$—
U.S. Government Sponsored Enterprise obligations	13,981,345	2,746,210	11,235,135	—
SBA securities	3,625,042	1,214,153	2,410,889	—
Residential mortgage-backed Securities	115,584	—	115,584	—
State and municipal obligations	1,431,336	—	1,431,336	—

December 31, 2012
Securities available for sale:
U.S. Treasury securities	$1,252,125	$—	$1,252,125	$—
U.S. Government Sponsored Enterprise obligations	7,900,143	2,649,875	5,250,268	—
SBA securities	4,138,904	951,180	3,187,724	—
Residential mortgage-backed Securities	126,282	—	126,282	—
State and municipal obligations	915,803	132,792	783,011	—

There were no reclasses between levels in 2013 and 2012.

Assets Measured at Fair Value on a Non-Recurring Basis

For financial assets measured at fair value on a non-recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2013 and 2012 are as follows:

(Level 1)
		Quoted Prices	(Level 2)
		in Active	Significant	(Level 3)
		Markets for	Other	Significant
		Identical	Observable	Unobservable
Description	Balance	Assets	Inputs	Inputs

December 31, 2013
Impaired loans and foreclosed assets	$2,138,337	$—	$—	$2,138,337

December 31, 2012
Impaired loans	$1,888,043	$—	$—	$1,888,043

FS-24

The valuation technique and significant unobservable inputs used in determination of fair value of assets classified as level 3 on a nonrecurring basis at December 31, 2013 and 2012 are as follows:

	Valuation Technique	Unobservable Input	Range
Impaired loans and foreclosed assets	Appraisal of Collateral	Independent Appraiser Appraisal Adjustments	0.0% - 25.0%
		Management Appraisal Adjustments	11.5% - 22.5%
		Estimated Costs to Sell	8.5% - 12.5%

At the time a loan is considered impaired, it is valued at the lower of cost or fair value. Impaired loans carried at fair value generally receive a specific valuation allowance for loan losses. Foreclosed assets are carried at fair value less estimated selling costs. For collateral dependent loans and foreclosed assets, fair value is commonly based on recent real estate appraisals. These real estate appraisals may include up to three approaches to value: the sales comparison approach, the income approach (for income-producing property) and the cost approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for difference between the comparable sales and income data available, if applicable. Although the fair value of the property normally will be based on an appraisal, the valuation should be consistent with the price that a market participant will pay to purchase the property at the measurement date. Circumstances may exist that indicate that the appraised value is not an accurate measurement of the property’s current fair value. Examples of such circumstances include changed economic conditions since the last appraisal, stale appraisals, or imprecision and subjectivity in the appraisal process.

Appraisal adjustments may be made by management to reflect these conditions resulting in a discount of the appraised value. In addition, a discount is typically applied to account for estimated costs to sell. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuations, and management’s expertise and knowledge of the client and client’s business. The methods used to determine the fair values of impaired loans typically result in a level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

The following information should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only provided for a limited portion of the Bank’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Bank’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Bank’s financial instruments at December 31, 2013 and 2012:

Short Term Financial Instruments (Carried at Cost)

The fair values of certain financial instruments are estimated to approximate their carrying values because the remaining term to maturity or period to repricing of the financial instrument is less than 90 days. Such financial instruments include cash and cash equivalents, accrued interest receivable, official bank checks and accrued interest payable.

Securities Available for Sale (Carried at Fair Value)

Fair values for available for sale securities were based upon a market approach. Securities that are fixed income instruments that are not quoted on an exchange, but are traded in active markets, are obtained through third party data service providers or dealer market participants which the Bank has historically transacted both purchases and sales of investment securities. As of December 31, 2013 and 2012, all fair values on available for sale securities were obtained through a third party data service provider. These assets are included in level 1 or 2 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Loans Receivable (Generally Carried at Cost)

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, including commercial, commercial real estate, and consumer loans. The estimated fair values of loans are calculated by discounting scheduled cash flows through the estimated maturity dates using estimated market discount rates that reflect the credit and interest rate risk inherent in the respective loan portfolio.

FS-25

Impaired Loans and Foreclosed Assets (Generally Carried at Fair Value)

Impaired loans and foreclosed assets are those for which the Bank has measured and recorded impairment generally based on the fair value of the collateral backing the loans or foreclosed assets. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value consists of the loan and foreclosed asset balances at December 31, 2013 and 2012 of $2,587,383 and $2,585,165, respectively, net of valuation allowances of $449,046 and $697,122, respectively.

Deposits (Carried at Cost)

The estimated fair values of deposits with no stated maturity, such as savings accounts, money market accounts, demand deposits, and mortgagors’ escrow deposits, is the amount payable on demand. The estimated fair value of fixed-rate time deposits is based on a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Off-Balance Sheet Financial Instruments (Disclosed at Cost)

Fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present creditworthiness of the counterparties. At December 31, 2013 and 2012, the fair value of these instruments was not material.

Financial Instruments

The estimated fair values of the Bank’s financial instruments were as follows at December 31, 2013 and 2012.

	2013		2012
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets:
Cash and cash equivalents	$9,415,719	$9,415,719	$34,215,568	$34,215,568
Securities available for sale	20,385,182	20,385,182	14,333,257	14,333,257
Loans receivable, net of allowance for loan losses	184,084,910	184,506,662	172,794,365	174,320,608
Accrued interest receivable	586,738	586,738	624,871	624,871
Financial liabilities:
Deposits
Money market, NOW and demand deposits	$129,609,429	$129,609,429	$128,289,488	$128,289,488
Time deposits	65,121,383	65,318,042	72,669,981	73,040,356
Official bank checks	526,767	526,767	1,463,858	1,463,858
Accrued interest payable	46,609	46,609	65,512	65,512

(15) Regulatory Capital

FDIC regulations require banks to maintain a minimum leverage ratio of Tier 1 capital to total adjusted quarterly average assets of 4.0%, and minimum ratios of Tier I capital and total capital to risk-weighted assets of 4.0% and 8.0%, respectively.

Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution’s financial statements.

The regulations establish a framework for the classification of institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier 1 capital ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

FS-26

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about capital components, risk weightings, and other factors.

As of December 31, 2013 and 2012, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent FDIC notification categorized the Bank as a well capitalized institution under the prompt corrective action regulations. There have been no conditions or events since the notification that management believes have changed the Bank’s capital classification.

The following is a summary of actual capital amounts and ratios as of December 31, 2013 and 2012 for the Bank, compared to the requirements for minimum capital adequacy and for classification as well capitalized:

	2013
	Actual Capital		Required Capital
			Minimum Capital		Classification As
			Adequacy		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier 1 (leverage) capital	$25,254,274	11.53%	$8,757,440	4.00%	$10,946,800	5.00%
Risk based capital:
Tier 1	25,254,274	12.83	7,874,600	4.00	11,811,900	6.00
Total	27,718,274	14.08	15,749,200	8.00	19,686,500	10.00

	2012
	Actual Capital		Required Capital
			Minimum Capital		Classification As
			Adequacy		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier 1 (leverage) capital	$23,292,051	10.99%	$8,474,600	4.00%	$10,593,250	5.00%
Risk based capital:
Tier 1	23,292,051	12.71	7,329,520	4.00	10,994,280	6.00
Total	25,579,051	13.96	14,659,040	8.00	18,323,800	10.00

(16) Earnings Per Share (EPS)

Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding during the period, taking into consideration the effect of any dilutive stock options. Basic EPS was calculated based on weighted average shares outstanding of 740,209 and 737,876 for the years ended December 31, 2013 and 2012, respectively. Diluted EPS was calculated based on weighted average shares outstanding of 740,905 and 739,441 for the years ended December 31, 2013 and 2012, respectively, which takes into consideration the effect of dilutive stock options. All in the money stock options were included in the dilution calculation in 2013 and 2012. The number of stock options not included in the dilution calculation was 55,000 and 35,000 for the years ended December 31, 2013 and 2012, respectively.

(17) Subsequent Events

In preparing these financial statements, the Bank evaluated the events and transactions that occurred after December 31, 2013 through March 27, 2014, the date these financial statements were available to be issued.

Salisbury Bancorp, Inc. ("Salisbury"), headquartered in Lakeville, Connecticut and the Bank, announced that they have entered into a definitive agreement and plan of merger in an all-stock transaction valued at approximately $28 million, based on the closing price of Salisbury common stock on March 18, 2014, pursuant to which the Bank will merge into Salisbury Bank and Trust Company, the wholly-owned subsidiary of Salisbury.

The transaction is subject to approval by the shareholders of Salisbury and the Bank, as well as customary regulatory approvals. The transaction is expected to close in the fourth calendar quarter of 2014.

FS-27

RIVERSIDE BANK
Statements of Financial Condition
June 30, 2014 and 2013

(unaudited)

	2014	2013
Assets

Cash and due from banks	$8,475,172	$13,963,038
Federal funds sold	81,725	1,023,686
Total Cash and cash equivalents	8,556,897	14,986,724

Securities available for sale, at fair value	16,547,664	17,596,334
Loans receivable, net of allowance for loan losses	191,948,930	175,859,647
Other Real Estate Owned	—	424,311
Bank premises and equipment, net	1,122,401	1,029,582
Accrued interest receivable	566,716	653,582
Bank-owned life insurance	4,322,489	4,205,694
Other assets	1,005,797	1,296,080
Total assets	$224,070,894	$216,051,962

Liabilities and Stockholders' Equity

Deposits:
Demand (non-interest bearing)	$53,026,953	$47,297,892
Demand (interest bearing)	21,627,750	23,562,557
Money market	52,575,299	51,176,522
Savings and other	—	—
Certificates of deposit	69,661,820	68,972,769
Total deposits	196,891,822	191,009,740
Accrued interest and other liabilities	1,026,675	1,011,383
Total liabilities	197,918,497	192,021,123

Stockholders' Equity:
Common stock, $1 par value; 1,500,00 shares authorized;
741,876 shares issued and oustanding in 2014 and
737,876 shares issued and oustanding in 2013	741,876	741,876
Additional paid in capital	6,471,594	6,416,628
Retained earnings	18,987,772	16,973,449
Accumulated other comprehensive loss	(48,845)	(101,114)
Total stockholders' equity	26,152,397	24,030,839
Total liabilities and stockholders' equity	$224,070,894	$216,051,962

FS-28

RIVERSIDE BANK
Statements of Income
Periods ended June 30, 2014 and 2013

	Six months ended
	2014	2013
Interest and dividend income:
Interest and fees on loans	$4,813,060	$4,811,017
Interest on debt securities
Taxable	81,954	54,387
Tax exempt	9,375	8,195
Federal funds sold and interest bearing deposits with banks	105	475

Total interest and dividend income	4,904,494	4,874,074

Interest expense:
Deposits	541,054	700,569
Borrowings	209	—

Total interest expense	541,263	700,569

Net interest income	4,363,231	4,173,505
Provision for loan losses	420,000	540,000

Net interest income after provision for loan losses	3,943,231	3,633,505

Non-interest income:
Service charges and fees	300,120	314,286
Gains on securities, net	2,188	—
Other	50,600	29,170

Total non-interest income	352,908	343,456

Non-interest expenses:
Salaries	1,382,352	1,451,673
Employee benefits	302,607	307,369
Premises and equipment	325,370	352,230
Professional fees	132,710	72,440
OREO	4,169	38,484
FDIC Insurance	63,000	69,634
Marketing and community support	53,548	53,976
Other	566,153	494,482

Total non-interest expense	2,829,909	2,840,288

Income before income tax expense	1,466,230	1,136,673
Income tax provision	532,000	411,000

Net income	$934,230	$725,673

Earnings per share:
Basic:	$1.26	$0.98
Diluted:	$1.26	$0.98

FS-29

Riverside Bank
Statements of Comprehensive Income
Periods ended June 30, 2014 and 2013
(unaudited)

	2014	2013
Net Income	$934,230	$725,673

Other comprehensive income (loss), before taxes:

Unrealized gains (losses) on available for sale securities
Unrealized holding gains (losses) arising during the period	164,151	(154,631)

Other comprehensive income (loss), before taxes	164,151	(154,631)

Income tax (expense) benefit, net	(68,944)	64,944

Other comprehensive income (loss), net of tax	95,207	(89,687)

Comprehensive Income	$1,029,437	$635,986

FS-30

RIVERSIDE BANK
Statements of Changes in Stockholders' Equity
Periods ended June 30, 2014 and 2013
(unaudited)

				Accumulated
		Additional		other	Total
	Common	paid in	Retained	comprehensive	stockholders'
	Stock	capital	earnings	(loss)	equity
Balance as of December 31, 2012	$737,876	$6,306,400	$16,247,776	$(11,427)	$23,280,625

Net income	—	—	725,673	—	725,673

Other comprehensive income	—	—	—	(89,687)	(89,687)

Stock-based compensation	—	42,228	—	—	42,228

Stock options exercised	4,000	68,000	—	—	72,000

Balance as of June 30, 2013	$741,876	$6,416,628	$16,973,449	$(101,114)	$24,030,839

Balance as of December 31, 2013	$741,876	$6,458,856	$18,053,542	$(144,052)	$25,110,222

Net income	—	—	934,230	—	934,230

Other comprehensive (loss)	—	—	—	95,207	95,207

Stock-based compensation	—	12,738	—	—	12,738

Balance as of June 30, 2014	$741,876	$6,471,594	$18,987,772	$(48,845)	$26,152,397

See accompanying notes to financial statements.

FS-31

RIVERSIDE BANK
Statements of Cash Flows
Six months ended June 30, 2014 and 2013
(unaudited)

	2014	2013
Cash flows from operating activities:
Net income	$934,230	$725,673
Adjustments to reconcile net income to net cash flow from operating activities:
Provision for loan losses	420,000	540,000
Gains on sale of AFS securities	(2,188)	—
Net premium amortization on securities	47,115	81,764
Stock based compensation	12,738	42,228
Depreciation expense	64,015	68,969
Net (increase) in accrued interest receivable	20,022	(28,711)
Net decrease in other assets	(11,545)	75,815
Net increase (decrease) in other liabilities	51,863	(260,108)
Net cash flow from operating activities	1,536,250	1,245,630

Cash flows from investing activities:
Net loans made to customers	(7,955,655)	(5,320,482)
Purchases of securities available for sale	(1,999,350)	(7,243,476)
Proceeds from calls, maturities and principal pay downs of securities available for sale	5,933,783	3,819,486
Purchases of bank premises and equipment	(8,093)	(388,415)
Proceeds from sale of foreclosed assets	—	—
Net cash flow from investing activities	(4,029,315)	(9,132,887)

Cash flows from financing activities:
Net increase (decrease) in deposits	1,634,243	(11,413,587)
Stock options exercised	—	72,000
Net cash flow from financing activities	1,634,343	(11,341,587)

Net change in cash and cash equivalents	(858,822)	(19,228,844)

Cash and cash equivalents at beginning of year	9,415,719	34,215,568

Cash and cash equivalents at quarter-end	$8,556,897	$14,986,724

Additional cash flow disclosures
Interest paid	$550,343	$719,831
Taxes paid	$646,000	$693,767

Non-cash disclosure:
Transfer from loans to foreclosed assets	$—	$424,311

See accompanying notes to financial statements.

FS-32

Appendix A

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SALISBURY BANCORP, INC.,

SALISBURY BANK AND TRUST COMPANY

AND

RIVERSIDE BANK

DATED AS OF

MARCH 18, 2014

A-1

TABLE OF CONTENTS

Recitals		4
Article I - Definitions		5
1.1	Definitions	5
Article II - The Merger		12
2.1	Merger	12
2.2	Closing; Effective Time	12
2.3	Certificate of Incorporation and Bylaws	12
2.4	Directors and Officers of the Surviving Institution	12
2.5	Effects of the Merger	13
2.6	Tax Consequences	13
2.7	Possible Alternative Structures	13
2.8	Additional Actions	13
Article III - Conversion of Shares		14
3.1	Conversion of Riverside Common Stock; Merger Consideration	14
3.2	Procedures for Exchange of Riverside Common Stock	15
3.3	Treatment of Riverside Stock Options	17
3.4	Reservation of Shares	18
Article IV - Representations and Warranties of Riverside		18
4.1	Standard	19
4.2	Organization	19
4.3	Capitalization	19
4.4	Authority; No Violation	20
4.5	Consents	21
4.6	Financial Statements	21
4.7	Tax Matters	22
4.8	No Material Adverse Effect	23
4.9	Material Contracts; Leases; Defaults	23
4.10	Ownership of Property; Insurance Coverage	24
4.11	Legal Proceedings	25
4.12	Compliance with Applicable Law	25
4.13	Employee Benefit Plans	26
4.14	Brokers, Finders and Financial Advisors	29
4.15	Environmental Matters	29
4.16	Loan Portfolio	30
4.17	Related Party Transactions	31
4.18	Deposits	32
4.19	Board Approval	32
4.20	Registration Obligations	32
4.21	Risk Management Instruments	32
4.22	Fairness Opinion	32
4.23	Intellectual Property	32
4.24	Duties as Fiduciary	33
4.25	Employees; Labor Matters	33
4.26	Riverside Information Supplied	33
4.27	Securities and Regulatory Documents	33
4.28	Internal Controls	34
4.29	Stock Transfer Records	34
Article V - Representations and Warranties of SAL and SBT		35
5.1	Standard	35
5.2	Organization	35
5.3	Capitalization	36
5.4	Authority; No Violation	37
5.5	Consents	37
5.6	Financial Statements	38

A-2

5.7	Tax Matters	39
5.8	No Material Adverse Effect	40
5.9	Material Contracts; Leases; Defaults	40
5.10	Ownership of Property; Insurance Coverage	40
5.11	Legal Proceedings	41
5.12	Compliance with Applicable Law	41
5.13	Employee Benefit Plans	42
5.14	Brokers, Finders and Financial Advisors	45
5.15	Environmental Matters	45
5.16	Loan Portfolio	46
5.17	Related Party Transactions	47
5.18	Deposits	48
5.19	Board Approval	48
5.20	Registration Obligations	48
5.21	Risk Management Instruments	48
5.22	Fairness Opinion	48
5.23	Intellectual Property	48
5.24	Duties as Fiduciary	48
5.25	Employees; Labor Matters	49
5.26	SAL Information Supplied	49
5.27	Securities and Regulatory Documents	49
5.28	Internal Controls	50
5.29	SAL Common Stock	51
5.30	Available Funds	51
Article VI - Covenants of Riverside		51
6.1	Conduct of Business	51
6.2	Current Information	56
6.3	Access to Properties and Records	57
6.4	Financial and Other Statements	57
6.5	Maintenance of Insurance	58
6.6	Disclosure Supplements	58
6.7	Consents and Approvals of Third Parties	58
6.8	All Reasonable Efforts	58
6.9	Failure to Fulfill Conditions	58
6.10	Acquisition Proposals	59
6.11	Reserves and Merger-Related Costs	60
6.12	Committee Meetings	60
Article VII - Convenants of SAL		61
7.1	Conduct of Business	61
7.2	Disclosure Supplements	61
7.3	Consents and Approvals of Third Parties	62
7.4	Reasonable Best Efforts	62
7.5	Failure to Fulfill Conditions	62
7.6	Employee Benefits	62
7.7	Directors and Officers Indemnification and Insurance	65
7.8	Stock Listing	67
7.9	Reservation of Stock	67
7.1	Communications to Riverside Employees; Training	67
7.11	Current Information	67
7.12	Payment of Retention Bonuses	67
7.13	Advisory Board	68
Article VIII - Regulatory and Other Matters		68
8.1	Meetings of Shareholders	68
8.2	Proxy Statement-Prospectus; Merger Registration Statement	69
8.3	Regulatory Approvals	70
8.4	Voting Agreements	70

A-3

Article IX - Closing Conditions		70
9.1	Conditions to Each Party's Obligations Under this Agreement	70
9.2	Conditions to the Obligations of SAL Under this Agreement	71
9.3	Conditions to the Obligations of Riverside Under this Agreement	72
Article X - Termination, Amendment and Waiver		73
10.1	Termination	73
10.2	Effect of Termination	75
10.3	Amendment, Extension and Waiver	76
Article XI - Miscellaneous		77
11.1	Confidentiality	77
11.2	Public Announcements	77
11.3	Survival	77
11.4	Notices	77
11.5	Parties in Interest	78
11.6	Complete Agreement	78
11.7	Counterparts	78
11.8	Severability	79
11.9	Governing Law	79
11.10	Interpretation	79
11.11	Specific Performance	79

Exhibits

A - Form of Voting Agreement
B - Employment Agreements

A-4

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of March 18, 2014 by and among Salisbury Bancorp, Inc., a Connecticut corporation (“SAL”), Salisbury Bank and Trust Company, a Connecticut chartered bank (“SBT”) and Riverside Bank, a New York chartered bank (“Riverside”).

Recitals

1. The Board of Directors of each of SAL, SBT and Riverside (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

2. In accordance with the terms of this Agreement, Riverside will merge with and into SBT, the wholly owned subsidiary of SAL (the “Merger”). SBT, a Connecticut chartered bank, will be the surviving institution in the bank merger and will continue to have a main office located in Lakeville, Connecticut.

3. As a condition to the willingness of SAL and SBT to enter into this Agreement, each of the directors and executive officers of Riverside and the Riverside Designated Nominees (as defined below) have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with SAL (the “Voting Agreement”), pursuant to which each such director, executive officer and Designated Nominee has agreed, among other things, to vote all shares of Riverside Common Stock (as defined herein) owned or controlled by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

4. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

5. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

6. In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the following meanings.

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.2.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the CDOB, NYFS, FRB and FDIC, which regulates or has the statutory authority to regulate SBT, Riverside, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or state regulator, as it relates to anticompetitive matters.

A-5

“Benefit Plan Determination Date” shall have the meaning set forth in Section 7.6.1.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the Commonwealth of Connecticut are authorized or obligated by law or executive order to close.

“CDOB” shall mean the Connecticut Department of Banking.

“Certificate” shall mean a certificate or book entry evidencing shares of Riverside Common Stock.

“Claim” shall have the meaning set forth in Section 7.7.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.13.5.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean the confidentiality agreements dated as of October 30, 2013 among SAL, SBT and Riverside.

“CRA” shall have the meaning set forth in Section 4.12.1.

“Current Riverside Employees” shall have the meaning set forth in Section 7.6.2.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.4.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar and Transfer Company, or such other bank or trust company or other agent as mutually agreed upon by SAL and Riverside, which shall act as agent for SAL in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

A-6

“Exchange Fund” shall have the meaning set forth in Section 3.2.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the applicable Federal Home Loan Bank of Boston.

“FRB” shall mean the Board of Governors of the Federal Reserve System and any applicable Reserve Bank.

“GAAP” shall mean accounting principles generally accepted in the United States of America applied on a consistent basis.

“Governmental Entity” shall mean any Federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.

“Indemnified Parties” shall have the meaning set forth in Section 7.7.2.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to Riverside shall mean those facts that are known or should have been known by its CEO, CFO and CLO after reasonable inquiry, and with respect to SAL and SBT, shall mean those facts that are known or should have been known by its CEO, CFO and CLO after reasonable inquiry.

“Material Adverse Effect” shall mean, with respect to SAL, SBT or Riverside, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of SAL and the SAL Subsidiaries, taken as a whole, or Riverside, respectively, or (2) materially impairs the ability of either Riverside, on the one hand, or SAL or SBT, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, that “Material Adverse Effect” shall not be deemed to include (i) the impact of (x) changes in laws, rules or regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally and not specifically relating to Riverside, on the one hand, or SAL or any of its Subsidiaries, on the other hand, (ii) the announcement of this Agreement or any action or omission of Riverside on the one hand, or SAL or any of its Subsidiaries, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of SAL, SBT or Riverside, respectively, (iii) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, (iv) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to Riverside, on the one hand, or SAL or any of its Subsidiaries, on the other hand, provided that a decrease in the trading or market prices of Riverside Common Stock or SAL Common Stock shall not be considered, by itself, to constitute a “Material Adverse Effect,” (v) changes in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of SAL or Riverside, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, or (vi) in the case of Riverside and its Subsidiaries, the issuance in and of itself of any order or directive by any Bank Regulator (it being agreed that the underlying facts giving rise or contributing to the issuance of such orders or directives or the effects of the issuance of the orders or directives may be a Material Adverse Effect).

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of Riverside with and into SBT, with SBT as the surviving institution.

“Merger Consideration” shall mean SAL Common Stock in an aggregate per share amount to be paid by SAL for each share of Riverside Common Stock, as set forth in Section 3.1.

A-7

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of SAL Common Stock to be offered to holders of Riverside Common Stock in connection with the Merger.

“New Member” shall have the meaning set forth in Section 2.4.

“NYFS” shall mean the New York State Department of Financial Services.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Pre-Closing” shall have the meaning set forth in Section 2.2.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approval” shall mean the approval of any Bank Regulator necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Riverside” shall mean Riverside Bank, a New York chartered bank with its principal office located at 11 Garden Street, Poughkeepsie, New York 12601.

“Riverside Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“Riverside Confidential Disclosure Schedule” shall mean the collective written confidential disclosure schedules delivered by Riverside to SAL pursuant hereto.

“Riverside Common Stock” shall mean the common shares, par value $1.00 per share, of Riverside.

“Riverside Designated Nominee” shall mean those individuals designated by Riverside as Nominees to serve on the Board of Directors of SAL or SBT upon consummation of the transaction.

“Riverside Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules) of Riverside as of December 31, 2013 and 2012 and the related consolidated statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Riverside for each of the two (2) years ended December 31, 2013 in Riverside’s annual report for the year ended December 31, 2013 and (ii) the unaudited interim consolidated financial statements of Riverside as of the end of each calendar quarter following December 31, 2013, and for the periods then ended.

“Riverside Loan Participation” shall have the meaning set forth in Section 4.15.2.

“Riverside Loan Property” shall have the meaning set forth in Section 4.15.2.

“Riverside Regulatory Reports” shall mean the Call Reports of Riverside, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FRB and/or FDIC with respect to each calendar quarter beginning with the quarter ended June 30, 2011, through the Closing Date.

A-8

“Riverside Regulatory Reports” shall have the meaning set forth in Section 4.27.

“Riverside Shareholder Approval” shall have the meaning set forth in Section 4.4.1.

“Riverside Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“Riverside Stock Option” shall mean an option to purchase shares of Riverside Common Stock granted pursuant to the Riverside Stock Option Plan and the outstanding option agreements, and outstanding as of the date hereof, as set forth in Riverside Disclosure Schedule 3.3.1.

“Riverside Stock Option Plan” shall mean the Riverside Bank 2003 Stock Option and Award Plan.

“SAL” shall mean Salisbury Bancorp, Inc., a Connecticut corporation, with its principal offices located 5 Bissell Street, Lakeville, Connecticut 06039.

“SAL Benefit Plans” shall have the meaning set forth in Section 5.13.1.

“SAL Confidential Disclosure Schedule” shall mean the collective written confidential disclosure schedules delivered by SAL to Riverside pursuant hereto.

“SAL Common Stock” shall mean the common stock, par value $0.01 per share, of SAL.

“SAL Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of SAL as of December 31, 2013 and 2012 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of SAL for each of the two (2) years ended December 31, 2013, as set forth in SAL’s annual report on Form 10-K for the year ended December 31, 2013, and (ii) the unaudited interim consolidated financial statements of SAL as of the end of each calendar quarter following December 31, 2011, and for the periods then ended, as filed by SAL in its Securities Documents.

“SAL Loan Property” shall have the meaning set forth in Section 5.15.2.

“SAL Loan Participation” shall have the meaning set forth in Section 5.15.2.

“SAL Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 5.13.1.

“SAL Observers” shall have the meaning set forth in Section 6.12.

“SAL Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“SAL Regulatory Reports” shall mean the Call Reports of SBT, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter since December 31, 2010 through the Closing Date.

“SAL SEC Reports” shall have the meaning set forth in Section 5.29.

“SAL Shareholder Approval” shall have the meaning set forth in Section 5.4.1.

“SAL Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“SAL Stock” shall have the meaning set forth in Section 5.3.1.

“SAL Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by SAL or SBT, except any corporation the stock of which is held in the ordinary course of the lending activities of SBT.

“SBT” shall mean Salisbury Bank and Trust Company, a Connecticut chartered bank with its principal offices located at 5 Bissell Street, Lakeville, Connecticut 06039, which is a wholly owned subsidiary of SAL.

A-9

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities or Banking Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC or the FRB promulgated thereunder, as applicable.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either SBT or Riverside, as applicable.

“Surviving Institution” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean December 31, 2014.

“Termination Expenses” shall have the meaning set forth in Section 10.2.2(C).

“Termination Fee” shall have the meaning set forth in Section 10.2.2(C).

“Treasury Department” shall mean The United States Department of Treasury.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Voting Agreement” shall have the meaning set forth in the recitals.

“401(k) Plans” shall have the meaning set forth in Section 7.6.10.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Riverside shall merge with and into SBT, with SBT, a Connecticut chartered bank, as the resulting or surviving institution (the “Surviving Institution”); and (b) the separate existence of Riverside shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Riverside shall be vested in and assumed by SBT. As part of the Merger, each outstanding share of Riverside Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III. SBT may use the Riverside name in connection with regional branding efforts relating to the Surviving Institution’s branches and banking business in New York State.

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2.2 Closing; Effective Time. The closing (“Closing”) shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected at the close of business on the date of filing of the appropriate documents with the Office of the Secretary of the State of the State of Connecticut on the day of the Closing (the “Closing Date”), in accordance with applicable law. The “Effective Time” means the close of business on the date upon which the appropriate documents are filed with the Office of the Secretary of the State of the State of Connecticut under applicable law. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Cranmore, FitzGerald & Meaney, at 10:00 a.m. on the day prior to the Closing Date.

2.3 Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of SBT as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Institution, until thereafter amended as provided therein and by applicable law.

2.4 Directors and Officers of the Surviving Institution. Effective immediately after the Closing Date, the Surviving Institution shall have no less than fourteen (14) and no more than sixteen (16) directors, and shall include five (5) individuals who are Riverside Designated Nominees, who are listed on Riverside Confidential Disclosure Schedule 2.4 and are current directors or affiliates of Riverside (as of the date hereof and as of the Effective Time). Such five (5) individuals shall be agreeable to SAL and SBT and be legally qualified to serve on the Boards of Directors of SAL and SBT as “independent” directors prior to the mailing of the Proxy Statement-Prospectus pursuant to Section 8.2 (the “New Members”) and shall be appointed and elected to the SAL and SBT Boards of Directors to serve in the classes as designated in SAL Confidential Disclosure Schedule 2.4 (provided such individuals do not have any material conflict of interest with the Surviving Institution or involve a risk that would necessitate an adverse disclosure); provided, however, that subject to the exercise by SAL Board of Directors of its fiduciary duties, the two Riverside Designated Nominees whose terms would expire at SAL’s 2015 annual meeting of shareholders will be nominated for re-election at SAL’s 2015 annual meeting of shareholders in a manner consistent with SAL’s certificate of incorporation and by-laws. All other directors of SAL and SBT prior to the Effective Time shall remain directors of SAL and SBT following the Effective Time, subject to shareholder approval at SAL and SBT annual meetings. Mr. John M. Davies shall be appointed as President of the New York Region of SBT. All other officers of SAL and SBT prior to the Effective Time shall remain officers of SAL and SBT following the Effective Time, subject to Board approval.

2.5 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects as set forth under Connecticut banking laws.

2.6 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

2.7 Possible Alternative Structures. Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, SAL may revise the structure for effecting the Merger described in Section 2.1, including, without limitation, by substituting a wholly owned subsidiary for SAL or SBT, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse Federal or state income tax consequences to SAL, SBT, Riverside or to the SAL or Riverside shareholders, and nothing would prevent the rendering of the opinions contemplated in Sections 9.2.6 and 9.3.5, as a result of the modification; (iii) the consideration to be paid to the holders of Riverside Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not materially delay the Closing or jeopardize or materially delay the receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8 Additional Actions. If, at any time after the Effective Time, SAL shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in SAL its right, title or interest in, to or under any of the rights, properties or assets of Riverside, or (ii) otherwise carry out the purposes of this Agreement, Riverside and its officers and directors shall be deemed to have granted to SAL an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in SAL its right, title or interest in, to or under any of the rights, properties or assets of Riverside or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the SAL are authorized in the name of Riverside or otherwise to take any and all such action.

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ARTICLE III

CONVERSION OF SHARES

3.1 Conversion of Riverside Common Stock; Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of SAL, SBT, Riverside or the holders of any of the shares of Riverside Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1 Each share of SAL Common Stock and SBT common stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2 Any shares of Riverside Common Stock held in the treasury of Riverside and any share of Riverside Common Stock owned by SAL prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and any such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3 Each outstanding share of Riverside Common Stock shall be converted into the right to receive (i) 1.35 (the “Exchange Ratio”) shares of SAL Common Stock, subject to adjustment as provided in Section 3.1.8 (the “Stock Consideration”).

3.1.4 Each outstanding share of Riverside Common Stock, the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. Riverside shall give SAL immediate notice upon receipt by Riverside of any such demands for payment of the fair value of such shares of Riverside Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and SAL shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. Riverside shall not, except with the prior written consent of SAL, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Institution.

3.1.5 If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Riverside Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Riverside Common Stock of such holder shall be entitled to receive the Merger Consideration.

3.1.6 Upon the Effective Time, outstanding shares of Riverside Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Riverside on such shares of Riverside Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.7 Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of SAL Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to SAL Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of SAL. In lieu of the issuance of any such fractional share, SAL shall pay to each former holder of Riverside Common Stock who otherwise would be entitled to receive a fractional share of SAL Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of SAL Common Stock as reported on the NASDAQ Market for the five (5) consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Riverside Common Stock owned by a Riverside shareholder shall be combined so as to calculate the maximum number of whole shares of SAL Common Stock issuable to such Riverside shareholder.

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3.1.8 If SAL changes (or the SAL Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of SAL Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. If Riverside changes (or the Riverside Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Riverside Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

3.2 Procedures for Exchange of Riverside Common Stock.

3.2.1 SAL to Make Merger Consideration Available. After the Closing and at or prior to the Effective Time, SAL shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Riverside Common Stock, for exchange in accordance with this Section 3.2, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of SAL Common Stock for exchange in accordance with this Section 3.2 (such cash and shares of SAL Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.2.2 Exchange of Certificates. SAL shall take all steps necessary to cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such certificates a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Riverside Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.2.3 Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Riverside Common Stock shall have no rights, after the Effective Time, with respect to such Riverside Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to SAL Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of SAL Common Stock represented by such Certificate.

3.2.4 Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.2.5 Closing of Transfer Books. From and after the Closing Date, there shall be no transfers on the stock transfer books of Riverside of the Riverside Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

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 3.2.6 Return of Exchange Fund. At any time following the nine (9) month period after the Effective Time, SAL shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to SAL (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither SAL nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

 3.2.7 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof.

 3.2.8 Withholding. SAL or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Riverside Common Stock such amounts as SAL (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by SAL or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Riverside Common Stock in respect of whom such deduction and withholding were made by SAL or the Exchange Agent.

3.3 Treatment of Riverside Stock Options.

 3.3.1 Validly Issued and Vested Stock Options. Riverside Confidential Disclosure Schedule 3.3.1 sets forth all of the outstanding validly issued and vested Riverside stock options (each, a “Riverside Stock Option”) as of the date hereof. Such stock options do not include the options to acquire 41,000 shares of Riverside Common Stock which Riverside endeavored to grant in 2013 and which are set forth in Riverside Confidential Disclosure Schedule 3.3.2 (each a “2013 Option”). At the Effective Time, each Riverside Stock Option and each Remaining Valid 2013 Options (as defined below), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Riverside Common Stock and shall be, converted automatically into an option to purchase shares of SAL Common Stock for a number of shares and at an exercise price determined as provided below, with such converted option to continue to be subject to the same terms and conditions as were applicable to the Riverside Stock Option under the Riverside Stock Option Plan and the applicable award agreement thereunder (but taking into account any acceleration or vesting thereof provided for in the Riverside Stock Option Plan, or in the related award agreement, by reason of the consummation of the transactions contemplated hereby); provided, however that the Valid 2013 Options shall only be so converted to the extent that SAL receives, prior to the Effective Time, an opinion in writing from Riverside’s legal counsel that such Valid 2013 Options are enforceable:

(i) The number of shares of SAL Common Stock to be subject to the new option shall be equal to the product of the number of shares of Riverside Common Stock subject to the Riverside Stock Option and the Exchange Ratio; provided, that any fractional shares of SAL Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii) The exercise price per share of SAL Common Stock under the new option shall be equal to the exercise price per share of Riverside Common Stock subject to the Riverside Stock Option divided by the Exchange Ratio; provided, that such exercise price shall be rounded up to the nearest whole cent.

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3.3.2 2013 Options. Riverside Confidential Disclosure Schedule 3.3.2 sets forth all of the 2013 Options as of the date hereof. Prior to the Effective Time, 2013 Options to purchase 21,000 shares of Riverside Common Stock shall be terminated (the “Terminated 2013 Options”). Prior to the Effective Time, Riverside shall take such actions as necessary to give effect to the transactions contemplated by this Section 3.3.2, including, without limitation, the provision of any notices or stock option cancellation agreements with signed agreements, releases and waivers to holders of the 2013 Options which are being so cancelled. All other 2013 Options (the “Remaining Valid 2013 Options”) shall remain outstanding, valid and enforceable and shall be converted into options to purchase SAL Common Stock in accordance with Section 3.3.1 hereof, provided that SAL receives the opinion referred to in Section 3.3.1 above.

3.4 Reservation of Shares. SAL shall reserve for issuance a sufficient number of shares of the SAL Common Stock for the purpose of issuing shares of SAL Common Stock to the Riverside shareholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RIVERSIDE

Riverside represents and warrants to SAL and SBT that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the Riverside Confidential Disclosure Schedule delivered by Riverside to SAL and SBT on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date, provided, however, that disclosure in any section of such Riverside Confidential Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement.

4.1 Standard. Except as set forth in the following sentence, no representation or warranty of Riverside contained in this Article IV shall be deemed untrue or incorrect, and Riverside shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Section 4.2 (other than Sections 4.2.3 and 4.2.4 and the last sentence of Section 4.2.1), Sections 4.3 and 4.4 (other than Section 4.4.2(iii)) shall be true and correct in all material respects.

4.2 Organization.

4.2.1 Riverside is a New York chartered bank duly organized, validly existing and in good standing under the State of New York. The deposits in Riverside are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Riverside when due. Riverside has full corporate power and authority to carry on its business as now conducted. Riverside is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2 Riverside has no subsidiaries.

4.2.3 The minute books of Riverside accurately record all corporate actions of its shareholders and board of directors (including committees).

4.2.4 Prior to the date of this Agreement, Riverside has made available to SAL and SBT true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of Riverside.

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4.3 Capitalization.

4.3.1 The authorized capital stock of Riverside consists of (i) 1,500,000 shares of Riverside Common Stock, $1.00 par value (“Riverside Common Stock” or “Riverside Stock”). As of March 18, 2014, there were 741,876 shares of Riverside Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights. No shares of Riverside Common Stock were held by Riverside as Treasury Stock as of such date. Riverside does not own, of record or beneficially, any shares of Riverside Stock which are not Treasury Stock. Except as disclosed on Riverside Confidential Disclosure Schedule 4.3.1, Riverside has no and is not bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Riverside, or any other security of Riverside or any securities representing the right to vote, purchase or otherwise receive any capital stock of Riverside or any other security of Riverside, other than shares of Riverside Common Stock underlying the Riverside Stock Options. Prior to December 31, 2012 Riverside granted options to acquire 35,000 shares of Riverside Common Stock at a weighted average exercise price of $34.03 per share. Riverside Confidential Disclosure Schedule 4.3.1 sets forth: the name of each holder of a Riverside Stock Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the plan under which such options were granted, the grant, vesting and expiration dates, and the exercise price relating to the options held, and whether the Riverside Stock Option is an incentive stock option or a nonqualified stock option. All shares of Riverside Common Stock issuable pursuant to the Riverside Stock Option Plan will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable. In addition, Schedule 4.3.1 sets forth for each Valid 2013 Option the number of shares each grantee may acquire pursuant to the exercise of such options, the grant, vesting and expiration dates, and the exercise price, and whether such Valid 2013 Option is an incentive stock option or a nonqualified stock option.

4.3.2 Except as set forth in Riverside Confidential Disclosure Schedule 4.3.2, Riverside does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolio of Riverside (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities).

4.3.3 To Riverside’s Knowledge, except as set forth on Riverside Confidential Disclosure Schedule 4.3.3, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Riverside Common Stock.

4.3.4 No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Riverside’s shareholders may vote have been issued by Riverside and are outstanding.

4.4 Authority; No Violation.

4.4.1 Riverside has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Riverside’s shareholders (the “Riverside Shareholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Riverside and the completion by Riverside of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Riverside. This Agreement has been duly and validly executed and delivered by Riverside, and subject to Riverside and SAL Shareholder Approvals and the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by SAL and SBT, constitutes the valid and binding obligation of Riverside, enforceable against Riverside in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2 (a) Subject to compliance by SAL and SBT with the terms and conditions of this Agreement, the execution and delivery of this Agreement by Riverside, subject to receipt of Regulatory Approvals and Riverside’s compliance with any conditions contained therein, and subject to the receipt of Riverside Shareholder Approval, the consummation of the transactions contemplated hereby, and (b) compliance by Riverside with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of Riverside; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Riverside or any of its respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Riverside under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Riverside is a party, or by which it or any of its respective properties or assets may be bound or affected.

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4.5 Consents. Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Articles of Merger or other appropriate filing with the CDOB, NYFS, the Secretary of the State of New York, the CDOB and the Secretary of the State of Connecticut, and (d) the Riverside and SAL Shareholder Approvals, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Riverside, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by Riverside, the completion by Riverside of the Merger and the performance by Riverside of its obligations hereunder. Riverside has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by Riverside to result in a Material Adverse Effect on Riverside, or SAL and SBT, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of Riverside, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6 Financial Statements.

4.6.1 The Riverside Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of Riverside as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

4.6.2 Riverside has previously made available to SAL and SBT the Riverside Financial Statements. The Riverside Financial Statements, to the extent they are audited year end statements, have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects the consolidated financial position, results of operations and cash flows of Riverside as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto. To the extent the Riverside Financial Statements contain unaudited statements for interim periods, such interim period financial statements have been prepared in accordance with GAAP in all material respects, and fairly present in each case in all material respects, subject to normal year-end adjustments, the consolidated financial position, results of operations and cash flows of Riverside as of and for the respective periods ending on the dates thereof.

4.6.3 At the date of the most recent consolidated statement of financial condition included in the Riverside Financial Statements or in the Riverside Regulatory Reports, Riverside did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Riverside Financial Statements or in the Riverside Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

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4.7 Tax Matters. Riverside has not taken or agreed to take any action, nor has it failed to take any action or know of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Riverside has timely filed or caused to be filed all Tax Returns required to have been filed by Riverside prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. Riverside has timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. Riverside has declared on its Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The accrued but unpaid Taxes of Riverside did not, as of the most recent Riverside Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Riverside balance sheet (rather than in any notes thereto). Riverside is subject to Tax audits in the ordinary course of business. Riverside management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on Riverside. Riverside has not been notified in writing by any jurisdiction that the jurisdiction believes that Riverside was required to file any Tax Return in such jurisdiction that was not filed. Riverside (A) has not been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was Riverside nor (B) has any liability for the Taxes of any Person (other than Riverside) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against Riverside for any alleged deficiency in any Tax, and Riverside has not been notified in writing of any proposed Tax claims or assessments against Riverside. Riverside has duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. Riverside has delivered to SAL true and complete copies of all Income Tax Returns of Riverside for taxable periods ending on or after December 31, 2010. Riverside is not nor has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Riverside has not distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. Riverside has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

4.8 No Material Adverse Effect. Riverside has not suffered any Material Adverse Effect since December 31, 2012 and, to Riverside’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on Riverside.

4.9 Material Contracts; Leases; Defaults.

4.9.1 Except as set forth in Riverside Confidential Disclosure Schedule 4.9.1, Riverside is not a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of Riverside, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of Riverside; (iii) any collective bargaining agreement with any labor union relating to employees of Riverside; (iv) any agreement which by its terms limits or affects the payment of dividends by Riverside; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Riverside is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Riverside; (vi) any other agreement, written or oral, which is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates Riverside for the payment of more than $10,000 annually or for the payment of more than $25,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by Riverside.

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4.9.2 Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in Riverside Confidential Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge Riverside is not in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default and all such material contracts, agreements, commitments, arrangements, leases, insurance policies and other instruments are listed on Riverside Confidential Disclosure Schedule 4.9.2.

4.9.3 True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to SAL and SBT on or before the date hereof, are listed on Riverside Confidential Disclosure Schedules 4.9.1 and 4.9.2 and are in full force and effect without modification on the date hereof. Except as set forth in Riverside Confidential Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Riverside or upon the occurrence of a subsequent event; (ii) requires Riverside to provide a benefit in the form of Riverside Common Stock or determined by reference to the value of Riverside Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.10 Ownership of Property; Insurance Coverage.

4.10.1 Riverside has good and, as to real property, marketable title to all assets and properties owned by Riverside in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the Riverside Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by Riverside acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Riverside, as lessee, has the right under valid and existing leases of real and personal properties used by Riverside in the conduct of its business to occupy or use all such properties as presently occupied and used by it. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Riverside Financial Statements.

4.10.2 With respect to all material agreements pursuant to which Riverside has purchased securities subject to an agreement to resell, if any, Riverside has a lien or security interest (which to Riverside’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3 Riverside currently maintains insurance considered by it to be reasonable for its operations. Riverside has not received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on Riverside Confidential Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by Riverside under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years Riverside has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. Riverside Confidential Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by Riverside, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. Riverside has made available to SAL and SBT copies of all of the policies listed on Riverside Confidential Disclosure Schedule 4.10.3.

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4.11 Legal Proceedings. Except as set forth on Riverside Confidential Disclosure Schedule 4.11, there is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting Riverside or any of its Subsidiaries (and it is not aware of any facts that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries’ businesses or, after the Effective Time, SAL’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Riverside, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

4.12 Compliance with Applicable Law. Except as set forth on Riverside Confidential Disclosure Schedule 4.12 and in Section 4.15:

4.12.1 To Riverside’s Knowledge, Riverside is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and Riverside has not received any written notice to the contrary.

4.12.2 Riverside has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Riverside, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.12.3 For the period beginning December 31, 2010, except as disclosed in Riverside Confidential Disclosure Schedule 4.12.3, Riverside has not received any written notification or any other communication from any Bank Regulator (i) asserting that Riverside is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Riverside, or indicating that Riverside may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of Riverside, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of Riverside (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Except as disclosed in Riverside Confidential Disclosure Schedule 4.12.3, Riverside has not consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Riverside as to compliance with the CRA is “Satisfactory” or better.

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4.13 Employee Benefit Plans.

4.13.1 Riverside Confidential Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Riverside or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to Riverside and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of Riverside are eligible to participate (collectively, the “Riverside Benefit Plans”). Riverside has furnished or otherwise made available to SAL and SBT true and complete copies of (i) the plan documents and summary plan descriptions for each written Riverside Benefit Plan, (ii) a summary of each unwritten Riverside Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each Riverside Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified Riverside Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the Riverside Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified Riverside Benefit Plan (or, for a Riverside Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any Riverside Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Each Riverside Benefit Plan that may be subject to Section 409A of the Code (“Riverside Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

4.13.2 All Riverside Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on Riverside Confidential Disclosure Schedule 4.13.2, each Riverside Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and Riverside is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of Riverside, there exists no fact which would adversely affect the qualification of any of the Riverside Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the Riverside Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

4.13.3 Except as set forth on Riverside Confidential Disclosure Schedule 4.13.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by Riverside or any of its ERISA Affiliates for the benefit of the employees or former employees of Riverside or its Subsidiaries.

4.13.4 Within the last six (6) years, neither Riverside nor any of its ERISA Affiliates maintained or had any obligation to contribute to a Riverside Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither Riverside nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither Riverside nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on Riverside or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on SAL or SBT.

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4.13.5 Riverside has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to Riverside Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To Riverside’s Knowledge, records with respect to Riverside Benefit Plans have been maintained in compliance with Section 107 of ERISA. To Riverside’s Knowledge, neither Riverside nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of Riverside Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No Riverside Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such Riverside Benefit Plan is self-insured).

4.13.6 Riverside has not, with respect to any Riverside Benefit Plan, nor, to Riverside’s Knowledge, has any administrator of any Riverside Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject Riverside, any ERISA Affiliate of Riverside, or any Riverside Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

4.13.7 Except as set forth on Riverside Confidential Disclosure Schedule 4.13.7, Riverside has no liability for retiree health and life benefits under any Riverside Benefit Plan other than any benefits required under COBRA or similar state laws.

4.13.8 Except as set forth on Riverside Confidential Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of Riverside from Riverside under any Riverside Benefit Plan, (B) increase any benefits otherwise payable under any Riverside Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on Riverside Confidential Disclosure Schedule 4.13.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any Riverside Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by Riverside or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

4.13.9 The actuarial present values of all accrued Riverside Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Riverside and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Riverside Financial Statements to the extent required by and in accordance with GAAP.

4.13.10 There is not, and has not been, any trust or fund maintained by or contributed to by Riverside or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11 No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of Riverside, has been threatened or is anticipated, against any Riverside Benefit Plan (other than routine claims for benefits and appeals of such claims), Riverside or any director, officer or employee thereof, or any of the assets of any trust of any Riverside Benefit Plan.

4.14 Brokers, Finders and Financial Advisors. Neither Riverside nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Keefe, Bruyette & Woods by Riverside and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Keefe, Bruyette & Woods, setting forth the fee payable to Keefe, Bruyette & Woods for its services rendered to Riverside in connection with the Merger and transactions contemplated by this Agreement, is attached to Riverside Confidential Disclosure Schedule 4.14.

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4.15 Environmental Matters.

4.15.1 Except as may be set forth in Riverside Confidential Disclosure Schedule 4.15, with respect to Riverside:

(A) To the Knowledge of Riverside, Riverside and the Riverside Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

(B) Riverside has not received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of Riverside, no such action is threatened, before any court, governmental agency or other forum against them or any Riverside Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Riverside;

(C) To the Knowledge of Riverside, the properties currently owned or operated by Riverside (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D) There are no underground storage tanks on, in or under any properties owned or operated by Riverside or any Riverside Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by Riverside or any Riverside Loan Property except as in compliance with Environmental Laws; and

(E) During the period of (a) Riverside’s ownership or operation of any of their respective current properties or (b) Riverside’s participation in the management of any Riverside Loan Property, to the Knowledge of Riverside, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of Riverside, prior to the period of (x) Riverside’s ownership or operation of any of their respective current properties or (y) Riverside’s participation in the management of any Riverside Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F) Riverside has not conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it, or with respect to any Riverside Loan Property.

4.15.2 For purposes of this Section 4.15, “Riverside Loan Property” means any property in which Riverside presently holds a direct or indirect security interest securing to a loan or other extension of credit made by it, including through a Riverside Loan Participation, and “Riverside Loan Participation” means a participation interest in a loan or other extension of credit other than by Riverside.

4.16 Loan Portfolio.

4.16.1 The allowances for loan losses reflected in the notes to Riverside’s audited consolidated statements of financial condition at December 31, 2013, 2012 and 2011 were, and the allowance for loan losses shown in the unaudited consolidated financial statements for periods ending after December 31, 2013 were, or will be, adequate, as of the dates thereof, under GAAP and regulatory accounting principles.

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4.16.2 Riverside Confidential Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than December 31, 2013), by account, of: (A) all loans (including loan participations) of Riverside that have been accelerated during the past twelve (12) months; (B) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from Riverside to any borrowers, customers or other parties during the past twelve (12) months wherein Riverside has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (C) each borrower, customer or other party which has notified Riverside during the past twelve (12) months of, or has asserted against Riverside, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Riverside, each borrower, customer or other party which has given Riverside any oral notification of, or orally asserted to or against Riverside, any such claim; and (D) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of December 31, 2013 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (E) all other assets classified by Riverside as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3 All loans receivable (including discounts) and accrued interest entered on the books of Riverside arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Riverside’s businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Riverside are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Riverside free and clear of any liens.

4.16.4 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.17 Related Party Transactions. Riverside is not a party to any transaction (including any loan or other credit accommodation) with any executive officer, director, Designated Nominee or Affiliate of Riverside, except as set forth in Riverside Confidential Disclosure Schedule 4.17 or as described in Riverside’s proxy statement dated April 1, 2013 distributed in connection with its annual meeting of shareholders held on April 26, 2013. Except as described in such proxy statement or in Riverside Confidential Disclosure Schedule 4.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any executive officer, director, Designated Nominee or Affiliate of Riverside is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Riverside has not been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18 Deposits. Except as set forth on Riverside Confidential Disclosure Schedule 4.18, none of the deposits of Riverside as of December 31, 2013 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19 Board Approval. The Board of Directors of Riverside determined that the Merger is fair to, and in the best interests of, Riverside and its shareholders, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, resolved to recommend adoption of this Agreement to the holders of Riverside Common Stock, and directed that this Agreement be submitted to the holders of Riverside Common Stock for their adoption.

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4.20 Registration Obligations. Riverside is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Riverside’s own account, or for the account of one or more of Riverside’s Subsidiaries or their customers, in force and effect as of December 31, 2013 (all of which are set forth in Riverside Confidential Disclosure Schedule 4.21), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Riverside, with counterparties believed to be financially responsible at the time; and to Riverside’s Knowledge each of them constitutes the valid and legally binding obligation of Riverside, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Riverside, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.22 Opinion of Financial Advisor. The board of directors of Riverside has received an opinion of Keefe, Bruyette & Woods, Inc. to the effect that, subject to and based upon the terms, conditions and qualifications set forth therein, as of the date of such opinion, the Exchange Ratio to be used in the Merger is fair, from a financial point of view, to the holders of Riverside Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23 Intellectual Property. Riverside owns or, to Riverside’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment, and Riverside has not received any notice of breach or conflict with respect thereto that asserts the rights of others. Riverside has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.24 Duties as Fiduciary. Except as set forth on Riverside Confidential Disclosure Schedule 4.24, Riverside has, if required by virtue of any line of business in which it is or previously was engaged in a “fiduciary capacity,” to its Knowledge performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Riverside has not received notice of any claim, allegation, or complaint from any Person that Riverside failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Riverside’s Financial Statements. For purposes of this Section 4.24, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Riverside’s capacity with respect to individual retirement accounts or the Riverside Benefit Plans.

4.25 Employees; Labor Matters.

4.25.1 Riverside Confidential Disclosure Schedule 4.25.1 sets forth the following information with respect to each employee of Riverside as of December 31, 2013: job location, job title, current annual base salary, and years of service, and the amount of incentive compensation or bonus paid for the prior three (3) years.

4.25.2 There are no labor or collective bargaining agreements to which Riverside is a party. There is no union organizing effort pending or, to the Knowledge of Riverside, threatened against Riverside. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Riverside, threatened against Riverside. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Riverside, threatened against Riverside (other than routine employee grievances that are not related to union employees). Riverside is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Riverside is not a party to, or bound by, any agreement for the leasing of employees.

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4.25.3 To Riverside’s Knowledge, all Persons who have been treated as independent contractors by Riverside for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.26 Riverside Information Supplied. The information relating to Riverside supplied by Riverside to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.27 Securities and Regulatory Documents. Since December 31, 2010, Riverside has filed with the appropriate regulatory and government agencies all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“Riverside Regulatory Reports”) required to be filed by it with the appropriate regulatory and government agencies. As of their respective dates, the Riverside Regulatory Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading.

4.28 Internal Controls.

4.28.1 The records, systems, controls, data and information of Riverside is recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Riverside or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Riverside has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

4.28.2 Riverside’s management has previously disclosed to its auditors and the audit committee of the Riverside board: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting, to the extent Riverside’s management has any knowledge of such items.

4.28.3 Since December 31, 2010, (A) neither Riverside nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of Riverside has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Riverside, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary to duty or similar violation by Riverside or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors officers.

4.29 Stock Transfer Records. The Stock transfer books and records of Riverside are materially complete and accurate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SAL AND SBT

SAL and SBT represents and warrants to Riverside that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1 and except as set forth in the SAL Confidential Disclosure Schedule delivered by SAL to Riverside on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date, provided, however, that disclosure in any section of such SAL Confidential Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. References to the Knowledge of SAL shall include the Knowledge of SBT.

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5.1 Standard. Except as set forth in the following sentence, no representation or warranty of SAL contained in this Article V shall be deemed untrue or incorrect, and SAL shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably could be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Section 5.2 (other than Sections 5.2.3, 5.2.4, and 5.2.5 and the last sentence of Sections 5.2.1 and 5.2.2), Sections 5.3 and 5.4 (other than Section 5.4.2(iii)) shall be true and correct in all material respects.

5.2 Organization.

5.2.1 SAL is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, and is duly registered as a financial institution holding company. SAL has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2 SBT is a Connecticut bank duly organized, validly existing and in good standing under the laws of the State of Connecticut. The deposits in SBT are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. SBT is a member in good standing of the FHLB and owns the requisite amount of stock of each as set forth on SAL Confidential Disclosure Schedule 5.2.2.

5.2.3 SAL Confidential Disclosure Schedule 5.2.3 sets forth each SAL Subsidiary and its jurisdiction of incorporation or organization. Each SAL Subsidiary (other than SBT) is a corporation, limited liability company or other legal entity as set forth on SAL Confidential Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each SAL Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

5.2.4 The respective minute books of SAL and SBT accurately record all corporate actions of their respective shareholders and Boards of Directors (including committees).

5.2.5 Prior to the date of this Agreement, SAL has made available to Riverside true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of SAL, SBT and each other SAL Subsidiary.

5.3 Capitalization.

5.3.1 The authorized capital stock of SAL consists of (i) 3,000,000 shares of SAL Common Stock and (ii) 25,000 shares of preferred stock, $0.01 par value per share (“SAL Preferred Stock” and collectively with the SAL Common Stock, the “SAL Stock”). As of March 18, 2014, there are (i) 1,710,121 shares of SAL Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) 1,289,879 shares of SAL Common Stock held by SAL as treasury stock, and (iii) 16,000 shares of SAL Preferred Stock outstanding. SBT does not own, of record or beneficially, any shares of SAL Stock, other than shares held as treasury stock. Neither SAL nor any SAL Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of SAL, or any other security of SAL or an SAL Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of SAL or an SAL Subsidiary or any other security of SAL or any SAL Subsidiary, other than shares of SAL Common Stock underlying the options and restricted stock granted pursuant to benefit plans maintained by SAL. As of March 18, 2014, SAL has no outstanding options to acquire shares of SAL Common Stock. All shares of SAL Common Stock issuable pursuant to option plans maintained by SAL will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

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5.3.2 SAL owns all of the capital stock of each SAL Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the SAL Subsidiaries and as set forth in SAL Confidential Disclosure Schedule 5.3.2, SAL as of the date of this Agreement does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of SAL or any SAL Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of SBT, including stock in the FHLB.

5.3.3 To SAL’s Knowledge, except as set forth on SAL Confidential Disclosure Schedule 5.3.3, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of SAL Common Stock.

5.3.4 No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which SAL’s shareholders may vote have been issued by SAL and are outstanding.

5.4 Authority; No Violation.

5.4.1 SAL and SBT have full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by SAL’s Shareholders (the “SAL Shareholder Approval”), to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SAL and SBT and the completion by SAL and SBT of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Boards of Directors of SAL and SBT. This Agreement has been duly and validly executed and delivered by SAL and SBT, and subject to the receipt of the Regulatory Approvals, Riverside and SAL Shareholder Approvals, and due and valid execution and delivery of this Agreement by Riverside, constitutes the valid and binding obligations of SAL and SBT, enforceable against SAL and SBT in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2 (a) Subject to compliance of Riverside with the terms and conditions of this Agreement, the execution and delivery of this Agreement by SAL and SBT, subject to receipt of the Regulatory Approvals, and compliance by Riverside, SAL and SBT with any conditions contained therein, and subject to the receipt of Riverside and SAL Shareholder Approvals, the consummation of the transactions contemplated hereby, and (b) compliance by SAL and SBT with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of SAL or any SAL Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SAL or any SAL Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SAL or any SAL Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which SAL or any SAL Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.5 Consents. Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Articles of Merger or other appropriate filing with the appropriate regulatory and government agencies, the Secretary of the Commonwealth or the CDOB, (d) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) notification of the listing of SAL Common Stock to be issued in the Merger on the NASDAQ and (f) the approval of this Agreement by the Riverside Shareholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of SAL, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by SAL and SBT, the completion by SAL and SBT of the Merger and the performance by SAL and SBT of their obligations hereunder. SAL has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by SAL and SBT to result in a Material Adverse Effect on SAL and SBT, taken as a whole, or Riverside, or that (ii) any public body or authority having jurisdiction over the affairs of SAL and SBT, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

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5.6 Financial Statements.

5.6.1 The SAL Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of SAL as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

5.6.2 SAL has previously made available to Riverside the SAL Financial Statements covering periods ended prior to the date hereof. The SAL Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of SAL and the SBT on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.3 At the date of the most recent consolidated statement of financial condition included in the SAL Financial Statements or in the SAL Regulatory Reports, SAL did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such SAL Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

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5.7 Tax Matters.

5.7.1 Except as provided in this Agreement, neither SAL nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. SAL and the SAL Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). SAL, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by SAL and the SAL Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. SAL and the SAL Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. SAL and the SAL Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The unpaid accrued but unpaid Taxes of SAL and the SAL Subsidiaries did not, as of the most recent SAL Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent SAL balance sheet (rather than in any notes thereto). SAL and its Subsidiaries are subject to Tax audits in the ordinary course of business. SAL management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on SAL. SAL and the SAL Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that SAL or any of the SAL Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither SAL nor any of the SAL Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was SAL or (B) has any liability for the Taxes of any Person (other than SAL or any of the SAL Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against SAL or any SAL Subsidiary for any alleged deficiency in any Tax, and neither SAL nor any SAL Subsidiary has been notified in writing of any proposed Tax claims or assessments against SAL or any SAL Subsidiary. SAL and the SAL Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Income Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. SAL and the SAL Subsidiaries have delivered to Riverside true and complete copies of all Tax Returns of SAL and the SAL Subsidiaries for taxable periods ending on or after December 31, 2010. Neither SAL nor any of the SAL Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Neither SAL nor any of the SAL Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. Neither SAL nor any of the SAL Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

5.8 No Material Adverse Effect. Neither SAL nor any SAL Subsidiary has suffered any Material Adverse Effect since December 31, 2012 and, to SAL’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on SAL.

5.9 Material Contracts; Leases; Defaults. True and correct copies of agreements, contracts, arrangements and instruments have been made available to Riverside on or before the date hereof. Except as set forth in SAL Confidential Disclosure Schedule 5.9, no such agreement, plan, contract, or arrangement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of SAL or upon the occurrence of a subsequent event; (ii) requires SAL to provide a benefit in the form of SAL Common Stock or determined by reference to the value of SAL Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

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5.10 Ownership of Property; Insurance Coverage.

5.10.1 SAL and each SAL Subsidiary has good and, as to real property, marketable title to all assets and properties owned by SAL or such SAL Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the SAL Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an SAL Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. SAL and the SAL Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by SAL and the SAL Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the SAL Financial Statements.

5.10.2 With respect to all material agreements pursuant to which SAL or any SAL Subsidiary has purchased securities subject to an agreement to resell, if any, SAL or such SAL Subsidiary, as the case may be, has a lien or security interest (which to SAL’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.10.3 SAL and each SAL Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither SAL nor any SAL Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on SAL Confidential Disclosure Schedule 5.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by SAL or any SAL Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years SAL and each SAL Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. SAL Confidential Disclosure Schedule 5.10.3 identifies all policies of insurance maintained by SAL and each SAL Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.10.3. SAL has made available to Riverside copies of all of the policies listed on SAL Confidential Disclosure Schedule 5.10.3.

5.11 Legal Proceedings. Except as set forth on SAL Confidential Disclosure Schedule 5.11, there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting SAL or any of its Subsidiaries (and it is not aware of any facts that reasonably could be expected to form the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate , is (A) material to it and its Subsidiaries, taken as a whole, or reasonably likely to result in a restriction on its or any of its Subsidiaries’ businesses or, or after the Effective Time, SAL’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by SAL, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

5.12 Compliance with Applicable Law. Except as set forth on SAL Confidential Disclosure Schedule 5.12 and Section 5.15:

5.12.1 To SAL’s Knowledge, SAL and each SAL Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither SAL nor any SAL Subsidiary has received any written notice to the contrary.

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5.12.2 SAL and each SAL Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of SAL, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.12.3 For the period beginning December 31, 2010, neither SAL nor any SAL Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that SAL or any SAL Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require SAL or any SAL Subsidiary, or indicating that SAL or any SAL Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of SAL or any SAL Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of SAL or any SAL Subsidiary. Neither SAL nor any SAL Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to SBT as to compliance with the CRA is “Satisfactory” or better.

5.13 Employee Benefit Plans.

5.13.1 SAL Confidential Disclosure Schedule 5.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by SAL, SBT or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to SAL and SBT and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of SAL and SBT are eligible to participate (collectively, the “SAL Benefit Plans”). SAL or SBT has furnished or otherwise made available to Riverside true and complete copies of (i) the plan documents and summary plan descriptions for each written SAL Benefit Plan, (ii) a summary of each unwritten SAL Benefit Plan (if applicable), (iii) the actuarial valuation reports with respect to each tax-qualified SAL Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (iv) all related trust agreements, insurance contracts or other funding agreements which currently implement the SAL Benefit Plans (if applicable), (v) the most recent IRS determination letter with respect to each tax-qualified SAL Benefit Plan (or, for a SAL Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vi) all substantive correspondence relating to any liability of or non-compliance relating to any SAL Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Each SAL Benefit Plan that may be subject to Section 409A of the Code (“SAL Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

5.13.2 All SAL Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on SAL Confidential Disclosure Schedule 5.13.2, each SAL Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and SAL and SBT is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of SAL and the SAL Subsidiaries, there exists no fact which would adversely affect the qualification of any of the SAL Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the SAL Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

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5.13.3 Except as set forth on SAL Confidential Disclosure Schedule 5.13.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by SAL, SBT or any of its ERISA Affiliates for the benefit of the employees or former employees of SAL or its Subsidiaries.

5.13.4 Within the last six (6) years, neither SAL, SBT nor any of its ERISA Affiliates maintained or had any obligation to contribute to a SAL Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither SAL nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither SAL, SBT nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on SAL, SBT or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on Riverside.

5.13.5 SAL and/or SBT have complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code, or COBRA and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to SAL Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To SAL’s Knowledge, records with respect to SAL Benefit Plans have been maintained in compliance with Section 107 of ERISA. To SAL’s Knowledge, neither SAL nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of SAL Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No SAL Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such SAL Benefit Plan is self-insured).

5.13.6 SAL or SBT have not, with respect to any SAL Benefit Plan, nor, to SAL’s Knowledge, has any administrator of any SAL Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject SAL, SBT or any ERISA Affiliate of SAL, or any SAL Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

5.13.7 Except as set forth on SAL Confidential Disclosure Schedule 5.13.7, SAL and SBT have no liability for retiree health and life benefits under any SAL Benefit Plan other than any benefits required under COBRA or similar state laws.

5.13.8 Except as set forth on SAL Confidential Disclosure Schedule 5.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of SAL or SBT from SAL or SBT under any SAL Benefit Plan, (B) increase any benefits otherwise payable under any SAL Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on SAL Confidential Disclosure Schedule 5.13.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any SAL Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by SAL or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

5.13.9 The actuarial present values of all accrued SAL Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of SAL and SBT and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the SAL Financial Statements to the extent required by and in accordance with GAAP.

5.13.10 There is not, and has not been, any trust or fund maintained by or contributed to by SAL, SBT or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

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5.13.11 No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of SAL, has been threatened or is anticipated, against any SAL Benefit Plan (other than routine claims for benefits and appeals of such claims), SAL or any SAL Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any SAL Benefit Plan.

5.14 Brokers, Finders and Financial Advisors. Neither SAL nor any SAL Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of Sterne Agee & Leach, Inc. by SAL and the fee payable thereto. A true and correct copy of the engagement agreement with Sterne Agee & Leach, Inc., setting forth the fee payable to Sterne Agee & Leach, Inc. for its services rendered to SAL in connection with the Merger and transactions contemplated by this Agreement is attached to SAL Confidential Disclosure Schedule 5.14.

5.15 Environmental Matters.

5.15.1 Except as may be set forth in SAL Confidential Disclosure Schedule 5.15, with respect to SAL and each SAL Subsidiary:

(A) To the Knowledge of SAL and the SAL Subsidiaries, each of SAL and the SAL Subsidiaries, and the SAL Loan Properties (as defined in Section 5.15.2) are, and have been, in material compliance with any Environmental Laws;

(B) Neither SAL nor any SAL Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of SAL and the SAL Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any SAL Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by SAL, or any of the SAL Subsidiaries;

(C) To the Knowledge of SAL and the SAL Subsidiaries, the properties currently owned or operated by SAL or any SAL Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D) No underground storage tanks have been closed or removed from any properties owned or operated by SAL or any of the SAL Subsidiaries or any SAL Loan Property except as in compliance with Environmental Laws; and

(E) During the period of (a) SAL’s or any of the SAL Subsidiaries’ ownership or operation of any of their respective current properties or (b) SAL’s or any of the SAL Subsidiaries’ participation in the management of any SAL Loan Property, to the Knowledge of SAL and the SAL Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of SAL and the SAL Subsidiaries, prior to the period of (x) SAL’s or any of the SAL Subsidiaries’ ownership or operation of any of their respective current properties or (y) SAL’s or any of the SAL Subsidiaries’ participation in the management of any SAL Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F) Neither SAL nor any other SAL Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any SAL Loan Property.

5.15.2 For purposes of this Section 5.15, “SAL Loan Property” means any property in which SAL or an SAL Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through an SAL Loan Participation, and “SAL Loan Participation” means a participation interest in a loan or other extension of credit other than by SAL or an SAL Subsidiary.

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5.16 Loan Portfolio. For purposes of this Section 5.16, SAL and SBT are collectively referred to as SAL.

 5.16.1 The allowances for loan losses reflected in the notes to SAL’s audited consolidated statements of financial condition at December 31, 2012 and 2011 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2012 were, or will be, adequate, as of the dates thereof, under GAAP.

 5.16.2 SAL Confidential Disclosure Schedule 5.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than September 30, 2013), by account, of: (A) all loans (including loan participations) of SAL that have been accelerated during the past twelve (12) months; (B) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from SAL to any borrowers, customers or other parties during the past twelve (12) months wherein SAL has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (C) each borrower, customer or other party which has notified SAL during the past twelve (12) months of, or has asserted against SAL, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of SAL, each borrower, customer or other party which has given SAL any oral notification of, or orally asserted to or against SAL, any such claim; and (D) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of December 31, 2013 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (E) all other assets classified by SAL as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

5.16.3 All loans receivable (including discounts) and accrued interest entered on the books of SAL arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of SAL’s businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of SAL are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by SAL free and clear of any liens.

5.16.4 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

5.17 Related Party Transactions. Neither SAL nor SBT is a party to any transaction (including any loan or other credit accommodation) with any executive officer, director, or affiliate of SAL, except as set forth in SAL Confidential Disclosure Schedule 5.17 or as described in SAL’s proxy statement dated April 18, 2013 distributed in connection with its annual meeting of shareholders held on May 15, 2013. Except as described in such proxy statement or in SAL Confidential Disclosure Schedule 5.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any executive officer, director, or affiliate of SAL is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. SAL has not been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

5.18 Deposits. Except as set forth on SAL Confidential Disclosure Schedule 5.18, none of the deposits of SAL as of December 31, 2013 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

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5.19 Board Approval. The Boards of Directors of SAL and SBT determined that the Merger is fair to, and in the best interests of, SAL, SBT and their shareholders, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, resolved to recommend adoption of this Agreement to the holders of SAL Common Stock, and directed that this Agreement be submitted to the holders of SAL Common Stock for their adoption.

5.20 Registration Obligations. Except as set forth on SAL Confidential Disclosure Schedule 5.20, SAL is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

5.21 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for SAL’s own account, or for the account of one or more of SAL’s Subsidiaries or their customers, in force and effect as of December 31, 2013 (all of which are set forth in SAL Confidential Disclosure Schedule 5.21), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of SAL, with counterparties believed to be financially responsible at the time; and to SAL’s Knowledge each of them constitutes the valid and legally binding obligation of SAL, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither SAL, SBT, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

5.22 Fairness Opinion. Prior to the execution of this Agreement, SAL has received an opinion from Sterne Agee & Leach, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration pursuant to this Agreement is fair from a financial point of view to SAL. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.23 Intellectual Property. SAL owns or, to SAL’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment, and SAL has not received any notice of breach or conflict with respect thereto that asserts the rights of others. SAL has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

5.24 Duties as Fiduciary. Except as set forth on SAL Confidential Disclosure Schedule 5.24, SAL has, if required by virtue of any line of business in which it is or previously was engaged in a “fiduciary capacity,” to its Knowledge performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. SAL has not received notice of any claim, allegation, or complaint from any Person that SAL failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in SAL’s Financial Statements. For purposes of this Section 5.24, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude SAL’s capacity with respect to individual retirement accounts or the SAL Benefit Plans.

5.25 Employees; Labor Matters.

5.25.1 SAL Confidential Disclosure Schedule 5.25.1 sets forth the following information with respect to each employee of SAL and/or SBT as of December 31, 2013: job location, job title, current annual base salary, and years of service, and the amount of incentive compensation or bonus paid for the prior three (3) years.

5.25.2 There are no labor or collective bargaining agreements to which SAL or SBT is a party. There is no union organizing effort pending or, to the Knowledge of SAL, threatened against SAL or SBT. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of SAL, threatened against SAL. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of SAL or SBT, threatened against SAL or SBT (other than routine employee grievances that are not related to union employees). SAL and SBT is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither SAL or SBT are not a party to, or bound by, any agreement for the leasing of employees.

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5.25.3 To SAL’s Knowledge, all Persons who have been treated as independent contractors by SAL for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

5.26 SAL Information Supplied. The information relating to SAL to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.27 Securities and Regulatory Documents. Since December 31, 2010, SAL has filed with the appropriate regulatory and government agencies all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“SAL Regulatory Reports”) required to be filed by it with the appropriate regulatory and government agencies. As of their respective dates, the SAL Regulatory Reports complied with the requirements of the anti-fraud requirements of the Securities Act, and the applicable rules and regulations of the appropriate anti-fraud regulatory and government agencies in all material respects. As of their respective dates and as of the date any information from the SAL Regulatory Reports has been incorporated by reference, the SAL Regulatory Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. SAL has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the SAL Regulatory Reports. Since December 31, 2010, SAL has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“SAL SEC Reports”) required to be filed by it with the SEC. As of their respective dates, the SAL SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the SAL SEC Reports has been incorporated by reference, the SAL SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. SAL has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the SAL SEC Reports (the “SAL Material Agreements”).

5.28 Internal Controls.

5.28.1 The records, systems, controls, data and information of SAL and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SAL or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. SAL and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. SAL has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15(d)-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Section 302 and 906 of the Sarbanes-Oxley Act.

5.28.2 SAL’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the SAL Board; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

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5.28.3 Since December 31, 2010, (A) neither SAL nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of SAL or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing SAL or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SAL or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

5.29 SAL Common Stock. The shares of SAL Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.30 Available Funds. Immediately prior to the Effective Time, SAL will have cash sufficient to pay or cause to be deposited into the Exchange Fund as required by Section 3.2.1.

ARTICLE VI

COVENANTS OF RIVERSIDE

6.1 Conduct of Business.

6.1.1 Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of SAL or SBT, which consent will not be unreasonably withheld, conditioned or delayed, Riverside will: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2 Negative Covenants. Riverside agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by SAL or SBT in writing, it will not, and it will cause it not to:

(A) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(B) change or waive any provision of its certificate of incorporation or bylaws, except as required by law;

(C) change the number of authorized or issued shares of its capital stock, issue any shares of Riverside Common Stock that are held as Treasury Stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Riverside Stock Option Plan or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend in cash, stock or property or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that Riverside may issue shares of Riverside Common Stock upon the valid exercise, in accordance with the information set forth in Riverside Confidential Disclosure Schedule 4.3.1, of presently outstanding Riverside Stock Options issued under the Riverside Stock Option Plan.

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(D) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $10,000 except as contemplated by this Agreement;

(E) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F) grant or agree to pay any bonus (discretionary or otherwise), severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on Riverside Confidential Disclosure Schedules 4.9.1 and 4.13.1 or as required pursuant to Section 7.6 of this Agreement, (ii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed three percent (3%) in the aggregate, (iii) performance bonuses for calendar year 2014 in accordance with Riverside’s 2014 budget and in such amounts as have been accrued by Riverside up to the Effective Time and as set forth in Riverside Confidential Disclosure Schedule 6.1.2(F) hereof, which lists each employee eligible to receive a 2014 performance bonus and the amount of such bonus for each such employee; provided, however that such bonuses shall be prorated by multiplying the amount of the bonus by a fraction, the numerator of which shall be the number of months in 2014 which have occurred prior to the Effective Time of the Merger and the denominator of which shall be twelve (12), or (iv) as otherwise contemplated by this Agreement. Riverside shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $30,000; provided, however, that that Riverside shall not hire any new employee without first seeking to fill any position internally. Except as set forth on Riverside Confidential Disclosure Schedule 6.1.2(F), Riverside will not pay expenses of any employee or director for attending conventions held after the date hereof;

(G) except as set forth on Riverside Confidential Disclosure Schedule 6.1.2(G), enter into or, except as may be required by law or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(H) merge or consolidate Riverside with any other Person; sell or lease all or any substantial portion of the assets or business of Riverside; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Riverside or Riverside and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by Riverside of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(I) except as set forth on Riverside Confidential Disclosure Schedule 6.1.2(I), sell or otherwise dispose of any asset of Riverside other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Riverside to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J) change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating Riverside;

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(K) waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Riverside is a party;

(L) purchase any securities except securities: (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Services, (ii) for purchases made in accordance with Riverside’s existing investment policy, (iii) having a face amount in the aggregate of not more than $500,000, (iv) with a duration of not more than three (3) years and (v) otherwise in the ordinary course of business consistent with past practice;

(M) except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on Riverside Confidential Disclosure Schedule 6.1.2(M) (which schedule need not include any individual commitment which is less than $10,000 in amount provided that such schedule includes the aggregate amount of individual commitments which are less than $10,000 that have been excluded from the schedule), and except for the renewal of existing lines of credit, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) other than in the ordinary course of business consistent with past practice or (ii) make or acquire any new loan or issue any commitment for any new loan with a principal amount of $1,000,000 or more without the prior consent of SAL or SBT; provided that such consent shall be deemed to have been granted if SAL or SBT does not object within three (3) Business Days of receipt of written notice from Riverside of its intent to make such loan;

(N) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O) enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated herein and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any Riverside Benefit Plan;

(S) make any capital expenditures in excess of $5,000 individually or $20,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth on Riverside Confidential Disclosure Schedule 6.1.2(S) which includes the budget for each such pre-existing commitment.

(T) except as set forth on Riverside Confidential Disclosure Schedule 6.1.2(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless SBT has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from SBT; provided, that in the event Riverside proposes to sell any such participation interest, it will provide the Chief Lending Officer of SBT with notice of such intent, including underwriting information for such loan. In the event that SBT has not elected within six (6) Business Days to purchase such participation interests, Riverside shall be free to sell such participation interest to a third party;

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(V) undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by Riverside of more than $10,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $5,000 individually or $20,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X) foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, in the event such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern, providing notice to SAL thereof prior to final sale;

(Y) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with SAL and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of SAL (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of SAL (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(AA) make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or

(BB) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2 Current Information.

6.2.1 During the period from the date of this Agreement to the Effective Time, Riverside will cause one or more of its representatives to confer with representatives of SAL to inform SAL regarding Riverside’s operations at such times as SAL may reasonably request. Riverside will promptly notify SAL of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Riverside. Without limiting the foregoing, senior officers of SAL and Riverside shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of Riverside, and Riverside shall give due consideration to SAL’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither SAL nor SBT shall under any circumstance be permitted to exercise control of Riverside prior to the Effective Time; provided, however, that in order to comply with the forgoing, Riverside shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would interfere with the normal conduct of Riverside’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would , in the opinion of Riverside’s legal counsel, result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law.

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6.2.2 Riverside and SAL shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of Riverside to those used by SAL, which planning shall include, but not be limited to, discussion of the possible termination by Riverside of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Riverside in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Riverside shall not be obligated to take any such action prior to the Effective Time and, unless Riverside otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. SAL and SBT shall indemnify Riverside for any reasonable out-of-pocket fees, expenses, or charges that Riverside may incur as a result of taking, at the request of SAL or any SAL Subsidiary, any action to facilitate the conversion.

6.2.3 Riverside shall provide SAL, within ten (10) Business Days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans). On a monthly basis, Riverside shall provide SAL with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. Riverside will promptly prepare and provide SAL with the minutes of all Riverside and Riverside officer and director loan committee meetings.

6.2.4 Riverside shall promptly inform SAL, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Riverside under any labor or employment law.

6.3 Access to Properties and Records. Subject to Section 12.1, Riverside shall permit SAL or SBT access upon reasonable notice and at reasonable times to its properties, and shall disclose and make available to SAL or SBT during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that Riverside reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which SAL may have a reasonable interest; provided, however, that Riverside shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Riverside’s reasonable judgment, would interfere with the normal conduct of Riverside’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. Riverside shall provide and shall request its auditors to provide SAL with such historical financial information regarding it (and related audit reports and consents) as SAL may reasonably request for Securities Law disclosure purposes. SAL shall use commercially reasonable efforts to minimize any interference with Riverside’s regular business operations during any such access to Riverside’s property, books and records. Riverside shall permit SAL, at SAL’s expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by Riverside and (ii) cause an appraisal to be performed in respect of any real property owned by Riverside.

6.4 Financial and Other Statements.

6.4.1 Promptly upon receipt thereof, Riverside will furnish to SAL copies of each annual, interim or special audit of the books of Riverside made by its independent registered public accountants and copies of all internal control reports submitted to Riverside by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of Riverside made by such accountants.

6.4.2 As soon as reasonably available, but in no event later than the date such documents are filed with the FDIC or NYFS, Riverside will deliver to SAL the Riverside Regulatory Report filed by Riverside. Within five (5) Business days after the end of each month, Riverside will deliver to SAL a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

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6.4.3 Riverside shall permit SAL to review substantially final drafts of its annual report and quarterly reports of income and condition at least five (5) Business Days prior to the date such document is printed or filed, respectively. Riverside promptly will advise upon receipt and permit review by SAL of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of Riverside, to the extent legally permissible.

6.4.4 With reasonable promptness, Riverside will furnish to SAL such additional financial data that Riverside possesses and as SAL may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.5 Maintenance of Insurance. Riverside shall use commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by Riverside as of the date of this Agreement and set forth in Riverside Confidential Disclosure Schedule 4.10.3. Riverside will promptly inform SAL if Riverside receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.6 Disclosure Supplements. From time to time prior to the Effective Time, Riverside will promptly supplement or amend the Riverside Confidential Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Riverside Confidential Disclosure Schedule or which is necessary to correct any information in such Riverside Confidential Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Riverside Confidential Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7 Consents and Approvals of Third Parties. Riverside shall use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.8 All Reasonable Efforts. Subject to the terms and conditions herein provided, Riverside agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.9 Failure to Fulfill Conditions. In the event that Riverside determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify SAL or SBT.

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6.10 Acquisition Proposals.

6.10.1 Riverside agrees that it will not, and will cause its officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person (or Representative of such person) concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person (or Representative of such person) relating to, any Acquisition Proposal, (iv) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other contract related to any Acquisition Proposal or (v) propose or agree to do any of the foregoing; provided, that, prior to the shareholder vote, in the event (a) Riverside receives an unsolicited bona fide written Acquisition Proposal, and (b) Riverside’s Board of Directors concludes in good faith after consultation with its financial advisor that such Acquisition Proposal constitutes a Superior Proposal and (y) that, after receiving a written opinion from its outside counsel that failure to take such actions would be inconsistent with its fiduciary duties to Riverside’s shareholders under applicable law, Riverside may, and may permit its Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of Riverside concludes in good faith (after receiving the written advice of its outside counsel and, with respect to financial matters, consulting with its financial advisor) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Riverside shall have entered into a confidentiality agreement with such third party on terms no less favorable to it, SAL and SBT, than the Confidentiality Agreement, which confidentiality agreement shall not provide such third party with any exclusive right to negotiate with Riverside. Riverside will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than SAL with respect to any Acquisition Proposal. Riverside will promptly (within twenty-four (24) hours) advise SAL following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will keep SAL apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

6.10.2 As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Riverside and its Subsidiaries or 25% or more of any class of equity or voting securities of Riverside or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Riverside, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Riverside or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Riverside, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Riverside or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Riverside.

6.10.3 “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that Riverside’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, after (1) conferring with its financial advisor, (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

6.10.4 Nothing contained in this Agreement shall prevent Riverside or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

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6.11 Reserves and Merger-Related Costs. Prior to the Effective Time, Riverside shall, consistent with GAAP and the rules and regulations of applicable U.S. banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of SAL, provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 9.1.1 and 9.1.3; provided further, that in any event, no accrual or reserve made by Riverside or any of its Subsidiaries pursuant to this Section 6.11 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Riverside or its management with any such adjustments.

6.12 Committee Meetings. Riverside shall permit two (2) representatives of SAL or SBT to attend any meeting of their Board of Directors, loan (or credit) committee and asset liability or any other committee as observers (together, the “SAL Observers”), provided that Riverside shall not be required to permit the SAL Observers to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the SAL Observers may violate or be inconsistent with a confidentiality obligation or fiduciary duty or any legal or regulatory requirement, or breach any privilege held by Riverside.

ARTICLE VII

COVENANTS OF SAL

7.1 Conduct of Business.

7.1.1 Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Riverside, which consent will not be unreasonably withheld, conditioned or delayed, SAL will, and it will cause each SAL Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.1.2 Negative Covenants. SAL agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by Riverside in writing, it will not, and it will cause it not to:

(A) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(B) take any action which would materially adversely affect or delay the consummation of the transactions contemplated by this Agreement;

(C) change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating SAL or SBT;

(D) make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or

(E) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

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7.2 Disclosure Supplements. From time to time prior to the Effective Time, SAL will promptly supplement or amend the SAL Confidential Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such SAL Confidential Disclosure Schedule or which is necessary to correct any information in such SAL Confidential Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such SAL Confidential Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3 Consents and Approvals of Third Parties. SAL shall use its commercially reasonable efforts, and shall cause each SAL Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

7.4 Reasonable Best Efforts. Subject to the terms and conditions herein provided, SAL agrees to use and agrees to cause each SAL Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

7.5 Failure to Fulfill Conditions. In the event that SAL determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Riverside.

7.6 Employee Benefits.

7.6.1 Definition. “Benefit Plan Determination Date” for purposes of this Section shall mean that date selected by SAL and consented to by Riverside, which consent shall not be withheld unreasonably, with respect to each Riverside Benefit Plan to be maintained, frozen, terminated or replaced with a similar plan or program provided by SAL or SBT (as used in this Section, SAL and SBT are collectively referred to as “SAL”) to other employees similarly situated; provided, that, the definition of “Benefit Plan Determination Date” shall be consistent with the premise that the compensation, employee benefits and terms and conditions of employment that are provided by SAL after the Closing Date to Current Riverside Employees shall be no less favorable than those provided by SAL to similarly situated employees of SAL.

7.6.2 General Rule: Parity in Benefits; No Gaps; Credit for Service with Riverside. Within a reasonable period after the Closing Date, but not before the applicable Benefit Plan Determination Date, SAL shall provide (or shall cause to be provided by a Subsidiary of SAL) to all individuals who are employees of Riverside at the Closing Date and who remain so employed immediately following the Effective Time (the “Current Riverside Employees”), compensation, employee benefits and terms and conditions of employment that are substantially similar to those provided by SAL to similarly situated employees of SAL. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall (i) operate to duplicate any benefit provided to any Current Riverside Employees or the funding of any such benefit, (ii) be construed to limit the ability of SAL to review employee benefit plans, programs and arrangements from time to time, to make such changes as SAL deems appropriate in its sole and absolute discretion or to terminate such employee benefit plans, programs and arrangements provided that no such action not otherwise required by this Agreement shall discriminate against Current Riverside Employees relative to similarly situated employees of SAL, (iii) create third party rights against SAL. SAL will cause its insurance providers to waive all pre-existing condition limitations and proof of insurability provisions (to the extent such limitations and provisions did not apply to a pre-existing condition under Riverside’s equivalent plan) and eligibility waiting periods under such plans that would otherwise be applicable to newly-hired employees for all Current Riverside Employees; provided that nothing in this sentence shall limit the ability of SAL to amend or enter into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Current Riverside Employees in a substantially similar manner as employees of SAL are treated. SAL will cause its insurance providers to honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the Current Riverside Employees and their covered dependents during the portion of the plan year prior to the relevant Benefit Plan Determination Date. Under all SAL Benefit Plans, service with Riverside shall be deemed to be service with SAL for eligibility and vesting purposes only, but not for purposes of benefit accrual.

7.6.3 SAL 401(k) Plan Participation. Each Current Riverside Employee who becomes an SAL employee shall be eligible to participate in SAL’s 401(k) plan on the day after the Benefit Plan Determination Date for the Riverside 401(k) Plans. All rights to participate in SAL’s 401(k) Plan are subject to SAL’s right to amend or terminate SAL’s 401(k) plan in its sole and absolute discretion and are subject to the terms of SAL’s 401(k) plan including, but not limited to, the eligibility and vesting provisions of such plan.

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7.6.4 Welfare Benefits. Each Current Riverside Employee who remains employed on the Benefit Plan Determination Date shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to similarly-situated employees of SAL, subject to the terms of such plans and programs, and subject to complying with eligibility requirements of the respective plans and programs. With respect to any welfare benefit plan or program of Riverside that SAL determines, in its sole and absolute discretion, provides benefits of the same type or class as a corresponding plan or program maintained by SAL, SAL shall, unless materially financially burdensome or resulting in an excise tax payable by SAL under Code Section 4980D, continue such Riverside plan or program in effect for the benefit of the Current Riverside Employees until the later of the open enrollment period with respect to the year following the year in which the Merger occurs or each Current Riverside Employee becomes eligible to become participants in the corresponding benefit plan or program maintained by SAL (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of SAL to terminate or amend such plan or program) so that each Current Riverside Employee employed by SAL has no gap in coverage under any hospitalization, medical, dental, life, disability or other welfare plan or program. For purposes of all employee welfare benefit plans, programs and agreements maintained by or contributed to by SAL, SAL shall treat, and in the case of an insured plan, shall cause the providers of each such plan, program or arrangement to treat the service with Riverside prior to the Closing Date of any Current Riverside Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of Riverside prior to the Closing) as service rendered to SAL for all purposes; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit available to any Current Riverside Employee. Persons who were employed by Riverside or any Affiliate and who were entitled to continue health coverage under COBRA or any similar state law shall continue to be entitled to COBRA coverage and coverage under similar state law under the Riverside Benefit Plans that are health plans and, in the event of a termination of such plans, SAL shall continue to provide COBRA coverage.

7.6.5 Paid Time Off Programs. SAL will give each Current Riverside Employee credit, for purposes of SAL’s vacation and/or other paid leave benefit programs, for such Current Riverside Employees’ accrued and unpaid vacation and/or paid leave balance with Riverside as of the Closing Date.

7.6.6 Certain Agreements.

(A) Subject to any required regulatory approval, and subject to the terms and conditions reflected in Schedules 7.6.6 and 7.6.9 and satisfaction of all conditions in any Regulatory Approval, SAL agrees to honor the employment agreements, and change in control agreements that Riverside has with its current employees, which are identified in Riverside Confidential Disclosure Schedule 4.9.1, except to the extent such agreements shall be amended, superseded or terminated with the written consent of the affected individuals. Riverside Confidential Disclosure Schedule 7.6.6(a) sets forth those individuals with whom SAL and/or SBT will enter into agreements, concurrently with the execution of this Agreement, to be effective upon the consummation of the Merger, which agreements shall replace and supersede any agreements such individuals have with Riverside immediately prior to the Effective Time.

(B) Notwithstanding anything contained in the agreements in Riverside Confidential Disclosure Schedule 4.9.1 or referenced in Riverside Confidential Disclosure Schedule 7.6.6 or in this Agreement, no payment shall be made under any employment, deferred compensation, change of control, severance contract, stock option plan or plan that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute a “parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered a “parachute payment.”

(C) Except for the agreements described in the preceding sentences of this Section 7.6.6 and except as otherwise provided in this Agreement, subject to and following the occurrence of the Effective Time, the Riverside Benefit Plans shall, in the sole and absolute discretion of SAL, be frozen, terminated or merged into comparable plans of SAL, effective at such time as SAL shall determine in its sole and absolute discretion.

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7.6.7 No Guarantee of Employment. Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by SAL hereunder or by operation of law, SAL shall have no obligation arising from and after the Closing Date to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of Riverside as of the Closing Date. Each Person who is an employee of Riverside as of the Closing Date and who is terminated by SAL for a reason other than cause within six (6) months subsequent to the Closing Date or is not offered employment with SAL as of the Effective Time or resigns for good reason, excluding those employees who are entitled to benefits under employment arrangements, shall be entitled to severance benefits pursuant to Riverside’s current severance plan or policy or Riverside’s current severance plan or policy; provided, however, if such benefits pursuant to Riverside’s plan or policy will result in an excise tax under Code Section 4980D, such plan or policy shall be modified to the extent necessary so as to avoid the imposition of such excise tax.

7.6.8 Revisions to Certain Documents and Agreements. Subject to any required regulatory approval or satisfaction of a condition in any Regulatory Approval, concurrently with the execution of this Agreement, Riverside shall, in cooperation with SAL, make such amendments to agreements, as appropriate, and take such actions as necessary to give effect to the transaction contemplated by this Agreement, including, without limitation, the provision of any notices, the entering into settlement and release agreements, and the adoption of certain agreements or amendments to agreements as referenced in Riverside Confidential Disclosure Schedule 7.6.6(a) and Exhibit B hereto.

7.6.9 Regional Leadership Position. SAL will offer John M. Davis an executive position with the title of President of the New York Region of SBT pursuant to the form of agreement set forth in SAL Confidential Disclosure Schedule 7.6.9.

7.6.10 401(k) Plan. If requested by SAL in writing prior to the Effective Time, and subject to the occurrence of the Effective Time, Riverside shall cause to be adopted prior to the Closing Date resolutions of the Board of Directors of Riverside and any necessary amendments to cease all contributions to any and all 401(k) plans maintained or sponsored by Riverside or any of its Subsidiaries (collectively, the “401(k) Plans”), and to prohibit the entry of new participants to the 401(k) Plans as of the day preceding the Closing Date. In the sole discretion of SAL, the 401(k) Plans may be merged into the SAL 401(k) Plan. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of SAL, which shall not be unreasonably withheld. Riverside shall deliver to SAL an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Riverside and shall fully comply with such resolutions and any necessary amendments. If, in accordance with this Section 7.6.10, SAL requests in writing that Riverside freeze entry of new participants into the 401(k) Plans, Riverside shall take such actions as SAL may reasonably require in furtherance of the assumption of the 401(k) Plans by SAL, including, but not limited to, adopting such amendments to the 401(k) Plans as may be necessary to effect such assumption.

7.7 Directors and Officers Indemnification and Insurance.

7.7.1 Prior to the Effective Time, SAL shall obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of Riverside’s existing directors’ and officers’ insurance policies, and (ii) Riverside’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six (6) years from and after the Effective Time, from an insurance carrier with the same or better credit rating as Riverside’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance” and such insurance carrier, the “Insurance Carrier”) with terms, conditions, retentions and limits of liability that are at least as favorable as Riverside’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any Person covered thereby that arose, existed, or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall SAL be required to expend for such “tail” policy a premium amount in excess of an amount equal to 150% of the annual premiums paid by Riverside for D&O Insurance in effect as of the date of this Agreement. In connection with the foregoing, Riverside agrees, in order for SAL to fulfill its agreement, to provide the Insurance Carrier with such representations as such insurer may request with respect to the reporting of any prior claims.

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7.7.2 In addition to Section 7.7.1, SAL shall, from and after the Effective Date, to the fullest extent that would have been permitted to Riverside under applicable law and the Riverside Certificate of Incorporation (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Riverside (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of SAL, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was an Indemnified Party if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify SAL (but the failure so to notify SAL shall not relieve it from any liability which it may have under this Section 7.7.2, except to the extent such failure materially prejudices SAL). In the event of any such Claim (whether arising before or after the Effective Time) (1) SAL shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption SAL shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if SAL elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between SAL and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and SAL shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, SAL shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) SAL shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.7.3 In the event that either SAL or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SAL shall assume the obligations set forth in this Section 7.7.

7.7.4 The obligations of SAL provided under this Section 7.7 are intended to be enforceable against SAL directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of SAL.

7.8 Stock Listing. SAL agrees to file a notification form for the listing on the NASDAQ Stock Market (or such other national securities exchange on which the shares of SAL Common Stock shall be listed as of the Closing Date) of the shares of SAL Common Stock to be issued in the Merger.

7.9 Reservation of Stock. SAL agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of SAL Common Stock to fulfill its obligations under this Agreement.

7.10 Communications to Riverside Employees; Training. SAL, SBT and Riverside agree that as promptly as practicable following the execution of this Agreement, meetings with employees of Riverside shall be held at such locations as SAL and Riverside shall mutually agree, provided that representatives of Riverside shall be permitted to attend such meetings. SAL, SBT and Riverside shall mutually agree in advance as to the scope and content of all communications to the employees of Riverside. At mutually agreed upon times following execution of this Agreement, representatives of SAL and SBT shall be permitted to meet with the employees of Riverside to discuss employment opportunities with SAL and SBT, provided that representatives of Riverside shall be permitted to attend any such meeting. From and after the first date on which all Regulatory Approvals (and waivers, if applicable) and the Riverside Shareholder Approval and the shareholders approval of SAL necessary for the consummation of the Merger (disregarding any waiting period) have been obtained, SAL shall also be permitted to conduct training sessions outside of normal business hours or at other times as Riverside may agree, with the employees of Riverside and may conduct such training seminars at any branch location of Riverside; provided that SAL will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with Riverside’s normal business operations.

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7.11 Current Information. During the period from the date of this Agreement to the Effective Time, SAL will cause one or more of its representatives to confer with representatives of Riverside to inform Riverside regarding SAL’s operations at such times as Riverside may reasonably request. SAL will promptly notify Riverside of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving SAL or any SAL Subsidiary.

7.12 Payment of Retention Bonuses. Notwithstanding any other provision hereof, Riverside shall have the right to pay the retention bonuses set forth on Riverside Confidential Disclosure Schedule 7.12 to the employees listed on such Schedule in the amounts set forth on such Schedule provided that such employees remain employees of Riverside from the date hereof through the Closing Date; provided, however, with respect any employee that SAL determines is critical for transition and/or system conversion following the Closing Date, Riverside shall work with SAL to extend the retention period beyond the Closing Date for a period not to exceed sixty (60) days.

7.13 Advisory Board. SBT shall, as of the Effective Date, establish an advisory board to seek to retain and develop customer relationships in the Riverside Valley and from among the customers of Riverside. Each current member of the Riverside Board of Directors who is not a Riverside Designated Nominee will be invited to join the advisory board.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1 Meetings of Shareholders.

8.1.1. Riverside will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Merger (the “Riverside Shareholders Meeting”), except as otherwise provided in this section, (ii) in connection with the solicitation of proxies with respect to the Riverside Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the Riverside shareholders, except as otherwise provided for herein; and (iii) cooperate and consult with SAL with respect to each of the foregoing matters. The Board of Directors of Riverside may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

8.1.2. SAL will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of amending its certificate of incorporation to authorize additional shares of common stock and take such other actions as are contemplated pursuant to this Agreement and the Merger (the “SAL Shareholders Meeting”), except as otherwise provided in this section, (ii) in connection with the solicitation of proxies with respect to the SAL Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the SAL shareholders; and (iii) cooperate and consult with Riverside with respect to each of the foregoing matters. The Board of Directors of SAL may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

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8.2 Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1 For the purposes (i) of registering SAL Common Stock to be offered to holders of Riverside Common Stock in connection with the Merger with the SEC under the Securities Act and (ii) of holding the Riverside Shareholders Meeting, SAL shall draft and prepare, and Riverside shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Riverside to the Riverside shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). SAL shall provide Riverside and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. SAL shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of SAL and Riverside shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Riverside shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders. SAL shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Riverside shall furnish all information concerning Riverside and the holders of Riverside Common Stock as may be reasonably requested in connection with any such action.

8.2.2 SAL shall, as soon as practicable following the filing of its December 31, 2013 Form 10-K, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. SAL will advise Riverside promptly after SAL receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of SAL Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and SAL will provide Riverside with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Riverside may reasonably request.

8.2.3 Riverside and SAL shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Riverside shall cooperate with SAL in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and SAL shall file an amended Merger Registration Statement with the SEC, and Riverside shall mail an amended Proxy Statement-Prospectus to its shareholders.

8.3 Regulatory Approvals. Each of Riverside and SAL will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the NYFS, CDOB, the FDIC, the FRB and any other third parties and Governmental Entities or Bank Regulators necessary to consummate the transactions contemplated by this Agreement. Riverside and SAL will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of Riverside, SAL or SBT to any Bank Regulator or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Riverside shall have the right to review and approve in advance all characterizations of the information relating to Riverside which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, Riverside and SAL shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. Each of Riverside, SBT and SAL will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement; provided, however, SAL and SBT shall not be required to comply with any such condition that would result in a Material Adverse Effect on SAL, SBT or Riverside.

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8.4 Voting Agreements. Contemporaneously with the execution of this Agreement, Riverside shall deliver to SAL copies of voting agreements signed by each member of the Board of Directors of Riverside, Riverside’s executive officers and the Riverside Designated Nominees.

ARTICLE IX

CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations Under this Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1 Shareholder Approval.

(A) This Agreement and each transaction contemplated hereby requiring shareholder approval shall have been approved and adopted by the requisite votes of the shareholders of Riverside.

(B) This Agreement and each transaction contemplated hereby requiring shareholder approval shall have been approved and adopted by the requisite votes of the shareholders of SAL, and by SAL as the sole shareholder of SBT.

9.1.2 Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3 Regulatory Approvals. All Regulatory Approvals required to complete the Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

9.1.4 Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of SAL Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5 NASDAQ Listing. SAL shall have filed a notification form for the listing of the SAL Common Stock to be issued in the Merger if required under NASDAQ rules.

9.2 Conditions to the Obligations of SAL Under this Agreement. The obligations of SAL under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.7 at or prior to the Closing Date:

9.2.1 Representations and Warranties. Each of the representations and warranties of Riverside set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and Riverside shall have delivered to SAL a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Riverside as of the Effective Time.

9.2.2 Agreements and Covenants. Riverside shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with at or prior to the Effective Time, and SAL shall have received a certificate signed on behalf of Riverside by the Chief Executive Officer and Chief Financial Officer of Riverside to such effect dated as of the Effective Time.

9.2.3 Permits, Authorizations, Etc. Riverside shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on either Riverside or SAL.

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9.2.4 No Material Adverse Effect. There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of Riverside (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably would be expected to have a Material Adverse Effect on Riverside.

9.2.5 Tax Opinion. SAL shall have received an opinion of Cranmore, FitzGerald & Meaney, counsel to SAL, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of SAL, Riverside and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

9.2.6 Regulatory Conditions. No Regulatory Approval required for the consummation of the Merger shall include any condition or requirement that would result in a Material Adverse Effect on SAL or Riverside, and their Subsidiaries.

9.2.7 Limitation on Dissenters’ Rights. As of the Closing Date, the holders of no more than 10% of the Riverside Common Stock that is issued and outstanding shall have taken the actions as may be required by applicable law to qualify their Riverside Common Stock as Dissenters’ Shares.

9.2.8 2013 Options.

(A) As of the Closing Date, all Terminating 2013 Options shall be terminated in accordance with Section 3.3.2 of this Agreement.

(B) Prior to the Closing Date, Riverside shall provide SAL with a written opinion from Riverside’s legal counsel that the Valid 2013 Options are enforceable.

9.2.9 Agreements with Certain Executive Officers of Riverside. As of the Closing Date, those executive officers identified in Riverside Confidential Disclosure Schedule 7.6.6(a) shall have entered into agreements substantially in the form attached in Riverside Confidential Disclosure Schedule 7.6.6, which shall become effective at the Effective Time of the Merger.

9.3 Conditions to the Obligations of Riverside Under this Agreement. The obligations of Riverside under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1 Representations and Warranties. Each of the representations and warranties of SAL and SBT set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and SAL shall have delivered to Riverside a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of SAL as of the Effective Time.

9.3.2 Agreements and Covenants. SAL and SBT shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Riverside shall have received a certificate signed on behalf of SAL by the Chief Executive Officer and Chief Financial Officer of SAL to such effect dated as of the Effective Time.

9.3.3 Permits, Authorizations, Etc. SAL and SBT shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on SAL and SBT, taken as a whole.

9.3.4 No Material Adverse Effect. There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of SAL and the SAL Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably would be expected to have a Material Adverse Effect on SAL.

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9.3.5 Tax Opinion. Riverside shall have received an opinion of Windels Marx Lane & Mittendorf, LLP, special counsel to Riverside, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of SAL, Riverside and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of SAL or Riverside (except as otherwise indicated below):

10.1.1 At any time by the mutual written agreement of SAL, SBT and Riverside;

10.1.2 By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure the default; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Riverside) or Section 9.3.1 (in the case of a breach of a representation or warranty by SAL or SBT);

10.1.3 By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party or its Subsidiaries, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Riverside) or Section 9.3.2 (in the case of a breach of covenant by SAL or SBT);

10.1.4 At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by SAL and Riverside; provided, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

10.1.5 By either party, if the shareholders of Riverside or SAL shall have voted at the Riverside or SAL Shareholders’ Meeting, respectively, on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions.

10.1.6 By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

10.1.7 By Riverside, if the Board of Directors of SAL shall have (i) failed to recommend in the Proxy Statement that the shareholders of SAL approve the transactions contemplated by this Agreement, or withdrawn, modified, or qualified such recommendation in a manner adverse to Riverside or resolved to do so;

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 10.1.8 By Riverside, if, prior to receipt of shareholder approval, Riverside has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, but only if prior to terminating this Agreement, Riverside (A) pays to SAL the Termination Fee and Termination Expenses, and (B) delivers to SAL a release signed by the parties to such acquisition agreement and any entity that controls such parties, which release shall be in form and substance reasonably satisfactory to SAL and shall irrevocably waive any right the releasing parties may have to challenge the payment to SAL of the Termination Fee and Termination Expenses; and

10.1.9 By SAL, if the Board of Directors of Riverside shall have (i) failed to recommend in the Proxy Statement that the shareholders of Riverside approve this Agreement, or withdrawn, modified, or qualified such recommendation in a manner adverse to SAL or resolved to do so, (ii) failed to recommend against acceptance of a tender offer or exchange offer for outstanding Riverside Common Stock that has been publicly disclosed (other than by SAL or an affiliate of SAL) within ten (10) Business Days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, or (iii) (A) recommended or endorsed an Acquisition Proposal, or (B) failed to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) Business Days after an Acquisition Proposal is publicly announced, or (iv) breached its obligations under Section 8.1.1 in any material respect.

10.2 Effect of Termination.

10.2.1 In the event of termination of this Agreement by either SAL or Riverside pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect. Notwithstanding anything to the contrary contained in this Agreement, neither SAL nor Riverside shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

10.2.2 If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As used in this Agreement, “Termination Fee” shall mean an amount equal to $1,200,000 and “Termination Expenses” shall mean the actual out-of-pocket expenses incurred by the party in connection with the transactions contemplated by this Agreement in an amount up to $500,000. As a condition of each party’s willingness, and in order to induce each party to enter into this Agreement, and to reimburse the parties for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, each party hereby agrees to pay the other party, and the other party shall be entitled to payment of, the Termination Fee and Termination Expenses by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by the other party, as applicable, following the occurrence of any of the events set forth below:

(i) Riverside terminates this Agreement pursuant to Section 10.1.7 or 10.1.8 or SAL terminates this Agreement pursuant to Section 10.1.9; or

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(ii) The entering into a definitive agreement by Riverside relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Riverside within one (1) year after the occurrence of any of the following: (i) the termination of this Agreement by SAL pursuant to Section 10.1.2 or 10.1.3 because of a breach by Riverside after the occurrence of a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or board of directors of Riverside; or (ii) the termination of this Agreement by SAL or Riverside pursuant to Section 10.1.5 because of the failure of the shareholders of Riverside to approve this Agreement at the Riverside Shareholders Meeting after the occurrence of an Acquisition Proposal or tender or exchange offer has been publicly announced or otherwise made known to the shareholders of Riverside.

(D) Riverside and SAL acknowledge that the agreements contained in this Section 10.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable pursuant to this Section 10.2.2 constitute liquidated damages and not a penalty and shall be the sole and exclusive monetary remedy of such party in the event of termination of this Agreement on the bases specified in such section.

10.3 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Riverside or SAL), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Riverside, there may not be, without further approval of such shareholders, any amendment of this Agreement which decreases or increases the amount or value, or changes the form of, the Merger Consideration to be delivered to Riverside’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article X may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XI

MISCELLANEOUS

11.1 Confidentiality. Except as specifically set forth herein, SAL and Riverside mutually agree to be bound by the terms of the Confidentiality Agreements, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreements. The parties hereto agree that the Confidentiality Agreements shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

11.2 Public Announcements. Riverside and SAL shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Riverside nor SAL shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

11.3 Survival. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

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11.4 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to Riverside, to:

John M. Davies

President and Chief Executive Officer

Riverside Bank

11 Garden Street

Poughkeepsie, New York 12601

With required copies to:

Robert A. Schwartz

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza

New Brunswick, NJ 08901

rschwartz@windelsmarx.com

If to SAL and SBT, to:

Richard J. Cantele, Jr.

President and Chief Executive Officer

Salisbury Bancorp, Inc. and

Salisbury Bank and Trust Company

5 Bissell Street

Lakeville, CT 06039

With required copies to:

J. J. Cranmore

Cranmore, FitzGerald & Meaney

49 Wethersfield Avenue

Hartford, CT 06114

jcranmore@cfmlawfirm.com

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given, as applicable: (i) as of the date delivered by hand, (ii) upon confirmation of transmission, (iii) three (3) Business Days after being delivered to the U.S. mail, postage prepaid, or (iv) one (1) Business Day after being delivered to the overnight courier.

11.5 Parties in Interest. This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for Section 7.6.6, 7.6.7, 7.6.8 and 7.7 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.6 Complete Agreement. This Agreement, including the Exhibits and Confidential Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements) between the parties, both written and oral, with respect to its subject matter.

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11.7 Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

11.8 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to principles of conflicts of law.

11.10 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

SALISBURY BANCORP, INC.

/s/ Richard J. Cantele, Jr.
Richard J. Cantele, Jr.
President and Chief Executive Officer

SALISBURY BANK AND TRUST COMPANY

/s/ Richard J. Cantele, Jr.
Richard J. Cantele, Jr.
President and Chief Executive Officer

RIVERSIDE BANK

/s/ John M. Davies
John M. Davies
President and Chief Executive Officer

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IN WITNESS WHEREOF, the following directors of Riverside have, solely in their capacity as directors of Riverside and not in their personal or individual capacities, executed this Agreement as of the date first set forth above, solely in order to satisfy the requirements of Section 36a-125 (b) of the Banking Law of Connecticut; such signature shall not imply that any such director shall have personal liability for any provision of this Agreement, nor shall such signature make any such director a personal party to such Agreement.

/s/ Charles M. Andola .	/s/ David S. MacFarland
Charles M. Andola	David S. MacFarland

/s/ Austin E. Hodgkins, Jr.
Austin E. Hodgkins, Jr.	David E. Petrovits

/s/ John M. Davies
John M. Davies	Steven R. Turk

/s/ Thomas C. DeBenedictus	/s/ George E. Banta
Thomas C. DeBenedictus	George E. Banta

/s/ Ira Effron
Michael D. Gordon	Ira Effron

/s/ P. Diane Hoe
P. Diane Hoe	Ralph V. Ellis

/s/ Paul S. Hoffner	/s/ John P. O'Shea
Paul S. Hoffner	John P. O'Shea

/s/ Stephen P. Lumb	/s/ Carl S. Wolfson
Stephen P. Lumb	Carl S. Wolfson

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IN WITNESS WHEREOF, the following directors of SAL have, solely in their capacity as directors of SAL and not in their personal or individual capacities, executed this Agreement as of the date first set forth above, solely in order to satisfy the requirements of Section 36a-125 (b) of the Banking Law of Connecticut; such signature shall not imply that any such director shall have personal liability for any provision of this Agreement, nor shall such signature make any such director a personal party to such Agreement.

/s/ Louis E. Allyn II
Louis E. Allyn II

/s/ Robert S. Drucker
Robert S. Drucker

/s/ David B. Farrell
David B. Farrell

/s/ Michael A. Varet
Michael A. Varet

/s/ Louise F. Brown
Louise F. Brown

/s/ Richard J. Cantele, Jr.
Richard J. Cantele, Jr.

/s/ Nancy F. Humphreys
Nancy F. Humphreys

/s/ Arthur J. Bassin
Arthur J. Bassin

/s/ Holly J. Nelson
Holly J. Nelson

/s/ John F. Perotti
John F. Perotti

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Exhibit A

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is dated as of March ___, 2014, by and among Salisbury Bank and Trust Company, a commercial bank chartered pursuant to the laws of Connecticut (“Bank”), Salisbury Bancorp, Inc., a Connecticut corporation and the bank holding company for the Bank (“Company”, and together with the Bank, “Salisbury”), and the shareholder of Riverside Bank executing this Agreement on the signature page hereto (the “Shareholder”).

RECITALS

A. Contemporaneously with the execution of this Agreement, Salisbury and Riverside Bank have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which all issued and outstanding shares of Riverside Bank will be converted to the right to receive shares of Company common stock upon the terms and conditions contained in the Merger Agreement (the “Merger”).

B. As of the date hereof, the Shareholder is the record and Beneficial Owner (as defined below) of that number of shares of Riverside Bank Common Stock (including, for purposes of this Agreement, all shares or other voting securities into which any shares of Riverside Bank Common Stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities that may be declared in respect of such shares of Riverside Bank Common Stock)) (the “Riverside Bank Common Shares”) set forth below the Shareholder’s name on the signature page hereto.

C. In order to provide Salisbury with reasonable certainty that the Merger Agreement could be approved by the shareholders of Riverside Bank and in consideration of Salisbury’s entering into the Merger Agreement and proceeding to use its best efforts to consummate the Merger, and in consideration of expenses incurred and to be incurred by Salisbury in connection therewith, Shareholder is executing this Agreement to indicate Shareholder’s agreement to vote in favor of approving the Merger Agreement at any meeting of Riverside Bank’s shareholders called to approve the Merger Agreement.

NOW THEREFORE, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

1.1 Definitions. For the purposes of this Agreement:

“Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended).

“Jointly Owned Shares” means the Riverside Bank Common Shares Beneficially Owned by the Shareholder as of the date hereof (including any Riverside Bank Common Shares that the Shareholder may acquire in any manner, including by exercise of option, after the date hereof) for which the Shareholder has joint or shared voting power with such Shareholder’s spouse.

“Owned Shares” means the Riverside Bank Common Shares Beneficially Owned by the Shareholder as of the date hereof (including any Riverside Bank Common Shares that the Shareholder may acquire in any manner, including by exercise of option, after the date hereof) for which the Shareholder has sole voting power.

“Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, hypothecation, encumbrance, constructive sale, or other disposition of such security or the Beneficial Ownership thereof (including by operation of law), or the entry into of any contract, agreement or other obligation to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting, investment or dispositive power of such security.

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II. SUPPORT OBLIGATIONS OF THE SHAREHOLDER

2.1. Agreement to Vote. The Shareholder irrevocably and unconditionally agrees that from and after the date hereof, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders of Riverside Bank called to vote for approval of the Merger, however called, or in connection with any written consent of Riverside Bank’s shareholders relating to the Merger, the Shareholder will (x) appear in person or by proxy at each such meeting, cause all of the Shareholder’s Owned Shares, and use the Shareholder’s reasonable best efforts to cause all of the Shareholder’s Jointly Owned Shares, to be counted as present thereat for purposes of calculating a quorum, and grant each request by Riverside Bank for written consent, if any, and (y) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, in favor of the adoption of the Merger Agreement and the Merger and, if it shall be necessary for any such meeting to be adjourned or postponed due to a lack of a quorum, in favor of such adjournment or postponement.

2.2. Restrictions on Transfer. Except as otherwise consented to in writing by Salisbury, the Shareholder agrees from and after the date hereof not to tender, or cause to be tendered, into any tender or exchange offer or otherwise directly or indirectly Transfer, or cause to be Transferred, any Owned Shares or Jointly Owned Shares (or any rights, options or warrants to acquire any Riverside Bank Common Shares), except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descents or the spouse of the Shareholder, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee of any transfer described in this Section 2.2 agrees in writing to be bound by the terms of this Agreement. If so requested by Salisbury, the Shareholder agrees that the certificates representing Owned Shares and Jointly Owned Shares shall bear a legend stating that they are subject to this Agreement.

2.3 The undersigned will vote the Owned Shares and Jointly Owned Shares, or cause them to be voted, against approval of any other agreement providing for a merger, consolidation, sale of assets, or other business combination of Riverside Bank with any person or entity other than Salisbury.

2.4 The undersigned will not: (a) directly or indirectly solicit or encourage (including by way of furnishing information), or initiate any communication with any other person or entity with respect to, any proposal for a merger, consolidation, sale of assets or other business combination involving Riverside Bank or for the acquisition of any capital stock of Riverside Bank; or (b) encourage any person, firm, corporation, group or other entity to engage in any of the actions covered by subparagraph (a) above.

III. GENERAL

3.1. Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of New York (without regard to principles of conflict of laws that would apply the law of another jurisdiction).

3.2. Amendments. This Agreement may not be amended except by written agreement signed by Salisbury and by the Shareholder.

3.3. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

3.4. Counterparts; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile or pdf signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

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3.5. Effectiveness and Termination. This Agreement will become effective when Salisbury has received the counterparts signed by the Shareholder and itself and shall terminate on the earlier of (i) date that the Merger is approved by Riverside Bank’s shareholders, (ii) the termination of the Merger Agreement by mutual consent of Salisbury and Riverside Bank effected in accordance with the terms thereof, (iii) the passage of eighteen (18) months after termination of the Merger Agreement, (iv) the payment in full by Riverside Bank of all applicable Riverside Bank Termination Fees and Termination Expenses (as defined in the Merger Agreement), (v) the termination of the Merger Agreement effected in accordance with the terms thereof by Riverside Bank by reason of any action or failure to act of Salisbury, or (vi) the termination of the Merger Agreement effected in accordance with the terms thereof by Salisbury by reason of any action or failure to act of Riverside Bank. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, no party hereto shall have any further obligation or liability hereunder.

3.6 Proxy. The Shareholder hereby constitutes and appoints the President and Chief Executive Officer of Salisbury, with full power of substitution, as the Shareholder’s proxy with respect to the matters set forth herein, including without limitation, each of the matters described in Section 2.1 of this Agreement, and hereby authorizes such proxy to represent and to vote, if and only if the Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the terms of this Agreement, all of such Shareholder’s Owned Shares in the manner contemplated by Section 2.1 of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given to induce Salisbury and execute the Merger Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement or any such rights granted hereunder terminate or expire pursuant to the terms hereof. The Shareholder hereby revokes any and all previous proxies with respect to the Shareholder’s Owned Shares and, to the extent permissible, the Jointly Owned Shares and shall not hereafter, unless and until this Agreement or any rights granted hereunder terminate or expire pursuant to the terms hereof, purport to grant any other proxy or power of attorney with respect to any of the Shareholder’s Owned Shares, deposit any of the Shareholder’s Owned Shares or the Jointly Owned Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person or entity, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of any of the Shareholder’s Owned Shares and, to the extent permissible, the Jointly Owned Shares, in each case, with respect to any of the matters set forth herein.

3.7 The undersigned Shareholder represents that he or she has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement, and that this Agreement constitutes a valid and binding agreement with respect to such party, enforceable against such party in accordance with its terms.

3.8 The undersigned Shareholder acknowledges that irreparable damage would occur if any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the undersigned agrees that Salisbury shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the provisions hereof and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which Salisbury may be entitled at law or equity.

3.9 Capacity as Shareholder.  Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent the Shareholder (a) from exercising his or her duties and obligations as a director of Riverside Bank or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of Riverside Bank, or (b) if the Shareholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his to her duties and obligations as a trustee or fiduciary of such ERISA plan or trust.  The Shareholder is executing this Agreement solely in his or her capacity as a shareholder of Riverside Bank.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

SALISBURY BANK AND TRUST COMPANY

By: __________________________
Name: Richard J. Cantele, Jr.
Title: President and Chief Executive Officer

SALISBURY BANCORP, INC.

By: __________________________
Name: Richard J. Cantele, Jr.
Title: President and Chief Executive Officer

(Shareholder signature page follows)

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SHAREHOLDER
Shareholder:	__________________
Signature:	__________________
Title, if applicable:	__________________
Owned Shares:	__________________
Jointly Owned Shares:	__________________
Notice Address:	__________________
____________________________________

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Exhibit B

EMPLOYMENT AGREEMENT

by and between

SALISBURY BANK AND TRUST COMPANY

and

JOHN DAVIES

This Employment Agreement (this “Agreement”), which is contingent upon consummation of the Merger, as defined herein, and which shall be effective upon the Effective Time of the Merger (the “Effective Date”), is made and entered into on March 18, 2014, by and between Salisbury Bank and Trust Company, a Connecticut-chartered commercial bank with its principal administrative office at 5 Bissell Street, Lakeville, CT 06039-1868 (together with its successors and assigns, the “Bank”) and John Davies (“Executive”). Any reference to the “Company” hereunder shall mean Salisbury Bancorp, Inc. (together with its successors and assigns), the parent of the Bank that owns 100% of the Bank.

RECITALS

WHEREAS, the Bank, the Company and Riverside Bank have contemporaneously entered into an Agreement and Plan of Merger, dated as of March 18, 2014 (the “Merger Agreement”), pursuant to which Riverside Bank will merge with and into the Bank, and the Bank will be the surviving institution (the “Merger”); and

WHEREAS, the parties hereto agree that the Executive’s commitment to the long-term success of the combined institution and the ability of Executive to retain and build upon the relationships he developed with Riverside Bank and those he will continue to develop in the future with the Bank are important factors in the decision of the Bank and Company to enter into the Merger Agreement; and

WHEREAS, Executive possesses unique and valued experience with, and essential knowledge about the relevant banking market served by Riverside Bank; and

WHEREAS, the Bank and the Executive desire to enter into this Agreement, which shall supersede any change in control or employment agreement by and between Riverside Bank and the Executive, including but not limited to, Executive’s employment agreement, as amended with Riverside Bank, Executive’s supplemental executive retirement plan, and Executive’s rights, benefits and interest in a bank owned split dollar life insurance policy, and which shall be contingent upon the consummation of the Merger and shall become effective immediately upon the Effective Time of the Merger (as defined in the Merger Agreement); and

WHEREAS, In order to induce Executive to be and remain employed with the Bank, the Bank and Executive desire to set forth in writing the terms of employment.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein contained, it is mutually agreed between the parties hereto as follows:

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1. Term. The initial term of this Agreement shall continue for a term commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Term”). Beginning on the second anniversary of the Effective Date and continuing on each annual anniversary of the Effective Date (each an “Anniversary Date”) this Agreement shall automatically renew for an additional year (each succeeding period shall also be referred to herein as the “Term”), unless at least thirty (30) days prior to such Anniversary Date, either party gives written notice of non-renewal to the other. If such notice of non-renewal is given as permitted hereunder, the Agreement will expire at the conclusion of the then current Term. Notwithstanding any provision of this Agreement to the contrary, Executive’s employment may be terminated at any time prior to the expiration of the Term subject to the provisions of this Agreement, including, without limitation, Sections 4, 5, 6, 9, 10, 11, 12 and 13. Notwithstanding the foregoing, in the event that at any time during the Term of this Agreement, the Company or the Bank has entered into an agreement to effect a transaction which would be a Change in Control (as defined in Section 3 hereof), then the Term of this Agreement shall be automatically extended through the date that is twelve (12) months following the date on which the Change in Control occurs, provided, however, that if the Change in Control does not occur as contemplated, then the Term of the Agreement shall be the Term in effect prior to entry into the agreement referred to above. Provided further that in the event Executive fails to commence his duties under Section 2 of this Agreement at the commencement of the initial term of this Agreement, then Executive shall forfeit all benefits to which he would otherwise be entitled pursuant to a change in control of Riverside Bank.

2. Duties. Executive shall serve as the President of the New York Region of the Bank and report directly to the President and Chief Executive Officer of the Bank. The Bank shall pay and Executive shall accept as full consideration for his services hereunder, compensation consisting of the following:

1. Base Salary. Executive’s initial base salary will be $225,000.00 per year. “Base Salary” is payable in installments in accordance with the Bank’s normal payroll practices, less such deductions or withholdings as are required by law. Such base salary shall be evaluated at least annually and shall be not less than $225,000.00.

2. Initial Cash Bonus. The Bank shall pay, or shall direct Riverside Bank to pay immediately prior to the Effective Time of the Merger, Executive an initial cash success bonus of $70,000.00, contingent upon (i) the happening of the Effective Time at or prior to December 31, 2014, and (ii) as of the Effective Time, the dollar amount of the gross loan portfolio of Riverside Bank will equal at least 90% of the dollar amount of the gross loan portfolio of Riverside Bank as of December 31, 2013.

3. Incentives.

(a) Benefit Plans. During his employment with the Bank under this Agreement, Executive shall participate in any current or future bonus or incentive plans of the Bank, made available at the sole discretion of the Bank’s Board of Directors upon the recommendation of the Human Resources and Compensation Committee of the Board, whether such plans provide for awards in cash or securities, including an award of units pursuant to the Phantom Stock Appreciation Unit and Long-Term Incentive Plan and future participation in the Non-qualified Deferred Compensation Plan.

(b) Stay Bonuses. Executive shall be entitled to receive the following cash payments, subject to the vesting requirements set forth below. Upon the vesting of each award, the cash award shall be paid to Executive:

•	$100,000 awarded in 2015 on the anniversary of the Effective Date and fully vested and paid to Executive in 2016 on the anniversary of the Effective Date;
•	$100,000 awarded in 2016 on the anniversary of the Effective Date and fully vested and paid to Executive in 2018 on the anniversary of the Effective Date; and

•	$100,000 awarded in 2017 on the anniversary of the Effective Date and fully vested in 2018 on the anniversary of the Effective Date.

In order for the forgoing awards to vest and be paid over to Executive, Executive must be employed by Bank on both the award date and the vesting date; provided however, that (i) in the event Executive’s employment is terminated by the Bank for any reason other than “Cause”, (ii) Executive terminates his employment with Bank for Good Reason, or (iii) there occurs a Change in Control, then in that case (x) any award set forth above which has not yet been awarded to Executive shall be awarded to Executive, and (y) all such awards shall be deemed fully vested and paid to Executive, all as of his termination date or the effective date of such Change in Control, whichever is applicable.

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  (c) Restricted Stock Grant. Bank shall grant to Executive 3,000 shares of restricted Company common stock on the Effective Time of the Merger, which shall vest at a rate of 750 shares on the Effective Date and on each of the subsequent three anniversaries of the Effective Date, provided Executive is still employed by the Bank on such anniversary date; provided however, that (i) in the event Executive’s employment is terminated by the Bank for any reason other than “Cause”, (ii) Executive terminates his employment with Bank for Good Reason, or (iii) there occurs a Change in Control, then in that case any unvested shares of restricted stock then held by Executive shall be deemed fully vested as of his termination date or the effective date of such Change in Control, whichever is applicable.

(d) Split Dollar Life Insurance. Executive will participate in Bank’s split dollar life insurance policy and receive a death benefit of $400,000.

(e) Existing Car Lease. As of the date hereof, Executive has use of a car leased by Riverside Bank. Bank agrees to keep such lease in force and effect and to make all lease payments required thereunder until the expiration of the current term of such lease, and Executive shall continue to have the right to use such car until the expiration of the current term of such lease. In addition, during such period, Bank shall pay for or reimburse Executive for insurance and maintenance of such vehicle, and for gasoline used by Executive in such vehicle.

4. Reimbursement of Expenses. The Bank will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement subject to the policies of the Bank.

5. Benefits. Subject to all applicable eligibility requirements, and legal limitations, Executive will be able to participate in any and all 401(k), vacation, medical, dental, life and long-term disability insurance and/or other benefit plans which from time to time may be established for other executives of the Bank.

3. Definitions. As used in this Agreement, the following terms shall have the meanings set forth herein.

“Cause” shall mean (i) the conviction of the Executive of a felony or of any lesser criminal offense involving moral turpitude; (ii) the willful commission by the Executive of any act that, in the judgment of the Board will likely cause substantial economic damage to the Bank or substantial injury to the business reputation of the Bank; (iii) the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Bank; (iv) the continuing willful failure of the Executive to perform his duties to the Bank after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to cure such failure are given to the Executive; or (v) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment by the Bank. For this purpose, no act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Bank. Without limiting the foregoing, in no event shall Executive be deemed to be acting in good faith or in the best interests of the Bank for purposes of the preceding sentence with respect to acts of omission or commission taken in contravention of any direction(s), rule(s) or requirement(s) issued, authorized, approved or ratified by the Board.

Notwithstanding the foregoing provisions, in no event shall Cause be deemed to exist unless (i) the Bank shall provide Executive with written notice making reference to this Agreement, stating that the Bank intends to terminate Executive for Cause within the meaning of this Agreement, and setting forth in reasonable detail the facts and circumstances allegedly constituting Cause, and (ii) the Bank affords Executive a period of two (2) weeks after issuance of such notice either to demonstrate, through written rebuttal, that Cause does not exist under this Section 3, or to cure the circumstances constituting such Cause; provided, however, that the determination of whether Cause exists or whether Executive has sufficiently cured any Cause, shall be made in the reasonable discretion of the Board, as evidenced by the affirmative vote of not less than three-fourths of the entire membership of the Board (excluding Executive) at a meeting of the Board (excluding Executive) called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board). Nothing in this Section 3 shall prevent the Bank from terminating Executive for Cause prior to the issuance of the above-referenced notice or expiration of the above-referenced two (2) week rebuttal/cure period; provided however that if, upon the expiration of such two (2) week period, it is determined that facts or circumstances sufficient to constitute Cause did not (or, if applicable, do not) exist or has/have been cured, then such earlier termination of Executive by the Bank shall be deemed to be without Cause. Without limiting the foregoing, the Bank may suspend Executive, with or without pay, during the above-referenced two (2) week rebuttal/cure period, and such suspension shall not constitute either a termination of employment by the Bank under this Agreement or Good Reason for separation by Executive.

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“Change in Control” shall mean (i) a change in the ownership of the Company or Bank, (ii) a change in the effective control of the Company or Bank, or (iii) a change in the ownership of a substantial portion of the assets of the Company or Bank, as described below.

(i) A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company or Bank that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of such corporation. For these purposes, a change in ownership will not be deemed to have occurred if no stock of the Company or Bank is outstanding.

(ii) A change in the effective control of the Company or Bank occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or Bank possessing thirty (30) percent or more of the total voting power of the stock of the Company or Bank, or (B) a majority of the members of the Company’s or Bank’s board of directors is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s or Bank’s board of directors prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority shareholder of the entity that experiences the change in control is another corporation.

(iii) A change in a substantial portion of the Company’s or Bank’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or Bank that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of (A) all of the assets of the Company or Bank, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

“Good Reason” shall mean any of the following circumstances if they occur without the Executive’s consent: (i) a material reduction in the Executive’s Base Salary not warranted by general across the board reductions due to economic necessity; (ii) a material reduction in the Executive’s incentive bonus and other benefits generally provided to executives generally (except due to general across the board reductions due to economic necessity); (iii) a material reduction in Executive’s authority, duties or responsibilities such that Executive no longer holds a position with Executive level responsibilities consistent with Executive’s training and experience; (iv) the permanent relocation of Executive’s principal place of business to a location that is more than thirty-five (35) miles from Executive’s workplace at the initial effective date of this Agreement; or (v) a breach by the Bank of this Agreement; provided that for a termination to be deemed for Good Reason, Executive must give, within the ninety (90) day period commencing on the initial existence of the condition(s) constituting Good Reason, written notice of the intention to terminate for Good Reason, and, upon receipt of such notice, the Bank shall have a thirty (30) day period within which to cure such condition(s); and provided further that the Bank may waive such right to notice and opportunity to cure. In no event may facts or circumstances constituting “Good Reason” arise after the occurrence of facts or circumstances that the Bank relies upon, in whole or in material part, in terminating Executive for Cause.

4. Effect of Involuntary Termination or Voluntary Termination for Good Reason other than on or after a Change in Control. In the event of Executive’s involuntary termination of employment by the Bank for reasons other than Cause (or Executive’s death or disability) or a voluntary termination of the employment for Good Reason, in either case, other than on or after a Change in Control, Executive shall be entitled to the following:

(a) A severance benefit in an amount equal to the value of the Executive’s annual base salary that the Executive would have earned if he had continued working for the Bank for the remainder of the Term of his employment at the rate in effect on the date of such termination, or, if greater, the value of the Executive’s annual base salary for a twelve (12) month period at the rate in effect on the date of such termination. Any severance benefit to which the Executive is entitled under this Section 4(a) shall be distributed in a lump sum within sixty (60) days following Executive’s separation from service.

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(b) Subject to Executive’s payment of a premium portion equal or substantially equal to the premium portion paid by executive employees of the Bank for comparable coverage, for two years following separation from service, Executive may continue Executive’s participation (and, if applicable, that of Executive’s beneficiaries) in the Bank’s group health plan in which Executive participated immediately prior to separation from service; provided, however, that this sub-section is not intended to reduce the amount of time that Executive may obtain coverage at his own expense under the provision of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and comparable state law; except that Executive’s coverage for such two year period shall be counted against and deducted from the maximum COBRA period (if the applicable maximum COBRA period is 18 months, then following Executive’s coverage hereunder, Executive shall be entitled to no further health care coverage under the Bank’s group health plan). Notwithstanding anything herein to the contrary, if as the result of any change in, or interpretation of, the laws applicable to the continued welfare benefits hereunder, such benefits are deemed illegal or subject to penalties, then the Bank shall, to the extent permitted under such laws, pay to the Executive a cash lump sum payment reasonably estimated to be equal to the amount of welfare benefits (or the remainder of such amount) that the Executive is no longer permitted to receive in-kind. Such lump sum payment shall be required to be made within sixty (60) days following the Executive’s separation from service, or if later, within sixty (60) days following a determination that such payment would be illegal or subject to penalties.

(c) Executive shall also be entitled to be reimbursed by the Bank for final expenses that Executive reasonably and necessarily incurred on behalf of the Bank prior to Executive’s termination of employment, provided that Executive submits expense reports and supporting documentation of such expenses in accordance with the Bank’s expense reimbursement policies in effect at that time. Such reimbursement payment or payments shall be made no later than the time required by applicable law (or, if earlier, by Bank or Company policy, practice or rule), but in no event later than the sixtieth (60th) day following Executive’s date of the termination.

5. Termination in Connection with a Change in Control. In the event of Executive’s involuntary termination of employment for reasons other than Cause or a voluntary termination of employment for Good Reason occurring on or after a Change in Control, Executive shall be entitled to the following:

(a) A lump sum cash payment equal to two (2.0) times the Executive’s annual rate of base salary in effect on Executive’s date of termination or, if greater, Executive’s average annual base salary rate for the twelve (12) month period ending on the last day of the calendar month immediately prior to the date of such termination. Such amount shall be paid to Executive within sixty (60) days following Executive’s separation from service.

(b) Life insurance coverage and non-taxable medical and dental coverage, at no cost to Executive, that is substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive immediately prior to his date of termination. Such life insurance and non-taxable medical and dental coverage shall be provided by the Bank to the Executive for two (2) years following Executive’s separation from service and subject to the same terms and conditions as the benefits provided under Section 4(b). Notwithstanding anything herein to the contrary, if as the result of any change in, or interpretation of, the laws applicable to the continued welfare benefits hereunder, such benefits are deemed illegal or subject to penalties, then the Bank shall, to the extent permitted under such laws, pay to the Executive a cash lump sum payment reasonably estimated to be equal to the amount of welfare benefits (or the remainder of such amount) that the Executive is no longer permitted to receive in-kind. Such lump sum payment shall be required to be within sixty (60) days following the Executive’s separation from service, or if later, within sixty (60) days following a determination that such payment would be illegal or subject to penalties.

(c) Unpaid compensation and benefits, and unused vacation, accrued through the date of Executive’s termination of employment. Executive shall also be entitled to be reimbursed by the Bank for final expenses that Executive reasonably and necessarily incurred on behalf of the Bank prior to Executive’s termination of employment, provided that Executive submits expense reports and supporting documentation of such expenses in accordance with the Bank’s expense reimbursement policies in effect at that time. Such reimbursement payment or payments shall be made no later than the time required by applicable law (or, if earlier, by Bank or Company policy, practice or rule), but in no event later than the sixtieth (60th) day following Executive’s date of the termination.

(d) Notwithstanding the foregoing, no compensation and benefits shall be payable pursuant to both Sections 4 and 5 of this Agreement.

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6. Conditions of Severance Benefits; Effect on Executive’s Post-Employment Obligations.

(a) Notwithstanding the foregoing, in no event shall any compensation payable to the Executive pursuant to the provisions of Section 4(a), 4(b), 5(a) and (b) above that is subject to Section 409A of the Internal Revenue Code (“Code”) be paid to the Executive unless and until the Executive has incurred a “separation from service” as defined in Code Section 409A and in regulations and guidance issued thereunder, unless such payment is required by applicable law. For purposes of this Agreement, a “separation from service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after his date of the termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of separation from service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(b) Executive shall receive the severance benefits set forth in Section 4(a) and 4(b) hereof only if Executive (a) executes a general release, in a form reasonably acceptable to the Bank, within sixty (60) days of the date of the termination of the Executive’s employment in accordance with the provisions of Section 4 hereof; (b) presents satisfactory evidence to the Bank that Executive has returned all Bank property; and (c) provides the Bank with a signed, written resignation of Executive’s status as an officer and/or director of the Bank and/or any holding company, subsidiary or affiliate as applicable. In the event the Bank reasonably believes that Executive has breached, or has threatened to breach, any provision of this Agreement, the Executive shall no longer be entitled to such benefits and further shall be required to reimburse all severance benefits, including payments under Section 4(a), previously made by the Bank. Such termination of benefits shall be in addition to any and all legal and equitable remedies available to the Bank, including injunctive relief. Without limiting the foregoing, Executive acknowledges and agrees that the provisions of Sections 12, 13, 16, 18, 19 and 20 of this Agreement (i) are supported by adequate consideration in addition to the severance benefits provided under Section 4(a) and 4(b) and all other amounts and things of value to which Executive would be entitled if Executive did not enter into this Agreement, and (ii) shall be enforceable notwithstanding Executive’s failure of refusal to satisfy, in whole or in part, the conditions for the severance benefits set forth under this Section 6. Notwithstanding the foregoing, the conditions set forth in this Section 6 shall not apply in the event that any compensation or benefits are payable pursuant to Section 5 of this Agreement.

7. Taxes. All payments and benefits described in this Agreement shall be subject to any and all applicable federal, state and local income, employment and other taxes, and the Bank will deduct from each payment to be made to Executive under this Agreement such amounts, if any, required to be deducted or withheld under applicable law. Executive hereby acknowledges and agrees that the Bank makes no representations or warranties regarding the tax treatment or tax consequences of any compensation, benefits or other payments under the Agreement, or under any statute, or regulation or guidance thereunder, or under any successor statute, regulation and guidance thereunder.

8. Code Section 409A. The cash severance payments under this Agreement are intended to be exempt from Section 409A of the Code under the “short term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). If and to the extent this Agreement provides for a deferral of compensation subject to Section 409A of the Code, it is the intent of the parties that this Agreement, and all payments of deferred compensation subject to Code Section 409A made hereunder, shall be in compliance with such requirements and the regulations and other guidance thereunder. Notwithstanding any other provision with respect to the timing of payments under Sections 4(a) or 5(a), if, at the time of Executive’s separation from service, Executive is a “specified employee” (meaning a key employee as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank (or a Bank affiliate), then to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive is entitled under Sections 4(a) or 5(a) during the six (6) month period commencing on the Executive’s separation from service which are subject to Code Section 409A (and not otherwise exempt from its application, including, without limitation, by operation of Treasury Regulation Section 1.409A-1(n)) will be withheld until the first business day of the seventh (7th) month following Executive’s separation from service, at which time such withheld amount shall be paid in a lump sum distribution. The Bank and Executive agree that they will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereunder.

9. Limitation on Benefits. In no event shall the Bank be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. §1828(k)), 12 C.F.R. Part 359, or any other applicable law.

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10. Section 280G Cut-back. Notwithstanding anything in this Agreement to the contrary, if the severance amounts provided for in this Agreement, together with any other payments which the Executive has the right to receive from the Bank, the Company, Riverside Bank, or any corporation which is a member of an “affiliated group” (as defined in Code Section 1504(a), without regard to Code Section 1504(b)) of which the Bank or Riverside Bank is a member, would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(2)), payments pursuant to this Agreement shall be reduced to the extent necessary (but only to the minimum extent necessary) to ensure that no portion of such payments will be subject to the excise tax imposed by Code Section 4999. Any determination required under this Section 10 shall be made by the Bank and its tax advisors, whose determination shall be conclusive and binding upon the Executive and Riverside Bank.

11. No Mitigation. The Bank agrees that Executive is not required to use reasonable good faith efforts to seek other employment and to reduce any amounts payable to Executive by the Bank pursuant to this Agreement.

12. Non-Competition; Non-Solicitation; Non-Disclosure.

(a) The benefits provided to Executive under Section 4 of this Agreement are specifically conditioned on Executive’s covenant that, for a period of one (1) year following the Executive’s separation from service with the Bank, the Executive will not, without the written consent of the Bank, either directly or indirectly:

(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or any of its affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business or other entity;

(ii) become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that has headquarters or offices within any county in which the Bank maintains a branch office or has filed an application for regulatory approval to establish an office as of the date of Executive’s termination; provided, however, that this restriction shall not apply if the Executive’s employment is terminated following a Change in Control; or

(iii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank or its affiliates to terminate an existing business or commercial relationship with the Bank or its affiliates.

(b) Executive further agrees that Executive shall not at any time or in any manner, directly or indirectly, use or disclose Confidential Information (as hereinafter defined) to any party other than the Bank either during or after Executive’s termination of employment or the termination of this Agreement for any reason, except for purposes consistent with the administration and performance of Executive’s obligations hereunder, or as required by law, provided that written notice of any legally required disclosure shall be given to the Bank promptly prior to any such disclosure and Executive shall reasonably cooperate with the Bank to protect the confidentiality thereof pursuant to applicable law or regulation. For purposes of this Agreement, the term “Confidential Information” includes any confidential or proprietary information furnished or provided by the Bank to Executive after Executive first became employed by the Bank, under this Agreement or otherwise (whether before or after the Execution Date) (and without regard to whether such information is conveyed directly or on the Bank’s behalf), or otherwise acquired by Executive as a consequence of Executive’s employment with the Bank and that is not generally known in the industry in which the Bank is engaged and that in any way relates to the products, services, purchasing, marketing, names of customers, vendors or suppliers, merchandising and selling, plans, data, specifications or any other confidential and proprietary information of the Bank or any affiliate. Any Confidential Information supplied to Executive by the Bank prior to the Execution Date shall be considered in the same manner and be subject to the same treatment as the Confidential Information made available after the execution of this Agreement. The term “Confidential Information” does not include information (i) which was already in the public domain, (ii) which is disclosed as a matter of right by a third party source after the execution of this Agreement, provided such third party source is not bound by a confidentiality agreement with the Bank or (iii) which passes into the public domain by acts other than the unauthorized acts of Executive, whether acting alone or in concert; provided, however, that any disclosure of Confidential Information may be made by Executive if the Bank expressly consents thereto in writing prior to such disclosure.

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13. Exclusive Remedy. Except as expressly set forth herein, or in any other agreement or benefit plan of the Bank not superseded by this Agreement to which Executive is a party or in which Executive participates, or otherwise required by law, Executive shall not be entitled to any compensation, benefits, or other payments from the Bank as a result of, or in connection with, Executive’ s separation from service at any time, for any reason. The payments and benefits set forth in Sections 4 or 5 hereof shall constitute Executive’s sole and exclusive remedy for any claims, causes of action or demands arising under or in connection with this Agreement or its alleged breach, or the termination of Executive’s employment relationship with the Bank.

14. Governing Law/Interpretation. Executive and the Bank agree that this Agreement and any claims arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to the principles of conflicts of laws thereof.

15. Entire Agreement; Termination of other Agreements. This Agreement shall constitute the sole and entire agreement between the parties with respect to the subject matter hereof, and supersedes and cancels all prior, concurrent and/or contemporaneous arrangements, understandings, promises, offers, agreements and/or discussions, including, but not limited to, those concerning employment agreements and/or severance benefits, whether written or oral, by or between the parties, regarding the subject matter hereof; provided, however, that this Agreement is not intended to, and shall not, supersede, affect, limit, modify or terminate any written agreement or arrangement between Executive and the Bank that does not relate to the subject matter hereof. By way of illustration and not limitation, this Agreement specifically supersedes that certain Employment Agreement between Executive and Riverside Bank dated as of July 5, 2011 and amended effective as of January 1, 2013, which, as of the Effective Date, shall be deemed terminated; provided however, that in the event the Effective Date does not occur because the Merger is not consummated, this Agreement shall be deemed null and void and of no further force and effect, and the forgoing agreement shall remain in place. In addition, from the date hereof through the Effective Date, Executive agrees not to exercise or transfer those certain options to purchase 15,000 shares of Riverside Bank granted pursuant to that certain grant dated as of February 2, 2013 (the “Option”) and that upon the Effective Date, the Option will be terminated, null and void and of no further force and effect. Finally, Executive agrees that upon the Effective Date, that certain Supplemental Executive Retirement Plan dates February 1, 2013 (the “SERP”) will also be null and void and of no further force and effect. In the event the Effective Date does not occur because the Merger is not consummated, then the Option and the SERP will not be terminated, and will remain in effect in accordance with their terms.

16. Assignment. Executive acknowledges that the services to be rendered hereunder are unique and personal in nature. Accordingly, Executive may not assign any rights or delegate any duties or obligations under this Agreement. The rights and obligations of the Bank under this Agreement shall automatically be assigned to the successors and assigns of the Bank (including, but not limited to, any successor in the event of a Change in Control, as well as any other entity that controls, is controlled by, or is under common control with, any such successor), and shall inure to the benefit of, and be binding upon, such successors and assigns. This Agreement shall be binding upon Executive, as well as, Executive’s heir, executors and administrators of Executive or Executive’s estate and property.

17. Notices. All notices required hereunder shall be in writing and shall be delivered in person, by facsimile or by certified or registered mail, return receipt requested, and shall be effective upon sending if by facsimile, or upon receipt if by personal delivery, or upon the fourth (4th) business day after being sent by certified or registered mail. All notices shall be addressed as follows or to such other address as the parties may later provide in writing:

if to the Bank:

Salisbury Bank and Trust Company

5 Bissell Street,

P.O. Box 1868

Lakeville, CT 06039-1868

Attn:      Richard J. Cantele, Jr.

               President and Chief Executive Officer

and, if to Executive:

at the address set forth in the human resources files of the Bank.

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18. Severability/Reformation. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby, and this Agreement shall be construed and reformed to the maximum extent permitted by law. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

19. Modification. This Agreement and the rights, remedies and obligations contained in any provision hereof, may be modified or waived only in accordance with this Section 19. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and its terms may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by a written instrument signed by the party against whom any waiver, change, discharge or termination is sought. No modification or waiver by the Bank is effective without written consent of the Board.

20. Arbitration. Subject to the mutual agreement of the parties hereto at the time a dispute exists between such parties, any dispute, controversy or claim arising out of, or in connection with, this Agreement shall be exclusively subject to arbitration before the American Arbitration Association (“AAA”). Such arbitration shall take place in Hartford, Connecticut, before a single arbitrator in accordance with AAA’s then current National Rules for the Resolution of Employment Disputes. Judgment upon any arbitration award may be entered in any court of competent jurisdiction. All parties shall cooperate in the process of arbitration for the purpose of expediting discovery and completing the arbitration proceedings. Notwithstanding any provision in this Agreement to the contrary, nothing contained in this Section 20 or elsewhere in this Agreement shall in any way deprive the Bank of its right to obtain injunctive relief, specific performance or other legal or equitable relief in a court of competent jurisdiction for purposes of enforcing the provisions of Section 12 hereof.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

22. Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal effective as of the date below.

SALISBURY BANK AND TRUST COMPANY

March 18, 2014	By:	/s/ Richard J. Cantele, Jr.
Date:		Richard J. Cantele, Jr.
President and Chief Executive Officer

EXECUTIVE

March 18, 2014	By:	/s/ John Davies
Date:		John Davies

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EMPLOYMENT AGREEMENT

by and between

SALISBURY BANK AND TRUST COMPANY

and

TODD RUBINO

This Employment Agreement (this “Agreement”), which is contingent upon consummation of the Merger, as defined herein, and which shall be effective upon the Effective Time of the Merger (the “Effective Date”), is made and entered into on March 18, 2014, by and between Salisbury Bank and Trust Company, a Connecticut-chartered commercial bank with its principal administrative office at 5 Bissell Street, Lakeville, CT 06039-1868 (together with its successors and assigns, the “Bank”) and Todd Rubino (“Executive”). Any reference to the “Company” hereunder shall mean Salisbury Bancorp, Inc. (together with its successors and assigns), the parent of the Bank that owns 100% of the Bank.

RECITALS

WHEREAS, the Bank, the Company and Riverside Bank have contemporaneously entered into an Agreement and Plan of Merger, dated as of March 18, 2014 (the “Merger Agreement”), pursuant to which Riverside Bank will merge with and into the Bank, and the Bank will be the surviving institution (the “Merger”); and

WHEREAS, the parties hereto agree that the Executive’s commitment to the long-term success of the combined institution and the ability of Executive to retain and build upon the relationships he developed with Riverside Bank and those he will continue to develop in the future with the Bank are important factors in the decision of the Bank and Company to enter into the Merger Agreement; and

WHEREAS, Executive possesses unique and valued experience with, and essential knowledge about the relevant banking market served by Riverside Bank; and

WHEREAS, the Bank and the Executive desire to enter into this Agreement, which shall supersede any change in control or employment agreement, as amended, by and among Riverside Bank and the Executive, and which shall be contingent upon the consummation of the Merger and shall become effective immediately upon the Effective Time of the Merger (as defined in the Merger Agreement); and

WHEREAS, In order to induce Executive to be and remain employed with the Bank, the Bank and Executive desire to set forth in writing the terms of employment.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein contained, it is mutually agreed between the parties hereto as follows:

1. Term. The initial term of this Agreement shall continue for a term commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Term”). Beginning on the second anniversary of the Effective Date and continuing on each annual anniversary of the Effective Date (each an “Anniversary Date”) this Agreement shall automatically renew for an additional year (each succeeding period shall also be referred to herein as the “Term”), unless at least thirty (30) days prior to such Anniversary Date, either party gives written notice of non-renewal to the other. If such notice of non-renewal is given as permitted hereunder, the Agreement will expire at the conclusion of the then current Term. Notwithstanding any provision of this Agreement to the contrary, Executive’s employment may be terminated at any time prior to the expiration of the Term and subject to the provisions of this Agreement, including, without limitation, Sections 4, 5, 6, 9, 10, 11, 12 and 13. Notwithstanding the foregoing, in the event that at any time during the Term of this Agreement, the Company or the Bank has entered into an agreement to effect a transaction which would be a Change in Control (as defined in Section 3 hereof), then the Term of this Agreement shall be automatically extended through the date that is twelve (12) months following the date on which the Change in Control occurs, provided, however, that if the Change in Control does not occur as contemplated, then the Term of the Agreement shall be the Term in effect prior to entry into the agreement referred to above. Provided further that in the event Executive fails to commence his duties under Section 2 of this Agreement at the commencement of the initial term of this Agreement, then Executive shall forfeit all benefits to which he would otherwise be entitled pursuant to a change in control of Riverside Bank.

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2. Duties. Executive shall serve as the Vice President, Senior Lender of the New York Region of the Bank and report directly to the Senior Vice President and Chief Lending Officer of the Bank. The Bank shall pay and Executive shall accept as full consideration for his services hereunder, compensation consisting of the following:

1. Base Salary. Executive’s initial base salary will be $147,000.00 per year. “Base Salary” is payable in installments in accordance with the Bank’s normal payroll practices, less such deductions or withholdings as are required by law. Such base salary shall be evaluated at least annually and shall be not less than $147,000.

2. Initial Cash Bonus. The Bank shall pay, or shall direct Riverside Bank to pay immediately prior to the Effective Time of the Merger, Executive an initial cash success bonus of $40,000.00, contingent upon (i) the happening of the Effective Time at or prior to December 31, 2014, and (ii) as of the Effective Time, the dollar amount of the gross loan portfolio of Riverside Bank will equal at least 90% of the dollar amount of the gross loan portfolio of Riverside Bank as of December 31, 2013.

3. Incentives.

(a) Benefit Plans. During his employment with the Bank under this Agreement, Executive shall participate in any current or future bonus or incentive plans of the Bank, made available at the sole discretion of the Bank’s Board of Directors upon the recommendation of the Human Resources and Compensation Committee of the Board, whether such plans provide for awards in cash or securities, including award of units pursuant to the Phantom Stock Appreciation Unit and Long-Term Incentive Plan and future participation in the Non-qualified Deferred Compensation Plan.

(b) Stay Bonuses. Executive shall be entitled to receive the following cash payments, subject to the vesting requirements set forth below. Upon the vesting of each award, the cash award shall be paid to Executive:

•	$43,334 awarded on the Effective Date and fully vested and paid to Executive in 2015 on the anniversary of the Effective Date;
•	$43,334 awarded in 2015 on the anniversary of the Effective Date and fully vested and paid to Executive in 2016 on the anniversary of the Effective Date; and
•	$43,334 awarded in 2016 on the anniversary of the Effective Date and fully vested in 2017 on the anniversary of the Effective Date.

In order for the forgoing awards to vest and be paid over to Executive, Executive must be employed by Bank on both the award date and the vesting date; provided however, that (i) in the event Executive’s employment is terminated by the Bank for any reason other than “Cause”, (ii) Executive terminates his employment with Bank for Good Reason, or (iii) there occurs a Change in Control, then in that case (x) any award set forth above which has not yet been awarded to Executive shall be awarded to Executive, and (y) all such awards shall be deemed fully vested and paid to Executive, all as of his termination date or the effective date of such Change in Control, whichever is applicable.

(c) Restricted Stock Grant. Bank shall grant to Executive 2,000 shares of restricted Company common stock on the Effective Time of the Merger, which shall vest at a rate of 500 shares on the Effective Date and on each of the subsequent three anniversaries of the Effective Date, provided Executive is still employed by the Bank on such anniversary date; provided however, that (i) in the event Executive’s employment is terminated by the Bank for any reason other than “Cause”, (ii) Executive terminates his employment with Bank for Good Reason, or (iii) there occurs a Change in Control, then in that case any unvested shares of restricted stock then held by Executive shall be deemed fully vested as of his termination date or the effective date of such Change in Control, whichever is applicable.

4. Reimbursement of Expenses. The Bank will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement subject to the policies of the Bank.

5. Benefits. Subject to all applicable eligibility requirements, and legal limitations, Executive will be able to participate in any and all 401(k), vacation, medical, dental, life and long-term disability insurance and/or other benefit plans which from time to time may be established for other employees of the Bank.

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3. Definitions. As used in this Agreement, the following terms shall have the meanings set forth herein.

“Cause” shall mean (i) the conviction of the Executive of a felony or of any lesser criminal offense involving moral turpitude; (ii) the willful commission by the Executive of any act that, in the judgment of the Board will likely cause substantial economic damage to the Bank or substantial injury to the business reputation of the Bank; (iii) the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Bank; (iv) the continuing willful failure of the Executive to perform his duties to the Bank after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to cure such failure are given to the Executive; or (v) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment by the Bank. For this purpose, no act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Bank. Without limiting the foregoing, in no event shall Executive be deemed to be acting in good faith or in the best interests of the Bank for purposes of the preceding sentence with respect to acts of omission or commission taken in contravention of any direction(s), rule(s) or requirement(s) issued, authorized, approved or ratified by the Board.

Notwithstanding the foregoing provisions, in no event shall Cause be deemed to exist unless (i) the Bank shall provide Executive with written notice making reference to this Agreement, stating that the Bank intends to terminate Executive for Cause within the meaning of this Agreement, and setting forth in reasonable detail the facts and circumstances allegedly constituting Cause, and (ii) the Bank affords Executive a period of two (2) weeks after issuance of such notice either to demonstrate, through written rebuttal, that Cause does not exist under this Section 3, or to cure the circumstances constituting such Cause; provided, however, that the determination of whether Cause exists or whether Executive has sufficiently cured any Cause, shall be made in the reasonable discretion of the Board, as evidenced by the affirmative vote of not less than three-fourths of the entire membership of the Board (excluding Executive) at a meeting of the Board (excluding Executive) called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board). Nothing in this Section 3 shall prevent the Bank from terminating Executive for Cause prior to the issuance of the above-referenced notice or expiration of the above-referenced two (2) week rebuttal/cure period; provided however that if, upon the expiration of such two (2) week period, it is determined that facts or circumstances sufficient to constitute Cause did not (or, if applicable, do not) exist or has/have been cured, then such earlier termination of Executive by the Bank shall be deemed to be without Cause. Without limiting the foregoing, the Bank may suspend Executive, with or without pay, during the above-referenced two (2) week rebuttal/cure period, and such suspension shall not constitute either a termination of employment by the Bank under this Agreement or Good Reason for separation by Executive.

“Change in Control” shall mean (i) a change in the ownership of the Company or Bank, (ii) a change in the effective control of the Company or Bank, or (iii) a change in the ownership of a substantial portion of the assets of the Company or Bank, as described below.

(i) A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company or Bank that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of such corporation. For these purposes, a change in ownership will not be deemed to have occurred if no stock of the Company or Bank is outstanding.

(ii) A change in the effective control of the Company or Bank occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or Bank possessing thirty (30) percent or more of the total voting power of the stock of the Company or Bank, or (B) a majority of the members of the Company’s or Bank’s board of directors is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s or Bank’s board of directors prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority shareholder of the entity that experiences the change in control is another corporation.

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(iii) A change in a substantial portion of the Company’s or Bank’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or Bank that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of (A) all of the assets of the Company or Bank, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

“Good Reason” shall mean any of the following circumstances if they occur without the Executive’s consent: (i) a material reduction in the Executive’s Base Salary not warranted by general across the board reductions due to economic necessity; (ii) a material reduction in the Executive’s incentive bonus and other benefits generally provided to executives generally (except due to general across the board reductions due to economic necessity); (iii) a material reduction in Executive’s authority, duties or responsibilities such that Executive no longer holds a position with Executive level responsibilities consistent with Executive’s training and experience; (iv) the permanent relocation of Executive’s principal place of business to a location that is more than thirty-five (35) miles from Executive’s workplace at the initial effective date of this Agreement; or (v) a breach by the Bank of this Agreement; provided that for a termination to be deemed for Good Reason, Executive must give, within the ninety (90) day period commencing on the initial existence of the condition(s) constituting Good Reason, written notice of the intention to terminate for Good Reason, and, upon receipt of such notice, the Bank shall have a thirty (30) day period within which to cure such condition(s); and provided further that the Bank may waive such right to notice and opportunity to cure. In no event may facts or circumstances constituting “Good Reason” arise after the occurrence of facts or circumstances that the Bank relies upon, in whole or in material part, in terminating Executive for Cause.

4. Effect of Involuntary Termination or Voluntary Termination for Good Reason other than on or after a Change in Control. In the event of Executive’s involuntary termination of employment by the Bank for reasons other than Cause (or Executive’s death or disability) or a voluntary termination of the employment for Good Reason, in either case, other than on or after a Change in Control, Executive shall be entitled to the following:

(a) A severance benefit in an amount equal to the value of the Executive’s annual base salary that the Executive would have earned if he had continued working for the Bank for the remainder of the Term of his employment at the rate in effect on the date of such termination, or, if greater, the value of the Executive’s annual base salary for a twelve (12) month period at the rate in effect on the date of such termination. Any severance benefit to which the Executive is entitled under this Section 4(a) shall be distributed in a lump sum within sixty (60) days following Executive’s separation from service.

(b) Subject to Executive’s payment of a premium portion equal or substantially equal to the premium portion paid by executive employees of the Bank for comparable coverage, for two years following separation from service, Executive may continue Executive’s participation (and, if applicable, that of Executive’s beneficiaries) in the Bank’s group health plan in which Executive participated immediately prior to separation from service; provided, however, that this sub-section is not intended to reduce the amount of time that Executive may obtain coverage at his own expense under the provision of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and comparable state law; except that Executive’s coverage for such two year period shall be counted against and deducted from the maximum COBRA period (if the applicable maximum COBRA period is 18 months, then following Executive’s coverage hereunder, Executive shall be entitled to no further health care coverage under the Bank’s group health plan). Notwithstanding anything herein to the contrary, if as the result of any change in, or interpretation of, the laws applicable to the continued welfare benefits hereunder, such benefits are deemed illegal or subject to penalties, then the Bank shall, to the extent permitted under such laws, pay to the Executive a cash lump sum payment reasonably estimated to be equal to the amount of welfare benefits (or the remainder of such amount) that the Executive is no longer permitted to receive in-kind. Such lump sum payment shall be required to be made within sixty (60) days following the Executive’s separation from service, or if later, within sixty (60) days following a determination that such payment would be illegal or subject to penalties.

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(c) Executive shall also be entitled to be reimbursed by the Bank for final expenses that Executive reasonably and necessarily incurred on behalf of the Bank prior to Executive’s termination of employment, provided that Executive submits expense reports and supporting documentation of such expenses in accordance with the Bank’s expense reimbursement policies in effect at that time. Such reimbursement payment or payments shall be made no later than the time required by applicable law (or, if earlier, by Bank or Company policy, practice or rule), but in no event later than the sixtieth (60th) day following Executive’s date of the termination.

5. Termination in Connection with a Change in Control. In the event of Executive’s involuntary termination of employment for reasons other than Cause or a voluntary termination of employment for Good Reason occurring on or after a Change in Control, Executive shall be entitled to the following:

(a) A lump sum cash payment equal to the Executive’s annual rate of base salary in effect on Executive’s date of termination or, if greater, Executive’s average annual base salary rate for the twelve (12) month period ending on the last day of the calendar month immediately prior to the date of such termination. Such amount shall be paid to Executive within sixty (60) days following Executive’s separation from service.

(b) Life insurance coverage and non-taxable medical and dental coverage, at no cost to Executive, that is substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive immediately prior to his date of termination. Such life insurance and non-taxable medical and dental coverage shall be provided by the Bank to the Executive for one (1) year following Executive’s separation from service and subject to the same terms and conditions as the benefits provided under Section 4(b). Notwithstanding anything herein to the contrary, if as the result of any change in, or interpretation of, the laws applicable to the continued welfare benefits hereunder, such benefits are deemed illegal or subject to penalties, then the Bank shall, to the extent permitted under such laws, pay to the Executive a cash lump sum payment reasonably estimated to be equal to the amount of welfare benefits (or the remainder of such amount) that the Executive is no longer permitted to receive in-kind. Such lump sum payment shall be required to be within sixty (60) days following the Executive’s separation from service, or if later, within sixty (60) days following a determination that such payment would be illegal or subject to penalties.

(c) Unpaid compensation and benefits, and unused vacation, accrued through the date of Executive’s termination of employment. Executive shall also be entitled to be reimbursed by the Bank for final expenses that Executive reasonably and necessarily incurred on behalf of the Bank prior to Executive’s termination of employment, provided that Executive submits expense reports and supporting documentation of such expenses in accordance with the Bank’s expense reimbursement policies in effect at that time. Such reimbursement payment or payments shall be made no later than the time required by applicable law (or, if earlier, by Bank or Company policy, practice or rule), but in no event later than the sixtieth (60th) day following Executive’s date of the termination.

(d) Notwithstanding the foregoing, no compensation and benefits shall be payable pursuant to both Sections 4 and 5 of this Agreement.

6. Conditions of Severance Benefits; Effect on Executive’s Post-Employment Obligations.

(a) Notwithstanding the foregoing, in no event shall any compensation payable to the Executive pursuant to the provisions of Section 4(a), 4(b), 5(a) and (b) above that is subject to Section 409A of the Internal Revenue Code (“Code”) be paid to the Executive unless and until the Executive has incurred a “separation from service” as defined in Code Section 409A and in regulations and guidance issued thereunder, unless such payment is required by applicable law. For purposes of this Agreement, a “separation from service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after his date of the termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of separation from service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

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(b) Executive shall receive the severance benefits set forth in Section 4(a) and 4(b) hereof only if Executive (a) executes a general release, in a form reasonably acceptable to the Bank, within sixty (60) days of the date of the termination of the Executive’s employment in accordance with the provisions of Section 4 hereof; (b) presents satisfactory evidence to the Bank that Executive has returned all Bank property; and (c) provides the Bank with a signed, written resignation of Executive’s status as an officer and/or director of the Bank and/or any holding company, subsidiary or affiliate as applicable. In the event the Bank reasonably believes that Executive has breached, or has threatened to breach, any provision of this Agreement, the Executive shall no longer be entitled to such benefits and further shall be required to reimburse all severance benefits, including payments under Section 4(a), previously made by the Bank. Such termination of benefits shall be in addition to any and all legal and equitable remedies available to the Bank, including injunctive relief. Without limiting the foregoing, Executive acknowledges and agrees that the provisions of Sections 12, 13, 16, 18, 19 and 20 of this Agreement (i) are supported by adequate consideration in addition to the severance benefits provided under Section 4(a) and 4(b) and all other amounts and things of value to which Executive would be entitled if Executive did not enter into this Agreement, and (ii) shall be enforceable notwithstanding Executive’s failure of refusal to satisfy, in whole or in part, the conditions for the severance benefits set forth under this Section 6. Notwithstanding the foregoing, the conditions set forth in this Section 6 shall not apply in the event that any compensation or benefits are payable pursuant to Section 5 of this Agreement.

7. Taxes. All payments and benefits described in this Agreement shall be subject to any and all applicable federal, state and local income, employment and other taxes, and the Bank will deduct from each payment to be made to Executive under this Agreement such amounts, if any, required to be deducted or withheld under applicable law. Executive hereby acknowledges and agrees that the Bank makes no representations or warranties regarding the tax treatment or tax consequences of any compensation, benefits or other payments under the Agreement, or under any statute, or regulation or guidance thereunder, or under any successor statute, regulation and guidance thereunder.

8. Code Section 409A. The cash severance payments under this Agreement are intended to be exempt from Section 409A of the Code under the “short term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). If and to the extent this Agreement provides for a deferral of compensation subject to Section 409A of the Code, it is the intent of the parties that this Agreement, and all payments of deferred compensation subject to Code Section 409A made hereunder, shall be in compliance with such requirements and the regulations and other guidance thereunder. Notwithstanding any other provision with respect to the timing of payments under Sections 4(a) or 5(a), if, at the time of Executive’s separation from service, Executive is a “specified employee” (meaning a key employee as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank (or a Bank affiliate), then to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive is entitled under Sections 4(a) or 5(a) during the six (6) month period commencing on the Executive’s separation from service which are subject to Code Section 409A (and not otherwise exempt from its application, including, without limitation, by operation of Treasury Regulation Section 1.409A-1(n)) will be withheld until the first business day of the seventh (7th) month following Executive’s separation from service, at which time such withheld amount shall be paid in a lump sum distribution. The Bank and Executive agree that they will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereunder.

9. Limitation on Benefits. In no event shall the Bank be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. §1828(k)), 12 C.F.R. Part 359, or any other applicable law.

10. Section 280G Cut-back. Notwithstanding anything in this Agreement to the contrary, if the severance amounts provided for in this Agreement, together with any other payments which the Executive has the right to receive from the Bank, the Company, Riverside Bank, or any corporation which is a member of an “affiliated group” (as defined in Code Section 1504(a), without regard to Code Section 1504(b)) of which the Bank or Riverside Bank is a member, would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(2)), payments pursuant to this Agreement shall be reduced to the extent necessary (but only to the minimum extent necessary) to ensure that no portion of such payments will be subject to the excise tax imposed by Code Section 4999. Any determination required under this Section 10 shall be made by the Bank and its tax advisors, whose determination shall be conclusive and binding upon the Executive and Riverside Bank.

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11. No Mitigation. The Bank agrees that Executive is not required to use reasonable good faith efforts to seek other employment and to reduce any amounts payable to Executive by the Bank pursuant to this Agreement.

12. Non-Competition; Non-Solicitation; Non-Disclosure.

(a) The benefits provided to Executive under Section 4 of this Agreement are specifically conditioned on Executive’s covenant that, for the period set forth below, the Executive will not, without the written consent of the Bank, either directly or indirectly:

(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or any of its affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business or other entity, for a period of one (1) year following the Executive’s separation from service with the Bank;

(ii) become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that has headquarters or offices within any county in which the Bank maintains a branch office or has filed an application for regulatory approval to establish an office as of the date of Executive’s termination, for a period of six (6) months following Executive’s separation of service with the Bank; provided, however, that this restriction shall not apply if the Executive’s employment is terminated following a Change in Control; or

(iii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank or its affiliates to terminate an existing business or commercial relationship with the Bank or its affiliates, for a period of one (1) year following the Executive’s separation from service with the Bank.

(b) Executive further agrees that Executive shall not at any time or in any manner, directly or indirectly, use or disclose Confidential Information (as hereinafter defined) to any party other than the Bank either during or after Executive’s termination of employment or the termination of this Agreement for any reason, except for purposes consistent with the administration and performance of Executive’s obligations hereunder, or as required by law, provided that written notice of any legally required disclosure shall be given to the Bank promptly prior to any such disclosure and Executive shall reasonably cooperate with the Bank to protect the confidentiality thereof pursuant to applicable law or regulation. For purposes of this Agreement, the term “Confidential Information” includes any confidential or proprietary information furnished or provided by the Bank to Executive after Executive first became employed by the Bank, under this Agreement or otherwise (whether before or after the Execution Date) (and without regard to whether such information is conveyed directly or on the Bank’s behalf), or otherwise acquired by Executive as a consequence of Executive’s employment with the Bank and that is not generally known in the industry in which the Bank is engaged and that in any way relates to the products, services, purchasing, marketing, names of customers, vendors or suppliers, merchandising and selling, plans, data, specifications or any other confidential and proprietary information of the Bank or any affiliate. Any Confidential Information supplied to Executive by the Bank prior to the Execution Date shall be considered in the same manner and be subject to the same treatment as the Confidential Information made available after the execution of this Agreement. The term “Confidential Information” does not include information (i) which was already in the public domain, (ii) which is disclosed as a matter of right by a third party source after the execution of this Agreement, provided such third party source is not bound by a confidentiality agreement with the Bank or (iii) which passes into the public domain by acts other than the unauthorized acts of Executive, whether acting alone or in concert; provided, however, that any disclosure of Confidential Information may be made by Executive if the Bank expressly consents thereto in writing prior to such disclosure.

13. Exclusive Remedy. Except as expressly set forth herein, or in any other agreement or benefit plan of the Bank not superseded by this Agreement to which Executive is a party or in which Executive participates or otherwise required by law, Executive shall not be entitled to any compensation, benefits, or other payments from the Bank as a result of, or in connection with, Executive’ s separation from service at any time, for any reason. The payments and benefits set forth in Sections 4 or 5 hereof shall constitute Executive’s sole and exclusive remedy for any claims, causes of action or demands arising under or in connection with this Agreement or its alleged breach, or the termination of Executive’s employment relationship with the Bank.

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14. Governing Law/Interpretation. Executive and the Bank agree that this Agreement and any claims arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to the principles of conflicts of laws thereof.

15. Entire Agreement; Termination of other Agreements. This Agreement shall constitute the sole and entire agreement between the parties with respect to the subject matter hereof, and supersedes and cancels all prior, concurrent and/or contemporaneous arrangements, understandings, promises, offers, agreements and/or discussions, including, but not limited to, those concerning employment agreements and/or severance benefits, whether written or oral, by or between the parties, regarding the subject matter hereof; provided, however, that this Agreement is not intended to, and shall not, supersede, affect, limit, modify or terminate any written agreement or arrangement between Executive and the Bank that does not relate to the subject matter hereof. By way of illustration and not limitation, this Agreement specifically supersedes that certain Change In Control Agreement between Executive and Riverside Bank dated as of February 20, 2009, shall be deemed terminated; provided however, that in the event the Effective Date does not occur because the Merger is not consummated, this Agreement shall be deemed null and void and of no further force and effect, and the forgoing agreement shall remain in place. In addition, from the date hereof through the Effective Date, Executive agrees not to exercise or transfer those certain options to purchase 3,500 shares of Riverside Bank granted as part of a total grant of options to purchase 10,000 shares pursuant to that certain grant dated as of February 2, 2013 (the “Option”) and that upon the Effective Date, the Option, with regard to such 3,500 shares, will be terminated, null and void and of no further force and effect. In the event the Effective Date does not occur because the Merger is not consummated, then no part of the Option will be terminated, and it will remain in effect in accordance with its terms.

16. Assignment. Executive acknowledges that the services to be rendered hereunder are unique and personal in nature. Accordingly, Executive may not assign any rights or delegate any duties or obligations under this Agreement. The rights and obligations of the Bank under this Agreement shall automatically be assigned to the successors and assigns of the Bank (including, but not limited to, any successor in the event of a Change in Control, as well as any other entity that controls, is controlled by, or is under common control with, any such successor), and shall inure to the benefit of, and be binding upon, such successors and assigns. This Agreement shall be binding upon Executive, as well as, Executive’s heir, executors and administrators of Executive or Executive’s estate and property.

17. Notices. All notices required hereunder shall be in writing and shall be delivered in person, by facsimile or by certified or registered mail, return receipt requested, and shall be effective upon sending if by facsimile, or upon receipt if by personal delivery, or upon the fourth (4th) business day after being sent by certified or registered mail. All notices shall be addressed as follows or to such other address as the parties may later provide in writing:

if to the Bank:

Salisbury Bank and Trust Company

5 Bissell Street,

P.O. Box 1868

Lakeville, CT 06039-1868

Attn:    Richard J. Cantele, Jr.

             President and Chief Executive Officer

and, if to Executive:

at the address set forth in the human resources files of the Bank.

18. Severability/Reformation. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby, and this Agreement shall be construed and reformed to the maximum extent permitted by law. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

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19. Modification. This Agreement and the rights, remedies and obligations contained in any provision hereof, may be modified or waived only in accordance with this Section 19. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and its terms may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by a written instrument signed by the party against whom any waiver, change, discharge or termination is sought. No modification or waiver by the Bank is effective without written consent of the Board.

20. Arbitration. Subject to the mutual agreement of the parties hereto at the time a dispute exists between such parties, any dispute, controversy or claim arising out of, or in connection with, this Agreement shall be exclusively subject to arbitration before the American Arbitration Association (“AAA”). Such arbitration shall take place in Hartford, Connecticut, before a single arbitrator in accordance with AAA’s then current National Rules for the Resolution of Employment Disputes. Judgment upon any arbitration award may be entered in any court of competent jurisdiction. All parties shall cooperate in the process of arbitration for the purpose of expediting discovery and completing the arbitration proceedings. Notwithstanding any provision in this Agreement to the contrary, nothing contained in this Section 20 or elsewhere in this Agreement shall in any way deprive the Bank of its right to obtain injunctive relief, specific performance or other legal or equitable relief in a court of competent jurisdiction for purposes of enforcing the provisions of Section 12 hereof.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

22. Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal effective as of the date below.

SALISBURY BANK AND TRUST COMPANY

March 18, 2014	By:	/s/ Richard J. Cantele, Jr.
Date:		Richard J. Cantele, Jr.
President and Chief Executive Officer

EXECUTIVE

March 18, 2014	By:	/s/ Todd Rubino
Date:		Todd Rubino

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Appendix B

Sections 604 and 6022 of the New York Banking Law - Rights of Dissenting Shareholders and Procedure to Enforce Shareholder’s Right to Receive Payment for Shares

New York Statutes

Banking

Article 13. MERGER; VOLUNTARY DISSOLUTION; SUPERINTENDENT'S TAKING POSSESSION; REORGANIZATION; LIQUIDATION

Current through 2014 legislative session, New York Laws Chapters 1 to 30 and 55 to 60

§ 604. Rights of dissenting stockholders

The following stockholders shall, subject to and by complying with section six thousand twenty-two of this chapter, have the right to receive payment of the fair value of their shares and the other rights and benefits provided by such section:

1.	In the case of a merger pursuant to a plan submitted to stockholders as provided in subdivision two of section six hundred one of this chapter, any stockholder of the merging corporation entitled to vote thereon who does not assent thereto;
2.	In the case of a plan of acquisition of assets submitted to stockholders as provided in subdivision two of section six hundred one-a of this chapter, any stockholder of the selling corporation entitled to vote thereon who does not assent thereto; and
3.	In the case of a sale, lease, exchange or other disposition which requires stockholder authorization under section six hundred one-c of this chapter, any stockholder, entitled to vote thereon, of the corporation making such sale, lease, exchange or other disposition who does not assent thereto, except in the case of a transaction wholly for cash where the stockholders' authorization thereof is conditioned upon the distribution of all the net proceeds of such transaction to the stockholders in accordance with their respective interests within one year after the date of such transaction and upon the dissolution of the corporation.

Cite as N.Y. Banking Law § 604

New York Statutes

Banking

Article 15. General Provisions Applicable to Banking Stock Corporations, Limited Liability Investment Companies, and Limited Liability Trust Companies

Title 6. Stockholders

Current through 2014 legislative session, New York Laws Chapters 1 to 30 and 55 to 60

§ 6022. Procedure to enforce stockholder's right to receive payment for shares

1.	A stockholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of stockholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a statement that he intends to demand payment for his shares if the action is taken. Such objection is not required from any stockholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of stockholders without a meeting.

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2.	Within ten days after the stockholders' authorization date, which term as used in this section means the date on which the stockholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite stockholders, the corporation shall give written notice of such authorization or consent by registered mail to each stockholder who filed written objection or from whom written objection was not required, excepting any who voted for or consented in writing to the proposed action.
3.	Within twenty days after the giving of notice to him, any stockholder to whom the corporation was required to give such notice and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares.
4.	A stockholder may not dissent as to less than all of the shares, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner held of record by such nominee or fiduciary.
5.	Upon filing a notice of election to dissent, the stockholder shall cease to have any of the rights of a stockholder except the right to be paid the fair value of his shares and any other rights under this section. Withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the stockholder is not entitled to receive payment for his shares, or the stockholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a stockholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.
6.	At the time of filing the notice of election to dissent or within one month thereafter the stockholder shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the stockholder or other person who submitted them on his behalf. Any stockholder who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting stockholder had after filing his notice of election.
7.	Within seven days after the expiration of the period within which stockholders may file their notices of election to dissent, or within seven days after the proposed corporate action is consummated, whichever is later, the corporation or, in the case of a merger, the receiving corporation, shall make a written offer by registered mail to each stockholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be made at the same price per share to all dissenting stockholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting stockholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. If within thirty days after the making of such offer, the corporation making the offer and any stockholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer upon the surrender of the certificates representing such shares.

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8.	The following procedure shall apply if the corporation fails to make such offer within such period of seven days, or if it makes the offer and any dissenting stockholder or stockholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

(a) The corporation or, in the case of a merger, the receiving corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting stockholders and to fix the fair value of their shares.

(b) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting stockholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

(c) All dissenting stockholders, excepting those who, as provided in subdivision seven, have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting stockholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting stockholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

(d) The court shall determine whether each dissenting stockholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting stockholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the stockholders' authorization date, excluding any appreciation or depreciation directly or indirectly induced by such corporate action or its proposal. The court may, if it so elects, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. Such appraiser shall have the power, authority and duties specified in the order appointing him, or any amendment thereof.

(e) The final order in the proceeding shall be entered against the corporation in favor of each dissenting stockholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

(f) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the stockholders' authorization date to the date of payment. If the court finds that the refusal of any stockholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

(g) The costs and expenses of such proceeding shall be determined by the court and shall be assessed against the corporation, or, in the case of a merger, the receiving corporation, except that all or any part of such costs and expenses may be apportioned and assessed, as the court may determine, against any or all of the dissenting stockholders who are parties to the proceeding if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. Such expenses shall include reasonable compensation for and the reasonable expenses of the appraiser, but shall exclude the fees and expenses of counsel for and experts employed by any party unless the court, in its discretion, awards such fees and expenses. In exercising such discretion, the court shall consider any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which such corporation offered to pay; (B) that no offer was made by such corporation; and (C) that such corporation failed to institute the special proceeding within the period specified therefor.

(h) Within sixty days after final determination of the proceeding, the corporation or, in the case of a merger, the receiving corporation shall pay to each dissenting stockholder the amount found to be due him, upon surrender of the certificates representing his shares.

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9.	Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall be dealt with as provided in section five thousand fourteen, except that, in the case of a merger, they shall be disposed of as provided in the plan of merger or consolidation.
10.	The enforcement by a stockholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such stockholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subdivision five, and except that this section shall not exclude the right of such stockholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.
11.	Except as otherwise expressly provided in this section, any notice to be given by a corporation to a stockholder under this section shall be given in the manner provided in section six thousand five.

Cite as N.Y. Banking Law § 6022

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Appendix C

Opinion of Keefe, Bruyette & Woods, Inc.,

Financial Advisor to Riverside

CONFIDENTIAL

March 18, 2014

The Board of Directors

Riverside Bank

11 Garden Street

Poughkeepsie, NY 12601

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Riverside Bank ("Riverside"), of the Exchange Ratio (as defined below) to be used in the proposed Merger (as defined below), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Riverside, Salisbury Bancorp, Inc. (“Salisbury”), and Salisbury Bank and Trust Company, a Connecticut chartered bank and wholly-owned subsidiary of Salisbury (“SBT”). In accordance with the Agreement and subject to the terms and conditions therof, Riverside will merge with and into SBT, with SBT as the surviving entity (the “Merger”). Pursuant to the terms of the Agreement and subject to the terms and conditions set forth therein, at the Effective Time (as defined in the Agreement) each share of common stock, par value $1.00 per share, of Riverside (the “Riverside Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in the Agreement), or shares of Riverside Common Stock held in the treasury of Riverside or owned by Salisbury (other than shares held in a fiduciary capacity or in connection with debts previously contracted)) shall be converted into the right to receive 1.35 shares of common stock, par value $0.10 per share, of Salisbury (“Salisbury Common Stock”). The ratio of 1.35 shares of Salisbury Common Stock to one share of Riverside Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

KBW has acted as financial advisor to Riverside and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Riverside and Salisbury, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Riverside and Salisbury for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Riverside. We have acted exclusively for the board of directors of Riverside (the “Board”) in rendering this opinion and will receive a fee from Riverside for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Merger. In addition, Riverside has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to Riverside. In the past two years, KBW has not provided investment banking and financial advisory services to Salisbury or SBT. We may in the future provide investment banking and financial advisory services to Riverside, Salisbury or SBT and receive compensation for such services.

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In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Riverside and Salisbury and the Merger, including among other things, the following: (i) a draft of the Agreement dated March 15, 2014 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three years ended December 31, 2012 of Salisbury; (iii) the audited financial statements and Annual Reports for the two years ended December 31, 2012 for Riverside; (iv) the draft financial statements and Annual Reports for the year ended December 31, 2013 for Riverside and Salisbury; (v) the quarterly call reports for the three year period ended December 31, 2013 of Riverside, Salisbury and SBT; (vi) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 of Salisbury; (vii) certain other interim reports and other communications of Riverside and Salisbury to their respective shareholders; and (viii) other financial information concerning the businesses and operations of Riverside and Salisbury furnished to us by Riverside and Salisbury for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Riverside and Salisbury; (ii) the assets and liabilities of Riverside and Salisbury; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial information of Riverside and certain financial and stock market information for Salisbury with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Riverside which were prepared by and provided to us and discussed with us by Riverside management and which were relied upon by us with the consent of the Board; and (vi) financial and operating forecasts and projections of Salisbury and estimates regarding certain pro forma financial effects of the Merger on Salisbury (including, without limitation, the cost savings, revenue enhancements and related expenses expected to result from the Merger) that were prepared by and provided to us and discussed with us by Salisbury management and that were used and relied upon by us with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of Riverside and Salisbury regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the respective management teams of Riverside and Salisbury as to the reasonableness and achievability of the financial and operating forecasts and projections of Riverside and Salisbury (and the assumptions and bases therefor) that were prepared by and provided to us by such management teams and we have assumed, with the consent of Riverside, that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management teams and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management teams. We have further relied upon Salisbury management as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the Merger on Salisbury that were prepared by and provided to us by such management, and that were discussed with us by such management (and the assumptions and bases therefor, including but not limited to the financial and operating projections of Riverside that were prepared by Salisbury in connection therewith and used by us at the direction of the Board and any potential cost savings and operating synergies and other potential pro forma effects assumed or estimated by Salisbury with respect to the Merger), and we have assumed, with the consent of Riverside, that all such estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments and that such estimates will be realized in the amounts and in the time periods currently estimated.

It is understood that the forecasts, projections and estimates of Riverside and Salisbury provided to us were not prepared with the expectation of public disclosure, that all such information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. We have assumed, based on discussions with the respective management teams of Riverside and Salisbury, that such forecasts, projections and estimates of Riverside and Salisbury referred to above, provide a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

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We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Riverside or Salisbury since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Riverside and Salisbury are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Riverside or Salisbury, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Riverside or Salisbury under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no adjustments to the Exchange Ratio or additional forms of consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger and that all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Riverside, Salisbury or the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that Riverside has relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Riverside, Salisbury, SBT, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio to be used in the Merger to the holders of Riverside Common Stock. We express no view or opinion as to any terms or other aspects of the Merger or any related transaction, including without limitation, the form or structure of the Merger, any transactions that may be related to the Merger, any consequences of the Merger to Riverside, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Riverside to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Riverside or the Board, (iii) the fairness of the amount or nature of any compensation to any of Riverside’s officers directors or employees, or any class of such persons, relative to any compensation to the holders of Riverside Common Stock, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Riverside other than the Riverside Common Stock (solely with respect to the Exchange Ratio, as set forth herein) or any class of securities of Salisbury, SBT or any other party to any transaction contemplated by the Agreement, (v) the actual value of the Salisbury Common Stock to be issued in the Merger, (vi) the prices, trading range or volume at which Salisbury Common Stock will trade following the public announcement of the Merger or the consummation of the Merger, (vii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (viii) any legal, regulatory, accounting, tax or similar matters relating to Riverside, Salisbury, SBT, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

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This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion may not be published, referred to, reproduced, disseminated or quoted from, in whole or in part, nor shall any public reference to KBW be made, without our prior written consent. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of Riverside Common Stock or shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation on whether or not any holder of Riverside Common Stock should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such holder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Riverside Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

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Appendix D

Opinion of Sterne, Agee & Leach, Inc.,

Financial Advisor to SAL

March 18, 2014

Board of Directors

Salisbury Bancorp, Inc.

5 Bissell Street

Lakeville, CT 06039

Members of the Board of Directors:

Salisbury Bancorp, Inc. (“Salisbury”), Salisbury Bank and Trust Company and Riverside Bank (“Riverside”) have entered into an Agreement and Plan of Merger dated March 18, 2014 (the “Agreement”), pursuant to which Riverside will merge with and into Salisbury Bank and Trust Company, with Salisbury Bank and Trust Company continuing as the surviving entity (the “Merger”). Under the terms of the Agreement, at the effective time of the Merger (the “Effective Time”), each share of Riverside Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive 1.350 shares of common stock of Salisbury (the “Merger Consideration”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have meanings assigned to them in the Agreement.

You have requested our opinion as to the fairness to Salisbury, from a financial point of view, of the Merger Consideration to be paid by Salisbury in the Merger.

In arriving at our opinion, we have, among other things:

1.	Reviewed certain publicly-available financial and business information of Salisbury, Riverside and their affiliates which we deemed to be relevant;
2.	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of Salisbury and Riverside;
3.	Reviewed certain information detailing the Merger prepared by Salisbury, Riverside and their affiliates and by their legal and accounting advisors including the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”);
4.	Conducted conversations with members of senior management and representatives of both Salisbury and Riverside regarding the matters described in clauses 1-3 above, as well as their respective businesses and prospects before and after giving effect to the Merger;
5.	Compared certain financial metrics of Salisbury and Riverside to other selected banks and thrifts that we deemed to be relevant;
6.	Analyzed the terms of the Merger relative to selected prior mergers and acquisitions involving a depository institution as the selling entity;
7.	Analyzed the projected pro forma impact of the Merger on the projected balance sheet, capital ratios, tangible book value per share and estimated earnings per share of Salisbury;
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8.	Reviewed the recent price performance of the common stock of Salisbury and compared it to other selected banks and thrifts that we deemed relevant;
9.	Reviewed the overall environment for depository institutions in the United States;
10.	Reviewed the Agreement dated March 18, 2014; and

11.	Conducted such other financial studies, analyses and investigations and took into account such other matters as we deemed appropriate for purposes of this opinion, including our assessment of general economic, market and monetary conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally.

In preparing our opinion, we assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by Salisbury, Riverside and their affiliates for the purposes of this opinion. In addition, where appropriate, we relied upon publicly available information, without independent verification, that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information. We were not engaged to express, and are not expressing, any opinion with respect to any other transactions or alternative proposed transactions, if any, between Salisbury and Riverside. In preparing our opinion, we used internal projections for Salisbury and Riverside provided by and discussed with senior management of Salisbury and Riverside. With respect to the financial forecasts, including the Synergies, supplied to us, we have assumed with your consent that they were reasonably prepared and reflect the best currently available estimates and judgments of Salisbury and Riverside as to future operating and financial performance of Salisbury and Riverside and its affiliates. In addition, we have assumed that the Agreement is a valid, binding and enforceable agreement upon the parties and their affiliates and will not be terminated or breached by either party. We have also assumed that the representations and warranties of each party in the Agreement are true and correct and that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party under the Agreement. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Salisbury, Riverside and their affiliates since either (i) the date of the last financial statements made available to us and (ii) the date of the Agreement, and that no legal, political, economic, regulatory or other developments have occurred or will occur that will adversely affect these entities. We did not make an independent evaluation or appraisal or physical inspection of the assets, property or liabilities (contingent or otherwise) of Salisbury, Riverside or their affiliates, including, but not limited to, any derivative or off-balance sheet assets or liabilities nor have we conducted any review of individual credit files of Salisbury or Riverside or evaluated the solvency of Salisbury or Riverside under any state or federal laws relating to bankruptcy, insolvency or similar matters. We render no opinion or evaluation on the collectability of any asset or the future performance of any loan of Salisbury or Riverside. We were not retained to evaluate loan or lease portfolios for the purpose of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of Salisbury or Riverside or on the credit mark assumed taken in the Merger, and we have assumed, with your consent, that the respective allowances for loan and lease losses for both Salisbury and Riverside, respectively, as well as the credit mark are adequate to cover such losses and will be adequate on a pro forma basis for Salisbury. We have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. We have assumed that all required governmental, regulatory, shareholder and third party approvals have or will be received in a timely fashion and without any condition or requirement that could adversely affect the Merger or the future results of operations or financial condition of Salisbury or the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market, and other conditions as existed on, and could be evaluated as of, and on the information made available to us as of, the date hereof. Events and developments occurring after the date hereof could materially affect the assumptions used in preparing this opinion, and we do not have any obligation to update, revise or reaffirm this opinion.

D-2

Sterne, Agee & Leach, Inc. (“Sterne Agee”) is acting as financial advisor to Salisbury in connection with the Merger and will receive fees from Salisbury for our services, a significant portion of which are contingent upon the consummation of the Merger. Sterne Agee also will receive a fee in connection with the delivery of this opinion. In addition, Salisbury has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Other than our engagement by Salisbury in connection with the Merger, we have not provided any other material investment banking services to Salisbury, Riverside or their affiliates during the past two years; however, we may do so in the future. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from and sell securities to Salisbury, Riverside or their affiliates.

This opinion is for the use and benefit of the Board of Directors of Salisbury and does not constitute a recommendation to any holder of common stock of Salisbury as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is limited to the fairness, from a financial point of view, to the Board of Directors of Salisbury of the Merger Consideration and does not address the underlying business decision of Salisbury, or constitute a recommendation whether or not, to engage in the Merger, or the relative merits of the Merger relative to any strategic alternative that may be available to Salisbury. This opinion is based on conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. In rendering this opinion, we express no view or opinion with respect to the price at which the shares of common stock of Salisbury may trade in the future. Further, in rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any of the parties to the Merger relative to the Merger Consideration. The issuance of this opinion has been approved by the Fairness Opinion Committee of Sterne Agee.

Based on and subject to the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Merger Consideration to be paid in the Merger by Salisbury is fair from a financial point of view to Salisbury.

Very truly yours,

/s/ Sterne, Agee & Leach, Inc.

STERNE, AGEE & LEACH, INC.

277 PARK AVENUE, 24th 25th & 26th FLOORS • NEW YORK, NY 10172

P // 212.338.4700 • www.sterneagee.com

Investments since 1901

D-3

Appendix E

Form of Certificate of Amendment to SAL Certificate of Incorporation

Article THIRD of the Certificate of Incorporation is amended and restated in its entirety as follows:

THIRD: Capital Stock. The amount of the capital stock of the Corporation hereby authorized is five million (5,000,000) shares of Common Stock, par value $0.10 per share and twenty-five thousand (25,000) shares of Preferred Stock, par value $0.01 per share, 16,000 of which are designated as the Senior Non-Cumulative Perpetual Preferred Stock, Series B.

A. Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder. There shall be no cumulative voting rights in the election of directors. Each share of Common Stock shall have the same relative rights as and be identical in all respects with all other shares of Common Stock. The voting, dividend and liquidation rights of the Common stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be determined by the Board of Directors before the issuance of any series of Preferred Stock.

B. Preferred Stock.

(1) General. Preferred Stock may be issued from time to time in one or more series, each to have such terms as are set forth herein and in the resolutions of the Board of Directors authorizing the issue of such series. Any shares of Preferred Stock which may be redeemed, purchased or otherwise acquired by the Bank may be reissued. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided.

(2) Authority of Board of Directors. The Board of Directors may from time to time issue the Preferred Stock in one or more series. The Board of Directors may, in connection with the creation of any such series, determine the preferences, limitations and relative rights of each such series before the issuance of such series. Without limiting the foregoing, the Board of Directors may fix the voting powers, dividend rights, conversion rights, redemption privileges and liquidation preferences, all as the Board of Directors deems appropriate, to the full extent now or hereafter permitted by the Connecticut Business Corporation Act. The resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation and the Connecticut Business Corporation Act.

C. No shareholder of the Corporation shall by reason of his holding shares of capital stock of the Corporation have any preemptive or preferential rights to purchase or subscribe to any share of any class of stock of the Corporation, now or hereafter to be authorized, or to any notes, debentures, bonds or other securities (whether or not convertible into or carrying options or warrants to purchase shares of any class of capital stock) now or hereafter to be authorized, excepting only such preemptive or preferential rights, warrants or options as the Board of Directors in its discretion may grant from time to time; and the Board of Directors may issue shares of any class of stock of the Corporation, or any notes, debentures, bonds or other securities (whether or not convertible into or carrying rights, options or warrants to purchase shares of any class of capital stock) without offering any such shares to the existing Shareholders of the Corporation.

E-1

Article FIFTH of the Certificate of Incorporation is amended and restated in its entirety as follows:

FIFTH: Directors; Bylaws. All the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of the Corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time Bylaws of the Corporation, subject to the right of the shareholders entitled to vote with respect thereto to adopt, alter, amend and repeal Bylaws made by the Board of Directors. Any shareholder action effecting an amendment or repeal of or an adoption of a provision inconsistent with the Corporation’s Bylaws shall require (i) the affirmative vote of the holders of not less than sixty percent (60%) of the voting power of the issued and outstanding shares entitled to vote for the election of Directors, and (ii) if there is an Interested Shareholder (as defined in Article Sixth), the affirmative vote of not less than sixty percent (60%) of the voting power of the issued and outstanding shares entitled to vote for the election of Directors held by shareholders other than the Interested Shareholder.

The business, property and affairs of the Corporation shall be managed by and under the direction of its Board of Directors. The number of directors shall be fixed from time to time by the Board of Directors pursuant to the Corporation’s Bylaws.

The Board of Directors shall be divided into three classes, as nearly equal in number as possible. At each annual meeting of the shareholders of the Corporation, the successors of the class of directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following their year of election. Each director shall hold office until his successor shall have been duly elected and qualified. The election of directors need not be by ballot unless the Bylaws so provide. No decrease in the number of directors shall shorten the term of any incumbent director.

The terms, classifications, qualifications, and election of the Board of Directors, and the method of filling vacancies thereon shall be as provided herein and in the Bylaws.

E-2

Appendix F

Form 10-K for Fiscal Year Ended December 31, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☑ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2013

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 0-24751

SALISBURY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Connecticut	06-1514263
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Bissell Street, Lakeville, CT	06039
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (860) 435-9801

Securities registered pursuant to Section 12(b) of the Act:
Common Stock, par value $.10 per share	NASDAQ Capital Market
(Title of each class)	(Name of each exchange on which registered)

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. ☐ Yes ☑ No

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. ☐ Yes ☑ No

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes☑ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). ☑ Yes ☐ No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendments to this Form 10-K ☑

F-1

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer☐ Accelerated filer☐ Non-accelerated filer☐ Smaller reporting company ☑

Indicate by check mark whether the registrant is a shell company (as defined in Exchange Act Rule 12b-2). Yes☐ No ☑

The aggregate market value of common stock held by non-affiliates of the registrant on June 30, 2013 was $44,463,146 based on the closing sales price of $26.00 of such stock. The number of shares of the registrant’s Common Stock outstanding as of March 1, 2014, was 1,711,121.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant's definitive Proxy Statement for the 2014 Annual Meeting of Shareholders to be held on May 14, 2014, which will be filed within 120 days of fiscal year ended December 31, 2013, are incorporated by reference into Part III (Items 10, 11, 12, 13 and 14) of this Form 10-K.

F-2

FORM 10-K

SALISBURY BANCORP, INC.

For the Year Ended December 31, 2013

F-3

PART I

Forward-Looking Statements

This Annual Report on Form 10-K may contain and incorporates by reference statements relating to future results of Salisbury Bancorp, Inc. and Subsidiary ("Salisbury") that are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to, among other things, expectations concerning loan demand, growth and performance, simulated changes in interest rates and the adequacy of the allowance for loan losses.  Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties, including, but not limited to, changes in political and economic conditions, interest rate fluctuations, competitive product and pricing pressures within Salisbury’s markets, equity and fixed income market fluctuations, personal and corporate customers’ bankruptcies, inflation, acquisitions and integrations of acquired businesses, technological changes, changes in law and regulations, changes in fiscal, monetary, regulatory and tax policies, monetary fluctuations, success in gaining  regulatory approvals when required as well as other risks and uncertainties reported from time to time in Salisbury’s filings with the Securities and Exchange Commission.

Such developments could have an adverse impact on Salisbury’s financial position and results of operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report.

Item 1.	BUSINESS

Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc., a Connecticut corporation, formed in 1998, is the bank holding company for Salisbury Bank and Trust Company (the "Bank"), a Connecticut-chartered and Federal Deposit Insurance Corporation (the "FDIC") insured commercial bank headquartered in Lakeville, Connecticut. Salisbury’s common stock is traded on the NASDAQ Capital Market under the symbol “SAL”. Salisbury's principal business consists of the business of the Bank. The Bank, formed in 1848, currently provides commercial banking, consumer financing, retail banking and trust and wealth advisory services through a network of eight banking offices and eight ATMs located in Litchfield County, Connecticut, Dutchess County, New York and Berkshire County, Massachusetts and through its internet website (www.salisburybank.com).

Abbreviations Used Herein

ARRA	American Recovery and Reinvestment Act of 2009	FRA	Federal Reserve Act
Bank	Salisbury Bank and Trust Company	FRB	Federal Reserve Board
BHC	Bank Holding Company	GAAP	Generally Accepted Accounting Principles in the United States of America
BHCA	Bank Holding Company Act	GLBA	Gramm-Leach-Bliley Act
BOLI	Bank Owned Life Insurance	IOLTA	Interest on Lawyers Trust Accounts
CFPB	Consumer Financial Protection Bureau	LIBOR	London Interbank Offered Rate
CPP	Capital Purchase Program	OREO	Other Real Estate Owned
CRA	Community Reinvestment Act of 1977	OTTI	Other Than Temporarily Impaired
CTDOB	State of Connecticut Department of Banking	PIC	Passive Investment Company
Dodd- Frank Act	Dodd-Frank Wall Street Reform and Consumer Protection Act	Salisbury	Salisbury Bancorp, Inc. and Subsidiary
ESOP	Employee Stock Ownership Plan	SBLF	Small Business Lending Fund
FACT Act	Fair and Accurate Credit Transactions Act	SEC	Securities and Exchange Commission
FASB	Financial Accounting Standards Board	SOX	Sarbanes-Oxley Act of 2002
EESA	Economic Emergency Stabilization Act	TARP	Troubled Asset Relief Program
FDIC	Federal Deposit Insurance Corporation	Treasury	United States Department of the Treasury
FHLBB	Federal Home Loan Bank of Boston

F-4

Lending Activities

General

The Bank originates commercial loans, commercial real estate loans, residential and commercial construction loans, residential real estate loans collateralized by one-to-four family residences, home equity lines of credit and fixed rate loans and other consumer loans predominately in Connecticut’s Litchfield County, Massachusetts’ Berkshire County and New York’s Dutchess County in towns proximate to the Bank’s eight full service offices.

Real estate secured the majority of the Bank’s loans as of December 31, 2013, including some loans classified as commercial loans. Interest rates charged on loans are affected principally by the Bank’s current asset/liability strategy, the demand for such loans, the cost and supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by general economic and credit conditions, monetary policies of the federal government, including the FRB, federal and state tax policies and budgetary matters.

Residential Real Estate Loans

A principal lending activity of the Bank is to originate prime loans secured by first mortgages on one-to-four family residences. The Bank typically originates residential real estate loans through employees who are commissioned licensed mortgage originators (in accordance with the mortgage lending compensation guidelines issued by the CFPB). The Bank originates both fixed rate and adjustable rate mortgages.

The Bank currently sells the majority of the fixed rate 30 year residential mortgage loans it originates to the FHLBB under the Mortgage Partnership Finance program. The Bank typically retains loan servicing. The Bank retains some fixed rate residential mortgage loans and those loans originated under its first time home owner program.

The retention of adjustable rate residential mortgage loans in the portfolio and the sale of longer term, fixed rate residential mortgage loans helps reduce the Bank’s exposure to interest rate risk. However, adjustable rate mortgages generally pose credit risks different from the credit risks inherent in fixed rate loans primarily because as interest rates rise, the underlying debt service payments of the borrowers rise, thereby increasing the potential for default. Management believes that these risks, which have not had a material adverse effect on the Bank to date, generally are less onerous than the interest rate risks associated with holding long-term fixed rate loans in the loan portfolio.

Commercial Real Estate Loans

The Bank makes commercial real estate loans for the purpose of allowing borrowers to acquire, develop, construct, improve or refinance commercial real estate where the property is the primary collateral securing the loan, and the income generated from the property is the primary repayment source. Office buildings, light industrial, retail facilities or multi-family income properties, normally collateralize commercial real estate loans. Among the reasons for management’s continued emphasis on commercial real estate lending is the desire to invest in assets with yields, which are generally higher than yields on one-to-four family residential mortgage loans, and are more sensitive to changes in interest rates. These loans typically have terms of up to twenty five years and interest rates, which adjust over periods of three to ten years, based on one of various rate indices.

Commercial real estate lending generally poses a greater credit risk than residential mortgage lending to owner-occupants. The repayment of commercial real estate loans depends on the business and financial condition of the borrower. Economic events and changes in government regulations, which the Bank and its borrowers do not control, could have an adverse impact on the cash flows generated by properties securing commercial real estate loans and on the market value of such properties.

Construction Loans

The Bank originates both residential and commercial construction loans. Typically, loans are made to owner-borrowers who will occupy the properties as either their primary or secondary residence and to licensed and experienced developers for the construction of single-family homes.

The proceeds of commercial construction loans are disbursed in stages. Bank officers, appraisers and/or independent engineers inspect each project’s progress before additional funds are disbursed to verify that borrowers have completed project phases.

Residential construction loans to owner-borrowers generally convert to a fully amortizing long-term mortgage loan upon completion of construction. Construction phase is generally for twelve months.

F-5

Construction lending, particularly commercial construction lending, poses greater credit risk than mortgage lending to owner occupants. The repayment of commercial construction loans depends on the business and financial condition of the borrower and on the economic viability of the project financed. Economic events and changes in government regulations, which the Bank and its borrowers do not control, could have an adverse impact on the value of properties securing construction loans and on the borrower’s ability to complete projects financed and sell them for amounts anticipated at the time the projects commenced.

Commercial Loans

Commercial loans are generally made on a secured basis and are primarily collateralized by equipment, inventory, accounts receivable and/or leases. Commercial loans primarily provide working capital, equipment financing, financing for leasehold improvements and financing for expansion. The Bank offers both term and revolving commercial loans. Term loans have either fixed or adjustable rates of interest and, generally, terms of between two and seven years. Term loans generally amortize during their life, although some loans require a balloon payment at maturity if the amortization exceeds seven years. Revolving commercial lines of credit typically are renewable annually and have a floating rate of interest, which is normally indexed to the Wall Street Journal’s prime rate of interest and occasionally indexed to the LIBOR.

Commercial lending generally poses a higher degree of credit risk than real estate lending. Repayment of both secured and unsecured commercial loans depends substantially on the success of the borrower’s underlying business, financial condition and cash flows. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is primarily dependent upon the success of the borrower’s business.

Secured commercial loans are generally collateralized by equipment, inventory, accounts receivable and leases. Compared to real estate, such collateral is more difficult to monitor, its value is more difficult to validate, it may depreciate more rapidly and it may not be as readily saleable if repossessed.

Consumer Loans

The Bank originates various types of consumer loans, including home equity loans and lines of credit, auto and personal installment loans. Home equity loans and lines of credit are generally secured by one-to-four family owner-occupied properties, typically by second mortgages. Home equity loans have fixed interest rates, while home equity lines of credit adjust based on the Wall Street Journal’s prime rate of interest. Consumer loans are originated through the branch network with the exception of Home Equity Lines Of Credit, which are originated by licensed Mortgage Lending Originator staff.

Credit Risk Management and Asset Quality

One of the Bank’s key objectives is to maintain a high level of asset quality. The Bank utilizes the following general practices to manage credit risk: limiting the amount of credit that individual lenders may extend; establishing a process for credit approval accountability; careful initial underwriting and analysis of borrower, transaction, market and collateral risks; ongoing servicing of individual loans and lending relationships; continuous monitoring of the portfolio, market dynamics and the economy; and periodically reevaluating the Bank’s strategy and overall exposure as economic, market and other relevant conditions change.

Credit Administration is responsible for determining loan loss reserve adequacy, preparing monthly and quarterly reports regarding the credit quality of the loan portfolio; which are submitted to the Loan Committee to ensure compliance with the credit policy, and managing non-performing and classified assets as well as oversight of all collection activity. On a quarterly basis, the Loan Committee reviews commercial and commercial real estate loans that are risk rated as “Special Mention” or worse, focusing on the current status and strategies to improve the credit.

The Bank’s loan review activities are performed by an independent third party firm that evaluates the creditworthiness of borrowers and the appropriateness of the Bank’s risk rating classifications. The firm’s findings are reported to Credit Administration and the Loan and Audit Committee.

Trust and Wealth Advisory Services

The Bank provides a range of fiduciary and trust services including general investment management, wealth advisory services to individuals, families and institutions, and estate administration and settlement services.

F-6

Securities

Salisbury’s securities portfolio is structured to diversify the earnings, assets and risk structure of Salisbury, provide liquidity consistent with both projected and potential needs, collateralize certain types of deposits, assist with maintaining a satisfactory net interest margin and comply with regulatory capital and liquidity requirements. Securities types include U.S. Government and Agency securities, mortgage-backed securities, collateralized mortgage obligations and bank qualified tax exempt municipal bonds.

Sources of Funds

The Bank uses deposits, proceeds from loan and security maturities, repayments and sales, and borrowings to fund lending, investing and general operations. Deposits represent the Bank’s primary source of funds.

Deposits

The Bank offers a variety of deposit accounts with a range of interest rates and other terms, which are designed to meet customer financial needs. Retail and commercial deposits are received through the Bank’s banking offices. Additional depositor related services provided to customers include merchant services, cash management (ACH Origination, Wire Transfers and Positive Pay), ATM, bank-by-phone, Internet Banking, Internet Bill Pay, Person to Person Payments, Bank to Bank Transfers, Mobile Banking, and Online Financial Management services.

The FDIC provides separate insurance coverage of $250,000 per depositor for each account ownership category. Deposit flows are significantly influenced by economic conditions, the general level of interest rates and the relative attractiveness of competing deposit and investment alternatives. When determining deposit pricing, the Bank considers strategic objectives, competitive market rates, deposit flows, funding commitments and investment alternatives, FHLBB advance rates and rates on other sources of funds.

National, regional and local economic and credit conditions, changes in competitor money market, savings and time deposit rates, prevailing market interest rates and competing investment alternatives all have a significant impact on the level of the Bank’s deposits. Deposit generation is a key focus for the Bank as a source of liquidity and to fund continuing asset growth. Competition for deposits has been and is expected to remain strong.

Borrowings

The Bank is a member of the FHLBB that provides credit facilities for regulated, federally insured depository institutions and certain other home financing institutions. Members of the FHLBB are required to own capital stock in the FHLBB and are authorized to apply for advances on the security of their FHLBB stock and certain home mortgages and other assets (principally securities, which are obligations of, or guaranteed by, the United States Government or its agencies) provided certain creditworthiness standards have been met. Under its current credit policies, the FHLBB limits advances based on a member’s assets, total borrowings and net worth. Long-term and short-term FHLBB advances are utilized as a source of funding to meet liquidity and planning needs when the cost of these funds are favorable as compared to deposits or alternate funding sources.

Additional funding sources are available through securities sold under agreements to repurchase and the Federal Reserve Bank of Boston.

Subsidiaries

Salisbury has one wholly-owned subsidiary, Salisbury Bank and Trust Company. The Bank has two wholly-owned subsidiaries, SBT Mortgage Service Corporation and S.B.T. Realty, Inc. SBT Mortgage Service Corporation is a passive investment company ("PIC") that holds loans collateralized by real estate originated or purchased by the Bank. Income of the PIC and its dividends to Salisbury are exempt from the Connecticut Corporate Business Tax. S.B.T. Realty, Inc. was formed to hold New York State real estate and is presently inactive.

Employees

At December 31, 2013, the Bank had 125 full-time employees and 22 part-time employees. None of the employees were represented by a collective bargaining group. The Bank maintains a comprehensive employee benefit program providing, among other benefits, group medical and dental insurance, life insurance, disability insurance, an ESOP plan and an employee 401(k) plan. Management considers relations with its employees to be good.

F-7

Market Area

Salisbury and the Bank are headquartered in Lakeville, Connecticut, which is located in the northwestern quadrant of Connecticut’s Litchfield County. The Bank has a total of eight banking offices, four of which are located in Connecticut's Litchfield County; two of which are located in Massachusetts’ Berkshire County; and two of which are located in New York’s Dutchess County. The Bank’s primary deposit gathering and lending area consists of the communities and surrounding towns that are served by its branch network in Litchfield, Berkshire and Dutchess counties. The Bank also has deposit, lending and trust relationships outside of these areas.

Competition

The Bank faces strong competition in attracting and retaining deposits and in making loans. The primary factors in competing for deposits are interest rates, personalized services, the quality and range of financial services, convenience of office locations, automated services and office hours. Its most direct competition for deposits and loans has come from commercial banks, savings banks and credit unions located in its market area. Competition for deposits also comes from non-banking companies such as brokerage houses that offer a range of deposit and deposit-like products. Although the Bank expects this continuing competition to have an effect upon the cost of funds, it does not anticipate any substantial adverse effect on maintaining the current deposit base. The Bank is competitive within its market area in the various deposit products it offers to depositors. Due to this fact, management believes the Bank has the ability to maintain its deposit base.

The Bank's competition for real estate loans comes primarily from mortgage banking companies, savings banks, commercial banks, insurance companies, and other institutional lenders. The primary factors in competing for loans are interest rates, loan origination fees, the quality and range of lending services and personalized service. Factors that affect competition include, among others, the general availability of funds and credit, general and local economic conditions, current interest rate levels and volatility in the mortgage markets.

The banking industry is also experiencing rapid changes in technology. In addition to improving customer services, effective use of technology increases efficiency and enables financial institutions to reduce costs. Technological advances are likely to increase competition by enabling more companies to provide cost effective products and services.

Regulation and Supervision

General

Salisbury is required to file reports and otherwise comply with the rules and regulations of the FRB, the CTDOB, the FDIC, the SEC and NASDAQ.

The Bank is subject to extensive regulation by the CTDOB, as its chartering agency, and by the FDIC, as its deposit insurer. The Bank is required to file reports with, and is periodically examined by, the FDIC and the CTDOB concerning its activities and financial condition. It must obtain regulatory approvals prior to entering into certain transactions, such as mergers.

The following discussion of the laws, regulations and policies material to the operations of Salisbury and the Bank is a summary and is qualified in its entirety by reference to such laws, regulations and policies. Such statutes, regulations and policies are continually under review by Congress and the Connecticut, New York and Massachusetts State Legislatures and federal and state regulatory agencies. Any change in such laws, regulations, or policies could have a material adverse impact on Salisbury or the Bank.

Bank Holding Company Regulation

SEC and NASDAQ

Salisbury is subject to the rules and regulations of the SEC and is required to comply with the disclosure and regulatory requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as administered by the SEC. Salisbury’s common stock is listed on the NASDAQ Capital Market under the trading symbol “SAL” and, accordingly, Salisbury is also subject to the rules of NASDAQ for listed companies.

Federal Reserve Board Regulation

Salisbury is a registered bank holding company under the BHCA and is subject to comprehensive regulation and regular examinations by the FRB. The FRB also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

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Under FRB policy, a bank holding company must serve as a source of financial and managerial strength for its subsidiary bank. Under this policy, Salisbury is expected to commit resources to support the Bank. The FRB may require a holding company to contribute additional capital to an undercapitalized subsidiary bank. Any capital loans by a bank holding company to its subsidiary bank are subordinate in right of payment to deposits and certain other indebtedness of such subsidiary bank.

Bank holding companies must obtain FRB approval before: (i) acquiring, directly or indirectly, ownership or control of another bank or bank holding company; (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company.

The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of any company, which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities, which, by statute or by FRB regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the FRB includes, among other things: (i) operating a savings institution, mortgage company, finance company, credit card company or factoring company; (ii) performing certain data processing operations; (iii) providing certain investment and financial advice; (iv) underwriting and acting as an insurance agent for certain types of credit-related insurance; (v) leasing property on a full-payout, non-operating basis; (vi) selling money orders; (vii) real estate and personal property appraising; (viii) providing tax planning and preparation services; (ix) financing and investing in certain community development activities; and (x) subject to certain limitations, providing securities brokerage services for customers.

Connecticut Bank Holding Company Regulation

Salisbury is also subject to Connecticut banking law applicable to Connecticut bank holding companies. Under Connecticut banking law, no person may acquire beneficial ownership of more than 10% of any class of voting securities of a Connecticut-chartered bank, or any bank holding company of such a bank, without prior notification to, and lack of disapproval by, the CTDOB. The CTDOB will disapprove the acquisition if the bank or holding company to be acquired has been in existence for less than five years, unless the CTDOB waives this five-year restriction, or if the acquisition would result in the acquirer controlling 30% or more of the total amount of deposits in insured depository institutions in Connecticut. Similar restrictions apply to any person who holds in excess of 10% of any such class and desires to increase its holdings to 25% or more of such class.

Dividends

Salisbury’s dividends to shareholders are substantially dependent upon Salisbury’s receipt of dividends from the Bank. The FRB has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the FRB’s view that a bank holding company should be a “source of strength” to its bank subsidiary and should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The FRB also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, the FRB may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized” or if the dividend would violate applicable law or would be an unsafe or unsound banking practice.

Financial Modernization

GLBA permits greater affiliation among banks, securities firms, insurance companies, and other companies under a type of financial services company known as a “financial holding company”. A financial holding company essentially is a bank holding company with significantly expanded powers. Financial holding companies are authorized by statute to engage in a number of financial activities previously impermissible for bank holding companies, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; and merchant banking activities. The act also permits the FRB and the Treasury to authorize additional activities for financial holding companies if they are “financial in nature” or “incidental” to financial activities. A bank holding company may become a financial holding company if each of its subsidiary banks is “well capitalized” and “well managed” as defined in the FRB’s Regulation Y, and has at least a “satisfactory” Community Reinvestment Act rating. A financial holding company must provide notice to the FRB within 30 days after commencing activities previously determined to be permissible by statute or by the FRB and the Treasury. Salisbury is a registered financial holding company.

All financial institutions are required to establish policies and procedures with respect to the ability of the Bank to share nonpublic customer data with nonaffiliated parties and to protect customer data from unauthorized access. The Bank has developed policies and procedures, and believes it is in compliance with all privacy, information sharing, and notification provisions of GLBA and the FACT Act.

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Connecticut Banking Laws and Supervision

The Bank is a state-chartered commercial bank under Connecticut law and as such is subject to regulation and examination by the CTDOB. The CTDOB regulates commercial banks, among other financial institutions, for compliance with the laws and regulations of the States of Connecticut, New York and Massachusetts, as well as the appropriate rules and regulations of federal agencies. The approval of the CTDOB is required for, among other things, the establishment of branch offices and business combination transactions. The CTDOB conducts periodic examinations of Connecticut-chartered banks. The FDIC also regulates many of the areas regulated by the CTDOB, and federal law may limit some of the authority provided to Connecticut-chartered banks by Connecticut law.

Lending Activities

Connecticut banking laws grant commercial banks broad lending authority. With certain limited exceptions, total secured and unsecured loans made to any one obligor generally may not exceed 15% of the Bank’s equity capital and reserves for loan and lease losses. However, if the loan is fully secured, such limitations generally may be increased by an additional 10%.

Dividends

The Bank may pay cash dividends out of its net profits. For purposes of this restriction, “net profits” represents the remainder of all earnings from current operations. Further, the total amount of all dividends declared by the Bank in any year may not exceed the sum of its net profits for the year in question combined with its retained net profits from the preceding two years, unless the CTDOB approves the larger dividend. Federal law also prevents the Bank from paying dividends or making other capital distributions that would cause it to become “undercapitalized”. The FDIC may also limit a bank’s ability to pay dividends based upon safety and soundness considerations.

Powers

Connecticut law permits Connecticut banks to sell insurance and fixed and variable-rate annuities if licensed to do so by the Connecticut Insurance Department. With the prior approval of the CTDOB, Connecticut banks are also authorized to engage in a broad range of activities related to the business of banking, or that are financial in nature or that are permitted under the BHCA, other federal statutes, or the regulations promulgated pursuant to these statutes. Connecticut banks generally are also authorized to engage in any activity permitted for a federal bank or upon filing prior written notice of its intention to engage in such activity with the CTDOB, unless the CTDOB disapproves the activity.

Assessments

Connecticut banks are required to pay assessments to the CTDOB based upon a bank’s asset size to fund the CTDOB’s operations. The assessments are generally made annually.

Enforcement

Under Connecticut law, the CTDOB has extensive enforcement authority over Connecticut banks and, under certain circumstances, affiliated parties, insiders, and agents. The CTDOB’s enforcement authority includes cease and desist orders, fines, receivership, conservatorship, removal of officers and directors, emergency closures, dissolution and liquidation.

New York and Massachusetts Banking Laws and Supervision

Federal and state laws authorize the interstate merger of banks. Among other things, banks may establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state. The Bank conducts activities and operates branch offices in New York and Massachusetts as well as Connecticut. Generally, with respect to its business in New York and Massachusetts, the Bank may conduct any activity that is authorized under Connecticut law that is permissible for either New York or Massachusetts state banks or for an out-of-state national bank, at its New York and Massachusetts branch offices, respectively. The New York State Superintendent of Banks may exercise regulatory authority with respect to the Bank’s New York branch offices. The Bank is subject to certain rules related to community reinvestment, consumer protection, fair lending, establishment of intra-state branches and the conduct of banking activities with respect to its branches located in New York State. The Massachusetts Commissioner of Banks may exercise similar authority, and the Bank is subject to similar rules under Massachusetts Banking Law with respect to the Bank’s Massachusetts branch offices.

Federal Regulations

Capital Requirements

Under FDIC regulations, federally insured state-chartered banks, such as the Bank, that are not members of the Federal Reserve System (“state non-member banks”) are required to comply with minimum leverage capital requirements. For most institutions, the minimum leverage capital ratio is not less than 4%. Tier 1 capital is the sum of common Shareholders’ equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

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The FDIC regulations require state non-member banks to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of regulatory capital to regulatory risk-weighted assets is referred to as a bank’s “risk-based capital ratio”. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items (including recourse obligations, direct credit substitutes and residual interests) to four risk-weighted categories ranging from 0% to 100%, and in some instances 200% or assets subject to dollar-for-dollar capital requirements, with higher levels of capital being required for the categories perceived as representing greater risk.

To be considered “well capitalized”, banks are generally expected to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital. Banks that engage in specified levels of trading activities are subject to adjustments in their risk based capital calculation to ensure the maintenance of sufficient capital to support market risk.

As a bank holding company, Salisbury is subject to FRB capital adequacy guidelines for bank holding companies similar to those of the FDIC for state-chartered banks.

In December 2010, the Basel Committee, a group of bank regulatory supervisors from around the world, released its final framework for strengthening international capital and liquidity regulation, now officially identified by the Basel Committee as “Basel III.” Basel III, when fully implemented by the U.S. bank regulatory agencies and fully phased-in, will require bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity.

 In July 2013, the Federal Reserve Board, Office of the Comptroller of the Currency and Federal Deposit Insurance Corporation approved final rules to implement the Basel III capital framework. The rules will be effective on January 1, 2015 and phased-in over a multiple year period through 2019. The new capital rules call for greater reliance upon equity capital with higher minimum capital level requirements. We are in the process of assessing the impact from these new regulatory requirements, and while we cannot be certain of the impact, we believe that Salisbury will exceed applicable regulatory requirements, once they become effective.

Prompt Corrective Regulatory Action

Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories:

•	Well capitalized – at least 5% leverage capital, 6% Tier 1 risk based capital and 10% total risk based capital.
•	Adequately capitalized – at least 4% leverage capital, 4% Tier 1 risk based capital and 8% total risk based capital.
•	Undercapitalized – less than 4% leverage capital, 4% Tier 1 risk based capital and less than 8% total risk based capital. “Undercapitalized” banks must adhere to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank’s compliance with such a plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized.
•	Significantly undercapitalized – less than 3% leverage capital, 3% Tier 1 risk based capital and less than 6% total risk-based capital. “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company.
•	Critically undercapitalized – less than 2% tangible capital. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

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As of December 31, 2013, the Bank was “well capitalized”.

Transactions with Affiliates

Under federal law, transactions between depository institutions and their affiliates are governed by Sections 23A and 23B of the FRA. In a holding company context, at a minimum, the parent holding company of a bank and any companies which are controlled by such parent holding company are affiliates of the bank. Generally, Sections 23A and 23B are intended to protect insured depository institutions from suffering losses arising from transactions with non-insured affiliates, by limiting the extent to which a bank or its subsidiaries may engage in covered transactions with any one affiliate and with all affiliates of the bank in the aggregate, and by requiring that such transactions be on terms that are consistent with safe and sound banking practices.

The FRA and Regulation O restrict loans to directors, executive officers, and principal shareholders (“insiders”). Loans to insiders and their related interests may not exceed, together with all other outstanding loans to such persons and affiliated entities, the institution’s total capital and surplus. Loans to insiders above specified amounts must receive the prior approval of the board of directors and must be made on terms substantially the same as offered in comparable transactions to other persons. The FRA imposes additional limitations on loans to executive officers.

Enforcement

The FDIC has extensive enforcement authority over insured banks, including the Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices.

Standards for Safety and Soundness

The FDIC, together with the other federal bank regulatory agencies, prescribe standards of safety and soundness by regulations or guidelines, relating generally to operations and management, asset growth, asset quality, earnings, stock valuation and compensation. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards, which establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. In addition, the federal bank regulatory agencies adopted regulations that authorize, but do not require, the agencies to order an institution that has been given notice that it is not satisfying the safety and soundness guidelines to submit a compliance plan. The federal bank regulatory agencies have also adopted guidelines for asset quality and earning standards. As a state-chartered bank, the Bank is also subject to state statutes, regulations and guidelines relating to safety and soundness, in addition to the federal requirements.

Insurance of Deposit Accounts

The Bank’s deposit accounts are insured by the Deposit Insurance Fund (“DIF”) of the FDIC up to applicable legal limits (generally, $250,000 per depositor for each account ownership category and $250,000 for certain retirement plan accounts) and are subject to deposit insurance assessments. The FDIC insurance coverage limit applies per depositor, per insured depository institution for each account ownership category.

The FDIC utilizes a risk-based assessment system that imposes insurance premiums based upon a risk matrix that takes into account a bank’s capital level and supervisory rating. The FDIC assigns an institution to one of the following capital categories based on the institution’s financial condition consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution’s primary federal regulator and information which the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds. An institution’s assessment rate depends on the capital category and supervisory category to which it is assigned.

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FDIC insured institutions are required to pay assessments to the FDIC to fund the DIF. The Bank’s current annual assessment rate is approximately 8 basis points of total assets. Additionally, FDIC insured institutions are required to pay assessments to the FDIC to fund interest payments on bonds issued by The Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. The assessment rate is adjusted quarterly to reflect changes in the assessment bases of the fund based on quarterly Call Report and Thrift Financial Report submissions. From time to time, the FDIC may impose a supplemental special assessment in addition to other special assessments and regular premium rates to replenish the deposit insurance funds during periods of economic difficulty. The amount of an emergency special assessment imposed on a bank will be determined by the FDIC if such amount is necessary to provide sufficient assessment income to repay amounts borrowed from the Treasury; to provide sufficient assessment income to repay obligations issued to and other amounts borrowed from insured depository institutions; or for any other purpose the FDIC may deem necessary.

The FDIC may terminate insurance of deposits, after notice and a hearing, if it finds that the institution is in an unsafe or unsound condition to continue operations, has engaged in unsafe or unsound practices, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)

The Dodd-Frank Act, enacted in July 2010, significantly changed the bank regulatory landscape and has impacted lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act revised the statutory authorities governing the FDIC’s management of the DIF. The Dodd-Frank Act granted the FDIC new DIF management tools: maintaining a positive Fund balance even during a banking crisis and maintaining moderate, steady assessment rates throughout economic and credit cycles.

Among other things, the Dodd-Frank Act: (1) raised the minimum Designated Reserve Ratio (DRR), which the FDIC must set each year, to 1.35% (from the former minimum of 1.15%) and removed the upper limit on the DRR (which was formerly capped at 1.5%) and therefore on the size of the DIF; (2) required that the DIF reserve ratio reach 1.35% by September 30, 2020 (rather than 1.15% by the end of 2016, as formerly required); (3) required that, in setting assessments, the FDIC offset the effect of requiring that the reserve ratio reach 1.35% by September 30, 2020 (rather than 1.15% by the end of 2016) on insured depository institutions with total consolidated assets of less than $10 billion; (4) eliminated the requirement that the FDIC provide dividends from the Fund when the reserve ratio is between 1.35% and 1.50%; and (5) continued the FDIC’s authority to declare dividends when the reserve ratio at the end of a calendar year is at least 1.50%, but granted the FDIC sole discretion in determining whether to suspend or limit the declaration or payment of dividends.

The Dodd-Frank Act also required that the FDIC amend its regulations to redefine the assessment base used for calculating deposit insurance assessments. Under the Dodd-Frank Act, the assessment base must, with some possible exceptions, equal average consolidated total assets minus average tangible equity.

The FDIC amended 12 CFR 327 to implement revisions to the Federal Deposit Insurance Act made by the Dodd-Frank Act by modifying the definition of an institution’s deposit insurance assessment base; to change the assessment rate adjustments; to revise the deposit insurance assessment rate schedules in light of the new assessment base and altered adjustments; to implement the Dodd-Frank Act’s dividend provisions; to revise the large insured depository institution assessment system to better differentiate for risk and better take into account losses from large institution failures that the FDIC may incur; and to make technical and other changes to the FDIC's assessment rules. The FDIC Board of Directors adopted the final rule, which redefined the deposit insurance assessment base as required by the Dodd-Frank Act; made changes to assessment rates; implemented the Dodd-Frank Act’s DIF dividend provisions; and revised the risk-based assessment system for all large insured depository institutions, generally, those institutions with at least $10 billion in total assets. Nearly all of the 6,700-plus institutions with assets less than $10 billion, including the Bank, have benefited from a reduction in their assessments as a result of this final rule.

The Dodd-Frank Act requires publicly traded companies to give shareholders a non-binding vote of executive compensation at, for smaller reporting companies such as Salisbury, the first annual meeting taking place after January 21, 2013 and at least every three (3) years thereafter. The legislation also authorizes the SEC to prohibit broker discretion on any voting on election of directors, executive compensation matters, and any other significant matter.

The Dodd-Frank Act also adopts various mortgage lending and predatory lending provisions and requires loan originators to retain 5% of any loan sold and securitized, unless it is a “qualified residential mortgage”, which includes standard 30 and 15-year fixed rate loans.

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Consumer Protection and the Financial Protection Bureau

The Dodd-Frank Act created the Consumer Financial Protection Bureau (“CFPB”). As required by the Dodd-Frank Act, jurisdiction for all existing consumer protection laws and regulations has been transferred to the CFPB. In addition, the CFPB is granted authority to promulgate new consumer protection regulations for banks and nonbank financial firms offering consumer financial services or products to ensure that consumers are protected from “unfair, deceptive, or abusive” acts or practices.

Salisbury is subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy and population. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, various state law counterparts, and the Consumer Financial Protection Act of 2010, which constitutes part of the Dodd-Frank Act and establishes the CFPB, as described above.

On January 10, 2013, the CFPB issued a final rule implementing the ability-to-repay and qualified mortgage (“QM”) provisions of the Truth in Lending Act, as amended by the Dodd-Frank Act (the “QM Rule”). The ability-to-repay provision requires creditors to make reasonable, good faith determinations that borrowers are able to repay their mortgages before extending the credit based on a number of factors and consideration of financial information about the borrower from reasonably reliable third-party documents. Under the Dodd-Frank Act and the QM Rule, loans meeting the definition of “qualified mortgage” are entitled to a presumption that the lender satisfied the ability-to-repay requirements. The presumption is a conclusive presumption/safe harbor for prime loans meeting the QM requirements and a rebuttable presumption for higher-priced/subprime loans meeting the QM requirements. The definition of a “qualified mortgage” incorporates the statutory requirements, such as not allowing negative amortization or terms longer than 30 years. The QM Rule also adds an explicit maximum 43% debt-to-income ratio for borrowers if the loan is to meet the QM definition.

Federal Reserve System

All depository institutions must hold a percentage of certain types of deposits as reserves. Reserve requirements currently are assessed on the depository institution's net transaction accounts (mostly checking accounts). Depository institutions must also regularly submit deposit reports of their deposits and other reservable liabilities.

For net transaction accounts in 2013, the first $12.4 million (which may be adjusted by the FRB) will be exempt from reserve requirements. A 3% reserve ratio will be assessed on net transaction accounts over $12.4 million up to and including $79.5 million (which may be adjusted by the FRB). A 10% reserve ratio will be assessed on net transaction accounts in excess of $79.5 million (which may be adjusted by the FRB). The Bank is in compliance with these requirements.

Federal Home Loan Bank System

The Bank is a member of the Boston region of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The FHLBB provides a central credit facility primarily for member institutions. Member institutions are required to acquire and hold shares of capital stock in the FHLBB calculated periodically based primarily on its level of borrowings from the FHLBB. The Bank was in compliance with this requirement. At December 31, 2013, the Bank had FHLBB stock of $5.3 million and FHLBB advances of $30.4 million.

No market exists for shares of the FHLBB and therefore, they are carried at par value. FHLBB stock may be redeemed at par value five years following termination of FHLBB membership, subject to limitations which may be imposed by the FHLBB or its regulator, the Federal Housing Finance Board, to maintain capital adequacy of the FHLBB. While the Bank currently has no intentions to terminate its FHLBB membership, the ability to redeem its investment in FHLBB stock would be subject to the conditions imposed by the FHLBB.

In 2008, the FHLBB announced to its members it was focusing on preserving capital in response to ongoing market volatility including the extension of a moratorium on excess stock repurchases and in 2009 announced the suspension of its quarterly dividends. On February 22, 2011, the FHLBB announced the resumption of modest quarterly cash dividends to its members through 2011 and on June 27, 2011 the FHLBB announced the discontinuation of its excess stock pool effective June 28, 2011, and designated December 28, 2011, as the required stock purchase date. Based on the capital adequacy and the liquidity position of the FHLBB, management believes there is no impairment related to the carrying amount of the Bank’s FHLBB stock as of December 31, 2013. If in the future there were to be further deterioration of the FHLBB’s capital levels it might warrant the Bank to deem its restricted investment in FHLBB stock to be OTTI. If future evidence of impairment were to exist, the FHLBB stock would reflect fair value using either observable or unobservable inputs. The Bank will continue to monitor its investment in FHLBB stock.

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Troubled Asset Relief Program and Capital Purchase Program

TARP was established as part of the Emergency Economic Stabilization Act of 2008 and gave the Treasury authority to deploy up to $700 billion into the financial system with the objective of improving liquidity in the capital markets. On October 24, 2008, the Treasury announced plans to direct $250 billion of the $700 billion authorized into preferred stock investments in banks (the “CPP”).

On March 13, 2009, Salisbury sold to the Secretary of the Treasury (i) 8,816 shares of its Series A Fixed Rate Cumulative Perpetual Preferred Stock, par value $0.01 per share, having a liquidation preference of $1,000 per share (the Series A Preferred Stock) and (ii) a ten-year warrant to purchase up to 57,671 shares of its common stock, par value $0.10 per share, at an exercise price of $22.93 per share (the “Warrant”), for an aggregate purchase price of $8,816,000 in cash. All of the proceeds from the sale of its Series A Preferred Stock were treated as Tier 1 Capital for regulatory purposes.

On August 25, 2011, Salisbury repurchased from the Secretary of the Treasury for $8,816,000 all of its 8,816 shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock and on November 2, 2011, Salisbury repurchased from the Secretary of the Treasury for $205,000 the Warrant to purchase up to 57,671 shares of Salisbury’s Common Stock at a purchase price of $22.93 per share.

Small Business Lending Fund

Treasury’s SBLF program is a $30 billion fund established under the Small Business Jobs Act of 2010 to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion.

Salisbury elected to participate in Treasury’s SBLF program and on August 25, 2011, Salisbury sold to the Secretary of the Treasury $16 million of its Series B Preferred Stock under the SBLF program, and simultaneously repurchased all of its Series A Preferred Stock sold to the Treasury in 2009 under the Capital Purchase Program, a part of TARP. All of the proceeds from the sale of its Series B Preferred Stock are treated as Tier 1 Capital for regulatory purposes.

The Series B Preferred Stock pays noncumulative dividends. The dividend rate on the Series B Preferred Stock for the initial ten quarterly dividend periods, commencing with the period ended September 30, 2011 and ending with the period ended December 31, 2013, is determined each quarter based on the increase in the Bank’s Qualified Small Business Lending over a baseline amount. The dividend rate for the quarterly period ended December 31, 2013 was 1.0%. For the eleventh quarterly dividend payment through four and one-half years after its issuance, the dividend rate on the Series B Preferred Stock will be 1.0%. Commencing with the second quarter of 2016, four and one-half years from its issuance, the dividend rate will be fixed at 9.0% per annum. The Series B Preferred Stock is non-voting, other than voting rights on matters that could adversely affect the Series B Preferred Stock. The Series B Preferred Stock is redeemable at any time at one hundred percent of the issue price plus any accrued and unpaid dividends.

Other Regulations

Sarbanes-Oxley Act of 2002

The stated goals of SOX are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

SOX includes very specific disclosure requirements and corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules, and mandates further studies of certain issues by the SEC and the Comptroller General. SOX represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

SOX addresses, among other matters, audit committees; certification of financial statements and internal controls by the Chief Executive Officer and Chief Financial Officer; the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve-month period following initial publication of any financial statements that later require restatement; a prohibition on insider trading during pension plan black-out periods; disclosure of off-balance sheet transactions; a prohibition on certain loans to directors and officers; expedited filing requirements for Forms 4; disclosure of a code of ethics and filing a Form 8-K for significant changes or waivers of such code; “real time” filing of periodic reports; the formation of a public company accounting oversight board; auditor independence; and various increased criminal penalties for violations of securities laws. The SEC has enacted rules to implement various provisions of SOX.

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USA PATRIOT Act

Under the USA PATRIOT Act, all financial institutions are required to take certain measures to identify their customers, prevent money laundering, monitor customer transactions and report suspicious activity to U.S. law enforcement agencies. Financial institutions also are required to respond to requests for information from federal banking regulatory authorities and law enforcement agencies. Information sharing among financial institutions for the above purposes is encouraged by an exemption granted to complying financial institutions from the privacy provisions of GLBA and other privacy laws. Financial institutions that hold correspondent accounts for foreign banks or provide private banking services to foreign individuals are required to take measures to avoid dealing with certain foreign individuals or entities, including foreign banks with profiles that raise money laundering concerns, and are prohibited from dealing with foreign “shell banks” and persons from jurisdictions of particular concern. The primary federal banking regulators and the Secretary of the Treasury have adopted regulations to implement several of these provisions. All financial institutions are also required to establish internal anti-money laundering programs. The effectiveness of a financial institution in combating money laundering activities is a factor to be considered in any application submitted by the financial institution under the Bank Merger Act or the BHCA. Salisbury has in place a Bank Secrecy Act and USA PATRIOT Act compliance program, and engages in very few transactions of any kind with foreign financial institutions or foreign persons.

Community Reinvestment Act and Fair Lending Laws

Salisbury has a responsibility under the CRA to help meet the credit needs of our communities, including low and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. In connection with its examination, the FDIC assesses the Bank’s record of compliance with the CRA. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit discrimination in lending practices on the basis of characteristics specified in those statutes. The Bank’s failure to comply with the provisions of the CRA could, at a minimum, result in regulatory restrictions on our activities. The Bank’s failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions against the Bank by the FDIC as well as other federal regulatory agencies and the Department of Justice. The Bank’s most recent FDIC CRA rating was “satisfactory”.

The Electronic Funds Transfer Act, Regulation E and Related Laws

The Electronic Funds Transfer Act (the “EFTA”) provides a basic framework for establishing the rights, liabilities, and responsibilities of consumers who use electronic funds transfer (“EFT”) systems. The EFTA is implemented by the Federal Reserve's Regulation E, which governs transfers initiated through ATMs, point-of-sale terminals, payroll cards, automated clearing house (“ACH”) transactions, telephone bill-payment plans, or remote banking services. Regulation E requires consumers to opt in (affirmatively consent) to participation in a bank's overdraft service program for ATM and one-time debit card transactions before overdraft fees may be assessed on the consumer’s account. Notice of the opt-in right must be provided to all new customers who are consumers, and the customer's affirmative consent must be obtained, before charges may be assessed on the consumer's account for paying such overdrafts.

Regulation E also provides bank customers with an ongoing right to revoke consent to participation in an overdraft service program for ATM and one-time debit card transactions and prohibits banks from conditioning the payment of overdrafts for checks, ACH transactions, or other types of transactions that overdraw the consumer's account on the consumer's opting into an overdraft service for ATM and one-time debit card transactions. For customers who do not affirmatively consent to overdraft service for ATM and one-time debit card transactions, a bank must provide those customers with the same account terms, conditions, and features that it provides to consumers who do affirmatively consent, except for the overdraft service for ATM and one-time debit card transactions. Salisbury does not allow consumers to opt in, as one time point-of-sale or ATM transactions cannot overdraw an account in which an overdraft fee is assessed.

Impact of Inflation and Changing Prices

The Consolidated Financial Statements and their Notes presented within this document have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollar amounts without considering changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Salisbury’s operations. Unlike the assets and liabilities of industrial companies, nearly all of the assets and liabilities of Salisbury are monetary in nature. As a result, interest rates have a greater impact on Salisbury’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

F-16

Availability of Securities and Exchange Commission Filings

Salisbury makes available free of charge on its website (www.salisburybank.com) a link to its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934 as soon as practicable after such reports are electronically filed with or furnished to the SEC. Such reports filed with the SEC are also available on its website (www.sec.gov). The public may also read and copy any materials filed with the SEC at the SEC’s Public Reference Room, 100 F Street, NE, Washington, DC 20549. Information about accessing company filings can be obtained by calling 1-800-SEC-0330. Information on Salisbury’s website is not incorporated by reference into this report. Investors are encouraged to access these reports and the other information about Salisbury’s business and operations on its website. Copies of these filings may also be obtained from Salisbury free of charge upon request.

Guide 3 Statistical Disclosure by Bank Holding Companies

The following information required by Securities Act Guide 3 “Statistical Disclosure by Bank Holding Companies” is located on the pages noted below.

Page
I.	Distribution of Assets, Liabilities and Shareholders’ Equity; Interest Rates and Interest Differentials	19-20
II.	Investment Portfolio	25, 47-49
III.	Loan Portfolio	25-30, 50-56
IV.	Summary of Loan Loss Experience	21-22, 54-56
V.	Deposits	30, 58
VI.	Return on Equity and Assets	17
VII.	Short-Term Borrowings	30, 58

Item 1A.	RISK FACTORS

Salisbury is the registered bank holding company for the Bank, its wholly-owned subsidiary. Salisbury's activity is currently limited to the holding of the Bank's outstanding capital stock, and the Bank is Salisbury's primary investment.

An investment in Salisbury common stock entails certain risks. Salisbury considers the most significant factors affecting risk in Salisbury common stock as those that are set forth below. These are not the only risks of an investment in Salisbury common stock, and none of the factors set forth below relates to the personal circumstances of individual investors. Investors should read this entire Form 10-K, as well as other documents and exhibits that are incorporated by reference in the 10-K and that have been filed with the SEC, in order to better understand these risks and to evaluate investment in Salisbury common stock.

Changes in interest rates and spreads could have a negative impact on earnings.

Salisbury’s earnings and financial condition are dependent to a large degree upon net interest income, which is the difference between interest earned from loans and investments and interest paid on deposits and borrowings. The narrowing of interest rate spreads, meaning the difference between interest rates earned on loans and investments, and the interest rates paid on deposits and borrowings, could adversely affect Salisbury’s earnings and financial condition. Salisbury cannot predict with certainty or control changes in interest rates. Global, national, regional, and local economic conditions and the policies of regulatory authorities, including monetary policies of the FRB, affect interest income and interest expense. Salisbury has ongoing policies and procedures designed to manage the risks associated with changes in market interest rates.

However, changes in interest rates still may have an adverse effect on Salisbury’s profitability. For example, high interest rates could also affect the volume of loans that Salisbury originates, because higher rates could cause customers to apply for fewer mortgages, or cause depositors to shift funds from accounts that have a comparatively lower rate, to accounts with a higher rate or experience customer attrition due to competitor pricing or disintermediation. If the cost of interest-bearing deposits increases at a rate greater than the yields on interest-earning assets increase, net interest income will be negatively affected. Changes in the asset and liability mix may also affect net interest income. Similarly, lower interest rates cause higher yielding assets to prepay and floating or adjustable rate assets to reset to lower rates. If Salisbury is not able to reduce its funding costs sufficiently, due to either competitive factors or the maturity schedule of existing liabilities, then Salisbury’s net interest margin will decline.

F-17

Weakness in the markets for residential or commercial real estate, including the secondary residential mortgage loan markets, could reduce Salisbury’s net income and profitability.

Declines in home prices, increases in delinquency and default rates, and constrained secondary credit markets affect the mortgage industry generally. Salisbury’s financial results may be adversely affected by changes in real estate values. Decreases in real estate values could adversely affect the value of property used as collateral for loans and investments. If poor economic conditions result in decreased demand for real estate loans, Salisbury’s net income and profits may decrease.

Weakness in the secondary market for residential lending could have an adverse impact upon Salisbury’s profitability. The effects of ongoing mortgage market challenges, combined with the ongoing correction in residential real estate market prices and reduced levels of home sales, could result in further price reductions in single family home values, adversely affecting the value of collateral securing mortgage loans held, mortgage loan originations and gains on sale of mortgage loans. Declines in real estate values and home sales volumes, and financial stress on borrowers as a result of job losses, or other factors, could have further adverse effects on borrowers that result in higher delinquencies and greater charge-offs in future periods beyond that which is provided for in Salisbury’s allowance for loan losses, which would adversely affect Salisbury’s financial condition or results of operations.

Fluctuations in economic conditions and collateral values could impact the adequacy of Salisbury’s allowance for loan losses may be insufficient.

Salisbury’s business is subject to periodic fluctuations based on national and local economic conditions. These fluctuations are not predictable, cannot be controlled and may have a material adverse impact on Salisbury’s operations and financial condition. For example, declines in housing activity including declines in building permits, housing sales and home prices may make it more difficult for Salisbury’s borrowers to sell their homes or refinance their debt. Slow sales could strain the resources of real estate developers and builders. The ongoing economic uncertainty has affected employment levels and could impact the ability of Salisbury’s borrowers to service their debt. Bank regulatory agencies also periodically review Salisbury’s allowance for loan losses and may require an increase in the provision for credit losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses Salisbury will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on Salisbury’s financial condition and results of operations. Salisbury may suffer higher loan losses as a result of these factors and the resulting impact on its borrowers.

Credit market conditions may impact Salisbury’s investments.

Significant credit market anomalies may impact the valuation and liquidity of Salisbury’s investment securities. The problems of numerous financial institutions have reduced market liquidity, increased normal bid-asked spreads and increased the uncertainty of market participants. Such illiquidity could reduce the market value of Salisbury’s investments, even those with no apparent credit exposure. The valuation of Salisbury’s investments requires judgment and as market conditions change investment values may also change.

If all, or a significant portion, of the unrealized losses in Salisbury’s portfolio of investment securities were determined to be other-than-temporarily impaired, Salisbury would recognize a material charge to its earnings and its capital ratios would be adversely impacted.

As of December 31, 2013, Salisbury had $0.4 million of after-tax unrealized gains associated with its portfolio of securities available-for-sale, compared with $2.9 million of after-tax unrealized gains at December 31, 2012. Fair values of securities are supplied by third-party sources.

Management must assess whether unrealized losses are other-than-temporary and relies on data supplied by third-party sources to do so. The determination of whether a decline in fair value is other-than-temporary considers numerous factors, many of which involve significant judgment.

To the extent that any portion of the unrealized losses in Salisbury’s portfolio of investment securities is determined to be other-than-temporarily impaired, Salisbury will recognize a charge to its earnings in the quarter during which such determination is made and its earnings and capital ratios will be adversely impacted. Salisbury did not recognize any other-than-temporary impairment losses in 2013.

F-18

If the goodwill that Salisbury has recorded in connection with its acquisitions becomes impaired, it could have a negative impact on Salisbury’s profitability.

Applicable accounting standards require that the purchase method of accounting be used for all business combinations. Under purchase accounting, if the purchase price of an acquired company exceeds the fair value of the acquired company’s net assets, the excess is carried on the acquirer’s balance sheet as goodwill. At December 31, 2013, Salisbury had $9.8 million of goodwill on its balance sheet. Salisbury must evaluate goodwill for impairment at least annually. Write-downs of the amount of any impairment, if necessary, are to be charged to the results of operations in the period in which the impairment occurs. There can be no assurance that future evaluations of goodwill will not result in findings of impairment and related write-downs, which may have a material adverse effect on Salisbury’s financial condition and results of operations.

Salisbury’s ability to pay dividends substantially depends upon its receipt of dividends from the Bank.

Cash dividends from the Bank and Salisbury’s liquid assets are the principal sources of funds for paying cash dividends on Salisbury’s common stock and preferred stock. Unless Salisbury receives dividends from the Bank or chooses to use its liquid assets, it may not be able to pay dividends. Salisbury must pay dividends on its preferred stock before it may pay dividends on its common stock. The Bank’s ability to pay dividends to Salisbury is subject to its condition and profitability as well as its regulatory requirements.

Strong competition within Salisbury’s market areas may limit growth and profitability.

Competition in the banking and financial services industry is intense. Salisbury competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. As Salisbury grows, it may expand into contiguous market areas where it may not be as well-known as other institutions that have been operating in those areas for some time. In addition, larger banking institutions may become increasingly active in Salisbury’s market areas, may have substantially greater resources and lending limits and may offer certain services that Salisbury does not, or cannot efficiently, provide. Salisbury’s profitability depends upon its continued ability to successfully compete in its market areas. The greater resources and deposit and loan products offered by some competitors may limit its ability to grow profitably.

Salisbury and the Bank are subject to extensive federal and state regulation and supervision.

Salisbury and the Bank are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not Shareholders. These regulations affect Salisbury’s lending practices, capital structure, investment practices, and dividend policy and growth, among other things. State and federal legislatures and regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect Salisbury in substantial and unpredictable ways. Such changes could subject Salisbury to additional costs, limit the types of financial services and products it may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on Salisbury’s business, financial condition and results of operations. While Salisbury has policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur. See the section captioned “Supervision and Regulation” in Item 1 of this report for further information.

Salisbury’s stock price may be volatile.

Salisbury’s stock is inactively traded and its stock price may fluctuate widely in response to a variety of factors including:

•	Actual or anticipated variations in quarterly operating results
•	Recommendations by securities analysts
•	New technology used, or services offered, by competitors
•	Significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving Salisbury or Salisbury’s competitors
•	Failure to integrate acquisitions or realize anticipated benefits from acquisitions
•	Operating and stock price performance of other companies that investors deem comparable to Salisbury
•	News reports relating to trends, concerns and other issues in the financial services industry
•	Changes in government regulations
•	Geopolitical conditions such as acts or threats of terrorism or military conflicts
•	Extended recessionary environment

F-19

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations could also cause Salisbury’s stock price to decrease regardless of Salisbury’s operating results.

Salisbury’s ability to attract and retain skilled personnel may impact its success.

Salisbury’s success depends, in large part, on its ability to attract and retain key people. Competition for people with specialized knowledge and skills can be intense and Salisbury may not be able to hire people or to retain them. The unexpected loss of services of one or more of Salisbury’s key personnel could have a material adverse impact on the business because of their skills, knowledge of the market, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

Salisbury continually encounters technological change.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology can increase efficiency and enable financial institutions to better serve customers and to reduce costs. However, some new technologies needed to compete effectively result in incremental operating costs. Salisbury’s future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in operations. Many of Salisbury’s competitors have substantially greater resources to invest in technological improvements. Salisbury may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on Salisbury’s business and, in turn, its financial condition and results of operations.

A failure involving controls and procedures may have an adverse effect on Salisbury.

Management regularly reviews and updates Salisbury’s internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of the controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on Salisbury’s business, results of operations and financial condition.

If customer information was to be misappropriated and used fraudulently, Salisbury could be exposed to potential liability and reputation risk.

Risk of theft of customer information resulting from security breaches by third parties exposes banks to reputation risk and potential monetary loss. Like other financial institutions, Salisbury has exposure to fraudulent misuse of its customers’ personal information resulting from its general business operations through loss or theft of the information and through misappropriation of information by third parties in connection with customer use of financial instruments, such as debit cards.

In addition, Salisbury relies upon a variety of computing platforms and networks over the internet for the purposes of data processing, communications and information exchange. Despite the safeguards instituted by Salisbury, any systems are susceptible to a breach of security. In addition, Salisbury relies on the services of a variety of third party vendors to meet Salisbury’s data processing and communication needs. The occurrence of any failures, interruptions or security breaches of Salisbury’s information systems or that of its vendors could damage Salisbury’s reputation, result in a loss of customer business or expose Salisbury to civil litigation and possible financial loss. Such costs and/or losses could materially impact Salisbury’s earnings.

Changes in accounting standards can materially impact Salisbury’s financial statements.

Salisbury’s accounting policies and methods are fundamental to how Salisbury records and reports its financial condition and results of operations. From time to time, the Financial Accounting Standards Board or regulatory authorities change the financial accounting and reporting standards that govern the preparation of Salisbury’s financial statements. These changes can be hard to predict and can materially impact how it records and reports its financial condition and results of operations. In some cases, it could be required to apply a new or revised standard retroactively, resulting in Salisbury restating prior period financial statements.

F-20

Changes and interpretations of tax laws and regulations may adversely impact Salisbury’s financial statements.

Local, state or federal tax authorities may interpret tax laws and regulations differently than Salisbury and challenge tax positions that Salisbury has taken on its tax returns. This may result in the disallowance of deductions or differences in the timing of deductions and result in the payment of additional taxes, interest or penalties that could materially affect Salisbury’s performance.

Unprecedented disruption and significantly increased risk in the financial markets may impact Salisbury.

The banking industry has experienced unprecedented turmoil over recent years as some of the world’s major financial institutions collapsed, were seized or were forced into mergers as the credit markets tightened and the economy headed into a recession. Measures taken by the Government in an effort to stabilize the economy may have unintended consequences, and there can be no assurance that Salisbury will not be impacted by current market uncertainty in a way it cannot currently predict or mitigate.

Item 1B.	UNRESOLVED SEC STAFF COMMENTS

None.

Item 2.	PROPERTIES

Salisbury does not own or lease any properties. The properties described below are owned or leased by the Bank.

The Bank conducts its business at its main office, located at 5 Bissell Street, Lakeville, Connecticut, and through seven full service branch offices located in Canaan, Salisbury and Sharon, Connecticut, Sheffield and South Egremont, Massachusetts, and Dover Plains and Millerton, New York. The Bank recently took steps to establish a new branch in Great Barrington, Massachusetts which will be a leased facility and is expected to open in mid-2014. In addition, the Bank signed an agreement to acquire a branch office (leased facility) and related deposits from another institution in Sharon, Connecticut. The Bank expects to consolidate our existing Sharon office with the new branch following receipt of regulatory approvals and consummation of the transaction later this year. The Bank’s trust and wealth advisory services division is located in a separate building adjacent to the main office of the Bank in Lakeville, Connecticut. The Bank owns its main office and five of its branch offices and currently leases three branch offices.

For additional information, see Note 6, “Bank Premises and Equipment,” and Note 17, “Commitments and Contingent Liabilities” to the Consolidated Financial Statements.

The following table includes all property owned or leased by the Bank, but does not include Other Real Estate Owned.

Offices	Location	Owned/Leased	Lease expiration
Main Office	5 Bissell Street, Lakeville, CT	Owned	—
Trust and Wealth Advisory Services Division	19 Bissell Street, Lakeville, CT	Owned	—
Salisbury Office	18 Main Street, Salisbury, CT	Owned	—
Sharon Office	29 Low Road, Sharon, CT	Owned	—
Canaan Operations	94 Main Street, Canaan, CT	Owned	—
Canaan Office	100 Main Street, Canaan, CT	Owned	—
Millerton Office	87 Main Street, Millerton, NY	Owned	—
South Egremont Office	51 Main Street, South Egremont, MA	Leased	9/10/14
Sheffield Office	640 North Main, Street, Sheffield, MA	Owned	—
Gt. Barrington Office	210 Main Street, Gt. Barrington, MA	Leased	4/30/29
Dover Plains Office	5 Dover Village Plaza, Dover Plains, NY	Leased	8/01/17

F-21

Item 3.	LEGAL PROCEEDINGS

The Bank is involved in various claims and legal proceedings arising out of the ordinary course of business.

As previously disclosed, the Bank, individually and in its capacity as a former Co-Trustee of the Erling C. Christophersen Revocable Trust (the “Trust”), was named as a defendant in litigation filed in the Connecticut Complex Litigation Docket in Stamford, captioned John Christophersen v. Erling Christophersen, et al., X08-CV-08-5009597S (the “First Action”).  The Bank also was a counterclaim-defendant in related mortgage foreclosure litigation in the Connecticut Complex Litigation Docket in Stamford, captioned Salisbury Bank and Trust Company v. Erling C. Christophersen, et al., X08-CV-10-6005847-S (the “Foreclosure Action,” together with the First Action, the “Actions”).  The other parties to the Actions were John R. Christophersen; Erling C. Christophersen, individually and as Co-Trustee of the Trust; Bonnie Christophersen and Elena Dreiske, individually and as Co-Trustees of the Mildred B. Blount Testamentary Trust; People’s United Bank; Law Offices of Gary Oberst, P.C.; Rhoda Rudnick; and Hinckley Allen & Snyder LLP.

The Actions involved a dispute over title to certain real property located in Westport, Connecticut that was conveyed by Erling Christophersen, as grantor, to the Trust on or about August 8, 2007.  Subsequent to this conveyance, the Bank loaned $3,386,609 to the Trust, which was secured by a commercial mortgage in favor of the Bank on the Westport property.  This mortgage is the subject of the Foreclosure Action brought by the Bank.

As previously disclosed, John R. Christophersen claimed an interest in the Westport real property transferred to the Trust and sought to quiet title to the property and to recover money damages from the defendants for the alleged wrongful divestiture of his claimed interest in the property.

On June 25, 2012, the Bank and John R. Christophersen entered into a Settlement Agreement which resolved all differences between John R. Christophersen and the Bank, and resulted in the withdrawal (with prejudice) of the claims made by John R. Christophersen.  All claims against the Bank have been withdrawn and the Bank is no longer a defendant or counterclaim defendant in any litigation involving the Actions.  As an additional consequence of the Settlement Agreement, Bonnie Christophersen, Elena Dreiske and People’s United Bank are no longer parties to any of the litigation referenced above.

On July 27, 2012, Erling Christophersen filed a Motion to Restore the First Action, and on October 15, 2012 filed a Motion to Stay the Foreclosure Action pending resolution of the Motion to Restore. The Bank opposed both motions. On February 1, 2013, the Court issued orders denying both motions. On February 14, 2013, Erling Christophersen appealed the orders denying his Motion to Restore the First Action, and Motion to Stay the Foreclosure Action.

The Appellate Court dismissed the appeal of the Foreclosure Action in May 2013, and later denied Erling Christophersen’s motion for reconsideration of its decision. The Bank continues to proceed in its Foreclosure Action against Erling Christophersen.  Erling Christophersen asserted two special defenses and set-off claims alleging (1) that the Bank failed to defend the title claims against the properties, and (2) that the Bank took certain trustee fees without approval. The Bank moved to strike the special defenses and set off claims. In a decision issued on November 6, 2013, the court granted the motion to strike as to the second special defense and set off, but denied the motion as to the first special defense and set off. Trial began on February 4, 2014, and concluded on February 14, 2014. Post-trial briefs are due in mid-April, 2014, and a decision is expected thereafter.

Erling Christophersen’s appeal of the order denying his Motion to Restore the First Action remains pending, and was heard by the Appellate Court on March 10, 2014. The Court has now taken the matter under advisement and next it will write an opinion disposing of the appeal.

There are no other material pending legal proceedings, other than ordinary routine litigation incident to the registrant’s business, to which Salisbury is a party or of which any of its property is subject.

Item 4.	MINE SAFETY DISCLOSURES

Not applicable.

F-22

PART II

Item 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED SHAREHOLDER MATTERS AND ISSUER PURCHASED ON EQUITY SECURITIES

Market Information

For the information required by this item see “Note 22 - Selected Quarterly Consolidated Financial Data (Unaudited)” of Notes to Consolidated Financial Statements.

Holders

There were approximately 1,713 holders of record of the common stock of Salisbury as of March 1, 2014. This number includes brokerage firms and other financial institutions that hold stock in their name, but which is actually beneficially owned by third parties.

Equity Compensation Plan Information

For the information required by this item see “Note 14 – Directors Stock Retainer Plan and Long Term Incentive Plan” of Notes to Consolidated Financial Statements.

Recent Sales of Unregistered Securities

None.

Dividends

For a discussion of Salisbury's dividend policy and restrictions on dividends see "Management’s Discussion and Analysis of Financial Condition and Results of Operations" under the caption "Dividends”.

Item 6.	SELECTED FINANCIAL DATA

The following table contains certain information concerning the financial position and results of operations of Salisbury at the dates and for the periods indicated. This information should be read in conjunction with the Consolidated Financial Statements and related notes.

F-23

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except ratios and per share amounts)

At or for the years ended December 31,	2013	2012	2011	2010	2009
Statement of Income
Interest and dividend income	$21,750	$22,658	$24,044	$24,656	$25,866
Interest expense	3,062	4,282	5,559	7,497	9,032
Net interest and dividend income	18,688	18,376	18,485	17,159	16,834
Provision for loan losses	1,066	1,070	1,440	1,000	985
Trust and wealth advisory	3,074	2,945	2,548	2,102	1,978
Service charges and fees	2,298	2,189	2,090	2,006	1,725
Gains on sales of mortgage loans, net	579	1,596	687	816	488
Mortgage servicing, net	35	(21)	65	97	80
Gains on securities, net	—	279	11	16	473
Other-than-temporary impairment losses, net	—	—	—	—	(1,128)
Other	319	326	255	270	459
Non-interest income	6,305	7,314	5,656	5,307	4,075
Non-interest expense	18,935	19,554	17,639	17,113	17,506
Income before income taxes	4,992	5,066	5,062	4,353	2,418
Income tax provision (benefit)	909	989	950	693	(49)
Net income	4,083	4,077	4,112	3,660	2,467
Net income available to common shareholders	3,922	3,861	3,588	3,198	2,102
Financial Condition
Total assets	$587,109	$600,813	$609,284	$575,470	$562,347
Loans receivable, net	438,178	388,758	370,766	352,449	327,257
Allowance for loan losses	4,683	4,360	4,076	3,920	3,473
Securities	99,831	132,034	161,876	153,510	151,125
Deposits	477,369	491,215	471,306	430,289	418,203
Federal Home Loan Bank of Boston advances	30,411	31,980	54,615	72,812	76,364
Repurchase agreements	2,554	1,784	12,148	13,190	11,415
Total shareholders' equity	72,790	71,997	66,862	55,016	52,355
Non-performing assets	7,549	10,104	10,820	10,751	7,720
Per Common Share Data
Earnings, diluted and basic	$2.30	$2.28	$2.12	$1.90	$1.25
Cash dividends paid	1.12	1.12	1.12	1.12	1.12
Tangible book value	27.12	26.85	23.69	20.81	19.12
Statistical Data
Net interest margin (taxable equivalent)	3.57%	3.45%	3.51%	3.37%	3.51%
Efficiency ratio (taxable equivalent)	70.70	69.38	68.16	71.51	74.38
Effective tax rate	18.21	19.49	18.80	15.92	(2.03)
Return on average assets	0.66	0.64	0.61	0.56	0.39
Return on average common shareholders' equity	7.01	7.22	7.26	6.93	5.18
Dividend payout ratio	48.83	49.02	52.70	59.09	89.60
Allowance for loan losses to loans receivable, gross	1.06	1.11	1.09	1.10	1.05
Non-performing assets to total assets	1.29	1.68	1.78	1.87	1.37
Tier 1 leverage capital	10.65	9.87	9.45	8.39	8.39
Total risk-based capital	16.46	16.63	15.97	13.91	12.86
Weighted average common shares outstanding, diluted	1,691	1,690	1,689	1,687	1,686
Common shares used to calculate diluted earnings per common share	1,691	1,690	1,689	1,688	1,687

F-24

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS

Salisbury, a Connecticut corporation, formed in 1998, is the bank holding company for the Bank, a Connecticut-chartered and FDIC insured commercial bank headquartered in Lakeville, Connecticut. Salisbury's principal business consists of the business of the Bank. The Bank, formed in 1848, is engaged in customary banking activities, including general deposit taking and lending activities to both retail and commercial markets, and trust and wealth advisory services. The Bank conducts its banking business from eight full-service offices in the towns of Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts, and, Dover Plains and Millerton, New York, and its trust and wealth advisory services from offices in Lakeville, Connecticut. The Bank recently took steps to establish a new branch in Great Barrington, Massachusetts. In January 2014 the Bank signed an agreement to acquire a branch office and related deposits from another institution in Sharon, Connecticut and expects to consolidate its existing Sharon office with such new branch following receipt of regulatory approvals and consummation of the transaction later this year.

Additionally on March 19, 2014, Salisbury announced the execution of a definitive agreement and plan of merger with Riverside Bank, headquartered in Poughkeepsie, New York with three offices in Dutchess County and a branch office in Orange County, New York, in an all-stock transaction pursuant to which Riverside Bank will merge into Salisbury Bank and Trust Company. Upon consummation of such transaction, the combined organization expected to have approximately $850 million in total assets, $630 million in total loans and $730 million in total deposits with 13 branch locations in Connecticut, Massachusetts and New York. The transaction is subject to approval by the shareholders of Salisbury and Riverside, as well as regulatory approvals. The transaction is expected to close in the third or fourth calendar quarter of 2014. (Please refer to the note at the conclusion of this Management Discussion and Analysis for “Additional Information and Where to Find it” regarding this matter.)

Critical Accounting Policies and Estimates

Salisbury’s consolidated financial statements follow GAAP as applied to the banking industry in which it operates. Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements. These estimates, assumptions and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event.

Salisbury’s significant accounting policies are presented in Note 1 of Notes to Consolidated Financial Statements and, along with this Management’s Discussion and Analysis, provide information on how significant assets are valued in the financial statements and how those values are determined. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating Salisbury’s reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.

The allowance for loan losses represents management’s estimate of credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the balance sheet. Note 1 describes the methodology used to determine the allowance for loan losses. A discussion of the factors driving changes in the amount of the allowance for loan losses are included in the “Provision and Allowance for Loan Losses” section of Management’s Discussion and Analysis.

Management evaluates goodwill and identifiable intangible assets for impairment annually using valuation techniques that involve estimates for discount rates, projected future cash flows and time period calculations, all of which are susceptible to change based on changes in economic conditions and other factors. Future events or changes in the estimates, which are used to determine the carrying value of goodwill and identifiable intangible assets or which otherwise adversely affects their value or estimated lives could have a material adverse impact on the results of operations.

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Management evaluates securities for other-than-temporary impairment giving consideration to the extent to which the fair value has been less than cost, estimates of future cash flows, delinquencies and default severity, and the intent and ability of Salisbury to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The consideration of the above factors is subjective and involves estimates and assumptions about matters that are inherently uncertain. Should actual factors and conditions differ materially from those used by management, the actual realization of gains or losses on investment securities could differ materially from the amounts recorded in the financial statements.

The determination of the obligation and expense for pension and other postretirement benefits is dependent on certain assumptions used in calculating such amounts. Key assumptions used in the actuarial valuations include the discount rate, expected long-term rate of return on plan assets and rates of increase in compensation and health care costs. Actual results could differ from the assumptions and market driven rates may fluctuate. Significant differences in actual experience or significant changes in the assumptions may materially affect the future pension and other postretirement obligations and expense.

OVERVIEW

Net income available to common shareholders was $3,922,000, or $2.30 per common share, for 2013, compared with $3,861,000 or $2.28 per common share for 2012. Selected 2013 highlights are as follows:

•	Earnings per common share increased $0.02, or 0.9%, to $2.30.
•	Earnings per common share excluding one-time fourth quarter expenses related to strategic initiatives of $202,000 (net of taxes), or $0.12 per share, would have been $2.42 per share or an increase of $0.14 (+6%) compared to 2012.
•	Tax equivalent net interest income increased $429,000, or 2.2%.
•	Non-interest expense decreased $619,000, or 3.2%. Preferred stock dividends were $161,000, versus $240,000 for 2012.

The following discussion and analysis of Salisbury's consolidated results of operations should be read in conjunction with the Consolidated Financial Statements and footnotes.

RESULTS OF OPERATIONS

Comparison of the Years Ended December 31, 2013 and 2012

Net Interest and Dividend Income

Net interest and dividend income (presented on a tax-equivalent basis) increased $429,000 in 2013 over 2012. The net interest margin increased 12 basis points to 3.57% from 3.45%, due to a 26 basis point decline in the average cost of interest-bearing liabilities, offset partially by a 9 basis point decline in the average yield on interest-earning assets. The net interest margin is affected by changes in the mix of interest-earning assets and funding liabilities, asset and liability growth, and the effects of changes in market interest rates on the pricing and re-pricing of assets and liabilities. The following table sets forth the components of Salisbury's net interest income and yields on average interest-earning assets and interest-bearing funds. Income and yields on tax-exempt securities are presented on a fully taxable equivalent basis.

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Years ended December 31,	Average Balance			Income / Expense			Average Yield / Rate
(dollars in thousands)	2013	2012	2011	2013	2012	2011	2013	2012	2011
Loans (a)(d)	$419,193	$381,886	$367,342	$18,250	$18,153	$18,666	4.35%	4.75%	5.08%
Securities (c)(d)	106,603	134,817	144,021	4,650	5,506	6,258	4.36	4.08	4.35
FHLBB stock	5,417	5,801	6,032	21	30	24	0.39	0.51	0.40
Short term funds (b)	26,281	41,854	39,185	67	90	127	0.25	0.21	0.32
Total earning assets	557,494	564,358	556,580	22,988	23,779	25,075	4.12	4.21	4.51
Other assets	37,966	40,444	35,360
Total assets	$595,460	$604,802	$591,940
Interest-bearing demand deposits	$75,185	$65,953	$64,625	278	353	437	0.37	0.54	0.68
Money market accounts	128,951	128,619	108,983	330	420	530	0.26	0.33	0.49
Savings and other	106,224	99,528	96,317	206	281	379	0.19	0.28	0.39
Certificates of deposit	88,352	98,974	111,042	999	1,360	1,819	1.13	1.37	1.64
Total interest-bearing deposits	398,712	393,074	380,967	1,813	2,414	3,165	0.45	0.61	0.83
Repurchase agreements	3,035	5,879	12,510	6	23	63	0.19	0.39	0.50
FHLBB advances	31,176	43,605	57,126	1,243	1,845	2,331	3.93	4.16	4.08
Total interest-bearing liabilities	432,923	442,558	450,603	3,062	4,282	5,559	0.71	0.97	1.23
Demand deposits	84,416	84,385	77,577
Other liabilities	6,162	8,391	3,569
Shareholders’ equity	71,959	69,468	60,191
Total liabilities & shareholders’ equity	$595,460	$604,802	$591,940
Net interest income				$19,926	$19,497	$19,516
Spread on interest-bearing funds							3.41	3.25	3.27
Net interest margin (e)							3.57	3.45	3.51
(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on amortized cost.
(d)	Includes tax exempt income of $1,238,000, $1,121,000 and $1,031,000, respectively for 2013, 2012 and 2011 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis.
(e)	Net interest income divided by average interest-earning assets.

The following table sets forth the changes in net interest income (presented on a tax-equivalent basis) due to volume and rate.

Years ended December 31, (in thousands)	2013 versus 2012			2012 versus 2011
Change in interest due to	Volume	Rate	Net	Volume	Rate	Net
Loans	$1,699	$(1,602)	$97	$715	$(1,228)	$(513)
Securities	(1,191)	335	(856)	(388)	(364)	(752)
FHLBB stock	(2)	(7)	(9)	(1)	7	6
Short term funds	(37)	14	(23)	7	(44)	(37)
Interest-earning assets	469	(1,260)	(791)	333	(1,629)	(1,296)
Deposits	(74)	(527)	(601)	(83)	(668)	(751)
Repurchase agreements	(8)	(9)	(17)	(30)	(10)	(40)
FHLBB advances	(511)	(91)	(602)	(562)	76	(486)
Interest-bearing liabilities	(593)	(627)	(1,220)	(675)	(602)	(1,277)
Net change in net interest income	$1,062	$(633)	$429	$1,008	$(1,027)	$(19)

Net interest and dividend income represents the difference between interest and dividends earned on loans and securities and interest expense incurred on deposits and borrowings. The level of net interest income is a function of volume, rates and mix of both earning assets and interest-bearing liabilities. Net interest income can be affected by changes in interest rate levels, changes in the volume of assets and liabilities that are subject to re-pricing within different future time periods, and in the level of non-performing assets.

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Interest and Dividend Income

Tax equivalent interest and dividend income decreased $0.8 million, or 3.3%, to $23.0 million in 2013. Loan income increased $97,000, or 0.5%, primarily due to a $37.3 million, or 9.8%, increase in average loans. This increase in volume was partially offset by a 40 basis point decline in average yield, due to lower market interest rates and their effect on new loan rates, loan re-pricing and loan re-financing activity in 2013.

Tax equivalent interest and dividend income from securities decreased $856,000, or 15.5%, in 2013, as a result of a $28.2 million decrease in average security balances, offset partially by a 28 basis point increase in average yield. Contributing factors to the higher yield includes the maturity, call or pay down of lower yielding securities resulting in a remaining mix of higher yielding securities in the portfolio. Interest from short term funds decreased $23,000 in 2013 as a result of a $15.6 million decrease in average short term balances, which was offset partially by a 4 basis points increase in average yield.

Interest Expense

Interest expense decreased $1.2 million, or 28.5%, to $3.1 million in 2013 primarily as a result of decreases in deposit rates and maturities, and prepayments in the prior period of FHLBB advances, offset in part by higher average balances of interest bearing deposits.

Interest expense on interest bearing deposit accounts decreased $601,000, or 24.9%, in 2013, as a result of a 16 basis point decline in the average rate, to 0.45%, offset in part by a $5.6 million, or 1.4%, increase in average interest bearing deposits. The decline in average rate was due to the decline in interest rates and changes in product mix. Interest on retail repurchase agreements decreased $17,000, or 73.9%, as a result of a 20 basis point decline in average rate, to 0.19%, while the average balance decreased $2.8 million.

Interest expense on FHLBB advances decreased $602,000, or 32.6%, due to a $12.4 million, or 28.5%, decrease in average advances as a result of scheduled maturities in the current period and prepayment of an advance at the end of 2012. The average borrowing rate decreased to 3.93% from 4.16%.

Provision and Allowance for Loan Losses

The provision for loan losses was $1,066,000 for 2013, compared with $1,070,000 for 2012. Net loan charge-offs were $743,000 and $786,000, for the respective years. The lower provision for loan losses was supported by lower net charge-offs of non-performing loans. The following table sets forth changes in the allowance for loan losses and other statistical data:

Years ended December 31, (dollars in thousands)	2013	2012	2011	2010	2009
Balance, beginning of period	$4,360	$4,076	$3,920	$3,473	$2,724
Provision (benefit) or loan losses	1,066	1,070	1,440	1,000	985
Real estate mortgages	(700)	(573)	(985)	(437)	(106)
Commercial & industrial	(4)	(222)	(180)	(95)	(82)
Consumer	(70)	(91)	(201)	(50)	(78)
Charge-offs	(774)	(886)	(1,366)	(582)	(266)
Real estate mortgages	6	36	26	—	—
Commercial & industrial	1	38	29	—	4
Consumer	24	26	27	29	26
Recoveries	31	100	82	29	30
Net (charge-offs) recoveries	(743)	(786)	(1,284)	(553)	(236)
Balance, end of period	$4,683	$4,360	$4,076	$3,920	$3,473
Loans receivable, gross	$441,679	$392,086	$373,838	$355,547	$330,144
Non-performing loans	7,172	9,860	8,076	10,141	7,445
Accruing loans past due 30-89 days	5,374	5,629	2,460	1,917	4,098
Ratio of allowance for loan losses:
to loans receivable, gross	1.06%	1.11%	1.09%	1.10%	1.05%
to non-performing loans	65.30	44.22	50.47	38.65	46.65
Ratio of non-performing loans:
to loans receivable, gross	1.62	2.51	2.16	2.84	2.25
Ratio of accruing loans past due 30-89 days:
to loans receivable, gross	1.22	1.44	0.66	0.54	1.24

F-28

The reserve coverage at December 31, 2013, as measured by the ratio of allowance for loan losses to gross loans, was 1.06%, as compared with 1.11% at December 31, 2012. Non-performing loans (non-accrual loans and accruing loans past-due 90 days or more) decreased $2.7 million to $7.2 million, or 1.62% of gross loans receivable, at December 31, 2013, down from 2.51% at December 31, 2012, while accruing loans past due 30-89 days decreased $0.2 million to $5.4 million, or 1.22% of gross loans receivable at December 31, 2013. See “Financial Condition – Loan Credit Quality” below for further discussion and analysis.

The credit quality segments of loans receivable and the allowance for loan losses are as follows:

	December 31, 2013		December 31, 2012		December 31, 2011
(in thousands)	Loans	Allowance	Loans	Allowance	Loans	Allowance
Performing loans	$416,734	$2,835	$364,594	$2,567	$346,302	$2,436
Potential problem loans	8,687	282	8,345	246	7,289	234
Collectively evaluated	425,421	3,117	372,939	2,813	353,591	2,670
Performing loans	157	69	121	52	819	35
Potential problem loans	429	19	2,464	131	6,750	255
Impaired loans	15,672	1,053	16,562	924	12,678	874
Individually evaluated	16,258	1,141	19,147	1,107	20,247	1,164
Unallocated allowance	—	425	—	440	—	242
Totals	$441,679	$4,683	$392,086	$4,360	$373,838	$4,076

The following table sets forth the allocation of the allowance for loan losses among the broad categories of the loan portfolio and the percentage of loans in each category to total loans. Although the allowance has been allocated among loan categories for purposes of the table, it is important to recognize that the allowance is applicable to the entire portfolio. Furthermore, future charge-offs may not necessarily occur in these amounts or proportions.

Years ended December 31,	2013		2012		2011		2010		2009
(dollars in thousands)(a)	Allowance	Loans	Allowance	Loans	Allowance	Loans	Allowance	Loans	Allowance	Loans
Residential	$1,545	54.34%	$1,477	52.87%	$1,097	52.47%	$1,115	50.56%	$488	50.91%
Commercial	1,385	23.04	1,059	23.45	1,139	23.81	1,152	22.83	1,428	20.65
Construction, land &
land development	226	2.11	300	2.71	409	4.75	400	7.39	233	8.61
Home equity credit	393	7.92	457	9.03	382	9.27	361	9.61	397	10.18
Real estate secured	3,549	87.41	3,293	88.06	3,027	90.30	3,028	90.39	2,546	90.35
Commercial & industrial	561	10.72	499	9.94	704	7.85	592	8.29	630	7.97
Consumer	105	0.87	92	1.09	79	1.20	164	1.32	117	1.38
Municipal	43	1.00	36	0.91	24	0.65	—	—	—	—
General unallocated	425	—	440	—	242	—	136	—	180	—
Total allowance	$4,683	100.00%	$4,360	100.00%	$4,076	100.00%	$3,920	100.00%	$3,473	100.00%

(a) Percent of loans in each category to total loans.

The allowance for loan losses represents management’s estimate of the probable credit losses inherent in the loan portfolio as of the reporting date. The allowance is increased by provisions charged to earnings and by recoveries of amounts previously charged off, and is reduced by loan charge-offs. Loan charge-offs are recognized when management determines a loan, or portion of a loan, to be uncollectible. The allowance for loan losses is computed by segregating the portfolio into three components: (1) loans collectively evaluated for impairment: general loss allocation factors for non-impaired loans are segmented into pools of loans based on similar risk characteristics such as loan product, collateral type and loan-to-value, loan risk rating, historical loss experience, delinquency factors and other similar economic indicators, (2) loans individually evaluated for impairment: individual loss allocations for loans deemed to be impaired based on discounted cash flows or collateral value, and (3) unallocated: general loss allocations for other environmental factors.

Impaired loans and certain potential problem loans, where warranted, are individually evaluated for impairment. Impairment is measured for each individual loan, or for a borrower’s aggregate loan exposure, using either the fair value of the collateral, if the loan is collateral dependent, or the present value of expected future cash flows discounted at the loan’s effective interest rate. An allowance is established when the collateral value or discounted cash flows of the loan is lower than the carrying value of that loan.

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The component of the allowance for loan losses for loans collectively evaluated for impairment is estimated by stratifying loans into segments and credit risk ratings and then applying management’s general loss allocation factors. The general loss allocation factors are based on expected loss experience adjusted for historical loss experience and other qualitative factors, including levels or trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection5 and underwriting standards and other changes in lending policies, procedures and practices; experience/ability/depth of lending management and staff; and national and local economic trends and conditions. The qualitative factors are determined based on the various risk characteristics of each loan segment. There were no significant changes in Salisbury’s policies or methodology pertaining to the general component of the allowance for loan losses during 2013.

The unallocated component of the allowance is maintained to cover uncertainties that could affect management’s estimate of probable losses. It reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

Determining the adequacy of the allowance at any given period is difficult, particularly during deteriorating or uncertain economic periods, and management must make estimates using assumptions and information that are often subjective and changing rapidly. The review of the loan portfolio is a continuing event in light of a changing economy and the dynamics of the banking and regulatory environment. Should the economic climate deteriorate, borrowers could experience difficulty and the level of non-performing loans, charge-offs and delinquencies could rise and require increased provisions. In management's judgment, Salisbury remains adequately reserved both against total loans and non-performing loans at December 31, 2013.

Management’s loan risk rating assignments, loss percentages and specific reserves are subjected annually to an independent credit review by an external firm. In addition, the Bank is examined annually on a rotational process by one of its two primary regulatory agencies, the FDIC and CTDOB. As an integral part of their examination process, the FDIC and CTDOB review the Bank's credit risk ratings and allowance for loan losses.

Non-Interest Income

The following table details the principal categories of non-interest income.

Years ended December 31, (dollars in thousands)	2013	2012	2011	2013 vs. 2012		2012 vs. 2011
Trust and wealth advisory	$3,074	$2,945	$2,548	$129	4.4%	$397	15.6%
Service charges and fees	2,298	2,189	2,090	109	5.0	99	4.7
Gains on sales of mortgage loans, net	579	1,596	687	(1,017)	(63.7)	909	132.3
Mortgage servicing, net	35	(21)	65	56	266.7	(86)	(132.3)
Gains on securities, net	—	279	11	(279)	(100.0)	268	2,436.4
Bank-owned life insurance	234	258	183	(24)	(9.3)	75	41.0
Other	85	68	72	17	25.0	(4)	(5.6)
Total non-interest income	$6,305	$7,314	$5,656	$(1,009)	(13.8)%	$1,658	29.3%

Non-interest income decreased $1.0 million, or 13.8%, in 2013 versus 2012. Trust and Wealth Advisory revenues increased $129,000 primarily due to growth in managed assets; partially offset by decreased estate fee income. Service charges and fees increased $109,000 due to increased interchange and deposit fees. Gains on sales of mortgage loans decreased $1.0 million due to significantly lower mortgage volume of loans sold to the FHLBB Mortgage Partnership Finance Program. Mortgage loans sales totaled $18.4 million in 2013 versus $60.2 million in 2012. Income from servicing of mortgage loans increased $56,000 due primarily to higher servicing fees and periodic impairment benefit posted for 2013. Loans serviced under the FHLBB Mortgage Partnership Finance Program (MPF) program totaled $146.3 million and $145.9 million at December 31, 2013 and 2012, respectively. Gains on securities in 2012 resulted from the sale of a treasury bond. BOLI income decreased $24,000 due to a decrease in the nominal credit rate on the policies.

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Non-Interest Expense

The following table details the principal categories of non-interest expense.

Years ended December 31, (dollars in thousands)	2013	2012	2011	2013 vs. 2012		2012 vs. 2011
Salaries	$7,467	$7,149	$6,970	$318	4.4%	$179	2.6%
Employee benefits	2,804	2,912	2,493	(108)	(3.7)	419	16.8
Premises and equipment	2,398	2,408	2,330	(10)	(0.4)	78	3.3
Data processing	1,514	1,569	1,410	(55)	(3.5)	159	11.3
Professional fees	1,524	1,212	1,099	312	25.7	113	10.3
Collections and OREO	519	709	590	(190)	(26.8)	119	20.2
Litigation settlement	—	400	—	(400)	(100.0)	400	100.0
FDIC insurance	470	486	596	(16)	(3.3)	(110)	(18.5)
Marketing and community contributions	393	356	343	37	10.4	13	3.8
Printing and stationery	205	230	215	(25)	(10.9)	15	7.0
Amortization of intangible assets	222	222	222	—	—	—	—
FHLBB advance prepayment fee	—	450	—	(450)	(100.0)	450	100.0
Other	1,419	1,451	1,371	(32)	(2.2)	80	5.8
Non-interest expense	$18,935	$19,554	$17,639	$(619)	(3.2)%	$1,915	10.9%

Non-interest expense decreased $619,000, or 3.2%, in 2013 versus 2012. Salaries increased $318,000 due to changes in staffing levels and mix, and merit increases. Employee benefits decreased $108,000 mainly due to decreased pension plan expense of $786,000, which was mostly offset by higher 401(k) expense and new compensation plan expenses implemented to compensate for the hard freeze placed on the defined benefit pension plan as of December 31, 2012. Premises and equipment decreased $10,000 due primarily to lower equipment, software maintenance and depreciation, offset in part by the disposal of assets related to the renovations to the Millerton drive-up. Data processing decreased $55,000 mostly due to decreased trust data processing / trust tax preparation fees. Professional fees increased $312,000 primarily due to non-recurring expenses related to strategic initiatives and increased investment management fees due to higher volumes of assets under management. Collections and OREO expenses decreased $190,000 due to a change in the accounting for delinquent property taxes, lower collection costs and fewer OREO properties to maintain. FDIC insurance decreased $16,000. The 2012 FHLBB advance prepayment fee of $450,000 resulted from the early prepayment of a $10 million advance due 12/16/2013 with a 4.88% coupon. All other operating expenses decreased $20,000.

Income Taxes

The effective income tax rates for 2013 and 2012 were 18.21% and 19.49%, respectively. Fluctuations in the effective tax rate result from changes in the mix of taxable and tax exempt income. Salisbury’s effective tax rate was less than the 34% federal statutory rate due to tax-exempt income, primarily from municipal bonds, tax advantaged loans and bank-owned life insurance. For further information on income taxes, see Note 11 of Notes to Consolidated Financial Statements.

Salisbury did not incur Connecticut income tax in 2013 or 2012, other than minimum state income tax, as a result of its utilization of Connecticut tax legislation that permits banks to shelter certain mortgage income from the Connecticut corporation business tax through the use of a special purpose entity called a PIC. In 2004 Salisbury availed itself of this legislation by forming a PIC, SBT Mortgage Service Corporation. Salisbury's income tax provision reflects the full impact of the Connecticut legislation. Salisbury does not expect to pay other than minimum state income tax in the foreseeable future unless there is a change in Connecticut tax law.

Comparison of the Years Ended December 31, 2012 and 2011

Net Interest and Dividend Income

Net interest and dividend income (presented on a tax-equivalent basis) decreased $19,000 in 2012 over 2011. The net interest margin decreased 6 basis points to 3.45% from 3.51%, due to a 30 basis point decline in the average yield on interest-earning assets and a 26 basis points decline in the average cost of interest-bearing liabilities. The net interest margin is affected by changes in the mix of interest-earning assets and funding liabilities, asset and liability growth, and the effects of changes in market interest rates on the pricing and re-pricing of assets and liabilities. Income and yields on tax-exempt securities and loans are presented on a fully taxable equivalent basis.

F-31

Interest and Dividend Income

Tax equivalent interest and dividend income decreased $1.3 million, or 5.2%, to $23.8 million in 2012. Loan income decreased $513,000, or 2.7%, primarily due to a 33 basis point decline in average yield, due to lower market interest rates and their effect on new loan rates, loan re-pricing and loan re-financing activity in 2012. This decline in rate was partially offset by a $14.5 million, or 3.9%, increase in average loans.

Tax equivalent interest and dividend income from securities decreased $752,000, or 12.0%, in 2012, as a result of a $9.2 million decrease in average securities, and a 27 basis points decline in average yield, due to lower market interest rates and their effect on new bond yields, bond re-pricing and bond calls in 2012. Interest from short term funds decreased $37,000 in 2012 as a result of an 11 basis points decline in average yield, offset in part by a $2.7 million increase in average short term funds.

Interest Expense

Interest expense decreased $1.3 million, or 23.0%, to $4.3 million in 2012 as a result of decreases in deposit rates and maturities of FHLBB advances, offset in part by higher average interest bearing deposits.

Interest on interest bearing deposit accounts decreased $751,000, or 23.7%, in 2012, as a result of a 22 basis point decline in average rate, to 0.61%, offset in part by a $12.1 million, or 3.2%, increase in average interest bearing deposits. The decline in average rate was due to the decline in interest rates and changes in product mix, as the proportion represented by time deposits decreased to 25.2% from 29.2%, while non-maturity deposits increased to 74.8% from 70.6%. Interest on retail repurchase agreements decreased $40,000, or 63.5%, as a result of an 11 basis point decline in average rate, to 0.39%, while the average balance decreased $6.6 million.

Interest expense on FHLBB advances decreased $486,000, or 20.8%, due to a $13.5 million, or 23.7%, decrease in average advances as a result of scheduled maturities and the early prepayment of a $10 million advance due 12/16/2013 with a 4.88% coupon. The average borrowing rate increased slightly to 4.16%.

Provision and Allowance for Loan Losses

The provision for loan losses was $1,070,000 for 2012, compared with $1,440,000 for 2011. Net loan charge-offs were $786,000 and $1,284,000, for the respective years. Reserve coverage at December 31, 2012, as measured by the ratio of allowance for loan losses to gross loans of 1.11%, was substantially unchanged as compared with 1.09% at December 31, 2011. Non-performing loans (non-accrual loans and accruing loans past-due 90 days or more) increased $1.8 million to $9.9 million, or 2.51% of gross loans receivable, at December 31, 2012, up from 2.16% at December 31, 2011, while accruing loans past due 30-89 days increased $3.2 million to $5.6 million, or 1.44% of gross loans receivable at December 31, 2012. See “Financial Condition – Loan Credit Quality” below for further discussion and analysis.

Non-Interest Income

Non-interest income increased $1.7 million, or 29.3%, in 2012 versus 2011. Trust and Wealth Advisory revenues increased $397,000 due to growth in managed assets, higher asset valuations and increased estate fee income. Service charges and fees increased $99,000. Gains on sales of mortgage loans increased $909,000 due to significantly higher loan volume and higher pricing. Mortgage loans sales totaled $60.2 million in 2012 versus $30.9 million in 2011. Income from servicing of mortgage loans decreased $86,000 due primarily to increased mortgage servicing rights amortization expense and lower credit enhancement fees, both attributable to increased loan refinancing activity, offset in part by higher servicing fees. Loans serviced under the FHLBB MPF program totaled $145.9 million and $114.8 million at December 31, 2012 and 2011, respectively. Gains on securities in 2012 resulted from the sale of a treasury bond. BOLI cash surrender value increased $75,000.

F-32

Non-Interest Expense

Non-interest expense increased $1.9 million, or 10.9%, in 2012 versus 2011. Salaries increased $179,000 due to changes in staffing levels and mix, and merit increases. Employee benefits increased $419,000 due to increased pension plan expense, up $406,000, that included a curtailment charge of $342,000 for lump sum benefit payments, and higher payroll taxes, while benefit costs remained relatively unchanged. Premises and equipment increased $78,000 due primarily to higher equipment and software maintenance and depreciation, offset in part by lower facilities maintenance and utilities, and the inclusion in 2011 of an expense related to the disposal of assets related to the reorganization of several Bank departments to gain efficiencies. Data processing increased $159,000 mostly due to increased ATM/debit card network processing fees, of $123,000 due to increased transactions volume and to vendor rebates in 2011. Professional fees increased $113,000 primarily due to increased audit and compliance and trust client related investment management services. Collections and OREO expenses increased $119,000 due to increased borrower real estate tax delinquencies, collection related legal fees and OREO carrying costs, offset in part by lower OREO write-downs, which were $123,000 and $231,000, respectively, for 2012 and 2011. The 2012 litigation settlement of $400,000 has enabled Salisbury to proceed with a foreclosure action against a non-performing loan. FDIC insurance decreased $110,000 as a result of the change in the assessment method in mid-2011. The 2012 FHLBB advance prepayment fee of $450,000 resulted from the early prepayment of a $10.0 million advance due 12/16/2013 with a 4.88% coupon. All other operating expenses increased $108,000.

Income Taxes

The effective income tax rates for 2012 and 2011 were 19.49% and 18.80%, respectively. Fluctuations in the effective tax rate result from changes in the mix of taxable and tax exempt income. Salisbury’s effective tax rate was less than the 34% federal statutory rate due to tax-exempt income, primarily from municipal bonds and bank-owned life insurance. Salisbury did not incur Connecticut income tax in 2012 or 2011, other than minimum state income tax, as a result of its utilization of Connecticut tax legislation that permits banks to shelter certain mortgage income from the Connecticut corporation business tax through the use of a special purpose entity called a PIC. In 2004 Salisbury availed itself of this legislation by forming a PIC, SBT Mortgage Service Corporation.

Overview

During 2013, Salisbury’s assets decreased by $13.7 million to $587.1 million at December 31, 2013, as a result of decreases in cash and securities which funded net deposit outflows. Net loans receivable grew $49.4 million, or 12.7%, to $438.2 million. Deposits and repurchase agreements declined by $13.1 million, or 2.7%, to $479.9 million at December 31, 2013 as higher yielding, and more volatile, deposits left the balance sheet. At December 31, 2013, Salisbury’s tangible book value per common share was $27.12 and Tier 1 leverage and total risk-based capital ratios were 10.65% and 16.46%, respectively. Both Salisbury and the Bank are categorized as "well capitalized".

Securities and Short Term Funds

During 2013, securities decreased $31.8 million to $94.5 million, while short-term funds (interest-bearing deposits with other banks) decreased to $6.8 million, in order to fund loan growth. The carrying values of securities are as follows:

Years ended December 31, (dollars in thousands)	2013	2012	2011
Available-for-Sale
U.S. Treasury bills	$2,657	$2,733	$5,528
U.S. Government agency notes	2,590	7,726	14,924
Municipal bonds	40,437	47,365	50,796
Mortgage backed securities	33,892	48,729	58,300
Collateralized mortgage obligations	11,888	16,704	21,320
SBA pools	2,230	2,863	3,706
Other	797	167	1,220
Held-to-Maturity
Mortgage backed security	—	—	50
Non-Marketable
FHLBB stock	5,340	5,747	6,032
Total Securities	$99,831	$132,034	$161,876

F-33

Salisbury evaluates securities for OTTI where the fair value of a security is less than its amortized cost basis at the balance sheet date. As part of this process, Salisbury considers its intent to sell each debt security and whether it is more likely than not that it will be required to sell the security before its anticipated recovery. If either of these conditions is met, Salisbury recognizes an OTTI charge to earnings equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date. For securities that meet neither of these conditions, an analysis is performed to determine if any of these securities are at risk for OTTI.

Salisbury evaluates securities for strategic fit and may reduce its position in securities, although it is not more likely than not that Salisbury will be required to sell securities before recovery of their cost basis, which may be maturity. Therefore, management does not consider any of its securities, other than four non-agency CMO securities reflecting OTTI, to be OTTI at December 31, 2013.

In 2009 Salisbury determined that five non-agency CMO securities reflected OTTI and recognized losses for deterioration in credit quality of $1,128,000. Salisbury judged the four remaining securities not to have additional OTTI and all other CMO securities not to be OTTI as of December 31, 2013. It is possible that future loss assumptions could change necessitating Salisbury to recognize future OTTI for further deterioration in credit quality. Salisbury does not intend to sell these securities and it is not more likely than not that Salisbury will be required to sell these securities before recovery of their cost basis. The carrying value of such securities judged to be OTTI are as follows:

Available-for-Sale (dollars in thousands)	Par value	Carrying value	Fair value
Non-agency CMO
December 31, 2013	$3,093	$2,534	$2,724
December 31, 2012	4,446	3,748	3,817
December 31, 2011	5,158	4,385	4,144

Accumulated other comprehensive gain at December 31, 2013 included net unrealized holding gains, net of tax, of $0.4 million, which is a reduction of $2.5 million from December 31, 2012.

Loans

During 2013, net loans receivable increased $49.4 million, or 12.7%, to $438.2 million at December 31, 2013, compared with loan growth of $18.0 million, or 4.9% in 2012.

Salisbury’s retail lending department originates residential mortgage, home equity loans and lines of credit, and consumer loans for the portfolio. During 2013, Salisbury originated $78.7 million of residential mortgage loans and $6.5 million of home equity loans for the portfolio, compared with $44.1 million and $6.8 million, respectively, in 2012. During 2013, total residential mortgage and home equity loans receivable grew by $33.0 million to $272.0 million at December 31, 2013, and represent 61.6% of loans receivable, substantially unchanged from 2012. During 2013, Salisbury’s residential mortgage lending department also originated and sold $18.4 million of residential mortgage loans, compared with $60.2 million during 2012. All loans were sold through the FHLBB Mortgage Partnership Finance Program with servicing retained by Salisbury. Consumer loans, amounting to $3.9 million at December 31, 2013, and representing 0.9% of loans receivable, were down slightly from 2012.

Salisbury’s commercial lending department specializes in lending to small and mid-size companies, businesses and municipalities. More specifically we meet our client’s credit need by providing short-term and long-term financing, construction loans, commercial mortgages, equipment, working capital, property improvement loans and municipal financing. The department also works with both the SBA and USDA Government Guaranteed Lending Programs; however, such loans represent a very small percent of the commercial loan portfolio. Salisbury originated $46.2 million of commercial loans during 2013. During 2013, total commercial real estate, commercial and industrial and municipal loans increased $18.6 million to $153.3 million at December 31, 2013, and represent 34.7% of loans receivable, substantially unchanged from December 31, 2012.

F-34

The principal categories of loans receivable and loans held-for-sale are as follows:

Years ended December 31, (in thousands)	2013	2012	2011	2010	2009
Residential 1-4 family	$231,113	$198,552	$187,676	$173,932	$165,249
Residential 5+ multifamily	4,848	3,889	3,187	2,889	2,643
Construction of residential 1-4 family	1,876	2,379	5,305	8,948	2,817
Home equity credit	34,139	34,162	34,621	34,164	33,569
Residential real estate	271,976	238,982	230,789	219,933	204,278
Commercial	91,853	87,382	81,958	75,495	68,085
Construction of commercial	10,948	5,823	7,069	7,312	8,706
Commercial real estate	102,801	93,205	89,027	82,807	76,791
Farm land	3,402	4,320	4,925	5,690	5,577
Vacant land	9,067	9,926	12,828	12,979	11,656
Real estate secured	387,246	346,433	337,569	321,409	298,302
Commercial and industrial	46,292	38,094	29,358	25,123	24,014
Municipal	4,252	3,378	2,415	4,338	2,284
Consumer	3,889	4,181	4,496	4,677	5,544
Loans receivable, gross	441,679	392,086	373,838	355,547	330,144
Deferred loan origination costs, net	1,182	1,032	1,004	822	586
Allowance for loan losses	(4,683)	(4,360)	(4,076)	(3,920)	(3,473)
Loans receivable, net	$438,178	$388,758	$370,766	$352,449	$327,257
Loans held-for-sale
Residential 1-4 family	$173	$1,879	$948	$1,184	$665

The composition of loans receivable by forecasted maturity distribution is as follows:

December 31, 2013 (in thousands)	Within 1 year	Within 1-5 years	After 5 years	Total
Residential	$92	$3,150	$234,595	$237,837
Home equity credit	54	441	33,644	34,139
Commercial	612	2,592	88,649	91,853
Commercial construction	500	123	10,325	10,948
Land	2,821	376	9,272	12,469
Real estate secured	4,079	6,682	376,485	387,246
Commercial and industrial	2,788	10,338	33,166	46,292
Municipal	119	709	3,424	4,252
Consumer	498	2,719	672	3,889
Loans receivable, gross	$7,484	$20,448	$413,747	$441,679

The composition of loans receivable due after one year with fixed and variable or adjustable interest rates is as follows:
December 31, 2013 (in thousands)	Fixed interest rates	Adjustable interest rates
Residential	$127,804	$109,941
Home equity credit	—	34,085
Commercial	13,217	78,024
Commercial construction	1,882	8,566
Land	75	9,573
Real estate secured	142,978	240,189
Commercial and industrial	31,037	12,467
Municipal	3,587	546
Consumer	3,073	318
Loans receivable, gross	$180,675	$253,520

F-35

Loan Credit Quality

The persistent weakness in the local and regional economies continues to impact the credit quality of Salisbury’s loans receivable. During 2013 total impaired and potential problem loans remained elevated, however decreased slightly, by $0.9 million to $24.8 million, or 5.6% of gross loans receivable at December 31, 2013, from $27.3 million, or 7.0% of gross loans receivable at December 31, 2012.

The credit quality segments of loans receivable and their credit risk ratings are as follows:

Years ended December 31, (in thousands)	2013	2012
Pass	$378,689	$327,928
Special mention	38,203	36,785
Performing loans	416,892	364,713
Substandard	9,116	10,810
Doubtful	—	—
Potential problem loans	9,116	10,810
Pass
Troubled debt restructured loans, accruing	137	1,318
Special mention
Troubled debt restructured loans, accruing	2,109	1,568
Substandard
Troubled debt restructured loans, accruing	6,159	3,818
Troubled debt restructured loans, non-accrual	1,753	2,181
All other non-accrual loans	5,419	7,579
Doubtful
Troubled debt restructured loans, accruing	95	—
Troubled debt restructured loans, non-accrual	—	99
Impaired loans	15,672	16,563
Loans receivable, gross	$441,679	$392,086

Changes in impaired and potential problem loans are as follows:

	2013				2012
	Impaired loans		Potential		Impaired loans		Potential
Year ended December 31, (in thousands)	Non- accrual	Accruing	problem loans	Total	Non- accrual	Accruing	problem loans	Total
Net loans placed on non-accrual status	$1,652	$833	$(1,227)	$1,258	$5,201	$(103)	$(1,415)	$3,683
Loan risk rating downgrades to substandard	—	—	3,636	3,636	—	—	1,680	1,680
Loan risk rating upgrades from substandard	—	—	(1,350)	(1,350)	—	—	(1,259)	(1,259)
Loan repayments	(3,004)	259	(2,700)	(5,445)	(1,623)	(706)	(405)	(2,734)
Loan charge-offs (less charge offs for delinquent taxes)	(364)	—	(4)	(368)	(783)	—	—	(783)
Increase (decrease) in troubled debt restructuring	—	1,422	(50)	1,372	35	2,910	(1,830)	1,115
Real estate acquired in settlement of loans	(971)	(717)	—	(1,688)	(1,047)	—	—	(1,047)
Increase (decrease) in loans	$(2,687)	$1,797	$(1,695)	$(2,585)	$1,783	$2,101	$(3,229)	$655

Credit risk remained a focus of management’s attention during 2013; however there was a slight decrease in total impaired and potential problem loans, down $0.9 million in 2013. Similarly, net loans placed on non-accrual status, due to payment and financial performance, decreased to $1.3 million in 2013 from $3.7 million in 2012. Downgrades in loan risk ratings to substandard increased to $3.6 million in 2013 from $1.7 million in 2012. Upgrades in loan risk ratings from substandard increased slightly to $1.4 million in 2013 from $1.3 million in 2012. Loan repayments increased to $5.4 million in 2013 from $2.7 million in 2012. Loan charge-offs, primarily due to collateral deficiencies, remained elevated, though declined to $0.4 million in 2013 from $0.8 million in 2012. Troubled debt restructures increased to $1.4 million in 2013 from $1.1 million in 2012. Real estate acquired in settlement of loans increased to $1.7 million in 2013 from $1.0 million in 2012.

F-36

Salisbury has cooperative relationships with the vast majority of its non-performing loan customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral. Salisbury pursues the resolution of all non-performing loans through collections, restructures, voluntary liquidation of collateral by the borrower and, where necessary, legal action. When attempts to work with a customer to return a loan to performing status, including restructuring the loan, are unsuccessful, Salisbury will initiate appropriate legal action seeking to acquire property by deed in lieu of foreclosure or through foreclosure, or to liquidate business assets.

Credit Quality Segments

Salisbury categorizes loans receivable into the following credit quality segments.

•	Impaired loans consist of all non-accrual loans and troubled debt restructured loans, and represent loans for which it is probable that Salisbury will not be able to collect all principal and interest amounts due according to the contractual terms of the loan agreements.
•	Non-accrual loans, a sub-set of impaired loans, are loans for which the accrual of interest has been discontinued because, in the opinion of management, full collection of principal or interest is unlikely.
•	Non-performing loans consist of non-accrual loans, and accruing loans past due 90 days and over that are well collateralized, in the process of collection and where full collection of principal and interest is assured. Non-performing assets consist of non-performing loans plus real estate acquired in settlement of loans.
•	Troubled debt restructured loans are loans for which concessions such as reduction of interest rates, other than normal market rate adjustments, or deferral of principal or interest payments, extension of maturity dates, or reduction of principal balance or accrued interest, have been granted due to a borrower’s financial condition. Loan restructuring is employed when management believes the granting of a concession will increase the probability of the full or partial collection of principal and interest.
•	Potential problem loans consist of performing loans that have been assigned a substandard credit risk rating and that are not classified as impaired.

Credit Risk Ratings

Salisbury assigns credit risk ratings to loans receivable in order to manage credit risk and to determine the allowance for loan losses. Credit risk ratings categorize loans by common financial and structural characteristics that measure the credit strength of a borrower. Salisbury’s rating model has eight risk rating grades, with each grade corresponding to a progressively greater risk of default. Grades 1 through 4 are pass ratings and 5 through 8 are ratings (special mention, substandard, doubtful, and loss) defined by the bank’s regulatory agencies, the FDIC and CTDOB. Risk ratings are assigned to differentiate risk within the portfolio and are reviewed on an ongoing basis and revised, if needed, to reflect changes in the borrowers' current financial position and outlook, risk profiles and the related collateral and structural positions.

•	Loans risk rated as "special mention" possess credit deficiencies or potential weaknesses deserving management’s close attention that if left uncorrected may result in deterioration of the repayment prospects for the loans at some future date.
•	Loans risk rated as "substandard" are loans where the Bank’s position is clearly not protected adequately by borrower current net worth or payment capacity. These loans have well defined weaknesses based on objective evidence and include loans where future losses to the Bank may result if deficiencies are not corrected, and loans where the primary source of repayment such as income is diminished and the Bank must rely on sale of collateral or other secondary sources of collection.
•	Loans risk rated as "doubtful" have the same weaknesses as substandard loans with the added characteristic that the weakness makes collection or liquidation in full, given current facts, conditions, and values, to be highly improbable. The possibility of loss is high, but due to certain important and reasonably specific pending factors, which may work to strengthen the loan, its reclassification as an estimated loss is deferred until its exact status can be determined.
•	Loans risk rated as "loss" are considered uncollectible and of such little value that continuance as Bank assets is unwarranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather, it is not practical or desirable to defer writing off this loan even though partial recovery may be made in the future.

Management actively reviews and tests its credit risk ratings against actual experience and engages an independent third-party to annually validate its assignment of credit risk ratings. In addition, the Bank’s loan portfolio and risk ratings are examined annually on a rotating basis by its two primary regulatory agencies, the FDIC and CTDOB.

F-37

Impaired Loans

Impaired loans decreased $0.9 million during 2013 to $15.7 million, or 3.55% of gross loans receivable at December 31, 2013, from $16.6 million, or 4.22% of gross loans receivable at December 31, 2012. The components of impaired loans are as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Troubled debt restructurings, accruing	$8,500	$6,703	$4,602
Troubled debt restructurings, non-accrual	1,753	2,280	1,753
All other non-accrual loans	5,419	7,579	6,323
Impaired loans	$15,672	$16,562	$12,678

Non-Performing Assets

Non-performing assets decreased $2.6 million to $7.5 million at December 31, 2013, or 1.29% of assets, as compared with December 31, 2012, after peaking at $15.1 million, or 2.55% of total assets, at June 30, 2011. The components of non-performing assets are as follows:

Years ended December 31, (in thousands)	2013	2012	2011	2010	2009
Commercial	$1,857	$2,235	$2,337	$2,923	$2,226
Vacant land	2,870	3,995	3,658	4,018	3,535
Farm land	384	—	—	—	—
Residential 1-4 family	1,525	3,024	1,240	2,534	765
Home equity credit	402	442	173	362	367
Real estate secured	7,038	9,696	7,408	9,837	6,893
Commercial and industrial	134	164	668	208	546
Non-accrual loans	7,172	9,860	8,076	10,045	7,439
Accruing loans past due 90 days and over	—	—	—	96	6
Non-performing loans	7,172	9,860	8,076	10,141	7,445
Real estate acquired in settlement of loans, net	377	244	2,744	610	275
Non-performing assets	$7,549	$10,104	$10,820	$10,751	$7,720

Reductions in interest income associated with non-accrual loans are as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Income in accordance with original terms	$551	$301	$811
Income recognized	64	195	111
Reduction in interest income	$487	$106	$700

The past due status of non-performing loans is as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Current	$1,274	$1,798	$734
Past due 1-29 days	241	75	138
Past due 30-59 days	134	701	134
Past due 60-89 days	254	445	—
Past due 90-179 days	588	1,983	1,095
Past due 180 days and over	4,681	4,858	5,975
Total non-performing loans	$7,172	$9,860	$8,076

At December 31, 2013, 17.76% of non-accrual loans were current with respect to loan payments, compared with 18.23% at December 31, 2012. Loans past due 180 days include a $2.8 million loan secured by vacant land (residential) where Salisbury has initiated a foreclosure action that is referred to in Item 3 of Part I, Legal Proceedings.

F-38

Troubled Debt Restructured Loans

Troubled debt restructured loans increased $1.3 million in 2013 to $10.3 million, or 2.32% of gross loans receivable, from $9.0 million, or 2.29% of gross loans receivable at December 31, 2012. The components of troubled debt restructured loans are as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Residential 1-4 family	$4,956	$3,097	$2,163
Home equity credit	48	—	—
Personal	22	—	—
Vacant land	225	—	—
Commercial	2,691	2,774	1,970
Real estate secured	7,942	5,871	4,133
Commercial and industrial	558	832	469
Accruing troubled debt restructured loans	8,500	6,703	4,602
Residential 1-4 family	999	1,041	52
Home equity credit	40	—	—
Commercial	608	1,159	1,132
Vacant land	—	—	461
Real estate secured	1,647	2,200	1,645
Commercial and Industrial	106	80	108
Non-accrual troubled debt restructured loans	1,753	2,280	1,753
Troubled debt restructured loans	$10,253	$8,983	$6,355

The past due status of troubled debt restructured loans is as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Current	$6,559	$5,353	$3,375
Past due 1-29 days	1,490	445	1,072
Past due 30-59 days	95	905	155
Past due 60-89 days	356	—	—
Accruing troubled debt restructured loans	8,500	6,703	4,602
Current	999	1,333	251
Past due 1-29 days	241	—	—
Past due 30-59 days	64	301	98
Past due 60-89 days	—	194	—
Past due 90-179 days	449	—	493
Past due 180 days and over	—	452	911
Non-accrual troubled debt restructured loans	1,753	2,280	1,753
Total troubled debt restructured loans	$10,253	$8,983	$6,355
At December 31, 2013, 73.72% of troubled debt restructured loans were current with respect to loan payments, as compared with 74.43% at December 31, 2012.

F-39

Past Due Loans

Loans past due 30 days or more decreased $2.6 million during 2013 to $11.0 million, or 2.50% of gross loans receivable at December 31, 2013, compared with $13.6 million, or 3.47% of gross loans receivable at December 31, 2012. The components of loans past due 30 days or greater are as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Past due 30-59 days	$2,535	$4,309	$1,999
Past due 60-89 days	2,840	1,317	461
Past due 90-179 days	—	—	—
Accruing loans	5,375	5,626	2,460
Past due 30-59 days	133	701	134
Past due 60-89 days	254	445	—
Past due 90-179 days	588	1,983	1,095
Past due 180 days and over	4,681	4,859	5,975
Non-accrual loans	5,656	7,988	7,204
Total loans past due 30 days and over	$11,031	$13,614	$9,664

Potential Problem Loans

Potential problem loans decreased $1.7 million during 2013 to $9.1 million, or 2.06% of gross loans receivable at December 31, 2013, compared with $10.8 million, or 2.76% of gross loans receivable at December 31, 2012. The components of potential problem loans are as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Residential 1-4 family	$1,528	$3,108	$3,367
Residential 5+ multifamily	975	—	—
Construction of residential 1-4 family	—	—	—
Home equity credit	890	892	1,154
Residential real estate	3,393	4,000	4,521
Commercial	4,036	4,624	7,391
Construction of commercial	589	450	450
Commercial real estate	4,625	5,074	7,841
Farm land	751	1,180	830
Vacant land	44	183	249
Real estate secured	8,813	10,437	13,441
Commercial and Industrial	288	345	534
Consumer	15	28	64
Other classified loans receivable	$9,116	$10,810	$14,039

The past due status of potential problem loans is as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Current	$7,646	$7,992	$10,771
Past due 1-29 days	189	452	2,837
Past due 30-59 days	298	2,065	385
Past due 60-89 days	983	301	46
Past due 90-179 days	—	—	—
Total potential problem loans	$9,116	$10,810	$14,039

At December 31, 2013, 83.87% of potential problem loans were current with respect to loan payments, as compared with 73.93% at December 31, 2012.

Management cannot predict the extent to which economic or other factors may impact such borrowers’ future payment capacity, and there can be no assurance that such loans will not be placed on nonaccrual status, restructured, or require increased provision for loan losses.

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Deposits and Borrowings

Deposits during 2013 decreased $13.8 million, or 2.82%, to $477.4 million at December 31, 2013, compared with $491.2 million at December 31, 2012. Retail repurchase agreements increased $0.8 million during 2013 to $2.6 million at December 31, 2013, compared with $1.8 million at December 31, 2012. Included in deposits at December 31, 2013 is a single relationship totaling $27.1 million, or 5.68% of total deposits.

Scheduled maturities of time certificates of deposit in denominations of $100,000 or more were as follows:

December 31, 2013 (in thousands)	Within 3 months	Within 3-6 months	Within 6-12 months	Over 1 year	Total
Certificates of deposit over $100,000	$6,279	$5,834	$7,450	$14,804	$34,367

FHLBB advances decreased $1.6 million during 2013 to $30.4 million at December 31, 2013, compared with $32.0 million at December 31, 2012. The decrease in advances was due to scheduled maturities and principal re-payments.

OFF-BALANCE SHEET ARRANGEMENTS AND CONTRACTUAL CASH OBLIGATIONS

In the normal course of business, Salisbury enters into various contractual obligations that may require future cash payments. Contractual obligations at December 31, 2013 include leases, capital lease, contractual purchases and certain pension and other benefit plans. For further discussion regarding leases see Note 17 to the Consolidated Financial Statements.

The accompanying table summarizes Salisbury’s off-balance sheet lending-related financial instruments and significant cash obligations, by remaining maturity, at December 31, 2013. Salisbury’s lending-related financial instruments include commitments that have maturities over one year. Contractual purchases include commitments for future cash expenditures, primarily for services and contracts that reflect the minimum contractual obligation under legally enforceable contracts with contract terms that are both fixed and determinable. Excluded from the following table are a number of obligations to be settled in cash, primarily in under one year. These obligations are reflected in Salisbury’s Consolidated Balance Sheets and include deposits, FHLBB advances and repurchase agreements that settle within standard market timeframes.

December 31, 2013 (in thousands) By Remaining Maturity	Within 1 year	Within 1-3 years	Within 4-5 years	After 5 years	Total
Residential	$25	$—	$20	$269	$314
Home equity credit	—	1,126	175	27,076	28,377
Commercial	1,114	1,594	368	6,824	9,900
Land	—	—	—	10	10
Real estate secured	1,139	2,720	563	34,179	38,601
Commercial and industrial	2,541	2,907	749	11,091	17,288
Municipal	200	—	—	75	275
Consumer	—	—	—	1,321	1,321
Unadvanced portions of loans	3,880	5,627	1,312	46,666	57,485
Commitments to originate loans	9,730	—	—	—	9,730
Standby letters of credit	—	53	—	—	53
Total	$13,610	$5,680	$1,312	$46,666	$67,268

LIQUIDITY

Salisbury manages its liquidity position to ensure it has sufficient funding availability at all times to meet both anticipated and unanticipated deposit withdrawals, loan originations and advances, securities purchases and other operating cash outflows. Salisbury’s primary source of liquidity is deposits and though its preferred funding strategy is to attract and retain low cost deposits, its ability to do so is affected by competitive interest rates and terms in its marketplace, and other financial market conditions. Other sources of funding include cash flows from loan and securities principal payments and maturities, funds provided by operations, and discretionary use of national market certificates of deposit and FHLBB advances. Liquidity can also be provided through sales of securities and loans.

F-41

Salisbury manages its liquidity in accordance with a liquidity funding policy, and also maintains a contingency funding plan that provides for the prompt and comprehensive response to unexpected demands for liquidity. At December 31, 2013, Salisbury's liquidity ratio, as represented by cash, short term available-for-sale securities and marketable assets to net deposits and short term unsecured liabilities, was 16.33%, down from 30.55% at December 31, 2012. Management believes Salisbury’s funding sources will meet anticipated funding needs.

Operating activities for 2013 provided net cash of $9.7 million. Investing activities utilized net cash of $23.8 million, principally from net loan advances and sales of OREO of $50.6 million, partially offset by calls and maturities of securities of $27.7 million. Financing activities utilized net cash of $16.7 million, principally from a net deposit and repurchase agreement decline of $13.1 million, repayment and maturities of FHLBB advances of $1.6 million and cash dividend payments, on common and preferred stock, of $2.1 million.

Operating activities for 2012 provided net cash of $7.1 million. Investing activities provided net cash of $14.8 million, principally from calls, sales and maturities of securities of $37.8 million, offset in part by net loan advances and sales of OREO of $16.7 million, and securities purchases of $6.3 million. Financing activities utilized net cash of $15.2 million, principally, from repayment and maturities of FHLBB advances of $22.6 million and cash dividend payments, on common and preferred stock, of $2.1 million, offset in part by a net deposit and repurchase agreement growth of $9.5 million.

Operating activities for 2011 provided net cash of $6.8 million. Investing activities utilized net cash of $23.3 million, principally for securities purchases of $45.8 million and net loan advances of $22.6 million, offset in part by securities repayments and maturities of $43.1 million and the maturity of an interest bearing time deposit with other banks of $5.0 million. Financing activities provided net cash of $26.5 million, principally, from net deposit and repurchase agreement growth of $40.0 million and proceeds from issuance of preferred stock of $16.0 million, offset in part by a net decrease in FHLBB advances of $18.2 million, redemption of preferred stock of $8.8 million and cash dividend payments, on common and preferred stock, of $2.3 million.

CAPITAL RESOURCES

Shareholders’ Equity

Book value and tangible book value per common share increased $0.08 and $0.27, respectively, in 2013 to $33.21 and $27.12, respectively, at December 31, 2013, compared with $33.13 and $26.85, respectively, at December 31, 2012.

Shareholders’ equity increased $0.8 million in 2013 to $72.8 million at December 31, 2013. Contributing to the increase in shareholders’ equity for 2013 was net income of $4.1 million and common stock issuance of $0.2 million, less common and preferred stock dividends of $1.9 million and $0.2 million, respectively and other comprehensive loss of $1.4 million. Accumulated other comprehensive income as of December 31, 2013 included unrealized gains on securities available-for-sale, net of tax, of $0.4 million and a pension plan gain, net of tax, of $0.6 million.

Preferred Stock

In August 2011, Salisbury issued to the Treasury $16 million of its Series B Preferred Stock under the SBLF program. The SBLF program is a $30 billion fund established under the Small Business Jobs Act of 2010 to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. The Preferred Stock qualifies as Tier 1 capital for regulatory purposes and ranks senior to the Common Stock.

The Series B Preferred Stock pays noncumulative dividends. The dividend rate on the Series B Preferred Stock for the initial quarterly dividend period ended September 30, 2011 and each of the next nine quarterly dividend periods the Series B Preferred Stock is outstanding is determined each quarter based on the increase in the Bank’s Qualified Small Business Lending. The dividend rate for the quarterly dividend period ended December 31, 2013, was 1.0%. For the eleventh quarterly dividend period through four and one-half years after its issuance, the dividend rate on the Series B Preferred Stock will be 1.0% and after four and one-half years from its issuance the dividend rate will be fixed at 9.0% per annum. On December 21, 2013, Salisbury declared a Series B Preferred Stock dividend of $40,000, payable on January 2, 2014. The Series B Preferred Stock is non-voting, other than voting rights on matters that could adversely affect the Series B Preferred Stock. The Series B Preferred Stock is redeemable at any time at one hundred percent of the issue price plus any accrued and unpaid dividends.

Simultaneously with the receipt of the SBLF capital in 2011, Salisbury repurchased for $8.8 million all of its Series A Preferred Stock sold to the Treasury in 2009 under the CPP, a part of TARP, and made a payment for accrued dividends. The transaction resulted in net capital proceeds to Salisbury of $7.2 million, of which Salisbury invested $6.5 million, or 90%, in the Bank as Tier 1 Capital.

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As part of the CPP, Salisbury had issued to the Treasury a 10-year Warrant to purchase 57,671 shares of Common Stock at an exercise price of $22.93 per share. The Warrant was repurchased for $205,000 on November 2, 2011 and simultaneously cancelled.

Capital Requirements

Salisbury and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Under current regulatory definitions, Salisbury and the Bank are considered to be “well capitalized” for capital adequacy purposes. As a result, the Bank pays lower federal deposit insurance premiums than those banks that are not “well capitalized.” Salisbury’s and the Bank's regulatory capital ratios are as follows:

	Well	December 31, 2013		December 31, 2012
	capitalized	Salisbury	Bank	Salisbury	Bank
Total Capital (to risk-weighted assets)	10.00%	16.46%	13.87%	16.63%	13.77%
Tier 1 Capital (to risk-weighted assets)	6.00	15.20	12.63	15.46	12.62
Tier 1 Capital (to average assets)	5.00	10.65	8.96	9.87	8.15

A well-capitalized institution, which is the highest capital category for an institution as defined by the Prompt Corrective Action regulations issued by the FDIC and the FRB, is one which maintains a Total Risk-Based ratio of 10% or above, a Tier 1 Risk-Based ratio of 6% or above and a Leverage ratio of 5% or above, and is not subject to any written order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level. Maintaining strong capital is essential to Salisbury and the Bank’s safety and soundness. However, the effective management of capital resources requires generating attractive returns on equity to build value for shareholders while maintaining appropriate levels of capital to fund growth, meet regulatory requirements and be consistent with prudent industry practices.

In December 2010, the Basel Committee, a group of bank regulatory supervisors from around the world, released its final framework for strengthening international capital and liquidity regulation, now officially identified by the Basel Committee as “Basel III.” Basel III, when fully implemented by the U.S. bank regulatory agencies and fully phased-in, will require bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity.

In July 2013, the Federal Reserve Board, Office of the Comptroller of the Currency and Federal Deposit Insurance Corporation approved final rules to implement the Basel III capital framework. The rules will be effective on January 1, 2015 and phased-in over a multiple year period through 2019. The new capital rules call for higher quality capital with higher minimum capital level requirements. We are still in the process of assessing the impact from these new complex regulatory requirements, and while we cannot be certain of the impact, we believe that we will exceed the requirements of adequately capitalized plus the capital conservation buffer, once they become effective.

Dividends

During 2013 and 2012, Salisbury declared and paid four quarterly common stock dividends of $0.28 per common share each quarter, totaling $1,915,000 and $1,892,000, respectively. The Board of Directors of Salisbury declared a common stock dividend of $0.28 per common share payable on February 28, 2014 to shareholders of record on February 14, 2014. Common stock dividends, when declared, will generally be paid the last business day of February, May, August and November, although Salisbury is not obligated to pay dividends on those dates or at any other time.

During 2013 Salisbury declared Preferred Stock Series B dividends of $161,000 to the Treasury.

Salisbury's ability to pay cash dividends is dependent on the Bank's ability to pay cash dividends to Salisbury. There are certain restrictions on the payment of cash dividends and other payments by the Bank to Salisbury. Under Connecticut law, the Bank cannot declare a cash dividend except from net profits, defined as the remainder of all earnings from current operations. The total of all cash dividends declared by the Bank in any calendar year shall not, unless specifically approved by the Banking Commissioner, exceed the total of its net profits of that year combined with its retained net profits of the preceding two years.

FRB Supervisory Letter SR 09-4, February 24, 2009, revised March 27, 2009, states that, as a general matter, the Board of Directors of a Bank Holding Company (“BHC”) should inform the Federal Reserve and should eliminate, defer, or significantly reduce dividends if (1) net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (2) the prospective rate of earnings retention is not consistent with capital needs and overall current and prospective financial condition; or (3) the BHC will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. Moreover, a BHC should inform the Federal Reserve reasonably in advance of declaring or paying a dividend that exceeds earnings for the period (e.g., quarter) for which the dividend is being paid or that could result in a material adverse change to the BHC capital position.

F-43

Salisbury believes that the payment of common stock cash dividends is appropriate, provided that such payment considers Salisbury's capital needs, asset quality, and overall financial condition and does not adversely affect the financial stability of Salisbury or the Bank. The continued payment of common stock cash dividends by Salisbury will be dependent on Salisbury's future core earnings, financial condition and capital needs, regulatory restrictions, and other factors deemed relevant by the Board of Directors of Salisbury.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

See Note 1 to the Consolidated Financial Statements for details of recently issued accounting pronouncements and their expected impact on Salisbury’s financial statements.

IMPACT OF INFLATION AND CHANGING PRICES

Salisbury’s consolidated financial statements are prepared in conformity with GAAP that require the measurement of financial condition and operating results in terms of historical dollars without considering changes in the relative purchasing power of money, over time, due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of Salisbury are monetary and as a result, interest rates have a greater impact on Salisbury’s performance than do the effects of general levels of inflation, although interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services. Although not a material factor in recent years, inflation could impact earnings in future periods.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, Salisbury will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Salisbury and Riverside Bank and a prospectus of Salisbury, as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS OF SALISBURY AND RIVERSIDE BANK ARE URGED TO READ CAREFULLY THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders of Salisbury and Riverside Bank will be able to obtain a free copy of the joint proxy statement/prospectus (when available) containing information about Salisbury and Riverside Bank, as well as other filings containing information about Salisbury, at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus (when available) and other filings may also be obtained free of charge at Salisbury’s website at www.salisburybank.com.

PARTICIPANTS IN THE SOLICITATION

Salisbury and Riverside Bank and certain of their respective directors, executive officers and other members of management and employees, under the SEC’s rules, may be deemed to be “participants” in the solicitation of proxies from the shareholders of Salisbury and Riverside Bank in connection with the proposed merger and related matters. Information regarding the directors and executive officers of Salisbury and their ownership of Salisbury common stock is set forth in the proxy statements for Salisbury’s 2013 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 30, 2013. Information regarding the directors and executive officers of Riverside Bank and their ownership of Riverside Bank common stock, and additional information regarding the interests of the Salisbury and Riverside Bank participants, may be obtained by reading the joint proxy statement/prospectus when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Item 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Salisbury manages its exposure to interest rate risk through its Asset/Liability Management Committee (“ALCO”) using risk limits and policy guidelines to manage assets and funding liabilities to produce financial results that are consistent with Salisbury’s liquidity, capital adequacy, growth, risk and profitability targets. Interest rate risk is the risk of a negative impact to future earnings due to changes in interest rates.

F-44

The ALCO manages interest rate risk using income simulation to measure interest rate risk inherent in Salisbury’s financial instruments at a given point in time by showing the effect of interest rate shifts on net interest income over a 24-month horizon. In management’s December 31, 2013 analysis, three of the simulations incorporate management’s growth assumptions over the simulation horizons, with allowances made for loan, deposit and security product mix shifts in selected interest rate scenarios, such as movements between lower rate savings and money market deposit accounts and higher rate time deposits, and changes in the reinvestment of loan and securities cash flows. The fourth simulation incorporates management’s balance sheet growth assumptions. Additionally, the simulations take into account the specific re-pricing, maturity and prepayment characteristics of differing financial instruments that may vary under different interest rate scenarios.

The ALCO reviews the simulation results to determine whether Salisbury’s exposure to change in net interest income remains within established tolerance levels over the simulation horizons and to develop appropriate strategies to manage this exposure. Salisbury’s tolerance levels for changes in net interest income in its income simulations varies depending on the magnitude of interest rate changes and level of risk-based capital. All changes are measured in comparison to the projected net interest income that would result from an “unchanged” rate scenario where interest rates remain stable over the forecast horizon. The ALCO also evaluates the directional trends of net interest income, net interest margin and other financial measures over the forecast horizon for consistency with its liquidity, capital adequacy, growth, risk and profitability targets.

ALCO uses four interest rate scenarios to evaluate interest risk exposure and may vary these interest rate scenarios to show the effect of steepening or flattening changes in yield curves as well as parallel changes in interest rates. At December 31, 2013 ALCO used the following interest rate scenarios: (1) unchanged interest rates; (2) immediately rising interest rates – immediate non-parallel upward shift in market interest rates ranging from 300 basis points for short term rates to 300 basis points for the 10-year Treasury; (3) immediately falling interest rates – immediate non-parallel downward shift in market interest rates ranging from 25 basis points for short term rates to 135 basis points for the 10-year Treasury; and (4) two step shock rising interest rates – ranging from 400 basis points for short term rates (200 basis points each year) to 315 basis points for the 10-year Treasury (150 basis points for year one and 165 basis points for year two). Deposit rates are assumed to shift by lesser amounts due to their relative historical insensitivity to market interest rate movements. Further, deposits are assumed to have certain minimum rate levels below which they will not fall. Income simulations do not reflect adjustments in strategy that the ALCO could implement in response to rate shifts.

As of December 31, 2013 net interest income simulations indicated that Salisbury’s exposure to changing interest rates over the simulation horizons remained within its tolerance levels. The following table sets forth the estimated change in net interest income from an unchanged interest rate scenario over the periods indicated for changes in market interest rates using Salisbury’s financial instruments as of December 31, 2013.

December 31, 2013 (in thousands)	Months 1-12	Months 13-24
Immediately rising interest rates (management’s growth assumptions)	(12.19)%	(4.67)%
Immediately falling interest rates (management’s growth assumptions)	(1.26)	(3.92)
Two step shock rising interest rates (management’s growth assumptions)	(3.94)	(8.99)

The negative exposure of net interest income to immediately and gradually rising rates as compared to the unchanged rate scenario results from a faster projected rise in the cost of funds versus income from earning assets, as relatively rate-sensitive money market and time deposits re-price faster than longer duration earning assets. The negative exposure of net interest income to immediately falling rates as compared to an unchanged rate scenario results from a greater decline in earning asset yields compared to rates paid on funding liabilities, as a result of faster prepayments on existing assets and lower reinvestment rates on future loans originated and securities purchased.

While the ALCO reviews simulation assumptions and back-tests simulation results to ensure that they are reasonable and current, income simulation may not always prove to be an accurate indicator of interest rate risk or future net interest margin. Over time, the re-pricing, maturity and prepayment characteristics of financial instruments and the composition of Salisbury’s balance sheet may change to a different degree than estimated. Simulation modeling assumes Salisbury’s expectation for future balance sheet growth, which is a function of the business environment and customer behavior. Another significant simulation assumption is the sensitivity of core savings deposits to fluctuations in interest rates. Income simulation results assume that changes in both core savings deposit rates and balances are related to changes in short-term interest rates. The assumed relationship between short-term interest rate changes and core deposit rate and balance changes used in income simulation may differ from the ALCO’s estimates. Lastly, mortgage-backed securities and mortgage loans involve a level of risk that unforeseen changes in prepayment speeds may cause related cash flows to vary significantly in differing rate environments. Such changes could affect the level of reinvestment risk associated with cash flow from these instruments, as well as their market value. Changes in prepayment speeds could also increase or decrease the amortization of premium or accretion of discounts related to such instruments, thereby affecting interest income.

F-45

Salisbury also monitors the potential change in market value of its available-for-sale debt securities in changing interest rate environments. The purpose is to determine market value exposure that may not be captured by income simulation, but which might result in changes to Salisbury’s capital and liquidity position. Results are calculated using industry-standard analytical techniques and securities data. Available-for-sale equity securities are excluded from this analysis because the market value of such securities cannot be directly correlated with changes in interest rates. The following table summarizes the potential change in market value of available-for-sale debt securities resulting from immediate parallel rate shifts:

December 31, 2013 (in thousands)	Rates up 100bp	Rates up 200bp
U.S. Treasury notes	$(70)	$(138)
U.S. Government agency notes	(95)	(263)
Municipal bonds	(2,467)	(5,029)
Mortgage backed securities	(1,215)	(2,475)
Collateralized mortgage obligations	(335)	(697)
SBA pools	(8)	(15)
Total available-for-sale debt securities	$(4,190)	$(8,617)

F-46

Item 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Consolidated Financial Statements

Page
Report of Independent Registered Public Accounting Firm	36
Consolidated Balance Sheets	37
Consolidated Statements of Income	38
Consolidated Statements of Comprehensive Income	39
Consolidated Statements of Changes in Shareholders' Equity	39
Consolidated Statements of Cash Flows	40-41
Notes to Consolidated Financial Statements	42-73

F-47

To the Board of Directors

Salisbury Bancorp, Inc.

Lakeville, Connecticut

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of Salisbury Bancorp, Inc. and Subsidiary as of December 31, 2013 and 2012 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Salisbury Bancorp, Inc. and Subsidiary as of December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

March 19, 2014

F-48

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

Years ended December 31, (dollars in thousands, except par value)	2013	2012
ASSETS
Cash and due from banks	$5,926	$9,545
Interest bearing demand deposits with other banks	6,785	34,029
Total cash and cash equivalents	12,711	43,574
Interest bearing time deposits with other banks	738	—
Securities
Available-for-sale at fair value	94,491	126,287
Federal Home Loan Bank of Boston stock at cost	5,340	5,747
Loans held-for-sale	173	1,879
Loans receivable, net (allowance for loan losses: $4,683 and $4,360)	438,178	388,758
Other real estate owned	377	244
Bank premises and equipment, net	11,611	11,520
Goodwill	9,829	9,829
Intangible assets (net of accumulated amortization: $1,967 and $1,745)	576	798
Accrued interest receivable	1,760	1,818
Cash surrender value of life insurance policies	7,529	7,295
Deferred taxes	260	—
Other assets	3,536	3,064
Total Assets	$587,109	$600,813
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$84,677	$98,850
Demand (interest bearing)	81,932	65,991
Money market	120,550	128,501
Savings and other	107,171	103,985
Certificates of deposit	83,039	93,888
Total deposits	477,369	491,215
Repurchase agreements	2,554	1,784
Federal Home Loan Bank of Boston advances	30,411	31,980
Capital lease liability	425	—
Deferred taxes	—	590
Accrued interest and other liabilities	3,560	3,247
Total Liabilities	514,319	528,816
Shareholders' Equity
Preferred stock - $.01 per share par value
Authorized: 25,000; issued: 16,000 (Series B);
Liquidation preference: $1,000 per share	16,000	16,000
Common stock - $.10 per share par value
Authorized: 3,000,000;
Issued: 1,710,121 and 1,689,691	171	169
Paid-in capital	13,668	13,158
Retained earnings	42,240	40,233
Unearned compensation – restricted stock awards	(335)	—
Accumulated other comprehensive income, net	1,046	2,437
Total Shareholders' Equity	72,790	71,997
Total Liabilities and Shareholders' Equity	$587,109	$600,813

The accompanying notes are an integral part of the consolidated financial statements.

F-49

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, (in thousands except per share amounts)	2013	2012	2011
Interest and dividend income
Interest and fees on loans	$17,978	$18,054	$18,666
Interest on debt securities
Taxable	1,757	2,454	3,041
Tax exempt	1,948	2,030	2,210
Other interest and dividends	67	120	127
Total interest and dividend income	21,750	22,658	24,044
Interest expense
Deposits	1,813	2,414	3,165
Repurchase agreements	6	23	63
Federal Home Loan Bank of Boston advances	1,243	1,845	2,331
Total interest expense	3,062	4,282	5,559
Net interest and dividend income	18,688	18,376	18,485
Provision for loan losses	1,066	1,070	1,440
Net interest and dividend income after provision for loan losses	17,622	17,306	17,045
Non-interest income
Gains on securities, net	—	279	11
Trust and wealth advisory	3,074	2,945	2,548
Service charges and fees	2,298	2,189	2,090
Gains on sales of mortgage loans, net	579	1,596	687
Mortgage servicing, net	35	(21)	65
Other	319	326	255
Total non-interest income	6,305	7,314	5,656
Non-interest expense
Salaries	7,467	7,149	6,970
Employee benefits	2,804	2,912	2,493
Premises and equipment	2,398	2,408	2,330
Data processing	1,514	1,569	1,410
Professional fees	1,524	1,212	1,099
Collections and OREO	519	709	590
Litigation settlement	—	400	—
FDIC insurance	470	486	596
Marketing and community support	393	356	343
Amortization of intangibles	222	222	222
FHLBB advance prepayment fee	—	450	—
Other	1,624	1,681	1,586
Total non-interest expense	18,935	19,554	17,639
Income before income taxes	4,992	5,066	5,062
Income tax provision	909	989	950
Net income	$4,083	$4,077	$4,112
Net income available to common shareholders	$3,922	$3,861	$3,588

Basic and diluted earnings per common share	$2.30	$2.28	$2.12
Common dividends per share	1.12	1.12	1.12

The accompanying notes are an integral part of the consolidated financial statements.

F-50

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31, (in thousands)	2013	2012	2011
Net income	$4,083	$4,077	$4,112
Other comprehensive (loss) income
Net unrealized (losses) gains on securities available-for-sale	(3,743)	2,632	5,973
Reclassification of net realized gains in net income	—	(279)	(11)
Unrealized (losses) gains on securities available-for-sale	(3,743)	2,353	5,962
Income tax benefit (expense)	1,273	(800)	(2,027)
Unrealized (losses) gains on securities available-for-sale, net of tax	(2,470)	1,553	3,935
Pension plan income (loss)	1,635	2,407	(1,319)
Income tax (expense) benefit	(556)	(818)	448
Pension plan income (loss), net of tax	1,079	1,589	(871)
Other comprehensive (loss) income, net of tax	(1,391)	3,142	3,064
Comprehensive income	$2,692	$7,219	$7,176

F-51

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

							Unearned
							compensation	Accumulated	Total
	Common Stock		Preferred		Paid-in	Retained	restricted stock	other comprehensive	share- holders’
	Shares	Amount	Stock	Warrants	capital	earnings	awards	income (loss)	equity
Balances at December 31, 2010	1,687,661	$168	$8,738	$112	$13,200	$36,567	$—	$(3,769)	$55,016
Net income for year	—	—	—	—	—	4,112	—	—	4,112
Other comprehensive income, net of tax	—	—	—	—	—	—	—	3,064	3,064
Amortization (accretion) of preferred stock	—	—	78	—	—	(78)	—	—	—
Issuance of Series B preferred stock	—	—	16,000	—	—	—	—	—	16,000
Redemption of Series A preferred stock	—	—	(8,816)	—	—	—	—	—	(8,816)
Repurchase of Common Stock Warrants	—	—	—	(112)	(93)	—	—	—	(205)
Common stock dividends declared	—	—	—	—	—	(1,891)	—	—	(1,891)
Preferred stock dividends declared	—	—	—	—	—	(446)	—	—	(446)
Issuance of common stock for director fees	1,070	1	—	—	27	—	—	—	28
Balances at December 31, 2011	1,688,731	$169	$16,000	$—	$13,134	$38,264	$—	$(705)	$66,862
Net income for year	—	—	—	—	—	4,077	—	—	4,077
Other comprehensive income, net of tax	—	—	—	—	—	—	—	3,142	3,142
Common stock dividends declared	—	—	—	—	—	(1,892)	—	—	(1,892)
Preferred stock dividends declared	—	—	—	—	—	(216)	—	—	(216)
Issuance of common stock for director fees	960	—	—	—	24	—	—	—	24
Balances at December 31, 2012	1,689,691	$169	$16,000	$—	$13,158	$40,233	$—	$2,437	$71,997
Net income for year	—	—	—	—	—	4,083	—	—	4,083
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	(1,391)	(1,391)
Common stock dividends declared	—	—	—	—	—	(1,915)	—	—	(1,915)
Preferred stock dividends declared	—	—	—	—	—	(161)	—	—	(161)
Issuance of restricted common stock	19,600	2	—	—	488	—	(490)	—	—
Forfeiture of restricted common stock	(500)	—	—	—	(12)	—	12	—	—
Stock based compensation-restricted
stock awards	—	—	—	—	—	—	143	—	143
Issuance of common stock for director fees	1,330	—	—	—	34	—	—	—	34
Balances at December 31, 2013	1,710,121	$171	$16,000	$—	$13,668	$42,240	$(335)	$1,046	$72,790

The accompanying notes are an integral part of the consolidated financial statements.

F-52

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, (in thousands)	2013	2012	2011
Operating Activities
Net income	$4,083	$4,077	$4,112
Adjustments to reconcile net income to net cash provided by operating activities:
(Accretion), amortization and depreciation
Securities	365	611	369
Bank premises and equipment	856	883	850
Core deposit intangible	222	222	222
Mortgage servicing rights	389	379	240
Fair value adjustment on loans	32	33	42
(Gains) and losses
Sales and calls of securities available-for-sale, net	—	(279)	(11)
Gain on sales of loans, excluding capitalized servicing rights	(285)	(915)	(358)
Other real estate owned	133	123	231
Loss on sale/disposals of premises and equipment	34	—	—
Provision for loan losses	1,066	1,070	1,440
Proceeds from loans sold	18,693	61,109	31,260
Loans originated for sale	(16,702)	(61,125)	(30,666)
Increase in deferred loan origination fees and costs, net	(150)	(28)	(182)
Mortgage servicing rights originated	(294)	(682)	(329)
(Decrease) increase in mortgage servicing rights impairment reserve	(23)	16	12
Decrease in interest receivable	58	308	6
Deferred tax (benefit) expense	(134)	(199)	130
Decrease in prepaid expenses	706	207	576
Increase in cash surrender value of life insurance policies	(234)	(258)	(183)
Decrease in income tax receivable	311	242	147
(Increase) decrease in other assets	(637)	(26)	41
Increase (decrease) in accrued expenses	734	927	(442)
Decrease in interest payable	(55)	(75)	(164)
Increase (decrease) in other liabilities	346	473	(587)
Issuance of shares for directors’ fees	34	24	28
Stock based compensation-restricted stock awards	143	—	—
Net cash provided by operating activities	9,691	7,117	6,784
Investing Activities
Proceeds from maturities of interest-bearing time deposits with other banks	—	—	5,000
Purchase of interest-bearing time deposits with other banks	(738)	—	—
Redemption of Federal Home Loan Bank of Boston stock	407	285	—
Purchases of securities available-for-sale	—	(6,288)	(45,831)
Proceeds from sales of securities available-for-sale	—	2,771	—
Proceeds from calls of securities available-for-sale	3,800	12,625	27,565
Proceeds from maturities of securities available-for-sale	23,888	22,420	15,498
Proceeds from maturities of securities held-to-maturity	—	50	6
Loan originations and principal collections, net	(52,088)	(18,888)	(22,556)
Recoveries of loans previously charged-off	31	100	82
Proceeds from sales of other real estate owned	1,423	2,098	492
Purchase of life insurance policies	—	—	(3,000)
Proceeds from sales/disposals of premises and equipment	—	—	200
Capital expenditures	(556)	(380)	(821)
Proceeds from sales of investment in real estate	—	—	75
Net cash (utilized) provided by investing activities	(23,833)	14,793	(23,290)

The accompanying notes are an integral part of the consolidated financial statements.

F-53

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years ended December 31, (in thousands)	2013	2012	2011
Financing Activities
(Decrease) increase in deposit transaction accounts, net	(2,997)	29,724	62,367
Decrease in time deposits, net	(10,849)	(9,815)	(21,350)
Increase (decrease) in securities sold under agreements to repurchase, net	770	(10,364)	(1,042)
Principal payments on Federal Home Loan Bank of Boston advances	(1,569)	(22,635)	(18,197)
Proceeds from issuance of Series B preferred stock	—	—	16,000
Redemption of Series A preferred stock	—	—	(8,816)
Redemption of common stock warrants	—	—	(205)
Common stock dividends paid	(1,915)	(1,892)	(1,891)
Series A and Series B preferred stock dividends paid	(161)	(240)	(382)
Net cash (utilized) provided by financing activities	(16,721)	(15,222)	26,484
Net (decrease) increase in cash and cash equivalents	(30,863)	6,688	9,978
Cash and cash equivalents, beginning of year	43,574	36,886	26,908
Cash and cash equivalents, end of year	$12,711	$43,574	$36,886
Cash paid during year
Interest	$3,117	$4,357	$5,723
Income taxes	732	946	673
Non-cash transfers
From loans to other real estate owned	1,689	1,047	3,057
From other real estate owned to loans	—	(1,326)	200
The Company recorded a capital lease asset and incurred a capital lease obligation in connection with the lease of a building	425	—	—

The accompanying notes are an integral part of the consolidated financial statements.

F-54

Salisbury Bancorp, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Salisbury is the bank holding company for Salisbury Bank, a State chartered commercial bank. Salisbury's activity is currently limited to the holding of the Bank's outstanding capital stock and the Bank is Salisbury's only subsidiary and its primary investment. The Bank is a Connecticut chartered and Federal Deposit Insurance Corporation (the "FDIC") insured commercial bank headquartered in Lakeville, Connecticut. The Bank's principal business consists of attracting deposits from the public and using such deposits, with other funds, to make various types of loans and investments. The Bank conducts its business through eight full-service offices located in Litchfield, Berkshire and Dutchess Counties in Connecticut, Massachusetts and New York, respectively, and recently took steps to establish a new branch in Great Barrington, Massachusetts. The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The following is a summary of significant accounting policies:

Principles of Consolidation

The consolidated financial statements include those of Salisbury and its subsidiary after elimination of all inter-company accounts and transactions.

Basis of Financial Statement Presentation

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. In preparing the financial statements, management is required to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition, and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

Certain reclassifications have been made to the 2011 and 2012 financial statements to make them consistent with the 2013 presentation.

Securities

Securities that may be sold as part of Salisbury's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at their fair market value. Unrealized holding gains and losses on such securities are reported net of related taxes, if applicable, as a separate component of shareholders' equity. Securities that Salisbury has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. Realized gains and losses on the sales of all securities are reported in earnings and computed using the specific identification cost basis. Securities are reviewed regularly for other-than-temporary impairment (“OTTI”). Premiums and discounts are amortized or accreted utilizing the interest method over the life or call of the term of the investment security. For any debt security with a fair value less than its amortized cost basis, Salisbury will determine whether it has the intent to sell the debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, Salisbury will recognize a full impairment charge to earnings. For all other debt securities that are considered OTTI and do not meet either condition, the credit loss portion of impairment will be recognized in earnings as realized losses. The OTTI related to all other factors will be recorded in other comprehensive income. Declines in marketable equity securities below their cost that are deemed other than temporary are reflected in earnings as realized losses.

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Federal Home Loan Bank of Boston Stock

The Bank is a member of the Federal Home Loan Bank of Boston (“FHLBB”). The FHLBB is a cooperative that provides services, including funding in the form of advances, to its member banking institutions. As a requirement of membership, the Bank must own a minimum amount of FHLBB stock, calculated periodically based primarily on its level of borrowings from the FHLBB. No market exists for shares of the FHLBB and therefore, they are carried at par value. FHLBB stock may be redeemed at par value five years following termination of FHLBB membership, subject to limitations which may be imposed by the FHLBB or its regulator, the Federal Housing Finance Board, to maintain capital adequacy of the FHLBB. While the Bank currently has no intentions to terminate its FHLBB membership, the ability to redeem its investment in FHLBB stock would be subject to the conditions imposed by the FHLBB. In 2008, the FHLBB announced to its members that it is focusing on preserving capital in response to ongoing market volatility including the extension of a moratorium on excess stock repurchases and in 2009 announced the suspension of its quarterly dividends. On February 22, 2011, the FHLBB declared a modest cash dividend payable to its members on March 2, 2011. The FHLBB continued to declare modest cash dividends through 2013. Based on the capital adequacy and the liquidity position of the FHLBB, management believes there is no impairment related to the carrying amount of the Bank’s FHLBB stock as of December 31, 2013. Further deterioration of the FHLBB’s capital levels may require the Bank to deem its restricted investment in FHLBB stock to be OTTI. If evidence of impairment exists in the future, the FHLBB stock would reflect fair value using either observable or unobservable inputs. The Bank will continue to monitor its investment in FHLBB stock.

Loans

Loans receivable consist of loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off. Loans receivable are reported at their principal outstanding balance, net of unamortized deferred loan origination fees and costs. Interest income is accrued on the unpaid principal balance. Deferred loan origination fees and costs are amortized as an adjustment to yield over the lives of the related loans.

Loans held-for-sale consist of residential mortgage loans that management has the intent to sell. Loans held-for-sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis, net of deferred loan origination fees and costs. Changes in the carrying value, deferred loan origination fees and costs, and realized gains and losses on sales of loans held-for-sale are reported in earnings as gains and losses on sales of mortgage loans, net, when the proceeds are received from investors.

The accrual of interest on loans, including troubled debt restructured loans, is generally discontinued when principal or interest is past due by 90 days or more, or earlier when, in the opinion of management, full collection of principal or interest is unlikely, except for loans that are well collateralized, in the process of collection and where full collection of principal and interest is assured. When a loan is placed on non-accrual status, interest previously accrued but not collected is reversed against current income. Income on such loans, including impaired loans, is then recognized only to the extent that cash is received and future collection of principal is probable. Loans, including troubled debt restructured loans, are restored to accrual status when principal and interest payments are brought current and future payments are reasonably assured, following a sustained period of repayment performance by the borrower in accordance with the loan's contractual terms.

Troubled debt restructured loans include those for which concessions such as reduction of interest rates, other than normal market rate adjustments, or deferral of principal or interest payments, extension of maturity dates, or reduction of principal balance or accrued interest, have been granted due to a borrower’s financial condition. The decision to restructure a loan, versus aggressively enforcing the collection of the loan, may benefit Salisbury by increasing the ultimate probability of collection.

Troubled debt restructured loans are classified as accruing or non-accruing based on management’s assessment of the collectability of the loan. Loans which are already on non-accrual status at the time of the troubled debt restructuring generally remain on non-accrual status for approximately six months before management considers such loans for return to accruing status. Accruing troubled debt restructured loans are generally placed into non-accrual status if and when the borrower fails to comply with the restructured terms.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of the probable credit losses inherent in the loan portfolio as of the reporting date. The allowance is increased by provisions charged to earnings and by recoveries of amounts previously charged off, and is reduced by loan charge-offs. Loan charge-offs are recognized when management determines a loan or portion of a loan to be uncollectible.

F-56

The determination of the adequacy of the allowance is based on management’s ongoing review of numerous factors, including the growth and composition of the loan portfolio, historical loss experience over an economic cycle, probable credit losses based upon internal and external portfolio reviews, credit risk concentrations, changes in lending policy, current economic conditions, analysis of current levels and asset quality, delinquency levels and trends, estimates of the current value of underlying collateral, the performance of individual loans in relation to contract terms, and other pertinent factors.

While management believes that the allowance for loan losses is adequate, the allowance is an estimate, and ultimate losses may vary from management’s estimate. Future additions to the allowance may also be necessary based on changes in assumptions and economic conditions. In addition, various regulatory agencies periodically review the allowance for loan losses. Such agencies may require additions to the allowance based on their judgments about information available to them at the time of their examination.

Changes in the estimate are recorded in the results of operations in the period in which they become known, along with provisions for estimated losses incurred during that period.

The allowance for loan losses is computed by segregating the portfolio into three components: (1) loans collectively evaluated for impairment: general loss allocation factors for non-impaired loans based on loan product, collateral type and abundance, loan risk rating, historical loss experience, delinquency factors and other similar economic indicators, (2) loans individually evaluated for impairment: individual loss allocations for loans deemed to be impaired based on discounted cash flows or collateral value, and (3) unallocated: general loss allocations for other environmental factors.

Loans collectively evaluated for impairment

This component of the allowance for loan losses is stratified by the following loan segments: residential real estate secured (residential 1-4 family and 5+ multifamily, construction of residential 1-4 family, and home equity credit), commercial real estate secured (commercial and construction of commercial), secured by land (farm and vacant land), commercial and industrial, municipal and consumer. Management’s general loss allocation factors are based on expected loss experience adjusted for historical loss experience and other qualitative factors, including levels/trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience/ability/depth of lending management and staff; and national and local economic trends and conditions. There were no changes in Salisbury’s policies or methodology pertaining to the general component of the allowance for loan losses during 2013.

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Residential real estate - Salisbury generally does not originate loans with a loan-to-value ratio greater than 80 percent and does not grant subprime loans. All loans in this segment are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.

Commercial real estate - Loans in this segment are primarily income-producing properties throughout Salisbury’s market area. The underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates which, in turn, will have an effect on the credit quality in this segment. For commercial loans management annually obtains business and personal financial statements, tax returns, and, where applicable, rent rolls, and continually monitors the repayment of these loans.

Construction loans - Loans in this segment are primarily residential construction loans which typically roll into a permanent residential mortgage loan when construction is completed, or commercial construction which consist primarily of owner occupied commercial construction projects.

Commercial loans - Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending, has an effect on the credit quality in this segment.

Consumer loans - Loans in this segment are generally unsecured and repayment is dependent on the credit quality of the individual borrower.

F-57

Loans individually evaluated for impairment

This component relates to loans that are classified as impaired. Impairment is measured on a loan by loan basis for all portfolio loans except consumer loans, by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan is lower than the carrying value of that loan.

A loan is considered impaired when, based on current information and events, it is probable that Salisbury will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Salisbury periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring ("TDR"). All TDRs are classified as impaired.

Unallocated

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

Other Real Estate Owned (“OREO”)

Salisbury's loans collateralized by real estate and all other real estate owned (“OREO”) are located principally in northwestern Connecticut and nearby New York and Massachusetts towns, which constitute Salisbury's service area. Accordingly, the collectability of a substantial portion of the loan portfolio and OREO is particularly susceptible to changes in market conditions in Salisbury’s service area. While management uses available information to recognize losses on loans and OREO, future additions to the allowance or write-downs of OREO may be necessary based on changes in local economic conditions, particularly in Salisbury’s service area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Salisbury's allowance for loan losses and valuation of OREO. Such agencies may require Salisbury to recognize additions to the allowance or write-downs based on their judgments of information available to them at the time of their examination.

OREO consists of properties acquired through foreclosure or a deed in lieu of foreclosure. These properties are carried at the lower of cost or fair value less estimated costs to sell. Any write-down from cost to estimated fair value required at the time of foreclosure is charged to the allowance for loan losses. A valuation allowance is maintained for declines in market value and for estimated selling expenses. Increases to the valuation allowance, expenses associated with ownership of these properties, and gains and losses from their sale are included in OREO expense.

Income Taxes

Deferred income taxes are provided for differences arising in the timing of income and expenses for financial reporting and for income tax purposes using the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Salisbury provides deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is assured beyond a reasonable doubt.

Bank Premises and Equipment

Bank premises, furniture and equipment are carried at cost, less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line basis over the shorter of the estimated useful lives of the improvements or the term of the related leases.

F-58

Intangible Assets

Intangible assets consist of core deposit intangibles and goodwill. Intangible assets equal the excess of the purchase price over the fair value of the tangible net assets acquired in acquisitions accounted for using the acquisition method of accounting. Salisbury’s assets at December 31, 2013, and 2012, include goodwill of $2,358,000 arising from the purchase of a branch office in 2001, $7,152,000 arising from the 2004 acquisition of Canaan National Bancorp, Inc. and $319,000 arising from the 2007 purchase of a branch office in New York State. See Note 7.

On an annual basis management assesses intangible assets for impairment, and for the year ending December 31, 2013, concluded there was no impairment. If a permanent loss in value is indicated, an impairment charge to income will be recognized.

Statement of Cash Flows

For the purpose of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash and due from banks and interest-bearing demand deposits with other financial institutions.

Computation of Earnings per Share

Basic earnings per share are computed using the weighted-average common shares outstanding during the year. The computation of diluted earnings per share is similar to the computation of basic earnings per share except the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. See Note 21.

Recent Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (FASB) issued ASU 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.” The objective of this ASU is to enhance current disclosures. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The amendments in this ASU are effective for annual periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In October 2012, the FASB issued ASU 2012-06, “Business Combinations (Topic 805): Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution.” The amendments in this update clarify the applicable guidance for subsequently measuring an indemnification asset recognized as a result of a government-assisted acquisition of a financial institution. The amendments in this update are effective for fiscal years, and interim periods within those years beginning on or after December 15, 2012. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments in this update do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. Early adoption is permitted. The required disclosures have been reflected in the accompanying footnotes to the consolidated financial statements.

F-59

In February 2013, the FASB issued ASU 2013-04, “Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date.” The objective of the amendments in this ASU is to provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. generally accepted accounting principles (GAAP). Examples of obligations within the scope of this ASU include debt arrangements, other contractual obligations, and settled litigation and judicial rulings. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013; and should be applied retrospectively to all prior periods presented for those obligations resulting from joint and several liability arrangements within the ASU scope that exist at the beginning of an entity’s fiscal year of adoption. The Company anticipates that the adoption of this guidance will not have a material impact on its consolidated financial statements.

In April 2013, the FASB issued ASU 2013-07, “Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting.” The amendments in this ASU are being issued to clarify when an entity should apply the liquidation basis of accounting. The guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. Additionally, the amendments require disclosures about an entity’s plan for liquidation, the methods and significant assumptions used to measure assets and liabilities, the type and amount of costs and income accrued, and the expected duration of the liquidation process. The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. Entities should apply the requirements prospectively from the day that liquidation becomes imminent. Early adoption is permitted. The Company anticipates that the adoption of this guidance will not have an impact on its consolidated financial statements.

In July 2013, the FASB issued ASU 2013-10, “Derivatives and Hedging (Topic 815) – Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes.” The amendments in this ASU permit the Fed Funds Effective Swap Rate (OIS) to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to Treasury Obligations of the U.S. government (UST) and the London Interbank Offered Rate (LIBOR). The amendments also remove the restriction on using different benchmark rates for similar hedges. The amendments apply to all entities that elect to apply hedge accounting of the benchmark interest rate under Topic 815. The amendments are effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The adoption of this ASU did not have an impact on the Company’s results of operations or financial position.

In July 2013, the FASB issued ASU 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” The amendments in this ASU provide guidance for the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The amendments in this ASU are expected to reduce diversity in practice by providing guidance on the presentation of unrecognized tax benefits and will better reflect the manner in which an entity would settle at the reporting date any additional income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses, or tax credit carryforwards exist. The amendments apply to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this guidance is not expected to have an impact on the Company’s results of operations or financial position.

In January 2014, the FASB issued ASU 2014-01, “Investments - Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects.” The amendments in this ASU apply to all reporting entities that invest in qualified affordable housing projects through limited liability entities that are flow-through entities for tax purposes as follows:

1.	For reporting entities that meet the conditions for and that elect to use the proportional amortization method to account for investments in qualified affordable housing projects, all amendments in this ASU apply.
2.	For reporting entities that do not meet the conditions for or that do not elect the proportional amortization method, only the amendments in this ASU that are related to disclosures apply.

F-60

The amendments in this ASU permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). For those investments in qualified affordable housing projects not accounted for using the proportional amortization method, the investment should be accounted for as an equity method investment or a cost method investment in accordance with Subtopic 970-323. The amendments in this ASU should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this ASU are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. The Company does not expect that the adoption of this ASU will have an impact on the Company’s consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, “Receivables-Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure.” The objective of the amendments in this ASU is to reduce diversity by clarifying when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this ASU are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. An entity can elect to adopt the amendments in this ASU using either a modified retrospective transition method or a prospective transition method. The Company is reviewing this ASU to determine if there will be a material impact on its consolidated financial statements.

NOTE 2 - SECURITIES

The composition of securities is as follows:

(in thousands)	Amortized cost (1)	Gross un- realized gains	Gross un- realized losses	Fair value
December 31, 2013
Available-for-sale
U.S. Treasury notes	$2,497	$160	$—	$2,657
U.S. Government Agency notes	2,507	83	—	2,590
Municipal bonds	41,775	782	(2,120)	40,437
Mortgage-backed securities
U.S. Government Agencies	33,522	442	(72)	33,892
Collateralized mortgage obligations
U.S. Government Agencies	3,545	35	—	3,580
Non-agency	7,923	401	(16)	8,308
SBA bonds	2,042	188	—	2,230
Preferred Stock	20	777	—	797
Total securities available-for-sale	$93,831	$2,868	$(2,208)	$94,491
Non-marketable securities
Federal Home Loan Bank of Boston stock	$5,340	$—	$—	$5,340
(1)	Net of other-than-temporary impairment write-downs recognized in earnings.
F-61

(in thousands)	Amortized cost (1)	Gross un- realized gains	Gross un- realized losses	Fair value
December 31, 2012
Available-for-sale
U.S. Treasury notes	$2,496	$237	$—	$2,733
U.S. Government Agency notes	7,515	211	—	7,726
Municipal bonds	45,395	2,138	(168)	47,365
Mortgage-backed securities
U.S. Government Agencies	47,465	1,284	(20)	48,729
Collateralized mortgage obligations
U.S. Government Agencies	5,131	66	—	5,197
Non-agency	11,081	494	(68)	11,507
SBA bonds	2,781	82	—	2,863
Preferred Stock	20	147	—	167
Total securities available-for-sale	$121,884	$4,659	$(256)	$126,287
Non-marketable securities
Federal Home Loan Bank of Boston stock	$5,747	$—	$—	$5,747

Sales of securities available-for-sale and gains realized are as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Proceeds	$—	$2,771	$—
Gains realized	—	267	—
Losses realized	—	—	—
Net gains realized	—	267	—
Income tax provision	—	91	—

 The following table summarizes, for all securities, including debt securities for which a portion of other-than-temporary impairment has been recognized in other comprehensive income, in an unrealized loss position, the aggregate fair value and gross unrealized loss of securities that have been in a continuous unrealized loss position as of the dates presented:

	Less than 12 Months		12 Months or Longer		Total
(in thousands)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair Value	Unrealized losses
December 31, 2013
Available-for-sale
Municipal bonds	$19,714	$1,428	$2,323	$692	$22,037	$2,120
Mortgage-backed securities	15,096	20	2,132	52	17,228	72
Collateralized mortgage obligations
Non-agency	398	2	294	10	692	12
Total temporarily impaired securities	35,208	1,450	4,749	754	39,957	2,204
Other-than-temporarily impaired securities
Collateralized mortgage obligations
Non-agency	320	4	—	—	320	4
Total temporarily impaired and other-than-
temporarily impaired securities	$35,528	$1,454	$4,749	$754	$40,277	$2,208
December 31, 2012
Available-for-sale
Municipal bonds	$839	$20	$2,360	$148	$3,199	$168
Mortgage-backed securities	3,021	19	44	1	3,065	20
Collateralized mortgage obligations
Non-agency	612	2	901	17	1,513	19
Total temporarily impaired securities	4,472	41	3,305	166	7,777	207
Other-than-temporarily impaired securities
Collateralized mortgage obligations
Non-agency	535	6	1,963	43	2,498	49
Total temporarily impaired and other-than-
temporarily impaired securities	$5,007	$47	$5,268	$209	$10,275	$256
F-62

Securities amortized cost; fair value and tax equivalent yield by maturity are as follows:

December 31, 2013 (dollars in thousands)		Amortized cost	Fair value	Yield(1)
U.S. Treasury notes	After 1 year but within 5 years	$2,497	$2,657	3.00%
U.S. Government Agency notes	Within 1 year	—	—	—
	After 15 years	2,507	2,590	5.38
	Total	2,507	2,590	5.38
Municipal bonds	Within 1 year	3,686	3,935	6.90
	After 1 year but within 5 years	4,095	4,486	6.84
	After 5 years but within 10 years	2,140	2,171	6.33
	After 10 years but within 15 years	1,832	1,826	6.25
	After 15 years	30,022	28,019	6.60
	Total	41,775	40,437	6.62
Mortgage-backed securities	U.S. Government Agency	33,522	33,892	3.47
Collateralized mortgage obligations	U.S. Government Agency	3,545	3,580	1.19
	Non-agency	7,923	8,308	4.51
SBA bonds		2,042	2,230	2.57
Preferred Stock		20	797	3.58
Securities available-for-sale		$93,831	$94,491	4.89

(1) Yield is based on amortized cost.

Salisbury evaluates securities for OTTI where the fair value of a security is less than its amortized cost basis at the balance sheet date. As part of this process, Salisbury considers whether it has the intent to sell each debt security and whether it is more likely than not that it will be required to sell the security before its anticipated recovery. If either of these conditions are met, Salisbury recognizes an OTTI charge to earnings equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date. For securities that meet neither of these conditions, an analysis is performed to determine if any of these securities are at risk for OTTI.

The following summarizes, by security type, the basis for evaluating if the applicable securities were OTTI at December 31, 2013.

U.S Government Agency notes, U.S. Government Agency mortgage-backed securities and U.S. Government Agency CMOs: The contractual cash flows are guaranteed by U.S. government agencies and U.S. government-sponsored enterprises. Changes in fair values are a function of changes in investment spreads and interest rate movements and not changes in credit quality. Management expects to recover the entire amortized cost basis of these securities. Furthermore, Salisbury evaluates these securities for strategic fit and may reduce its position in these securities, although it is not more likely than not that Salisbury will be required to sell these securities before recovery of their cost basis, which may be maturity. Therefore, management does not consider these securities to be OTTI at December 31, 2013.

Municipal bonds: Contractual cash flows are performing as expected. Salisbury purchased substantially all of these securities during 2006-to-2008 as bank qualified, insured, AAA rated general obligation or revenue bonds. Salisbury’s portfolio is mostly comprised of tax-exempt general obligation bonds or public-purpose revenue bonds for schools, municipal offices, sewer infrastructure and fire houses, for small towns and municipalities across the United States. In the wake of the financial crisis, most monoline bond insurers had their ratings downgraded or withdrawn because of excessive exposure to insurance for collateralized debt obligations. Where appropriate Salisbury performs credit underwriting reviews of issuers, including some that have had their ratings withdrawn and are insured by insurers that have had their ratings withdrawn, to assess default risk. For all completed reviews, pass credit risk ratings have been assigned. Management expects to recover the entire amortized cost basis of these securities. It is not more likely than not that Salisbury will be required to sell these securities before recovery of their cost basis, which may be maturity. Management does not consider these securities to be OTTI at December 31, 2013.

F-63

Non-agency CMOs: Salisbury performed a detailed cash flow analysis of its non-agency CMOs at December 31, 2013, to assess whether any of the securities were OTTI. Salisbury uses first party provided cash flow forecasts for each security based on a variety of market driven assumptions and securitization terms, including prepayment speed, default or delinquency rate, and default severity for losses including interest, legal fees, property repairs, expenses and realtor fees, that, together with the loan amount are subtracted from collateral sales proceeds to determine severity. In 2009, Salisbury determined that five non-agency CMO securities reflected OTTI and recognized losses for deterioration in credit quality of $1,128,000. Salisbury judged the four remaining securities not to have additional OTTI and all other CMO securities not to be OTTI as of December 31, 2013. It is possible that future loss assumptions could change necessitating Salisbury to recognize future OTTI for further deterioration in credit quality. Salisbury evaluates these securities for strategic fit and depending upon such factor could reduce its position in these securities, although it has no present intention to do so, and it is not more likely than not that Salisbury will be required to sell these securities before recovery of their cost basis.

Securities for which an OTTI has been recognized are as follows:

Years ended December 31, (in thousands)	2013	2012
Non-Agency CMOs
OTTI losses (unrealized and realized)	$—	$—
Less: unrealized OTTI recognized in other comprehensive (loss) income	—	—
Net impairment losses recognized in earnings	$—	$—

The following table presents activity related to credit losses recognized into earnings on the non-agency CMOs held by Salisbury for which a portion of an OTTI charge was recognized in accumulated other comprehensive income:

Years ended December 31, (in thousands)	2013	2012
Balance, beginning of period	$1,128	$1,128
Credit component on debt securities in which OTTI was not previously recognized	—	—
Balance, end of period	$1,128	$1,128

NOTE 3 - LOANS

The composition of loans receivable and loans held-for-sale is as follows:

Years ended December 31, (in thousands)	2013	2012
Residential 1-4 family	$231,113	$198,552
Residential 5+ multifamily	4,848	3,889
Construction of residential 1-4 family	1,876	2,379
Home equity credit	34,139	34,162
Residential real estate	271,976	238,982
Commercial	91,853	87,382
Construction of commercial	10,948	5,823
Commercial real estate	102,801	93,205
Farm land	3,402	4,320
Vacant land	9,067	9,926
Real estate secured	387,246	346,433
Commercial and industrial	46,292	38,094
Municipal	4,252	3,378
Consumer	3,889	4,181
Loans receivable, gross	441,679	392,086
Deferred loan origination fees and costs, net	1,182	1,032
Allowance for loan losses	(4,683)	(4,360)
Loans receivable, net	$438,178	$388,758
Loans held-for-sale
Residential 1-4 family	$173	$1,879
F-64

Salisbury has entered into loan participation agreements with other banks and transferred a portion of its originated loans to the participating banks. Transferred amounts are accounted for as sales and excluded from Salisbury’s loans receivable. Salisbury and its participating lenders share ratably in any gains or losses that may result from a borrower’s lack of compliance with contractual terms of the loan. Salisbury services the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments (net of servicing fees) to participating lenders and disburses required escrow funds to relevant parties.

At December 31, 2013 and 2012, Salisbury serviced commercial loans for other banks under loan participation agreements totaling $24,222,000 and $1,847,000, respectively. Salisbury sold 12 participation loans with original balances totaling $22,632,000 and purchased a participation portion of one commercial line of credit totaling $73,000 in 2013.

Concentrations of Credit Risk

Salisbury's loans consist primarily of residential and commercial real estate loans located principally in northwestern Connecticut and nearby New York and Massachusetts towns, which constitute Salisbury's service area. Salisbury offers a broad range of loan and credit facilities to borrowers in its service area, including residential mortgage loans, commercial real estate loans, construction loans, working capital loans, equipment loans, and a variety of consumer loans, including home equity lines of credit, and installment and collateral loans. All residential and commercial mortgage loans are collateralized by first or second mortgages on real estate. The ability of single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the market area and real estate values. The ability of commercial borrowers to honor their repayment commitments is dependent on the general economy as well as the health of the real estate economic sector in Salisbury’s market area.

Credit Quality

Salisbury uses credit risk ratings to determine its allowance for loan losses. Credit risk ratings categorize loans by common financial and structural characteristics that measure the credit strength of a borrower. The rating model has eight risk rating grades, with each grade corresponding to a progressively greater risk of default. Grades 1 through 4 are pass ratings and 5 through 8 are criticized as defined by the regulatory agencies. Risk ratings are assigned to differentiate risk within the portfolio and are reviewed on an ongoing basis and revised, if needed, to reflect changes in the borrowers' current financial position and outlook, risk profiles and the related collateral and structural positions.

Loans rated as "special mention" possess credit deficiencies or potential weaknesses deserving management’s close attention that if left uncorrected may result in deterioration of the repayment prospects for the loans at some future date.

Loans rated as "substandard" are loans where the Bank’s position is clearly not protected adequately by borrower current net worth or payment capacity. These loans have well defined weaknesses based on objective evidence and include loans where future losses to the Bank may result if deficiencies are not corrected, and loans where the primary source of repayment such as income is diminished and the Bank must rely on sale of collateral or other secondary sources of collection.

Loans rated "doubtful" have the same weaknesses as substandard loans with the added characteristic that the weakness makes collection or liquidation in full, given current facts, conditions, and values, to be highly improbable. The possibility of loss is high, but due to certain important and reasonably specific pending factors, which may work to strengthen the loan, its reclassification as an estimated loss is deferred until its exact status can be determined.

Loans classified as "loss" are considered uncollectible and of such little value that continuance as Bank assets is unwarranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather, it is not practical or desirable to defer writing off this loan even though partial recovery may be made in the future.

Management actively reviews and tests its credit risk ratings against actual experience and engages an independent third-party to annually validate its assignment of credit risk ratings. In addition, the Bank’s loan portfolio is examined periodically by its regulatory agencies, the FDIC and CTDOB.

F-65

The composition of loans receivable by risk rating grade is as follows:

(in thousands)	Pass	Special mention	Substandard	Doubtful	Loss	Total
December 31, 2013
Residential 1-4 family	$212,683	$12,338	$5,997	$95	$—	$231,113
Residential 5+ multifamily	2,674	1,199	975	—	—	4,848
Construction of residential 1-4 family	1,876	—	—	—	—	1,876
Home equity credit	31,444	1,355	1,340	—	—	34,139
Residential real estate	248,677	14,892	8,312	95	—	271,976
Commercial	67,554	16,044	8,255	—	—	91,853
Construction of commercial	10,257	102	589	—	—	10,948
Commercial real estate	77,811	16,146	8,844	—	—	102,801
Farm land	847	1,421	1,134	—	—	3,402
Vacant land	5,640	288	3,139	—	—	9,067
Real estate secured	332,975	32,747	21,429	95	—	387,246
Commercial and industrial	37,860	7,452	980	—	—	46,292
Municipal	4,252	—	—	—	—	4,252
Consumer	3,739	113	37	—	—	3,889
Loans receivable, gross	$378,826	$40,312	$22,446	$95	$—	$441,679
December 31, 2012
Residential 1-4 family	$180,442	$12,473	$5,538	$99	$—	$198,552
Residential 5+ multifamily	2,872	773	244	—	—	3,889
Construction of residential 1-4 family	1,570	—	809	—	—	2,379
Home equity credit	30,981	1,848	1,333	—	—	34,162
Residential real estate	215,865	15,094	7,924	99	—	238,982
Commercial	64,817	13,299	9,266	—	—	87,382
Construction of commercial	5,055	297	471	—	—	5,823
Commercial real estate	69,872	13,596	9,737	—	—	93,205
Farm land	2,799	341	1,180	—	—	4,320
Vacant land	4,885	863	4,178	—	—	9,926
Real estate secured	293,421	29,894	23,019	99	—	346,433
Commercial and industrial	28,453	8,300	1,341	—	—	38,094
Municipal	3,378	—	—	—	—	3,378
Consumer	3,994	159	28	—	—	4,181
Loans receivable, gross	$329,246	$38,353	$24,388	$99	$—	$392,086

F-66

The composition of loans receivable by delinquency status is as follows:

	Past due
						180 days	30 days	Accruing 90
(in thousands)	Current	1-29 days	30-59 days	60-89 days	90-179 days	and over	and over	days and over	Non- accrual
December 31, 2013
Residential 1-4 family	$222,356	$3,853	$1,795	$2,622	$353	$134	$4,904	$—	$1,525
Residential 5+ multifamily	4,749	—	—	99	—	—	99	—	—
Residential 1-4 family construction	1,876	—	—	—	—	—	—	—	—
Home equity credit	33,391	129	361	125	—	133	619	—	402
Residential real estate	262,372	3,982	2,156	2,846	353	267	5,622	—	1,927
Commercial	89,434	566	371	108	235	1,139	1,853	—	1,857
Construction of commercial	9,784	1,025	—	139	—	—	139	—	—
Commercial real estate	99,218	1,591	371	247	235	1,139	1,992	—	1,857
Farm land	2,995	23	—	—	—	384	384	—	384
Vacant land	6,058	139	—	—	—	2,870	2,870	—	2,870
Real estate secured	370,643	5,735	2,527	3,093	588	4,660	10,868	—	7,038
Commercial and industrial	45,897	262	112	—	—	21	133	—	134
Municipal	4,252	—	—	—	—	—	—	—	—
Consumer	3,746	113	29	1	—	—	30	—	—
Loans receivable, gross	$424,538	$6,110	$2,668	$3,094	$588	$4,681	$11,031	$—	$7,172
December 31, 2012
Residential 1-4 family	$190,488	$2,545	$3,578	$639	$1,185	$117	$5,519	$—	$3,024
Residential 5+ multifamily	3,889	—	—	—	—	—	—	—	—
Residential 1-4 family construction	2,379	—	—	—	—	—	—	—	—
Home equity credit	32,540	890	113	396	—	223	732	—	442
Residential real estate	229,296	3,435	3,691	1,035	1,185	340	6,251	—	3,466
Commercial	83,477	864	1,104	566	58	1,313	3,041	—	2,214
Construction of commercial	5,659	—	164	—	—	—	164	—	21
Commercial real estate	89,136	864	1,268	566	58	1,313	3,205	—	2,235
Farm land	3,898	422	—	—	—	—	—	—	—
Vacant land	5,932	—	—	48	740	3,206	3,994	—	3,995
Real estate secured	328,262	4,721	4,959	1,649	1,983	4,859	13,450	—	9,696
Commercial and industrial	37,618	351	26	99	—	—	125	—	164
Municipal	3,378	—	—	—	—	—	—	—	—
Consumer	4,034	108	25	14	—	—	39	—	—
Loans receivable, gross	$373,292	$5,180	$5,010	$1,762	$1,983	$4,859	$13,614	$—	$9,860

Interest on non-accrual loans that would have been recorded as additional interest income for the years ended December 31, 2013, 2012 and 2011 had the loans been current in accordance with their original terms totaled $522,000, $507,000 and $700,000, respectively.

F-67

Troubled Debt Restructurings

Troubled debt restructurings occurring during the periods are as follows:

	December 31, 2013			December 31, 2012
(in thousands)	Quantity	Pre-modification balance	Post-modification balance	Quantity	Pre-modification balance	Post-modification balance
Residential real estate	6	$2,434	$2,434	9	$2,002	$2,002
Land	2	225	225	—	—	—
Commercial real estate	—	—	—	4	1,871	1,871
Consumer	1	22	22	—	—	—
Commercial and industrial	1	91	91	4	528	528
Troubled debt restructurings	10	$2,772	$2,772	17	$4,401	$4,401
Rate reduction and term extension	5	$813	$813	3	$513	$513
Interest only pursuant to sale	1	40	40	—	—	—
Debt consolidation and term extension	—	—	—	4	2,276	2,276
Rate reduction	2	1,070	1,070	3	727	727
Rate reduction interest only	1	758	758	2	625	625
Debt consolidation, rate reduction and term extension, note bifurcation	—	—	—	1	99	99
Rate reduction and debt consolidation	1	91	91	—	—	—
Refinance	—	—	—	1	80	80
Modification pursuant to bankruptcy	—	—	—	1	34	34
Seasonal interest only concession	—	—	—	1	26	26
Term extension	—	—	—	1	21	21
Troubled debt restructurings	10	$2,772	$2,772	17	$4,401	$4,401

Ten loans were restructured during 2013, of which one loan, totaling $64,000, was past due 30-59 days and one loan totaling $449,000 was past due 90-179 days at December 31, 2013.

Impaired loans

Loans individually evaluated for impairment (impaired loans) are loans for which Salisbury does not expect to collect all contractual principal and interest in accordance with the contractual terms of the loan. Impaired loans include all modified loans classified as troubled debt restructurings (TDRs) and loans on non-accrual status. The components of impaired loans are as follows:

Years ended December 31, (in thousands)	2013	2012
Non-accrual loans, excluding troubled debt restructured loans	$5,419	$7,579
Non-accrual troubled debt restructured loans	1,753	2,280
Accruing troubled debt restructured loans	8,500	6,703
Total impaired loans	$15,672	$16,562
Commitments to lend additional amounts to impaired borrowers	$—	$—

F-68

Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

	December 31, 2013					December 31, 2012
Years ended	Beginning		Charge-	Reco-	Ending	Beginning		Charge-	Reco-	Ending
(in thousands)	balance	Provision	offs	veries	balance	balance	Provision	offs	veries	balance
Residential	$1,934	$275	$(271)	$—	$1,938	$1,479	$688	$(233)	$—	$1,934
Commercial	1,059	528	(208)	6	1,385	1,139	(52)	(64)	36	1,059
Land	300	147	(221)	—	226	409	167	(276)	—	300
Real estate	3,293	950	(700)	6	3,549	3,027	803	(573)	36	3,293
Commercial & industrial	499	65	(4)	1	561	704	(21)	(222)	38	499
Municipal	36	7	—	—	43	24	12	—	—	36
Consumer	92	59	(70)	24	105	79	78	(91)	26	92
Unallocated	440	(15)	—	—	425	242	198	—	—	440
Totals	$4,360	$1,066	$(774)	$31	$4,683	$4,076	$1,070	$(886)	$100	$4,360

						December 31, 2011
Years ended						Beginning		Charge-	Reco-	Ending
(in thousands)						balance	Provision	offs	veries	balance
Residential						$1,504	$329	$(357)	$3	$1,479
Commercial						1,132	258	(274)	23	1,139
Land						392	371	(354)	—	409
Real estate						3,028	958	(985)	26	3,027
Commercial & industrial						540	315	(180)	29	704
Municipal						51	(27)	—	—	24
Consumer						164	89	(201)	27	79
Unallocated						137	105	—	—	242
Totals						$3,920	$1,440	$(1,366)	$82	$4,076

F-69

The composition of loans receivable and the allowance for loan losses is as follows:

	Collectively evaluated		Individually evaluated		Total portfolio
(in thousands)	Loans	Allowance	Loans	Allowance	Loans	Allowance
December 31, 2013
Residential 1-4 family	$225,419	$897	$5,694	$617	$231,113	$1,514
Residential 5+ multifamily	3,894	20	954	—	4,848	20
Construction of residential 1-4 family	1,876	11	—	—	1,876	11
Home equity credit	33,689	363	450	30	34,139	393
Residential real estate	264,878	1,291	7,098	647	271,976	1,938
Commercial	87,059	977	4,794	282	91,853	1,259
Construction of commercial	10,948	126	—	—	10,948	126
Commercial real estate	98,007	1,103	4,794	282	102,801	1,385
Farm land	3,018	61	384	—	3,402	61
Vacant land	5,972	64	3,095	101	9,067	165
Real estate secured	371,875	2,519	15,371	1,030	387,246	3,549
Commercial and industrial	45,584	519	708	42	46,292	561
Municipal	4,252	43	—	—	4,252	43
Consumer	3,710	36	179	69	3,889	105
Unallocated allowance	—	—	—	—	—	425
Totals	$425,421	$3,117	$16,258	$1,141	$441,679	$4,683

	Collectively evaluated		Individually evaluated		Total portfolio
(in thousands)	Loans	Allowance	Loans	Allowance	Loans	Allowance
December 31, 2012
Residential 1-4 family	$191,886	$743	$6,666	$652	$198,552	$1,395
Residential 5+ multifamily	2,913	22	976	50	3,889	72
Construction of residential 1-4 family	2,379	10	—	—	2,379	10
Home equity credit	33,697	365	465	92	34,162	457
Residential real estate	230,875	1,140	8,107	794	238,982	1,934
Commercial	81,635	931	5,747	64	87,382	995
Construction of commercial	5,802	64	21	—	5,823	64
Commercial real estate	87,437	995	5,768	64	93,205	1,059
Farm land	4,320	66	—	—	4,320	66
Vacant land	5,795	70	4,131	164	9,926	234
Real estate secured	328,427	2,271	18,006	1,022	346,433	3,293
Commercial and industrial	37,073	467	1,021	32	38,094	499
Municipal	3,378	36	—	—	3,378	36
Consumer	4,061	39	120	53	4,181	92
Unallocated allowance	—	—	—	—	—	440
Totals	$372,939	$2,813	$19,147	$1,107	$392,086	$4,360

The credit quality segments of loans receivable and the allowance for loan losses are as follows:

	Collectively evaluated		Individually evaluated		Total portfolio
December 31, 2013 (in thousands)	Loans	Allowance	Loans	Allowance	Loans	Allowance
Performing loans	$416,734	$2,835	$157	$69	$416,891	$2,904
Potential problem loans	8,687	282	429	19	9,116	301
Impaired loans	—	—	15,672	1,053	15,672	1,053
Unallocated allowance	—	—	—	—	—	425
Totals	$425,421	$3,117	$16,258	$1,141	$441,679	$4,683

F-70

A specific valuation allowance is established for the impairment amount of each impaired loan, calculated using the fair value of expected cash flows or collateral, in accordance with the most likely means of recovery. Certain data with respect to loans individually evaluated for impairment is as follows:

	Impaired loans with specific allowance					Impaired loans with no specific allowance
	Loan balance			Specific	Income	Loan balance			Income
(in thousands)	Book	Note	Average	allowance	recognized	Book	Note	Average	recognized
December 31, 2013
Residential 1-4 family	$4,409	$4,516	$3,995	$598	$99	$2,073	$2,522	$2,285	$54
Home equity credit	72	72	101	30	2	378	428	251	4
Residential real estate	4,481	4,588	4,096	628	101	2,451	2,950	2,536	58
Commercial	2,777	2,835	2,349	282	127	1,771	2,299	2,411	47
Commercial construction	—	—	3	—	—	—	20	8	—
Farm land	—	—	—	—	—	384	384	118	—
Vacant land	3,095	3,889	1,853	101	—	—	100	1,430	—
Real estate secured	10,353	11,312	8,301	1,011	228	4,606	5,753	6,503	105
Commercial and industrial	119	154	233	42	1	573	975	595	36
Consumer	—	—	—	—	—	22	22	—	—
Totals	$10,472	$11,466	$8,534	$1,053	$229	$5,201	$6,750	$7,098	$141
December 31, 2012
Residential 1-4 family	$3,857	$3,925	$2,404	$578	$77	$2,263	$2,460	$1,601	$34
Home equity credit	351	351	146	92	—	91	93	203	—
Residential real estate	4,208	4,276	2,550	670	77	2,354	2,553	1,804	34
Commercial	1,629	1,784	1,925	64	60	3,381	3,576	3,122	82
Vacant land	3,186	3,387	1,455	158	—	808	1,467	2,358	4
Real estate secured	9,023	9,447	5,930	892	137	6,543	7,596	7,284	120
Commercial and industrial	335	368	833	32	13	661	1,063	854	31
Consumer	—	—	—	—	—	—	—	—	—
Totals	$9,358	$9,815	$6,763	$924	$150	$7,204	$8,659	$8,138	$151

F-71

NOTE 4 - MORTGAGE SERVICING RIGHTS

Loans serviced for others are not included in the Consolidated Balance Sheets. Balances of loans serviced for others and the fair value of mortgage servicing rights are as follows:

Years ended December 31, (in thousands)	2013	2012
Residential mortgage loans serviced for others	$146,258	$145,934
Fair value of mortgage servicing rights	1,579	1,159

Changes in mortgage servicing rights are as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Loan Servicing Rights
Balance, beginning of period	$1,075	$772	$683
Originated	294	682	329
Amortization (1)	(389)	(379)	(240)
Balance, end of period	980	1,075	772
Valuation Allowance
Balance, beginning of period	(38)	(22)	(10)
Decrease (Increase) in impairment reserve (1)	23	(16)	(12)
Balance, end of period	(15)	(38)	(22)
Loan servicing rights, net	$965	$1,037	$750
(1)	Amortization expense and changes in the impairment reserve are recorded in loan servicing fee income.

NOTE 5 - PLEDGED ASSETS
The following securities and loans were pledged to secure public and trust deposits, securities sold under agreements to repurchase, FHLBB advances and credit facilities available.

Years ended December 31, (in thousands)	2013	2012
Securities available-for-sale (at fair value)	$57,623	$54,497
Loans receivable	130,574	106,457
Total pledged assets	$188,197	$160,954

At December 31, 2013 securities were pledged as follows: $46.4 million to secure public deposits, $11.1 million to secure repurchase agreements and $0.1 million to secure FHLBB and FRB advances. Loans receivable were pledged to secure FHLBB advances and credit facilities.

NOTE 6 - BANK PREMISES AND EQUIPMENT

The components of premises and equipment are as follows:

Years ended December 31, (in thousands)	2013	2012
Land	$2,137	$2,137
Buildings and improvements	9,655	9,658
Leasehold improvements	706	706
Capital lease	425	—
Furniture, fixtures, equipment and software	5,713	5,392
Construction in progress, including land acquisition and development	132	44
Total cost	18,768	17,937
Accumulated depreciation and amortization	(7,157)	(6,417)
Bank premises and equipment, net	$11,611	$11,520

F-72

NOTE 7 - GOODWILL AND INTANGIBLE ASSETS

Changes in the carrying values of goodwill and intangible assets were as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Goodwill (1)
Balance, beginning of period	$9,829	$9,829	$9,829
Additions	—	—	—
Impairment	—	—	—
Balance, end of period	$9,829	$9,829	$9,829
Core Deposit Intangibles
Cost, beginning of period	$2,543	$2,543	$2,543
Additions	—	—	—
Impairment	—	—	—
Cost, end of period	2,543	2,543	2,543
Amortization, beginning of period	(1,745)	(1,523)	(1,301)
Amortization	(222)	(222)	(222)
Amortization, end of period	(1,967)	(1,745)	(1,523)
Core deposit intangibles, net	$576	$798	$1,020
(1)	Not subject to amortization.

In December 2009, Salisbury acquired the Canaan, Connecticut branch office of Webster Bank, National Association and assumed approximately $11.0 million in deposits and acquired approximately $2.5 million in loans, and a property located at 10 Granite Ave., Canaan, Connecticut that Salisbury sold in 2010. Salisbury assigned a core deposit intangible of $463,000 to the acquisition.

Salisbury evaluated its goodwill and intangible assets as of December 31, 2013 and 2012, and found no impairment. Estimated annual amortization expense of core deposit intangibles is as follows:

Years ended December 31, (in thousands)	CDI amortization
2014	202
2015	154
2016	154
2017	66

NOTE 8 - DEPOSITS

Scheduled maturities of time certificates of deposit were as follows:

Years ended December 31, (in thousands)	CD maturities
2014	$52,473
2015	13,677
2016	8,311
2017	3,336
2018	5,242
Total	$83,039

The total amount and scheduled maturities of time certificates of deposit in denominations of $100,000 or more were as follows:

Years ended December 31, (in thousands)	2013	2012
Less than three months	$6,279	$6,094
Within three-to-six months	5,834	4,416
Within six-to-twelve months	7,450	9,166
Over one year	14,804	15,458
Total	$34,367	$35,134

F-73

NOTE 9 – SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Salisbury enters into overnight and short-term repurchase agreements with its customers. Securities sold under repurchase agreements are as follows:

Years ended December 31, (dollars in thousands)	2013	2012
Repurchase agreements, ending balance	$2,554	$1,784
Repurchase agreements, average balance during period	3,035	5,879
Book value of collateral	11,020	9,942
Market value of collateral	11,106	10,128
Weighted average rate during period	0.19%	0.39%
Weighted average maturity	1 day	1 day

NOTE 10 – FEDERAL HOME LOAN BANK OF BOSTON ADVANCES

Federal Home Loan Bank of Boston (“FHLBB”) advances are as follows:

	December 31, 2013			December 31, 2012
(dollars in thousands)	Total	Callable (1)	Rate (2)	Total	Callable (1)	Rate (2)
2013	—	—	—	1,569	—	3.89
2014	1,598	—	3.87	1,598	—	3.87
2015	791	—	3.88	791	—	3.88
2016	15,022	15,000	4.08	15,022	15,000	4.08
2017	6,000	6,000	4.05	6,000	6,000	4.05
2018	7,000	—	3.74	7,000	—	3.74
Total	$30,411	$21,000	3.99%	$31,980	$21,000	3.99%
(1)	Represents the portion of advances that are callable. Callable advances are presented by scheduled maturity. Callable advances are callable quarterly or one time callable by the FHLBB.
(2)	Weighted average rate based on scheduled maturity dates.

In addition to outstanding FHLBB advances, Salisbury has additional available borrowing capacity, based on current capital stock levels, of $53.2 million and access to an unused FHLBB line of credit of $3.5 million at December 31, 2013. Advances from the FHLBB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one-to-four family properties, certain unencumbered investment securities and other qualified assets.

The following table sets forth certain information concerning short-term FHLBB advances:

Years ended December 31, (dollars in thousands)	2013	2012
Highest month-end balance during period	$—	$—
Ending balance	—	—
Average balance during period	52	—
Weighted average rate during period	0.29%	0.00%
Weighted average rate at end of period	0.00	0.00

F-74

NOTE 11 – NET DEFERRED TAX ASSET AND INCOME TAXES

Salisbury provides deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not. The components of the income tax provision were as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Federal	$940	$1,076	$739
State	103	112	81
Current provision	1,043	1,188	820
Federal	215	(199)	130
State	—	—	—
Change in valuation allowance	(349)	—	—
Deferred (benefit) expense	(134)	(199)	130
Income tax provision	$909	$989	$950

The following is a reconciliation of the expected federal statutory tax to the income tax provision:

Years ended December 31,	2013	2012	2011
Income tax at statutory federal tax rate	34.0%	34.0%	34.0%
State tax, net of federal tax benefit	1.35	1.47	1.10
Tax exempt income and dividends received deduction	(18.18)	(16.25)	(17.50)
Expiration of capital loss carry forward	7.00	—	—
Other	1.04	0.27	1.20
Change in valuation allowance	(7.00)	—	—
Effective income tax rates	18.21%	19.49%	18.80%

The components of Salisbury's net deferred tax assets are as follows:

Years ended December 31, (in thousands)	2013	2012
Allowance for loan losses	$1,369	$1,259
Interest on non-performing loans	180	220
Accrued deferred compensation	62	46
Post-retirement benefits	16	15
Other real estate owned property write-down	35	7
Capital loss carry forward	—	349
Restricted stock awards	48	—
Unrecognized pension expense	—	242
Write-down of securities	1,388	1,388
Alternative minimum tax	528	591
Other	4	—
Gross deferred tax assets	3,630	4,117
Valuation allowance	—	(349)
Gross deferred tax assets, net	3,630	3,768
Deferred loan costs, net	(402)	(351)
Goodwill and core deposit intangible asset	(746)	(736)
Accelerated depreciation	(1,114)	(1,171)
Mark-to-market purchase accounting adjustments	(6)	(17)
Mortgage servicing rights	(328)	(353)
Prepaid pension	(236)	(234)
Unrecognized pension benefit	(314)	—
Net unrealized holding gain on available-for-sale securities	(224)	(1,496)
Gross deferred tax liabilities	(3,370)	(4,358)
Net deferred tax asset (liability)	$260	$(590)

F-75

Salisbury will only recognize a deferred tax asset when, based upon available evidence, realization is more likely than not.

At December 31, 2012, a valuation allowance was maintained for the entire amount of the state deferred tax assets as a result of Connecticut legislation that permits banks to shelter certain mortgage income from the Connecticut corporation business tax through the use of a special purpose entity called a Passive Investment Company (“PIC”). In accordance with this legislation, in 2004, Salisbury formed a PIC, SBT Mortgage Service Corporation. Salisbury does not expect to pay state income tax in the foreseeable future unless there is a change in Connecticut law. Accordingly, Salisbury did not expect to be able to utilize the net operating losses generated by the PIC and established a valuation allowance. The capital loss carry-forwards generated by the PIC expired during 2013 and, as a result, the previously established valuation allowance was reversed.

Salisbury’s policy is to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. As of December 31, 2013 and 2012, there were no material uncertain tax positions related to federal and state tax matters. Salisbury is currently open to audit under the statute of limitations by the Internal Revenue Service and state taxing authorities for the years ended December 31, 2010 through December 31, 2013.

NOTE 12 – SHAREHOLDERS’ EQUITY

Capital Requirements

Salisbury and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional and discretionary actions by the regulators that, if undertaken, could have a direct material effect on Salisbury and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Salisbury and the Bank must meet specific guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Salisbury and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Salisbury and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined) to average assets (as defined) and total and Tier 1 capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2013, that Salisbury and the Bank meet all of their capital adequacy requirements.

The Bank was classified, as of its most recent notification, as "well capitalized". The Bank's actual regulatory capital position and minimum capital requirements as defined "To Be Well Capitalized Under Prompt Corrective Action Provisions" and "For Capital Adequacy Purposes" are as follows:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2013
Total Capital (to risk-weighted assets)
Salisbury	$66,404	16.46%	$32,280	8.0%	n/a	—
Bank	56,425	13.87	32,539	8.0	$40,674	10.0%
Tier 1 Capital (to risk-weighted assets)
Salisbury	61,340	15.20	16,140	4.0	n/a	—
Bank	51,361	12.63	16,270	4.0	24,405	6.0
Tier 1 Capital (to average assets)
Salisbury	61,340	10.65	23,035	4.0	n/a	—
Bank	51,361	8.96	22,938	4.0	28,673	5.0
December 31, 2012
Total Capital (to risk-weighted assets)
Salisbury	$63,391	16.63%	$30,494	8.0%	n/a	—
Bank	53,132	13.77	30,866	8.0	$38,582	10.0%
Tier 1 Capital (to risk-weighted assets)
Salisbury	58,933	15.46	15,247	4.0	n/a	—
Bank	48,674	12.62	15,432	4.0	23,149	6.0
Tier 1 Capital (to average assets)
Salisbury	58,933	9.87	23,876	4.0	n/a	—
Bank	48,674	8.15	23,876	4.0	29,845	5.0

F-76

Restrictions on Cash Dividends to Common Shareholders

Salisbury's ability to pay cash dividends is substantially dependent on the Bank's ability to pay cash dividends to Salisbury. There are certain restrictions on the payment of cash dividends and other payments by the Bank to Salisbury. Under Connecticut law, the Bank cannot declare a cash dividend except from net profits, defined as the remainder of all earnings from current operations. The total of all cash dividends declared by the Bank in any calendar year shall not, unless specifically approved by the Banking Commissioner, exceed the total of its net profits of that year combined with its retained net profits of the preceding two years.

FRB Supervisory Letter SR 09-4, February 24, 2009, revised March 27, 2009, notes that, as a general matter, the Board of Directors of a Bank Holding Company (“BHC”) should inform the Federal Reserve and should eliminate, defer, or significantly reduce dividends if (1) net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (2) the prospective rate of earnings retention is not consistent with capital needs and overall current and prospective financial condition; or (3) the BHC will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. Moreover, a BHC should inform the Federal Reserve reasonably in advance of declaring or paying a dividend that exceeds earnings for the period (e.g., quarter) for which the dividend is being paid or that could result in a material adverse change to the BHC capital structure.

Preferred Stock

In August 2011, Salisbury issued to the U.S. Secretary of the Treasury (the “Treasury”) $16 million of its Series B Preferred Stock under the Small Business Lending Fund (the “SBLF”) program. The SBLF program is a $30 billion fund established under the Small Business Jobs Act of 2010 to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. The Preferred Stock qualifies as Tier 1 capital for regulatory purposes and ranks senior to the Common Stock.

For the eleventh quarterly dividend payment through four and one-half years after its issuance, the dividend rate on the Series B Preferred Stock will be 1.0%. After four and one-half years from its issuance the dividend rate will be fixed at 9.0% per annum. The Series B Preferred Stock is non-voting, other than voting rights on matters that could adversely affect the Series B Preferred Stock. The Series B Preferred Stock is redeemable at any time at one hundred percent of the issue price plus any accrued and unpaid dividends.

The Series B Preferred Stock pays noncumulative dividends. The dividend rate on the Series B Preferred Stock for the initial ten quarterly dividend periods, commencing with the period ended September 30, 2011 and ending with the period ended December 31, 2013, is determined each quarter based on the increase in the Bank’s Qualified Small Business Lending over a baseline amount. The dividend rate for the quarterly period ended December 31, 2013 was 1.0%. For the eleventh quarterly dividend payment through four and one-half years after its issuance, the dividend rate on the Series B Preferred Stock will be 1.0%. Commencing with the second quarter 2016, four and one-half years from its issuance, the dividend rate will be fixed at 9.0% per annum. The Series B Preferred Stock is non-voting, other than voting rights on matters that could adversely affect the Series B Preferred Stock. The Series B Preferred Stock is redeemable at any time at one hundred percent of the issue price plus any accrued and unpaid dividends.

Simultaneously with the receipt of the SBLF capital, Salisbury repurchased for $8,816,000 all of its Series A Preferred Stock sold to the Treasury in 2009 under the Capital Purchase Program, a part of the Troubled Asset Relief Program of the Emergency Economic Stabilization Act of 2008, and made a payment for accrued dividends. The transaction resulted in net capital proceeds to Salisbury of $7,184,000, of which Salisbury invested $6,465,600, or 90%, in the Bank as Tier 1 Capital.

As part of the CPP, Salisbury had issued to the Treasury a 10-year Warrant to purchase 57,671 shares of Common Stock at an exercise price of $22.93 per share. The Warrant was repurchased for $205,000 on November 2, 2011 and simultaneously cancelled.

NOTE 13 – PENSION AND OTHER BENEFITS

Salisbury has an insured noncontributory defined benefit retirement plan which was available to employees prior to December 31, 2012 based upon age and length of service. Effective December 31, 2012, the pension plan was frozen, by amending the plan to freeze retirement benefits at current levels and discontinue future benefit accruals. During 2012 Salisbury decided to complete its transition from providing retirement benefits under a defined benefit pension plan to a defined contribution 401(K) plan which is discussed below.

F-77

Years ended December 31, (in thousands)	2013	2012	2011
Change in projected benefit obligation
Benefit obligation at beginning of year	$6,039	$7,949	$6,639
Actuarial (gain)/loss	(860)	1,012	1,073
Service cost	—	404	343
Interest cost	255	358	383
Curtailments and settlements	—	(3,586)	—
Benefits paid	(184)	(98)	(489)
Benefit obligation at end of year	5,250	6,039	7,949
Change in plan assets
Plan assets at estimated fair value at beginning of year	6,019	6,164	5,668
Actual return on plan assets	1,033	720	97
Contributions by employer	—	129	888
Curtailments and settlements	—	(896)	—
Benefits paid	(184)	(98)	(489)
Fair value of plan assets at end of year	6,868	6,019	6,164
Funded status and recognized asset (liability)
included in other assets (liabilities) on the balance sheet	$1,618	$(20)	$(1,785)

The components of amounts recognized in accumulated other comprehensive income, before tax effect, are as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Net gain (loss)	$924	$(711)	$(3,118)
	$924	$(711)	$(3,118)

The accumulated benefit obligation for the plan was $5,250,000 and $6,039,000 at December 31, 2013 and 2012, respectively. The discount rate used in determining the actuarial present value of the projected benefit obligation was 5.10% for 2013, 4.35% for 2012 and 4.75% for 2011. The rate of increase in future compensation levels was based on the following graded table for 2013 and 2012:

Age	Rate
25	4.75%
35	4.25
45	3.75
55	3.25
65	3.00

The components of net periodic cost are as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Service cost	$—	$404	$343
Interest cost on benefit obligation	255	358	383
Expected return on plan assets	(258)	(455)	(418)
Amortization of net loss	—	123	75
Net periodic benefit cost	(3)	430	383
Additional amount recognized due to settlement or curtailment	—	341	—
	(3)	771	383
Other changes in plan assets and benefit obligations recognized in other comprehensive (income) loss:
Net actuarial (gain) loss	(1,635)	(2,284)	1,394
Amortization of net loss	—	(123)	(75)
Total recognized in other comprehensive (income) loss	(1,635)	(2,407)	1,319
Total recognized in net periodic cost and other comprehensive (income) loss	$(1,638)	$(1,636)	$1,702

F-78

The estimated net gain that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the year ended December 31, 2014 is $15,000.

The discount rate used to determine the net periodic benefit cost was 4.35% for 2013, 4.75% for 2012 and 5.75% for 2011; and the expected return on plan assets was 4.35% for 2013, and 7.50% for 2012 and 2011.

The graded table above was also used for the rate of compensation increase in determining the net periodic benefit cost in 2013 and 2012.

Pension expense is calculated based upon a number of actuarial assumptions, including an expected long-term rate of return on pension plan assets of 7.50% for 2012. The Bank has modified their long term rate of return assumption in recognition of the Plan freeze on accruals.  With the plan being frozen, using short-term interest rates makes more sense than a long-term asset return approach.  For the 2013 expense calculation, 4.35% was used as both the discount rate and long term rate of return.   The Bank regularly reviews the asset allocations and periodically rebalances investments when considered appropriate. While all future forecasting contains some level of estimation error, the Bank believes that 4.35% falls within a range of reasonable long-term rate of return expectations for pension plan assets. The Bank will continue to evaluate the actuarial assumptions, including expected rate of return, at least annually, and will adjust as necessary.

Plan Assets

The pension plan investments are co-managed by Salisbury’s Trust and Wealth Advisory Services division and Bradley, Foster and Sargent, Inc. The investments in the plan are reviewed and approved by Salisbury’s Trust Investment Committee. The asset allocation of the plan is a balanced allocation. Debt securities are timed to mature when employees are due to retire and provide cash flow for annuity payouts. Debt securities are laddered for coupon and maturity. Equities are held in the plan to achieve a moderate growth allocation and to provide growth of the principal portion of the plan and to provide diversification. The Trust Investment Committee reviews the policies of the plan. The prudent investor rule and applicable ERISA regulations apply to the management of the funds and investment selections.

The fair values of the pension plan assets are as follows:

	Fair Value Measurements at Reporting Date Using			Assets at fair
(in thousands)	Level 1	Level 2	Level 3	value
December 31, 2013
Fixed Income
Corporate Debt	$—	$637	$—	$637
Preferred Stock	57	—	—	57
Equities	4,115	—	—	4,115
Mutual Funds	1,719	—	—	1,719
Money Fund	340	—	—	340
Totals	$6,231	$637	$—	$6,868
December 31, 2012
Fixed Income
Corporate Debt	$—	$714	$—	$714
Preferred Stock	63	—	—	63
Equities	4,605	—	—	4,605
Mutual Funds	268	—	—	268
Money Fund	369	—	—	369
Totals	$5,305	$714	$—	$6,019

Salisbury’s pension plan assets are generally all classified within level 1 and level 2 of the fair value hierarchy (see Note 19 for a description of the fair value hierarchy) because they are valued using quoted market prices, pricing service, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.

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There were no securities of Salisbury or related parties included in plan assets as of December 31, 2013 and 2012. Salisbury does not expect to make a contribution in 2014. Based on current data and assumptions, future expected benefit payments are as follows:

Future expected benefit payments (in thousands)
2014	$140
2015	382
2016	91
2017	532
2018	87
2019 to 2023	1,967

401(k) Plan

Salisbury offers a 401(k) Plan to eligible employees. Under the Plan, eligible participants may contribute a percentage of their pay subject to IRS limitations. Salisbury may make discretionary contributions to the Plan. Effective December 31, 2012, and simultaneously with the freezing of the pension plan, the 401(k) Plan was amended to increase the safe harbor contribution for all qualifying employees to 4% from 3%. The Bank’s safe harbor contribution percentage is reviewed annually and, under provisions of the plan, is subject to change in the future. An additional discretionary match, of up to 6%, may also be made for all employees that meet the plans qualifying requirements for such a match. This discretionary matching percentage, if any, is also subject to review under the provisions of the plan.

Both the safe harbor and additional discretionary match, if any, vest immediately.

Salisbury’s 401(k) Plan contribution expense for 2013, 2012 and 2011 was $657,000, $292,000 and $288,000, respectively.

Employee Stock Ownership Plan (ESOP)

Salisbury offers an Employee Stock Ownership Plan (ESOP) to eligible employees.  Under the Plan, Salisbury may make discretionary contributions to the Plan. Discretionary contributions vest in full upon six years and reflect the following schedule of qualified service:

20% after the second year, 20% per year thereafter, vesting at 100% after six full years of service.  2013 was the first year for this plan with benefit expenses amounting to $159,800.

Other Retirement Plans

Salisbury adopted ASC 715-60, “Compensation - Retirement Benefits - Defined Benefit Plans - Other Postretirement" and recognized a liability for Salisbury’s future postretirement benefit obligations under endorsement split-dollar life insurance arrangements. The total liability for the arrangements included in other liabilities was $528,000 and $479,000 at December 31, 2013, and 2012, respectively. Expense under this arrangement was $49,000 for 2013 and $45,000 for 2012.

The Bank entered into a Supplemental Retirement Plan Agreement with its former Chief Executive Officer that provides for supplemental post retirement payments for a ten year period as described in the agreement. The related liability was $121,000 and $136,000 at December 31, 2013, and 2012, respectively. The related expense amounted to $9,000, $12,000 and $11,000 for 2013, 2012 and 2011, respectively.

A Non-Qualified Deferred Compensation Plan (the "Plan") was effective January 1, 2013. This Plan was adopted by Salisbury Bank and Trust Company (the "Bank") for the benefit of certain key employees, ("Executive" or "Executives"), who have been selected and approved by the Bank to participate in this Plan and who have evidenced their participation by execution of a Non-Qualified Deferred Compensation Plan Participation Agreement ("Participation Agreement") in a form provided by the Bank. This Plan is intended to comply with Internal Revenue Code ("Code") Section 409A and any regulatory or other guidance issued under such Section.

In 2013, the Bank awarded six (6) Executives with a discretionary contribution to this account for a total of $59,590. This was the first year for this benefit. Based on the Executive’s date of retirement, the vesting schedule ranges from 10% per year to 50% per year.

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NOTE 14 - DIRECTORS STOCK RETAINER PLAN AND LONG TERM INCENTIVE PLAN

The 2001 Directors Stock Retainer Plan of Salisbury Bancorp, Inc. (“Directors Plan”) provided Salisbury’s non-employee directors with shares of restricted stock as a component of their compensation for services as directors. The maximum number of shares of stock that could be issued pursuant to the Directors Plan was 15,000. The first grant date under the Directors Plan preceded the 2002 annual meeting of Shareholders. Each director whose term of office begins with or continues after the date the Directors Plan was approved by the Shareholders was issued an annual stock retainer consisting of 120 shares of fully vested restricted common stock of Salisbury. In 2011 and 2010, 1,070 and 960 shares, respectively, were issued each year under the Directors Plan and the related compensation expense was $28,000 and $21,000, respectively. The Directors Plan terminated in 2011 and no more grants may be made under the Directors Plan.

The Board of Directors adopted the 2011 Long Term Incentive Plan (the “Plan”) on March 25, 2011, and the shareholders approved the Plan at the 2011 Annual Meeting. The Plan was amended on January 18, 2013. The purpose of the Plan is to assist Salisbury and the Bank in attracting, motivating, retaining and rewarding employees, officers and directors by enabling such persons to acquire or increase a proprietary interest in Salisbury in order to strengthen the mutuality of interests between such persons and our shareholders, and providing such persons with stock-based long-term performance incentives to expend their maximum efforts in the creation of shareholder value.

The terms of the Plan provide for grants of Directors Stock Retainer Awards, Stock Options, Stock Appreciation Rights (“SARs”), Restricted Stock, Restricted Stock Units, Performance Awards, Deferred Stock, Dividend Equivalents, and Stock or Other Stock-Based Awards that may be settled in shares of Common Stock, cash, or other property (collectively, “Awards”).

Under the Plan, the total number of shares of Common Stock reserved and available for issuance in the ten years following adoption of the Plan in connection with Awards under the Plan is 84,000 shares of Common Stock, which represented less than 5% of Salisbury’s outstanding shares of Common Stock at the time the Plan was adopted. Shares of Common Stock with respect to Awards previously granted under the Plan that are cancelled, terminate without being exercised, expire, are forfeited or lapse will again be available for issuance pursuant to Awards. Also, shares of Common Stock subject to Awards settled in cash and shares of Common Stock that are surrendered in payment of any Award or any tax withholding requirements will again be available for issuance pursuant to Awards. No more than 30,000 shares of Common Stock may be issued pursuant to Awards in any one calendar year. In addition, the Plan limits the total number of shares of Common Stock that may be awarded as Incentive Stock Options (“ISOs”) to 42,000 and the total number of shares of Common Stock that may be issued as Directors Stock Retainer Awards to 15,000. The Directors stock retainer awards were increased from 120 shares per year to 240 shares per year effective January 25, 2013.  The 2013 shares were pro-rated at the rate of 120 shares for May 2012 – January 2013 (9 months at 10 shares per month) and at the rate of 240 shares for February 2013 – April 2013 (3 months at the rate of 20 shares per month). One director’s shares were pro-rated from when he joined the Board at the end of June 2012.

In 2013 and 2012, 1,330 and 960 shares were issued, respectively, and the related compensation expense was $34,000 and $24,000, respectively. The 2013 Amendment increased the number of shares to be issued to a director as an annual stock retainer to 240 shares.

The persons eligible to receive awards under the Plan are the officers, directors and employees of Salisbury and the Bank. The Plan is administered by the Human Resources and Compensation Committee (“Compensation Committee “) appointed by the Board. However, the Board may exercise any power or authority granted to the Compensation Committee. Subject to the terms of the Plan, the Compensation Committee or the Board is authorized to select eligible persons to receive Awards, determine the type and number of Awards to be granted and the number of shares of Common Stock to which Awards will relate, specify times at which Awards will be exercisable or settleable, including performance conditions that may be required as a condition thereof, set other terms and conditions of Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the Plan, and make all other determinations that may be necessary or advisable for the administration of the Plan.

The Compensation Committee or the Board is authorized to grant (i) stock options, including (a) ISOs which can result in potentially favorable tax treatment to the participant, and (b) non-qualified stock options, and (ii) SARs entitling the participant to receive the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of a SAR are determined by the Compensation Committee or the Board, but shall not be less than the fair market value of a share of Common Stock on the date of grant.

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The Compensation Committee or the Board is authorized, subject to limitations under applicable law, to grant to participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock, as deemed to be consistent with the purposes of the Plan. These could include shares of Common Stock awarded purely as a “bonus” and not subject to any restrictions or conditions, other rights convertible or exchangeable into shares of Common Stock and Awards valued by reference to book value of the Common Stock or the performance of Salisbury or the Bank. The Compensation Committee or the Board may determine the terms and conditions of such Awards.

Awards may be settled in the form of cash, shares of Common Stock, a combination of cash and shares of Common Stock or any other property, in the discretion of the Compensation Committee or the Board.

Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death.

Awards under the Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant, as distinguished from the exercise, except to the extent required by law.

Generally, upon a Change in Control, if the surviving entity does not assume an Award, Options and SARs and other Awards in the nature of rights that may be exercised will become fully exercisable; all time-based vesting restrictions on outstanding Awards will lapse; and any payout opportunities attainable under performance-based Awards will be deemed to have been met if the Change in Control occurs during the first half of the performance period and if the Change in Control occurs during the second half of the performance period, actual performance against targets will be measured, and in either case, the payout will be prorated for the portion of the performance period that elapsed before the Change in Control.

Generally, upon a Change in Control, if the surviving entity assumes an Award or equitably converts or substitutes an Award and within 12 months after the transaction the participant’s employment is terminated without cause (as defined) or the participant resigns for good reason (as defined), Options and SARs and other Awards in the nature of rights that may be exercised will become fully exercisable; all time-based vesting restrictions on outstanding Awards will lapse; and any payout opportunities attainable under performance-based Awards will be deemed to have been met if the termination occurs during the first half of the performance period and if the termination occurs during the second half of the performance period, actual performance against targets will be measured, and in either case, the payout will be prorated for the portion of the performance period that elapsed before the termination.

Regardless of whether there has been an acceleration because of death, disability or a Change in Control, the Committee or the Board may in its sole discretion at any time determine that, upon the termination of service of a participant or the occurrence of a Change in Control, all or a portion of such participant’s Options, SARs and other Awards in the nature of rights that may be exercised will become fully or partially exercisable, that all or a part of the time-based vesting restrictions on all or a portion of the participant’s outstanding Awards will lapse, and/or that any performance-based criteria with respect to any Awards held by that participant will be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee or the Board may, in its sole discretion, declare.

The Compensation Committee or the Board may amend, modify or terminate the Plan or the Compensation Committee’s authority to grant Awards without further shareholder approval, except shareholder approval must be obtained for any amendment that would (a) materially increase the number of shares of Common Stock available under the Plan; (b) expand the types of awards under the Plan; (c) materially expand the class of persons eligible to participate in the Plan; (d) materially expand the term of the Plan; or (e) be of a nature that would require shareholder approval pursuant to any law or regulation or under the rules of the NASDAQ Capital Market.

Unless earlier terminated by the Board, the Plan will terminate on the tenth anniversary of the effective date of the Plan (March 25, 2021) or, if the shareholders approve an amendment that increases the number of shares of Common Stock subject to the Plan, the tenth anniversary of such approval. The termination of the Plan on such date will not affect the validity of any Award outstanding on the date of termination, and any such Awards will continue to be governed by the applicable terms and conditions of the Plan.

The Plan provides that award agreements for any Awards that the Committee or the Board reasonably determines to constitute a “non-qualified deferred compensation Plan” subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), will be construed in a manner consistent with the requirements of Section 409A and that the Committee or the Board may amend any Award agreement (and the provisions of the Plan) if and to the extent that the Committee or the Board determines that the amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code. The Plan also provides that any such Award will be subject to certain additional requirements specified in the Plan if and to the extent required to comply with Section 409A of the Code.

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Grants of Restricted Stock and Options

On February 8, 2013, Salisbury granted a total of 19,600 shares of restricted stock pursuant to its 2011 Long Term Incentive Plan, which was approved by shareholders at the 2011 Annual Meeting, to 22 employees, including 5,000 shares to one Named Executive Officer, Richard J. Cantele, Jr., President and Chief Executive Officer. The fair value of the stock as of the grant date was determined to be $490,000 and the stock will be vested three years from the grant date. Expense in 2013 totaled $142,000. Unrecognized compensation cost relating to the awards as of 12/31/13 totaled $335,000. Forfeitures in 2013 totaled 500 shares.

NOTE 15 - RELATED PARTY TRANSACTIONS

In the normal course of business the Bank has granted loans to executive officers, directors, principal shareholders and associates of the foregoing persons considered to be related parties. Changes in loans to executive officers, directors and their related associates are as follows (there are no loans to principal shareholders):

Years ended December 31, (in thousands)	2013	2012
Balance, beginning of period	$1,309	$1,308
Advances	63	89
Repayments	(93)	(88)
Balance, end of period	$1,279	$1,309

NOTE 16 - COMPREHENSIVE INCOME

Comprehensive income includes net income and any changes in equity from non-owner sources that are not recorded in the income statement (such as changes in net unrealized gains (losses) on securities). The purpose of reporting comprehensive income is to report a measure of all changes in equity of an enterprise that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners.

The components of comprehensive income are as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Net income	$4,083	$4,077	$4,112
Other comprehensive (loss) income
Net unrealized (losses) gains on securities available-for-sale	(3,743)	2,632	5,973
Reclassification of net realized gains in net income	—	(279)	(11)
Unrealized (losses) gains on securities available-for-sale	(3,743)	2,353	5,962
Income tax benefit (expense)	1,273	(800)	(2,027)
Unrealized (losses) gains on securities available-for-sale, net of tax	(2,470)	1,553	3,935
Pension plan income (loss) (see Note 13)	1,635	2,407	(1,319)
Income tax (expense) benefit	(556)	(818)	448
Pension plan income (loss), net of tax	1,079	1,589	(871)
Other comprehensive (loss) income, net of tax	(1,391)	3,142	3,064
Comprehensive income	$2,692	$7,219	$7,176

The components of accumulated other comprehensive income are as follows:

Years ended December 31, (in thousands)	2013	2012
Unrealized gains on securities available-for-sale, net of tax	$436	$2,906
Unrecognized pension plan income (expense), net of tax	610	(469)
Accumulated other comprehensive income, net	$1,046	$2,437

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NOTE 17 - COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

The Bank has entered into an agreement pursuant to which a third party is to provide the Bank with account processing services and other miscellaneous services. Under the agreement, the Bank is obligated to pay monthly processing fees through August 5, 2016. In the event the Bank chooses to cancel the agreement prior to the end of the contract term a lump sum termination fee will have to be paid. The fee shall be calculated as the average monthly billing, exclusive of pass through costs for the past twelve months, multiplied by the number of months and any portion of a month remaining in the contract term plus the total of any Promotional or monthly Allowances (as applicable), or discounted monthly fees, which were provided to the Bank for the affected Processing Services in consideration of the fulfillment of the entire term of the affected Processing Services, multiplied by the number of months the Bank was awarded each of those allowance(s) for; plus one half (1/2) of any Migration Allowance or Installation Allowance, as defined in the agreement.

In January 2014 the Bank entered into an agreement to purchase the Sharon, Connecticut branch, and approximately $19 million in deposits, of another financial institution and pending regulatory approval expect that this transaction will close during the summer of 2014.

Salisbury leases facilities under operating leases that expire at various dates through 2017. The leases have varying renewal options, generally require a fixed annual rent, and provide that real estate taxes, insurance, and maintenance are to be paid by Salisbury. Rent expense totaled $85,000, $97,000 and $93,000 for 2013, 2012 and 2011, respectively. Future minimum lease payments at December 31, 2013 are as follows:

Future minimum lease payments (in thousands)
2014	75
2015	58
2016	58
2017	34
$225

 Salisbury leases a facility under a capital lease that expires in 2029 with an option to terminate the lease in 2018. The lease has varying renewal options, requires a fixed annual rent, and provides that real estate taxes, insurance, and maintenance are to be paid by Salisbury. The following is a schedule by years of future minimum lease payments under the capital lease with the present value of the net minimum lease payments as of December 31, 2013.

Future minimum lease payments (in thousands)
2014	48
2015	72
2016	72
2017	72
2018	72
Thereafter	864
Total minimum lease payments	1,200
Less amount representing interest	775
$425

 Contingent Liabilities

As previously disclosed, the Bank, individually and in its capacity as a former Co-Trustee of the Erling C. Christophersen Revocable Trust (the “Trust”), was named as a defendant in litigation filed in the Connecticut Complex Litigation Docket in Stamford, captioned John Christophersen v. Erling Christophersen, et al., X08-CV-08-5009597S (the “First Action”).  The Bank also was a counterclaim-defendant in related mortgage foreclosure litigation in the Connecticut Complex Litigation Docket in Stamford, captioned Salisbury Bank and Trust Company v. Erling C. Christophersen, et al., X08-CV-10-6005847-S (the “Foreclosure Action,” together with the First Action, the “Actions”).  The other parties to the Actions were John R. Christophersen; Erling C. Christophersen, individually and as Co-Trustee of the Trust; Bonnie Christophersen and Elena Dreiske, individually and as Co-Trustees of the Mildred B. Blount Testamentary Trust; People’s United Bank; Law Offices of Gary Oberst, P.C.; Rhoda Rudnick; and Hinckley Allen & Snyder LLP.

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The Actions involved a dispute over title to certain real property located in Westport, Connecticut that was conveyed by Erling Christophersen, as grantor, to the Trust on or about August 8, 2007.  Subsequent to this conveyance, the Bank loaned $3,386,609 to the Trust, which was secured by a commercial mortgage in favor of the Bank on the Westport property.  This mortgage is the subject of the Foreclosure Action brought by the Bank.

As previously disclosed, John R. Christophersen claimed an interest in the Westport real property transferred to the Trust and sought to quiet title to the property and to recover money damages from the defendants for the alleged wrongful divestiture of his claimed interest in the property.

On June 25, 2012, the Bank and John R. Christophersen entered into a Settlement Agreement which resolved all differences between John R. Christophersen and the Bank, and resulted in the withdrawal (with prejudice) of the claims made by John R. Christophersen.  All claims against the Bank have been withdrawn and the Bank is no longer a defendant or counterclaim defendant in any litigation involving the Actions.  As an additional consequence of the Settlement Agreement, Bonnie Christophersen, Elena Dreiske and People’s United Bank are no longer parties to any of the litigation referenced above.

On July 27, 2012, Erling Christophersen filed a Motion to Restore the First Action, and on October 15, 2012 filed a Motion to Stay the Foreclosure Action pending resolution of the Motion to Restore. The Bank opposed both motions. On February 1, 2013, the Court issued orders denying both motions. On February 14, 2013, Erling Christophersen appealed the orders denying his Motion to Restore the First Action, and Motion to Stay the Foreclosure Action.

The Appellate Court dismissed the appeal of the Foreclosure Action in May 2013, and later denied Erling Christophersen’s motion for reconsideration of its decision.

The Bank continues to proceed in its Foreclosure Action against Erling Christophersen.  Erling Christophersen asserted two special defenses and set-off claims alleging (1) that the Bank failed to defend the title claims against the properties, and (2) that the Bank took certain trustee fees without approval. The Bank moved to strike the special defenses and set off claims. In a decision issued on November 6, 2013, the court granted the motion to strike as to the second special defense and set off, but denied the motion as to the first special defense and set off. Trial began on February 4, 2014, and concluded on February 14, 2014. Post-trial briefs are due in mid-April, 2014, and a decision is expected thereafter.

Erling Christophersen’s appeal of the order denying his Motion to Restore the First Action remains pending, and was heard by the Appellate Court on March 10, 2014. The Court has now taken the matter under advisement and next it will write an opinion disposing of the appeal.

There are no other material pending legal proceedings, other than ordinary routine litigation incident to the registrant’s business, to which Salisbury is a party or of which any of its property is subject.

NOTE 18 - FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income producing properties.

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Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of December 31, 2013 and 2012, the maximum potential amount of the Bank’s obligation was $53,000 and $34,000, respectively, for financial, commercial and standby letters of credit. If a letter of credit is drawn upon, the Bank may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, the Bank may take possession of the collateral, if any, securing the line of credit.

Financial instrument liabilities with off-balance sheet credit risk are as follows:

Years ended December 31, (in thousands)	2013	2012
Residential	$314	$1,060
Home equity credit	28,377	29,989
Commercial	9,900	2,279
Land	10	300
Real estate secured	38,601	33,628
Commercial and industrial	17,563	15,441
Consumer	1,321	1,349
Unadvanced portions of loans	57,485	50,418
Commitments to originate loans	9,730	17,727
Standby letters of credit	53	34
Total	$67,268	$68,179

There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

NOTE 19 - FAIR VALUE MEASUREMENTS

Salisbury uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, other assets are recorded at fair value on a nonrecurring basis, such as loans held for sale, collateral dependent impaired loans, property acquired through foreclosure or repossession and mortgage servicing rights. These nonrecurring fair value adjustments typically involve the application of lower-of-cost-or-market accounting or write-downs of individual assets.

Salisbury adopted ASC 820-10, “Fair Value Measurements and Disclosures,” which provides a framework for measuring fair value under generally accepted accounting principles. This guidance permitted Salisbury the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. Salisbury did not elect fair value treatment for any financial assets or liabilities upon adoption.

In accordance with ASC 820-10, Salisbury groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

GAAP specifies a hierarchy of valuation techniques based on whether the types of valuation information (“inputs”) are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Salisbury’s market assumptions. These two types of inputs have created the following fair value hierarchy

•	Level 1. Quoted prices in active markets for identical assets. Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury, other U.S. Government and agency mortgage-backed securities that are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
•	Level 2. Significant other observable inputs. Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities.
•	Level 3. Significant unobservable inputs. Valuations for assets and liabilities that are derived from other methodologies, including option pricing models, discounted cash flow models and similar techniques, are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets and liabilities.

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A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Salisbury did not have any significant transfers of assets between levels 1 and 2 of the fair value hierarchy during the year ended December 31, 2013.

The following is a description of valuation methodologies for assets recorded at fair value, including the general classification of such assets and liabilities pursuant to the valuation hierarchy.

•	Securities available-for-sale. Securities available-for-sale are recorded at fair value on a recurring basis. Level 1 securities include exchange-traded equity securities. Level 2 securities include debt securities with quoted prices, which are traded less frequently than exchange-traded instruments, whose value is determined using matrix pricing with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes obligations of the U.S. Treasury and U.S. government-sponsored enterprises, mortgage-backed securities, collateralized mortgage obligations, municipal bonds, SBA bonds, corporate bonds and certain preferred equities. Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. Subsequent to inception, management only changes level 3 inputs and assumptions when corroborated by evidence such as transactions in similar instruments, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent rounds of financing, recapitalization and other transactions across the capital structure, offerings in the equity or debt markets, and changes in financial ratios or cash flows.
•	Collateral dependent loans that are deemed to be impaired are valued based upon the fair value of the underlying collateral less costs to sell. Such collateral primarily consists of real estate and, to a lesser extent, other business assets. Management may adjust appraised values to reflect estimated market value declines or apply other discounts to appraised values resulting from its knowledge of the property. Internal valuations are utilized to determine the fair value of other business assets. Collateral dependent impaired loans are categorized as Level 3.
•	Other real estate owned acquired through foreclosure or repossession is adjusted to fair value less costs to sell upon transfer out of loans. Subsequently, it is carried at the lower of carrying value or fair value less costs to sell. Fair value is generally based upon independent market prices or appraised values of the collateral. Management adjusts appraised values to reflect estimated market value declines or apply other discounts to appraised values for unobservable factors resulting from its knowledge of the property, and such property is categorized as Level 3.

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Assets measured at fair value are as follows:

	Fair Value Measurements Using			Assets at
(in thousands)	Level 1	Level 2	Level 3	fair value
December 31, 2013
Assets at fair value on a recurring basis
U.S. Treasury notes	$—	$2,657	$—	$2,657
U.S. Government agency notes	—	2,590	—	2,590
Municipal bonds	—	40,437	—	40,437
Mortgage-backed securities:
U.S. Government agencies	—	33,892	—	33,892
Collateralized mortgage obligations:
U.S. Government agencies	—	3,580	—	3,580
Non-agency	—	8,308	—	8,308
SBA bonds	—	2,230	—	2,230
Preferred stocks	797	—	—	797
Securities available-for-sale	$797	$93,694	$—	$94,491
Assets at fair value on a non-recurring basis
Collateral dependent impaired loans	—	—	9,782	9,782
Other real estate owned	—	—	377	377
December 31, 2012
Assets at fair value on a recurring basis
U.S. Treasury notes	$—	$2,733	$—	$2,733
U.S. Government agency notes	—	7,726	—	7,726
Municipal bonds	—	47,365	—	47,365
Mortgage-backed securities:
U.S. Government agencies	—	48,729	—	48,729
Collateralized mortgage obligations:
U.S. Government agencies	—	5,197	—	5,197
Non-agency	—	11,507	—	11,507
SBA bonds	—	2,863	—	2,863
Preferred stocks	167	—	—	167
Securities available-for-sale	$167	$126,120	$—	$126,287
Assets at fair value on a non-recurring basis
Collateral dependent impaired loans	—	—	8,434	8,434
Other real estate owned	—	—	244	244

F-88

Carrying values and estimated fair values of financial instruments are as follows:

	Carrying	Estimated	Fair value measurements using
(in thousands)	value	fair value	Level 1	Level 2	Level 3
December 31, 2013
Financial Assets
Cash and due from banks	$12,711	$12,711	$12,711	$—	$—
Interest-bearing time deposits with other banks	738	738	—	—	738
Securities available-for-sale	94,491	94,491	797	93,694	—
Federal Home Loan Bank stock	5,340	5,340	—	5,340	—
Loans held-for-sale	173	175	—	—	175
Loans receivable, net	438,178	430,645	—	—	430,645
Accrued interest receivable	1,760	1,760	—	—	1,760
Financial Liabilities
Demand (non-interest-bearing)	$84,677	$84,677	$—	$—	$84,677
Demand (interest-bearing)	81,932	81,932	—	—	81,932
Money market	120,550	120,550	—	—	120,550
Savings and other	107,171	107,171	—	—	107,171
Certificates of deposit	83,039	83,520	—	—	83,520
Deposits	477,369	477,850	—	—	477,850
FHLBB advances	30,411	33,034	—	—	33,034
Repurchase agreements	2,554	2,554	—	—	2,554
Capital lease liability	425	425	425	—	—
Accrued interest payable	140	140	—	—	140
December 31, 2012
Financial Assets
Cash and due from banks	$43,574	$43,574	$43,574	$—	$—
Securities available-for-sale	126,287	126,287	167	126,120	—
Federal Home Loan Bank stock	5,747	5,747	—	5,747	—
Loans held-for-sale	1,879	1,893	—	—	1,893
Loans receivable, net	388,758	389,292	—	—	389,292
Accrued interest receivable	1,818	1,818	—	—	1,818
Financial Liabilities
Demand (non-interest-bearing)	$98,850	$98,850	$—	$—	$98,850
Demand (interest-bearing)	65,991	65,991	—	—	65,991
Money market	128,501	128,501	—	—	128,501
Savings and other	103,985	103,985	—	—	103,985
Certificates of deposit	93,888	94,894	—	—	94,894
Deposits	491,215	492,221	—	—	492,221
FHLBB advances	31,980	35,363	—	—	35,363
Repurchase agreements	1,784	1,784	—	—	1,784
Accrued interest payable	196	196	—	—	196

F-89

NOTE 20 – SALISBURY BANCORP (PARENT ONLY) CONDENSED FINANCIAL INFORMATION

The unconsolidated balance sheets and statements of income and cash flows of Salisbury Bancorp, Inc. are presented as follows:

Balance Sheets Years ended December 31, (in thousands)	2013	2012
Assets
Cash and due from banks	$9,302	$10,297
Interest-bearing time deposits with other banks	738	—
Investment in bank subsidiary	62,811	61,738
Other assets	—	2
Total Assets	$72,851	$72,037
Liabilities and Shareholders' Equity
Liabilities	$61	$40
Shareholders' equity	72,790	71,997
Total Liabilities and Shareholders' Equity	$72,851	$72,037

Statements of Income Years ended December 31, (in thousands)	2013	2012	2011
Dividends from subsidiary	$2,128	$2,243	$2,372
Interest	27	42	99
Expenses	394	81	116
Income before taxes and equity in undistributed net income of subsidiary	1,761	2,204	2,355
Income tax benefit	—	—	—
Income before equity in undistributed net income of subsidiary	1,761	2,204	2,355
Equity in undistributed net income of subsidiary	2,322	1,873	1,757
Net income	$4,083	$4,077	$4,112

Statements of Cash Flows Years ended December 31, (in thousands)	2013	2012	2011
Net income	$4,083	$4,077	$4,112
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(2,322)	(1,873)	(1,757)
Accretion of securities	—	—	(11)
Other	24	16	(3)
Net cash provided by operating activities	1,785	2,220	2,341
Investing Activities
Investment in bank	—	—	(6,466)
Purchases of interest-bearing time deposits of other banks	(738)	—	—
Maturities of securities available-for-sale	—	1,103	—
Net cash (utilized) provided by investing activities	(738)	1,103	(6,466)
Financing Activities
Common stock dividends paid	(1,915)	(1,892)	(1,891)
Preferred stock dividends paid	(161)	(240)	(382)
Payment to repurchase Preferred Stock	—	—	(8,816)
Payment to repurchase warrants	—	—	(205)
Proceeds from issuance of Common Stock	34	24	28
Proceeds from issuance of Preferred Stock	—	—	16,000
Net cash (utilized) provided by financing activities	(2,042)	(2,108)	4,734
(Decrease) increase in cash and cash equivalents	(995)	1,215	609
Cash and cash equivalents, beginning of period	10,297	9,082	8,473
Cash and cash equivalents, end of period	$9,302	$10,297	$9,082

F-90

NOTE 21 – EARNINGS PER SHARE

The calculation of earnings per share is as follows:

Years ended December 31, (in thousands, except per share amounts)	2013	2012	2011
Net income	$4,083	$4,077	$4,112
Less: Preferred stock net accretion	—	—	(78)
Less: Preferred stock dividends declared	(161)	(216)	(446)
Net income available to common shareholders	3,922	3,861	3,588
Less: Undistributed earnings allocated to participating securities	(39)	—	—
Net income allocated to common stock	$3,883	$3,861	$3,588
Common shares issued	1,710	1,690	1,689
Less: Unvested restricted stock awards	(19)	—	—
Common shares outstanding used to calculate basic earnings per common share	1,691	1,690	1,689
Add: Dilutive effect of unvested restricted stock awards	—	—	—
Common shares outstanding used to calculate diluted earnings per common share	1,691	1,690	1,689
Earnings per common share (basic and diluted)	$2.30	$2.28	$2.12

F-91

NOTE 22 – SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (Unaudited)

Selected quarterly consolidated financial data for the years ended December 31, 2013 and 2012 is as follows:

Year ended December 31, 2013 (in thousands, except ratios and per share amounts)	Q1 2013	Q2 2013	Q3 2013	Q4 2013
Statement of Income
Interest and dividend income	$5,406	$5,434	$5,431	$5,479
Interest expense	803	801	772	686
Net interest and dividend income	4,603	4,633	4,659	4,793
Provision for loan losses	396	240	240	190
Trust and Wealth Advisory	725	824	750	775
Service charges and fees	516	575	595	612
Gains on sales of mortgage loans, net	279	153	69	78
Mortgage servicing, net	26	8	(37)	38
Securities gains	—	—	—	—
Other	79	90	82	68
Non-interest income	1,625	1,650	1,459	1,571
Non-interest expense	4,705	4,610	4,643	4,977
Income before income taxes	1,127	1,433	1,235	1,197
Income tax provision	187	289	219	214
Net income	940	1,144	1,016	983
Net income available to common shareholders	900	1,103	976	943
Financial Condition
Total assets	$597,343	$600,712	$589,481	$587,109
Loans, net	406,258	416,729	420,306	438,178
Allowance for loan losses	4,686	4,632	4,656	4,683
Securities	124,004	111,950	105,156	99,831
Deposits	487,773	492,040	479,869	477,369
Repurchase agreements	2,329	2,980	3,870	2,554
FHLBB advances	31,574	31,187	30,801	30,411
Shareholders' equity	72,206	71,489	71,211	72,790
Non-performing assets	9,297	9,639	9,737	7,549
Per Common Share Data
Earnings, diluted and basic	$0.53	$0.65	$0.57	$0.55
Cash dividends declared	0.28	0.28	0.28	0.28
Cash dividends paid	0.28	0.28	0.28	0.28
Book value	32.88	32.45	32.28	33.21
Market price: (a)
High	26.44	28.00	29.95	28.00
Low	23.55	25.18	25.52	25.50
Statistical Data
Net interest margin (fully tax equivalent)	3.54%	3.54%	3.51%	3.71%
Efficiency ratio (fully tax equivalent)	70.93	68.88	71.72	71.77
Return on average assets	0.61	0.74	0.64	0.64
Return on average shareholders' equity	6.45	7.81	7.05	6.69
Weighted average equivalent shares outstanding, diluted	1,690	1,691	1,691	1,691
(a)	The above market prices reflect inter-dealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

Salisbury Bancorp, Inc.'s Common Stock, par value $.10 per share ("Common Stock") trades on the NASDAQ Capital Market under the symbol: SAL. As of March 1, 2014, there were approximately 1,713 shareholders of record of Salisbury's Common Stock.

F-92

Selected quarterly consolidated financial data (unaudited) continued:

Year ended December 31, 2012 (in thousands, except ratios and per share amounts)	Q1 2012	Q2 2012	Q3 2012	Q4 2012
Statement of Income
Interest and dividend income	$5,858	$5,766	$5,607	$5,426
Interest expense	1,175	1,080	1,035	992
Net interest and dividend income	4,683	4,686	4,572	4,434
Provision for loan losses	180	180	330	380
Trust and Wealth Advisory	755	735	683	772
Service charges and fees	521	547	559	561
Gains on sales of mortgage loans, net	372	263	568	394
Mortgage servicing, net	(84)	(5)	(9)	76
Securities gains	12	267	—	—
Other	83	83	86	74
Non-interest income	1,659	1,890	1,887	1,877
Non-interest expense	4,500	5,026	4,693	5,334
Income before income taxes	1,662	1,370	1,436	597
Income tax provision	412	254	296	26
Net income	1,250	1,116	1,140	571
Net income available to common shareholders	1,167	1,069	1,094	531
Financial Condition
Total assets	$598,950	$600,857	$611,037	$600,813
Loans, net	371,709	377,212	377,377	388,758
Allowance for loan losses	4,166	4,208	4,179	4,360
Securities	151,666	141,409	131,412	132,034
Deposits	472,686	477,910	490,206	491,215
Repurchase agreements	10,359	6,181	2,941	1,784
FHLBB advances	43,207	42,801	42,392	31,980
Shareholders' equity	68,067	69,126	70,374	71,997
Non-performing assets	7,606	8,409	9,870	10,104
Per Common Share Data
Earnings, diluted and basic	$0.69	$0.63	$0.65	$0.31
Cash dividends declared	0.28	0.28	0.28	0.28
Cash dividends paid	0.28	0.28	0.28	0.28
Book value	30.83	31.44	32.18	33.14
Market price: (a)
High	26.95	26.49	26.39	28.47
Low	22.51	23.25	23.11	23.16
Statistical Data
Net interest margin (fully tax equivalent)	3.54%	3.58%	3.39%	3.32%
Efficiency ratio (fully tax equivalent)	66.86	66.39	66.05	71.45
Return on average assets	0.78	0.72	0.71	0.35
Return on average shareholders' equity	9.05	8.10	8.05	3.85
Weighted average equivalent shares outstanding, diluted	1,689	1,689	1,690	1,690
(a)	The above market prices reflect inter-dealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

F-93

Item 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 9A.	CONTROLS AND PROCEDURES

Controls and Procedures

Salisbury carried out an evaluation under the supervision and with the participation of Salisbury’s management, including Salisbury’s principal executive officer and principal financial officer, of the effectiveness of Salisbury’s disclosure controls and procedures at and for the year ended December 31, 2013. Based upon that evaluation, management, including the principal executive officer and principal financial officer, concluded that Salisbury’s disclosure controls and procedures were effective as of the end of the period covered by this report and designed to ensure that information required to be disclosed by Salisbury in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

Management’s Annual Report on Internal Control Over Financial Reporting

Management of Salisbury and its subsidiaries are responsible for establishing and maintaining effective internal control over financial reporting. Pursuant to the rules and regulations of the SEC, internal control over financial reporting is a process designed by, or under the supervision of, Salisbury’s principal executive and principal financial officers, or persons performing similar functions, and effected by Salisbury’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles, and includes those policies and procedures that:

Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Salisbury;
Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles and that receipts and expenditures of Salisbury are being made only in accordance with authorizations of management and directors of Salisbury; and
Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Salisbury’s assets that could have a material effect on the financial statements.

Management has evaluated the effectiveness of Salisbury’s internal control over financial reporting at and for the year ended December 31, 2013 based on the control criteria established in a report entitled Internal Control – Integrated Framework (1992 version), issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on such evaluation, management has concluded that Salisbury’s internal control over financial reporting is effective at and for the year ended December 31, 2013.

This annual report does not include an attestation report of Salisbury’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by Salisbury’s registered public accounting firm pursuant to rules of the SEC that permit Salisbury to provide only Management’s Report in this annual report.

Changes in internal control over financial reporting

There were no significant changes in internal control over financial reporting during the fourth quarter of 2013 that materially affected or are reasonably likely to materially affect Salisbury’s internal control over financial reporting.

Item 9B.	OTHER INFORMATION

Not Applicable.

F-94

PART III

Item 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The information required by this item will appear in Salisbury's Proxy Statement for the 2014 Annual Meeting of Shareholders, under the captions “Executive Officers”; "Directors and Nominees for Election for a Three Year Term and Director Independence” and "Corporate Governance - Meetings and Committees of the Board of Directors". Such information is incorporated herein by reference and made a part hereof.

Salisbury maintains a Code of Ethics and Conflicts of Interest Policy that applies to all of Salisbury’s directors, officers and employees, including Salisbury’s principal executive officer, principal financial officer and principal accounting officer. This Code of Ethics and Conflicts of Interest Policy is available upon request, without charge, by writing to Shelly L. Humeston, Secretary, Salisbury Bank and Trust Company, 5 Bissell Street, P.O. Box 1868, Lakeville, Connecticut 06039.

Item 11.	EXECUTIVE COMPENSATION

The information required by this item appears in Salisbury's Proxy Statement for the 2014 Annual Meeting of Shareholders, under the captions: “Elements of Compensation” and "Executive Officer Compensation"; and “Board of Directors Compensation.” Such information is incorporated herein by reference and made a part hereof.

Item 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The information required by this item appears in Salisbury’s Proxy Statement for the 2014 Annual Meeting of Shareholders, under the captions “Principal Shareholders,” “Directions and Nominees for Election for a Three Tear Term and Director Independence” and “Executive Compensation.” Such information is incorporated herein by reference and made a part hereof.

Item 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The information required by this item appears in Salisbury's Proxy Statement for the 2014 Meeting of Shareholders, under the captions “Directors and Nominees for Election for a Three Year Term and Director Independence” and "Transactions with Management and Others." Such information is incorporated herein by reference and made a part hereof.

Item 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

The information required by this item appears in Salisbury's Proxy Statement for the 2014 Annual Meeting of Shareholders, under the caption "Relationship with Independent Public Accountants" and “Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.” Such information is incorporated herein by reference and made a part hereof.

F-95

PART IV

Item 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)(1)	Financial Statements. The Consolidated Financial Statements of Registrant and its subsidiary are included within Item 7 of Part II of this report.
(a)(2)	Financial Statement schedules. All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are either not applicable or the required information is included in the Consolidated Financial Statements or Notes thereto included within Item 8 of this Form 10-K.
(b)	Exhibits. The following exhibits are included as part of this Form 10-K.

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among Salisbury Bancorp, Inc., Salisbury Bank and Trust Company and Riverside Bank dated March 18, 2014 (incorporated by reference to Exhibit 2.1 of Form 8-K filed on March 19, 2014.
3.1	Certificate of Incorporation of Salisbury Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of Registrant’s 1998 Registration Statement on Form S-4 filed April 23, 1998, File No.: 33-50857).
3.1.1	Amendment to Article Third of Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of Registrant’s Form 8-K filed March 11, 2009).
3.1.2	Certificate of Amendment to Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of Registrant’s Form 8-K filed March 19, 2009).
3.1.3	Certificate of Amendment to Certificate of Incorporation for the Series B Preferred Stock (incorporated by reference to Registrant’s Form 8-K filed on August 25, 2011).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of Form 8-K filed March 19, 2009).
4.1	Warrant to purchase Common Stock dated March 13, 2009. (incorporated by reference to Exhibit 4.1 of Registrant’s 2010 Annual Report on Form 10-K filed March 31, 2011). (Such Warrant was repurchased by Salisbury on November 2, 2011 and simultaneously cancelled. See Exhibit 10.8 below.)
10.1	Amended and Restated Supplemental Retirement Plan Agreement with John F. Perotti dated January 25, 2008 (incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed January 30, 2008).
10.2	Form of First Amendment to Change in Control Agreement with Executive Officers dated as of March 13, 2009 (incorporated by reference to Exhibit 10.3 of Registrant’s Form 8-K filed March 19, 2009). (Expired.)
10.3	Consulting and Non-Compete Agreement dated June 1, 2009 by and between Salisbury and John F. Perotti. (incorporated by reference to Exhibit 10.2 of Registrant’s 2010 Annual Report on Form 10-K filed March 31, 2011).
10.4	Form of Change in Control Agreement (incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed March 28, 2008). (Expired.)
10.5	2001 Director’s Stock Retainer Plan (incorporated by reference to Exhibit 10.1 of Registrant’s 2001 Annual Report on Form 10-KSB/A filed May 8, 2002). (Such Plan expired in 2011 and was replaced by the 2011 Long Term Incentive Plan. See, Exhibit 10.9 below.)
10.6	Letter Agreement dated March 13, 2009, including the Securities Purchase Agreement - Standard Terms, as supplemented by the letter dated March 13, 2009 relating to the American Recovery and Reinvestment Act to 2009 with the U.S. Treasury Department (incorporated by reference to Exhibit 10.6 of Registrant’s 2010 Annual Report on Form 10-K filed March 31, 2011).
10.7	Securities Purchase Agreement dated August 25, 2011 with the U.S. Treasury Department relating to the Small Business Lending Fund (incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed on August 25, 2011).

F-96

10.8	Repurchase Letter Agreement between Salisbury and the United States Department of Treasury dated August 25, 2011 (incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed on August 25, 2011).
10.9	2011 Long Term Incentive Plan adopted by the Board on March 25, 2011 and approved by the shareholders at Salisbury’s 2011 Annual Meeting (incorporated by reference to Exhibit 10.9 of Registrant’s Annual Report on Form 10-K filed March 19, 2012).
10.10	Amendment Number One to 2011 Long Term Incentive Plan dated as of January 18, 2013 (incorporated by reference to Exhibit 10.10 of Registrant’s Annual Report on Form 10-K filed March 7, 2013).
10.11	Severance Agreement between Salisbury Bank and Trust and Mr. Richard J. Cantele, Jr. effective as of January 1, 2013 (incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed February 15, 2013).
10.12	Non-qualified Deferred Compensation Plan effective as of January 1, 2013 (incorporated by reference to Exhibit 10.2 of Registrant’s Form 8-K filed February 15, 2013).
10.13	Change in Control Agreement with Donald E. White dated April 1, 2013 (incorporated by reference to Exhibit 10.3 of Form 10-Q filed May 14, 2013).
10.14	Employee Stock Ownership Plan
21.1	Subsidiaries of the Registrant.
23.1	Consent of Shatswell, MacLeod & Company, P.C.
31.1	Chief Executive Officer Certification Pursuant to 17 CFR 240.13a-14, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Chief Financial Officer Certification Pursuant to 17 CF 240.13a-14, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Chief Executive Officer and Chief Financial Officer Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(c)	Financial Statement Schedules

No financial statement schedules are required to be filed as Exhibits pursuant to Item 15(c).

F-97

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SALISBURY BANCORP, INC.

/s/ Richard J. Cantele, Jr.

Richard J. Cantele, Jr.,

President and Chief Executive Officer

March 28, 2014

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Louis E. Allyn, II	/s/ Holly J. Nelson
Louis E. Allyn, II	Holly J. Nelson
Director	Director
March 28, 2014	March 28, 2014

/s/ Arthur J. Bassin	/s/ John F. Perotti
Arthur J. Bassin	John F. Perotti
Director	Director
March 28, 2014	March 28, 2014

/s/ Louise F. Brown	/s/ Michael A. Varet
Louise F. Brown	Michael A. Varet
Director	Director, Chairman of the Board
March 28, 2014	March 28, 2014

/s/ Richard J. Cantele, Jr.	/s/ Donald E. White
Richard J. Cantele, Jr.	Donald E. White
Director, President and Chief Executive Officer	Chief Financial Officer
March 28, 2014	and Chief Accounting Officer
March 28, 2014
/s/ Robert S. Drucker
Robert S. Drucker
Director
March 28, 2014

/s/ David B. Farrell
David B. Farrell
Director
March 28, 2014

/s/ Nancy F. Humphreys
Nancy F. Humphreys
Director
March 28, 2014

F-98

Appendix G

Form 10-Q for Quarter Ended June 30, 2014

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2014

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM ________ TO ________

Commission file number 0-24751

SALISBURY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Connecticut	06-1514263
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

5 Bissell Street, Lakeville, CT	06039
(Address of principal executive offices)	(Zip code)

(860) 435-9801

(Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☑  No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes ☑  No ☐

G-1

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act). (Check one):

Large accelerated filer ☐     Accelerated filer ☐     Non-accelerated filer ☐     Smaller reporting company ☑

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐  No ☑

The number of shares of Common Stock outstanding as of August 14, 2014 is 1,713,281.

G-2

G-3

PART I - FINANCIAL INFORMATION

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Cash and due from banks	$8,213	$5,926
Interest bearing demand deposits with other banks	26,695	6,785
Total cash and cash equivalents	34,908	12,711
Interest-bearing time deposits with other banks	—	738
Securities
Available-for-sale at fair value	88,456	94,491
Federal Home Loan Bank of Boston stock at cost	4,428	5,340
Loans held-for-sale	—	173
Loans receivable, net (allowance for loan losses: $5,102 and $4,683)	456,627	438,178
Other real estate owned	377	377
Bank premises and equipment, net	13,013	11,611
Goodwill	9,829	9,829
Intangible assets (net of accumulated amortization: $2,085 and $1,967)	946	576
Accrued interest receivable	1,733	1,760
Cash surrender value of life insurance policies	7,641	7,529
Deferred taxes	—	260
Other assets	3,518	3,536
Total Assets	$621,476	$587,109
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$93,768	$84,677
Demand (interest bearing)	83,631	81,932
Money market	125,732	120,550
Savings and other	117,890	107,171
Certificates of deposit	86,340	83,039
Total deposits	507,361	477,369
Repurchase agreements	4,344	2,554
Federal Home Loan Bank of Boston advances	29,619	30,411
Capital lease liability	425	425
Deferred taxes	539	—
Accrued interest and other liabilities	4,188	3,560
Total Liabilities	546,476	514,319
Commitments and contingencies
Shareholders' Equity
Preferred stock - $.01 per share par value	16,000	16,000
Authorized: 25,000; Issued: 16,000 (Series B);
Liquidation preference: $1,000 per share
Common stock - $.10 per share par value	171	171
Authorized: 3,000,000;
Issued: 1,713,281 and 1,710,121
Unearned compensation - restricted stock awards	(296)	(335)
Paid-in capital	13,764	13,668
Retained earnings	42,712	42,240
Accumulated other comprehensive income, net	2,649	1,046
Total Shareholders' Equity	75,000	72,790
Total Liabilities and Shareholders' Equity	$621,476	$587,109

G-4

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended June 30,	Three months ended		Six months ended
(in thousands, except per share amounts)	2014	2013	2014	2013
Interest and dividend income
Interest and fees on loans	$4,731	$4,470	$9,327	$8,898
Interest on debt securities
Taxable	365	468	745	941
Tax exempt	432	478	878	966
Other interest and dividends	24	18	45	36
Total interest and dividend income	5,552	5,434	10,995	10,841
Interest expense
Deposits	349	488	700	978
Repurchase agreements	1	1	2	2
Capital lease	—	—	18	—
Federal Home Loan Bank of Boston advances	297	312	595	624
Total interest expense	647	801	1,315	1,604
Net interest income	4,905	4,633	9,680	9,237
Provision for loan losses	314	240	651	636
Net interest and dividend income after provision for loan losses	4,591	4,393	9,029	8,601
Non-interest income
Trust and wealth advisory	939	824	1,718	1,549
Service charges and fees	626	575	1,168	1,092
Gains on sales of mortgage loans, net	32	153	43	431
Mortgage servicing, net	11	8	39	34
Other	74	90	152	169
Total non-interest income	1,682	1,650	3,120	3,275
Non-interest expense
Salaries	1,951	1,835	3,795	3,585
Employee benefits	739	763	1,480	1,448
Premises and equipment	701	583	1,374	1,166
Data processing	435	367	834	787
Professional fees (1)	425	309	1,044	689
Collections and OREO	85	75	221	230
FDIC insurance	124	114	221	239
Marketing and community support	127	105	240	228
Amortization of intangibles	63	56	118	111
Other	418	403	851	833
Total non-interest expense	5,068	4,610	10,178	9,316
Income before income taxes	1,205	1,433	1,971	2,560
Income tax provision	239	289	454	476
Net income	$966	$1,144	$1,517	$2,084
Net income available to common shareholders	$926	$1,103	$1,431	$2,003

Basic earnings per common share	$0.54	$0.65	$0.83	$1.17
Diluted earnings per common share	0.54	0.65	0.83	1.17
Common dividends per share	0.28	0.28	0.56	0.56

(1) Includes one-time professional fees of $81,000 and $261,000 incurred in conjunction with the following strategic initiatives for the three and six month periods ended June 30, 2014: (i) the entering of an agreement to acquire the Sharon, CT branch office of Union Savings Bank and related branch deposits and the consolidation of an existing Salisbury branch office in Sharon, CT with such branch, which was consummated in June of 2014, and (ii) the execution of an agreement to merge Riverside Bank of Poughkeepsie, NY with and into Salisbury Bank, which agreement was announced March 19, 2014.

G-5

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (unaudited)

	Three months ended		Six months ended
Three and six months ended June 30, (in thousands)	2014	2013	2014	2013
Net income	$966	$1,144	$1,517	$2,084
Other comprehensive income (loss)
Net unrealized gains (losses) on securities available-for-sale	671	(2,146)	2,429	(2,502)
Reclassification of net realized gains in net income	—	—	—	—
Unrealized gains (losses) on securities available-for-sale	671	(2,146)	2,429	(2,502)
Income tax (expense) benefit	(228)	730	(826)	851
Unrealized gains (losses) on securities available-for-sale, net of tax	443	(1,416)	1,603	(1,651)
Change in unrecognized pension plan costs	—	—	—	—
Income tax (benefit) expense	—	—	—	—
Pension plan income (loss), net of tax	—	—	—	—
Other comprehensive income (loss), net of tax	443	(1,416)	1,603	(1,651)
Comprehensive income (loss)	$1,409	$(272)	$3,120	$433

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (unaudited)

						Unearned
						compensation-	Accumulated	Total
						restricted	other comp-	share-
	Common Stock		Preferred	Paid-in	Retained	stock	rehensive	holders’
(dollars in thousands)	Shares	Amount	stock	capital	earnings	awards	income	equity
Balances at December 31, 2012	1,689,691	$169	$16,000	$13,158	$40,233	$—	$2,437	$71,997
Net income	—	—	—	—	2,084	—	—	2,084
Other comprehensive loss, net of tax	—	—	—	—	—	—	(1,651)	(1,651)
Common stock dividends declared	—	—	—	—	(957)	—	—	(957)
Preferred stock dividends declared	—	—	—	—	(81)	—	—	(81)
Issuance of restricted common stock	19,600	2	—	488	—	(490)	—	—
Forfeiture of restricted common stock	(500)	—		(12)		12	—	—
Stock based compensation-restricted
stock awards	—	—	—	—	—	63	—	63
Issuance of common stock for director fees	1,330	—	—	34	—	—	—	34
Balances at June 30, 2013	1,710,121	$171	$16,000	$13,668	$41,279	$(415)	$786	$71,489
Balances at December 31, 2013	1,710,121	$171	$16,000	$13,668	$42,240	$(335)	$1,046	$72,790
Net income	—	—	—	—	1,517	—	—	1,517
Other comprehensive income, net of tax	—	—	—	—	—	—	1,603	1,603
Common stock dividends declared	—	—	—	—	(959)	—	—	(959)
Preferred stock dividends declared	—	—	—	—	(86)	—	—	(86)
Issuance of restricted common stock	3,000	—	—	81	—	(81)	—	—
Forfeiture of restricted common stock	(2,000)	—	—	(50)	—	50	—	—
Stock based compensation-restricted
stock awards	—	—	—	—	—	70	—	70
Issuance of common stock for director fees	2,160	—	—	65	—	—	—	65
Balances at June 30, 2014	1,713,281	$171	$16,000	$13,764	$42,712	$(296)	$2,649	$75,000

G-6

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

Six months ended June 30, (in thousands) unaudited	2014	2013
Operating Activities
Net income	$1,517	$2,084
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization (accretion) and depreciation
Securities	110	262
Bank premises and equipment	464	428
Decrease core deposit intangible	118	111
Mortgage servicing rights	165	197
Fair value adjustment on loans	13	16
Fair value adjustment on deposits	(4)	—
(Gains) and losses
Gain on sale of loans	(22)	(285)
Other real estate owned	—	9
Loss on sale/disposals of premises and equipment	2	—
Provision for loan losses	651	636
Proceeds from loans sold	2,146	18,002
Loans originated for sale	(1,951)	(16,702)
Increase in deferred loan origination fees and costs, net	(61)	(96)
Mortgage servicing rights originated	(22)	(230)
Decrease in mortgage servicing rights impairment reserve	(14)	(34)
Decrease (increase) in interest receivable	27	(184)
Deferred tax benefit	(27)	(25)
Decrease in prepaid expenses	20	724
Increase in cash surrender value of life insurance policies	(112)	(121)
(Increase) decrease in income tax receivable	(88)	338
(Increase) decrease in other assets	(43)	36
(Decrease) increase in accrued expenses	(20)	168
Decrease in interest payable	(4)	(37)
Increase (decrease) in other liabilities	651	(362)
Issuance of shares for director fees	65	34
Issuance of shares of restricted stock	70	63
Net cash provided by operating activities	3,651	5,032
Investing Activities
Redemption of Federal Home Loan Bank stock	912	407
Sale (purchase) of interest-bearing time deposits with other banks	738	(4,233)
Proceeds from calls of securities available-for-sale	3,595	1,400
Proceeds from maturities of securities available-for-sale	4,759	15,514
Loan originations and principal collections, net	(19,022)	(30,090)
Recoveries of loans previously charged-off	33	10
Proceeds from sales of other real estate owned	—	1,353
Capital expenditures	(1,710)	(195)
Cash and cash equivalents acquired from Sharon, CT branch office of another institution	17,462	—
Net cash provided (utilized) by investing activities	6,767	(15,834)
Financing Activities
Increase in deposit transaction accounts, net	12,897	4,864
Decrease in time deposits, net	(1,071)	(4,040)
Increase in securities sold under agreements to repurchase, net	1,790	1,195
Principal payments on Federal Home Loan Bank of Boston advances	(792)	(793)
Common stock dividends paid	(959)	(957)
Preferred stock dividends paid	(86)	(81)
Net cash provided by financing activities	11,779	188
Net increase (decrease) in cash and cash equivalents	22,197	(10,614)
Cash and cash equivalents, beginning of period	12,711	43,574
Cash and cash equivalents, end of period	$34,908	$32,960
Cash paid during period
Interest	$1,319	$1,641
Income taxes	569	163
Non-cash transfers
Transfer from loans to other real estate owned	—	1,553
Sharon branch acquisition
Cash and cash equivalents acquired	17,462	—
Net loans acquired	63	—
Fixed assets acquired	158	—
Core deposit intangible	488	—
Deposits assumed	18,170	—
Accrued interest payable assumed	1	—

G-7

Salisbury Bancorp, Inc. and Subsidiary

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The interim (unaudited) consolidated financial statements of Salisbury Bancorp, Inc. ("Salisbury") include those of Salisbury and its wholly owned subsidiary, Salisbury Bank and Trust Company (the "Bank"). In the opinion of management, the interim unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position of Salisbury and the statements of income, comprehensive income (loss), shareholders’ equity and cash flows for the interim periods presented.

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). In preparing the financial statements, management is required to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and valuation of real estate, management obtains independent appraisals for significant properties.

Certain financial information, which is normally included in financial statements prepared in accordance with generally accepted accounting principles, but which is not required for interim reporting purposes, has been condensed or omitted. Operating results for the interim period ended June 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014. The accompanying condensed financial statements should be read in conjunction with the financial statements and notes thereto included in Salisbury's 2013 Annual Report on Form 10-K for the period ended December 31, 2013.

The allowance for loan losses is a significant accounting policy and is presented in the Notes to Consolidated Financial Statements and in Management’s Discussion and Analysis, which provides information on how significant assets are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions and estimates underlying those amounts, management has identified the determination of the allowance for loan losses to be the accounting area that requires the most subjective judgments, and as such could be most subject to revision as new information becomes available.

Impact of New Accounting Pronouncements Issued

In January 2014, the FASB issued ASU 2014-01, “Investments - Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects.” The amendments in this ASU apply to all reporting entities that invest in qualified affordable housing projects through limited liability entities that are flow-through entities for tax purposes as follows:

1.	For reporting entities that meet the conditions for and that elect to use the proportional amortization method to account for investments in qualified affordable housing projects, all amendments in this ASU apply.
2.	For reporting entities that do not meet the conditions for or that do not elect the proportional amortization method, only the amendments in this ASU that are related to disclosures apply.

The amendments in this ASU permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognize the net investment performance in the income statement as a component of income tax expense (benefit). For those investments in qualified affordable housing projects not accounted for using the proportional amortization method, the investment should be accounted for as an equity method investment or a cost method investment in accordance with Subtopic 970-323. The amendments in this ASU should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this ASU are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. The Company does not expect that the adoption of this ASU will have an impact on the Company’s consolidated financial statements.

G-8

In January 2014, the FASB issued ASU 2014-04, “Receivables-Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure.” The objective of the amendments in this ASU is to reduce diversity by clarifying when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amendments in this ASU clarify that an insubstance repossession or foreclosure occurs; and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this ASU are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” This ASU changes the criteria for reporting discontinued operations and modifies related disclosure requirements. The new guidance is effective on a prospective basis for fiscal years beginning on or after December 15, 2014, and interim periods within those years. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).”  The objective of this ASU is to clarify principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards.  The guidance in this ASU affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards.  The core principal of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.   For public entities, the amendments in this update are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period.  Early application is not permitted.  The Company is currently reviewing this ASU to determine if it will have an impact on its consolidated financial statements.

In June 2014, the FASB issued ASU 2014-11, “Transfers and Servicing (Topic 860):  Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures.”  The amendments in this ASU require two accounting changes.  First, the amendments in this ASU change the accounting for repurchase-to-maturity transactions to secured borrowing accounting.  Second, for repurchase financing arrangements, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement.  This ASU also includes new disclosure requirements.  The accounting changes in this Update are effective for public business entities for the first interim or annual period beginning after December 15, 2014.  An entity is required to present changes in accounting for transactions outstanding on the effective date as a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption.  Earlier application for a public business entity is prohibited; however, all other entities may elect to apply the requirements for interim periods beginning after December 15, 2014.  The Company is currently reviewing this ASU to determine if it will have an impact on its consolidated financial statements.

G-9

In June 2014, the FASB issued ASU 2014-12, “Compensation - Stock Compensation (Topic 718):  Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could be Achieved after the Requisite Service Period.”  The amendments in this ASU require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition.  A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards.  This ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015.  Earlier adoption is permitted.  ASU 2014-12 may be adopted either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements, and to all new or modified awards thereafter.  If retrospective transition is adopted, the cumulative effect of applying this update as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date.  The Company is currently reviewing this ASU to determine if it will have an impact on its consolidated financial statements.

NOTE 2 - SECURITIES

The composition of securities is as follows:

(in thousands)	Amortized cost (1)	Gross un- realized gains	Gross un-realized losses	Fair value
June 30, 2014
Available-for-sale
U.S. Treasury notes	$2,497	$138	$—	$2,635
U.S. Government Agency notes	2,503	41	—	2,544
Municipal bonds	38,249	1,004	(445)	38,808
Mortgage-backed securities
U.S. Government Agencies	30,389	703	(13)	31,079
Collateralized mortgage obligations
U.S. Government Agencies	3,075	29	—	3,104
Non-agency	6,905	557	(19)	7,443
SBA bonds	1,729	129	—	1,858
Preferred stock	20	965	—	985
Total securities available-for-sale	$85,367	$3,566	$(477)	$88,456
Non-marketable securities
Federal Home Loan Bank of Boston stock	$4,428	$—	$—	$4,428

(in thousands)	Amortized cost (1)	Gross un- realized gains	Gross un-realized losses	Fair value
December 31, 2013
Available-for-sale
U.S. Treasury notes	$2,497	$160	$—	$2,657
U.S. Government Agency notes	2,507	83	—	2,590
Municipal bonds	41,775	782	(2,120)	40,437
Mortgage-backed securities
U.S. Government Agencies	33,522	442	(72)	33,892
Collateralized mortgage obligations
U.S. Government Agencies	3,545	35	—	3,580
Non-agency	7,923	401	(16)	8,308
SBA bonds	2,042	188	—	2,230
Preferred stock	20	777	—	797
Total securities available-for-sale	$93,831	$2,868	$(2,208)	$94,491
Non-marketable securities
Federal Home Loan Bank of Boston stock	$5,340	$—	$—	$5,340
(1)	Net of other-than-temporary impairment write-downs recognized in earnings.

Salisbury did not sell any securities available-for-sale during the six month periods ended June 30, 2014 and 2013.

G-10

The following table summarizes, for all securities in an unrealized loss position, including debt securities for which a portion of other-than-temporary impairment (“OTTI”) has been recognized in other comprehensive income, the aggregate fair value and gross unrealized loss of securities that have been in a continuous unrealized loss position as of the date presented:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	losses	value	losses	value	losses
June 30, 2014
Available-for-sale
Municipal bonds	$752	$2	$6,070	$443	$6,822	$445
Mortgage-backed securities	486	2	2,047	11	2,533	13
Collateralized mortgage obligations
Non-agency	—	—	178	4	178	4
Total temporarily impaired securities	1,238	4	8,295	458	9,533	462
Other-than-temporarily impaired securities
Collateralized mortgage obligations
Non-agency	286	15	—	—	286	15
Total temporarily and other-than-temporarily impaired securities	$1,524	$19	$8,295	$458	$9,819	$477

Salisbury evaluates securities for OTTI where the fair value of a security is less than its amortized cost basis at the balance sheet date. As part of this process, Salisbury considers whether it has the intent to sell each debt security and whether it is more likely than not that it will be required to sell the security before its anticipated recovery. If either of these conditions is met, Salisbury recognizes an OTTI charge to earnings equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date. For securities that meet neither of these conditions, an analysis is performed to determine if any of these securities are at risk for OTTI.

The following summarizes, by security type, the basis for evaluating if the applicable securities were OTTI at June 30, 2014.

U.S Government Agency notes, U.S. Government Agency mortgage-backed securities and U.S. Government Agency CMOs: The contractual cash flows are derived from U.S. government agencies and U.S. government-sponsored enterprises. Changes in fair values are a function of changes in investment spreads and interest rate movements and not changes in credit quality. Management expects to recover the entire amortized cost basis of these securities. Furthermore, Salisbury evaluates these securities for strategic fit and may reduce its position in these securities, although it is not more likely than not that Salisbury will be required to sell these securities before recovery of their cost basis, which may be maturity. Therefore, management does not consider these securities to be OTTI at June 30, 2014.

Municipal bonds: Contractual cash flows are performing as expected. Salisbury purchased substantially all of these securities during 2006 to 2008 as bank qualified, insured, AAA rated general obligation or revenue bonds. Salisbury’s portfolio is mostly comprised of tax-exempt general obligation bonds or public-purpose revenue bonds for schools, municipal offices, sewer infrastructure and fire houses, for small towns and municipalities across the United States. In the wake of the financial crisis, most monoline bond insurers had their ratings downgraded or withdrawn because of excessive exposure to insurance for collateralized debt obligations. Where appropriate Salisbury performs credit underwriting reviews of issuers, including some that have had their ratings withdrawn and are insured by insurers that have had their ratings withdrawn, to assess default risk. For all completed reviews, pass credit risk ratings have been assigned. Management expects to recover the entire amortized cost basis of these securities. It is not more likely than not that Salisbury will be required to sell these securities before recovery of their cost basis, which may be maturity. Management does not consider these securities to be OTTI at June 30, 2014.

Non-agency CMOs: Salisbury performed a detailed cash flow analysis of its non-agency CMOs at June 30, 2014, to assess whether any of the securities were OTTI. Salisbury uses first party provided cash flow forecasts for each security based on a variety of market driven assumptions and securitization terms, including prepayment speed, default or delinquency rate, and default severity for losses including interest, legal fees, property repairs, expenses and realtor fees, that, together with the loan amount are subtracted from collateral sales proceeds to determine severity. In 2009, Salisbury determined that five non-agency CMO securities reflected OTTI and recognized losses for deterioration in credit quality of $1,128,000. Salisbury judged the four remaining securities not to have additional OTTI and all other CMO securities not to be OTTI as of June 30, 2014. It is possible that future loss assumptions could change necessitating Salisbury to recognize future OTTI for further deterioration in credit quality. Salisbury evaluates these securities for strategic fit and depending upon such factor could reduce its position in these securities, although it has no present intention to do so, and it is not more likely than not that Salisbury will be required to sell these securities before recovery of their cost basis.

G-11

The following table presents activity related to credit losses recognized into earnings on the non-agency CMOs held by Salisbury for which a portion of an OTTI charge was recognized in accumulated other comprehensive income:

Six months ended June 30 (in thousands)	2014	2013
Balance, beginning of period	$1,128	$1,128
Credit component on debt securities in which OTTI was not previously recognized	—	—
Balance, end of period	$1,128	$1,128

Federal Home Loan Bank of Boston (“FHLBB”): The FHLBB is a cooperative that provides services, including funding in the form of advances, to its member banking institutions. As a requirement of membership, the Bank must own a minimum amount of FHLBB stock, calculated periodically based primarily on its level of borrowings from the FHLBB. No market exists for shares of the FHLBB and therefore, they are carried at par value. FHLBB stock may be redeemed at par value five years following termination of FHLBB membership, subject to limitations which may be imposed by the FHLBB or its regulator, the Federal Housing Finance Board, to maintain capital adequacy of the FHLBB. While the Bank currently has no intentions to terminate its FHLBB membership, the ability to redeem its investment in FHLBB stock would be subject to the conditions imposed by the FHLBB. In 2008, the FHLBB announced to its members that it is focusing on preserving capital in response to ongoing market volatility including the extension of a moratorium on excess stock repurchases and in 2009 announced the suspension of its quarterly dividends. On February 22, 2011, the FHLBB declared a modest cash dividend payable to its members on March 2, 2011. The FHLBB continued to declare modest cash dividends through 2013. Based on the capital adequacy and the liquidity position of the FHLBB, management believes there is no impairment related to the carrying amount of the Bank’s FHLBB stock as of June 30, 2014. Further deterioration of the FHLBB’s capital levels may require the Bank to deem its restricted investment in FHLBB stock to be OTTI. If evidence of impairment exists in the future, the FHLBB stock would reflect fair value using either observable or unobservable inputs. The Bank will continue to monitor its investment in FHLBB stock.

NOTE 3 - LOANS

The composition

of loans receivable and loans held-for-sale is as follows:

(in thousands)	June 30, 2014	December 31, 2013
Residential 1-4 family	$239,258	$231,113
Residential 5+ multifamily	4,866	4,848
Construction of residential 1-4 family	2,272	1,876
Home equity credit	34,438	34,139
Residential real estate	280,834	271,976
Commercial	95,523	91,853
Construction of commercial	14,352	10,948
Commercial real estate	109,875	102,801
Farm land	3,332	3,402
Vacant land	8,891	9,067
Real estate secured	402,932	387,246
Commercial and industrial	49,368	46,292
Municipal	4,421	4,252
Consumer	3,765	3,889
Loans receivable, gross	460,486	441,679
Deferred loan origination fees and costs, net	1,243	1,182
Allowance for loan losses	(5,102)	(4,683)
Loans receivable, net	$456,627	$438,178
Loans held-for-sale
Residential 1-4 family	$—	$173
G-12

Concentrations of Credit Risk

Salisbury's loans consist primarily of residential and commercial real estate loans located principally in northwestern Connecticut and nearby New York and Massachusetts towns, which constitute Salisbury's service area. Salisbury offers a broad range of loan and credit facilities to borrowers in its service area, including residential mortgage loans, commercial real estate loans, construction loans, working capital loans, equipment loans, and a variety of consumer loans, including home equity lines of credit, and installment and collateral loans. All residential and commercial mortgage loans are collateralized by first or second mortgages on real estate. The ability of single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the market area and real estate values. The ability of commercial borrowers to honor their repayment commitments is dependent on the general economy as well as the health of the real estate economic sector in Salisbury’s market area.

Loan Credit Quality

The composition of loans receivable by risk rating grade is as follows:

(in thousands)	Pass	Special mention	Substandard	Doubtful	Loss	Total
June 30, 2014
Residential 1-4 family	$221,887	$11,320	$5,957	$94	$—	$239,258
Residential 5+ multifamily	2,710	1,086	1,070	—	—	4,866
Construction of residential 1-4 family	2,272	—	—	—	—	2,272
Home equity credit	31,677	1,388	1,373	—	—	34,438
Residential real estate	258,546	13,794	8,400	94	—	280,834
Commercial	73,809	13,198	8,516	—	—	95,523
Construction of commercial	13,186	583	583	—	—	14,352
Commercial real estate	86,995	13,781	9,099	—	—	109,875
Farm land	828	1,387	1,117	—	—	3,332
Vacant land	5,479	254	3,158	—	—	8,891
Real estate secured	351,848	29,216	21,774	94	—	402,932
Commercial and industrial	41,283	7,172	913	—	—	49,368
Municipal	4,421	—	—	—	—	4,421
Consumer	3,647	88	30	—	—	3,765
Loans receivable, gross	$401,199	$36,476	$22,717	$94	$—	$460,486
(in thousands)	Pass	Special mention	Substandard	Doubtful	Loss	Total
December 31, 2013
Residential 1-4 family	$212,683	$12,338	$5,997	$95	$—	$231,113
Residential 5+ multifamily	2,674	1,199	975	—	—	4,848
Construction of residential 1-4 family	1,876	—	—	—	—	1,876
Home equity credit	31,444	1,355	1,340	—	—	34,139
Residential real estate	248,677	14,892	8,312	95	—	271,976
Commercial	67,554	16,044	8,255	—	—	91,853
Construction of commercial	10,257	102	589	—	—	10,948
Commercial real estate	77,811	16,146	8,844	—	—	102,801
Farm land	847	1,421	1,134	—	—	3,402
Vacant land	5,640	288	3,139	—	—	9,067
Real estate secured	332,975	32,747	21,429	95	—	387,246
Commercial and industrial	37,860	7,452	980	—	—	46,292
Municipal	4,252	—	—	—	—	4,252
Consumer	3,739	113	37	—	—	3,889
Loans receivable, gross	$378,826	$40,312	$22,446	$95	$—	$441,679
G-13

The composition of loans receivable by delinquency status is as follows:

		Past due
						180	30	Accruing 90
						days	days	days
		1-29	30-59	60-89	90-179	and	and	and	Non-
(in thousands)	Current	days	days	days	days	over	over	over	accrual
June 30, 2014
Residential 1-4 family	$232,521	$4,317	$287	$1,034	$868	$230	$2,419	$—	$2,495
Residential 5+ multifamily	4,771	—	—	—	95	—	95	—	—
Construction of residential 1-4 family	2,272	—	—	—	—	—	—	—	—
Home equity credit	33,100	273	761	162	44	99	1,066	—	485
Residential real estate	272,664	4,590	1,048	1,196	1,007	329	3,580	—	2,980
Commercial	92,816	1,413	53	—	—	1,241	1,294	—	1,892
Construction of commercial	14,014	205	—	—	133	—	133	—	133
Commercial real estate	106,830	1,618	53	—	133	1,241	1,427	—	2,025
Farm land	2,197	733	18	—	—	384	402	—	384
Vacant land	5,920	76	—	26	—	2,869	2,895	26	2,869
Real estate secured	387,611	7,017	1,119	1,222	1,140	4,823	8,304	26	8,258
Commercial and industrial	48,197	1,044	122	5	—	—	127	—	99
Municipal	4,421	—	—	—	—	—	—	—	—
Consumer	3,663	94	6	2	—	—	8	—	22
Loans receivable, gross	$443,892	$8,155	$1,247	$1,229	$1,140	$4,823	$8,439	$26	$8,379
December 31, 2013
Residential 1-4 family	$222,356	$3,853	$1,795	$2,622	$353	$134	$4,904	$—	$1,525
Residential 5+ multifamily	4,749	—	—	99	—	—	99	—	—
Construction of residential 1-4 family	1,876	—	—	—	—	—	—	—	—
Home equity credit	33,391	129	361	125	—	133	619	—	402
Residential real estate	262,372	3,982	2,156	2,846	353	267	5,622	—	1,927
Commercial	89,434	566	371	108	235	1,139	1,853	—	1,857
Construction of commercial	9,784	1,025	—	139	—	—	139	—	—
Commercial real estate	99,218	1,591	371	247	235	1,139	1,992	—	1,857
Farm land	2,995	23	—	—	—	384	384	—	384
Vacant land	6,058	139	—	—	—	2,870	2,870	—	2,870
Real estate secured	370,643	5,735	2,527	3,093	588	4,660	10,868	—	7,038
Commercial and industrial	45,897	262	112	—	—	21	133	—	134
Municipal	4,252	—	—	—	—	—	—	—	—
Consumer	3,746	113	29	1	—	—	30	—	—
Loans receivable, gross	$424,538	$6,110	$2,668	$3,094	$588	$4,681	$11,031	$—	$7,172

G-14

Troubled Debt Restructurings

Troubled debt restructurings occurring during the periods are as follows:

	Three months ended June 30, 2014			Six months ended June 30, 2014
(in thousands)	Quantity	Pre-modification balance	Post-modification balance	Quantity	Pre-modification balance	Post-modification balance
Residential real estate	—	$—	$—	1	$30	$30
Commercial real estate	1	197	197	2	447	447
Home equity credit	1	24	24	2	72	72
Troubled debt restructurings	2	$221	$221	5	$549	$549
Interest only and term extension	—	$—	$—	1	$48	$48
Debt consolidation and term extension	1	197	197	2	447	447
Interest only	1	24	24	2	54	54
Troubled debt restructurings	2	$221	$221	5	$549	$549

Two loans were restructured during the quarter ended June 30, 2014 and both were current at June 30, 2014.

Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

	Three months ended June 30, 2014					Six months ended June 30, 2014
	Beginning	Provision	Charge-	Reco-	Ending	Beginning	Provision	Charge-	Reco-	Ending
(in thousands)	balance	(benefit)	offs	veries	balance	balance	(benefit)	offs	veries	balance
Residential	$1,930	$75	$(31)	$—	$1,974	$1,938	$137	$(103)	$2	$1,974
Commercial	1,491	132	(1)	—	1,622	1,385	289	(52)	—	1,622
Land	226	48	(90)	—	184	226	49	(91)	—	184
Real estate	3,647	255	(122)	—	3,780	3,549	475	(246)	2	3,780
Commercial and industrial	577	(6)	—	13	584	561	11	(1)	13	584
Municipal	40	4	—	—	44	43	1	—	—	44
Consumer	56	(10)	(7)	10	49	105	(56)	(18)	18	49
Unallocated	574	71		—	645	425	220			645
Totals	$4,894	$314	$(129)	$23	$5,102	$4,683	$651	$(265)	$33	$5,102

The composition of loans receivable and the allowance for loan losses is as follows:

	Collectively evaluated		Individually evaluated		Total portfolio
(in thousands)	Loans	Allowance	Loans	Allowance	Loans	Allowance
June 30, 2014
Residential 1-4 family	$233,203	$922	$6,055	$598	$239,258	$1,520
Residential 5+ multifamily	3,828	18	1,038	—	4,866	18
Construction of residential 1-4 family	2,272	12	—	—	2,272	12
Home equity credit	33,905	360	533	64	34,438	424
Residential real estate	273,208	1,312	7,626	662	280,834	1,974
Commercial	90,727	1,018	4,796	449	95,523	1,467
Construction of commercial	14,219	155	133	—	14,352	155
Commercial real estate	104,946	1,173	4,929	449	109,875	1,622
Farm land	2,948	61	384	—	3,332	61
Vacant land	5,801	63	3,090	60	8,891	123
Real estate secured	386,903	2,609	16,029	1,171	402,932	3,780
Commercial and industrial	48,725	552	643	32	49,368	584
Municipal	4,421	44	—	—	4,421	44
Consumer	3,686	35	79	14	3,765	49
Unallocated allowance	—	645	—	—	—	645
Totals	$443,735	$3,885	$16,751	$1,217	$460,486	$5,102

G-15

	Collectively evaluated		Individually evaluated		Total portfolio
(in thousands)	Loans	Allowance	Loans	Allowance	Loans	Allowance
December 31, 2013
Residential 1-4 family	$225,419	$897	$5,694	$617	$231,113	$1,514
Residential 5+ multifamily	3,894	20	954	—	4,848	20
Construction of residential 1-4 family	1,876	11	—	—	1,876	11
Home equity credit	33,689	363	450	30	34,139	393
Residential real estate	264,878	1,291	7,098	647	271,976	1,938
Commercial	87,059	977	4,794	282	91,853	1,259
Construction of commercial	10,948	126	—	—	10,948	126
Commercial real estate	98,007	1,103	4,794	282	102,801	1,385
Farm land	3,018	61	384	—	3,402	61
Vacant land	5,972	64	3,095	101	9,067	165
Real estate secured	371,875	2,519	15,371	1,030	387,246	3,549
Commercial and industrial	45,584	519	708	42	46,292	561
Municipal	4,252	43	—	—	4,252	43
Consumer	3,710	36	179	69	3,889	105
Unallocated allowance	—	—	—	—	—	425
Totals	$425,421	$3,117	$16,258	$1,141	$441,679	$4,683

The credit quality segments of loans receivable and the allowance for loan losses are as follows:

	Collectively evaluated		Individually evaluated		Total portfolio
(in thousands)	Loans	Allowance	Loans	Allowance	Loans	Allowance
June 30, 2014
Performing loans	$435,405	$2,963	$57	$14	$435,462	$2,977
Potential problem loans	8,330	277	14	—	8,344	277
Impaired loans	—	—	16,680	1,203	16,680	1,203
Unallocated allowance	—	645	—	—	—	645
Totals	$443,735	$3,885	$16,751	$1,217	$460,486	$5,102
December 31, 2013
Performing loans	$416,734	$2,835	$157	$69	$416,891	$2,904
Potential problem loans	8,687	282	429	19	9,116	301
Impaired loans	—	—	15,672	1,053	15,672	1,053
Unallocated allowance	—	425	—	—	—	425
Totals	$425,421	$3,542	$16,258	$1,141	$441,679	$4,683

G-16

	Impaired loans with specific allowance					Impaired loans with no specific allowance
	Loan balance			Specific	Income	Loan balance			Income
(in thousands)	Book	Note	Average	allowance	recognized	Book	Note	Average	recognized
June 30, 2014
Residential	$4,066	$4,143	$4,335	$598	$58	$3,027	$3,140	$2,817	$45
Home equity credit	179	184	80	64	—	354	365	448	2
Residential real estate	4,245	4,327	4,415	662	58	3,381	3,505	3,265	47
Commercial	3,652	3,834	3,060	449	62	1,144	1,335	1,626	25
Construction of commercial	—	—	—	—	—	133	136	116	4
Farm land	—	—	—	—	—	384	384	384	—
Vacant land	3,090	3,975	3,093	60	7	—	—	—	—
Real estate secured	10,987	12,136	10,568	1,171	127	5,042	5,360	5,391	76
Commercial and industrial	102	140	111	32	—	527	529	542	15
Consumer	—	—	—	—	—	22	22	22	—
Totals	$11,089	$12,276	$10,679	$1,203	$127	$5,591	$5,911	$5,955	$91
December 31, 2013
Residential	$4,409	$4,516	$3,995	$598	$99	$2,073	$2,522	$2,285	$54
Home equity credit	72	72	101	30	2	378	428	251	4
Residential real estate	4,481	4,588	4,096	628	101	2,451	2,950	2,536	58
Commercial	2,777	2,835	2,349	282	127	1,771	2,299	2,411	47
Construction of commercial	—	—	3	—	—	—	20	8	—
Farm land	—	—	—	—	—	384	384	118	—
Vacant land	3,095	3,889	1,853	101	—	—	100	1,430	—
Real estate secured	10,353	11,312	8,301	1,011	228	4,606	5,753	6,503	105
Commercial and industrial	119	154	233	42	1	573	975	595	36
Consumer	—	—	—	—	—	22	22	—	—
Totals	$10,472	$11,466	$8,534	$1,053	$229	$5,201	$6,750	$7,098	$141

NOTE 4 - MORTGAGE SERVICING RIGHTS

June 30, (in thousands)	2014	2013
Residential mortgage loans serviced for others	$143,244	$149,388
Fair value of mortgage servicing rights	1,638	1,661

Changes in mortgage servicing rights are as follows:

	Three months		Six months
Periods ended June 30, (in thousands)	2014	2013	2014	2013
Mortgage Servicing Rights
Balance, beginning of period	$906	$1,124	$980	$1,076
Originated	16	78	22	230
Amortization (1)	(85)	(93)	(165)	(197)
Balance, end of period	837	1,109	837	1,109
Valuation Allowance
Balance, beginning of period	(3)	(5)	(15)	(38)
Decrease in impairment reserve (1)	2	1	14	34
Balance, end of period	(1)	(4)	(1)	(4)
Loan servicing rights, net	$836	$1,105	$836	$1,105
(1)	Amortization expense and changes in the impairment reserve are recorded in loan servicing fee income.

G-17

NOTE 5 - PLEDGED ASSETS

(in thousands)	June 30, 2014	December 31, 2013
Securities available-for-sale (at fair value)	$57,237	$57,623
Loans receivable	134,828	130,574
Total pledged assets	$192,065	$188,197

At June 30, 2014, securities were pledged as follows: $47.3 million to secure public deposits, $9.8 million to secure repurchase agreements and $0.1 million to secure FHLBB advances. Loans receivable were pledged to secure FHLBB advances and credit facilities.

NOTE 6 – EARNINGS PER SHARE

The Company defines unvested share-based payment awards that contain nonforfeitable rights to dividends as participating securities that are included in computing Earnings Per Share (“EPS”) using the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for each share of common stock and participating securities according to dividends declared and participation rights in undistributed earnings. Under this method, all earnings (distributed and undistributed) are allocated to common shares and participating securities based on their respective rights to receive dividends. Earnings per common share are calculated by dividing earnings allocated to common stockholders by the weighted-average number of common shares outstanding during the period. Basic EPS excludes dilution and is computed by dividing income allocated to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

The following table sets forth the computation of earnings per share (basic and diluted) for the periods indicated:

	Three months		Six months
Periods ended June 30, (in thousands)	2014	2013	2014	2013
Net income	$966	$1,144	$1,517	$2,084
Less: Preferred stock dividends declared	(40)	(41)	(86)	(81)
Net income available to common shareholders	926	1,103	1,431	2,003
Less: Undistributed earnings allocated to participating securities	(10)	(11)	(17)	(18)
Net income allocated to common stock	$916	$1,092	$1,414	$1,985
Common shares issued	1,713	1,710	1,712	1,705
Less: Unvested restricted stock awards	(22)	(19)	(21)	(15)
Common shares outstanding used to calculate basic earnings per common share	1,691	1,691	1,691	1,690
Add: Dilutive effect of unvested restricted stock awards	—	—	—	—
Common shares outstanding used to calculate diluted earnings per common share	1,691	1,691	1,691	1,690
Earnings per common share (basic and diluted)	$0.54	$0.65	$0.83	$1.17

NOTE 7 – SHAREHOLDERS’ EQUITY

Capital Requirements

Salisbury and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional and discretionary actions by the regulators that, if undertaken, could have a direct material effect on Salisbury and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Salisbury and the Bank must meet specific guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Salisbury and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

G-18

Quantitative measures established by regulation to ensure capital adequacy require Salisbury and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined) to average assets (as defined) and total and Tier 1 capital (as defined) to risk-weighted assets (as defined). Management believes, as of June 30, 2014, that Salisbury and the Bank meet all of their capital adequacy requirements.

In December 2010, the Basel Committee, a group of bank regulatory supervisors from around the world, released its final framework for strengthening international capital and liquidity regulation, now officially identified by the Basel Committee as “Basel III.” Basel III, when fully implemented by the U.S. bank regulatory agencies and fully phased-in, will require bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity.

In July 2013, the Federal Reserve Board, Office of the Comptroller of the Currency and Federal Deposit Insurance Corporation approved final rules to implement the Basel III capital framework. The rules will be effective on January 1, 2015 and phased-in over a multiple year period through 2019. The new capital rules call for higher quality capital with higher minimum capital level requirements. Salisbury and the Bank are in the process of assessing the impact from these new regulatory requirements, and while management cannot be certain of the impact, management believes that Salisbury and the Bank will exceed the new requirements of adequately capitalized plus the capital conservation buffer, once they become effective.

The Bank was classified, as of its most recent notification, as "well capitalized." The Bank's actual regulatory capital position and minimum capital requirements as defined "To Be Well Capitalized Under Prompt Corrective Action Provisions" and "For Capital Adequacy Purposes" are as follows:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2014
Total Capital (to risk-weighted assets)
Salisbury	$67,143	16.11%	$33,341	8.0%	n/a	—
Bank	56,810	13.53	33,591	8.0	$41,989	10.0%
Tier 1 Capital (to risk-weighted assets)
Salisbury	61,576	14.77	16,671	4.0	n/a	—
Bank	51,242	12.20	16,796	4.0	25,194	6.0
Tier 1 Capital (to average assets)
Salisbury	61,576	10.50	23,459	4.0	n/a	—
Bank	51,242	8.74	23,458	4.0	29,323	5.0
December 31, 2013
Total Capital (to risk-weighted assets)
Salisbury	$66,404	16.46%	$32,280	8.0%	n/a	—
Bank	56,425	13.87	32,539	8.0	$40,674	10.0%
Tier 1 Capital (to risk-weighted assets)
Salisbury	61,340	15.20	16,140	4.0	n/a	—
Bank	51,361	12.63	16,270	4.0	24,405	6.0
Tier 1 Capital (to average assets)
Salisbury	61,340	10.65	23,035	4.0	n/a	—
Bank	51,361	8.96	22,938	4.0	28,673	5.0

DIVIDENDS

Cash Dividends to Common Shareholders

Salisbury's ability to pay cash dividends is substantially dependent on the Bank's ability to pay cash dividends to Salisbury. There are certain restrictions on the payment of cash dividends and other payments by the Bank to Salisbury. Under Connecticut law, the Bank cannot declare a cash dividend except from net profits, defined as the remainder of all earnings from current operations. The total of all cash dividends declared by the Bank in any calendar year shall not, unless specifically approved by the Banking Commissioner, exceed the total of its net profits of that year combined with its retained net profits of the preceding two years.

G-19

FRB Supervisory Letter SR 09-4, February 24, 2009, revised March 27, 2009, notes that, as a general matter, the Board of Directors of a Bank Holding Company (“BHC”) should inform the Federal Reserve and should eliminate, defer, or significantly reduce dividends if (1) net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (2) the prospective rate of earnings retention is not consistent with capital needs and overall current and prospective financial condition; or (3) the BHC will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. Moreover, a BHC should inform the Federal Reserve reasonably in advance of declaring or paying a dividend that exceeds earnings for the period (e.g., quarter) for which the dividend is being paid or that could result in a material adverse change to the BHC capital structure.

Preferred Stock

In August 2011, Salisbury issued to the U.S. Secretary of the Treasury (the “Treasury”) $16,000,000 of its Series B Preferred Stock under the Small Business Lending Fund (the “SBLF”) program. The SBLF program is a $30 billion fund established under the Small Business Jobs Act of 2010 to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. The Preferred Stock qualifies as Tier 1 capital for regulatory purposes and ranks senior to the Common Stock.

The Series B Preferred Stock pays noncumulative dividends. The dividend rate on the Series B Preferred Stock for the initial ten quarterly dividend periods, commencing with the period ended September 30, 2011 and ending with the period ended December 31, 2013, is determined each quarter based on the increase in the Bank’s Qualified Small Business Lending over a baseline amount. The dividend rate for the quarterly period ended June 30, 2014 was 1.00%. For the eleventh quarterly dividend payment through four and one-half years after its issuance, the dividend rate on the Series B Preferred Stock will be fixed at the rate in effect at the end of the ninth quarterly dividend period and after four and one-half years from its issuance the dividend rate will be fixed at 9 percent per annum. The Series B Preferred Stock is non-voting, other than voting rights on matters that could adversely affect the Series B Preferred Stock. The Series B Preferred Stock is redeemable at any time at one hundred percent of the issue price plus any accrued and unpaid dividends.

NOTE 8 – PENSION AND OTHER BENEFITS

The components of net periodic cost for Salisbury’s insured noncontributory defined benefit retirement plan were as follows:

	Three months		Six months
Periods ended June 30, (in thousands)	2014	2013	2014	2013
Service cost	$—	$—	$—	$—
Interest cost on benefit obligation	71	66	138	132
Expected return on plan assets	(73)	(67)	(148)	(135)
Amortization of net loss	3	1	—	3
Settlements and curtailments	—	—	—	—
Net periodic benefit cost	$1	$—	$(10)	$—

Salisbury’s 401(k) Plan expense was $172,000 and $173,000, respectively, for the three month periods ended June 30, 2014 and 2013, and $336,000 and $331,000, respectively, for the six month periods ended June 30, 2014 and 2013. Other post-retirement benefit obligation expense for endorsement split-dollar life insurance arrangements was $13,000 and $12,000 for the three month periods ended June 30, 2014 and 2013, respectively.

Employee Stock Ownership Plan (ESOP)

Salisbury offers an Employee Stock Ownership Plan (ESOP) to eligible employees.  Under the Plan, Salisbury may make discretionary contributions to the Plan. Discretionary contributions vest in full upon six years and reflect the following schedule of qualified service:

20% after the second year, 20% per year thereafter, vesting at 100% after six full years of service.

Salisbury’s ESOP expense was $47,000 and $40,000, respectively, for the three month periods ended June 30, 2014 and 2013, and $94,000 and $80,000, respectively, for the six month periods ended June 30, 2014 and 2013.

G-20

Other Retirement Plans

A Non-Qualified Deferred Compensation Plan (the "Plan") was effective January 1, 2013. This Plan was adopted by the Bank for the benefit of certain key employees, ("Executive" or "Executives"), who have been selected and approved by the Bank to participate in this Plan and who have evidenced their participation by execution of a Non-Qualified Deferred Compensation Plan Participation Agreement ("Participation Agreement") in a form provided by the Bank. This Plan is intended to comply with Internal Revenue Code ("Code") Section 409A and any regulatory or other guidance issued under such Section.

In 2013, the Bank awarded six (6) Executives with a discretionary contribution to this account for a total of $59,590. This was the first year for this benefit. Based on the Executive’s date of retirement, the vesting schedule ranges from 10% per year to 50% per year.

Grants of Restricted Stock and Options

On February 8, 2013, Salisbury granted a total of 19,600 shares of restricted stock pursuant to its 2011 Long Term Incentive Plan, which was approved by shareholders at the 2011 Annual Meeting, to 22 employees, including 5,000 shares to one Named Executive Officer, Richard J. Cantele, Jr., President and Chief Executive Officer.

On January 3, 2014, Salisbury granted a total of 3,000 shares of restricted stock, pursuant to its 2011 Long Term Incentive Plan, to two (2) additional employees, including 2,000 shares to one Named Executive Officer, Donald E. White, Chief Financial Officer.

NOTE 9 –ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of accumulated other comprehensive income is as follows:

(in thousands)	June 30, 2014	December 31, 2013
Unrealized gains on securities available-for-sale, net of tax	$2,039	$436
Unrecognized pension plan benefit (expense), net of tax	610	610
Accumulated other comprehensive income, net	$2,649	$1,046

NOTE 10 – FAIR VALUE OF ASSETS AND LIABILITIES

Salisbury uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, other assets are recorded at fair value on a nonrecurring basis, such as loans held for sale, collateral dependent impaired loans, property acquired through foreclosure or repossession and mortgage servicing rights. These nonrecurring fair value adjustments typically involve the application of lower-of-cost-or-market accounting or write-downs of individual assets.

ASC 820-10, “Fair Value Measurements and Disclosures,” provides a framework for measuring fair value under generally accepted accounting principles. This guidance permitted Salisbury the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. Salisbury did not elect fair value treatment for any financial assets or liabilities upon adoption.

In accordance with ASC 820-10, Salisbury groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

GAAP specifies a hierarchy of valuation techniques based on whether the types of valuation information (“inputs”) are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Salisbury’s market assumptions. These two types of inputs have created the following fair value hierarchy.

•	Level 1. Quoted prices in active markets for identical assets. Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury, other U.S. Government and agency mortgage-backed securities that are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
•	Level 2. Significant other observable inputs. Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities.
•	Level 3. Significant unobservable inputs. Valuations for assets and liabilities that are derived from other methodologies, including option pricing models, discounted cash flow models and similar techniques, are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets and liabilities.
G-21

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Salisbury did not have any significant transfers of assets between levels 1 and 2 of the fair value hierarchy during the quarter or six months ended June 30, 2014.

The following is a description of valuation methodologies for assets recorded at fair value, including the general classification of such assets and liabilities pursuant to the valuation hierarchy.

•	Securities available-for-sale. Securities available-for-sale are recorded at fair value on a recurring basis. Level 1 securities include exchange-traded equity securities. Level 2 securities include debt securities with quoted prices, which are traded less frequently than exchange-traded instruments, whose value is determined using matrix pricing with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes obligations of the U.S. Treasury and U.S. government-sponsored enterprises, mortgage-backed securities, collateralized mortgage obligations, municipal bonds, SBA bonds, corporate bonds and certain preferred equities. Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. Subsequent to inception, management only changes Level 3 inputs and assumptions when corroborated by evidence such as transactions in similar instruments, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent rounds of financing, recapitalization and other transactions across the capital structure, offerings in the equity or debt markets, and changes in financial ratios or cash flows.
•	Collateral dependent loans that are deemed to be impaired are valued based upon the fair value of the underlying collateral less costs to sell. Such collateral primarily consists of real estate and, to a lesser extent, other business assets. Management may adjust appraised values to reflect estimated market value declines or apply other discounts to appraised values resulting from its knowledge of the property. Internal valuations are utilized to determine the fair value of other business assets. Collateral dependent impaired loans are categorized as Level 3.
•	Other real estate owned acquired through foreclosure or repossession is adjusted to fair value less costs to sell upon transfer out of loans. Subsequently, it is carried at the lower of carrying value or fair value less costs to sell. Fair value is generally based upon independent market prices or appraised values of the collateral. Management adjusts appraised values to reflect estimated market value declines or apply other discounts to appraised values for unobservable factors resulting from its knowledge of the property, and such property is categorized as Level 3.

G-22

Assets measured at fair value are as follows:

	Fair Value Measurements Using			Assets at
(in thousands)	Level 1	Level 2	Level 3	fair value
June 30, 2014
Assets measured at fair value on a recurring basis
U.S. Treasury notes	$—	$2,635	$—	$2,635
U.S. Government agency notes	—	2,544	—	2,544
Municipal bonds	—	38,808	—	38,808
Mortgage-backed securities:
U.S. Government agencies	—	31,079	—	31,079
Collateralized mortgage obligations:
U.S. Government agencies	—	3,104	—	3,104
Non-agency	—	7,443	—	7,443
SBA bonds	—	1,858	—	1,858
Preferred stock	985	—	—	985
Securities available-for-sale	$985	$87,471	$—	$88,456
Assets measured at fair value on a non-recurring basis
Collateral dependent impaired loans	$—	$—	$10,250	$10,250
Other real estate owned	—	—	377	377
December 31, 2013
Assets measured at fair value on a recurring basis
U.S. Treasury notes	$—	$2,657	$—	$2,657
U.S. Government agency notes	—	2,590	—	2,590
Municipal bonds	—	40,437	—	40,437
Mortgage-backed securities:
U.S. Government agencies	—	33,892	—	33,892
Collateralized mortgage obligations:
U.S. Government agencies	—	3,580	—	3,580
Non-agency	—	8,308	—	8,308
SBA bonds	—	2,230	—	2,230
Preferred stock	797	—	—	797
Securities available-for-sale	$797	$93,694	$—	$94,491
Assets measured at fair value on a non-recurring basis
Collateral dependent impaired loans	$—	$—	$9,782	$9,782
Other real estate owned	—	—	377	377

G-23

Carrying values and estimated fair values of financial instruments are as follows:

	Carrying	Estimated	Fair value measurements using
(in thousands)	value	fair value	Level 1	Level 2	Level 3
June 30, 2014
Financial Assets
Cash and due from banks	$34,908	$34,908	$34,908	$—	$—
Securities available-for-sale	88,456	88,456	985	87,471	—
Federal Home Loan Bank stock	4,428	4,428	—	4,428	—
Loans receivable, net	456,627	453,746	—	—	453,746
Accrued interest receivable	1,733	1,733	—	—	1,733
Financial Liabilities
Demand (non-interest-bearing)	$93,768	$93,768	$—	$—	$93,768
Demand (interest-bearing)	83,631	83,631	—	—	83,631
Money market	125,732	125,732	—	—	125,732
Savings and other	117,890	117,890	—	—	117,890
Certificates of deposit	86,340	86,992	—	—	86,992
Deposits	507,361	508,013	—	—	508,013
FHLBB advances	29,619	31,894	—	—	31,894
Repurchase agreements	4,344	4,344	—	—	4,344
Capital lease liability	425	425	425	—	—
Accrued interest payable	136	136	—	—	136
December 31, 2013
Financial Assets
Cash and due from banks	$12,711	$12,711	$12,711	$—	$—
Interest-bearing time deposits with other banks	738	738	—	—	738
Securities available-for-sale	94,491	94,491	797	93,694	—
Federal Home Loan Bank stock	5,340	5,340	—	5,340	—
Loans held-for-sale	173	175	—	—	175
Loans receivable, net	438,178	430,645	—	—	430,645
Accrued interest receivable	1,760	1,760	—	—	1,760
Financial Liabilities
Demand (non-interest-bearing)	$84,677	$84,677	$—	$—	$84,677
Demand (interest-bearing)	81,932	81,932	—	—	81,932
Money market	120,550	120,550	—	—	120,550
Savings and other	107,171	107,171	—	—	107,171
Certificates of deposit	83,039	83,520	—	—	83,520
Deposits	477,369	477,850	—	—	477,850
FHLBB advances	30,411	33,034	—	—	33,034
Repurchase agreements	2,554	2,554	—	—	2,554
Capital lease liability	425	425	425	—	—
Accrued interest payable	140	140	—	—	140

The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets under the indicated captions.

G-24

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations of Salisbury and its subsidiary should be read in conjunction with Salisbury's Annual Report on Form 10-K for the year ended December 31, 2013.

BUSINESS

Salisbury, a Connecticut corporation, formed in 1998, is the bank holding company for the Bank, a Connecticut-chartered and FDIC insured commercial bank headquartered in Lakeville, Connecticut. Salisbury's principal business consists of the business of the Bank. The Bank, formed in 1848, is engaged in customary banking activities, including general deposit taking and lending activities to both retail and commercial markets, and trust and wealth advisory services. The Bank conducts its banking business from full-service offices in the towns of: Canaan, Lakeville, Salisbury and Sharon, Connecticut; South Egremont, Sheffield, and Great Barrington, Massachusetts; and, Dover Plains and Millerton, New York. The Bank conducts its trust and wealth advisory services from offices in Lakeville, Connecticut.

The Bank opened a new branch in Great Barrington, Massachusetts on May 5, 2014. In addition, on June 6, 2014, the Bank acquired a branch office and related deposits from another institution in Sharon, Connecticut and consolidated its existing Sharon office with such new branch. On March 19, 2014, Salisbury announced the execution of a definitive merger agreement with Riverside Bank of Poughkeepsie, NY through which, following the satisfaction of normal closing conditions, including the receipt of regulatory and shareholder approvals, Riverside Bank will merge with and into the Bank. During the second quarter of 2014, the Bank filed applications with state and federal regulators in connection with such transaction, which is expected to be completed by year-end 2014.

Critical Accounting Policies and Estimates

Salisbury’s consolidated financial statements follow GAAP as applied to the banking industry in which it operates. Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements. These estimates, assumptions and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event.

Salisbury’s significant accounting policies are presented in Note 1 of Notes to Consolidated Financial Statements and, along with this Management’s Discussion and Analysis, provide information on how significant assets are valued in the financial statements and how those values are determined. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating Salisbury’s reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.

Management evaluates goodwill and identifiable intangible assets for impairment annually using valuation techniques that involve estimates for discount rates, projected future cash flows and time period calculations, all of which are susceptible to change based on changes in economic conditions and other factors. Future events or changes in the estimates, which are used to determine the carrying value of goodwill and identifiable intangible assets or which otherwise adversely affects their value or estimated lives could have a material adverse impact on the results of operations.

Management evaluates securities for other-than-temporary impairment giving consideration to the extent to which the fair value has been less than cost, estimates of future cash flows, delinquencies and default severity, and the intent and ability of Salisbury to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The consideration of the above factors is subjective and involves estimates and assumptions about matters that are inherently uncertain. Should actual factors and conditions differ materially from those used by management, the actual realization of gains or losses on investment securities could differ materially from the amounts recorded in the financial statements.

G-25

The determination of the obligation and expense for pension and other postretirement benefits is dependent on certain assumptions used in calculating such amounts. Key assumptions used in the actuarial valuations include the discount rate, expected long-term rate of return on plan assets and rates of increase in compensation and health care costs. Actual results could differ from the assumptions and market driven rates may fluctuate. Significant differences in actual experience or significant changes in the assumptions may materially affect the future pension and other postretirement obligations and expense.

FINANCIAL CONDITION

Overview

As discussed above, during the first six months of 2014, Salisbury took strategic initiatives to provide for future growth in each of the three states in which it operates. The new branch in Great Barrington, MA opened May 5, 2014. The agreement to acquire a branch office from another institution in Sharon, CT and consolidate the Bank’s existing Salisbury branch in Sharon, CT into this facility was consummated June 6, 2014. Finally, the announced agreement and plan of merger with Riverside Bank of Poughkeepsie, NY will add four (4) new offices to Salisbury’s New York footprint upon consummation, which is expected to be completed by year-end 2014. Total assets were $621.5 million at June 30, 2014, up $31.7 million from March 31, 2014. Loans receivable, net, were $456.6 million at June 30, 2014, up $10.1 million, or 2.3%, from March 31, 2014. Non-performing assets were $8.8 million at June 30, 2014, up $0.3 million from $8.5 million at March 31, 2014. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 1.11%, 1.09% and 1.10%, at June 30, 2014, March 31, 2014 and June 30, 2013, respectively. Deposits were $507.4 million, up $29.9 million from $477.5 million at March 31, 2014.

At June 30, 2014, book value and tangible book value per common share were $34.44 and $28.15, respectively. Salisbury’s Tier 1 leverage and total risk-based capital ratios were 10.50% and 16.11%, respectively, and above the “well capitalized” limits as defined by the FRB.

Securities and Short Term Funds

During second quarter 2014, securities decreased $5.1 million to $92.9 million. FHLBB advances decreased $0.4 million, while cash and cash equivalents (non-time interest-bearing deposits with other banks, money market funds and federal funds sold) increased $25.5 million to $34.9 million.

Salisbury evaluates securities for OTTI where the fair value of a security is less than its amortized cost basis at the balance sheet date. As part of this process, Salisbury considers its intent to sell each debt security and whether it is more likely than not that it will be required to sell the security before its anticipated recovery. If either of these conditions is met, Salisbury recognizes an OTTI charge to earnings equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date. For securities that meet neither of these conditions, an analysis is performed to determine if any of these securities are at risk for OTTI.

Salisbury evaluates securities for strategic fit and may reduce its position in securities, although it is not more likely than not that Salisbury will be required to sell securities before recovery of their cost basis, which may be maturity. Therefore, management does not consider any of its securities, other than four non-agency CMO securities reflecting OTTI, to be OTTI at June 30, 2014.

In 2009 Salisbury determined that five non-agency CMO securities reflected OTTI and recognized losses for deterioration in credit quality of $1,128,000. Salisbury judged the four remaining securities not to have additional OTTI and all other CMO securities not to be OTTI as of June 30, 2014. It is possible that future loss assumptions could change necessitating Salisbury to recognize future OTTI for further deterioration in credit quality. Salisbury evaluates securities for strategic fit and may reduce its position in securities, although it is not more likely than not that Salisbury will be required to sell these securities before recovery of their cost basis.

Accumulated other comprehensive income at June 30, 2014 included net unrealized holding gains, net of tax, of $2.0 million, an increase of $1.6 million over December 31, 2013, and unrecognized pension plan benefit, net of tax, of $0.6 million.

G-26

Loans

Net loans receivable increased $18.4 million to $456.6 million during first half 2014, compared with $438.2 million at December 31, 2013.

The composition of loans receivable and loans held-for-sale is as follows:

(in thousands)	June 30, 2014	December 31, 2013
Residential 1-4 family	$239,258	$231,113
Residential 5+ multifamily	4,866	4,848
Construction of residential 1-4 family	2,272	1,876
Home equity credit	34,438	34,139
Residential real estate	280,834	271,976
Commercial	95,523	91,853
Construction of commercial	14,352	10,948
Commercial real estate	109,875	102,801
Farm land	3,332	3,402
Vacant land	8,891	9,067
Real estate secured	402,932	387,246
Commercial and industrial	49,368	46,292
Municipal	4,421	4,252
Consumer	3,765	3,889
Loans receivable, gross	460,486	441,679
Deferred loan origination fees and costs, net	1,243	1,182
Allowance for loan losses	(5,102)	(4,683)
Loans receivable, net	$456,627	$438,178
Loans held-for-sale
Residential 1-4 family	$—	$173

Loan Credit Quality

The persistent weakness in the local and regional economies continues to impact the credit quality of Salisbury’s loans receivable. During the first six months of 2014, non-performing assets increased $1.2 million, and the amount of total impaired and potential problem loans increased $0.2 million.

The composition of loans receivable by risk rating grade is as follows:

(in thousands)	Pass	Special mention	Substandard	Doubtful	Loss	Total
June 30, 2014
Residential 1-4 family	$221,887	$11,320	$5,957	$94	$—	$239,258
Residential 5+ multifamily	2,710	1,086	1,070	—	—	4,866
Construction of residential 1-4 family	2,272	—	—	—	—	2,272
Home equity credit	31,677	1,388	1,373	—	—	34,438
Residential real estate	258,546	13,794	8,400	94	—	280,834
Commercial	73,809	13,198	8,516	—	—	95,523
Construction of commercial	13,186	583	583	—	—	14,352
Commercial real estate	86,995	13,781	9,099	—	—	109,875
Farm land	828	1,387	1,117	—	—	3,332
Vacant land	5,479	254	3,158	—	—	8,891
Real estate secured	351,848	29,216	21,774	94	—	402,932
Commercial and industrial	41,283	7,172	913	—	—	49,368
Municipal	4,421	—	—	—	—	4,421
Consumer	3,647	88	30	—	—	3,765
Loans receivable, gross	$401,199	$36,476	$22,717	$94	$—	$460,486

G-27

(in thousands)	Pass	Special mention	Substandard	Doubtful	Loss	Total
December 31, 2013
Residential 1-4 family	$212,683	$12,338	$5,997	$95	$—	$231,113
Residential 5+ multifamily	2,674	1,199	975	—	—	4,848
Construction of residential 1-4 family	1,876	—	—	—	—	1,876
Home equity credit	31,444	1,355	1,340	—	—	34,139
Residential real estate	248,677	14,892	8,312	95	—	271,976
Commercial	67,554	16,044	8,255	—	—	91,853
Construction of commercial	10,257	102	589	—	—	10,948
Commercial real estate	77,811	16,146	8,844	—	—	102,801
Farm land	847	1,421	1,134	—	—	3,402
Vacant land	5,640	288	3,139	—	—	9,067
Real estate secured	332,975	32,747	21,429	95	—	387,246
Commercial and industrial	37,860	7,452	980	—	—	46,292
Municipal	4,252	—	—	—	—	4,252
Consumer	3,739	113	37	—	—	3,889
Loans receivable, gross	$378,826	$40,312	$22,446	$95	$—	$441,679

Changes in impaired and potential problem loans are as follows:

	June 30, 2014				June 30, 2013
	Impaired loans		Potential		Impaired loans		Potential
Three months ended	Non-		problem		Non-		problem
(in thousands)	accrual	Accruing	loans	Total	accrual	Accruing	loans	Total
Loans placed on non-accrual status	$825	$—	$(266)	$559	$1,180	$(758)	$—	$422
Loans restored to accrual status	—	—	—	—	(234)	234	—	—
Loan risk rating downgrades to substandard	—	—	692	692	—	—	800	800
Loan risk rating upgrades from substandard	—	—	—	—	—	—	(1,350)	(1,350)
Loan repayments	(568)	(47)	(186)	(801)	(223)	(94)	(1,529)	(1,846)
Loan charge-offs	(92)	(6)	(24)	(122)	(224)	—	—	(224)
Increase in TDR loans	—	—	—	—	—	836	—	836
Inter-month tax advances	90	6	—	96	173	—	—	173
Increase (decrease) in loans	$255	$(47)	$216	$424	$672	$218	$(2,079)	$(1,189)

For second quarter 2014, Salisbury placed $0.8 million of loans on non-accrual status as a result of deteriorated payment and financial performance and charged-off $122,000 of loans primarily as a result of collateral deficiencies.

Salisbury has cooperative relationships with the majority of its non-performing loan customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral. Salisbury pursues the resolution of all non-performing loans through collections, restructures, voluntary liquidation of collateral by the borrower and, where necessary, legal action. When Salisbury’s reasonable attempts to work with a customer to return a loan to performing status, including restructuring the loan, are unsuccessful, Salisbury will initiate appropriate legal action seeking to acquire property by deed in lieu of foreclosure or through foreclosure, or to liquidate business assets.

G-28

Credit Quality Segments

Salisbury categorizes loans receivable into the following credit quality segments:

•	Impaired loans consist of all non-accrual loans and troubled debt restructured loans, and represent loans for which it is probable that Salisbury will not be able to collect all principal and interest amounts due according to the contractual terms of the loan agreements.
•	Non-accrual loans, a sub-set of impaired loans, are loans for which the accrual of interest has been discontinued because, in the opinion of management, full collection of principal or interest is unlikely.
•	Non-performing loans consist of non-accrual loans, and accruing loans past due 90 days and over that are well collateralized, in the process of collection and where full collection of principal and interest is assured. Non-performing assets consist of non-performing loans plus real estate acquired in settlement of loans.
•	Troubled debt restructured loans are loans for which concessions such as reduction of interest rates, other than normal market rate adjustments, or deferral of principal or interest payments, extension of maturity dates, or reduction of principal balance or accrued interest, have been granted due to a borrower’s financial condition. Loan restructuring is employed when management believes the granting of a concession will increase the probability of the full or partial collection of principal and interest.
•	Potential problem loans consist of performing loans that have been assigned a substandard credit risk rating and that are not classified as impaired.

Credit Risk Ratings

Salisbury assigns credit risk ratings to loans receivable in order to manage credit risk and to determine the allowance for loan losses. Credit risk ratings categorize loans by common financial and structural characteristics that measure the credit strength of a borrower. Salisbury’s rating model has eight risk rating grades, with each grade corresponding to a progressively greater risk of default. Grades 1 through 4 are pass ratings and 5 through 8 are ratings (special mention, substandard, doubtful and loss) defined by the bank’s regulatory agencies, the FDIC and Connecticut Department of Banking (“CTDOB”). Risk ratings are assigned to differentiate risk within the portfolio and are reviewed on an ongoing basis and revised, if needed, to reflect changes in the borrowers' current financial position and outlook, risk profiles and the related collateral and structural positions.

•	Loans risk rated as "special mention" possess credit deficiencies or potential weaknesses deserving management’s close attention that if left uncorrected may result in deterioration of the repayment prospects for the loans at some future date.
•	Loans risk rated as "substandard" are loans where the Bank’s position is clearly not protected adequately by borrower current net worth or payment capacity. These loans have well defined weaknesses based on objective evidence and include loans where future losses to the Bank may result if deficiencies are not corrected, and loans where the primary source of repayment such as income is diminished and the Bank must rely on the sale of collateral or other secondary sources of collection.
•	Loans risk rated as "doubtful" have the same weaknesses as substandard loans with the added characteristic that the weakness makes collection or liquidation in full, given current facts, conditions, and values, to be highly improbable. The possibility of loss is high, but due to certain important and reasonably specific pending factors, which may work to strengthen the loan, its reclassification as an estimated loss is deferred until its exact status can be determined.
•	Loans risk rated as "loss" are considered uncollectible and of such little value that continuance as Bank assets is unwarranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather, it is not practical or desirable to defer writing off this loan even though partial recovery may be made in the future.

Management actively reviews and tests its credit risk ratings against actual experience and engages an independent third-party to annually validate its assignment of credit risk ratings. In addition, the Bank’s loan portfolio and risk ratings are examined annually on a rotating basis by its two primary regulatory agencies, the FDIC and CTDOB.

G-29

Impaired Loans

Loans individually evaluated for impairment (impaired loans) are loans for which Salisbury does not expect to collect all contractual principal and interest in accordance with the contractual terms of the loan. Impaired loans include all modified loans classified as troubled debt restructurings (TDRs) and loans on non-accrual status. The components of impaired loans are as follows:

(in thousands)	June 30, 2014	December 31, 2013
Non-accrual loans, excluding troubled debt restructured loans	$6,318	$5,419
Non-accrual troubled debt restructured loans	2,061	1,753
Accruing troubled debt restructured loans	8,301	8,500
Total impaired loans	$16,680	$15,672
Commitments to lend additional amounts to impaired borrowers	$—	$—

Non-Performing Assets

Non-performing assets increased $1.3 million to $8.8 million, or 1.4% of assets at June 30, 2014, from $7.5 million, or 1.3% of assets at December 31, 2013, and decreased $0.8 million from $9.6 million, or 1.6% of assets at June 30, 2013.

The 17% increase in non-performing assets in 2014 resulted primarily from $2.6 million of loans placed on non-accrual status. This increase was offset in part by $1.3 million in payoffs and repayments and $0.2 million charged off.

The components of non-performing assets are as follows:

(in thousands)	June 30, 2014	December 31, 2013
Residential 1-4 family	$2,400	$1,525
Residential 5+ multifamily	95	—
Home equity credit	485	402
Commercial	2,025	1,857
Farm land	384	384
Vacant land	2,869	2,870
Real estate secured	8,258	7,038
Commercial and industrial	99	134
Consumer	22	—
Non-accruing loans	8,379	7,172
Accruing loans past due 90 days and over	—	—
Non-performing loans	8,379	7,172
Real estate acquired in settlement of loans	377	377
Non-performing assets	$8,756	$7,549

The past due status of non-performing loans is as follows:

(in thousands)	June 30, 2014	December 31, 2013
Current	$1,214	$1,274
Past due 001-029 days	1,034	241
Past due 030-059 days	168	134
Past due 060-089 days	0	254
Past due 090-179 days	1,140	588
Past due 180 days and over	4,823	4,681
Total non-performing loans	$8,379	$7,172

At June 30, 2014, 14.47% of non-performing loans were current with respect to loan payments, compared with 17.76% at December 31, 2013. Loans past due 180 days include a $2.8 million loan secured by vacant land (residential building lots) on which Salisbury has initiated a foreclosure action that is further discussed in Item 1 of Part II, Legal Proceedings. The balance of the allowance for loan losses at June 30, 2014 represented 60.9% of the balance of non-performing loans as compared with 65.3% at December 31, 2013. However, it should be noted that during this period, past due loans decreased $2.6 million to 1.8% of total loans as compared to 2.5% of total loans at December 31, 2013.

G-30

Troubled Debt Restructured Loans

Troubled debt restructured loans increased $0.1 million during 2014 to $10.4 million, or 2.25% of gross loans receivable at June 30, 2014, from $10.3 million, or 2.32% of gross loans receivable at December 31, 2013.

The components of troubled debt restructured loans are as follows:

(in thousands)	June 30, 2014	December 31, 2013
Residential 1-4 family	$4,598	$4,956
Home equity credit	48	48
Vacant land	220	225
Commercial	2,904	2,691
Real estate secured	7,770	7,920
Personal/Consumer	—	22
Commercial and industrial	531	558
Accruing troubled debt restructured loans	8,301	8,500
Residential 1-4 family	1,056	999
Home equity credit	108	40
Commercial	782	608
Real estate secured	1,968	1,647
Personal/Consumer	22	—
Commercial and industrial	93	106
Non-accrual troubled debt restructured loans	2,061	1,753
Troubled debt restructured loans	$10,362	$10,253

The past due status of troubled debt restructured loans is as follows:

(in thousands)	June 30, 2014	December 31, 2013
Current	$6,704	$6,559
Past due 001-029 days	1,597	1,490
Past due 030-059 days	—	95
Past due 060-089 days	—	356
Accruing troubled debt restructured loans	8,301	8,500
Current	700	999
Past due 001-029 days	1,035	241
Past due 030-059 days	91	64
Past due 060-089 days	—	—
Past due 090-179 days	—	449
Past due 180 days and over	235	—
Non-accrual troubled debt restructured loans	2,061	1,753
Total troubled debt restructured loans	$10,362	$10,253

At June 30, 2014, 71.46% of troubled debt restructured loans were current with respect to loan payments, as compared with 73.72% at December 31, 2013.

G-31

Past Due Loans

Loans past due 30 days or more decreased $2.6 million during 2014 to $8.4 million, or 1.83% of gross loans receivable at June 30, 2014, compared with $11.0 million, or 2.50% of gross loans receivable at December 31, 2013.

The components of loans past due 30 days or greater are as follows:

(in thousands)	June 30, 2014	December 31, 2013
Past due 030-059 days	$1,077	$2,535
Past due 060-089 days	1,229	2,840
Past due 090-179 days	—	—
Accruing loans	2,306	5,375
Past due 030-059 days	169	133
Past due 060-089 days	—	254
Past due 090-179 days	1,140	588
Past due 180 days and over	4,823	4,681
Non-accrual loans	6,132	5,656
Total loans past due 30 days or greater	$8,438	$11,031

Potential Problem Loans

Potential problem loans decreased $0.8 million during the first six months of 2014 to $8.3 million, or 1.81% of gross loans receivable at June 30, 2014, compared with $9.1 million, or 2.06% of gross loans receivable at December 31, 2013.

The components of potential problem loans are as follows:

(in thousands)	June 30, 2014	December 31, 2013
Residential 1-4 family	$946	$1,528
Residential 5+ multifamily	975	975
Construction of residential 1-4 family	—	—
Home equity credit	840	890
Residential real estate	2,761	3,393
Commercial	4,040	4,036
Construction of commercial	450	589
Commercial real estate	4,490	4,625
Farm land	733	751
Vacant land	68	44
Real estate secured	8,052	8,813
Commercial and industrial	284	288
Consumer	8	15
Other classified loans receivable	$8,344	$9,116

The past due status of potential problem loans is as follows:

(in thousands)	June 30, 2014	December 31, 2013
Current	$6,199	$7,646
Past due 001-029 days	1,324	189
Past due 030-059 days	483	298
Past due 060-089 days	338	983
Past due 090-179 days	—	—
Total potential problem loans	$8,344	$9,116

At June 30, 2014, 74.29% of potential problem loans were current with respect to loan payments, as compared with 83.87% at December 31, 2013.

G-32

Management cannot predict the extent to which economic or other factors may impact such borrowers’ future payment capacity, and there can be no assurance that such loans will not be placed on nonaccrual status, restructured, or require increased provisions for loan losses.

Deposits and Borrowings

Including the acquisition of approximately $18.1 million in deposits in connection with the Sharon, Connecticut branch acquisition completed in June, 2014, deposits increased $30.0 million during 2014 to $507.4 million at June 30, 2014, from $477.4 million at December 31, 2013, and increased $15.4 million year-over-year from $492.0 million at June 30, 2013. Retail repurchase agreements increased $1.8 million during 2014 to $4.3 million at June 30, 2014, compared with $2.4 million at December 31, 2013, and increased $1.3 million year-over-year compared with $3.0 million at June 30, 2013.

Federal Home Loan Bank of Boston (FHLBB) advances decreased $0.8 million during 2014 to $29.6 million at June 30, 2014, from $30.4 million at December 31, 2013, and decreased $1.6 million year-over-year from $31.2 million at June 30, 2013. The decreases were due to amortizing payments of advances.

Liquidity

Salisbury manages its liquidity position to ensure that there is sufficient funding availability at all times to meet both anticipated and unanticipated deposit withdrawals, loan originations and advances, securities purchases and other operating cash outflows. Salisbury's primary sources of liquidity are principal payments and maturities of securities and loans, short-term borrowings through repurchase agreements and FHLBB advances, net deposit growth and funds provided by operations. Liquidity can also be provided through sales of loans and available-for-sale securities.

Salisbury manages its liquidity in accordance with a liquidity funding policy, and also maintains a contingency funding plan that provides for the prompt and comprehensive response to unexpected demands for liquidity. At June 30, 2014, Salisbury's liquidity ratio, as represented by cash, short term available-for-sale securities and marketable assets to net deposits and short term unsecured liabilities, was 20.88%, up from 16.33% at December 31, 2013. Management believes Salisbury’s funding sources will meet anticipated funding needs.

Operating activities for the six-month period ended June 30, 2014 provided net cash of $3.7 million. Investing activities provided net cash of $6.8 million, principally from cash and cash equivalents of $17.5 million related to the acquisition of the Sharon, CT branch and proceeds from calls and maturities of securities available-for-sale of $8.4 million, offset by $19.0 million of net loan originations and principle collections. Financing activities provided net cash of $11.8 million, principally due to a net increase of $13.6 million in deposits and repurchase agreements, offset by pay downs of FHLBB advances and common and preferred stock dividends paid.

At June 30, 2014, Salisbury had outstanding commitments to fund new loan originations of $17.0 million and unused lines of credit of $63.0 million. Salisbury believes that these commitments can be met in the normal course of business. Salisbury believes that its liquidity sources will continue to provide funding sufficient to support operating activities, loan originations and commitments, and deposit withdrawals.

RESULTS OF OPERATIONS

For the three month periods ended June 30, 2014 and 2013

OVERVIEW

During the second quarter of 2014, Salisbury made significant progress in implementing strategic initiatives to enhance its market presence in each of the three states in which it operates:

•	In May 2014, the Bank opened a new branch in Great Barrington, Massachusetts.
•	In June 2014, the Bank closed on the previously announced acquisition of a branch and the related deposits of another institution located in Sharon, Connecticut. Operations of our existing Sharon, Connecticut branch were consolidated into this new location.
•	During the second quarter of 2014, the Bank filed applications with state and federal bank regulators in connection with its previously announced plans to acquire Riverside Bank of Poughkeepsie, New York. This acquisition is expected to be completed by year-end 2014, following receipt of shareholder and regulatory approvals.
G-33

Net income available to common shareholders was $926,000, or $0.54 per common share, for the quarter ended June 30, 2014 (second quarter 2014), versus $505,000, or $0.29 per common share, for the quarter ended March 31, 2014 (first quarter 2014), and $1,103,000, or $0.65 per common share, for the quarter ended June 30, 2013 (second quarter 2013).

•	Earnings per common share of $0.54 increased $0.25, or 86.2%, as compared to $0.29 for the first quarter 2014, and decreased $0.11, or 16.9%, as compared to second quarter 2013.
•	Earnings per common share for the quarter ended June 30, 2014, excluding non-recurring expenses related to strategic initiatives of $83,000 (after tax), or $0.05 per share, would have been $0.59 per share for the quarter.
•	Excluding such non-recurring second quarter expenses of $83,000 and similar first quarter non-recurring expenses of $287,000 (after taxes) substantially related to professional fees which were incurred in conjunction with strategic initiatives during the first and second quarter 2014 respectively (non-GAAP):
•	Second quarter earnings per common share would have been $0.59, representing an increase of $0.13 versus first quarter 2014, and a decrease of $0.06, versus second quarter 2013.
•	Second quarter 2014 net income available to common shareholders would have increased $217,000, or 27%, versus an adjusted first quarter 2014 and would have decreased $94,000, or 9%, versus second quarter 2013.
•	Second quarter 2014 non-interest expense would have increased $168,000, or 3%, versus an adjusted first quarter 2014 and would have increased $368,000, or 8%, versus second quarter 2013.
•	The net interest margin increased 2 basis points versus first quarter 2014 and increased 20 basis points versus second quarter 2013.
•	Net loans receivable increased $10.1 million, or 2%, during the second calendar quarter of 2014 to $456.6 million, which reflected an increase of $39.9 million, or 10%, from the end of the second quarter of 2013.
•	Provision for loan losses for the second quarter was $314,000 versus $337,000 for the first quarter 2014 and $240,000 for second quarter 2013. Net loan charge-offs were $106,000, versus $127,000 for first quarter 2014 and $294,000 for second quarter 2013.
•	Tax equivalent net interest and dividend income increased $123,000, or 2.4%, versus first quarter 2014, and increased $285,000, or 5.8%, versus second quarter 2013.

Net Interest Income

Tax equivalent net interest and dividend income for second quarter 2014 increased $123,000, or 2.4%, versus first quarter 2014, and increased $286,000, or 5.8%, versus second quarter 2013. Average total interest bearing deposits increased $3.6 million as compared with first quarter 2014 and decreased $1.9 million as compared with second quarter 2013. Average earning assets increased $9.1 million as compared with first quarter 2014 and decreased $1.2 million as compared with second quarter 2013. The net interest margin on a tax equivalent basis increased from 3.72% at first quarter 2014 to 3.74% and increased 20 basis points versus second quarter 2013 from 3.54%.

G-34

The following table sets forth the components of Salisbury's fully tax-equivalent (“FTE”) net interest and dividend income and yields on average interest-earning assets and interest-bearing funds.

Three months ended June 30,	Average Balance		Income / Expense		Average Yield / Rate
(dollars in thousands)	2014	2013	2014	2013	2014	2013
Loans (a)(d)	$454,770	$413,979	$4,833	$4,535	4.21%	4.38%
Securities (c)(d)	88,448	108,977	1,018	1,184	4.61	4.35
FHLBB stock	4,728	5,340	20	5	1.66	0.42
Short term funds (b)	10,138	30,960	4	19	0.18	0.24
Total interest-earning assets	558,084	559,256	5,875	5,743	4.21	4.11
Other assets	39,165	39,556
Total assets	$597,249	$598,812
Interest-bearing demand deposits	$79,492	$70,627	66	70	0.34	0.40
Money market accounts	120,697	131,274	66	90	0.22	0.27
Savings and other	114,799	106,512	50	54	0.18	0.20
Certificates of deposit	81,995	90,520	167	274	0.82	1.21
Total interest-bearing deposits	396,983	398,933	349	488	0.35	0.49
Repurchase agreements	3,376	2,486	1	1	0.16	0.19
Capital lease	425	—	—	—	0.00	0.00
FHLBB advances	30,512	31,319	297	312	3.85	3.94
Total interest-bearing liabilities	431,296	432,738	647	801	0.60	0.74
Demand deposits	83,670	90,114
Other liabilities	7,462	3,227
Shareholders’ equity	74,821	72,733
Total liabilities & shareholders’ equity	$597,249	$598,812
Net interest and dividend income			$5,228	$4,942
Spread on interest-bearing funds					3.60	3.37
Net interest margin (e)					3.74	3.54
(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on historical cost.
(d)	Includes tax exempt income benefit of $323,000 and $309,000, respectively for 2014 and 2013 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis.
(e)	Net interest income divided by average interest-earning assets.

The following table sets forth the changes in FTE interest due to volume and rate.

Three months ended June 30, (in thousands)	2014 versus 2013
Change in interest due to	Volume	Rate	Net
Interest-earning assets
Loans	$440	$(142)	$298
Securities	(230)	64	(166)
FHLBB stock	(2)	17	15
Short term funds	(10)	(5)	(15)
Total	198	(66)	132
Interest-bearing liabilities
Deposits	(17)	(122)	(139)
Repurchase agreements	—	—	—
Capital lease	—	—	—
FHLBB advances	(8)	(7)	(15)
Total	(25)	(129)	(154)
Net change in net interest and dividend income	$223	$63	$286

G-35

Interest Income

Tax equivalent interest income increased $286,000 to $5.2 million for second quarter 2014 as compared with second quarter 2013.

Tax equivalent loan income increased $298,000, or 6.6%, primarily due to a $40.8 million, or 9.9%, increase in average loans, partially offset by a 17 basis point decrease in the average loan yield.

Tax equivalent securities income decreased $166,000, or 14.0%, for second quarter 2014 as compared with second quarter 2013, primarily due to a $20.5 million, or 18.8%, decrease in average volume due to calls and prepayments of mortgage backed securities, and partially offset by a 26 basis point increase in average yield.

Interest Expense

Interest expense decreased $154,000, or 19.2%, to $0.6 million for second quarter 2014 as compared with second quarter 2013.

Interest on deposit accounts and retail repurchase agreements decreased $139,000, or 28.4%, as a result of lower average rates, down 14 basis points on deposits and 3 basis points on repurchase agreements and a $2.0 million, or 0.5%, decrease in the average balance of deposits. The lower average rate resulted from the effect of currently lower market interest rates paid on interest bearing deposits and changes in product mix.

Interest expense on FHLBB borrowings decreased $15,000 as a result of the average borrowing rate decrease of 9 basis points as compared with second quarter 2013, and lower average borrowings, down $0.8 million.

Provision and Allowance for Loan Losses

The provision for loan losses was $314,000 for second quarter 2014, compared with $337,000 for first quarter 2014. Net loan charge-offs were $106,000 and $127,000, for the respective quarters. The following table sets forth changes in the allowance for loan losses:

	Three months		Six months
Periods ended June 30, (dollars in thousands)	2014	2013	2014	2013
Balance, beginning of period	$4,894	$4,687	$4,683	$4,360
Provision for loan losses	314	240	651	636
Charge-offs
Real estate mortgages	(122)	(291)	(246)	(347)
Commercial and industrial	—	—	(1)	(4)
Consumer	(7)	(11)	(18)	(24)
Total charge-offs	(129)	(302)	(265)	(375)
Recoveries
Real estate mortgages	—	5	2	6
Commercial and industrial	13	—	13	—
Consumer	10	2	18	5
Total recoveries	23	7	33	11
Net charge-offs	(106)	(295)	(232)	(364)
Balance, end of period	$5,102	$4,632	$5,102	$4,632
Loans receivable, gross			$460,486	$420,232
Non-performing loans			8,379	9,204
Accruing loans past due 30-89 days			2,306	4,271
Ratio of allowance for loan losses:
to loans receivable, gross			1.11%	1.10%
to non-performing loans			60.89	50.32
Ratio of non-performing loans to loans receivable, gross			1.82	2.19
Ratio of accruing loans past due 30-89 days to loans receivable, gross			0.50	1.02

Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, increased to 1.11% at June 30, 2014 compared to 1.10% at June 30, 2013.

G-36

During the second quarter of 2014, non-performing loans (non-accrual loans and accruing loans past-due 90 days or more) at $8.4 million, improved slightly at 1.82% of gross loans receivable at June 30, 2014 compared to 2.19% at June 30, 2013. Accruing loans past due 30-89 days decreased $2.0 million to $2.3 million, or 0.50% of gross loans receivable from 1.02% at June 30, 2013. See “Financial Condition – Loan Credit Quality” above for further discussion and analysis.

The credit quality segments of loans receivable and the allowance for loan losses are as follows:

	Collectively evaluated		Individually evaluated		Total portfolio
June 30, 2014 (in thousands)	Loans	Allowance	Loans	Allowance	Loans	Allowance
Performing loans	$435,405	$2,963	$57	$14	$435,462	$2,977
Potential problem loans	8,330	277	14	—	8,344	277
Impaired loans	—	—	16,680	1,203	16,680	1,203
Unallocated allowance	—	645	—	—	—	645
Totals	$443,735	$3,885	$16,751	$1,217	$460,486	$5,102
	Collectively evaluated		Individually evaluated		Total portfolio
December 31, 2013 (in thousands)	Loans	Allowance	Loans	Allowance	Loans	Allowance
Performing loans	$416,734	$2,835	$157	$69	$416,891	$2,904
Potential problem loans	8,687	282	429	19	9,116	301
Impaired loans	—	—	15,672	1,053	15,672	1,053
Unallocated allowance	—	425	—	—	—	425
Totals	$425,421	$3,542	$16,258	$1,141	$441,679	$4,683

The allowance for loan losses represents management’s estimate of the probable credit losses inherent in the loan portfolio as of the reporting date. The allowance is increased by provisions charged to earnings and by recoveries of amounts previously charged off, and is reduced by loan charge-offs. Loan charge-offs are recognized when management determines a loan, or portion of a loan, to be uncollectible. The allowance for loan losses is computed by segregating the portfolio into three components: (1) loans collectively evaluated for impairment: general loss allocation factors for non-impaired loans are segmented into pools of loans based on similar risk characteristics such as loan product, collateral type and loan-to-value, loan risk rating, historical loss experience, delinquency factors and other similar economic indicators, (2) loans individually evaluated for impairment: individual loss allocations for loans deemed to be impaired based on discounted cash flows or collateral value, and (3) unallocated: general loss allocations for other environmental factors.

Impaired loans and certain potential problem loans, where warranted, are individually evaluated for impairment. Impairment is measured for each individual loan, or for a borrower’s aggregate loan exposure, using either the fair value of the collateral, if the loan is collateral dependent, or the present value of expected future cash flows discounted at the loan’s effective interest rate. An allowance is established when the collateral value or discounted cash flows of the loan is lower than the carrying value of that loan.

The component of the allowance for loan losses for loans collectively evaluated for impairment is estimated by stratifying loans into segments and credit risk ratings and then applying management’s general loss allocation factors. The general loss allocation factors are based on expected loss experience adjusted for historical loss experience and other qualitative factors, including levels or trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience/ability/depth of lending management and staff; and national and local economic trends and conditions. The qualitative factors are determined based on the various risk characteristics of each loan segment. There were no significant changes in Salisbury’s policies or methodology pertaining to the general component of the allowance for loan losses during the quarter ended June 30, 2014.

The unallocated component of the allowance is maintained to cover uncertainties that could affect management’s estimate of probable losses. It reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

Determining the adequacy of the allowance at any given period is difficult, particularly during deteriorating or uncertain economic periods, and management must make estimates using assumptions and information that are often subjective and changing rapidly. The review of the loan portfolio is a continuing event in light of a changing economy and the dynamics of the banking and regulatory environment. Should the economic climate deteriorate, borrowers could experience difficulty and the level of non-performing loans, charge-offs and delinquencies could rise and require increased provisions. In management's judgment, Salisbury remains adequately reserved both against total loans and non-performing loans at June 30, 2014.

G-37

Management’s loan risk rating assignments, loss percentages and specific reserves are subjected annually to an independent credit review by an external firm. In addition, the Bank is examined annually on a rotational basis by one of its two primary regulatory agencies, the FDIC and CTDOB. As an integral part of their examination process, the FDIC and CTDOB review the Bank's credit risk ratings and allowance for loan losses.

Non-Interest Income

The following table details the principal categories of non-interest income.

Three months ended June 30, (dollars in thousands)	2014	2013	2014 vs. 2013
Trust and wealth advisory fees	$939	$824	$115	13.96%
Service charges and fees	626	575	51	8.87
Gains on sales of mortgage loans, net	32	153	(121)	(79.08)
Mortgage servicing, net	11	8	3	37.50
Other	74	90	(16)	(17.78)
Total non-interest income	$1,682	$1,650	$32	(1.94)%

Non-interest income increased $32,000, or 2.0%, versus second quarter 2013. Trust and wealth advisory revenues increased $115,000 versus second quarter 2013. The year-over-year revenue increase results from growth in managed assets and higher fees collected in second quarter 2014. Service charges and fees increased $51,000 versus second quarter 2013 due to higher volume of interchange fees and a change in checking service charge fees. Income from sales and servicing of mortgage loans in the second quarter decreased $118,000 as compared to the second quarter 2013 due to fluctuations in the volume of fixed rate residential mortgage loan sales and mortgage servicing valuations. Mortgage loan sales totaled $1.6 million for second quarter 2014, and $5.1 million for second quarter 2013. Second quarter 2014 and second quarter 2013 included amortization on mortgage servicing rights of $86,000 and $93,000, respectively. Other income includes income from bank owned life insurance and rental income.

Non-Interest Expense

The following table details the principal categories of non-interest expense.

Three months ended June 30, (dollars in thousands)	2014	2013	2014 vs. 2013
Salaries	$1,951	$1,835	$116	6.32%
Employee benefits	739	763	(24)	(3.15)
Premises and equipment	701	583	118	20.24
Data processing	435	367	68	18.53
Professional fees	425	309	116	37.54
Collections and OREO	85	75	10	13.33
FDIC insurance	124	114	10	8.77
Marketing and community support	127	105	22	20.95
Amortization of intangible assets	63	56	7	12.50
Other	418	403	15	3.72
Non-interest expense	$5,068	$4,610	$458	9.93%

Non-interest expense for second quarter 2014 increased $458,000 versus second quarter 2013. Salaries and employee benefits increased $92,000 versus second quarter 2013. The current quarter includes annual incentive payments and one-time expenses related to staffing changes. Premises and equipment increased $118,000 versus second quarter 2013. The year-over-year increase is mainly due to the opening of the Great Barrington, Massachusetts branch, the acquisition and consolidation of the Sharon branch and building repairs. Data processing increased $68,000 versus second quarter 2013 mainly due to the Sharon, Connecticut branch acquisition. Professional fees increased $116,000 versus second quarter 2013. Second quarter 2014 included legal and consulting expenses related to strategic initiatives. Collections and OREO expense increased $10,000 versus second quarter 2013 due primarily to increased litigation expense. Salisbury had $377,000 in foreclosed property at June 30, 2014. FDIC insurance increased $10,000 versus second quarter 2013. Remaining operating expenses increased $44,000 versus second quarter 2013 due primarily to increases in other administrative and operational expenses.

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Income Taxes

The effective income tax rates for second quarter 2014 and second quarter 2013 were 19.9% and 20.2%, respectively. Generally, fluctuations in the effective tax rate result from changes in the mix of taxable and tax exempt income. The second quarter 2014 results include certain one-time expenses related to strategic initiatives, which are non-deductible for tax purposes.  (Excluding these expenses, the effective tax rate for the quarter would have been 18.5%). Salisbury’s effective tax rate is generally less than the 34% federal statutory rate due to holdings of tax-exempt municipal bonds, some tax-exempt loans and bank owned life insurance.

Salisbury did not incur Connecticut income tax in 2014 or 2013, other than minimum state income tax, as a result of its utilization of Connecticut tax legislation that permits banks to shelter certain mortgage income from the Connecticut corporation business tax through the use of a special purpose entity called a Passive Investment Company (“PIC”). In accordance with this legislation, in 2004 the Bank formed a PIC, SBT Mortgage Service Corporation. Salisbury's income tax provision reflects the full impact of the Connecticut legislation. Salisbury does not expect to pay other than minimum state income tax in the foreseeable future unless there is a change in the State of Connecticut corporate tax law.

For the six month periods ended June 30, 2014 and 2013

Overview

Net income available to common shareholders was $1,431,000, or $0.83 per common share, for the six month period ended June 30, 2014 (six month period 2014), compared with $2,003,000, or $1.18 per common share, for the six month period ended June 30, 2013 (six month period 2013).

•	Earnings per common share of $0.83 decreased $0.35, or 29.7%, as compared to $1.17 for the six month period 2013.
•	Earnings per common share for the six months ended June 30, 2014, excluding non-recurring expenses related to strategic initiatives of $370,000, (after tax) or $0.22 per share would have been $1.05 per share for the six month period.
•	Excluding such non-recurring expenses of $370,000 (after taxes) substantially related to professional fees which were incurred in conjunction with strategic initiatives during the first six months of 2014 (non-GAAP):
•	Six month earnings per common share would have been $1.05, representing a decrease of $0.13 versus six month period 2013.
•	Six month net income available to common shareholders would have decreased $203,000, or 10.1%, versus six month period 2013.
•	Six month 2014 non-interest expense would have increased $472,000, or 5%, versus six month period 2013.
•	The net interest margin increased 19 basis points versus six months 2013.
•	Net loans receivable increased $39.9 million, or 10%, from June 30, 2013.
•	Provision for loan losses was $651,000 for the six month period 2014 and $636,000 for the six month period 2013. Net loan charge-offs were $232,000, versus $365,000 for six month periods 2014 and 2013 respectively.
•	Tax equivalent net interest and dividend income increased $487,000, or 4.9%, versus June 30, 2013.

Net Interest Income

Tax equivalent net interest income for six month period 2014 increased $487,000, or 4.9%, versus six month period 2013. The net interest margin increased 19 basis points to 3.73% from 3.54%.

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The following table sets forth the components of Salisbury's fully tax-equivalent (“FTE”) net interest and dividend income and yields on average interest-earning assets and interest-bearing funds.

Six months ended June 30,	Average Balance		Income / Expense		Average Yield / Rate
(dollars in thousands)	2014	2013	2014	2013	2014	2013
Loans (a)	$451,569	$408,537	$9,529	$9,019	4.22%	4.42%
Securities (c)(d)	90,359	113,667	2,072	2,383	4.58	4.19
FHLBB stock	5,032	5,495	40	11	1.59	0.40
Short term funds (b)	6,578	29,213	6	36	0.19	0.25
Total interest earning assets	553,538	556,912	11,647	11,449	4.21	4.12
Other assets	38,668	39,936
Total assets	$592,206	$596,848
Interest-bearing demand deposits	$79,874	$68,669	133	139	0.34	0.41
Money market accounts	121,941	129,990	132	177	0.22	0.27
Savings and other	111,810	106,224	96	106	0.17	0.20
Certificates of deposit	81,575	91,602	339	556	0.84	1.22
Total interest-bearing deposits	395,200	396,485	700	978	0.36	0.50
Repurchase agreements	2,941	2,173	2	2	0.16	0.21
Capital lease	425	—	18	—	8.25	0.00
FHLBB advances	31,293	31,512	595	624	3.79	3.94
Total interest-bearing liabilities	429,859	430,170	1,315	1,604	0.62	0.75
Demand deposits	84,162	90,794
Other liabilities	3,785	3,273
Shareholders’ equity	74,400	72,611
Total liabilities & shareholders’ equity	$592,206	$596,848
Net interest and dividend income			$10,332	$9,845
Spread on interest-bearing funds					3.59	3.37
Net interest margin (e)					3.73	3.54
(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on historical cost.
(d)	Includes tax exempt income benefit of $652,000 and $608,000, respectively for 2014 and 2013 on tax-exempt securities whose income and yields are calculated on a tax-equivalent basis.
(e)	Net interest income divided by average interest-earning assets.

The following table sets forth the changes in FTE interest due to volume and rate.

Six months ended June 30, (in thousands)	2014 versus 2013
Change in interest due to	Volume	Rate	Net
Interest-earning assets
Loans	$929	$(419)	$510
Securities	(512)	201	(311)
FHLBB stock	(2)	31	29
Short term funds	(24)	(6)	(30)
Total	391	(193)	198
Interest-bearing liabilities
Deposits	(35)	(243)	(278)
Repurchase agreements	1	(1)	—
Capital lease	9	9	18
FHLBB advances	(4)	(25)	(29)
Total	(29)	(260)	(289)
Net change in net interest and dividend income	$420	$67	$487

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Interest Income

Tax equivalent interest income increased $487,000, or 4.9%, to $10.3 million for six month period 2014 versus six month period 2013.

Tax equivalent -loan income increased $510,000, or 5.7%, primarily due to a $43.0 million, or 10.5%, increase in average loans, offset in part by a 20 basis points decline in the average loan yield.

Tax equivalent securities income decreased $311,000, or 13.1%, primarily due to a $23.3 million, or 20.5%, decrease in average volume, offset in part by a 39 basis points increase in the average yield. Changes in securities yields resulted from the effect of changes in market interest rates on securities purchases, calls of agency bonds and prepayments of mortgage backed-securities.

Interest Expense

Interest expense decreased $289,000, or 18.0%, to $1.3 million for six month period 2014 versus six month period 2013.

Interest on deposit accounts and retail repurchase agreements decreased $278,000, or 2.8%, as a result of lower average rates, down 14 and 5 basis points, respectively, along with an average balance decrease of $1.3 million in deposits. Decreased rates were offset in part by a $768,000, or 35.3%, increase in the average repurchase agreements. The lower average rates resulted from the effect of lower market interest rates on rates paid and changes in product mix.

Interest expense on FHLBB borrowings decreased $29,000 as a result of lower average borrowings, down $219,000, and a lower average borrowing rate, down 15 basis points, due to scheduled maturities that were not replaced with new advances.

Provision and Allowance for Loan Losses

The provision for loan losses was $651,000 for the six month period 2014 and $636,000 for the six month period 2013. Net loan charge-offs were $231,000 and $365,000, for the respective periods.

Reserve coverage at June 30, 2014, as measured by the ratio of allowance for loan losses to gross loans, remained substantially unchanged at 1.11%, as compared with 1.10% a year ago at June 30, 2013. During the first six months of 2014, non-performing loans (non-accrual loans and accruing loans past-due 90 days or more) increased $1.2 million to $8.4 million. Such amount represents 1.82% of gross loans receivable, an increase from 1.81% at December 31, 2013. At June 30, 2014 accruing loans past due 30-89 days decreased $3.0 million to $2.3 million, or 0.50% of gross loans receivable from 0.89% at December 31, 2013. See “Financial Condition – Loan Credit Quality” for further discussion and analysis.

Non-interest income

The following table details the principal categories of non-interest income.

Six months ended June 30, (dollars in thousands)	2014	2013	2014 vs. 2013
Trust and wealth advisory fees	$1,718	$1,549	$169	10.91%
Service charges and fees	1,168	1,092	76	6.96
Gains on sales of mortgage loans, net	43	431	(388)	(90.02)
Mortgage servicing, net	39	34	5	14.71
Other	152	169	(17)	10.06
Total non-interest income	$3,120	$3,275	$(155)	(4.73)%
Non-interest income for the six month period 2014 decreased $155,000 versus six month period 2013. Trust and Wealth Advisory revenues increased $169,000 from growth in managed assets and higher fees collected in 2014. Service charges and fees increased $76,000 due primarily to higher interchange fees resulting from increased volume and a change in checking service charge fees. Income from sales and servicing of mortgage loans decreased $388,000 due to interest rate driven fluctuations in the volume of fixed rate residential mortgage loan sales and mortgage servicing valuations. Mortgage loans sales totaled $2.1 million for six month period 2014 and $18.0 million for six month period 2013. Six month period 2014 and 2013 included mortgage servicing valuation increases of $24,000 and $230,000 respectively. Other income includes bank owned life insurance income and rental income.

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Non-interest expense

The following table details the principal categories of non-interest expense.

Six months ended June 30, (dollars in thousands)	2014	2013	2014 vs. 2013
Salaries	$3,795	$3,585	$210	5.86%
Employee benefits	1,480	1,448	32	2.21
Premises and equipment	1,374	1,166	208	17.84
Data processing	834	787	47	5.97
Professional fees	1,044	689	355	51.52
Collections and OREO	221	230	(9)	(3.91)
FDIC insurance	221	239	(18)	(7.53)
Marketing and community support	240	228	12	5.26
Amortization of intangible assets	118	111	7	6.31
Other	851	833	18	2.16
Non-interest expense	$10,178	$9,316	$862	9.25%

Non-interest expense for six month period 2014 increased $862,000 versus six month period 2013. Salaries and benefits increased $242,000 primarily due to lower mortgage loan originations, changes in staffing levels and mix and annual salary increases. Premises and equipment increased $208,000 due primarily to the opening of the Great Barrington, Massachusetts branch, the acquisition and consolidation of the Sharon branch and renovations to the Lakeville branch.

Data processing increased $47,000 due primarily to conversion expenses related to the acquisition of the Sharon branch. Professional fees increased $355,000 due primarily to higher legal and consulting fees associated with strategic initiatives in 2014. Collections and OREO expense decreased $9,000 due primarily to lower appraisal and inspection expenses and lower OREO expenses, offset in part by higher legal collection fees. Salisbury had two foreclosed properties at June 30, 2014. FDIC insurance decreased $18,000. Marketing and community support increased $12,000 due primarily to timing of general marketing campaigns. Other operating expenses increased $18,000 due to higher other administrative and operational expenses.

Income taxes

The effective income tax rates for six month period 2014 and six month period 2013 were 23.0% and 18.6%, respectively. Fluctuations in the effective tax rate result from changes in the mix of taxable and tax exempt income. Salisbury’s effective tax rate is generally less than the 34% federal statutory rate due to holdings of tax-exempt municipal bonds, some tax-exempt loans and bank owned life insurance.

CAPITAL RESOURCES

Shareholders’ equity was $75.0 million at June 30, 2014, up $2.2 million from December 31, 2013. Book value and tangible book value per common share were $34.44 and $28.15, respectively, compared with $33.21 and $27.12, respectively, at December 31, 2013. Contributing to the increase in shareholders’ equity for year-to-date 2014 was net income of $1.5 million and an increase in other comprehensive income of $1.6 million, partially offset by common and preferred stock dividends of $1.0 million and stock issuance of $1.0. Accumulated other comprehensive income as of June 30, 2014 consists of unrealized gains on securities available-for-sale, net of tax, of $2.0 million and unrecognized pension plan benefits, net of tax, of $0.6 million.

In August 2011, Salisbury issued to the U.S. Secretary of the Treasury (the “Treasury”) $16.0 million of its Series B Preferred Stock under the Small Business Lending Fund (the “SBLF”) program. The SBLF program is a $30 billion fund established under the Small Business Jobs Act of 2010 to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. The Preferred Stock qualifies as Tier 1 capital for regulatory purposes and ranks senior to the Common Stock.

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The Series B Preferred Stock pays noncumulative dividends. The dividend rate on the Series B Preferred Stock for the initial ten quarterly dividend periods, commencing with the period ended September 30, 2011 and ending with the period ended December 31, 2013, was determined each quarter based on the increase in the Bank’s Qualified Small Business Lending over a baseline amount. The dividend rate for the quarterly period ended June 30, 2014 was 1.0%. For the eleventh quarterly dividend payment through four and one-half years after its issuance, the dividend rate on the Series B Preferred Stock will be 1.0%. Commencing with the second quarter of 2016, after four and one-half years from its issuance, the dividend rate will be fixed at 9.0% per annum. The Series B Preferred Stock is non-voting, other than voting rights on matters that could adversely affect the Series B Preferred Stock. The Series B Preferred Stock is redeemable at any time at one hundred percent of the issue price plus any accrued and unpaid dividends.

On February 8, 2013, Salisbury granted a total of 19,600 shares of restricted stock pursuant to its 2011 Long Term Incentive Plan, which was approved by shareholders at the 2011 Annual Meeting, to 22 employees, including 5,000 shares to one Named Executive Officer, Richard J. Cantele, Jr., President and Chief Executive Officer.

On January 3, 2014, Salisbury granted a total of 3,000 shares of restricted stock, pursuant to its 2011 Long Term Incentive Plan, to 2 additional employees, including 2,000 shares to one Named Executive Officer, Donald E. White, Chief Financial Officer.

Capital Requirements

Salisbury and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Under current regulatory definitions, Salisbury and the Bank are considered to be “well capitalized” for capital adequacy purposes. As a result, the Bank pays lower federal deposit insurance premiums than banks that are not “well capitalized.” Salisbury’s and the Bank's regulatory capital ratios are as follows:

	Well	June 30, 2014		December 31, 2013
	capitalized	Salisbury	Bank	Salisbury	Bank
Total Capital (to risk-weighted assets)	10.00%	16.11%	13.53%	16.46%	13.87%
Tier 1 Capital (to risk-weighted assets)	6.00	14.77	12.20	15.20	12.63
Tier 1 Capital (to average assets)	5.00	10.50	8.74	10.65	8.96

To be considered a well-capitalized institution, which is the highest capital category for an institution as defined by the Prompt Corrective Action Regulations issued by the FDIC and the FRB, an institution must maintain a Total Risk-Based ratio of 10% or above, a Tier 1 Risk-Based ratio of 6% or above and a Leverage ratio of 5% or above, and must not be subject to any written order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level. Maintaining strong capital is essential to Salisbury’s and the Bank’s safety and soundness.

In December 2010, the Basel Committee, a group of bank regulatory supervisors from around the world, released its final framework for strengthening international capital and liquidity regulation, now officially identified by the Basel Committee as “Basel III.” Basel III, when fully implemented by the U.S. bank regulatory agencies and fully phased-in, will require bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity.

In July 2013, the Federal Reserve Board, Office of the Comptroller of the Currency and Federal Deposit Insurance Corporation approved final rules to implement the Basel III capital framework. The rules will be effective on January 1, 2015 and phased-in over a multiple year period through 2019. The new capital rules call for higher quality capital with higher minimum capital level requirements. Salisbury and the Bank are in the process of assessing the impact from these new regulatory requirements, and while management cannot be certain of the impact, management believes that Salisbury and the Bank will exceed the new requirements of adequately capitalized plus the capital conservation buffer, once they become effective.

Dividends

During the three month period ended June 30, 2014 Salisbury paid $40,000 in Series B preferred stock dividends to the U.S. Treasury’s SBLF program, and $480,000 in common stock dividends.

On July 25, 2014, the Board of Directors of Salisbury declared a common stock dividend of $0.28 per common share payable on August 29, 2014 to shareholders of record on August 8, 2014. Common stock dividends, when declared, will generally be paid the last Friday of February, May, August and November, although Salisbury is not obligated to pay dividends on those dates or at any other time.

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Salisbury's ability to pay cash dividends is substantially dependent on the Bank's ability to pay cash dividends to Salisbury. There are certain restrictions on the payment of cash dividends and other payments by the Bank to Salisbury. Under Connecticut law, the Bank cannot declare a cash dividend except from net profits, defined as the remainder of all earnings from current operations. The total of all cash dividends declared by the Bank in any calendar year shall not, unless specifically approved by the Commissioner of Banking, exceed the total of its net profits of that year combined with its retained net profits of the preceding two years.

FRB Supervisory Letter SR 09-4, February 24, 2009, revised September 27, 2009, notes that, as a general matter, the Board of Directors of a BHC should inform the FRB and should eliminate, defer, or significantly reduce dividends if (1) net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (2) the prospective rate of earnings retention is not consistent with capital needs and overall current and prospective financial condition; or (3) the BHC will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. Moreover, a BHC should inform the FRB reasonably in advance of declaring or paying a dividend that exceeds earnings for the period (e.g., quarter) for which the dividend is being paid or that could result in a material adverse change to the BHC capital structure.

Salisbury believes that the payment of common stock cash dividends is appropriate, provided that such payment considers Salisbury's capital needs, asset quality, and overall financial condition and does not adversely affect the financial stability of Salisbury or the Bank. The continued payment of common stock cash dividends by Salisbury will be dependent on Salisbury's and the Bank’s future core earnings, financial condition and capital needs, regulatory restrictions, and other factors deemed relevant by the Board of Directors of Salisbury.

IMPACT OF INFLATION AND CHANGING PRICES

Salisbury’s consolidated financial statements are prepared in conformity with generally accepted accounting principles that require the measurement of financial condition and operating results in terms of historical dollars without considering changes in the relative purchasing power of money, over time, due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of Salisbury are monetary and as a result, interest rates have a greater impact on Salisbury’s performance than do the effects of general levels of inflation, although interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services. Although not a material factor in recent years, inflation could impact earnings in future periods.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger with Riverside Bank, Salisbury has filed with the SEC a Registration Statement on Form S-4 that includes a premilinary joint proxy statement of Salisbury and Riverside Bank and a preliminary prospectus of Salisbury, as well as other relevant documents concerning the proposed transaction. Salisbury and Riverside will mail the definitive joint proxy statement/prospectus to their respective shareholders after it is declared effective by the SEC. SHAREHOLDERS OF SALISBURY AND RIVERSIDE BANK ARE URGED TO READ CAREFULLY THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders of Salisbury and Riverside Bank will be able to obtain a free copy of the joint proxy statement/prospectus (when available) containing information about Salisbury and Riverside Bank, as well as other filings containing information about Salisbury, at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus (when available) and the other filings may also be obtained free of charge at Salisbury’s website at www.salisburybank.com.

PARTICIPANTS IN THE SOLICITATION OF PROXIES

Salisbury and Riverside Bank and certain of their respective directors, executive officers and other members of management and employees, under the SEC’s rules, may be deemed to be “participants” in the solicitation of proxies from the shareholders of Salisbury and Riverside Bank in connection with the proposed merger and related matters. Information regarding the directors and executive officers of Salisbury and their ownership of Salisbury common stock is set forth in the proxy statement for Salisbury's 2014 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 9, 2014. Information regarding the directors and executive officers of Riverside Bank and their ownership of Riverside Bank common stock, and additional information regarding the interests of the Salisbury and Riverside Bank participants, may be obtained by reading the joint proxy statement/prospectus when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

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This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

FORWARD-LOOKING STATEMENTS

This Form 10-Q and future filings made by Salisbury with the Securities and Exchange Commission, as well as other filings, reports and press releases made or issued by Salisbury and the Bank, and oral statements made by executive officers of Salisbury and the Bank, may include forward-looking statements relating to such matters as:

(a)	assumptions concerning future economic and business conditions and their effect on the economy in general and on the markets in which Salisbury and the Bank do business; and
(b)	expectations for revenues and earnings for Salisbury and the Bank.

Such forward-looking statements are based on assumptions rather than historical or current facts and, therefore, are inherently uncertain and subject to risk. For those statements, Salisbury claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Salisbury notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of Salisbury’s and the Bank’s business include the following:

(a)	the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Bank operates;
(b)	changes in the legislative and regulatory environment that negatively impacts Salisbury and the Bank through increased operating expenses;
(c)	increased competition from other financial and non-financial institutions;
(d)	the impact of technological advances; and
(e)	other risks detailed from time to time in Salisbury’s filings with the Securities and Exchange Commission.

Such developments could have an adverse impact on Salisbury’s and the Bank’s financial position and results of operations.

Item 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Salisbury manages its exposure to interest rate risk through its Asset/Liability Management Committee (“ALCO”) using risk limits and policy guidelines to manage assets and funding liabilities to produce financial results that are consistent with Salisbury’s liquidity, capital adequacy, growth, risk and profitability targets. Interest rate risk is the risk of loss to future earnings due to changes in interest rates.

The ALCO manages interest rate risk using income simulation to measure interest rate risk inherent in Salisbury’s financial instruments at a given point in time by showing the effect of interest rate shifts on net interest income over a 24-month horizon. In management’s June 30, 2014 analysis, all of the simulations incorporate a static growth assumption over the simulation horizons. Additionally, the simulations take into account the specific re-pricing, maturity and prepayment characteristics of differing financial instruments that may vary under different interest rate scenarios.

The ALCO reviews the simulation results to determine whether Salisbury’s exposure to change in net interest income remains within established tolerance levels over the simulation horizons and to develop appropriate strategies to manage this exposure. Salisbury’s tolerance levels for changes in net interest income in its income simulations varies depending on the magnitude of interest rate changes and level of risk-based capital. All changes are measured in comparison to the projected net interest income that would result from an “unchanged” rate scenario where interest rates remain stable over the forecast horizon. The ALCO also evaluates the directional trends of net interest income, net interest margin and other financial measures over the forecast horizon for consistency with its liquidity, capital adequacy, growth, risk and profitability targets.

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The ALCO uses four interest rate scenarios to evaluate interest rate risk exposure and may vary these interest rate scenarios to show the effect of steepening or flattening changes in yield curves as well as parallel changes in interest rates. At June 30, 2014 the ALCO used the following interest rate scenarios: (1) unchanged interest rates; (2) immediately rising interest rates – immediate non-parallel upward shift in market interest rates ranging from 300 basis points for short term rates to 300 basis points for the 10-year Treasury; (3) immediately falling interest rates – immediate non-parallel downward shift in market interest rates ranging from 25 basis points for short term rates to 111 basis points for the 10-year Treasury; and (4) Static growth with assumption sensitivity stress testing with gradually rising interest rates – gradual non-parallel upward shift in market interest rates ranging from 200 basis points for short term rates to 150 basis points for the 10-year Treasury. Deposit rates are assumed to shift by lesser amounts due to their relative historical insensitivity to market interest rate movements. Further, deposits are assumed to have certain minimum rate levels below which they will not fall. Income simulations do not reflect adjustments in strategy that the ALCO could implement in response to rate shifts.

As of June 30, 2014, net interest income simulations indicated that the Bank’s exposure to changing interest rates over the simulation horizons remained within its tolerance levels. The following table sets forth the estimated change in net interest income from an unchanged interest rate scenario over the periods indicated for changes in market interest rates using the Bank’s financial instruments as of June 30, 2014:

As of June 30, 2014	Months 1-12	Months 13-24
Immediately rising interest rates (static growth assumptions)	(9.18)%	(0.52)%
Immediately falling interest rates (static growth assumptions)	(1.04)	(4.08)
Immediately rising interest rates (static growth with assumption sensitivity stress testing)	(2.19)	(5.58)

The negative exposure of net interest income to immediately and gradually rising rates as compared to the unchanged rate scenario results from a faster projected rise in the cost of funds versus income from earning assets, as relatively rate-sensitive money market and time deposits re-price faster than longer duration earning assets. The negative exposure of net interest income to immediately falling rates as compared to an unchanged rate scenario results from a greater decline in earning asset yields compared to rates paid on funding liabilities, as a result of faster prepayments on existing assets and lower reinvestment rates on future loans originated and securities purchased.

While the ALCO reviews simulation assumptions and back-tests simulation results to ensure that they are reasonable and current, income simulation may not always prove to be an accurate indicator of interest rate risk or future net interest margin. Over time, the re-pricing, maturity and prepayment characteristics of financial instruments and the composition of Salisbury’s balance sheet may change to a different degree than estimated. Simulation modeling assumes Salisbury’s expectation for future balance sheet growth, which is a function of the business environment and customer behavior. Another significant simulation assumption is the sensitivity of core savings deposits to fluctuations in interest rates. Income simulation results assume that changes in both core savings deposit rates and balances are related to changes in short-term interest rates. The assumed relationship between short-term interest rate changes and core deposit rate and balance changes used in income simulation may differ from the ALCO’s estimates. Lastly, mortgage-backed securities and mortgage loans involve a level of risk that unforeseen changes in prepayment speeds may cause related cash flows to vary significantly in differing rate environments. Such changes could affect the level of reinvestment risk associated with cash flow from these instruments, as well as their market value. Changes in prepayment speeds could also increase or decrease the amortization of premium or accretion of discounts related to such instruments, thereby affecting interest income.

Salisbury also monitors the potential change in market value of its available-for-sale debt securities in changing interest rate environments. The purpose is to determine market value exposure that may not be captured by income simulation, but which might result in changes to Salisbury’s capital and liquidity position. Results are calculated using industry-standard analytical techniques and securities data. Available-for-sale equity securities are excluded from this analysis because the market value of such securities cannot be directly correlated with changes in interest rates. The following table summarizes the potential change in market value of available-for-sale debt securities resulting from immediate parallel rate shifts:

As of June 30, 2014 (in thousands)	Rates up 100bp	Rates up 200bp
U.S. Treasury notes	$(58)	$(113)
U.S. Government agency notes	(28)	(148)
Municipal bonds	(1,731)	(3,661)
Mortgage-backed securities	(1,008)	(2,091)
Collateralized mortgage obligations	(252)	(538)
SBA pools	(7)	(12)
Total available-for-sale debt securities	$(3,084)	$(6,563)
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Item 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Salisbury’s management, including its Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the design and operation of Salisbury’s disclosure controls and procedures as of June 30, 2014. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the disclosure controls and procedures are effective as of June 30, 2014.

Disclosure controls and procedures are controls and other procedures that are designed to ensure that the information required to be disclosed in reports filed or submitted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in our reports filed under the Exchange Act is accumulated and communicated to management, including the principle executive officer and principle financial officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Controls

In addition, based on an evaluation of its internal controls over financial reporting, no change in Salisbury’s internal control over financial reporting occurred during the quarter ended June 30, 2014 that has materially affected, or is reasonably likely to materially affect, Salisbury’s internal control over financial reporting.

PART II. OTHER INFORMATION

Item 1. LEGAL PROCEEDINGS

The Bank is involved in various claims and legal proceedings, which are not material, arising in the ordinary course of business.

As previously disclosed, the Bank, individually and in its capacity as a former Co-Trustee of the Erling C. Christophersen Revocable Trust (the “Trust”), was named as a defendant in litigation filed in the Connecticut Complex Litigation Docket in Stamford, captioned John Christophersen v. Erling Christophersen, et al., X08-CV-08-5009597S (the “First Action”).  The Bank also was a counterclaim-defendant in related mortgage foreclosure litigation in the Connecticut Complex Litigation Docket in Stamford, captioned Salisbury Bank and Trust Company v. Erling C. Christophersen, et al., X08-CV-10-6005847-S (the “Foreclosure Action,” together with the First Action, the “Actions”).  The other parties to the Actions were John R. Christophersen; Erling C. Christophersen, individually and as Co-Trustee of the Trust; Bonnie Christophersen and Elena Dreiske, individually and as Co-Trustees of the Mildred B. Blount Testamentary Trust; People’s United Bank; Law Offices of Gary Oberst, P.C.; Rhoda Rudnick; and Hinckley Allen & Snyder LLP.

The Actions involved a dispute over title to certain real property located in Westport, Connecticut that was conveyed by Erling Christophersen, as grantor, to the Trust on or about August 8, 2007.  Subsequent to this conveyance, the Bank loaned $3,386,609 to the Trust, which was secured by a commercial mortgage in favor of the Bank on the Westport property.  This mortgage is the subject of the Foreclosure Action brought by the Bank.

As previously disclosed, John R. Christophersen claimed an interest in the Westport real property transferred to the Trust and sought to quiet title to the property and to recover money damages from the defendants for the alleged wrongful divestiture of his claimed interest in the property.

On June 25, 2012, the Bank and John R. Christophersen entered into a Settlement Agreement which resolved all differences between John R. Christophersen and the Bank, and resulted in the withdrawal (with prejudice) of the claims made by John R. Christophersen.  All claims against the Bank have been withdrawn and the Bank is no longer a defendant or counterclaim defendant in any litigation involving the Actions.  As an additional consequence of the Settlement Agreement, Bonnie Christophersen, Elena Dreiske and People’s United Bank are no longer parties to any of the litigation referenced above.

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On July 27, 2012, Erling Christophersen filed a Motion to Restore the First Action, and on October 15, 2012 filed a Motion to Stay the Foreclosure Action pending resolution of the Motion to Restore. The Bank opposed both motions. On February 1, 2013, the Court issued orders denying both motions. On February 14, 2013, Erling Christophersen appealed the orders denying his Motion to Restore the First Action, and Motion to Stay the Foreclosure Action.

The Appellate Court dismissed the appeal of the Foreclosure Action in May 2013, and later denied Erling Christophersen’s motion for reconsideration of its decision.

The Bank proceeded in its Foreclosure Action against Erling Christophersen.  Erling Christophersen asserted two special defenses and set-off claims alleging (1) that the Bank failed to defend the title claims against the properties, and (2) that the Bank took certain trustee fees without approval. The Bank moved to strike the special defenses and set off claims. In a decision issued on November 6, 2013, the Court granted the motion to strike as to the second special defense and set off, but denied the motion as to the first special defense and set off. Trial began on February 4, 2014, and concluded on February 14, 2014.

In a decision issued on June 2, 2014, the Court dismissed Erling Christophersen’s special defense, and made findings as to the amount of the debt owed by Erling Christophersen and the value of the property, reserving judgment on whether to order a strict foreclosure or foreclosure by sale pending a hearing on the amount of attorneys’ fees accrued, and the debt accrued since the commencement of the trial. That hearing was held on July 29, 2014. On July 25, 2014, Erling Christophersen moved to disqualify the Bank’s counsel, seeking, in part, the remedy of a new trial. The Court denied that motion in a decision dated July 30, 2014. On August 5, 2014, the Court issued a Judgment of Strict Foreclosure in favor of the Bank and set September 16, 2014 as the Law Day, which is the final date fixed by the Court on which the debtor can pay off the debt or redeem the real property, with subsequent dates for subsequent encumbrances in inverse order of priority.

There are no other material pending legal proceedings, other than ordinary routine litigation incidental to the registrant’s business, to which Salisbury is a party or of which any of its property is subject.

Item 1A.	RISK FACTORS
Not applicable

Item 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
None

Item 3.	DEFAULTS UPON SENIOR SECURITIES
None

Item 4.	MINE SAFETY DISCLOSURES
Not applicable

Item 5.	OTHER INFORMATION
None

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Item 6.	EXHIBITS

2.1	Agreement and Plan of Merger by and among Salisbury Bancorp, Inc., Salisbury Bank and Trust Company and Riverside Bank dated March 18, 2014 (incorporated by reference to Exhibit 2.1 of Form 8-K filed on March 19, 2014).
3.1	Certificate of Incorporation of Salisbury Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of Registrant’s 1998 Registration Statement on Form S-4 filed April 23, 1998, File No.: 33-50857).
3.1.1	Amendment to Article Third of Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of Registrant’s Form 8-K filed March 11, 2009).
3.1.2	Certificate of Amendment to Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of Registrant’s Form 8-K filed March 19, 2009).
3.1.3	Certificate of Amendment to Certificate of Incorporation for the Series B Preferred Stock (incorporated by reference to Registrant’s Form 8-K filed on August 25, 2011).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of Form 8-K filed March 19, 2009).
10.1	Amended and Restated Supplemental Retirement Plan Agreement with John F. Perotti dated January 25, 2008 (incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed January 30, 2008).
10.2	Securities Purchase Agreement dated August 25, 2011 with the U.S. Treasury Department relating to the Small Business Lending Fund (incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed on August 25, 2011).
10.3	2011 Long Term Incentive Plan adopted by the Board on March 25, 2011 and approved by the shareholders at Salisbury’s 2011 Annual Meeting (incorporated by reference to Exhibit 10.9 of Registrant’s Annual Report on Form 10-K filed March 19, 2012).
10.4	Amendment Number One to 2011 Long Term Incentive Plan dated as of January 18, 2013 (incorporated by reference to Exhibit 10.10 of Registrant’s Annual Report on Form 10-K filed March 7, 2013).
10.5	Severance Agreement between Salisbury Bank and Trust and Mr. Richard J. Cantele, Jr. effective as of January 1, 2013 (incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed February 15, 2013).
10.6	Employee Stock Ownership Plan (incorporated by reference to Exhibit 10.14 of Form 10-K filed on March 28, 2014).

31.1	Rule 13a-14(a)/15d-14(a) Certification.

31.2	Rule 13a-14(a)/15d-14(a) Certification.

32.	Section 1350 Certifications
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SALISBURY BANCORP, INC.

August 14, 2014	by:	/s/ Richard J. Cantele, Jr.
Richard J. Cantele, Jr.,
President and Chief Executive Officer

August 14, 2014	by:	/s/ Donald E. White
Donald E. White
Executive Vice President and Chief Financial Officer

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